As filed with the U.S. Securities and Exchange Commission on November 13, 2024

Registration No. 333-282642

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

AMENDMENT NO. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

__________________________

YOTTA ACQUISITION CORPORATION
(Exact name of registrant as specified in its charter)

__________________________

Delaware	6770	86-3374167
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1185 Avenue of the Americas
Suite 301
New York, NY 10036
(212) 612-1400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

__________________________

Hui Chen, Chief Executive Officer
Yotta Acquisition Corporation
1185 Avenue of the Americas
Suite 301
New York, NY 10036
(212) 612-1400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________________

Copies to:

Cassi Olson Celine & Partners, PLLC 1345 Avenue of the Americas FL 33 New York, NY 10105 Telephone: (212) 612-1400	Mitchell S. Nussbaum Tahra Wright Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Telephone: (212) 407-4000

__________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Exact Name of Co-Registrant as Specified in its Charter(1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
DRIVEiT Financial Auto Group, Inc.	Maryland	3711

____________

(1)      The Co-Registrant has the following principal executive office:

c/o DRIVEiT Financial Auto Group, Inc.
915 W. Imperial, Suite # 100
Brea CA 92821
[_]

(2)      The agent for service for the Co-Registrant is:

Jonathan New
Chief Financial Officer
c/o DRIVEiT Financial Auto Group, Inc.
915 W. Imperial, Suite # 100
Brea CA 92821
[_]

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS SUBJECT TO
COMPLETION, DATED NOVEMBER [    ], 2024

YOTTA ACQUISITION CORPORATION

PROPOSED MERGER

YOUR VOTE IS VERY IMPORTANT

Dear Yotta Acquisition Corporation Stockholders:

You are cordially invited to attend the special meeting of the stockholders (the “Yotta Special Meeting”) of Yotta Acquisition Corporation (“Yotta”), which will be held at [•] [•] a.m., Eastern time, on [•], 2024. The Board of Directors has determined to convene and conduct the Yotta Special Meeting in a virtual meeting format at [•]. Stockholders will not be able to attend the Yotta Special Meeting in person. This proxy statement/prospectus includes instructions on how to access the virtual Yotta Special Meeting and how to listen, vote, and submit questions from home or any remote location with Internet connectivity.

Yotta is a Delaware blank check company established for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business transaction with one or more businesses or entities, which we refer to as a “target business.” Holders of our common stock, par value $0.0001 per share (the “Common Stock”) will be asked to approve, among other things, the Merger Agreement, dated as of August 20, 2024 (as amended on October 30, 2024, the “Merger Agreement”), by and among Yotta, Yotta Merger Sub, Inc., a Maryland corporation and wholly-owned subsidiary of Yotta (“Merger Sub”), and DRIVEiT Financial Auto Group, Inc., a Maryland corporation (“DRIVEiT”), and the other related proposals.

Upon the closing (the “Closing”) of the transactions contemplated in the Merger Agreement, Merger Sub will merge with and into DRIVEiT, with DRIVEiT surviving the merger as a wholly-owned subsidiary of Yotta. In addition, in connection with the consummation of the Business Combination, Yotta will be renamed “DRIVEiT Financial Auto Group, Inc.” The transactions contemplated under the Merger Agreement relating to the Business Combination are referred to in this proxy statement/prospectus as the “Business Combination” and New DRIVEiT after the Business Combination is referred to in this proxy statement/prospectus as “New DRIVEiT” or the “Combined Company.”

As a result of and upon the Closing, pursuant to the terms of the Merger Agreement, an aggregate of 10,000,000 shares of Common Stock will be issued to the DRIVEiT Securityholders.

We anticipate that upon completion of the Business Combination, assuming no redemptions of the 464,105 shares of Common Stock sold by Yotta to the public in its initial public offering (the “Public Shares”), Yotta’s stockholders will retain an ownership interest of approximately 19.8% in New DRIVEiT and the DRIVEiT Securityholders will own approximately 70.3% of New DRIVEiT. If all of the Public Shares are redeemed, Yotta’s stockholders will retain an ownership interest of approximately 17% in New DRIVEiT and the DRIVEiT Securityholders will own approximately 73.1% of New DRIVEiT. The ownership percentages with respect to New DRIVEiT do not take into account the issuance of any additional shares of Common Stock underlying the Warrants but do take into account (i) the issuance of 1,184,350 shares of New DRIVEiT Class A Common Stock pursuant to the Rights; and (ii) the forfeiture by Yotta’s sponsor, Yotta Investment LLC (the “Sponsor”), for no consideration, of such number of shares of Common Stock in excess of five percent (5%) of Yotta’s issued and outstanding common stock on the date of the Closing. (iv) DRIVEiT’s investor converts their preferred shares at $10 per share, with a 10% discount and a 9.9% ownership blocker in place. At the time of the IPO, if the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the Yotta stockholders will be different.

The following summarizes the pro forma ownership of the Common Stock immediately following the closing of the Business Combination, including Common Stock underlying Units, following the Business Combination under both the no redemption and maximum redemption scenarios:

	Scenario 1 (Assuming No Redemptions into Cash)	Scenario 2 (Assuming Maximum Redemptions into Cash)
Weighted average shares calculation, basic and diluted
Yotta Public Redeemable Shares Outstanding	464,105	—
Yotta Private Placement Shares	343,500	343,500
Yotta Shares held by Insider (founders/Sponsor share)	711,557	684,301
Yotta Public Right (10 for 1 common share)	1,150,000	1,150,000
Yotta Shares underlying Rights included as part of the Private Placement	34,350	34,350
Yotta Sponsor Note Conversion	107,700	107,700
Shares to be issued to Yotta Independent Director	16,666	16,666
Yotta Shares issued to DRIVEiT in Business Combination	10,000,000	10,000,000
Yotta Shares held by DRIVEiT investor through PIPE*	1,409,500	1,355,511
Weighted average shares outstanding	14,237,378	13,692,028
Percent of shares owned by existing DRIVEiT holders	70.3%	73.1%
Percent of shares owned by DRIVEiT’s investor/PIPE*	9.9%	9.9%
Percent of shares owned by existing holders of Yotta shares	19.8%	17%
	100.00%	100.00%

____________

*        This illustration reflects a scenario where DRIVEiT’s investor converts their convertible notes at $10 per share, with a 10% discount and a 9.9% ownership blocker in place. The investor does not plan to convert the preferred shares into common stock at the time of the IPO.

See “Unaudited Pro Forma Condensed Combined Financial Information.”

Compensation Received by the Sponsor

Sponsor paid an aggregate of $25,000 for 2,874,999 founder shares. As of the date hereof, 2,874,999 founder shares are beneficially owned by the Sponsor. Yotta and the Sponsor entered into non-redemption agreements with several third parties in exchange for them agreeing not to redeem 598,680 shares of the Company’s common stock held by them in connection with Yotta’s stockholder meeting that was held on September 22, 2023 for the purpose of extending the time available for Yotta to complete its business combination. In exchange for the foregoing commitments not to redeem, the Sponsor agreed to transfer to such third parties an aggregate of up to 300,000 shares of the Common Stock held by the Sponsor following the escrow period as determined by the Stock Escrow Agreement entered by and between the Company and Continental Stock Transfer and Trust Company dated April 19, 2022. In addition, in connection with the execution of the Merger Agreement, the Sponsor entered into a forfeiture agreement (the “Forfeiture Agreement”) with DRIVEiT, pursuant to which the Sponsor will forfeit, for no consideration, such number of shares of Common Stock in excess of five percent (5%) of Yotta’s issued and outstanding common stock on the date of the Closing.

Yotta entered into an agreement, commencing on April 19, 2022 through the earlier of the consummation of a Business Combination and Yotta’s liquidation, to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support. However, pursuant to the terms of such agreement, the Sponsor agreed to defer the payment of such monthly fee. Any such unpaid amount will accrue without interest and be due and payable no later than the date of the consummation of the initial Business Combination. As of June 30, 2024, Yotta has not reimbursed Sponsor for any out-of-pocket expenses nor has it paid Sponsor any of the $[_] Yotta has accrued for office space, secretarial and administrative support as of such date.

Pursuant to the Merger Agreement, DRIVEiT deposited $1,100,000 into Sponsor’s operating account to repay certain indebtedness owed to the Sponsor by Yotta and $400,000 into Yotta’s operating account to cover transaction expenses in connection with the Business Combination. Pursuant to the Merger Agreement, New DRIVEiT will use any cash available at Closing to pay Yotta transaction expenses and then to reimburse or pay Sponsor for any outstanding loans or other obligations of Yotta to Sponsor. Yotta currently estimates that the total amount payable for Yotta transaction expenses and any outstanding loans or other obligations of Yotta to Sponsor is approximately $6.5 million, inclusive of the $2,177,000 principal balance under the promissory notes due to Sponsor, as of June 30, 2024.

The retention of shares by Sponsor and the reimbursements payable to Sponsor at Closing will not result in a material dilution of the equity interests of non-redeeming Yotta stockholders. See “Proposal No. 1 — The Business Combination Proposal — Total Shares of New DRIVEiT Common Stock Outstanding Upon Consummation of the Business Combination.”

Conflicts of Interest

Since the Sponsor, its affiliates, representatives and Yotta’s officers and directors (the “Sponsor Related Parties”), have interests that are different, or in addition to (and which may conflict with), the interests of the other holders of Common Stock, a conflict of interest may exist in determining whether the Business Combination with DRIVEiT is appropriate. Such interests include that the Sponsor Related Parties will lose their entire investment in Yotta if Yotta does not complete a business combination. When you consider the recommendation of the Yotta Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor Related Parties, have interests in such proposal that are different from, or in addition to (which may conflict with), those of Yotta stockholders generally.

These conflicts of interest include, among other things, the interests listed below:

•        the fact that Sponsor beneficially owns 2,874,999 founder shares as of the date hereof, representing 99.42% of the voting power of the Common Stock, and Sponsor is required pursuant to a letter agreement entered into in connection with Yotta’s initial public offering to vote those shares in favor of the Business Combination;

•        the fact that Yotta has agreed to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. As of June 30, 2024, Yotta has not reimbursed Sponsor for any out-of-pocket expenses;

•        the fact that the Sponsor paid an aggregate of $25,000 for 2,874,999 founder shares. As of the date hereof, 2,874,999 founder shares are beneficially owned by the Sponsor. In connection with the execution of the Merger Agreement, the Sponsor entered into a forfeiture agreement with DRIVEiT, pursuant to which the Sponsor will forfeit, for no consideration, such number of shares of Common Stock in excess of five percent (5%) of Yotta’s issued and outstanding common stock on the date of the Closing. The founder shares will have a significantly higher value at the time of the Business Combination even after giving effect to the Forfeiture Agreement (assuming maximum redemption, the [_] founder shares that will not be surrendered by the Sponsor will have an aggregate market value of approximately $ million, based on the closing price of the Common Stock of $[_] on the Nasdaq Stock Market LLC on [_], 2024);

•        The fact that the Sponsor owns an aggregate of 343,500 private units. Based on a market price of $[    ] per unit on [    ], 2024, the value of the Units was $[    ]. The private units (including underlying securities) will be worthless if Yotta does not consummate a business combination.

•        the fact that each of the directors and officers of Yotta owns the following number of founder shares:

Name of Beneficial Owner	Founder Shares
Yotta Investment LLC	3,210,833	(1)
Robert Labbe	6,667
Brandon Miller	3,333
Qi Gong	—
Daniel McCabe	3,333

____________

(1)      Yotta Investment LLC, our Sponsor, is controlled by Mrs. Chen, who is the wife of Mr. Hui Chen, Yotta’s Chief Executive Officer and director.

•        the fact that Sponsor, officers, advisors and directors of Yotta have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares it holds if SPAC fails to consummate an initial business combination by November 22, 2024 or, if such period is extended, within such extended period (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if Yotta fails to complete its initial business combination within the prescribed time frame) and therefore, such securities will be worthless if the initial business combination is not consummated by such deadline;

•        the fact that the Sponsor, the Sponsor Related Parties have agreed to vote the Common Stock in favor of the Merger Agreement and the Business Combination, including the Merger;

•        the fact that the Sponsor and the Sponsor Related Parties have agreed to (i) not transfer the Common Stock beneficially owned by such Sponsor Related Party prior to the Closing, (ii) certain lock-up provisions with respect to such Sponsor Related Party’s shares of New DRIVEiT Common Stock, as discussed herein, and (iii) waive and not otherwise perfect any anti-dilution or similar protection with respect to any Common Stock beneficially owned by such Sponsor Related Party;

•        the fact that the Sponsor and the Sponsor Related Parties will receive material benefits from the completion of an initial business combination and may be incentivized to complete the Business Combination rather than liquidate (in which case the Sponsor and the Sponsor Related Parties would lose their entire investment);

•        the fact that Yotta’s officers, advisors and directors are not required to, and will not, commit their full time to Yotta’s affairs, which may result in a conflict of interest in allocating their time between Yotta’s operations and the proposed Business Combination and their other businesses, on the other hand. In addition, certain of Yotta’s officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities, and therefore could have conflicts of interest in determining whether to present such business combination opportunity to such entity. Yotta does not believe that duties have had any material impact on the identification of companies that may be appropriate acquisition targets;

•        the fact that given the differential in the purchase price that the Sponsor paid for the founder shares as compared to the price of the units sold in the Yotta IPO, the Sponsor and its affiliates may earn a positive rate of return on their investment even if New DRIVEiT Common Stock trades below the price initially paid for the units sold in the Yotta IPO and the publics stockholders experience a negative rate of return following the completion of the Business Combination;

•        the fact that Sponsor and the directors and officers of Yotta have entered into a registration rights agreement, pursuant to which such persons have registration rights to require Yotta to register a sale of any of its securities held by them;

•        the fact that the Sponsor and Yotta’s officers and directors will lose their entire investment in Yotta and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by November 22, 2024 or, if such period is extended, within such extended period;

•        the continued indemnification of SPAC’s directors and officers and the continuation of SPAC’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•        the fact that if the Trust Account is liquidated, including in the event Yotta is unable to complete an initial business combination by November 22, 2024 or, if such period is extended, within such extended period, the Sponsor has agreed to indemnify Yotta to ensure that the proceeds in the Trust Account are not reduced below $10 per share, or such lesser per amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Yotta has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Yotta, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

•        the fact that SPAC may be entitled to distribute or pay over funds held by Yotta outside the Trust Account to the Sponsor or any of its affiliates prior to the closing of the Business Combination.

The foregoing personal and financial interests of the Sponsor as well as Yotta’s directors and executive officers may have influenced their motivation in identifying and selecting DRIVEiT as a business combination target and completing an initial business combination with DRIVEiT. Moreover, the foregoing interests present a risk that the Sponsor will benefit from the completion of a business combination, including in a manner that may not be aligned with the public stockholders. As such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate. In considering the recommendations of the Yotta Board to vote for the proposals, its stockholders should consider these interests. See “Risk Factors — Risks Related to Yotta’s Business and the Business Combination — Since the Sponsor and Yotta’s directors and executive officers, have interests that are different, or in addition to (and which may conflict with), the interests of other Yotta stockholders, a conflict of interest may have existed in determining whether the Business Combination with DRIVEiT is appropriate as our initial business combination. Such interests include that Sponsor as well as our executive officers and directors, will lose their entire investment in us if we do not complete a business combination.”

DRIVEiT does not believe that any of its directors or officers have any actual or potential material conflicts of interest with unaffiliated security holders of Yotta with respect to the Business Combination, including whether to proceed with the Business Combination, or the approval of the proposals set forth in this proxy statement/prospectus.

As of [•], 2024, there was approximately $[•] in Yotta’s trust account (the “Trust Account”). On [•], 2024, the record date for the Yotta Special Meeting of stockholders, the last sale price of Yotta’s Public Shares was $[•].

Each stockholder’s vote is very important. Whether or not you plan to participate in the virtual Yotta Special Meeting, please submit your proxy card without delay. Stockholders may revoke proxies at any time before they are voted at the meeting. Voting by proxy will not prevent a stockholder from voting virtually at the Yotta Special Meeting if such stockholder subsequently chooses to participate in the Yotta Special Meeting.

The Sponsor and the directors and officers of Yotta entered into support agreements in connection with the execution of the Merger Agreement, pursuant to which they agreed to vote in favor of the Business Combination Proposal and the related proposals. As a result, approval of the proposals set forth herein, including approval of the Business Combination, is assured regardless of how the public stockholders vote their shares.

We encourage you to read this proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 38.

Yotta’s board of directors recommends that Yotta stockholders vote “FOR” approval of each of the proposals.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [•], 2024, and is first being mailed to stockholders of Yotta on or about [•], 2024.

Hui Chen
Chief Executive Officer
Yotta Acquisition Corporation
[•], 2024

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS SUBJECT TO
COMPLETION, DATED NOVEMBER [    ], 2024

YOTTA ACQUISITION CORPORATION
1185 Avenue of the Americas; Suite 301
New York, NY 10036
Telephone: (212) 612-1400

NOTICE OF SPECIAL MEETING OF
YOTTA ACQUISITION CORPORATION STOCKHOLDERS
To Be Held on [•], 2024

To Yotta Acquisition Corporation Stockholders:

NOTICE IS HEREBY GIVEN, that you are cordially invited to attend a meeting of the stockholders of Yotta Acquisition Corporation (“Yotta,” “we”, “our”, or “us”), which will be held at [•] [•] a.m., Eastern time, on [•], 2024, at [•] (the “Yotta Special Meeting”). We will hold the Yotta Special Meeting virtually. You can participate in the virtual Yotta Special Meeting as described in “The Yotta Special Meeting.”

During the Yotta Special Meeting, Yotta’s stockholders will be asked to consider and vote upon the following proposals, which we refer to herein as the “Proposals”:

•        To consider and vote upon a proposal to approve and adopt the Merger Agreement, dated as of August 20, 2024 (as amended on October 30, 2024, the “Merger Agreement”), by and among Yotta, Yotta Merger Sub, Inc., a Maryland corporation and wholly-owned subsidiary of Yotta (“Merger Sub”), and DRIVEiT Financial Auto Group, Inc., a Maryland corporation (“DRIVEiT”) (the “Business Combination”), a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby. This proposal is referred to as the “Business Combination Proposal” or “Proposal 1.”

•        To consider and vote upon a proposal to approve the Second Amended and Restated Certificate of Incorporation of Yotta, a copy of which is to be attached to this proxy statement/prospectus as Annex B (the “Amended Charter”). This proposal is referred to as the “Charter Amendment Proposal” or “Proposal 2.”

•        To consider and vote, on a non-binding advisory basis, upon seven separate governance proposals relating to material differences between Yotta’s Current Charter and the Amended Charter to be in effect upon the completion of the Business Combination in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”). These proposals are referred to as the “Advisory Proposals” or “Advisory Proposals 3A – 3G.”

•        Advisory Proposal A — to increase the number of shares of common stock that New DRIVEiT is authorized to issue from 50,000,000 shares to 7,110,000,000 shares, consisting of (i) 7,010,000,000 shares of New DRIVEiT Class A Common Stock, (ii) 10,000,000 shares of New DRIVEiT Class B Common Stock, and (iii) 100,000,000 shares of preferred stock;

•        Advisory Proposal B — to authorize a dual class common stock structure in which holders of the New DRIVEiT Class A Common Stock will be entitled to one vote per share and holders of New DRIVEiT Class B Common Stock, will be entitled to 10 votes per share on all matters properly submitted to the Post-Business Combination Company’s stockholders entitled to vote thereon;

•        Advisory Proposal C — to provide that, if the holders of New DRIVEiT Class B Common Stock no longer hold at least a majority in voting power of the outstanding shares of New DRIVEiT Common Stock, then an affirmative vote of holders of not less than two-thirds of the voting power of all then outstanding shares of capital stock of the Post-Business Combination Company entitled to vote thereon is required to amend or repeal the following provisions of the Amended Charter: (i) Section 5.2 of the Amended Charter relating to the number, election and the term of the Post-Business Combination Company Board, and (ii) Article VIII of the Amended Charter relating to the exculpation of directors and officers;

•        Advisory Proposal D — to remove the requirement of an affirmative vote of holders of more than 60% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to remove any or all of the directors at any time for cause and include a requirement that provides that, subject to any rights of any preferred stockholders, so long as the Post-Business Combination Company Board is classified, (i) for so long as holders of New DRIVEiT Class B Common Stock hold a majority in voting power of the outstanding shares of New DRIVEiT Common Stock, any director or the entire Post-Business Combination Company Board may be removed from any office at any time, with or without cause, by the holders of a majority in voting power of the outstanding shares of New DRIVEiT Common Stock, and (ii) if the holders of New DRIVEiT Class B Common Stock no longer hold a majority in voting power of the outstanding shares of New DRIVEiT Common Stock, any director or the entire Post-Business Combination Company Board may be removed from office at any time, but only for cause, by the holders of a majority in voting power of the outstanding shares of New DRIVEiT Common Stock;

•        Advisory Proposal E — to provide that any amendment or repeal of the Amended Bylaws requires an affirmative vote of either (i) a majority of the Post-Business Combination Company Board, or (ii) holders of at least two-thirds in voting power of all then outstanding shares of capital stock of the Post-Business Combination Company entitled to vote generally in the election of directors, voting together as a single class;

•        Advisory Proposal F — to provide that Section 203 of the DGCL, which governs business combinations between the Post-Business Combination Company and certain interested stockholders, does not apply to the Post-Combination Company; and

•        Advisory Proposal G — to change Yotta’s name to “DRIVEiT Financial Auto Group, Inc.” and remove the various provisions applicable only to special purpose acquisition companies.

•        To consider and vote upon a proposal to approve, for purposes of complying with Nasdaq Listing Rules 5635 (a) and (b), the issuance of more than 20% of the issued and outstanding shares of the common stock, par value $0.0001 per share, of Yotta (the “Common Stock”) and the resulting change in control in connection with the Business Combination. This proposal is referred to as the “Nasdaq Proposal” or “Proposal 4.”

•        To approve and adopt the Combined Company’s 2024 Stock Incentive Plan (the “Incentive Plan”), and the material terms thereof, including the authorization of the initial share reserve thereunder — we refer to this proposal as the “incentive plan proposal.” A copy of the Incentive Plan is attached to the accompanying proxy statement/prospectus as Annex C. This proposal is referred to as the “Incentive Plan Proposal” or “Proposal 5.”

•        To elect [•] directors to serve on the Combined Company’s board of directors effective as of the closing of the Business Combination. This proposal is referred to as the “Director Election Proposal” or “Proposal 6.”

•        To consider and vote upon a proposal to approve the adjournment of the Yotta Special Meeting by the chairman thereof to a later date, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the foregoing proposals in the event Yotta does not receive the requisite stockholder vote to approve the proposals. This proposal is called the “Adjournment Proposal” or “Proposal 7.”

The Merger Agreement provides that approval of Proposals 1, 2, 4, 5 and 6 (the “Condition Precedent Proposals”) is a condition to each of the parties’ obligation to consummate the Business Combination. As such, if any of the Condition Precedent Proposals is not approved, the Business Combination cannot be consummated unless the condition is waived, to the extent legally permissible. As such, the approval of each of the Condition Precedent Proposals is conditioned on the approval (or waiver) of the other Condition Precedent Proposals. It is important for you to note that, in the event that our stockholders do not approve the Business Combination Proposal, Yotta will not consummate the Business Combination. If Yotta does not consummate the Business Combination and fails to complete an initial business combination by October 22, 2025, Yotta will be required to dissolve and liquidate, unless we seek stockholder approval to amend our Certificate of Incorporation to extend the date by which Yotta must complete its initial business combination.

Approval of the Business Combination Proposal, the Advisory Proposals, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Yotta Special Meeting or any adjournment thereof. Approval of the Charter Amendment Proposal will require the approval of a majority of the issued and outstanding shares of Common Stock. Directors are elected by a plurality of the votes cast, in person or by proxy.

The Sponsor and the directors and officers of Yotta entered into support agreements in connection with the execution of the Merger Agreement, pursuant to which they agreed to vote in favor of the Business Combination Proposal and the related proposals. As a result, approval of the proposals set forth herein, including approval of the Business Combination, is assured regardless of how the public stockholders vote their shares.

As of [•], 2024, there were [•] shares of Common Stock issued and outstanding and entitled to vote. Only Yotta stockholders who hold Common Stock of record as of the close of business on [•], 2024 are entitled to vote at the Yotta Special Meeting or any adjournment of the Yotta Special Meeting. This proxy statement/prospectus is first being mailed to Yotta stockholders on or about [•], 2024.

Investing in Yotta’s securities involves a high degree of risk. See “Risk Factors” beginning on page 38 for a discussion of information that should be considered in connection with an investment in Yotta’s securities.

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

Whether or not you plan to participate in the virtual Yotta Special Meeting, please complete, date, sign and return the enclosed proxy card without delay, or submit your proxy through the internet or by telephone as promptly as possible in order to ensure your representation at the Yotta Special Meeting no later than the time appointed for the Yotta Special Meeting or adjourned meeting. Voting by proxy will not prevent you from voting your shares of Common Stock online if you subsequently choose to participate in the virtual Yotta Special Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Yotta Special Meeting, you must obtain a proxy issued in your name from that record. Only stockholders of record at the close of business on the record date may vote at the Yotta Special Meeting or any adjournment or postponement thereof. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not participate in the virtual Yotta Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at, and the number of votes voted at, the Yotta Special Meeting.

You may revoke a proxy at any time before it is voted at the Yotta Special Meeting by executing and returning a proxy card dated later than the previous one, by participating in the virtual Yotta Special Meeting and casting your vote by hand or by ballot (as applicable) or by submitting a written revocation to Advantage Proxy, Inc., that is received by the proxy solicitor before we take the vote at the Yotta Special Meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

Yotta’s board of directors recommends that Yotta stockholders vote “FOR” approval of each of the proposals. When you consider Yotta’s Board of Director’s recommendation of these proposals, you should keep in mind that Yotta’s directors and officers have interests in the Business Combination that may conflict or differ from your interests as a stockholder. See the section titled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

On behalf of the Yotta Board of Directors, I thank you for your support and we look forward to the successful consummation of the Business Combination.

By Order of the Board of Directors,
/s/ Hui Chen
Hui Chen
Chief Executive Officer
Yotta Acquisition Corporation
[•], 2024

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) IF YOU: (A) HOLD PUBLIC SHARES, OR (B) HOLD PUBLIC SHARES THROUGH PUBLIC UNITS AND YOU SEPARATE YOUR PUBLIC UNITS INTO THE UNDERLYING PUBLIC SHARES, WARRANTS AND RIGHTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES; AND (II) PRIOR TO [•] P.M., EASTERN TIME, ON [•], 2024, (A) SUBMIT A WRITTEN REQUEST TO CONTINENTAL THAT YOTTA REDEEM YOUR PUBLIC SHARES FOR CASH AND (B) DELIVER YOUR PUBLIC SHARES TO CONTINENTAL, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE YOTTA SPECIAL MEETING — REDEMPTION RIGHTS” IN THIS PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Yotta, constitutes a prospectus of Yotta under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Common Stock of Yotta to be issued to DRIVEiT’s stockholders pursuant to the Merger Agreement. This document also constitutes a proxy statement of Yotta under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote on the Business Combination. Neither Yotta nor DRIVEiT has authorized anyone to give any information or to make any representations other than those contained in this proxy statement/prospectus. Do not rely upon any information or representations made outside of this proxy statement/prospectus. The information contained in this proxy statement/prospectus may change after the date of this proxy statement/prospectus. Do not assume after the date of this proxy statement/prospectus that the information contained in this proxy statement/prospectus is still correct.

Information contained in this proxy statement/prospectus regarding Yotta and its business, operations, management and other matters has been provided by Yotta, and information contained in this proxy statement/prospectus regarding DRIVEiT and its business, operations, management and other matters has been provided by DRIVEiT.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

MARKET AND INDUSTRY DATA

Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and Yotta’s and DRIVEiT’s own internal estimates and research. While we believe these third-party sources to be reliable as of the date of this proxy statement/prospectus, we have not independently verified the market and industry data contained in this proxy statement/prospectus or the underlying assumptions relied on therein. Finally, while we believe our own internal research is reliable, such research has not been verified by any independent source.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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FREQUENTLY USED TERMS

Unless otherwise stated in this proxy statement/prospectus, the terms, “we,” “us,” “our” or “Yotta” refer to Yotta Acquisition Corporation, a Delaware corporation. Further, in this document:

•        “Additional Agreements” means the A&R Registration Rights Agreement, the Company Support Agreements, the Parent Stockholder Support Agreement, the Company Lock-Up Agreements, and the Sponsor Forfeiture Agreement.

•        “Amended Charter” means the Second Amended & Restated Certificate of Incorporation of Yotta to take effect upon Yotta’s stockholders approving the Second Amended & Restated Certificate of Incorporation, in the form included as Annex B to this proxy statement/prospectus, as further described in the “Charter Amendment Proposal” and the “Advisory Proposals” sections of this proxy statement/prospectus.

•        “A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into prior to the Closing by Yotta, certain stockholders of Yotta and certain stockholders of DRIVEiT who will be affiliates of New DRIVEiT immediately after the Closing.

•        “Board” means the board of directors of Yotta.

•        “Business Combination” means the merger and the other transactions contemplated by the Merger Agreement.

•        “Certificate of Incorporation” or “Current Charter” means Yotta’s current Amended and Restated Certificate of Incorporation.

•        “Closing” means the closing of the Business Combination.

•        “Closing Date” means date of the consummation of the Business Combination.

•        “Code” means the Internal Revenue Code of 1986, as amended.

•        “Combined Company” means Yotta after the Business Combination, renamed “DRIVEiT Financial Auto Group, Inc.”

•        “Common Stock” means the common stock, $0.0001 par value per share, of Yotta.

•        “Company Support Agreements” means the agreements entered into simultaneously with the execution of the Merger Agreement pursuant to which certain stockholders of DRIVEiT agreed to vote all of the shares of DRIVEiT Stock beneficially owned by them in favor of the Business Combination.

•        “Continental” means Continental Stock Transfer & Trust Company, Yotta’s transfer agent.

•        “DGCL” means the Delaware General Corporation Law.

•        “DRIVEiT” means DRIVEiT Financial Auto Group, Inc., a Maryland corporation.

•        “DRIVEiT Additional Agreements” means the Company Support Agreements and the Company Lock-Up Agreements.

•        “DRIVEiT Board” means the board of directors of DRIVEiT.

•        “DRIVEiT Charter” means the articles of incorporation of DRIVEiT in effect prior to the Effective Time.

•        “DRIVEiT Common Stock” means the shares of common stock, par value $0.001 per share of DRIVEiT.

•        “DRIVEiT Securityholders” means the holders of DRIVEiT Common Stock immediately prior to the Effective Time.

•        “Effective Time” means the time at which the Business Combination becomes effective.

•        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

•        “founder shares” means the 2,875,499 outstanding shares of Common Stock held by the Sponsor, sold for an aggregate purchase price of $25,000.

•        “GAAP” means accounting principles generally accepted in the United States of America.

•        “Initial Stockholders” means the Sponsor and the other initial holders of Private Units.

•        “Incentive Plan” are to the DRIVEiT 2024 Stock Incentive Plan.

•        “IPO” refers to the initial public offering of 10,000,000 Units of Yotta consummated on April 22, 2022.

•        “IRS” means the United States Internal Revenue Service.

•        “Lock-Up Agreements” means the agreements entered into simultaneously with or following the execution of the Merger Agreement, pursuant to which certain DRIVEiT stockholders agreed to certain restrictions on transfer of shares of Common Stock they will receive pursuant to the Business Combination for a period of six months after the Closing Date.

•        “Majority Stockholders” means David Michery.

•        “MGCL” means the Maryland General Corporation Law.

•        “Merger Agreement” means that certain Merger Agreement, dated as of August 20, 2024, as amended on October 30, 2024, by and among Yotta, Merger Sub and DRIVEiT, as it may be amended or supplemented.

•        “Merger Sub” means Yotta Merger Sub, Inc., a Maryland corporation and wholly-owned subsidiary of Yotta.

•        “Nasdaq” means the Nasdaq Stock Market LLC.

•        “New DRIVEiT” means the combined company after the Business Combination.

•        “New DRIVEiT Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of New DRIVEiT, which as of immediately after the Business Combination will have one vote per share.

•        “New DRIVEiT Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of New DRIVEiT, which as of immediately after the Business Combination will have 10 votes per share.

•        “New DRIVEiT Common Stock” means the New DRIVEiT Class A Common Stock and New DRIVEiT Class B Common Stock.

•        “Over-Allotment Option” means the 45-day option to purchase up to 1,500,000 additional Public Units to cover over-allotments, that Yotta granted to the Representative in connection with the IPO which the Representative exercised in full on April 27, 2022.

•        “Organizational Documents” means organizational or governing documents of an applicable entity.

•        “Parent Stockholder Support Agreement” means the agreements entered into in connection with execution of the Merger Agreement pursuant to which certain stockholders of Yotta agreed to vote all of the shares of Common Stock beneficially owned by them in favor of the Business Combination.

•        “Private Units” mean the 343,500 Units issued to the Sponsor in a private placement.

•        “Private Warrants” means the Warrants that art part of the Private Units.

•        “Proposals” means the Proposals 1 – 7 to be voted on at the Yotta Special Meeting.

•        “Public Share” means a share of Common Stock held by Yotta stockholders other than the Sponsor.

•        “public stockholders” means holders of Public Shares.

•        “Public Units” means the Units sold by Yotta in the IPO and upon exercise of the Over-Allotment Option.

•        “Public Warrants” means the redeemable Warrants that are part of the Public Units.

•        “Right” means the right included as part of the Units and the Private Units that entitle the holder to one-tenth of one share of New DRIVEiT Class A Common Stock upon consummation of the Business Combination.

•        “SEC” means the U.S. Securities and Exchange Commission.

•        “Securities Act” means the Securities Act of 1933, as amended.

•        “Sponsor” means Yotta Investment LLC, a Delaware limited liability company.

•        “Trust Account” means Yotta’s trust account maintained by Continental as trustee.

•        “Units” means the units of Yotta, each consisting of one Public Share, one Warrant and one Right.

•        “Warrants” refer to the redeemable warrants that entitle the holder thereof to purchase one share of Common Stock at a price of $11.50 per share (subject to adjustment).

•        “Yotta” means Yotta Acquisition Corporation, a Delaware corporation.

•        “Yotta Special Meeting” means the special meeting of the stockholders of Yotta, which will be held at [•] [•] a.m., Eastern time, on [•], 2024.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements, including statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, and the financial condition, results of operations, earnings outlook and prospects of Yotta and/or DRIVEiT and may include statements for the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DRIVEiT” and “Business of DRIVEiT.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of Yotta and DRIVEiT as applicable and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by Yotta and the following:

•        DRIVEiT’s ability to meet expectations related to its products, technologies and services and its ability to attract and retain revenue-generating customers and execute on its growth plans;

•        the inability of the parties to successfully or timely consummate the Business Combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect DRIVEiT or the expected benefits of the Business Combination, if not obtained;

•        the failure to realize the anticipated benefits of the Business Combination;

•        the ability of Yotta prior to the Business Combination, and New DRIVEiT following the Business Combination, to maintain the listing of Yotta’s securities on Nasdaq;

•        costs related to the Business Combination;

•        the failure to satisfy the conditions to the consummation of the Business Combination, including the approval of the definitive Merger Agreement by the stockholders of Yotta;

•        the risk of actual or alleged failure to comply with data privacy laws and regulations;

•        the outcome of any legal proceedings that may be instituted against Yotta or DRIVEiT related to the Business Combination;

•        the attraction and retention of qualified directors, officers, employees and key personnel of Yotta and DRIVEiT prior to the Business Combination, and New DRIVEiT following the Business Combination;

•        the impact from future regulatory, judicial, and legislative changes in DRIVEiT’s industry;

•        the uncertain effects of the COVID-19 pandemic; and

•        those factors set forth in documents filed, or to be filed, with SEC by Yotta and DRIVEiT.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of Yotta and DRIVEiT prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to Yotta, DRIVEiT or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, Yotta and DRIVEiT undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED BUSINESS COMBINATION AND
THE OTHER PROPOSALS TO BE PRESENTED AT THE YOTTA SPECIAL MEETING

The following are answers to some questions that you may have regarding the Business Combination and the Proposals being considered at the Yotta Special Meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Business Combination and the Proposals being considered at the Yotta Special Meeting. Additional important information is also contained in the annexes to this proxy statement/prospectus.

Q:     What will happen in the Business Combination?

A:     At the Closing, Merger Sub will merge with and into DRIVEiT, with DRIVEiT surviving such merger as the surviving entity as a wholly-owned subsidiary of Yotta (the “Surviving Corporation”). Upon consummation of the Business Combination, DRIVEiT will become a wholly-owned subsidiary of Yotta. In connection with the Business Combination, the cash held in the Trust Account after giving effect to any redemption of shares by Yotta’s public stockholders will be used to pay certain fees and expenses in connection with the Business Combination, and for working capital and general corporate purposes. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Q:     What is the consideration being paid to DRIVEiT Securityholders?

A:     Subject to the terms of the Merger Agreement and customary adjustments set forth therein, the consideration to be delivered to DRIVEiT Securityholders in connection with the Business Combination will consist of 10,000,000 newly issued shares of New DRIVEiT Common Stock.

Q:     When is the Business Combination expected to occur?

A:     Assuming the requisite regulatory and stockholder approvals are received, Yotta expects that the Business Combination will occur as soon as possible following the Yotta Special Meeting.

Q:     Are DRIVEiT’s stockholders required to approve the Merger Agreement?

A:     Yes. We expect, pursuant to the terms of the Merger Agreement, that DRIVEiT’s stockholders will approve the Merger Agreement within five business days of the effective date of the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part.

Q:     Who will manage New DRIVEiT after the Business Combination?

A:     As a condition to the consummation of the Business Combination, all of the officers and directors of Yotta will resign. For information on the anticipated management of New DRIVEiT, see the section titled “Directors and Executive Officers of New DRIVEiT after the Business Combination” in this proxy statement/prospectus.

Q:     What equity stake will current Yotta stockholders and DRIVEiT Securityholders hold in New DRIVEiT after the Business Combination?

A:     We anticipate that upon completion of the Business Combination, assuming no redemptions of the 464,105 shares of Common Stock sold by Yotta to the public in its initial public offering (the “Public Shares”), Yotta’s stockholders will retain an ownership interest of approximately 19.8% in New DRIVEiT and the DRIVEiT Securityholders will own approximately 70.3% of New DRIVEiT. If all of the Public Shares are redeemed, Yotta’s stockholders will retain an ownership interest of approximately 17% in New DRIVEiT and the DRIVEiT Securityholders will own approximately 73.1% of New DRIVEiT. The ownership percentages with respect to New DRIVEiT do not take into account the issuance of any additional shares of Common Stock underlying the Warrants but do take into account (i) the issuance of 1,184,350 shares of New DRIVEiT Class A Common Stock pursuant to the Rights; and (ii) the forfeiture by Yotta’s sponsor, Yotta Investment LLC (the “Sponsor”), for no consideration, of such number of shares of Common Stock in excess of five percent (5%) of Yotta’s issued and outstanding common stock on the date of the Closing. (iv) DRIVEiT’s investor converts their preferred shares at $10 per share, with a 10% discount and a 9.9% ownership blocker in place. At the time of the IPO, if the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the Yotta stockholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:     What are the possible sources and extent of dilution that holders of Public Shares who elect not to redeem their Public Shares will experience in connection with the Business Combination?

A:     After the completion of the Business Combination, public stockholders will own a significantly smaller percentage of the combined company than they currently own of Yotta. Consequently, public stockholders, as a group, will have reduced ownership and voting power in the combined company compared to their ownership and voting power in Yotta.

The following table sets forth the ownership percentages of New DRIVEiT upon completion of the Business Combination assuming no redemptions and 100% redemptions, including all sources of potential dilution. The ownership percentages reflected in the table are based upon the number of shares of Common Stock and DRIVEiT Common Stock outstanding as of June 30, 2024 and are subject to the following additional assumptions:

•        exercise of all Warrants and conversion of all Rights;

•        the forfeiture by the Sponsor, for no consideration, of such number of shares of Common Stock in excess of five percent (5%) of Yotta’s issued and outstanding common stock on the Closing Date;

•        DRIVEiT’s investor converts their preferred shares at $10 per share, with a 10% discount and a 9.9% ownership blocker in place; and

•        no issuance of additional securities by Yotta prior to Closing.

For purposes of the table:

No Redemption Scenario:    This scenario assumes that no Public Shares are redeemed upon consummation of the Business Combination.

Maximum Redemption Scenario:    This scenario assumes that all Public Shares are redeemed upon consummation of the Business Combination.

If any of these assumptions are not correct, these share numbers and ownership percentages will be different.

	No Redemption Scenario		Maximum Redemption Scenario
	Shares	Ownership Percentage	Shares	Ownership Percentage
Public Stockholders	464,105	1.8%	0	0%
Sponsor	711,557	2.8%	684,301	2.7%
Shares Underlying Public Warrants	11,500,000	44.7%	11,500,000	45.6%
Shares Underlying Private Warrants	343,500	1.3%	343,500	1.34%
Shares Underlying Public Rights	1,150,000	4.5%	1,150,000	4.6%
Shares Underlying Private Rights	34,350	0.1%	34,350	0.1%
DRIVEiT Common Stockholders	10,000,000	38.9%	10,000,000	39.7%
Yotta Sponsor Note Conversion	107,700	0.4%	107,700	0.4%
Yotta Shares held by PIPE Investors	1,409,500	5.4%	1,355,511	5.4%
Shares to be issued to Yotta Independent Director	16,666	0.1%	16,666	0.1%
Total Shares	25,737,378	100%	25,192,028	100%

Q:     Why am I receiving this document?

A:     Yotta, Merger Sub, and DRIVEiT have agreed to the Business Combination under the terms of the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference. The Board is soliciting your proxy to vote for the Business Combination and other Proposals at the Yotta Special Meeting because you owned Common Stock at the close of business on [•], 2024, the “Record Date” for the Yotta Special Meeting, and are therefore entitled to vote at the Yotta Special Meeting. This proxy statement/prospectus summarizes the information that you need to know in order to cast your vote.

Q:     What is being voted on?

A:     Below are the Proposals that the Yotta stockholders are being asked to vote on:

•        Proposal 1 — The Business Combination Proposal to approve the Merger Agreement and the Business Combination.

•        Proposal 2 — The Charter Amendment Proposal to approve the Amended Charter attached to this proxy statement/prospectus as Annex B.

•        Proposal 3 — The Advisory Proposals (3A – 3G) to approve and adopt, on a non-binding advisory basis, a proposal to approve certain differences in the governance provisions set forth in the Amended Charter, as compared to our Current Charter.

•        Advisory Proposal 3A — to increase the number of shares of common stock that New DRIVEiT is authorized to issue from 50,000,000 shares to 7,110,000,000 shares, consisting of (i) 7,010,000,000 shares of New DRIVEiT Class A Common Stock, (ii) 10,000,000 shares of New DRIVEiT Class B Common Stock, and (iii) 100,000,000 shares of preferred stock;

•        Advisory Proposal 3B — to authorize a dual class common stock structure in which holders of the New DRIVEiT Class A Common Stock will be entitled to one vote per share and holders of New DRIVEiT Class B Common Stock, will be entitled to 10 votes per share on all matters properly submitted to the Post-Business Combination Company’s stockholders entitled to vote thereon;

•        Advisory Proposal 3C — to provide that, if the holders of New DRIVEiT Class B Common Stock no longer hold at least a majority in voting power of the outstanding shares of New DRIVEiT Common Stock, then an affirmative vote of holders of not less than two-thirds of the voting power of all then outstanding shares of capital stock of the Post-Business Combination Company entitled to vote thereon is required to amend or repeal the following provisions of the Amended Charter: (i) Section 5.2 of the Amended Charter relating to the number, election and the term of the Post-Business Combination Company Board, and (ii) Article VIII of the Amended Charter relating to the exculpation of directors and officers;

•        Advisory Proposal 3D — to remove the requirement of an affirmative vote of holders of more than 60% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to remove any or all of the directors at any time for cause and include a requirement that provides that, subject to any rights of any preferred stockholders, so long as the Post-Business Combination Company Board is classified, (i) for so long as holders of New DRIVEiT Class B Common Stock hold a majority in voting power of the outstanding shares of New DRIVEiT Common Stock, any director or the entire Post-Business Combination Company Board may be removed from any office at any time, with or without cause, by the holders of a majority in voting power of the outstanding shares of New DRIVEiT Common Stock, and (ii) if the holders of New DRIVEiT Class B Common Stock no longer hold a majority in voting power of the outstanding shares of New DRIVEiT Common Stock, any director or the entire Post-Business Combination Company Board may be removed from office at any time, but only for cause, by the holders of a majority in voting power of the outstanding shares of New DRIVEiT Common Stock;

•        Advisory Proposal 3E — to provide that any amendment or repeal of the Amended Bylaws requires an affirmative vote of either (i) a majority of the Post-Business Combination Company Board, or (ii) holders of at least two-thirds in voting power of all then outstanding shares of capital stock of the Post-Business Combination Company entitled to vote generally in the election of directors, voting together as a single class;

•        Advisory Proposal 3F — to provide that Section 203 of the DGCL, which governs business combinations between the Post-Business Combination Company and certain interested stockholders, does not apply to the Post-Combination Company; and

•        Advisory Proposal 3G — to change Yotta’s name to “DRIVEiT Financial Auto Group, Inc.” and remove the various provisions applicable only to special purpose acquisition companies.

•        Proposal 4 — The Nasdaq Proposal to approve the issuance of more than 20% of the issued and outstanding shares of Common Stock in connection with (i) the terms of the Merger Agreement, which will result in a change of control, as required by Nasdaq Listing Rule 5635(a) and (b).

•        Proposal 5 — The Incentive Plan Proposal to approve and adopt the Combined Company’s 2024 Stock Incentive Plan (the “Incentive Plan”), and the material terms thereof, including the authorization of the initial share reserve thereunder — we refer to this proposal as the “incentive plan proposal.” A copy of the Incentive Plan is attached to the accompanying proxy statement/prospectus as Annex C.

•        Proposal 6 — The Director Election Proposal to elect [•] directors to serve on the Combined Company’s board of directors effective as of the closing of the Business Combination. This proposal is referred to as the “Director Election Proposal” or “Proposal 6.”

•        Proposal 7 — The Adjournment Proposal to approve the adjournment of the Yotta Special Meeting.

Q:     What vote is required to approve the Proposals?

A:     Proposal 1 — The Business Combination Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Yotta Special Meeting. An abstention will have the effect of a vote “AGAINST” Proposal 1. Broker non-votes will have no effect on the vote for Proposal 1.

Proposal 2 — The Charter Amendment Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Common Stock. Abstentions and broker non-votes will have the effect of a vote “AGAINST” Proposal 2.

Proposal 3 — The Advisory Proposals, being presented as seven separate sub-proposals (Proposals 3A – 3G), require the affirmative vote of the majority of the issued and outstanding shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote. Abstentions will have the effect of a vote “AGAINST” Proposals 3A – 3G. Broker non-votes will have no effect on the vote for Proposals 3A – 3G.

Proposal 4 — The Nasdaq Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Yotta Special Meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 4. Broker non-votes will have no effect on the vote for Proposal 4.

Proposal 5 — The Incentive Plan Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Yotta Special Meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 5. Broker non-votes will have no effect on the vote for Proposal 5.

Proposal 6 — The Director Election Proposal requires the approval of a plurality of the votes cast, in person or by proxy. Abstentions will have no effect on the outcome of Proposal 6. Broker non-votes will have no effect on the vote for Proposal 6.

Proposal 7 — The Adjournment Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Yotta Special Meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 7. Broker-non votes have no effect on the vote for Proposal 7.

The Sponsor and the directors and officers of Yotta entered into support agreements in connection with the execution of the Merger Agreement, pursuant to which they agreed to vote in favor of the Business Combination Proposal and the related proposals. As a result, approval of the proposals set forth herein, including approval of the Business Combination, is assured regardless of how the public stockholders vote their shares.

Q:     Are any of the Proposals conditioned on one another?

A:     The Merger Agreement provides that approval of Proposals 1, 2, 4, 5 and 6 (the “Condition Precedent Proposals”) is a condition to each of the parties’ obligation to consummate the Business Combination. As such, if any of the Condition Precedent Proposals is not approved, the Business Combination cannot be consummated unless the condition is waived, to the extent legally permissible. As such, the approval of each of the Condition Precedent Proposals is conditioned on the approval (or waiver) of the other Condition Precedent Proposals. It is important for you to note that in the event that our stockholders do not approve the Business Combination Proposal, Yotta will not consummate the Business Combination. If Yotta does not consummate the Business Combination and fails to complete an initial business combination by November 22, 2024 (or up to October 22, 2025 if the time to complete its initial business combination has been further extended in accordance with its Certificate of Incorporation), Yotta will be required to dissolve and liquidate, unless we seek stockholder approval to amend our Certificate of Incorporation to extend the date by which Yotta must complete its initial business combination.

Q:     How will the Initial Stockholders vote?

A:     Pursuant to a letter agreement, the Initial Stockholders agreed to vote their respective shares of Common Stock acquired by them prior to the IPO and any shares of Common Stock purchased by them in the open market after the IPO in favor of the Business Combination Proposal and related proposals (“Letter Agreement”). In addition, in connection with the execution of the Merger Agreement, certain Parent stockholders entered into the Parent Stockholder Support Agreement with DRIVEiT pursuant to which it agreed to vote all shares of Common Stock beneficially owned by it in favor of the Business Combination Proposal. As of [•], 2024, a total of [•] shares of Common Stock or approximately [•]% of the outstanding shares were subject to the Letter Agreement and the Parent Stockholder Support Agreement. As a result, only [•] shares of Common Stock held by the public stockholders will need to be present by virtual attendance or by proxy to satisfy the quorum requirement for the Yotta Special Meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the then outstanding shares of Common Stock present and entitled to vote at the Yotta Special Meeting, assuming only the minimum number of shares of Common Stock to constitute a quorum is present, only [•] shares of Common Stock or approximately [•]% of the outstanding shares of the Common Stock held by the public stockholders must vote in favor of the Business Combination Proposal for it to be approved.

The Sponsor and the directors and officers of Yotta entered into support agreements in connection with the execution of the Merger Agreement, pursuant to which they agreed to vote in favor of the Business Combination Proposal and the related proposals. As a result, approval of the proposals set forth herein, including approval of the Business Combination, is assured regardless of how the public stockholders vote their shares.

Q:     How many votes do I and others have?

A:     You are entitled to one vote for each share of Common Stock that you held as of the Record Date. As of the close of business on the Record Date, there were [•] outstanding shares of Common Stock.

Q:     Do any of Yotta’s directors or officers have interests that may conflict with my interests with respect to the Business Combination?

A:     When you consider the recommendation of the Yotta Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor Related Parties, have interests in such proposal that are different from, or in addition to (which may conflict with), those of Yotta stockholders generally.

These conflicts of interest include, among other things, the interests listed below:

•        the fact that Sponsor beneficially owns 2,874,999 founder shares as of the date hereof, representing 99.42% of the voting power of the Common Stock, and Sponsor is required pursuant to a letter agreement entered into in connection with Yotta’s initial public offering to vote those shares in favor of the Business Combination;

•        the fact that Yotta has agreed to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. As of June 30, 2024, Yotta has not reimbursed Sponsor for any out-of-pocket expenses;

•        the fact that the Sponsor paid an aggregate of $25,000 for 2,874,999 founder shares. As of the date hereof, 2,874,999 founder shares are beneficially owned by the Sponsor. In connection with the execution of the Merger Agreement, the Sponsor entered into a forfeiture agreement with DRIVEiT, pursuant to which the Sponsor will forfeit, for no consideration, such number of shares of Common Stock in excess of five percent (5%) of Yotta’s issued and outstanding common stock on the date of the Closing. The founder shares will have a significantly higher value at the time of the Business Combination even after giving effect to the Forfeiture Agreement (assuming maximum redemption, the [_] founder shares that will not be surrendered by the Sponsor will have an aggregate market value of approximately $ million, based on the closing price of the Common Stock of $[_] on the Nasdaq Stock Market LLC on [_], 2024);

•        The fact that the Sponsor owns an aggregate of 343,500 private units. Based on a market price of $[•] per unit on [•], 2024, the value of the Units was $[•]. The private units (including underlying securities) will be worthless if Yotta does not consummate a business combination.

•        the fact that each of the directors and officers of Yotta owns the following number of founder shares:

Name of Beneficial Owner	Founder Shares
Yotta Investment LLC (1)	3,210,833
Robert Labbe	6,667
Brandon Miller	3,333
Qi Gong	—
Daniel McCabe	3,333

____________

(1)      Yotta Investment LLC, our Sponsor, is controlled by Mrs. Chen, who is the wife of Mr. Hui Chen, Yotta’s Chief Executive Officer and director.

•        the fact that Sponsor, officers, advisors and directors of Yotta have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares it holds if SPAC fails to consummate an initial business combination by November 22, 2024 or, if such period is extended, within such extended period (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if Yotta fails to complete its initial business combination within the prescribed time frame) and therefore, such securities will be worthless if the initial business combination is not consummated by such deadline;

•        the fact that the Sponsor, the Sponsor Related Parties have agreed to vote the Common Stock in favor of the Merger Agreement and the Business Combination, including the Merger;

•        the fact that the Sponsor and the Sponsor Related Parties have agreed to (i) not transfer the Common Stock beneficially owned by such Sponsor Related Party prior to the Closing, (ii) certain lock-up provisions with respect to such Sponsor Related Party’s shares of New DRIVEiT Common Stock, as discussed herein, and (iii) waive and not otherwise perfect any anti-dilution or similar protection with respect to any Common Stock beneficially owned by such Sponsor Related Party;

•        the fact that the Sponsor and the Sponsor Related Parties will receive material benefits from the completion of an initial business combination and may be incentivized to complete the Business Combination rather than liquidate (in which case the Sponsor and the Sponsor Related Parties would lose their entire investment);

•        the fact that Yotta’s officers, advisors and directors are not required to, and will not, commit their full time to Yotta’s affairs, which may result in a conflict of interest in allocating their time between Yotta’s operations and the proposed Business Combination and their other businesses, on the other hand. In addition, certain of Yotta’s officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities, and therefore could have conflicts of interest in determining whether to present such business combination opportunity to such entity. Yotta does not believe that duties have had any material impact on the identification of companies that may be appropriate acquisition targets;

•        the fact that given the differential in the purchase price that the Sponsor paid for the founder shares as compared to the price of the units sold in the Yotta IPO, the Sponsor and its affiliates may earn a positive rate of return on their investment even if New DRIVEiT Common Stock trades below the price initially paid for the units sold in the Yotta IPO and the publics stockholders experience a negative rate of return following the completion of the Business Combination;

•        the fact that Sponsor and the directors and officers of Yotta have entered into a registration rights agreement, pursuant to which such persons have registration rights to require Yotta to register a sale of any of its securities held by them;

•        the fact that the Sponsor and Yotta’s officers and directors will lose their entire investment in Yotta and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by November 22, 2024 or, if such period is extended, within such extended period;

•        the continued indemnification of SPAC’s directors and officers and the continuation of SPAC’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•        the fact that if the Trust Account is liquidated, including in the event Yotta is unable to complete an initial business combination by November 22, 2024 or, if such period is extended, within such extended period, the Sponsor has agreed to indemnify Yotta to ensure that the proceeds in the Trust Account are not reduced below $10 per share, or such lesser per amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Yotta has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Yotta, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

•        the fact that SPAC may be entitled to distribute or pay over funds held by Yotta outside the Trust Account to the Sponsor or any of its affiliates prior to the closing of the Business Combination.

The foregoing personal and financial interests of the Sponsor as well as Yotta’s directors and executive officers may have influenced their motivation in identifying and selecting DRIVEiT as a business combination target and completing an initial business combination with DRIVEiT. Moreover, the foregoing interests present a risk that the Sponsor will benefit from the completion of a business combination, including in a manner that may not be aligned with the public stockholders. As such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate. In considering the recommendations of the Yotta Board to vote for the proposals, its stockholders should consider these interests.

Q:     Do any of DRIVEiT’s officers or directors have a conflict of interest with unaffiliated security holders of Yotta with respect to the Business Combination or the approval of the proposals set forth in this proxy statement/prospectus?

A:     DRIVEiT does not believe that any of its directors or officers have any actual or potential material conflicts of interest with unaffiliated security holders of Yotta with respect to the Business Combination, including whether to proceed with the Business Combination, or the approval of the proposals set forth in this proxy statement/prospectus.

Q:     Are there any arrangements to help ensure that Yotta will have sufficient funds, together with the proceeds in its Trust Account, to consummate the Business Combination?

A:     The Sponsor or one of its affiliates may purchase Public Shares in the open market or in privately negotiated transactions for the purpose preventing such shares from being redeemed. In such circumstances, the Sponsor or its affiliates will not purchase any Public Shares at a price higher than the price offered through the redemption process. Yotta represents that:

(i)     any Public Shares purchased by the Sponsor or its affiliates will not be voted in favor of approving the Business Combination transaction;

(ii)    the Sponsor and its affiliates will not possess any redemption rights with respect to the Public Shares purchased or, if they possess redemption rights, they waive such rights; and

(iii)   Yotta will disclose in a Form 8-K, prior to the Special Meeting, the following:

(a)     the amount of Public Shares purchased outside of the redemption offer by the Sponsor or its affiliates, along with the purchase price;

(b)    the purpose of the purchases by the Sponsor or its affiliates;

(c)     the impact, if any, of the purchases by the Sponsor or its affiliates on the likelihood that the Business Combination will be approved;

(d)    the identities of security holders who sold to the Sponsor or its affiliates (if not purchased on the open market) or the nature of such security holders (e.g., 5% security holders); and

(e)     the number of Public Shares for which Yotta has received redemption requests in connection with the approval of the Business Combination.

Q:     When and where is the Yotta Special Meeting?

A:     The Yotta Special Meeting will take place at [•], on [•], 2024, at [•] a.m.

Q:     Who may vote at the Yotta Special Meeting?

A:     Only holders of record of Common Stock as of the close of business on [•], 2024 may vote at the Yotta Special Meeting of stockholders. As of [•], there were [•] shares of Common Stock outstanding and entitled to vote. Please see “The Yotta Special Meeting — Record Date; Who is Entitled to Vote” for further information.

Q:     What is the quorum requirement for the Yotta Special Meeting?

A:     Stockholders representing a majority of the shares of Common Stock issued and outstanding as of the Record Date and entitled to vote at the Yotta Special Meeting must be present by virtual attendance or represented by proxy in order to hold the Yotta Special Meeting and conduct business. This is called a quorum. Shares of Common Stock will be counted for purposes of determining if there is a quorum if the stockholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. In the absence of a quorum, stockholders representing a majority of the votes present in person or represented by proxy at such meeting may adjourn the meeting until a quorum is present.

Q:     Am I required to vote against the Business Combination Proposal in order to have my Public Shares redeemed?

A:     No. You are not required to vote against the Business Combination Proposal in order to have the right to demand that Yotta redeem your Public Shares for cash equal to your pro rata share of the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable). These rights to demand redemption of Public Shares for cash are sometimes referred to herein as “redemption rights.” If the Business Combination is not completed, holders of Public Shares electing to exercise their redemption rights will not be entitled to receive such payments and their shares of Common Stock will be returned to them.

Q:     How do I exercise my redemption rights?

A:     If you are a public stockholder and you seek to have your Public Shares redeemed, you must: (i) demand, no later than [•] p.m., Eastern Time on [•], 2024 (at least two business days before the Yotta Special Meeting), that Yotta redeem your shares into cash; and (ii) submit your request in writing to Continental, at the address listed at the end of this section and deliver your shares to Continental physically or electronically using The Depository Trust Company’s (“DTC”) DWAC (Deposit/Withdrawal at Custodian) System at least two business days before the Yotta Special Meeting.

Any corrected or changed written demand of redemption rights must be received by Continental two business days before the Yotta Special Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days before the Yotta Special Meeting.

Holders of outstanding Units must separate the underlying securities into one Public Share, one Warrant and one Right for each Unit, prior to exercising redemption rights with respect to the Public Shares. Holders of Units who separate the underlying securities will continue to hold the remaining one Warrant and one Right.

Assuming that 100% or [•] Public Shares held by public stockholders were redeemed, the [•] retained outstanding Public Warrants would have had an aggregate market value of approximately $[__] million on [__], 2024 based on the closing price of the Public Warrants on the Nasdaq of $[__] per Warrant and the 11,500,000 retained outstanding public Rights would have had an aggregate market value of approximately $[__] million on [__], 2024 based on the closing price of the Rights on the Nasdaq of $[__] per Right.

If a holder exercises his/her/its redemption rights with respect to all of the holder’s Public Shares, then such holder will be exchanging his/her/its Public Shares for cash and will no longer own shares of New DRIVEiT other than shares received in connection with the Rights. Such a holder will be entitled to receive cash for his/her/its Public Shares only if such holder properly demands redemption and delivers his/her/its Public Shares (either physically or electronically) to Continental in accordance with the procedures and time limits described herein. Please see the section titled “The Yotta Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

Yotta stockholders may seek to have their Public Shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of Common Stock as of the Record Date. Any public stockholder who holds shares of Common Stock on or before [•], 2024 (two business days before the Yotta Special Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

The actual per share redemption price will be equal to the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable), divided by the number of shares of Common Stock underlying the Yotta Units sold in the IPO. Public stockholders who redeem their Public Shares for their share of the Trust Account still have the right to continue to hold any Warrants and Rights they hold outside of such Public Shares. Please see the section titled “The Yotta Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your shares of Common Stock for cash.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A      In the event that a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences”) elects to redeem its Yotta Common Stock for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the Yotta Common Stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. Whether the redemption qualifies as a sale or exchange or is treated as a distribution will depend on the facts and circumstances of each particular U.S. Holder at the time such U.S. Holder exercises his, her, or its redemption rights. If the redemption qualifies as a sale or exchange of the Yotta Common Stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the Yotta Common Stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Yotta Common Stock redeemed exceeds one year. The deductibility of capital losses is subject to limitations. See “Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Consequences of Exercising Redemption Rights” for a more detailed discussion of the U.S. federal income tax consequences of a U.S. Holder electing to redeem its Yotta Common Stock for cash.

Q:     Is the Business Combination taxable to DRIVEiT Securityholders?

A:     If the Business Combination qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, DRIVEiT Securityholders who are U.S. Holders generally would not recognize gain or loss upon the exchange of their DRIVEIT shares for shares of the Combined Company. See the section titled “Material U.S. Federal Income Tax Consequences — Tax Consequences of the Business Combination.” If the Business Combination is not treated as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. DRIVEiT Securityholder will generally be treated as exchanging its DRIVEIT Common Stock in a fully taxable transaction in exchange for shares of the Combined Company.

Q:     What do I need to do now?

A:     We urge you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How can I vote?

A:     If you are a stockholder of record, you may vote online at the virtual Yotta Special Meeting or vote by proxy using the enclosed proxy card, the Internet or telephone. Whether or not you plan to participate in the Yotta Special Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have already voted by proxy, you may still attend the virtual Yotta Special Meeting and vote online, if you choose.

To vote online at the virtual Yotta Special Meeting, follow the instructions below under “How may I participate in the virtual Yotta Special Meeting?”

To vote using the proxy card, please complete, sign and date the proxy card and return it in the prepaid envelope. If you return your signed proxy card before the Yotta Special Meeting, we will vote your shares as you direct.

To vote via the telephone, you can vote by calling the telephone number on your proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded.

To vote via the Internet, please go to [•] and follow the instructions. Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m. Eastern Time on [•], 2024. After that, telephone and Internet voting will be closed, and if you want to vote your shares, you will either need to ensure that your proxy card is received before the date of the Yotta Special Meeting or attend the virtual Yotta Special Meeting to vote your shares online.

If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

If you plan to vote at the virtual Yotta Special Meeting, you will need to contact Continental at the phone number or email below to receive a control number and you must obtain a legal proxy from your broker, bank or other nominee reflecting the number of shares of Common Stock you held as of the Record Date, your name and email address. You must contact Continental for specific instructions on how to receive the control number. Please allow up to 48 hours prior to the Yotta Special Meeting for processing your control number.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Yotta Special Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental. Requests for registration should be directed to 917-[•]-[•] or email proxy@continentalstock.com. Requests for registration must be received no later than [•] p.m., Eastern Time, on [•], 2024.

You will receive a confirmation of your registration by email after we receive your registration materials. We encourage you to access the Yotta Special Meeting prior to the start time leaving ample time for the check in.

Q:     How may I participate in the virtual Yotta Special Meeting?

A.     If you are a stockholder of record as of the Record Date for the Yotta Special Meeting, you should receive a proxy card from Continental, containing instructions on how to attend the virtual Yotta Special Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at 917-[•]-[•] or email proxy@continentalstock.com.

You can pre-register to attend the virtual Yotta Special Meeting starting on [•], 2024. Go to http://[•], enter the control number found on your proxy card you previously received, as well as your name and email address. Once you pre-register you can vote [or enter questions in the chat box]. At the start of the Yotta Special Meeting you will need to re-log into http://[•] using your control number.

If your shares are held in street name, and you would like to join and not vote, Continental will issue you a guest control number. Either way, you must contact Continental for specific instructions on how to receive the control number. Please allow up to [48] hours prior to the Yotta Special Meeting for processing your control number.

Q:     Who can help answer any other questions I might have about the virtual Yotta Special Meeting?

A.     If you have any questions concerning the virtual Yotta Special Meeting (including accessing the meeting by virtual means) or need help voting your shares of Common Stock, please contact Continental at 917-[•]-[•] or by email at [_____].

The Notice of Yotta Special Meeting, proxy statement/prospectus and form of Proxy Card are available at: [•].

Q:     If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:     No. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any Proposal for which your broker does not have discretionary authority to vote. If a Proposal is determined to be discretionary, your broker, bank or other holder of record is permitted to vote on the Proposal without receiving voting instructions from you. If a Proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted to vote on the Proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.

Each of the Proposals to be presented at the Yotta Special Meeting is a non-discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any of the Proposals. A broker non-vote would have the same effect as a vote against the Charter Amendment Proposal and will have no effect on the Business Combination Proposal.

Q:     What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:     Yotta will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for the purposes of determining whether a quorum is present at the Yotta Special Meeting. For purposes of approval, an abstention on any proposals will have the same effect as a vote “AGAINST” such proposal, except in connection with the Director Election Proposal with respect to which an abstention will have no effect on the outcome.

Q:     If I am not going to attend the Yotta Special Meeting, should I return my proxy card instead?

A.     Yes. Whether you plan to attend the Yotta Special Meeting virtually or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     How can I submit a proxy?

A.     You may submit a proxy by (a) visiting [•] and following the on screen instructions (have your proxy card available when you access the webpage), (b) calling toll-free [•] in the U.S. or [•] from foreign countries from any touch-tone phone and follow the instructions (have your proxy card available when you call), or (c) submitting your proxy card by mail by using the enclosed self-addressed, stamped envelope.

Q:     Can I change my vote after I have mailed my proxy card?

A:     Yes. You may change your vote at any time before your proxy is voted at the Yotta Special Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the virtual Yotta Special Meeting in person and casting your vote or by voting again by the telephone or Internet voting options described below, or by submitting a written revocation stating that you would like to revoke your proxy that our proxy solicitor receives prior to the Yotta Special Meeting. If you hold your shares of Common Stock through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of voting instructions. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to:

Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: ksmith@advantageproxy.com

Unless revoked, a proxy will be voted at the virtual Yotta Special Meeting in accordance with the stockholder’s indicated instructions. In the absence of instructions, proxies will be voted FOR each of the Proposals.

Q:     What will happen if I return my proxy card without indicating how to vote?

A:     If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Common Stock represented by your proxy will be voted in favor of each proposal. Proxy cards that are returned without a signature will not be counted as present at the Yotta Special Meeting and cannot be voted.

Q:     Should I send in my share certificates now to have my shares of Common Stock redeemed?

A:     Yotta stockholders who intend to have their Public Shares redeemed should send their certificates to Continental at least two business days before the Yotta Special Meeting. Please see “The Yotta Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

Q:     Who will solicit the proxies and pay the cost of soliciting proxies for the Yotta Special Meeting?

A:     Yotta will pay the cost of soliciting proxies for the Yotta Special Meeting. Yotta has engaged Advantage Proxy to assist in the solicitation of proxies for the Yotta Special Meeting. Yotta has agreed to pay Advantage Proxy a fee of $12,500.00, plus disbursements, and will reimburse Advantage Proxy for its reasonable out-of-pocket expenses and indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages, and expenses. Yotta will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     What happens if I sell my shares before the Yotta Special Meeting?

A:     The Record Date for the Yotta Special Meeting is earlier than the date of the Yotta Special Meeting, as well as the date that the Business Combination is expected to be consummated. If you transfer your shares of Common Stock after the Record Date, but before the Yotta Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the Yotta Special Meeting, but will transfer ownership of the shares and will not hold an interest in Yotta after the Business Combination is consummated.

Q:     Are there risks associated with the Business Combination that I should consider in deciding how to vote?

A:     Yes. There are a number of risks related to the Business Combination and other transactions contemplated by the Merger Agreement that are discussed in this proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 38 of this proxy statement/prospectus.

Q:     May I seek statutory appraisal rights or dissenter rights with respect to my Yotta shares?

A:     No. Appraisal rights are not available to holders of shares of Common Stock in connection with the proposed Business Combination. For additional information, see the section titled “Proposal 1 — The Business Combination Proposal — Appraisal and Dissenters’ Rights.”

Q:     What happens if the Business Combination is not consummated?

A:     If Yotta does not consummate the Business Combination by November 22, 2024 (or up to October 22, 2025 if the time to complete its initial business combination has been further extended in accordance with its Certificate of Incorporation), then pursuant to Article VI its current Amended and Restated Certificate of Incorporation, Yotta’s officers must take all actions necessary in accordance with the Delaware General Corporation Law (the “DGCL”) to dissolve and liquidate Yotta as soon as reasonably possible. Following dissolution, Yotta will no longer exist as a company. In any liquidation, the funds held in the Trust Account, plus any interest earned thereon (net of taxes payable), together with any remaining out-of-trust net assets, will be distributed pro-rata to holders of shares of Common Stock who acquired such shares in the IPO or in the aftermarket. The estimated consideration that each share of Common Stock would be paid at liquidation would be approximately $[•] per share for stockholders based on amounts on deposit in the Trust Account as of [•], 2024. The closing price of the Common Stock on Nasdaq as of [•], 2024 was $[•]. The Initial Stockholders waived the right to any liquidation distribution with respect to any shares of Common Stock held by them at the time that the founder shares were purchased for no additional consideration.

Q:     What happens to the funds deposited in the Trust Account following the Business Combination?

A:     Following the Closing, holders of Public Shares exercising redemption rights will receive their per share redemption price out of the funds in the Trust Account. The balance of the funds will be released to New DRIVEiT to pay expenses associated with the Business Combination and to fund working capital needs of New DRIVEiT. As of [•], 2024, there was approximately $[•] in the Trust Account. Yotta estimates that approximately $[•] per outstanding Public Share will be paid to the public stockholders exercising their redemption rights.

Q:     Who can help answer my questions?

A:     If you have questions about the Proposals to be presented at the Yotta Special Meeting or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Yotta’s proxy solicitor at:

ADVANTAGE PROXY, INC.
P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: ksmith@advantageproxy.com

You may also obtain additional information about Yotta from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

SUMMARY

This summary highlights selected information from this proxy statement/prospectus but may not contain all of the information that may be important to you. Accordingly, Yotta encourages you to read carefully this entire proxy statement, including the Merger Agreement attached as Annex A. Please read these documents carefully as they are the legal documents that govern the Business Combination and your rights in the Business Combination.

Unless otherwise specified, all share calculations assume no exercise of the redemption rights by Yotta’s stockholders.

The Parties to the Business Combination

Yotta Acquisition Corporation

Yotta Acquisition Corporation is a blank check company incorporated as a Delaware corporation on March 8, 2021. Yotta was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

As of June 30, 2024, Yotta had not commenced any operations other than related to its formation and the IPO and, subsequent to the IPO, identifying a target company for a business combination. Yotta will not generate any operating revenues until after the completion of a business combination, at the earliest. Yotta will generate non-operating income in the form of interest income from the proceeds derived from the IPO.

Yotta’s Sponsor is Yotta Investments LLC, a Delaware limited liability company.

On April 22, 2022, Yotta consummated the IPO of 10,000,000 units at an offering price of $10.00 per unit (the “Public Units”), generating gross proceeds of $100,000,000. Simultaneously with the IPO, the Company sold to the Sponsor 313,500 Private Units at $10.00 per unit in a private placement generating total gross proceeds of $3,135,000.

Yotta granted the underwriters a 45-day option to purchase up to 1,500,000 additional Public Units to cover over-allotments, if any. On April 27, 2022, the underwriters exercised the over-allotment option in full and purchased 1,500,000 Public Units at a price of $10.00 per Public Unit, generating gross proceeds of $15,000,000. Simultaneously with the closing of the over-allotment option, the Company consummated the sale of an additional 30,000 Private Units to the Sponsor at a price of $10.00 per Private Unit, generating total proceeds of $300,000.

Upon the closing of the IPO and the private placement on April 22, 2022, and the exercise of the over-allotment option and the sale of the additional Private Units on April 27, 2022, we deposited a total of $115,000,000 in the Trust Account, which funds may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and that invest only in direct U.S. government treasury obligations. These funds will not be released until the earlier of the completion of an initial business combination and the liquidation due to Yotta’s failure to complete a business combination within the applicable period of time. The proceeds deposited in the Trust Account could become subject to the claims of Yotta’s creditors, if any, which could have priority over the claims of its public stockholders. In addition, interest income earned on the funds in the Trust Account may be released to Yotta to pay its income or other tax obligations. With these exceptions, expenses incurred by Yotta may be paid prior to a business combination only from the net proceeds of the IPO and private placement not held in the Trust Account.

Yotta’s principal executive offices are located at 1185 Avenue of the Americas, Suite 301, New York, NY 10036 and its telephone number is (212) 612-1400.

Yotta Merger Sub, Inc.

Yotta Merger Sub, Inc. is a Maryland corporation formed as a wholly-owned subsidiary of Yotta for the sole purpose of effecting the Business Combination.

Merger Sub’s principal executive offices are located at 1185 Avenue of the Americas, Suite 301, New York, NY 10036 and its telephone number is (212) 612-1400.

DRIVEiT Financial Auto Group, Inc.

DRIVEiT Financial Auto Group, Inc. is in the business of operating electronic vehicle superstores that supports customers’ entire electronic vehicle experience by providing comprehensive solutions for customers, including financing and all after sales needs of warranty, service, and parts. DRIVEiT was incorporated in the State of Maryland on December 30, 2022. DRIVEiT has one wholly-owned subsidiary: DRIVEiT Financial Group, Inc.

The Merger Agreement

On August 20, 2024, Yotta entered into a Merger Agreement, which was subsequently amended on October 30, 2024, by and among Yotta, Merger Sub, and DRIVEiT. The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur, and in accordance with Maryland General Corporation Law:

Merger Sub will merge with and into DRIVEiT, the separate corporate existence of Merger Sub will cease, and DRIVEiT will be the surviving corporation and a wholly-owned subsidiary of Yotta. Yotta will be renamed “DRIVEiT Financial Auto Group, Inc.” The Business Combination is expected to be consummated after obtaining the required approval by the stockholders of Yotta and DRIVEiT and the satisfaction of certain other customary closing conditions.

Merger Consideration

The total consideration to be paid at the Closing of the Business Combination by Yotta to DRIVEiT security holders will be an amount equal to $100,000,000. The Merger Consideration will be payable in shares of common stock, par value $0.0001 per share, of Yotta, valued at $10 per share.

The board of directors of Yotta has unanimously (i) approved and declared advisable the Merger Agreement, the Business Combination and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of Yotta.

Treatment of Securities

In accordance with the terms and subject to the conditions of the Merger Agreement, and without any action on the part of Yotta, Merger Sub, DRIVEiT or the holders of any shares of capital stock of any party at the effective time of the Merger (the “Effective Time”) the following will take place:

Cancellation of Securities.    Each share of DRIVEiT capital stock, if any, that is owned by Yotta or Merger Sub or DRIVEiT (as treasury stock or otherwise), will automatically be cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefor.

DRIVEiT Common Stock.    Immediately prior to the Effective Time, each issued and outstanding share of DRIVEiT Common Stock (other than any such shares of DRIVEiT capital stock cancelled as described above and any dissenting shares) shall, in accordance with DRIVEiT’s articles of incorporation, be converted into the right to receive a number of shares of Class A Common Stock or Class B Common Stock, as applicable, equal to the Conversion Ratio.

DRIVEiT Preferred Stock.    Immediately prior to the Effective Time, each issued and outstanding share of DRIVEiT preferred stock (other than any such shares of DRIVEiT capital stock cancelled as described above) shall, in accordance with DRIVEiT’s articles of incorporation, be converted into the right to receive a number of shares of Yotta preferred shares on a one-for-one basis.

Merger Sub Securities.    Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one newly issued, fully paid and nonassessable share of common stock of DRIVEiT.

Bridge Financing

Contingent on and effective immediately prior to the Effective Time, up to an aggregate of $2,950,000 in one or more convertible promissory notes of DRIVEiT (the “Bridge Financing Notes”) shall be (i) treated in accordance with the terms of the agreements governing such Bridge Financing Notes (the “Bridge Financing Agreements”), (ii) converted into DRIVEiT preferred stock, and (iii) at the Effective Time, each share of such DRIVEiT preferred stock issued in accordance with clause (ii) above shall be converted into the right to receive a share of Yotta preferred stock.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (a) corporate existence and power, (b) authorization to enter into the Merger Agreement and related transactions; subsidiaries; (c) governmental authorization, (d) non-contravention, (e) capitalization; (f) corporate records, (g) consents, (h) financial statements, (i) internal accounting controls, (j) absence of certain changes, (k) properties; title to assets; (l) litigation, (m) material contracts, (n) licenses and permits, (o) compliance with laws, (p) intellectual property, (q) employee matters and benefits, (r) tax matters, (s) real property; (t) environmental laws, (u) finders’ fees, (v) directors and officers, (w) anti-money laundering laws, (x) insurance, (y) related party transactions, and (z) certain representations related to securities law and activity. Yotta has additional representations and warranties, including (a) issuance of shares, (b) trust account, (c) listing, (d) board approval, (e) SEC documents and financial statements, (f) anti-corruption law compliance (g) affiliate transactions, and (h) expenses, indebtedness and other liabilities.

Covenants

The Merger Agreement includes customary covenants of the parties with respect to operation of their respective businesses prior to consummation of the Merger and efforts to satisfy conditions to consummation of the Merger. The Merger Agreement also contains additional covenants of the parties, including, among others, finders’ fees, exclusivity, notices of certain events, access to information, cooperation in the preparation of the Form S-4 and Proxy Statement, as each such terms are defined in the Merger Agreement, required to be filed in connection with the Merger and to obtain all requisite approvals of each party’s respective stockholders. Yotta has agreed to include in the Proxy Statement the recommendation of its board that its stockholders approve all of the proposals to be presented at the special meeting.

Each party’s representations, warranties and pre-Closing covenants will not survive Closing. All rights to indemnification shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, Yotta shall cause its organizational documents, those of its subsidiaries, and the surviving corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses than are set forth as of the date of the Merger Agreement.

Parent Equity Incentive Plan

Yotta has agreed to approve and adopt an omnibus equity incentive plan (the “Incentive Plan”) prior to the Effective Time in a form mutually acceptable to Yotta and DRIVEiT, with such changes or modifications thereto as Yotta and DRIVEiT may mutually agree. The Incentive Plan will provide for an initial aggregate share reserve equal to 10% to 20% of the number of shares of common stock of the surviving corporation immediately after the Closing and an “evergreen” provision that is mutually agreeable to DRIVEiT and Yotta that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the Incentive Plan as mutually determined by DRIVEiT and Yotta.

Non-Solicitation Restrictions

Each of Yotta and DRIVEiT has agreed that from the date of the Merger Agreement to the Closing Date or, if earlier, the valid termination of the Merger Agreement in accordance with its terms, without the prior written consent of the other party (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent), it will not initiate any negotiations with any party relating to an Alternative Transaction (as defined in the Merger Agreement) or enter into any agreement relating to such a proposal, other than as expressly excluded from the definition of an Alternative Transaction. Each of Yotta and DRIVEiT have also agreed to be responsible for any acts or omissions of any of its respective representatives that, if they were the acts or omissions of Yotta and DRIVEiT, as applicable, would be deemed a breach of the party’s obligations with respect to these non-solicitation restrictions.

Conditions to Closing

The consummation of the Merger is conditioned upon, among other things, (i) the absence of any applicable law or order restraining, prohibiting or imposing any condition on the consummation of the Merger and related transactions, (ii) the parties shall have obtained the directors’ and officers’ liability insurance for Yotta and DRIVEiT, (iii) receipt of any consent, approval or authorization required by any Governmental Authority, as defined in the Merger Agreement,

(iv) the Extension Proposal shall have been approved by Yotta’s stockholders, (v) approval by DRIVEiT’s stockholders of the Merger and related transactions, (vi) each of Yotta’s proposals shall have been approved at its stockholder meeting or at any adjournment or postponement thereof, (vii) the conditional approval for listing by NASDAQ of the shares common stock to be issued in connection with the transactions contemplated by the Merger Agreement and satisfaction of initial and continued listing requirements, and (viii) the Form S-4 becoming effective in accordance with the provisions of the Securities Act.

Solely with respect to Yotta and Merger Sub, the consummation of the Merger is conditioned upon, among other things, (i) DRIVEiT having duly performed or complied with all of its obligations under the Merger Agreement in all material respects, (ii) the representations and warranties of DRIVEiT, other than certain Fundamental Representations, as defined in the Merger Agreement, being true and correct in all respects unless failure would not have or reasonably be expected to have a Material Adverse Effect, as defined in the Merger Agreement, on DRIVEiT or any of its subsidiaries, (iii) certain Fundamental Representations, as defined in the Merger Agreement, being true and correct in all respects other than de minimis inaccuracies, (iv) no event having occurred that would result in a Material Adverse Effect on DRIVEiT or any of its subsidiaries, (v) DRIVEiT and its securityholders shall have executed and delivered to Yotta each Ancillary Agreement, as defined in the Merger Agreement, to which they each are a party, (vi) DRIVEiT having delivered certain certificates to Yotta, (vii) resignation of certain of DRIVEiT’s directors as set forth in the Merger Agreement, (viii) DRIVEiT shall have obtained all required third-party consents necessary to consummate the Merger, and (ix) DRIVEiT shall have used DRIVEiT’s available cash on the Closing Date to first pay all DRIVEiT expenses, Yotta expenses and expenses incurred by the sponsor.

Solely with respect to DRIVEiT, the consummation of the Merger is conditioned upon, among other things, (i) Yotta and Merger Sub having duly performed or complied with all of their respective obligations under the Merger Agreement in all material respects, (ii) the representations and warranties of Yotta and Merger Sub, other than certain Fundamental Representations, as defined in the Merger Agreement, being true and correct in all respects unless failure to be true and correct would not have or reasonably be expected to have a Material Adverse Effect, as defined in the Merger Agreement, on Yotta or Merger Sub and their ability to consummate the Merger and related transactions, (iii) certain Fundamental Representations being true and correct in all respects, other than de minimis inaccuracies, (iv) no event having occurred that would result in a Material Adverse Effect on Yotta, (v) the Amended Parent Charter, as defined in the Merger Agreement, being filed with, and declared effective by, the Delaware Secretary of State, (vi) Yotta delivers certain certificates to DRIVEiT, (vii) the size and composition of the post-Closing board of directors of Yotta have been appointed as set forth in the Merger Agreement, (viii) Yotta, Yotta Investment LLC and other stockholders, as applicable, shall have executed and delivered to DRIVEiT each Ancillary Agreement to which they each are a party, and (ix) Yotta having delivered all documents necessary to assume all of DRIVEiT’s obligations under the Bridge Financing Agreements.

Termination

The Merger Agreement may be terminated at any time prior to the Effective Time as follows:

(i)     by either Yotta or DRIVEiT if (A) the Merger and related transactions are not consummated on or before the 8 month anniversary of the date of the Merger Agreement (the “Outside Closing Date”), provided that, if the SEC has not declared the Form S-4 effective on or prior to the 8 month anniversary of the Merger Agreement, the Outside Closing Date shall be automatically extended by one month; and (B) the material breach or violation of any representation, warranty, covenant or obligation under the Merger Agreement by the party seeking to terminate the Merger Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Closing Date, without liability to the other party. Such right may be exercised by Yotta or DRIVEiT, as the case may be, by giving written notice to the other at any time after the Outside Closing Date;

(ii)    by either Yotta or DRIVEiT if any Governmental Authority, as defined in the Merger Agreement, has issued any final decree, order, judgment, award, injunction, rule or consent or enacted any law, having the effect of permanently enjoining or prohibiting the consummation of the Merger, provided that, the party seeking to terminate cannot have breached its obligations under the Merger Agreement and such breach was a substantial cause of, or substantially resulted in, such action by the Governmental Authority;

(iii)   by mutual written consent of Yotta and DRIVEiT duly authorized by each of their respective boards of directors;

(iv)   by either Yotta or DRIVEiT, if the other party has breached any of its covenants or representations and warranties such that closing conditions would not be satisfied by the earlier of (A) the Outside Date and (B) 30 days following receipt by the breaching party of a written notice of the breach; and

(v)    by Yotta if DRIVEiT has not obtained DRIVEiT Stockholder Approval within five (5) Business Days following the Effective Date of the S-4 Registration Statement, and upon DRIVEiT receiving the DRIVEiT Stockholder Approval, Yotta shall no longer have any right to terminate the Merger Agreement under this provision.

Certain Related Agreements

Parent Stockholder Support Agreement

In connection with the execution of the Merger Agreement, Yotta and the officers and directors of Yotta, DRIVEiT and the Sponsor entered into a support agreement pursuant to which the Sponsor and the officers and directors of Yotta have agreed to vote all shares of the common stock beneficially owned by them, including any additional shares they acquire ownership of or the power to vote: (i) in favor of the Merger and related transactions, (ii) against any action reasonably be expected to impede, delay, or materially and adversely affect the Merger and related transactions, and (iii) in favor of an extension of the period of time Yotta is afforded to consummate an initial business combination.

Company Support Agreement

In connection with the execution of the Merger Agreement, Yotta, DRIVEiT and certain stockholders of DRIVEiT entered into a support agreement, pursuant to which such DRIVEiT stockholders have agreed to vote all common and preferred stock of DRIVEiT beneficially owned by them, including any additional shares of DRIVEiT they acquire ownership of or the power to vote, in favor of the Merger and related transactions and against any action reasonably be expected to impede, delay, or materially and adversely affect the Merger and related transactions.

Company Lock-Up Agreement

In connection with the Closing, certain key Yotta stockholders will each agree, subject to certain customary exceptions, not to (i) offer, sell contract to sell, pledge or otherwise dispose of, directly or indirectly, any Lockup Shares (as defined below), (ii) enter into a transaction that would have the same effect, (iii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or otherwise or engage in any short sales or other arrangement with respect to the Lock-Up Shares or (iv) publicly announce any intention to effect any transaction specified in clause (i) or (ii) until the date that is six months after the Closing Date. The term “Lockup Shares” mean the Merger Consideration Shares, as defined in the Merger Agreement, if any, whether or not earned prior to the end of the Lock-up Period (as defined below), and including any securities convertible into, or exchangeable for, or representing the rights to receive common stock, and the term “Lock-Up Period” means the period from the Closing Date until six (6) months after the Closing Date, provided that if the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period following the consummation of the Business Combination, the Lockup Shares shall be released from lock-up.

Sponsor Forfeiture Agreement

In connection with the execution of the Merger Agreement, Yotta, Sponsor and DRIVEiT entered into a Sponsor Forfeiture Agreement pursuant to which Sponsor has agreed to forfeit, for no consideration, such number of shares of Common Stock in excess of five percent (5%) of Yotta’s issued and outstanding common stock on the Closing Date and such shares of common stock shall, by virtue of the Merger, be deemed to have been canceled and extinguished.

A&R Registration Rights Agreement

At the Closing, Yotta will enter into a registration rights agreement with certain existing stockholders of Yotta and DRIVEiT with respect to their shares of Yotta acquired before or pursuant to the Merger, and including the shares issuable on conversion of the warrants issued to the Sponsor in connection with Yotta’s initial public offering and any shares issuable on conversion of preferred stock or loans. Subject to the Lock-Up Agreements described above, the holders of a majority of the shares held by the existing Yotta stockholders, and the holders of a majority of the shares held by DRIVEiT stockholders will each be entitled to make two demands that DRIVEiT register such securities for resale under the Securities Act, or two demands each if the surviving entity is eligible to use Form S-3 or a similar short-form registration statement. In addition, the holders will have certain “piggy-back” registration rights that require Yotta to include such securities in registration statements that Yotta otherwise files. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering DRIVEiT’s securities. Yotta will bear the expenses incurred in connection with the filing of any such registration statements. Approximately [_] shares of New DRIVEiT Common Stock will be subject to registration rights in the registration rights agreement.

The Note SPA

On October 30, 2024, Yotta and DRIVEiT entered into a Securities Purchase Agreement (the “Note SPA”) with a certain investor, pursuant to which the investor agreed to purchase a 10% Original Issue Discount Convertible Note with an aggregate principal amount of $3.894 million (the “Convertible Note”). Immediately before the closing of the Business Combination, upon the terms and subject to the conditions contained in the Convertible Note, the Convertible Note will be mandatorily converted into shares of a new series of preferred stock of DRIVEiT. Upon execution of the Note SPA, the investor purchased the full value of the Convertible Note for $2.95 million. Upon the closing of the Business Combination, the preferred stock of DRIVEiT will then be converted into a right to receive an equal number of shares of preferred stock of Yotta (the “Preferred Stock”).

The Convertible Note accrues interest at a rate of 15% per annum, has an original issue discount of 10% and matures one year from the date of issuance. The outstanding principal and accrued but unpaid interest on the Convertible Note automatically and mandatorily converts into shares of preferred stock of DRIVEiT at a conversion price equal to the Stated Value of such Preferred Stock divided by 3.25.

Upon any event of default, the interest rate automatically increases to 20% per annum. An event of default includes the following:

•        failure to timely deliver the shares upon conversion of the Convertible Note for a period of two business days;

•        failure to pay to the holder any amount due under the Convertible Note or any other related transaction document;

•        the occurrence of any default under or acceleration prior to maturity of any indebtedness (with certain exclusions) in an aggregate amount in excess of $300,000, subject to any cure or grace period provided, or a payment default under any such indebtedness, if such default remains uncured for a period of 10 consecutive trading days;

•        bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings instituted by or against Yotta, which have not been dismissed within 30 days;

•        the commencement by Yotta of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of Yotta in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Yotta or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by Yotta or any Subsidiary in furtherance of any such action or the taking of any action by any person to commence a UCC foreclosure sale or any other similar action under federal, state or foreign law;

•        the entry by a court of (A) a decree, order, judgment or other similar document in respect of Yotta of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (B) a decree, order, judgment or other similar document adjudging Yotta or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of Yotta under any applicable federal, state or foreign law or (C) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Yotta or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of 30 consecutive days;

•        a final judgment, judgments, any arbitration or mediation award or any settlement of any litigation or any other satisfaction of any claim made by any person pursuant to any litigation, with respect to the payment of cash, securities and/or other assets with an aggregate fair value in excess of $300,000 are rendered against, agreed to or otherwise accepted by, Yotta and which judgments are not, within 30 days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay; provided, that any judgment which is covered by insurance or an indemnity from a credit worthy party will not be included in calculating the $300,000 amount;

•        Yotta breaches any representation or warranty when made, or any covenant or other term or condition of the Convertible Note or any other related transaction document, and, only, in the case of a breach of a covenant or other term or condition that is curable, if such breach remains uncured for a period of 10 consecutive trading days after the delivery by holder of written notice thereof;

•        any provision of the Convertible Note or any other related transaction document cease to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by Yotta or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or Yotta denies in writing that it has any liability or obligation purported to be created under any transaction document; and

•        the termination of the Business Combination Agreement and/or the abandonment of the Business Combination.

The PIPE SPA

On October 30, 2024, Yotta and DRIVEiT also entered into a second Securities Purchase Agreement (the “PIPE SPA”) with a certain investor, pursuant to which, upon the terms and subject to the conditions contained therein, the investor is obligated to purchase shares of Preferred Stock for a purchase price of $8.4 million upon the closing of the Business Combination, and, after the closing of the Business Combination, in nine (9) tranches with each tranche having a purchase price of $5 million. Each purchase of shares of Preferred Stock under the PIPE SPA is for a number of shares of Preferred Stock equal to the aggregate purchase price paid by the investor plus a 10% increase, multiplied by 3.25 and divided by the Stated Value (as defined below) of the Preferred Stock.

The conversion of the Convertible Note and the closing of the purchases of Preferred Stock pursuant to the PIPE SPA are subject to certain conditions that must be satisfied or waived by the investor, including (i) the investor has entered into a registration rights agreement in a form to be reasonably acceptable to the investor including terms and conditions customary to registration rights agreements of this kind, (ii) the Certificate of Designation designating the series of Preferred Stock shall have been filed and in full force and effect, (iii) the Class A Common Stock is listed on a national securities exchange and Yotta has obtained stockholder approval of the issuance of the Preferred Stock in compliance with the rules of such exchange, (iv) Yotta shall have reserved a number of shares of Class A Common Stock equal to 250% of the number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and (v) the average daily trading volume of the Common Stock on the principal securities exchange or trading market where such Class A Common Stock is listed or traded during the ten (10) days prior to such closing shall exceed $4 million.

For a period until the one-year anniversary of the later of (i) the date a registration statement registering the shares of Class A Common Stock issuable upon conversion of all the shares of Preferred Stock is declared effective or (ii) the date Yotta has obtained stockholder approval approving this PIPE transaction, the investor has the right, but not the obligation, to purchase additional shares of Preferred Stock for an aggregate purchase price of $100 million upon the same terms and conditions as the purchases of Preferred Stock under the PIPE SPA.

During the period commencing on the execution date and ending on the date immediately following the 90th day after the latest of: (i) the execution date (ii) the date on which a registration statement (or registration statements) registering for resale all registrable securities has been declared effective by the SEC and (iii) the date of the last purchase of Preferred Stock under the PIPE SPA (or the period during which the investor’s right to purchase additional Preferred Stock has expired, whichever is later), Yotta agreed, with certain exceptions, not to directly or indirectly issue, offer, sell, or otherwise dispose of (or make any announcement) any equity security or any equity-linked or related security, any convertible securities, debt (with or related to equity), any preferred stock or any purchase rights. Yotta also agreed not to enter into the Business Combination or any fundamental, transaction, such as a merger, sale of more than 50% of the outstanding voting shares, sale of substantially all assets, or other business combination, unless the successor entity assumes all of the obligations of Yotta under the Convertible Notes and the other transaction documents.

Yotta’s Board of Directors’ Reasons for the Approval of the Business Combination

As described under “— The Background of the Business Combination” above, the Board, in evaluating the Business Combination, consulted with Yotta’s management and accounting and legal advisors. In reaching its unanimous decision to approve the Merger Agreement and the Business Combination, the Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the combination, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

This explanation of Yotta’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

A majority of Yotta’s non-employee directors approved the Business Combination. No member of the Yotta Board voted against, or abstained from voting on, the Business Combination.

Before reaching its decision, the Board reviewed the results of the due diligence conducted by our management, which included:

•        extensive meetings and calls with DRIVEiT’s management to understand and analyze DRIVEiT’s business and to understand DRIVEiT’s final financial models and forecasts;

•        consultation with industry experts regarding competitive landscape, industry outlook, company reputation, business model and scientific validity;

•        consultation with Yotta’s legal and accounting advisors;

•        Legal, commercial and operational review, which included review of DRIVEiT’s regulatory compliance and communications, human resources, marketing strategies, operational logistics, compliance and risk management, and other support.

•        review of DRIVEiT’s material contracts and financial, tax, legal, accounting, environmental, and intellectual property due diligence;

•        review of DRIVEiT’s financial statements;

•        research on comparable public companies; and

•        research on comparable transactions.

In approving the combination, the Board did not obtain a fairness opinion. The officers and directors of Yotta have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, enabled them to make the necessary analyses and determinations regarding the Business Combination.

Yotta’s management also considered a comparable company analysis to assess the potential value that the public markets would likely ascribe to DRIVEiT, and this analysis was discussed with the Board. These companies were selected by Yotta as publicly traded companies having businesses that were considered, in certain respects, to be similar to the combined company’s business.

Although none of the selected companies reviewed in this analysis were directly comparable to DRIVEiT, the companies had one or more similar operating and financial characteristics as DRIVEiT and therefore Yotta believes that the selected companies provide a solid basis to evaluate the proposed valuation of DRIVEiT. The companies were selected because they (i) [•] and/or (ii) [•]. The selected companies generally had product candidates or partnerships that were farther along in their development than DRIVEiT. Additionally, while a few of the selected companies were commercial-stage companies, Yotta considered these companies because of their similarities to the business, industry, commercial partnerships and technology platform to DRIVEiT. Given DRIVEiT’s unique technology platform and business strategy, and the limited number of directly comparable public companies, Yotta believed that it was important to consider both quantitative and qualitative information in its analysis of DRIVEiT versus comparable companies. With respect to quantitative information, Yotta reviewed the selected companies’ total market capitalization and total enterprise value in its analysis. Additionally, with respect to qualitative information, Yotta reviewed the operational, business and/or financial characteristics of DRIVEiT and the selected companies to provide a context in which to consider the results of the quantitative analysis. In its review of qualitative information, DRIVEiT’s technology platform, new management team, focus on development, product candidates, licensing and partnership opportunities, and general market size were key qualitative factors. The Board considered this analysis and viewed DRIVEiT to be favorable compared to such other companies.

The Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the Business Combination, including, but not limited to, the following:

•        Large and Growing Market Opportunity.    Yotta’s management and the Board considered DRIVEiT’s current and projected market opportunity, including the expected growth;

•        Complementary and Experienced Management Teams.    Yotta’s management and the Board believe that the complementary business, industry and investing experience of the Board members and DRIVEiT’s management team will help to accelerate the growth for the Combined Company. In addition, DRIVEiT has a strong management team with a successful track record of drug development and operating experience, which is expected to remain with the Combined Company to seek to execute DRIVEiT’s strategic and growth goals;

•        Financial Condition.    The Board also considered factors such as DRIVEiT’s outlook, financial plan and capital structure, as well as valuations and trading of similar publicly traded companies;

•        Due Diligence.    Yotta’s management conducted due diligence examinations of DRIVEiT and discussions with DRIVEiT’s management and Yotta’s financial and legal advisors concerning Yotta’s due diligence examination of DRIVEiT;

•        Other Alternatives.    The Board believes, after a thorough review of other business combination opportunities reasonably available to Yotta, that the proposed Business Combination represent the best available business combination opportunity for Yotta based upon the process utilized to evaluate and assess other potential combination targets, and the Board’s belief that such process has not presented a better available alternative; and

•        Negotiated Transaction.    The financial and other terms of the Merger Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Yotta and DRIVEiT.

In the course of its deliberations, the Board considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the below:

•        DRIVEiT has a limited cash flow and may not be able to execute on its business plan or achieve or sustain profitability.

•        The potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected time frame and the significant fees, expenses and time and effort of management associated with completing the Business Combination.

•        The Business Combination might not be consummated or completed in a timely manner or that the Closing might not occur despite our best efforts, including by reason of a failure to obtain the approval of their stockholders, litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the consummation of the Business Combination.

•        Competition in the industry is intense and, as a result, DRIVEiT may fail to develop new products and identify and develop new collaboration partners, which may negatively impact DRIVEiT’s operations, its ability to generate revenue, achieve profitability, and its growth prospects.

•        Economic downturns and political and market conditions beyond DRIVEiT’s control, including inflation, changes in regulations, and potential economic effects of COVID-19, could adversely affect its business, financial condition, results of operations and prospects.

•        DRIVEiT may be subject to litigation in the operation of its business and DRIVEiT’s insurance may not provide adequate levels of coverage against any claims. An adverse outcome in one or more legal proceedings or inadequate insurance coverage could adversely affect DRIVEiT’s business.

•        The Board did not obtain an opinion from any independent investment banking or accounting firm that the consideration Yotta would pay to acquire DRIVEiT is fair to Yotta or its stockholders from a financial point of view. In addition, the Board considered the limits of the due diligence performed by Yotta’s management and outside advisors and the inherent risk that even a thorough review may not uncover all potential risks of the business. Accordingly, the Board may be incorrect in its assessment of the Business Combination.

•        Yotta’s public stockholders may be less protected as investors from any material issues with respect to DRIVEiT’s business than an investor in an initial public offering because the scope of due diligence may be different than would typically be conducted in the event DRIVEiT pursued an underwritten initial public offering.

•        The risk factors associated with DRIVEiT’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

After considering the foregoing potentially negative and potentially positive reasons, the Board concluded, in its business judgment, that the potentially positive aspects of the Business Combination and the other related transactions outweighed the potentially negative aspects of the transaction. The Board recognized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing discussion.

The Business Combination is not structured so that approval of at least a majority of unaffiliated Yotta stockholders is required. No unaffiliated representative has been retained to act solely on behalf of the Yotta stockholders for purposes of negotiating the terms of the Merger Agreement on their behalf and/or preparing a report concerning the approval of the Business Combination. The Business Combination was unanimously approved by the Yotta Board.

The above discussion of the material factors considered by the Board sets forth the principal factors it considered but is not intended to be exhaustive.

DRIVEiT Board of Director’s Reasons for the Business Combination

DRIVEiT considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•        access to additional growth capital,

•        the potential ability to use DRIVEiT’s future publicly traded equity as a tool (merger currency) in future merger and acquisition transactions;

•        an expectation that the increased publicity from completing the transaction, and subsequently existing as a public company, would create unforeseen opportunities to attract new and potentially upgraded vendors, suppliers, off-takers, and business development opportunities like joint ventures; and

•        an expectation that the potential post transaction DRIVEiT public equity would provide an ability to attract and retain talent through a traditional public company equity compensation plan.

Management Post-Closing

Effective as of the Closing, New DRIVEiT’s Board of Directors will have [•] directors, all of which will be designated by DRIVEiT. At the Closing, all of the executive officers of Yotta shall resign and the individuals serving as executive officers of New DRIVEiT and the Surviving Corporation immediately after the Closing will be the same individuals (in the same offices) as those of DRIVEiT immediately prior to the Closing.

See “Directors and Executive Officers of New DRIVEiT After the Business Combination — Directors and Executive Officers” for additional information.

Voting Securities

As of the Record Date, there were [•] shares of Common Stock issued and outstanding. Only Yotta stockholders who hold shares of Common Stock of record as of the close of business on [•], 2024 are entitled to vote at the Yotta Special Meeting or any adjournment thereof. Approval of the Business Combination Proposal, the Advisory Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Yotta Special Meeting or any adjournment thereof. Approval of the Charter Amendment Proposal will require the affirmative vote of a majority of the issued and outstanding shares of Common Stock. Directors are elected by a plurality of the votes cast, in person or by proxy.

Attending the Yotta Special Meeting either by virtual attendance or by submitting your proxy and abstaining from voting will have no effect with respect to the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan, the Director Election Proposal and the Adjournment Proposal and will have the same effect as voting against all the Charter Amendment Proposal and, assuming that a quorum is present, broker non-votes will have no effect on the Proposals, other than the Charter Amendment Proposal, for which it will have the same effect as voting against the Proposal.

With respect to the Business Combination, pursuant to the Letter Agreement and the Parent Stockholder Support Agreement, the Sponsor which holds [•] shares (or [•]% of the outstanding shares) of Common Stock, has agreed to vote its shares of Common Stock in favor of each of the Proposals. As a result, only [•] shares of Common Stock held by the public stockholders will need to be present by virtual attendance or by proxy to satisfy the quorum requirement for the meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the votes cast at a meeting at which a quorum is present, assuming only the minimum number of shares of Common Stock to constitute a quorum is present, only [•] shares of Common Stock, or approximately [•]% of the outstanding shares of the Common Stock held by the public stockholders, must vote in favor of the Business Combination Proposal for it to be approved.

Redemption Rights

Pursuant to Yotta’s Certificate of Incorporation, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding Public Shares. As of [•], 2024, this would have amounted to approximately $[•] per share.

You will be entitled to receive cash for any Public Shares you elect to be redeemed only if you:

(i)     (a)     hold Public Shares, or

(b)    hold Public Shares through Units and you elect to separate your Units into the underlying Public Shares, Warrants, and Rights prior to exercising your redemption rights with respect to the Public Shares; and

(ii)    prior to [•], Eastern Time, on [•], 2024, (a) submit a written request to Continental that Yotta redeem your Public Shares for cash and (b) deliver your Public Shares to Continental, physically or electronically through DTC.

Holders of outstanding Units must separate the underlying Public Shares prior to exercising redemption rights with respect to the Public Shares. If the Units are registered in a holder’s own name, the holder must deliver the certificate for his/her/its Units to Continental, with written instructions to separate the Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the Public Shares from the Units.

If a holder exercises his/her/its redemption rights, then such holder will be exchanging his/her/its Public Shares for cash and will no longer own shares of New DRIVEiT other than any shares received in connection with the Rights. Such a holder will be entitled to receive cash for his/her/its Public Shares only if such holder properly demands redemption and delivers his/her/its Public Shares (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “The Yotta Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

Ownership of the Post-Business Combination Company After the Closing

We anticipate that upon completion of the Business Combination, assuming no redemptions of the 464,105 shares of Common Stock sold by Yotta to the public in its initial public offering (the “Public Shares”), Yotta’s stockholders will retain an ownership interest of approximately 19.8% in New DRIVEiT and the DRIVEiT Securityholders will own approximately 70.3% of New DRIVEiT. If all of the Public Shares are redeemed, Yotta’s stockholders will retain an ownership interest of approximately 17% in New DRIVEiT and the DRIVEiT Securityholders will own approximately 73.1% of New DRIVEiT. The ownership percentages with respect to New DRIVEiT do not take into account the issuance of any additional shares of Common Stock underlying the Warrants but do take into account (i) the issuance of 1,184,350 shares of New DRIVEiT Class A Common Stock pursuant to the Rights; and (ii) the forfeiture by Yotta’s sponsor, Yotta Investment LLC (the “Sponsor”), for no consideration, of such number of shares of Common Stock in excess of five percent (5%) of Yotta’s issued and outstanding common stock on the date of the Closing. (iv) DRIVEiT’s investor converts their preferred shares at $10 per share, with a 10% discount and a 9.9% ownership blocker in place. At the time of the IPO, if the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the Yotta stockholders will be different.

See “Unaudited Pro Forma Condensed Combined Financial Information.”

The following summarizes the pro forma ownership of the Common Stock immediately following the closing of the Business Combination, including Common Stock underlying Units, following the Business Combination under both the no redemption and maximum redemption scenarios:

	Scenario 1 (Assuming No Redemptions into Cash)	Scenario 2 (Assuming Maximum Redemptions into Cash)
Weighted average shares calculation, basic and diluted
Yotta Public Redeemable Shares Outstanding	464,105	—
Yotta Private Placement Shares	343,500	343,500
Yotta Shares held by Insider (founders/Sponsor share)	711,557	684,301
Yotta Public Right (10 for 1 common share)	1,150,000	1,150,000
Yotta Shares underlying Rights included as part of the Private Placement	34,350	34,350
Yotta Sponsor Note Conversion	107,700	107,700
Shares to be issued to Yotta Independent Director	16,666	16,666
Yotta Shares issued to DRIVEiT in Business Combination	10,000,000	10,000,000
Yotta Shares held by DRIVEiT investor through PIPE*	1,409,500	1,355,511
Weighted average shares outstanding	14,237,378	13,692,028
Percent of shares owned by existing DRIVEiT holders	70.3%	73.1%
Percent of shares owned by DRIVEiT’s investor/PIPE*	9.9%	9.9%
Percent of shares owned by existing holders of Yotta shares	19.8%	17%
	100.00%	100.00%

____________

*        This illustration reflects a scenario where DRIVEiT’s investor converts their convertible notes at $10 per share, with a 10% discount and a 9.9% ownership blocker in place. The investor does not plan to convert the preferred shares into common stock at the time of the IPO.

See “Unaudited Pro Forma Condensed Combined Financial Information.”

Dilution

The following table presents the net tangible book value per share at various redemption levels assuming various sources of material probable dilution (but excluding the effects of the Business Combination transaction itself):

	No Additional Redemptions(1)	50% Redemptions(2)	Maximum Redemptions(3)
Initial offering price per share	$10.00	$10.00	$10.00
Net Tangible Book Value at June 30, 2024(4)	$208,729	$(3,855,229)	$(7,919,187)
Total number of basis shares	4,671,171	4,308,003	3,944,835
Net tangible book value per share	$0.04	$(0.89)	$(2.01)
Dilution to Yotta public stockholders	$9.96	$10.89	$12.01
Net Tangible Book Value at June 30, 2024, including exercise of Public Warrants(5) and Public Rights(6)	$132,458,729	$128,394,771	$124,330,813
Total number of basis shares, including exercise of Public Warrants(5) and Public Rights(6)	17,321,171	16,958,003	16,594,835
Net Tangible Book Value per share, including exercise of Public Warrants and Public Rights	$7.65	$7.57	$7.49
Dilution (Accretion) to Yotta public stockholders, including future sources of dilution	$2.35	$2.43	$2.51

____________

(1)      Includes 726,336 Public Shares outstanding as of June 30, 2024. Assumes that no Public Stockholders exercise Redemption Rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account. Also includes 3,944,835 shares of Yotta’s private shares retained by the Sponsor and other stockholders.

(2)      Includes 363,168 Public Shares. Assumes that 50% of Yotta’s Public Stockholders, holding 726,336 Public Shares, will exercise their Redemption Rights for an aggregate payment of approximately $4.06 million (based on the estimated per-share redemption price of approximately $11.19 per share) from the Trust Account. Also includes 3,944,835 shares of Yotta’s private shares retained by the Sponsor and other stockholders.

(3)      Assumes that all Public Stockholders, holding 726,336 Public Shares, will exercise their Redemption Rights for an aggregate payment of approximately $8.13 million (based on the estimated per-share redemption price of approximately $11.19 per share) from the Trust Account. Includes 3,944,835 shares of Yotta’s private shares retained by the Sponsor and other stockholders.

(4)      The net tangible book value at June 30, 2024 was calculated as total assets minus total liabilities adjusted for reductions in the Trust Account at the 50% and Maximum Redemptions scenarios.

(5)      Includes 11,500,000 shares underlying Yotta’s Public Warrants and cash to the surviving entity of $132,250,000 assuming all Yotta’s Public Warrants are exercised. Each Public Unit previously issued included one redeemable Public Warrant. Each whole Public Warrant entitles the holder thereof to purchase one public share at a price of $11.50 per share, subject to adjustment. A Public Warrant may be exercised only during the Exercise Period commencing on the date that is ninety (90) days after the Business Combination. See Note. 7. Shareholders’ Deficit of the historical audited financial statements of Yotta included elsewhere in this form S-4 for more information regarding the registration requirements with regard to the Yotta’s Public Warrants.

(6)      Includes 1,150,000 shares underlying Yotta’s Public Rights assuming all Yotta’s 11,500,000 Public Rights outstanding as of June 30, 2024 are converted without receiving additional consideration. Each Public Unit previously issued included one Public Right. Each public right holder will receive one-tenth (1/10) of one share of common stock upon consummation of a Business Combination, even if the holder of such right redeemed all shares held by it in connection with a Business Combination. See Note. 7. Shareholders’ Deficit of the historical audited financial statements of Yotta included elsewhere in this form S-4 for more information regarding the registration requirements with regard to Yotta’s Public Rights.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses of cash in connection with the Business Combination, assuming (i) none of the public shares are redeemed in connection with the Business Combination (ii) 50% of the public shares are redeemed in connection with the Business Combination and (iii) all of the public shares are redeemed in connection with the Business Combination. Each of the No Additional Redemptions, 50% Redemptions, and Maximum Redemptions scenarios assume that the per-share redemption price is $11.14; the actual per-share redemption price will be equal to the pro rata portion of the Trust Account calculated as of two business days prior to the consummation of the Business Combination.

Estimated Sources and Uses of Cash (No Additional Redemptions)

Sources of Funds(1)		Uses of Funds(1)
Cash balance of DRIVEiT prior to Business Combination(2)	$144,410	Transaction fees and expenses(3)	$6,511,071
Cash balance of Yotta prior to Business Combination(2)	68,525	Payment of Sponsor promissory notes and other related party payables(4)	1,100,000
Existing Cash held in Trust Account(2)	5,171,522
Target Fund Raising	10,253,289	Remaining Cash on Balance Sheet	8,026,675
Total Sources	$15,637,746	Total Uses	$15,637,746

____________

(1)      Totals may be affected by rounding.

(2)      As of June 30, 2024. However, cash held in trust account includes August 2024 Redemptions.

(3)      Reflects the repayment of an estimated $6.5 million of legal, audit, consulting and other transaction-related expenses.

(4)      Reflects the repayment of Sponsor promissory notes repayment in the principal amount of $1,100,000.

Estimated Sources and Uses of Cash (50% Redemptions)

Sources of Funds(1)		Uses of Funds(1)
Cash balance of DRIVEiT prior to Business Combination(2)	$144,410	Class A Common Stock public redemption(3)	$2,585,761
Cash balance of SPAC prior to Business Combination(2)	68,525	Transaction Fees and Expenses(4)	6,511,071
Existing Cash held in Trust Account(2)	5,171,522	Payment of Sponsor Note and other related party payables(5)	1,100,000
Target Fund Raising	10,253,289	Remaining Cash on Balance Sheet	5,440,914
Total Sources	$15,637,746	Total Uses	$15,637,746

____________

(1)      Totals may be affected by rounding.

(2)      As of June 30, 2024. However, cash held in trust account includes August 2024 Redemptions

(3)      Assumes that 50% of public stockholders, holding 232,053 shares of Common Stock, will exercise their redemption rights for an aggregate payment of approximately $2.5 million (based on the estimated per-share redemption price of approximately $11.14 per share) from the Trust Account.

(4)      Reflects the repayment of an estimated $6.5 million of legal, audit, consulting and other transaction-related expenses.

(5)      Reflects the repayment of Sponsor promissory notes repayment in the principal amount of $1,100,000.

Estimated Sources and Uses of Cash (Maximum Redemptions)

Sources of Funds(1)		Uses of Funds(1)
Cash balance of DRIVEiT prior to Business Combination(2)	$144,410	Class A Common Stock public redemption(3)	$5,171,522
Cash balance of SPAC prior to Business Combination(2)	68,525	Transaction Fees and Expenses(4)	6,511,071
Existing Cash held in Trust Account(2)	5,171,522	Payment of Sponsor Note and other related party payables(5)	1,100,000
Target Fund Raising	10,253,289	Remaining Cash on Balance Sheet	2,855,153
Total Sources	$15,637,746	Total Uses	$15,637,746

____________

(1)      Totals may be affected by rounding.

(2)      As of June 30, 2024. However, cash held in trust account includes August 2024 Redemptions.

(3)      Assumes that all Yotta public stockholders, holding 464,105 shares of Common Stock, will exercise their redemption rights for an aggregate payment of approximately $5.1 million (based on the estimated per-share redemption price of approximately $11.14 per share) from the Trust Account.

(4)      Reflects the repayment of an estimated $6.5 million of legal, audit, consulting and other transaction-related expenses.

(5)      Reflects the repayment of Sponsor promissory notes repayment in the principal amount of $1,100,000.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Yotta Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor Related Parties, have interests in such proposal that are different from, or in addition to (which may conflict with), those of Yotta stockholders generally.

These conflicts of interest include, among other things, the interests listed below:

•        the fact that Sponsor beneficially owns 2,874,999 founder shares as of the date hereof, representing 99.42% of the voting power of the Common Stock, and Sponsor is required pursuant to a letter agreement entered into in connection with Yotta’s initial public offering to vote those shares in favor of the Business Combination;

•        the fact that Yotta has agreed to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. As of June 30, 2024, Yotta has not reimbursed Sponsor for any out-of-pocket expenses;

•        the fact that the Sponsor paid an aggregate of $25,000 for 2,874,999 founder shares. As of the date hereof, 2,874,999 founder shares are beneficially owned by the Sponsor. In connection with the execution of the Merger Agreement, the Sponsor entered into a forfeiture agreement with DRIVEiT, pursuant to which the Sponsor will forfeit, for no consideration, such number of shares of Common Stock in excess of five percent (5%) of Yotta’s issued and outstanding common stock on the date of the Closing. The founder shares will have a significantly higher value at the time of the Business Combination even after giving effect to the Forfeiture Agreement (assuming maximum redemption, the [_] founder shares that will not be surrendered by the Sponsor will have an aggregate market value of approximately $ million, based on the closing price of the Common Stock of $[_] on the Nasdaq Stock Market LLC on [_], 2024);

•        The fact that the Sponsor owns an aggregate of 343,500 private units. Based on a market price of $[•] per unit on [•], 2024, the value of the Units was $[•]. The private units (including underlying securities) will be worthless if Yotta does not consummate a business combination.

•        the fact that each of the directors and officers of Yotta owns the following number of founder shares:

Name of Beneficial Owner	Founder Shares
Yotta Investment LLC	3,201,833	(1)
Robert Labbe	6,667
Brandon Miller	3,333
Qi Gong	—
Daniel McCabe	3,333

____________

(1)      Yotta Investment LLC, our Sponsor, is controlled by Mrs. Chen, who is the wife of Mr. Hui Chen, Yotta’s Chief Executive Officer and director.

•        the fact that Sponsor, officers, advisors and directors of Yotta have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares it holds if SPAC fails to consummate an initial business combination by November 22, 2024 or, if such period is extended, within such extended period (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if Yotta fails to complete its initial business combination within the prescribed time frame) and therefore, such securities will be worthless if the initial business combination is not consummated by such deadline;

•        the fact that the Sponsor, the Sponsor Related Parties have agreed to vote the Common Stock in favor of the Merger Agreement and the Business Combination, including the Merger;

•        the fact that the Sponsor and the Sponsor Related Parties have agreed to (i) not transfer the Common Stock beneficially owned by such Sponsor Related Party prior to the Closing, (ii) certain lock-up provisions with respect to such Sponsor Related Party’s shares of New DRIVEiT Common Stock, as discussed herein, and (iii) waive and not otherwise perfect any anti-dilution or similar protection with respect to any Common Stock beneficially owned by such Sponsor Related Party;

•        the fact that the Sponsor and the Sponsor Related Parties will receive material benefits from the completion of an initial business combination and may be incentivized to complete the Business Combination rather than liquidate (in which case the Sponsor and the Sponsor Related Parties would lose their entire investment);

•        the fact that Yotta’s officers, advisors and directors are not required to, and will not, commit their full time to Yotta’s affairs, which may result in a conflict of interest in allocating their time between Yotta’s operations and the proposed Business Combination and their other businesses, on the other hand. In addition, certain of Yotta’s officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities, and therefore could have conflicts of interest in determining whether to present such business combination opportunity to such entity. Yotta does not believe that duties have had any material impact on the identification of companies that may be appropriate acquisition targets;

•        the fact that given the differential in the purchase price that the Sponsor paid for the founder shares as compared to the price of the units sold in the Yotta IPO, the Sponsor and its affiliates may earn a positive rate of return on their investment even if New DRIVEiT Common Stock trades below the price initially paid for the units sold in the Yotta IPO and the publics stockholders experience a negative rate of return following the completion of the Business Combination;

•        the fact that Sponsor and the directors and officers of Yotta have entered into a registration rights agreement, pursuant to which such persons have registration rights to require Yotta to register a sale of any of its securities held by them;

•        the fact that the Sponsor and Yotta’s officers and directors will lose their entire investment in Yotta and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by November 22, 2024 or, if such period is extended, within such extended period;

•        the continued indemnification of SPAC’s directors and officers and the continuation of SPAC’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•        the fact that if the Trust Account is liquidated, including in the event Yotta is unable to complete an initial business combination by November 22, 2024 or, if such period is extended, within such extended period, the Sponsor has agreed to indemnify Yotta to ensure that the proceeds in the Trust Account are not reduced below $10 per share, or such lesser per amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Yotta has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Yotta, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

•        the fact that SPAC may be entitled to distribute or pay over funds held by Yotta outside the Trust Account to the Sponsor or any of its affiliates prior to the closing of the Business Combination.

The foregoing personal and financial interests of the Sponsor as well as Yotta’s directors and executive officers may have influenced their motivation in identifying and selecting DRIVEiT as a business combination target and completing an initial business combination with DRIVEiT. Moreover, the foregoing interests present a risk that the Sponsor will benefit from the completion of a business combination, including in a manner that may not be aligned with the public stockholders. As such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate. In considering the recommendations of the Yotta Board to vote for the proposals, its stockholders should consider these interests.

See “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information.

Accounting Treatment

The Business Combination will be accounted for as a “reverse recapitalization,” with no goodwill or other intangible assets recorded, in accordance with GAAP. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of DRIVEiT in many respects.

Under this method of accounting, Yotta will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, DRIVEiT will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of DRIVEiT (i.e. a capital transaction involving the issuance of stock by Yotta for the stock of DRIVEiT). Accordingly, the consolidated assets, liabilities and results of operations of DRIVEiT will become the historical financial statements of New DRIVEiT, and Yotta’s assets, liabilities and results of operations will be consolidated with DRIVEiT’s beginning on the acquisition date. Operations of Yotta prior to the Business Combination will be presented as those of DRIVEiT in future reports. The net assets of DRIVEiT will be recognized at carrying value, with no goodwill or other intangible assets recorded.

Recommendations of the Board and Reasons for the Business Combination

After careful consideration of the terms and conditions of the Merger Agreement, the Board has determined that the Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, Yotta and its stockholders. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the Board reviewed various industry and financial data and the evaluation of materials provided by DRIVEiT. The Yotta Board decided not to obtain a fairness opinion. The officers and directors of Yotta have extensive transactional experience. They furthermore have substantial experience in evaluating the operations and financial merits of companies and are qualified to perform such evaluations. Consequently, they concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination and its fairness to Yotta’s stockholders. The Board recommends that Yotta stockholders vote

•        FOR the Business Combination Proposal;

•        FOR the Charter Amendment Proposal;

•        FOR the Advisory Proposals;

•        FOR the Nasdaq Proposal;

•        FOR the Incentive Plan Proposal;

•        FOR the Director Election Proposal; and

•        FOR the Adjournment Proposal.

Summary Risk Factors

In evaluating the Business Combination and the Proposals to be considered and voted on at the Yotta Special Meeting, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page 38 of this proxy statement/prospectus. Some of these risks related to are summarized below. References in the summary below to “DRIVEiT” generally refer to DRIVEiT in the present tense or New DRIVEiT from and after the Business Combination.

The following summarizes certain principal factors that make an investment in New DRIVEiT speculative or risky, all of which are more fully described in the “Risk Factors” section below. This summary should be read in conjunction with the “Risk Factors” section and should not be relied upon as an exhaustive summary of the material risks facing Yotta’s, DRIVEiT’s and/or New DRIVEiT’s business.

Risks Related to DRIVEiT’s Business

•        Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of your investment.

•        We may be unable to execute on our growth strategy and open the expected number of superstores.

•        We are subject to risks associated with dependence on manufacturer business relationships and agreements. The unavailability or access to sources of other inventory could adversely affect our business by increasing the costs of vehicles purchased.

•        Disruptions in the production and delivery of new vehicles and parts from manufacturers due to the lack of availability of parts and key components from suppliers could have a material adverse effect on our business, results of operations, financial condition and cash flows.

•        Vehicle technology advancements and changes in consumer vehicle ownership preferences could adversely affect our new and used vehicle sales volumes, parts and service revenues and results of operations.

•        A decline of affordable and available vehicle financing may adversely affect our vehicle sales.

Risks Related to DRIVEiT’s and Yotta’s Business

•        Failure to comply with applicable anti-corruption legislation and other governmental laws and regulations could result in fines, criminal penalties and materially adversely affect its business, financial condition and results of operations.

•        The continuation or worsening of the COVID-19 pandemic, or other similar public health developments, could have an adverse effect on business, results of operations, and financial condition.

•        Yotta will be forced to liquidate the Trust Account if it cannot consummate a business combination by November 22, 2024 (or up to October 22, 2025 if the time to complete the initial business combination is further extended in accordance with its Certificate of Incorporation). In the event of a liquidation, Yotta’s public stockholders will receive $10.00 per share and the Warrants and Rights will expire worthless.

Risks Related to Yotta’s Business and the Business Combination

•        You must tender your Public Shares in order to validly seek redemption at the Yotta Special Meeting of stockholders.

•        If third parties bring claims against Yotta, the proceeds held in trust could be reduced and the per-Public Share liquidation price received by Yotta’s stockholders may be less than $10.00.

•        Any distributions received by Yotta stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Yotta was unable to pay its debts as they fell due in the ordinary course of business.

•        If Yotta’s due diligence investigation of DRIVEiT was inadequate, then stockholders of Yotta following the Business Combination could lose some or all of their investment.

Risks Related to the New DRIVEiT Common Stock

•        The market price of the New DRIVEiT Common Stock is likely to be highly volatile, and you may lose some or all of your investment.

•        Volatility in New DRIVEiT’s share price could subject New DRIVEiT to securities class action litigation.

TRADING MARKET AND DIVIDENDS

Yotta

Units, Public Shares, Warrants and Rights

The Units, Public Shares, Warrants and Rights are each quoted on Nasdaq, under the symbols “YOTAU,” “YOTA,” “YOTAW,” and “YOTAR,” respectively. Each of Yotta’s Units consists of one Public Share, one Warrant and one Right. Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share and each Right entitles the holder to one-tenth of one share of Common Stock upon completion of a business combination. The Units, Public Shares, Warrants and Rights commenced trading on Nasdaq separately on June 27, 2022.

Yotta’s Dividend Policy

Yotta has not paid any cash dividends on the Common Stock to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon Yotta’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. Further, if we incur any indebtedness, Yotta’s ability to declare dividends may be limited by restrictive covenants Yotta may agree to in connection therewith. The payment of any dividends subsequent to the Business Combination will be within the discretion of New DRIVEiT’s Board of Directors. It is the present intention of the Board to retain all earnings, if any, for use in its business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.

Combined Company

Dividend Policy

Following completion of the Business Combination, New DRIVEiT’s Board of Directors will consider whether or not to institute a dividend policy. It is presently intended that New DRIVEiT retain its earnings for use in business operations and accordingly, we do not anticipate New DRIVEiT’s Board of Directors declaring any dividends in the foreseeable future.

RISK FACTORS

You should consider carefully the following risk factors, as well as the other information set forth in this proxy statement/prospectus, before making a decision on the Business Combination. Risks related to DRIVEiT, including risks related to DRIVEiT’s business, financial position and capital requirements, development, regulatory approval and commercialization, dependence on third parties, intellectual property and taxation, will continue to be applicable to New DRIVEiT after the Closing of the Business Combination.

Risks Related to DRIVEiT

Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of your investment.

You must consider the risks and difficulties we face as an early-stage company with no operating history. If we do not successfully address these risks, our business, prospects, operating results and financial condition will be materially and adversely harmed. We were formed in December 2022. We anticipate that we will commence opening superstores during the fourth fiscal quarter of 2024. We have a limited operating history on which investors can base an evaluation of our business, operating results and prospects.

DRIVEiT’s proposed operations are subject to all business risks associated with new enterprises. The likelihood of DRIVEiT’s success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the expansion of a business, the operation in a competitive industry, and the continued development of advertising, promotions and a corresponding customer base. There is a possibility that DRIVEiT could sustain losses in the future. There can be no assurances that DRIVEiT will ever operate profitably.

DRIVEiT’s growth strategy is dependent upon the following factors:

•        Our EV Sales vertical of our business model is contingent upon forming agreements with EV OEMs to market, sale and service their vehicles.

•        Favorable operating performance.    Our ability to grow our business and open superstores is dependent on a sufficiently favorable level of operating performance to support the management, personnel and capital resources necessary to successfully open and operate or acquire new locations.

•        Availability of suitable superstore sites.    Our ability to open superstores is subject to the availability of suitable sites in locations and on terms favorable to DRIVEiT. If and when DRIVEiT decides to open new superstores, the inability to acquire suitable real estate, either through lease or purchase, at favorable terms could limit the expansion of DRIVEiT’s superstore base. In addition, if a new superstore is unsuccessful and we are forced to close the superstore, we could incur additional costs if we are unable to dispose of the property in a timely manner or on terms favorable to DRIVEiT. Any of these circumstances could have a material adverse effect on DRIVEiT’s expansion strategy and future operating results.

•        Ability to attract and retain management for new superstores.    The success of new superstores is dependent upon DRIVEiT being able to hire and retain additional competent personnel. The market for qualified employees in the industry and in the regions in which DRIVEiT operates is highly competitive. If we are unable to hire and retain qualified and competent personnel to operate our EV Superstores (“EVSS”), these EVSS may not be profitable, which could have a material adverse effect on our future financial condition and operating results.

•        Availability and cost of vehicles.    The cost and availability of sources of inventory could affect DRIVEiT’s ability to open new superstores. Any of these factors could potentially have a significant negative effect on the supply of vehicles at appropriate prices available to DRIVEiT in future periods. This could also make it difficult for DRIVEiT to supply appropriate levels of inventory for an increasing number of superstores without significant additional costs, which could limit our future sales or reduce future profit margins if we are required to incur substantially higher costs to maintain appropriate inventory levels.

•        Acceptable levels of credit losses at new superstores.    Credit losses tend to be higher at new superstores due to fewer repeat customers and less experienced associates; therefore, the opening of new a superstore may increase DRIVEiT’s overall credit losses. In addition, new superstores may experience higher than anticipated credit losses, which may require DRIVEiT to incur additional costs to reduce future credit losses or to close the underperforming locations altogether. Any of these circumstances could have a material adverse effect on DRIVEiT’s future financial condition and operating results.

We may be unable to execute on our growth strategy and open the expected number of superstores.

We currently do not operate any superstores and plan to open one superstores by the end of 2024. We face a number of challenges in opening superstores, including locating retail space, having a cost and geographic profile that will allow us to operate in highly desirable shopping locations, hiring in-store talent and expanding our operations in a cost-effective manner. Successful operation of a retail store depends, in part, on the overall ability of the retail location to attract a consumer base sufficient to generate profitable store sales volumes.

Additionally, the economic environment may, at times, make it difficult to determine the fair market rent of real estate properties. This could impact the quality of our decisions to exercise lease options and renew expiring leases at negotiated rates. Any adverse effect on the quality of these decisions could impact our ability to retain real estate locations adequate to meet our profit or growth targets or efficiently manage the profitability of our existing fleet of stores, which could have a material adverse effect on our results of operations.

We are subject to risks associated with dependence on manufacturer business relationships and agreements. The unavailability or access to sources of other inventory could adversely affect our business by increasing the costs of vehicles purchased.

The success of our superstores will be primarily dependent on Mullen Automotive Inc. (“Mullen”) whom we will rely exclusively on for our new vehicle inventory. Initially, we will solely rely on new commercial EVs manufactured by Mullen/Bollinger, and an inventory of used vehicles to be acquired. We plan to sell new EVs manufactured by Mullen such as Commercial Class 1-3 and Bollinger B4 We also plan to sell new EVs for manufacturers that need additional distribution. There can be no assurance that sufficient inventory will continue to be available or will be available at comparable costs. Any reduction in the availability of inventory or increases in the cost of vehicles could adversely affect our gross margin percentages. DRIVEiT could have to absorb a portion of cost increases. Any future decline in new car sales could further adversely affect our access to and costs of inventory. Our ability to source vehicles could also be impacted by the closure of auctions and wholesalers as a result of adverse economic conditions or other factors.

Vehicle manufacturers may be adversely impacted by economic downturns or recessions, significant declines in the sales of their new vehicles, increases in interest rates, adverse fluctuations in currency exchange rates, declines in their credit ratings, reductions in access to capital or credit, labor strikes or similar disruptions (including within their major suppliers), supply shortages, rising raw material costs, rising employee benefit costs, adverse publicity that may reduce consumer demand for their products, including due to bankruptcy, product defects, litigation, ability to keep up with technology and business model changes, poor product mix or unappealing vehicle design, governmental laws and regulations, natural disasters or other adverse events. Original Equipment Manufacturers have been and could continue to be impacted by disruptions to the economy, lower than anticipated electric vehicle adoption, delays in increasing factory production, labor negotiations, parts shortages, including semiconductor chips, and other disruptions. These and other risks could materially and adversely affect the financial condition of any manufacturer and impact its ability to profitably design, market, produce or distribute new vehicles, which in turn could have a material adverse effect on our business, results of operations and financial condition.

Disruptions in the production and delivery of new vehicles and parts from manufacturers due to the lack of availability of parts and key components from suppliers could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We believe that we will generate a significant portion of our revenue through new vehicle sales, and new vehicle sales also tend to lead to sales of higher-margin products and services, such as vehicle-related parts and service. In addition, new vehicle buyers often trade in an owned vehicle, or turn in a leased vehicle, to us at the time of purchase, and these traded vehicles could be a source for used vehicle inventory. We plan to rely exclusively on Mullen/Bollinger and other manufacturers that provide us EVs for our new vehicle inventory and maintenance and replacement parts inventory. In turn, our vehicle manufacturers rely on certain third-party suppliers to manufacture and deliver certain parts and key components for their vehicles. As a result, our profitability is dependent to a great extent on various aspects of vehicle manufacturers’ operations and timely delivery of new vehicles and parts.

Vehicle technology advancements and changes in consumer vehicle ownership preferences could adversely affect our new and used vehicle sales volumes, parts and service revenues and results of operations.

Vehicle technology advancements are occurring at an accelerating pace. These include driver assist functionality, autonomous vehicle development and rideshare and vehicle co-ownership business models. Many in the automotive industry believe that in the near future vehicles will be available to the automotive consumer at low usage costs, which may entice many vehicle owners, particularly in larger, highly populated areas, to abandon individual car ownership in favor of multiple co-ownership ride-sharing opportunities. Increased popularity in the ride-sharing subscription business model could adversely affect our new and used vehicle sales volumes, parts and service revenues and results of operations.

The used automotive retail industry is fragmented and highly competitive, which could result in increased costs for vehicles and adverse price competition. Increased competition on the financing side of the business could result in increased credit losses.

In addition to EVs, we plan to also sell used EVs. We will compete principally with other independent dealers, and with (i) the used vehicle retail operations of franchised automobile dealerships, (ii) independent used vehicle dealers, and (iii) individuals who sell used vehicles in private transactions. DRIVEiT will compete for both the purchase and resale, which includes, in most cases, financing for the customer, of used vehicles. DRIVEiT’s competitors may sell the same or similar makes of vehicles that we plan to offer in the same or similar markets at competitive prices. Increased competition in the market, including new entrants to the market, could result in increased wholesale costs for used vehicles and lower-than-expected vehicle sales and margins. Further, if any of DRIVEiT’s competitors seek to gain or retain market share by reducing prices for used vehicles, DRIVEiT would likely reduce its prices in order to remain competitive, which may result in a decrease in its sales and profitability and require a change in its operating strategies. Increased competition on the financing side puts pressure on contract structures and increases the risk for higher credit losses. More qualified applicants have more financing options on the front-end, and if events adversely affecting the borrower occur after the sale, the increased competition may tempt the borrower to default on their contract with DRIVEiT in favor of other financing options, which in turn increases the likelihood of DRIVEiT not being able to save that account.

A decline of affordable and available vehicle financing may adversely affect our vehicle sales.

A significant portion of buyers finance their vehicle purchases. We anticipate that the primary finance sources our customers may use in connection with the purchase of a new or used EV are DRIVEiT Financial Group, manufacturer captive finance companies and sub-prime lenders. These consumer vehicle financing sources rely to a certain extent on financing markets and sources to provide the capital necessary to support their financing programs. In addition, these financing sources, including DRIVEiT Financial Group, may occasionally change their loan underwriting criteria to alter the risk profile of their loan portfolio.

In the event that the cost to customers to finance vehicles becomes more expensive, due to increases in interest rates by the financing sources or their sources of capital, lenders tighten their credit standards, or available vehicle financing declines, consumers may be unable or less willing to purchase vehicles, which could have a material adverse effect on our business and results of operations.

Our operations will be subject to extensive governmental laws and regulations. If we are found to be in violation of or subject to liabilities under any of these laws, or if new laws or regulations are enacted that adversely affect our operations, business and operating results, and prospects could suffer.

We will be subject to federal, state and local laws and regulations in the geographic regions in which we operate, such as those relating to franchising, motor vehicle sales, retail installment sales, leasing, finance and insurance, marketing, licensing, consumer protection, consumer privacy, escheatment, anti-money laundering, environmental, vehicle emissions and fuel economy and health and safety. In addition, with respect to employment practices, we are subject to various laws and regulations, including complex federal, state and local wage and hour and anti-discrimination laws. New laws and regulations are enacted on an ongoing basis. These regulations affect our profitability and require ongoing training. We are responsible for ensuring that continued compliance with laws is maintained. If there are unauthorized activities, the state and federal authorities have the power to impose civil penalties and sanctions, suspend or withdraw dealer licenses or take other actions. These actions could materially impair our activities or our ability to acquire new stores in those states where violations occurred. Further, private causes of action on behalf of individuals or a class of individuals could result in significant damages or injunctive relief.

We may be involved in legal proceedings arising from the conduct of our business, including litigation with customers, employee-related lawsuits, class actions, purported class actions and actions brought by or on behalf of governmental authorities. Claims arising out of actual or alleged violations of law may be asserted against us or any of our dealers by individuals, either individually or through class actions, or by governmental entities in civil or criminal investigations and proceedings. Such actions may expose us to substantial monetary damages and legal defense costs, injunctive relief, criminal and civil fines and penalties and damage our reputation and sales.

Our financing activities will be subject to federal truth-in-lending, consumer leasing and equal credit opportunity laws and regulations, as well as state and local motor vehicle finance laws, installment finance laws, insurance laws, usury laws and other installment sales laws and regulations. Some states regulate finance, documentation and administrative fees that may be charged in connection with vehicle sales. In recent years, private plaintiffs and state attorneys general in the United States have increased their scrutiny of advertising, sales and finance and insurance activities in the sale and leasing of motor vehicles. These activities have led many lenders to limit the amounts that may be charged to customers as fee income. If these or similar activities were to significantly restrict our ability to generate revenue from arranging financing for our customers, we could be adversely affected.

If we or any of our employees at any individual EVSS violate or are alleged to violate laws and regulations applicable to them or protecting consumers generally, we could be subject to individual claims or consumer class actions, administrative, civil or criminal investigations or actions and adverse publicity. Such actions could expose us to substantial monetary damages and legal defense costs, injunctive relief and criminal and civil fines and penalties, including suspension or revocation of our licenses and franchises to conduct EVSS operations.

Environmental laws and regulations govern, among other things, discharges into the air and water, storage of petroleum substances and chemicals, the handling and disposal of wastes and remediation of contamination arising from spills and releases. In addition, we may also have liability in connection with materials that were sent to third-party recycling, treatment and/or disposal facilities under federal and state statutes. These federal and state statutes impose liability for investigation and remediation of contamination without regard to fault or the legality of the conduct that contributed to the contamination. Similar to many of our competitors, we have incurred and expect to continue to incur capital and operating expenditures and other costs in complying with such federal and state statutes. In addition, we may be subject to broad liabilities arising out of contamination at our currently and formerly owned or operated facilities, at locations to which hazardous substances were transported from such facilities, and at such locations related to entities formerly affiliated with us. Although for some such potential liabilities we believe we are entitled to indemnification from other entities, we cannot assure you that such entities will view their obligations as we do or will be able or willing to satisfy them. Failure to comply with applicable laws and regulations, or significant additional expenditures required to maintain compliance therewith, may have a material adverse effect on our business, results of operations, financial condition, cash flows and prospects.

If state laws that protect automotive retailers are repealed, weakened, or superseded by our framework agreements with manufacturers, our superstores will be more susceptible to termination, non-renewal, or renegotiation of their dealer agreements, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Applicable state laws generally provide that an automobile manufacturer may not terminate or refuse to renew a dealer agreement unless it has first provided the dealer with written notice setting forth “good cause” and stating the grounds for termination or non-renewal. Many states also limit the circumstances in which an automobile manufacturer may sell vehicles directly to consumers. Some state laws allow dealers to file protests or petitions or allow them to attempt to comply with the manufacturer’s criteria within a notice period to avoid the termination or non-renewal. Our framework agreements with certain manufacturers contain provisions that, among other things, attempt to limit the protections available to dealers under these laws, and, though unsuccessful to date, manufacturers’ ongoing lobbying efforts may lead to the repeal or revision of these laws. If these laws are repealed in the states in which we operate, manufacturers may be able to terminate our franchises without providing advance notice, an opportunity to cure or a showing of good cause. Without the protection of these state laws, it may also be more difficult for us to renew our dealer agreements upon expiration. Changes in laws that provide manufacturers the ability to terminate our dealer agreements could materially adversely affect our business, results of operations, financial condition and cash flows. Furthermore, if a manufacturer seeks protection from creditors in bankruptcy, courts have held that the federal bankruptcy laws may supersede the state laws that protect automotive retailers resulting in either the termination, non-renewal or rejection of franchises by such manufacturers, which, in turn, could materially adversely affect our business, result of operations, financial condition and cash flows. Market disruptors continue to push for legislation permitting direct-to-consumer sales models; if those lobbying efforts are successful, automotive manufacturers could bypass the traditional franchised dealer network, which in turn could materially adversely affect our business, results of operations, financial condition and cash flows.

We are subject to risks associated with imported product restrictions or limitations, foreign trade and currency valuations.

Our business involves the sale of vehicles, parts or vehicles composed of parts that are manufactured outside of the United States. As a result, our operations are subject to risks of doing business outside of the United States and importing merchandise, including import duties, exchange rates, trade restrictions, work stoppages, natural or man-made disasters, and general political and socio-economic conditions in other countries. The United States or the countries from which our products are imported may, from time to time, impose new quotas, duties, tariffs or other restrictions or limitations, or adjust presently prevailing quotas, duties or tariffs. The imposition of new, or adjustments to prevailing, quotas, duties, tariffs or other restrictions or limitations could have a material adverse effect on our business, financial condition, results of operations and cash flows. Relative weakness of the U.S. dollar against foreign currencies in the future may result in an increase in costs to us and in the retail price of such vehicles or parts, which could discourage consumers from purchasing such vehicles and adversely impact our revenues and profitability.

Developments in alternative technologies or improvements in the internal combustion engine may materially and adversely affect the demand for EVs.

Significant developments in alternative technologies, such as hybrids, advanced diesel, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways we cannot anticipate. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced EVs, which could result in the loss of competitiveness of our vehicles, a loss of revenue and a loss of market share to competitors.

A cybersecurity breach, including loss of confidential information or a breach of personally identifiable information (“PII”) about our customers or employees, could negatively affect operations and result in high costs.

In the ordinary course of business, we will receive significant PII about our customers and our employees. A security incident to obtain such information could be caused by malicious insiders and third parties using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses, including hacking, fraud, trickery or other forms of deception. Although many companies across many industries are affected by malicious efforts to obtain access to PII, the automotive dealership industry has been a particular target of identity thieves. The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time. We have implemented security measures that are designed to detect and protect against cyberattacks.

Despite these measures and any additional measures we may implement or adopt in the future, our facilities and systems, and those of our third-party service providers, will be vulnerable to security breaches, computer viruses, lost or misplaced data, programming errors, scams, ransomware, burglary, human errors, acts of vandalism, misdirected wire transfers or other events. If an unauthorized party is successful in obtaining trade secrets, PII, confidential or otherwise protected information of our superstores or our customers or in disrupting our operations through a cyberattack, the attack could result in a loss of revenue, increased costs of doing business, decrease in customer satisfaction and loyalty and increased exposure to negative publicity. In addition, security breaches and other security incidents could expose us to a risk of loss or exposure of this information, which could result in potential liability, investigations, regulatory fines, penalties for violation of applicable laws or regulations, costs related to remediation or the payment of ransom and litigation including individual claims or consumer class actions, administrative, and civil or criminal investigations or actions, any of which could have a material adverse effect on our business, results of operations or financial condition.

Further, advances in computer capabilities, new discoveries in the field of cryptography, inadequate facility security or other developments may result in a compromise or breach of the technology we use to safeguard confidential, personal or otherwise protected information. As the breadth and complexity of the technologies we use continue to grow, including as a result of the use of mobile devices, cloud services, open-source software, social media and the increased reliance on devices connected to the internet, the potential risk of security breaches and cybersecurity attacks also increases. Despite ongoing efforts to improve our ability to protect data from compromise, we may not be able to protect all of our data across our diverse systems and third-party vendors. Our efforts to improve security and protect data result in increased capital and operating costs.

In addition, we are subject to numerous laws and regulations designed to protect the information of clients, customers, employees and other third parties that we collect and maintain.

We will need to raise additional capital required to grow our business, and we may not be able to raise capital on terms acceptable to us or at all.

Growing and operating our business will require significant cash outlays and capital expenditures and commitments. We have utilized cash on hand and cash generated from operations, accessed our credit facility and issued equity and debt securities as sources of liquidity. If cash on hand and cash generated from operations are not sufficient to meet our cash requirements, we will need to seek additional capital, potentially through equity or debt financing, to fund our growth. Our ability to access the credit and capital markets in the future as a source of liquidity, and the borrowing costs associated with such financing, are dependent upon market conditions. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, any equity securities we issue, including any preferred stock, may be on terms that are dilutive or potentially dilutive to our stockholders, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. If new sources of financing are required, but are insufficient or unavailable, we will be required to modify our growth and operating plans based on available funding, if any, which would harm our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be adversely affected.

We may not be able to secure additional financing to meet our future capital needs due to changes in general economic conditions.

We anticipate needing significant capital to complete the research, development and testing of our vehicles, and execute our business plan, generally. We may use capital more rapidly than currently anticipated and incur higher operating expenses than currently expected, and we will likely be required to depend on external financing to satisfy our operating and capital needs. We may need new or additional financing in the future to conduct our operations or expand our business. Any sustained weakness in the general economic conditions and/or financial markets in the United States or globally could adversely affect our ability to raise capital on favorable terms or at all. From time to time we have relied, and may also rely in the future, on access to financial markets as a source of liquidity to satisfy working capital requirements and for general corporate purposes. We may be unable to secure debt or equity financing on terms acceptable to us, or at all, at the time when we need such funding. If we do raise funds by issuing additional equity or convertible debt securities, the ownership percentages of existing stockholders would be reduced, and the securities that we issue may have rights, preferences or privileges senior to those of the holders of our common stock or preferred stock or may be issued at a discount to the market price of our common stock which would result in dilution to our existing stockholders. If we raise additional funds by issuing debt, we may be subject to debt covenants, which could place limitations on our operations including our ability to declare and pay dividends. Our inability to raise additional funds on a timely basis would make it difficult for us to achieve our business objectives and would have a negative impact on our business, financial condition and results of operations.

Our operating losses have raised substantial doubt regarding our ability to continue as a going concern, as stated in the auditors’ opinion, which includes an explanatory paragraph as of and for the years ended December 31, 2023 and 2022.

Our operating losses raise substantial doubt about our ability to continue as a going concern as of and for the years ended December 31, 2023 and 2022. As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of and for the years ended December 31, 2023 and 2022 with respect to this uncertainty. The perception of our ability to continue as a going concern may make it more difficult for us to obtain financing for the continuation of our operations and could result in the loss of confidence by investors, suppliers and employees.

We will sell our vehicles in a highly competitive market and industry, which will result in pressure on our profit margins.

The automobile industry generally, and its EV subset, is subject to significant competition and pricing pressures. We will experience significant competitive pricing pressures for our vehicles as well as competitive battery systems. Several significant competitors offer products with prices that may match or be lower than ours will be. One or more of our competitors could develop a significant research advantage over us that allows them to provide superior products or pricing, which could put us at a competitive disadvantage. Continued pricing pressure, improvements in other vehicles or battery systems or development of new products and shifts away from our products would adversely impact our anticipated customer base or pricing structure and have a material and adverse effect on our business, financial condition, results of operations and cash flows.

We may be exposed to material product liability claims, which could increase our costs and adversely affect our reputation and business.

As a future marketer and distributor of vehicles and products designed for use in vehicles, we could be subject to product liability claims if the use of our products is alleged to have resulted in injury. We may be subject to various product liability claims, including, among others, that our products had inadequate instructions for use or inadequate warnings for safety. The cost of defense can be substantially higher than the cost of settlement even when claims are without merit. The high cost to defend or settle product liability claims could have a material adverse effect on our business and operating results.

We currently do not have insurance coverage for any claims against us.

We face the risk of loss resulting from product liability, securities, fiduciary liability, intellectual property, antitrust, contractual, warranty, environmental, fraud and other lawsuits, whether or not such claims are valid. In addition, we do not have liability, fiduciary, directors and officers, property, natural catastrophe and comprehensive general liability insurance. To the extent we secure insurance, it may not be adequate to cover such claims or may not be available to the extent we expect. If we are able to secure insurance, our costs could be volatile and, at any time, can increase given changes in market supply and demand. We may not be able to obtain adequate insurance coverage in the future at acceptable costs. A successful claim that exceeds or is not covered by our policies could require us to pay substantial sums, which would negatively affect our operating results.

We may have difficulty managing growth in our business.

Because of our small size, growth in accordance with our business plans, if achieved, will place a significant strain on our financial, technical, operational and management resources. As we expand our activities, research and development, marketing and general operations, there will be additional demands on our financial, technical and management resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the recruitment and retention of experienced personnel, talent and consultants, could have a material adverse effect on our business, financial condition and results of operations and our ability to timely execute our business plan.

Our business plan is based, in part, on estimates and assumptions that may prove to be inaccurate, and, accordingly, our business plan may not succeed.

Our business plan incorporates management’s current best estimate and analysis of the potential market, opportunities and difficulties that we face. There can be no assurance that our underlying assumptions accurately reflect opportunities, costs, potential for success or potential liabilities. Competitive and economic forces on marketing, distribution and pricing of our products make forecasting of sales, revenues and costs extremely difficult and unpredictable.

We must successfully adapt and manage an evolving business.

We expect operating expenses and our staffing level to increase substantially in the future. In particular, we intend to hire skilled personnel, including persons with experience in automobile and battery development, production and sale. Competition for such personnel can be intense, and there can be no assurance that we will be able to find or keep additional suitable senior managers or technical persons in the future. We also expect to expend resources for future expansion of our accounting and internal information management systems and for a number of other new systems and procedures. If our revenues do not keep up with operating expenses, our information management systems do not expand to meet increasing demands, we fail to attract, assimilate and retain qualified personnel, or we fail to manage our expansion effectively, there would be a materially adverse effect on our business, financial condition and operating results.

Our inability to adequately protect and maintain our intellectual property would likely harm our business.

Our ability to achieve commercial success will depend in part on obtaining, maintaining and defending our intellectual property, as well as successfully defending our intellectual property against any third-party challenges and prosecuting against infringements of our intellectual property rights. We have acquired some of our intellectual property from third parties but have not yet obtained any patents for such intellectual property. Protecting our intellectual property rights will require us to obtain and maintain patents, as well as defend against use or initiate claims against third parties. If we are unable to obtain and maintain patent and trade secret protection for our technology and products, our business would likely be harmed. In addition, we will only be able to protect our technology and enabled products from unauthorized use by third parties where we obtain and maintain valid and enforceable patents or trade secrets.

We may need to pursue additional protections for our intellectual property as we develop new products and enhance existing technologies. We may not be able to obtain appropriate protections for our intellectual property in a timely manner, or at all. Our inability to obtain appropriate protections for our intellectual property may allow competitors to enter our markets and produce or sell the same or similar products.

We cannot predict the claims or breadth of claims that may be allowed or enforced in our future patent applications. The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep a competitive advantage. For example:

•        we might not have been the first to make the inventions covered by each of our pending patent applications or any future issued patents;

•        our patent applications might not have been the first to be filed for the inventions;

•        our patents, if any, may not provide a basis for commercially viable products, and may not provide us with any competitive advantages;

•        patents may not be issued to us, and the patents may be deemed invalid, or may be challenged and invalidated by third parties;

•        our technologies may not be patentable; or

•        the patents of others may have an adverse effect on our business.

We will also rely on trade secrets to protect our technology and cannot be certain they will remain secret and provide protection or advantage to our efforts.

We will also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. Trade secrets are difficult to protect. While will we use reasonable efforts to protect our trade secrets, such as confidentiality agreements and non-competition agreements, our employees, consultants, contractors, partners and other advisors may unintentionally or willfully disclose our information to competitors or use them for their own benefits. Moreover, not all consultants or service providers or other persons that may have access to our information from time to time will necessarily be covered by confidentiality agreements. Enforcing claims that a third party illegally obtained, disclosed or is using our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how that may be equivalent or preferential to our trade secret practices.

We may become involved in litigation or other proceedings to defend against claims of infringement of intellectual property rights of others and the outcome could have a material adverse impact on our business. We are also required to share in prosecution and defense of our intellectual property partners, which could result in a material liability.

While we are not currently involved in any legal proceedings related to intellectual property, the defense and prosecution of intellectual property suits, interferences, oppositions and related legal and administrative proceedings in the United States and elsewhere are costly, time consuming to pursue and could result in the use of our limited financial, legal, and managerial resources. An adverse ruling, including an adverse decision as to the infringement of any third party intellectual property rights or the enforceability or validity of our intellectual property rights could subject us to significant damages or prevent us from using the intellectual property or selling our products. Even if we prevail, we could incur substantial costs and our intended business plans may be diverted or postponed.

Some of our directors and officers may have conflicts of interest with respect to certain related party transactions and other business interests.

Some of our executive officers and directors also hold positions at Mullen, a Southern California-based EV company that operates in various verticals of businesses focused within the automotive industry, which will initially be providing our inventory of new commercial EVs along Mullen’s subsidiary Bollinger Motors. David Michery, our Chairman of the Board of Directors, is also Chairman and Chief Executive Officer of Mullen. Jonathan New, Chief Financial Officer, is also Chief Financial Officer of Mullen Automotive Inc. Kent Puckett, our a director and chair of audit committee of DRIVEiT, is also a director of Mullen, and Ignacio Novoa and Mark Betor serve as directors for both companies. Makayla Brown is the Director of Operations for Mullen Automotive Inc. and serves as a director DRIVEiT. Related party transactions that present difficult conflicts of interest, could result in disadvantages to DRIVEiT, and may impair investor confidence, which could materially and adversely affect us. Related party transactions could also cause us to become materially dependent on related parties in the ongoing conduct of our business, and related parties may be motivated by personal interests to pursue courses of action that are not necessarily in the best interests of our company and our stockholders.

If we are unable to retain key executives and other personnel and/or recruit additional executives and personnel, we may not be able to execute our forecasted business strategy and our growth may be hindered.

Our success largely depends on the performance of our management team and other key personnel and our ability to continue to recruit qualified senior executives and other key personnel. Our future operations could be harmed if any of our senior executives or other key personnel ceased working for us. Competition for senior management personnel is intense, and there can be no assurance that we will be able to retain our personnel or attract additional qualified personnel. The loss of a member of senior management may require the remaining executive officers to divert immediate and substantial attention to fulfilling his or her duties and to seeking a replacement. We may not be able to continue to attract or retain such personnel in the future. Any inability to fill vacancies in our senior executive positions on a timely basis could impair our ability to implement our business strategy, which would harm our business and results of operations.

Global economic conditions could continue to adversely affect our operations.

In recent times, we have been faced with very challenging global economic conditions. Deterioration in the global economic environment may result in demand inconsistencies for our products and services, increased competition, downward pressure on the prices for our products, longer sales cycles and slower adoption of new technologies. A weakening of macroeconomic conditions may also adversely affect our suppliers, which could result in interruptions in supply in the future. There can be no assurance that a deterioration of economic conditions in these markets will not adversely affect our future results.

Our operations may be impaired as a result of disasters, business interruptions or similar events.

A natural disaster such as a hurricane, tornado, fire or flood, or a catastrophic event such as a terrorist attack, an epidemic affecting our operating activities, major facilities, or a computer system failure could cause an interruption or delay in our business and loss of inventory and/or data or render us unable to produce our vehicles and ventilators and accept and fulfill customer orders in a timely manner, or at all. We do not currently have a disaster recovery plan. In the event that a hurricane, natural disaster, terrorist attack or other catastrophic event were to destroy any part of our facilities or interrupt our corporate headquarters or any of our third-party distribution or manufacturing facilities operations for any extended period of time, or if harsh weather conditions prevent us from delivering products in a timely manner, our business, financial condition and operating results could be seriously harmed.

Because we are subject to numerous laws and regulations, and we may become involved in litigation from time to time, we could incur substantial judgments, fines, legal fees and other costs.

Our industry is highly regulated. The manufacture, labeling and advertising for our products are regulated by various federal, state and local agencies, as well as those of each foreign country to which we distribute. These governmental authorities may commence regulatory or legal proceedings, which could restrict the permissible scope of our product claims or the ability to manufacture and sell our products in the future. The Department of Transportation (“DOT”) regulates our products to ensure that the products are not hazardous. Failure to comply with DOT requirements may result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions. Our advertising is subject to regulation by the Federal Trade Commission under the Federal Trade Commission Act. Some states also permit advertising laws to be enforced by private attorney generals, who may seek relief for consumers, class action certifications, class wide damages and product recalls of products sold by us. Any of these types of adverse actions against us by governmental authorities or private litigants could have a material adverse effect on our business, financial condition and results of operations.

We may incur a substantial amount of debt which is considered significant for a company of our size which could adversely affect our financial condition and our ability to react to changes in our business.

If we incur a substantial amount of debt, it could have important consequences to us. For example, it could:

•        make it more difficult for us to satisfy our obligations to the holders of our outstanding debt, resulting in possible defaults on and acceleration of such indebtedness;

•        require us to dedicate a substantial portion of any future cash flows from operations and from the issuance of equity or debt securities to make payments on our debt, which would reduce the availability of our cash flows from operations to fund working capital, capital expenditures or other general corporate purposes;

•        increase our vulnerability to general adverse economic and industry conditions, including interest rate fluctuations;

•        place us at a competitive disadvantage to our competitors with proportionately less debt for their size;

•        limit our ability to refinance our existing indebtedness or borrow additional funds in the future;

•        limit our flexibility in planning for, or reacting to, changing conditions in our business;

•        limit our ability to react to competitive pressures or make it difficult for us to carry out capital; and

•        spending that is necessary or important to our growth strategy.

Any of the foregoing impacts of substantial indebtedness could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Yotta’s Business and the Business Combination

Yotta will be forced to liquidate the Trust Account if it cannot consummate an initial business combination by November 22, 2024 (unless further extended to as late as October 22, 2025 in accordance with the Certificate of Incorporation). In the event of a liquidation, Yotta’s public stockholders will receive $[•] per Public Share and the Warrant and the Right included in each Unit will expire worthless.

If Yotta is unable to complete a business combination by November 22, 2024 (unless further extended to as late as October 22, 2025), and is forced to liquidate, without taking into account additional deposits into the Trust Account to further extend the date by which Yotta has to consummate a business combination, the per-share liquidation distribution will be $[•]. Furthermore, any Warrants and Rights will expire worthless.

You must tender your Public Shares in order to validly seek redemption at the Yotta Special Meeting of stockholders.

In connection with tendering your Public Shares for redemption, you must elect either to physically tender your share certificates to Continental or to deliver your Public Shares to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case at least two business days before the Yotta Special Meeting. The requirement for physical or electronic delivery ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination.

If third parties bring claims against Yotta, the proceeds held in trust could be reduced and the per Public Share liquidation price received by Yotta’s public stockholders may be less than $10.00.

Yotta’s placing of funds in trust may not protect those funds from third party claims against Yotta. Although Yotta has received from many of the vendors, service providers (other than its independent accountants) and prospective target businesses with which it does business executed agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Yotta’s public stockholders, they may still seek recourse against the Trust Account. Additionally, a court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of Yotta’s public stockholders. If Yotta liquidates the Trust Account before the completion of a business combination and distributes the proceeds held therein to its public stockholders, the Sponsor has contractually agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us, but only if such a vendor or prospective target business does not execute such a waiver. However, Yotta cannot assure you that they will be able to meet such obligation. Therefore, the per-share distribution from the Trust Account for our stockholders may be less than $10.00 per Public Share due to such claims.

Additionally, if Yotta is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Yotta’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, Yotta may not be able to return $10.00 to our public stockholders.

Yotta’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about Yotta’s ability continue as a “going concern.”

As on June 30, 2024, the Yotta had a cash balance of $68,525. Further, Yotta has incurred and expect to continue to incur significant costs as a public company (for legal, financial reporting, accounting and auditing compliance), as well as expenses in connection with its proposed initial Business Combination with DRIVEiT. Yotta cannot assure you that any efforts to raise capital (if required) or to consummate an initial business combination (including the proposed Business Combination with DRIVEiT) will be successful. These factors, among others, raise substantial doubt about Yotta’s ability to continue as a going concern. The consolidated financial statement contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from Yotta’s inability to continue as a going concern.

We may be deemed a “foreign person” under the regulations relating to CFIUS and our failure to obtain any required approvals within the requisite time period may require us to liquidate.

We do not believe that either we or the Sponsor constitute a “foreign person” under CFIUS rules and regulations. However, if CFIUS considers us to be a “foreign person” and believes that the business of an initial business combination target may affect national security, we could be subject to foreign ownership restrictions and/or CFIUS review. If a potential business combination falls within the scope of applicable foreign ownership restrictions, we may be unable to consummate an initial business combination. In addition, if a potential initial business combination falls within CFIUS’s jurisdiction, we may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with an initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination.

Although we do not believe we or the Sponsor are a “foreign person”, CFIUS may take a different view and decide to block or delay a potential initial business combination, impose conditions to mitigate national security concerns with respect to a potential initial business combination, order us to divest all or a portion of a U.S. business of the potential combined company if we had proceeded without first obtaining CFIUS clearance, or impose penalties if CFIUS believes that the mandatory notification requirement applied. Additionally, the laws and regulations of other U.S. government entities may impose review or approval procedures on account of any potential foreign ownership by the Sponsor. As a result, the pool of potential targets with which we could complete an initial business combination may be limited due to such regulatory restrictions. Moreover, the process of any government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete an initial business combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate. If we liquidate, our public stockholders may only receive $10.00 per share, and our warrants will expire worthless. This will also cause you to lose any potential investment opportunity in a potential initial business combination and the chance of realizing future gains on your investment through any price appreciation in the combined company.

Any distributions received by Yotta stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Yotta was unable to pay its debts as they fell due in the ordinary course of business.

Yotta’s Certificate of Incorporation provides that it will continue in existence only until November 22, 2024 (unless extended to as late as October 22, 2025 in accordance with the Certificate of Incorporation). If Yotta is unable to consummate a transaction within the required time period, upon notice from Yotta, the trustee of the Trust Account will distribute the amount in its Trust Account to its public stockholders. Concurrently, Yotta shall pay, or reserve for payment, from funds not held in trust, its liabilities and obligations, although Yotta cannot assure you that there will be sufficient funds for such purpose.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $68,525 of proceeds held outside the Trust Account as of June 30, 2024, although we cannot assure you that there will be sufficient funds for such purpose. We will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations we may owe or for working capital purposes.

However, we may not properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, third parties may seek to recover from our stockholders amounts owed to them by us.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors.

If Yotta’s due diligence investigation of DRIVEiT was inadequate, then stockholders of Yotta following the Business Combination could lose some or all of their investment.

Even though Yotta conducted a thorough due diligence investigation of DRIVEiT, it cannot be sure that this diligence uncovered all material issues that may be present inside DRIVEiT or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of DRIVEiT and its business and outside of its control will not later arise.

Because the post-combination company will be a publicly traded company by virtue of a merger as opposed to an underwritten initial public offering, the process does not use the services of one or more underwriters, which could result in less diligence being conducted.

In an underwritten initial public offering, underwriters typically conduct due diligence on the company being taken public in order to establish a due diligence defense against liability claims under federal securities laws. Because Yotta is already a publicly traded company, an underwriter has not been engaged. While the Sponsor may have an inherent conflict of interest because its shares of Common Stock and Warrants will be worthless if Yotta does not complete a business combination, management and the board of directors of the acquirer, as well as private investors, undertake a certain level of due diligence. However, this due diligence is not necessarily the same level of due diligence undertaken by an underwriter in a traditional initial public offering. If such investigation had occurred, certain information in this proxy statement/prospectus may have been presented in a different manner or additional information may have been presented at the request of such underwriter.

Stockholder litigation and regulatory inquiries and investigations are expensive and could harm Yotta’s operating results and could divert management attention.

In the past, securities class action litigation and/or stockholder derivative litigation and inquiries or investigations by regulatory authorities have often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Business Combination. Any stockholder litigation and/or regulatory investigations against Yotta, whether or not resolved in Yotta’s favor, could result in substantial costs and divert Yotta’s management’s attention from other business concerns, which could adversely affect Yotta’s business and cash resources and the ultimate value Yotta’s stockholders receive as a result of the Business Combination.

Yotta does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Yotta to complete the Business Combination with which a substantial majority of Yotta’s stockholders do not agree, which may increase the number of public shares that are redeemed and the risk of being subject to the “penny stock” rules.

Yotta’s amended and restated certificate of incorporation does not provide a specified maximum redemption threshold and there is no minimum cash condition with respect to the completion of the Business Combination. As a result, Yotta may be able to complete the Business Combination even though a substantial majority of its public stockholders do not agree with the Business Combination and have redeemed their shares. Furthermore, Yotta may be able to redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of its initial business combination (such that it may become subject to the SEC’s “penny stock” rules). The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Although we expect to meet Nasdaq’s initial listing requirements upon closing of the Business Combination and to not be subject to “penny stock” rules, these additional burdens imposed on broker-dealers restrict the ability and decrease the willingness of broker-dealers to sell our public shares, which we believe results in decreased liquidity for our public shares as well as increased transaction costs for sales and purchases of our public shares as compared to other securities.

Since the Sponsor and Yotta’s directors and executive officers, have interests that are different, or in addition to (and which may conflict with), the interests of other Yotta stockholders, a conflict of interest may have existed in determining whether the Business Combination with DRIVEiT is appropriate as our initial business combination. Such interests include that Sponsor as well as our executive officers and directors, will lose their entire investment in us if we do not complete a business combination.

When you consider the recommendation of the Yotta Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor, including Yotta’s directors and executive officers, have interests in such proposal that are different from, or in addition to (which may conflict with), those of Yotta’s other stockholders generally.

These conflicts of interest include, among other things, the interests listed below:

•        the fact that Sponsor beneficially owns 2,874,999 founder shares as of the date hereof, representing 99.42% of the voting power of the Common Stock, and Sponsor is required pursuant to a letter agreement entered into in connection with Yotta’s initial public offering to vote those shares in favor of the Business Combination;

•        the fact that Yotta has agreed to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. As of June 30, 2024, Yotta has not reimbursed Sponsor for any out-of-pocket expenses;

•        the fact that the Sponsor paid an aggregate of $25,000 for 2,874,999 founder shares. As of the date hereof, 2,874,999 founder shares are beneficially owned by the Sponsor. In connection with the execution of the Merger Agreement, the Sponsor entered into a forfeiture agreement with DRIVEiT, pursuant to which the Sponsor will forfeit, for no consideration, such number of shares of Common Stock in excess of five percent (5%) of Yotta’s issued and outstanding common stock on the date of the Closing. The founder shares will have a significantly higher value at the time of the Business Combination even after giving effect to the Forfeiture Agreement (assuming maximum redemption, the [_] founder shares that will not be surrendered by the Sponsor will have an aggregate market value of approximately $ million, based on the closing price of the Common Stock of $[_] on the Nasdaq Stock Market LLC on [_], 2024);

•        The fact that the Sponsor owns an aggregate of 343,500 private units. Based on a market price of $[•] per unit on [•], 2024, the value of the Units was $[•]. The private units (including underlying securities) will be worthless if Yotta does not consummate a business combination;

•        the fact that each of the directors and officers of Yotta owns the following number of founder shares:

Name of Beneficial Owner	Founder Shares
Yotta Investment LLC	3,201,833	(1)
Robert Labbe	6,667
Brandon Miller	3,333
Qi Gong	—
Daniel McCabe	3,333

____________

(1)      Yotta Investment LLC, our Sponsor, is controlled by Mrs. Chen, who is the wife of Mr. Hui Chen, Yotta’s Chief Executive Officer and director.

•        the fact that Sponsor, officers, advisors and directors of SPAC have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares it holds if SPAC fails to consummate an initial business combination by November 22, 2024 or, if such period is extended, within such extended period (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if Yotta fails to complete its initial business combination within the prescribed time frame) and therefore, such securities will be worthless if the initial business combination is not consummated by such deadline;

•        the fact that the Sponsor, the Sponsor Related Parties have agreed to vote the Common Stock in favor of the Merger Agreement and the Business Combination, including the Merger;

•        the fact that the Sponsor and the Sponsor Related Parties have agreed to (i) not transfer the Common Stock beneficially owned by such Sponsor Related Party prior to the Closing, (ii) certain lock-up provisions with respect to such Sponsor Related Party’s shares of New DRIVEiT Common Stock, as discussed herein, and (iii) waive and not otherwise perfect any anti-dilution or similar protection with respect to any Common Stock beneficially owned by such Sponsor Related Party;

•        the fact that the Sponsor and the Sponsor Related Parties will receive material benefits from the completion of an initial business combination and may be incentivized to complete the Business Combination rather than liquidate (in which case the Sponsor and the Sponsor Related Parties would lose their entire investment);

•        the fact that Yotta’s officers, advisors and directors are not required to, and will not, commit their full time to Yotta’s affairs, which may result in a conflict of interest in allocating their time between Yotta’s operations and the proposed Business Combination and their other businesses, on the other hand. In addition, certain of Yotta’s officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities, and therefore could have conflicts of interest in determining whether to present such business combination opportunity to such entity. Yotta does not believe that duties have had any material impact on the identification of companies that may be appropriate acquisition targets;

•        the fact that given the differential in the purchase price that the Sponsor paid for the founder shares as compared to the price of the units sold in the Yotta IPO, the Sponsor and its affiliates may earn a positive rate of return on their investment even if New DRIVEiT Common Stock trades below the price initially paid for the units sold in the Yotta IPO and the publics stockholders experience a negative rate of return following the completion of the Business Combination;

•        the fact that Sponsor and the directors and officers of Yotta have entered into a registration rights agreement, pursuant to which such persons have registration rights to require Yotta to register a sale of any of its securities held by them;

•        the fact that the Sponsor and Yotta’s officers and directors will lose their entire investment in Yotta and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by November 22, 2024 or, if such period is extended, within such extended period;

•        the continued indemnification of SPAC’s directors and officers and the continuation of SPAC’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•        the fact that if the Trust Account is liquidated, including in the event Yotta is unable to complete an initial business combination by November 22, 2024 or, if such period is extended, within such extended period, the Sponsor has agreed to indemnify Yotta to ensure that the proceeds in the Trust Account are not reduced below $10 per share, or such lesser per amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Yotta has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Yotta, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

•        the fact that SPAC may be entitled to distribute or pay over funds held by Yotta outside the Trust Account to the Sponsor or any of its affiliates prior to the closing of the Business Combination.

Set forth below is a summary of the terms and amount of the compensation received or to be received by the Sponsor and its affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by SPAC to the Sponsor and its affiliates and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Compensation
Sponsor	Sponsor paid $25,000, or approximately $0.009 per share for the founder shares and $3,435,000 for 343,500 private units.

Pursuant to the Merger Agreement, DRIVEiT deposited $1,100,000 into Sponsor’s operating account to repay certain indebtedness owed to the Sponsor by Yotta and $400,000 into Yotta’s operating account to cover transaction expenses in connection with the Business Combination. Pursuant to the Merger Agreement, New DRIVEiT will use any cash available at Closing to pay Yotta transaction expenses and then to reimburse or pay Sponsor for any outstanding loans or other obligations of Yotta to Sponsor. Yotta currently estimates that the total amount payable for Yotta transaction expenses and any outstanding loans or other obligations of Yotta to Sponsor is approximately $[_] million, inclusive of the $[_] principal balance under the promissory notes due to Sponsor, as of June 30, 2024.

Yotta has agreed to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. As of June 30, 2024, Yotta has not reimbursed Sponsor for any out-of-pocket expenses.

The retention of shares by Sponsor and the Investors and the reimbursements payable to Sponsor at Closing will not result in a material dilution of the equity interests of non-redeeming public stockholders. See “Proposal No. 1 — The Business Combination Proposal — Total Shares of New DRIVEiT Common Stock Outstanding Upon Consummation of the Business Combination.”

The foregoing personal and financial interests of the Sponsor as well as Yotta’s directors and executive officers may have influenced their motivation in identifying and selecting DRIVEiT as a business combination target and completing an initial business combination with DRIVEiT. Moreover, the foregoing interests present a risk that the Sponsor will benefit from the completion of a business combination, including in a manner that may not be aligned with the public stockholders. As such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate. In considering the recommendations of the Yotta Board to vote for the proposals, its stockholders should consider these interests.

Yotta is requiring stockholders who wish to redeem their Public Shares in connection with a proposed business combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

Yotta is requiring stockholders who wish to redeem their Public Shares to either tender their certificates to Continental or to deliver their Public Shares to Continental electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) System at least two business days before the Yotta Special Meeting. In order to obtain a physical certificate, a stockholder’s broker and/or clearing broker, DTC and Continental will need to act to facilitate this request. It is Yotta’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. However, because Yotta does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical certificate. While Yotta has been advised that it takes a short time to deliver Public Shares through the DWAC System, Yotta cannot assure you of this fact. Accordingly, if it takes longer than Yotta anticipates for stockholders to deliver their Public Shares, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their Public Shares.

Yotta will require its public stockholders who wish to redeem their Public Shares in connection with the Business Combination to comply with specific requirements for redemption described above, such redeeming stockholders may be unable to sell their securities when they wish to in the event that the Business Combination is not consummated.

If Yotta requires public stockholders who wish to redeem their Public Shares in connection with the proposed Business Combination to comply with specific requirements for redemption as described above and the Business Combination is not consummated, Yotta will promptly return such certificates to its public stockholders. Accordingly, investors who attempted to redeem their Public Shares in such a circumstance will be unable to sell their securities after the failed acquisition until Yotta has returned their securities to them. The market price of Public Shares may decline during this time and you may not be able to sell your securities when you wish to, even while other stockholders that did not seek redemption may be able to sell their securities.

If Yotta’s security holders exercise their registration rights with respect to their securities, it may have an adverse effect on the market price of Yotta’s securities.

Yotta’s Initial Stockholders are entitled to make a demand that it register the resale of their founder shares at any time commencing three months prior to the date on which their shares may be released from escrow. Additionally, the holders of the Private Units are entitled to demand that Yotta register the resale of the Private Units and any other Units Yotta issues to them (and the underlying securities) commencing at any time after Yotta consummates an initial business combination. If such persons exercise their registration rights with respect to all of their securities, then there will be an additional 3,252,849 shares of Common Stock and 343,500 Warrants (and underlying securities) eligible for trading in the public market. The presence of these additional shares of Common Stock and Warrants (and underlying securities) trading in the public market may have an adverse effect on the market price of Yotta’s securities.

Yotta will not obtain an opinion from an unaffiliated third party as to the fairness of the Business Combination to its stockholders.

Yotta is not required to obtain an opinion from an unaffiliated third party that the price it is paying in the Business Combination is fair to its public stockholders from a financial point of view. Yotta’s public stockholders therefore, must rely solely on the judgment of the Board.

If the Business Combination’s benefits do not meet the expectations of financial or industry analysts, the market price of Yotta’s securities may decline.

The market price of Yotta’s securities may decline as a result of the Business Combination if:

•        Yotta does not achieve the perceived benefits of the acquisition as rapidly as, or to the extent anticipated by, financial or industry analysts; or

•        The effect of the Business Combination on the financial statements is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of decreasing stock prices.

Yotta’s directors and officers may have certain conflicts in determining to recommend the acquisition of DRIVEiT, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a stockholder.

Yotta’s management and directors have interests in and arising from the Business Combination that are different from, or in addition to, your interests as a stockholder, which could result in a real or perceived conflict of interest. These interests include the fact that certain of the shares of Common Stock and Private Units (including the underlying securities) owned by Yotta’s management and directors, or their affiliates and associates, would become worthless if the Business Combination Proposal is not approved and Yotta otherwise fails to consummate a business combination prior to November 22, 2024 (unless such date has been further extended as described herein). See “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” beginning on page 86 for additional information.

Yotta and DRIVEiT have incurred and expect to incur significant costs associated with the Business Combination. Whether or not they complete the Business Combination, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by Yotta if the Business Combination is completed or by Yotta if the Business Combination is not completed.

Yotta and DRIVEiT have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, Yotta expects to incur approximately $[•] in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by Yotta if the Business Combination is completed or by Yotta if the Business Combination is not completed.

Yotta has incurred and will incur significant transaction costs in connection with transactions contemplated by the Merger Agreement.

Yotta has incurred and will incur significant transaction costs in connection with the Business Combination. If the Business Combination is not consummated, Yotta may not have sufficient funds to seek an alternative business combination and may be forced to liquidate and dissolve.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what New DRIVEiT’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Combined Company’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

In the event that a significant number of Public Shares are redeemed, the Common Stock may become less liquid following the Business Combination.

If a significant number of Public Shares are redeemed, Yotta may be left with a significantly smaller number of stockholders. As a result, trading in the shares of New DRIVEiT may be limited and your ability to sell your shares in the market could be adversely affected. New DRIVEiT intends to apply to list its shares on Nasdaq, and Nasdaq may not list the Common Stock, which could limit investors’ ability to make transactions in Yotta’s securities and subject Yotta to additional trading restrictions.

New DRIVEiT will be required to meet the initial listing requirements to be listed on Nasdaq. However, New DRIVEiT may be unable to maintain the listing of its securities in the future.

If New DRIVEiT fails to meet the continued listing requirements and Nasdaq delists its securities, Yotta could face significant material adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        a limited amount of news and analyst coverage for New DRIVEiT; and

•        a decreased ability to issue additional securities or obtain additional financing in the future

Yotta may waive one or more of the conditions to the Business Combination without resoliciting stockholder approval for the Business Combination.

Yotta may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws. The Board will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In some instances, if the Board determines that a waiver is not sufficiently material to warrant resolicitation of stockholders, Yotta has the discretion to complete the Business Combination without seeking further stockholder approval. For example, it is a condition to Yotta’s obligations to close the Business Combination that there be no applicable law and no injunction or other order restraining or imposing any condition on the consummation of the Business Combination, however, if the Board determines that any such order or injunction is not material to the business of DRIVEiT, then the Board may elect to waive that condition without stockholder approval and close the Business Combination.

Yotta’s stockholders will experience immediate dilution as a consequence of the issuance of Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that Yotta’s current stockholders have on the management of Yotta.

We anticipate that upon completion of the Business Combination, assuming no redemptions of the 464,105 shares of Common Stock sold by Yotta to the public in its initial public offering (the “Public Shares”), Yotta’s stockholders will retain an ownership interest of approximately 19.8% in New DRIVEiT and the DRIVEiT Securityholders will own approximately 70.3% of New DRIVEiT. If all of the Public Shares are redeemed, Yotta’s stockholders will retain an ownership interest of approximately 17% in New DRIVEiT and the DRIVEiT Securityholders will own approximately 73.1% of New DRIVEiT. The ownership percentages with respect to New DRIVEiT do not take into account the issuance of any additional shares of Common Stock underlying the Warrants but do take into account (i) the issuance of 1,184,350 shares of New DRIVEiT Common Stock pursuant to the Rights; and (ii) the forfeiture by Yotta’s sponsor, Yotta Investment LLC (the “Sponsor”), for no consideration, of such number of shares of Common Stock in excess of five percent (5%) of Yotta’s issued and outstanding common stock on the date of the Closing. (iv) DRIVEiT’s investor converts their preferred shares at $10 per share, with a 10% discount and a 9.9% ownership blocker in place. At the time of the IPO, if the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the Yotta stockholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Provisions in the Amended Charter and Delaware law may have the effect of discouraging lawsuits against the directors and officers of the Post-Combination Company.

Following the Business Combination, the Amended Charter will provide that unless the Post-Combination Company consents to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action brought by a stockholder on behalf of the Post-Combination Company, (ii) any claim of breach of a fiduciary duty owed by any of the Post-Combination Company’s directors, officers, stockholders, or employees, (iii) any claim against the Post-Combination Company arising under its charter or bylaws or the DGCL and (iv) any claim against the Post-Combination Company governed by the internal affairs doctrine. The Proposed Charter designates the United States District Court for the District of Delaware as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

This exclusive forum provision will not apply to claims under the Exchange Act, but will apply to other state and federal law claims including actions arising under the Securities Act. Section 22 of the Securities Act, however, created concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

Although Yotta believes this provision will benefit the Post-Combination Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, this choice of forum provision may have the effect of increasing costs for investors to bring a claim against the Post-Combination Company and its directors and officers and of limiting a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Post-Combination Company or any of its directors, officers, other employees or stockholders, which may discourage (but not prevent) lawsuits with respect to such claims.

Risks Related to the New DRIVEiT Class A Common Stock and the Securities Market

The dual class structure of New DRIVEiT Common Stock will have the effect of concentrating voting power with David Michery, which may effectively eliminate your ability to influence the outcome of important transactions, including a change in control.

Prior to the Business Combination, David Michery, DRIVEiT’s Chairman of the board of directors, owns approximately 48.5% of DRIVEiT Common Stock. The DRIVEiT Common Stock held by Mr. Michery will be converted into New DRIVEiT Class B Common Stock based on the Conversion Ratio. The remaining shares of DRIVEiT Common Stock outstanding will be converted into New DRIVEiT Class A Common Stock upon completion of the Business Combination.

Each share of New DRIVEiT Class A Common Stock will have one vote per share, and each share of New DRIVEiT Class B Common Stock will have 10 votes per share. Upon the Closing, depending on the number of shares of Yotta Common Stock redeemed by the public stockholders, David Michery may control a majority of the voting power of the outstanding New DRIVEiT Common Stock. Holders of New DRIVEiT Class A Common Stock and New DRIVEiT Class B Common Stock will vote together as a single class on all matters presented to New DRIVEiT’s stockholders for their vote or approval, except as otherwise required by applicable law or the Amended Charter. Accordingly, except for applicable rights of new DRIVEiT Preferred Stock, Mr. Michery will likely effectively control all matters submitted to the stockholders, including the election of directors, amendments of organizational documents, compensation matters, and any merger, consolidation, sale of all or substantially all of New DRIVEiT’s assets, or other major corporate transaction requiring stockholder approval. Even if Mr. Michery’s control constitutes less than a majority of the voting power of the outstanding New DRIVEiT Common Stock, the extent of the influence that they have over New DRIVEiT may be substantial.

Mr. Michery may have interests that differ from yours and may vote in a way with which you disagree, and which may be adverse to your interests. This concentrated control is likely to have the effect of limiting the likelihood of an unsolicited merger proposal, unsolicited tender offer, or proxy contest for the removal of directors. As a result, New DRIVEiT’s dual class structure, coupled with Mr. Michery’s concentration of stock ownership, may have the effect of depriving the New DRIVEiT’s stockholders of an opportunity to sell their shares at a premium over prevailing market prices and make it more difficult to replace directors and management.

New DRIVEiT may be a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, may qualify for exemptions from certain corporate governance requirements. If New DRIVEiT relies on these exemptions, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Depending on the number of shares of Yotta Common Stock redeemed by the public stockholders, David Michery may control a majority of the voting power of the outstanding New DRIVEiT Common Stock, and New DRIVEiT may then be a “controlled company” within the meaning of applicable rules of Nasdaq upon the Closing. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements:

•        that a majority of the board consists of independent directors;

•        for an annual performance evaluation of the nominating and corporate governance and compensation committees;

•        that the controlled company has a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        that the controlled company has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility.

While New DRIVEiT does not intend to rely on these exemptions, New DRIVEiT may use these exemptions in the future. As a result, New DRIVEiT stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.

New DRIVEiT’s corporate organizational documents and provisions of state law to which it is subject contain certain provisions that could have an anti-takeover effect and may delay, make more difficult, or prevent an attempted acquisition that you may favor or an attempted replacement of the Board of Directors or management.

New DRIVEiT’s governing documents have anti-takeover effects and may delay, discourage, or prevent an attempted acquisition or change of control or a replacement of the incumbent board of directors or management. The governing documents include provisions that:

•        empower the Board of Directors, without stockholder approval, to issue preferred stock, the terms of which, including voting power, are to be set by the Board of Directors;

•        eliminate cumulative voting in elections of directors;

•        permit the Board of Directors to alter, amend, or repeal the company’s bylaws or to adopt new bylaws;

•        provide for a staggered board with approximately one-third of New DRIVEiT’s directors in each class, with the effect that generally, no more than one-third of New DRIVEiT’s directors may be elected at any annual meeting of stockholders; and

•        enable the Board of Directors to increase, between annual meetings, the number of persons serving as directors and to fill the vacancies created as a result of the increase by a majority vote of the directors present at a meeting of directors.

These provisions may delay, discourage, or prevent an attempted acquisition or change in control.

New DRIVEiT’s stock price may fluctuate significantly.

The market price of the New DRIVEiT Class A Common Stock may fluctuate widely, depending on many factors, some of which may be beyond our control, including:

•        actual or anticipated fluctuations in our results of operations due to factors related to its business;

•        success or failure of its business strategies;

•        competition and industry capacity;

•        changes in interest rates and other factors that affect earnings and cash flow;

•        its level of indebtedness, its ability to make payments on or service its indebtedness and its ability to obtain financing as needed;

•        its ability to retain and recruit qualified personnel;

•        its quarterly or annual earnings, or those of other companies in its industry;

•        announcements by us or its competitors of significant acquisitions or dispositions;

•        changes in accounting standards, policies, guidance, interpretations or principles;

•        the failure of securities analysts to cover, or positively cover, the New DRIVEiT Class A Common Stock after the Business Combination;

•        changes in earnings estimates by securities analysts or its ability to meet those estimates;

•        the operating and stock price performance of other comparable companies;

•        investor perception of the company and its industry;

•        overall market fluctuations unrelated to its operating performance;

•        results from any material litigation or government investigation;

•        changes in laws and regulations (including tax laws and regulations) affecting its business;

•        changes in capital gains taxes and taxes on dividends affecting stockholders; and

•        general economic conditions and other external factors.

Low trading volume for the New DRIVEiT Class A Common Stock, which may occur if an active trading market does not develop, among other reasons, would amplify the effect of the above factors on stock price volatility.

Should the market price of our shares drop significantly, stockholders may institute securities class action lawsuits against us. A lawsuit against New DRIVEiT could cause New DRIVEiT to incur substantial costs and could divert the time and attention of its management and other resources.

An active, liquid trading market for the New DRIVEiT Class A Common Stock may not develop, which may limit your ability to sell your shares.

An active trading market for shares of New DRIVEiT Class A Common Stock may never develop or be sustained following the consummation of the Business Combination. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither New DRIVEiT nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of the New DRIVEiT Class A Common Stock. An inactive market may also impair New DRIVEiT’s ability to raise capital to continue to fund operations by issuing shares and may impair New DRIVEiT’s ability to acquire other companies or technologies by using New DRIVEiT’s shares as consideration.

In the future, you may incur substantial dilution of the price you pay for your shares, which could affect the overall monetary value of your shares.    If the value of your shares significantly decreases, you could lose your investment. We may, in the future, issue additional common or preferred shares, which would reduce investors’ percent of ownership and may dilute our share value.

The authorized capital stock of New DRIVEiT will consist of (i) 7,010,000,000 shares of New DRIVEiT Class A Common Stock, (ii) 10,000,000 shares of New DRIVEiT Class B Common Stock, and (iii) 100,000,000 shares of preferred stock. The future issuance of common stock or preferred stock will be at the discretion of our New DRIVEiT Board of Directors, and such issuance may result in substantial dilution in the percentage of our outstanding common and preferred stock held by our then-existing stockholders. We may value any stock issued in the future on an arbitrary basis. The issuance of stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of our stock held by our investors and might have an adverse effect on any trading market for our stock.

We may issue additional shares of preferred stock in the future that may adversely impact your rights as a holder of our stock.

The New DRIVEiT Board of Directors has the discretion to issue shares of common or preferred stock and to determine the relative rights and preferences of future classes of preferred stock without further stockholder approval. As a result, the New DRIVEiT Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, your rights as a holder of our stock could be impaired, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest.

Risks Related to U.S. and International Taxation Generally and in Connection with the Business Combination

Changes in tax laws or exposure to additional income tax liabilities could affect DRIVEiT’s future profitability.

Factors that could materially affect DRIVEiT’s future effective tax rates include but are not limited to:

•        changes in tax laws or the regulatory environment;

•        changes in accounting and tax standards or practices;

•        changes in the composition of operating income by tax jurisdiction; and

•        DRIVEiT’s operating results before taxes.

Because DRIVEiT does not have a long history of operating at its present scale and it has significant expansion plans, DRIVEiT’s effective tax rate may fluctuate in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under GAAP, changes in the composition of earnings in countries with differing tax rates, changes in deferred tax assets and liabilities, or changes in tax laws.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), was signed into law making significant changes to the Code. In particular, sweeping changes were made to the U.S. taxation of foreign operations. Changes include, but are not limited to, a permanent reduction to the corporate income tax rate, limiting interest deductions, adopting elements of a territorial tax system, assessing a repatriation tax or “toll-charge” on undistributed earnings and profits of U.S.-owned foreign corporations, and introducing certain anti-base erosion provisions, including a new minimum tax on global intangible low-taxed income and base erosion and anti-abuse tax. The new legislation had no effect on DRIVEiT’s 2018 and 2019 or 2020 provision for income taxes because the Company incurred losses in the U.S. in these years, and the management set up a full valuation allowance against its U.S. federal and states deferred tax assets.

In addition to the impact of the Tax Act on DRIVEiT’s federal taxes, the Tax Act may impact its taxation in other jurisdictions, including with respect to state income taxes. State legislatures have not had sufficient time to respond to the Tax Act. Accordingly, there is uncertainty as to how the laws will apply in the various state jurisdictions. Additionally, other foreign governing bodies may enact changes to their tax laws that could result in changes to DRIVEiT’s global tax position and materially adversely affect its business, results of operations and financial condition. Additionally, the IRS and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and technologies and the use of intangibles. Tax authorities could disagree with DRIVEiT’s future intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If DRIVEiT does not prevail in any such disagreements, its profitability may be affected.

Yotta may be subject to the Excise Tax included in the Inflation Reduction Act of 2022 in connection with redemptions after December 31, 2022.

The Inflation Reduction Act of 2022, which, among other things, imposes a 1% U.S. federal excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. corporations after December 31, 2022 (the “Excise Tax”), subject to certain exceptions. If applicable, the amount of the Excise Tax is generally 1% of the aggregate fair market value of any stock repurchased by the corporation during a taxable year, net of the aggregate fair market value of certain new stock issuances by the repurchasing corporation during the same taxable year. The Biden administration has proposed increasing the Excise Tax rate from 1% to 4%; however, it is unclear whether such a change will be enacted and, if enacted, how soon it could take effect.

Because we are a Delaware corporation and because our securities trade on Nasdaq, we are a “covered corporation” within the meaning of the Inflation Reduction Act. While not free from doubt, absent any further guidance from the U.S. Department of the Treasury (the “Treasury”), who has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the Excise Tax, the Excise Tax may apply to any redemptions of our Common Stock after December 31, 2022, including redemptions in connection with the Business Combination, unless an exemption is available. Generally, issuances of securities in connection with an initial business combination transaction (including any PIPE transaction at the time of an initial business combination), as well as any other issuances of securities not in connection with an initial business combination, would be expected to reduce the amount of the Excise Tax in connection with redemptions occurring in the same calendar year, but the number of securities redeemed may exceed the number of securities issued. On June 28, 2024, the Treasury finalized certain of the proposed regulations (those relating to procedures for reporting and paying the Excise Tax). The remaining regulations (largely relating to the computation of the Excise Tax) remain in proposed form. The Treasury intends to finalize these proposed regulations at a later date and, until such time, taxpayers may continue to rely on the proposed regulations. In addition, the Excise Tax would be payable by us, and not by the redeeming holder. Finally, subject to certain exceptions, the Excise Tax should not apply in the event of our complete liquidation.

THE YOTTA SPECIAL MEETING

General

Yotta is furnishing this proxy statement/prospectus to the Yotta stockholders as part of the solicitation of proxies by the Board for use at the Yotta Special Meeting of Yotta stockholders to be held on [•], 2024 and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about [•], 2024 in connection with the vote on the Proposals. This proxy statement/prospectus provides you with the information you need to know to be able to vote or instruct your vote to be cast at the Yotta Special Meeting.

Date, Time and Place

The Yotta Special Meeting will be held virtually at [•] [•] a.m., Eastern Time, on [•] and conducted exclusively via live webcast at [•], or such other date, time and place to which such meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice. There will not be a physical location for the Yotta Special Meeting, and you will not be able to attend the meeting in person. We are pleased to utilize the virtual stockholder meeting technology to provide ready access and cost savings for our stockholders and Yotta. The virtual meeting format allows attendance from any location in the world. You will be able to attend, vote your shares, view the list of stockholders entitled to vote at the Yotta Special Meeting and submit questions during the Yotta Special Meeting via a live webcast available at [•].

Virtual Yotta Special Meeting Registration

To register for the virtual meeting, please follow these instructions as applicable to the nature of your ownership of the Common Stock.

If your shares are registered in your name with Continental and you wish to attend the online-only virtual meeting, go to [•], enter the control number you received on your proxy card and click on the “Click here” to preregister for the online meeting link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to participate in the virtual Yotta Special Meeting.

Beneficial stockholders who wish to participate in the online-only virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and email a copy (a legible photograph is sufficient) of their legal proxy to ksmith@advantageproxy.com. Beneficial stockholders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only meeting. After contacting Continental a beneficial holder will receive an email prior to the meeting with a link and instructions for entering the virtual Yotta Special Meeting. Beneficial stockholders should contact Continental at least five business days prior to the meeting date.

Accessing the Virtual Yotta Special Meeting Webcast

You will need your control number for access. If you do not have your control number, contact Continental at the phone number or email address below. Beneficial investors who hold shares through a bank, broker or other intermediary, will need to contact them and obtain a legal proxy. Once you have your legal proxy, contact Continental to have a control number generated. Continental contact information is as follows: 917-___-_____ or email proxy@continentalstock.com.

Record Date; Who is Entitled to Vote

Yotta has fixed the close of business on [•], 2024, as the record date for determining those Yotta stockholders entitled to notice of and to vote at the Yotta Special Meeting. As of the close of business on [•], 2024, there were [•] shares of Common Stock issued and outstanding and entitled to vote, of which [•] are Public Shares and [•] are founder shares held by the Initial Stockholders. Each holder of shares of Common Stock is entitled to one vote per share on each proposal. If your shares are held in “street name,” you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions.

In connection with the IPO, we entered into certain letter agreements pursuant to which the Initial Stockholders agreed to vote any shares of Common Stock owned by them in favor of our initial business combination. The Initial Stockholders also entered into the Letter Agreement, pursuant to which they are obligated to, among other things, vote in favor of the Business Combination Proposal and the other proposals. As of the date of this proxy statement, the Initial Stockholders hold approximately [•]% of the outstanding Common Stock.

Quorum and Required Vote for Stockholder Proposals

A quorum of Yotta stockholders is necessary to hold a valid meeting. A quorum will be present at the Yotta Special Meeting if a majority of the shares of Common Stock issued and outstanding is present by virtual attendance or represented by proxy and entitled to vote at the Yotta Special Meeting. Abstentions by virtual attendance and by proxy will count as present for the purposes of establishing a quorum but broker non-votes will not.

Approval of the Business Combination Proposal, the Advisory Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Yotta Special Meeting or any adjournment thereof. Approval of the Charter Amendment Proposal will require the approval of a majority of the issued and outstanding shares of Common Stock. Directors are elected by a plurality of the votes cast, in person or by proxy. Attending the Yotta Special Meeting either by virtual attendance or represented by proxy and abstaining from voting and a broker non-vote will have the same effect as voting against the Charter Amendment Proposal.

The Sponsor and the directors and officers of Yotta entered into support agreements in connection with the execution of the Merger Agreement, pursuant to which they agreed to vote in favor of the Business Combination Proposal and the related proposals. As a result, approval of the proposals set forth herein, including approval of the Business Combination, is assured regardless of how the public stockholders vote their shares.

Along with the approval of the Charter Amendment Proposal, the Nasdaq Proposal, the approval of the Business Combination Proposal, the Incentive Plan Proposal and the Director Election Proposal are conditions to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the Business Combination will not take place. Approval of this Business Combination Proposal is also a condition to Proposal 2, Proposals 3A – 3C, Proposal 4, Proposal 5 and Proposal 6. If the Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Director Election Proposal are not approved, unless waived, this Business Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the Yotta Special Meeting of any adjournment or postponement thereof) and the Business Combination will not occur.

Voting Your Shares

Each share of Common Stock that you own in your name entitles you to one vote on each proposal to be presented to stockholders at the Yotta Special Meeting. Your proxy card shows the number of shares of Common Stock that you own.

There are two ways to ensure that your shares of Common Stock are voted at the Yotta Special Meeting:

•        You can vote your shares by signing, dating and returning the enclosed proxy card in the pre-paid postage envelope provided. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by the Board. The Board recommends voting “FOR” each of the Proposals. If you hold your shares of Common Stock in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that the votes related to the shares you beneficially own are properly represented and voted at the Yotta Special Meeting.

•        You can participate in the virtual Yotta Special Meeting and vote during the Yotta Special Meeting even if you have previously voted by submitting a proxy as described above. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Yotta can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE BUSINESS COMBINATION PROPOSAL (AS WELL AS THE OTHER PROPOSALS).

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        if you are a record holder, you may notify our proxy solicitor, Advantage Proxy, in writing before the Yotta Special Meeting that you have revoked your proxy; or

•        you may participate in the virtual Yotta Special Meeting, revoke your proxy, and vote during the virtual Yotta Special Meeting, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Common Stock, you may contact Advantage Proxy, our proxy solicitor as follows:

ADVANTAGE PROXY, INC.

P.O. Box 13581

Des Moines, WA 98198

Toll Free: 877-870-8565

Collect: 206-870-8565

Email: ksmith@advantageproxy.com

No Additional Matters May Be Presented at the Yotta Special Meeting

The Yotta Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Advisory Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal. Under our Certificate of Incorporation, other than procedural matters incident to the conduct of the Yotta Special Meeting, no other matters may be considered at the Yotta Special Meeting if they are not included in the notice of the Yotta Special Meeting.

Approval of the Business Combination Proposal, the Advisory Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Yotta Special Meeting or any adjournment thereof. Approval of the Charter Amendment Proposal will require the approval of a majority of the issued and outstanding shares of Common Stock. Directors are elected by a plurality of the votes cast, in person or by proxy.

The Sponsor and the directors and officers of Yotta entered into support agreements in connection with the execution of the Merger Agreement, pursuant to which they agreed to vote in favor of the Business Combination Proposal and the related proposals. As a result, approval of the proposals set forth herein, including approval of the Business Combination, is assured regardless of how the public stockholders vote their shares.

Redemption Rights

Pursuant to our Certificate of Incorporation, a holder of Public Shares may demand that Yotta redeem such Public Shares for cash in connection with a business combination. You may not elect to redeem your Public Shares prior to the completion of a business combination.

If you are a public stockholder and you seek to have your shares redeemed, you must submit your request in writing that we redeem your Public Shares for cash no later than [•] [•] a.m., Eastern Time on [•], 2024 (at least two business days before the Yotta Special Meeting). The request must be signed by the applicable stockholder in order to validly request redemption. A stockholder is not required to submit a proxy card or vote in order to validly exercise redemption rights. The request must identify the holder of the Public Shares to be redeemed and must be sent to Continental at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th floor
New York, NY 10004
Attention: [•]
Email: [•]

You must tender the Public Shares for which you are electing redemption at least two business days before the Yotta Special Meeting by either:

•        Delivering certificates representing the Public Shares to Continental, or

•        Delivering the Public Shares electronically through the DWAC system.

Any corrected or changed written demand of redemption rights must be received by Continental at least two business days before the Yotta Special Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the Yotta Special Meeting.

Public stockholders may seek to have their Public Shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of Public Shares as of the Record Date. Any public stockholder who holds Public Shares of Yotta on or before [•], 2024 (at least two business days before the Yotta Special Meeting) will have the right to demand that his, her or its Public Shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

In connection with tendering your shares for redemption, you must elect either to physically tender your certificates to Continental or deliver your Public Shares to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case, at least two business days before the Yotta Special Meeting.

If you wish to tender through the DWAC system, please contact your broker and request delivery of your Public Shares through the DWAC system. Delivering Public Shares physically may take significantly longer. In order to obtain a physical certificate, a stockholder’s broker and/or clearing broker, DTC, and Continental will need to act together to facilitate this request. It is Yotta’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. Yotta does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical certificate. Stockholders who request physical certificates and wish to redeem may be unable to meet the deadline for tendering their Public Shares before exercising their redemption rights and thus will be unable to redeem their Public Shares.

In the event that a stockholder tenders his/her/its Public Shares and decides prior to the consummation of the Business Combination that it does not want to redeem his/her/its Public Shares, the stockholder may withdraw the tender. In the event that a stockholder tenders Public Shares and the Business Combination is not completed, these Public Shares will not be redeemed for cash and the physical certificates representing these Public Shares will be returned to the stockholder promptly following the determination that the Business Combination will not be consummated. Yotta anticipates that a stockholder who tenders Public Shares for redemption in connection with the vote to approve the Business Combination would receive payment of the redemption price for such Public Shares soon after the completion of the Business Combination.

If properly demanded by Yotta’s public stockholders, Yotta will redeem each Public Share into a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of [•], 2024, this would amount to approximately $[10.00] per Public Share. If you exercise your redemption rights, you will be exchanging your Public Shares for cash and will no longer own the Public Shares.

Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 20% of the Public Shares.

If too many public stockholders exercise their redemption rights, we may not be able to meet certain closing conditions, and as a result, would not be able to proceed with the Business Combination. Yotta may enter into agreements with holders of Public Shares in which the holders agree to not redeem their Public Shares so as to ensure that the net tangible assets test is satisfied. The Sponsor or one of its affiliates may purchase Public Shares in the open market or in privately negotiated transactions for the purpose preventing such shares from being redeemed. In such circumstances, the Sponsor or its affiliates will not purchase any Public Shares at a price higher than the price offered through the redemption process. Yotta represents that:

(i)     any Public Shares purchased by the Sponsor or its affiliates will not be voted in favor of approving the Business Combination transaction;

(ii)    the Sponsor and its affiliates will not possess any redemption rights with respect to the Public Shares purchased or, if they possess redemption rights, they waive such rights; and

(iii)   Yotta will disclose in a Form 8-K, prior to the Special Meeting, the following:

(a)     the amount of Public Shares purchased outside of the redemption offer by the Sponsor or its affiliates, along with the purchase price;

(b)    the purpose of the purchases by the Sponsor or its affiliates;

(c)     the impact, if any, of the purchases by the Sponsor or its affiliates on the likelihood that the Business Combination will be approved;

(d)    the identities of security holders who sold to the Sponsor or its affiliates (if not purchased on the open market) or the nature of such security holders (e.g., 5% security holders); and

(e)     the number of Public Shares for which Yotta has received redemption requests in connection with the approval of the Business Combination

Proxies and Proxy Solicitation Costs

Yotta is soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone or in person. Yotta and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement/prospectus and proxy card. Yotta will bear the cost of solicitation. Advantage Proxy, a proxy solicitation firm that Yotta has engaged to assist it in soliciting proxies, will be paid a fixed fee of approximately $12,500.00 and be reimbursed out-of-pocket expenses.

Yotta will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Yotta will reimburse them for their reasonable expenses.

PROPOSAL 1 — THE BUSINESS COMBINATION PROPOSAL

Yotta is asking its stockholders to adopt the Merger Agreement and approve the Business Combination. Yotta stockholders should read carefully this proxy statement/prospectus in its entirety, including the subsection below titled “The Merger Agreement,” for more detailed information concerning the Business Combination and the terms and conditions of the Merger Agreement. We also urge Yotta stockholders to read carefully the Merger Agreement in its entirety before voting on this proposal. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.

General

On August 20, 2024, Yotta, entered into a Merger Agreement, which was subsequently amended on October 30, 2024, by and among Yotta, Merger Sub, and DRIVEiT. Pursuant to the terms of the Merger Agreement, a Business Combination between Yotta and DRIVEiT will be effected through the merger of Merger Sub with and into DRIVEiT, with DRIVEiT surviving the merger as a wholly-owned subsidiary of Yotta. The Board has (i) approved and declared advisable the Merger Agreement, the Business Combination and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related transactions by the stockholders of Yotta. The DRIVEiT Board has recommended the Merger Agreement to the stockholders and that DRIVEiT’s stockholders (i) approve and adopt the Merger Agreement, the DRIVEiT Additional Agreements, and DRIVEiT’s performance of its obligations thereunder, and (ii) approve the Business Combination and the other transactions contemplated by the Merger Agreement and the DRIVEiT Additional Agreements.

Merger Consideration

The total consideration to be paid at the Closing of the Business Combination by Yotta to DRIVEiT security holders will be an amount equal to $100,000,000. The Merger Consideration will be payable in shares of common stock, par value $0.0001 per share, of Yotta, valued at $10 per share.

The board of directors of Yotta has unanimously (i) approved and declared advisable the Merger Agreement, the Business Combination and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of Yotta.

Treatment of Securities

In accordance with the terms and subject to the conditions of the Merger Agreement, and without any action on the part of Yotta, Merger Sub, DRIVEiT or the holders of any shares of capital stock of any party at the effective time of the Merger (the “Effective Time”) the following will take place:

Cancellation of Securities.    Each share of DRIVEiT capital stock, if any, that is owned by Yotta or Merger Sub or DRIVEiT (as treasury stock or otherwise), will automatically be cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefor.

DRIVEiT Common Stock.    Immediately prior to the Effective Time, each issued and outstanding share of DRIVEiT Common Stock (other than any such shares of DRIVEiT capital stock cancelled as described above and any dissenting shares) shall, in accordance with DRIVEiT’s articles of incorporation, be converted into the right to receive a number of shares of Class A Common Stock or Class B Common Stock, as applicable, equal to the Conversion Ratio.

DRIVEiT Preferred Stock.    Immediately prior to the Effective Time, each issued and outstanding share of DRIVEiT preferred stock (other than any such shares of DRIVEiT capital stock cancelled as described above) shall, in accordance with DRIVEiT’s articles of incorporation, be converted into the right to receive a number of shares of Yotta preferred shares on a one-for-one basis.

Merger Sub Securities.    Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one newly issued, fully paid and nonassessable share of common stock of DRIVEiT.

Bridge Financing

Contingent on and effective immediately prior to the Effective Time, up to an aggregate of $2,950,000 in one or more convertible promissory notes of DRIVEiT (the “Bridge Financing Notes”) shall be (i) treated in accordance with the terms of the agreements governing such Bridge Financing Notes (the “Bridge Financing Agreements”), (ii) converted into DRIVEiT preferred stock, and (iii) at the Effective Time, each share of such DRIVEiT preferred stock issued in accordance with clause (ii) above shall be converted into the right to receive a share of Yotta preferred stock.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (a) corporate existence and power, (b) authorization to enter into the Merger Agreement and related transactions; subsidiaries; (c) governmental authorization, (d) non-contravention, (e) capitalization; (f) corporate records, (g) consents, (h) financial statements, (i) internal accounting controls, (j) absence of certain changes, (k) properties; title to assets; (l) litigation, (m) material contracts, (n) licenses and permits, (o) compliance with laws, (p) intellectual property, (q) employee matters and benefits, (r) tax matters, (s) real property; (t) environmental laws, (u) finders’ fees, (v) directors and officers, (w) anti-money laundering laws, (x) insurance, (y) related party transactions, and (z) certain representations related to securities law and activity. Yotta has additional representations and warranties, including (a) issuance of shares, (b) trust account, (c) listing, (d) board approval, (e) SEC documents and financial statements, (f) anti-corruption law compliance (g) affiliate transactions, and (h) expenses, indebtedness and other liabilities

Covenants

The Merger Agreement includes customary covenants of the parties with respect to operation of their respective businesses prior to consummation of the Merger and efforts to satisfy conditions to consummation of the Merger. The Merger Agreement also contains additional covenants of the parties, including, among others, finders’ fees, exclusivity, notices of certain events, access to information, cooperation in the preparation of the Form S-4 and Proxy Statement, as each such terms are defined in the Merger Agreement, required to be filed in connection with the Merger and to obtain all requisite approvals of each party’s respective stockholders. Yotta has agreed to include in the Proxy Statement the recommendation of its board that its stockholders approve all of the proposals to be presented at the special meeting.

Each party’s representations, warranties and pre-Closing covenants will not survive Closing. All rights to indemnification shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, Yotta shall cause its organizational documents, those of its subsidiaries, and the surviving corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses than are set forth as of the date of the Merger Agreement.

Parent Equity Incentive Plan

Yotta has agreed to approve and adopt an omnibus equity incentive plan (the “Incentive Plan”) prior to the Effective Time in a form mutually acceptable to Yotta and DRIVEiT, with such changes or modifications thereto as Yotta and DRIVEiT may mutually agree. The Incentive Plan will provide for an initial aggregate share reserve equal to 10% to 20% of the number of shares of common stock of the surviving corporation immediately after the Closing and an “evergreen” provision that is mutually agreeable to DRIVEiT and Yotta that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the Incentive Plan as mutually determined by DRIVEiT and Yotta.

Non-Solicitation Restrictions

Each of Yotta and DRIVEiT has agreed that from the date of the Merger Agreement to the Closing Date or, if earlier, the valid termination of the Merger Agreement in accordance with its terms, without the prior written consent of the other party (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent), it will not initiate any negotiations with any party relating to an Alternative Transaction (as defined in the Merger Agreement) or enter into any agreement relating to such a proposal, other than as expressly excluded from the definition of an Alternative Transaction. Each of Yotta and DRIVEiT have also agreed to be responsible for any acts or omissions of any of its respective representatives that, if they were the acts or omissions of Yotta and DRIVEiT, as applicable, would be deemed a breach of the party’s obligations with respect to these non-solicitation restrictions.

Conditions to Closing

The consummation of the Merger is conditioned upon, among other things, (i) the absence of any applicable law or order restraining, prohibiting or imposing any condition on the consummation of the Merger and related transactions, (ii) the parties shall have obtained the directors’ and officers’ liability insurance for Yotta and DRIVEiT, (iii) receipt of any consent, approval or authorization required by any Governmental Authority, as defined in the Merger Agreement,

(iv) the Extension Proposal shall have been approved by Yotta’s stockholders, (v) approval by DRIVEiT’s stockholders of the Merger and related transactions, (vi) each of Yotta’s proposals shall have been approved at its stockholder meeting or at any adjournment or postponement thereof, (vii) the conditional approval for listing by NASDAQ of the shares common stock to be issued in connection with the transactions contemplated by the Merger Agreement and satisfaction of initial and continued listing requirements, and (viii) the Form S-4 becoming effective in accordance with the provisions of the Securities Act.

Solely with respect to Yotta and Merger Sub, the consummation of the Merger is conditioned upon, among other things, (i) DRIVEiT having duly performed or complied with all of its obligations under the Merger Agreement in all material respects, (ii) the representations and warranties of DRIVEiT, other than certain Fundamental Representations, as defined in the Merger Agreement, being true and correct in all respects unless failure would not have or reasonably be expected to have a Material Adverse Effect, as defined in the Merger Agreement, on DRIVEiT or any of its subsidiaries, (iii) certain Fundamental Representations, as defined in the Merger Agreement, being true and correct in all respects other than de minimis inaccuracies, (iv) no event having occurred that would result in a Material Adverse Effect on DRIVEiT or any of its subsidiaries, (v) DRIVEiT and its securityholders shall have executed and delivered to Yotta each Ancillary Agreement, as defined in the Merger Agreement, to which they each are a party, (vi) DRIVEiT having delivered certain certificates to Yotta, (vii) resignation of certain of DRIVEiT’s directors as set forth in the Merger Agreement, (viii) DRIVEiT shall have obtained all required third-party consents necessary to consummate the Merger, and (ix) DRIVEiT shall have used DRIVEiT’s available cash on the Closing Date to first pay all DRIVEiT expenses, Yotta expenses and expenses incurred by the sponsor.

Solely with respect to DRIVEiT, the consummation of the Merger is conditioned upon, among other things, (i) Yotta and Merger Sub having duly performed or complied with all of their respective obligations under the Merger Agreement in all material respects, (ii) the representations and warranties of Yotta and Merger Sub, other than certain Fundamental Representations, as defined in the Merger Agreement, being true and correct in all respects unless failure to be true and correct would not have or reasonably be expected to have a Material Adverse Effect, as defined in the Merger Agreement, on Yotta or Merger Sub and their ability to consummate the Merger and related transactions, (iii) certain Fundamental Representations being true and correct in all respects, other than de minimis inaccuracies, (iv) no event having occurred that would result in a Material Adverse Effect on Yotta, (v) the Amended Parent Charter, as defined in the Merger Agreement, being filed with, and declared effective by, the Delaware Secretary of State, (vi) Yotta delivers certain certificates to DRIVEiT, (vii) the size and composition of the post-Closing board of directors of Yotta have been appointed as set forth in the Merger Agreement, (viii) Yotta, Yotta Investment LLC and other stockholders, as applicable, shall have executed and delivered to DRIVEiT each Ancillary Agreement to which they each are a party, and (ix) Yotta having delivered all documents necessary to assume all of DRIVEiT’s obligations under the Bridge Financing Agreements.

Termination

The Merger Agreement may be terminated at any time prior to the Effective Time as follows:

(i)     by either Yotta or DRIVEiT if (A) the Merger and related transactions are not consummated on or before the 8 month anniversary of the date of the Merger Agreement (the “Outside Closing Date”), provided that, if the SEC has not declared the Form S-4 effective on or prior to the 8 month anniversary of the Merger Agreement, the Outside Closing Date shall be automatically extended by one month; and (B) the material breach or violation of any representation, warranty, covenant or obligation under the Merger Agreement by the party seeking to terminate the Merger Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Closing Date, without liability to the other party. Such right may be exercised by Yotta or DRIVEiT, as the case may be, by giving written notice to the other at any time after the Outside Closing Date;

(ii)    by either Yotta or DRIVEiT if any Governmental Authority, as defined in the Merger Agreement, has issued any final decree, order, judgment, award, injunction, rule or consent or enacted any law, having the effect of permanently enjoining or prohibiting the consummation of the Merger, provided that, the party seeking to terminate cannot have breached its obligations under the Merger Agreement and such breach was a substantial cause of, or substantially resulted in, such action by the Governmental Authority.

(iii)   by mutual written consent of Yotta and DRIVEiT duly authorized by each of their respective boards of directors; and

(iv)   by either Yotta or DRIVEiT, if the other party has breached any of its covenants or representations and warranties such that closing conditions would not be satisfied by the earlier of (A) the Outside Date and (B) 30 days following receipt by the breaching party of a written notice of the breach.

(v)    by Yotta if DRIVEiT has not obtained DRIVEiT Stockholder Approval within five (5) Business Days following the Effective Date of the S-4 Registration Statement, and upon DRIVEiT receiving the DRIVEiT Stockholder Approval, Yotta shall no longer have any right to terminate the Merger Agreement under this provision.

Certain Related Agreements

Parent Stockholder Support Agreement

In connection with the execution of the Merger Agreement, Yotta and the officers and directors of Yotta, DRIVEiT and the Sponsor entered into a support agreement pursuant to which the Sponsor and the officers and directors of Yotta have agreed to vote all shares of the common stock beneficially owned by them, including any additional shares they acquire ownership of or the power to vote: (i) in favor of the Merger and related transactions, (ii) against any action reasonably be expected to impede, delay, or materially and adversely affect the Merger and related transactions, and (iii) in favor of an extension of the period of time Yotta is afforded to consummate an initial business combination.

Company Support Agreement

In connection with the execution of the Merger Agreement, Yotta, DRIVEiT and certain stockholders of DRIVEiT entered into a support agreement, pursuant to which such DRIVEiT stockholders have agreed to vote all common and preferred stock of DRIVEiT beneficially owned by them, including any additional shares of DRIVEiT they acquire ownership of or the power to vote, in favor of the Merger and related transactions and against any action reasonably be expected to impede, delay, or materially and adversely affect the Merger and related transactions.

Company Lock-Up Agreement

In connection with the Closing, certain key Yotta stockholders will each agree, subject to certain customary exceptions, not to (i) offer, sell contract to sell, pledge or otherwise dispose of, directly or indirectly, any Lockup Shares (as defined below), (ii) enter into a transaction that would have the same effect, (iii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or otherwise or engage in any short sales or other arrangement with respect to the Lock-Up Shares or (iv) publicly announce any intention to effect any transaction specified in clause (i) or (ii) until the date that is six months after the Closing Date. The term “Lockup Shares” mean the Merger Consideration Shares, as defined in the Merger Agreement, if any, whether or not earned prior to the end of the Lock-up Period (as defined below), and including any securities convertible into, or exchangeable for, or representing the rights to receive common stock, and the term “Lock-Up Period” means the period from the Closing Date until six (6) months after the Closing Date, provided that if the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period following the consummation of the Business Combination, the Lockup Shares shall be released from lock-up.

Sponsor Forfeiture Agreement

In connection with the execution of the Merger Agreement, Yotta, Sponsor and DRIVEiT entered into a Sponsor Forfeiture Agreement pursuant to which Sponsor has agreed to forfeit, for no consideration, such number of shares of Common Stock in excess of five percent (5%) of Yotta’s issued and outstanding common stock on the Closing Date and such shares of common stock shall, by virtue of the Merger, be deemed to have been canceled and extinguished.

A&R Registration Rights Agreement

At the Closing, Yotta will enter into a registration rights agreement with certain existing stockholders of Yotta and DRIVEiT with respect to their shares of Yotta acquired before or pursuant to the Merger, and including the shares issuable on conversion of the warrants issued to the Sponsor in connection with Yotta’s initial public offering and any shares issuable on conversion of preferred stock or loans. Subject to the Lock-Up Agreements described above, the holders of a majority of the shares held by the existing Yotta stockholders, and the holders of a majority of the shares held by DRIVEiT stockholders will each be entitled to make two demands that DRIVEiT register such securities for resale under the Securities Act, or two demands each if the surviving entity is eligible to use Form S-3 or a similar short-form registration statement. In addition, the holders will have certain “piggy-back” registration rights that require Yotta to include such securities in registration statements that Yotta otherwise files. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering DRIVEiT’s securities. Yotta will bear the expenses incurred in connection with the filing of any such registration statements. Approximately [_] shares of New DRIVEiT Common Stock will be subject to registration rights in the registration rights agreement.

The Note SPA

On October 30, 2024, Yotta and DRIVEiT entered into a Securities Purchase Agreement (the “Note SPA”) with a certain investor, pursuant to which the investor agreed to purchase a 10% Original Issue Discount Convertible Note with an aggregate principal amount of $3.894 million (the “Convertible Note”). Immediately before the closing of the Business Combination, upon the terms and subject to the conditions contained in the Convertible Note, the Convertible Note will be mandatorily converted into shares of a new series of preferred stock of DRIVEiT. Upon execution of the Note SPA, the investor purchased the full value of the Convertible Note for $2.95 million. Upon the closing of the Business Combination, the preferred stock of DRIVEiT will then be converted into a right to receive an equal number of shares of preferred stock of Yotta (the “Preferred Stock”).

The Convertible Note accrues interest at a rate of 15% per annum, has an original issue discount of 10% and matures one year from the date of issuance. The outstanding principal and accrued but unpaid interest on the Convertible Note automatically and mandatorily converts into shares of preferred stock of DRIVEiT at a conversion price equal to the Stated Value of such Preferred Stock divided by 3.25.

Upon any event of default, the interest rate automatically increases to 20% per annum. An event of default includes the following:

•        failure to timely deliver the shares upon conversion of the Convertible Note for a period of two business days;

•        failure to pay to the holder any amount due under the Convertible Note or any other related transaction document;

•        the occurrence of any default under or acceleration prior to maturity of any indebtedness (with certain exclusions) in an aggregate amount in excess of $300,000, subject to any cure or grace period provided, or a payment default under any such indebtedness, if such default remains uncured for a period of 10 consecutive trading days;

•        bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings instituted by or against Yotta, which have not been dismissed within 30 days;

•        the commencement by Yotta of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of Yotta in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Yotta or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by Yotta or any Subsidiary in furtherance of any such action or the taking of any action by any person to commence a UCC foreclosure sale or any other similar action under federal, state or foreign law;

•        the entry by a court of (A) a decree, order, judgment or other similar document in respect of Yotta of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (B) a decree, order, judgment or other similar document adjudging Yotta or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of Yotta under any applicable federal, state or foreign law or (C) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Yotta or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of 30 consecutive days;

•        a final judgment, judgments, any arbitration or mediation award or any settlement of any litigation or any other satisfaction of any claim made by any person pursuant to any litigation, with respect to the payment of cash, securities and/or other assets with an aggregate fair value in excess of $300,000 are rendered against, agreed to or otherwise accepted by, Yotta and which judgments are not, within 30 days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay; provided, that any judgment which is covered by insurance or an indemnity from a credit worthy party will not be included in calculating the $300,000 amount;

•        Yotta breaches any representation or warranty when made, or any covenant or other term or condition of the Convertible Note or any other related transaction document, and, only, in the case of a breach of a covenant or other term or condition that is curable, if such breach remains uncured for a period of 10 consecutive trading days after the delivery by holder of written notice thereof;

•        any provision of the Convertible Note or any other related transaction document cease to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by Yotta or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or Yotta denies in writing that it has any liability or obligation purported to be created under any transaction document; and

•        the termination of the Business Combination Agreement and/or the abandonment of the Business Combination.

The PIPE SPA

On October 30, 2024, Yotta and DRIVEiT also entered into a second Securities Purchase Agreement (the “PIPE SPA”) with a certain investor, pursuant to which, upon the terms and subject to the conditions contained therein, the investor is obligated to purchase shares of Preferred Stock for a purchase price of $8.4 million upon the closing of the Business Combination, and, after the closing of the Business Combination, in nine (9) tranches with each tranche having a purchase price of $5 million. Each purchase of shares of Preferred Stock under the PIPE SPA is for a number of shares of Preferred Stock equal to the aggregate purchase price paid by the investor plus a 10% increase, multiplied by 3.25 and divided by the Stated Value (as defined below) of the Preferred Stock.

The conversion of the Convertible Note and the closing of the purchases of Preferred Stock pursuant to the PIPE SPA are subject to certain conditions that must be satisfied or waived by the investor, including (i) the investor has entered into a registration rights agreement in a form to be reasonably acceptable to the investor including terms and conditions customary to registration rights agreements of this kind, (ii) the Certificate of Designation designating the series of Preferred Stock shall have been filed and in full force and effect, (iii) the Common Stock is listed on a national securities exchange and Yotta has obtained stockholder approval of the issuance of the Preferred Stock in compliance with the rules of such exchange, (iv) Yotta shall have reserved a number of shares of Common Stock equal to 250% of the number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and (v) the average daily trading volume of the Common Stock on the principal securities exchange or trading market where such Common Stock is listed or traded during the ten (10) days prior to such closing shall exceed $4 million.

For a period until the one-year anniversary of the later of (i) the date a registration statement registering the shares of Common Stock issuable upon conversion of all the shares of Preferred Stock is declared effective or (ii) the date Yotta has obtained stockholder approval approving this PIPE transaction, the investor has the right, but not the obligation, to purchase additional shares of Preferred Stock for an aggregate purchase price of $100 million upon the same terms and conditions as the purchases of Preferred Stock under the PIPE SPA.

During the period commencing on the execution date and ending on the date immediately following the 90th day after the latest of: (i) the execution date (ii) the date on which a registration statement (or registration statements) registering for resale all registrable securities has been declared effective by the SEC and (iii) the date of the last purchase of Preferred Stock under the PIPE SPA (or the period during which the investor’s right to purchase additional Preferred Stock has expired, whichever is later), Yotta agreed, with certain exceptions, not to directly or indirectly issue, offer, sell, or otherwise dispose of (or make any announcement) any equity security or any equity-linked or related security, any convertible securities, debt (with or related to equity), any preferred stock or any purchase rights. Yotta also agreed not to enter into the Business Combination or any fundamental, transaction, such as a merger, sale of more than 50% of the outstanding voting shares, sale of substantially all assets, or other business combination, unless the successor entity assumes all of the obligations of Yotta under the Convertible Notes and the other transaction documents.

Background of the Business Combination

The following is a discussion of Yotta’s formation, the background of Yotta’s previous attempts at a business combination, its negotiations with and evaluation of DRIVEiT, the Merger Agreement and related matters.

On April 22, 2022, Yotta consummated its initial public offering of 10,000,000 units at a price of $10.00 per unit. Each unit consists of one share of common stock, one redeemable warrant entitling the holder to purchase one share of common stock at a price of $11.50 per share, and one right entitling the holder to receive one-tenth (1/10) of the one share of common stock upon consummation of an initial business combination.

On April 25, 2022, the underwriters of Yotta’s IPO exercised their over-allotment option in full to purchase an additional 1,500,000 units at a price of $10.00 per unit.

Prior to the consummation of the IPO, neither Yotta, nor anyone on its behalf contacted or was contacted by any prospective target business or had any substantive discussions, formal or otherwise, with respect to a business combination, or similar transaction with Yotta.

Promptly following the IPO, Yotta’s management team commenced an active search for potential business combination targets, leveraging its management team and the board of directors’ and Sponsor’s network of bankers, private equity firms, venture capital and hedge funds, consulting firms, legal and accounting firms and numerous other business relationships, as well as the prior experience and network of Yotta’s officers and directors

Yotta relied on the following general criteria, which were identified in the prospectus for Yotta’s IPO, in evaluating candidates for an initial business combination:

•        Large underpenetrated markets with favorable industry dynamics. We intend to actively look for suitable investment opportunities within the technology sector with an enterprise value of approximately $250 million to $1 billion. We will prioritize targets that are already benefiting from or capitalizing on trends found within their respective sectors.

•        Strong management team. The strength of the management team will be an important component in our review process. We will seek to partner with a visionary, experienced and professional management team that has demonstrated a track record of driving growth, strategic decision making and long-term value creation.

•        Defensible market position with sustainable competitive advantage. We intend to favor targets that have a strong competitive advantage or are category leaders in their respective verticals. We will target companies that have strong intellectual property, technology, or brand equity within their respective sectors and that can be further monetized on a global basis.

•        Benefit from being a public company. We intend to only acquire businesses that would benefit from being publicly traded in the United States, including access to broader sources of capital and expanded market awareness. This improved access to capital could allow the targets to accelerate growth, pursue new projects, retain and hire employees, and expand into new geographies or businesses.

Yotta engaged EarlyBirdCapital, Inc. (“EarlyBirdCapital”) pursuant to a Finder’s Engagement Agreement dated November 2, 2023, to assist Yotta with introductions to potential target businesses in connection to its initial business combination. Yotta agreed to pay EarlyBirdCapital a fee equal to one percent (1%) of the total consideration, (the total value of all cash, securities or other property paid at the closing or closings) of a transaction between Yotta and a target business.

Since the completion of its initial public offering, Yotta considered numerous potential target businesses with the objective of consummating its initial business combination. Yotta’s initial target exploration focused on certain targets with whom Yotta’s directors and management, or Sponsor, were already familiar through their networks and investment activities, and who could satisfy some or all the key criteria for a business combination target described in the acquisition criteria above. As the initial exploration progressed, the list of potential business combination partners was refined to exclude potential partners who did not meet all or most of the key criteria described in the acquisition criteria above, or who Yotta’s management believed were unlikely to consider a business combination with Yotta. The list of potential business combination partners was also expanded to include potential partners introduced to Yotta by third-party investors, investment bankers and inbound inquiries, and through the ongoing search efforts of Yotta’s management. Throughout its evaluation of a potential business combination, until Yotta and DRIVEiT entered into a letter of intent, Yotta continuously refined its list of potential business combination partners and considered viable partner opportunities.

In the process that led to identifying DRIVEiT as an attractive business combination opportunity, representatives of Yotta contacted and were contacted by a number of individuals and entities with respect to business combination opportunities and engaged in discussions with possible target businesses regarding a potential transaction. In all, prior to the execution of the Merger Agreement, representatives of Yotta evaluated 27 potential initial business combinations. Yotta executed more than 20 non-disclosure agreements on standard terms during the course, in addition to its non-disclosure and confidentiality agreement with DRIVEiT dated as of March 6, 2024. Yotta entered into 16 non-binding letters of intent and had active discussions with 16 target companies in addition to DRIVEiT. The non-disclosure agreements entered into with the potential targets contained customary non-disclosure and non-use provisions and a customary Trust Account waiver provision pursuant to which the potential targets waived any right, title, interest or claim in Yotta’s Trust Account and agreed not to seek recourse against Yotta’s Trust Account for any reason. Such non-disclosure agreements do not contain any standstill or similar provisions.

Below is a summary of the sixteen acquisition candidates (other than DRIVEiT) to which Yotta submitted an indication of interest or a letter of intent to the acquisition candidate:

Target A

On May 7, 2022, a representative of Chardan Capital Markets, LLC (“Chardan”) reached out to Yotta to determine Yotta’s interest in a potential business combination with a company that develops electric motorcycles for vehicle autonomy and other applications (“Target A”). Yotta entered into a non-disclosure agreement with Target A on May 7, 2022. After the initial call, Yotta conducted further due diligence, which included industry research, expert calls, and review of company materials. After several more discussions internally and with Chardan and Target A, until approximately May 30, 2022, when both parties decided not to proceed further with a business combination due to a difference in the valuation.

Target B

On June 10, 2022, a representative QMIS Financial Group (“QMIS”) reached out to Yotta to determine Yotta’s interest in a potential business combination with a company that develops biological agents for various commercial industries (“Target B”). Yotta entered into a non-disclosure agreement with Target B on June 14, 2022, and on June 14, 2022, Yotta’s management team held an initial in-person meeting with the Target B’s management team and representatives from QMIS to introduce the Yotta management team to Target B and to learn more about Target B. After the initial meeting, Yotta conducted further due diligence, which included industry research, expert calls, and review of company materials. After several more discussions, Yotta sent Target B a draft letter of intent to the target on June 17, 2022 for a valuation of $650,000,000. Yotta and Target B proceeded to have several more discussions regarding the terms of the proposal. On June 27, 2022, both parties decided not to proceed further with a business combination due to the timing required to prepare Target B’s audited financial statements.

Target C

On June 14, 2022, a representative of Chardan reached out to Yotta to determine Yotta’s interest in a potential business combination with a company that operates in the drone delivery segment (“Target C”). Yotta entered into a non-disclosure agreement with Target C on June 15, 2022. On June 17, 2022, Yotta’s management team held an initial videoconference with Target C’s management team and representatives from Chardan to introduce the Yotta team to Target C and to learn more about Target C. After the initial call, Yotta conducted further due diligence, which included industry research and review of company materials and two key patents owned by Target C. After several more discussions internally and with Chardan and the target, on or about June 28, 2022 Yotta decided not to proceed further with a business combination with Target C due to the pre-revenue nature of Target C.

Target D

On July 10, 2022, a representative of QMIS reached out to Yotta to determine Yotta’s interest in a potential business combination with an organic photovoltaic company (“Target D”). Yotta entered into a non-disclosure agreement with Target D on July 11, 2022. On July 12, 2022, Yotta’s management team held an initial videoconference with Target D’s management team and representatives to introduce the Yotta team to Target D and to learn more about Target D. After the initial call, Yotta conducted further due diligence, which included industry research and a review of company materials. After several more discussions internally and with QMIS and Target D, Yotta sent Target D a draft letter of intent on July 22, 2022 for a valuation of 900,000,000. Yotta, QMIS, and Target D proceeded to have several more discussions regarding the terms of the proposal. On July 26, 2022, QMIS informed Yotta of Target D’s intent to move in a different direction in order to raise capital.

Target E

On July 5, 2022, a representative of Chardan reached out to Yotta to determine Yotta’s interest in a potential business combination with a logistic company that specializes in air cargo shipping service (“Target E”). Yotta entered into a non-disclosure agreement with Target E on July 6, 2022. On July 6, 2022, Yotta’s management team held an initial videoconference with the Target E’s management team and representatives from Chardan to introduce the Yotta team to Target E and to learn more about Target E. After the initial call, Yotta conducted further due diligence, which included industry research and review of company materials. After several more discussions internally and with Chardan and Target E, Yotta sent target a draft letter of intent to Target E on July 12, 2022 for a valuation of $5350,000,000. After discussions internally and with QMIS and Target E, Yotta sent the target a revised draft letter of intent on July 28, 2022. Yotta, QMIS, and Target E proceeded to have more discussions regarding the terms of the proposal. On August 3, 2022, Yotta informed QMIS of its decision to withdraw its proposal as the two parties were unable to agree to terms around exclusivity and valuation.

Target F

On July 7, 2022, a representative of QMIS reached out to Yotta to determine Yotta’s interest in a potential business combination with a company that provides satellite launching services for customers (“Target F”). Yotta entered into a non-disclosure agreement with Target F on July 14, 2022. On July 14, 2022, Yotta’s management team held an initial videoconference with Target F’s management to introduce the Yotta team to Target F and to learn more about Target F. After the initial call, Yotta conducted further due diligence, which included industry research, expert calls, and review of company materials. On or about July 20, 2022 Target F informed Yotta of the Target F’s decision not to proceed further with a business combination until a later date.

Target G

On July 22, 2022, a representative of Chardan reached out to Yotta to determine Yotta’s interest in a potential business combination with a new energy disruptor that will generate electric power whenever it is demanded (“Target G”). Yotta entered into a non-disclosure agreement with Target G on July 26, 2022. On July 26, 2022, Yotta’s management team held an initial videoconference with Target G’s management team and representatives from Chardan to introduce the Yotta team to Target G and to learn more about Target G. After the initial call, Yotta conducted further due diligence, which included industry research and review of company materials. After several more discussions internally and with Chardan and Target G, until approximately July 20, 2022, both parties decided not to proceed further with a business combination due to issues surrounding Target G’s patent ownership.

Target H

On July 28, 2022, a representative of EF Hutton reached out to Yotta to determine Yotta’s interest in a potential business combination with a company that specializes in ecommerce for community buying groups (“Target H”). Yotta entered into a non-disclosure agreement with the Target H on July 28, 2022. On August 14, 2022, Yotta’s management team held an initial videoconference with Target H’s management team and representatives from EF Hutton to introduce the Yotta team to Target H and to learn more about Target H. After the initial call, Yotta conducted further due diligence, which included industry research, expert calls, and review of company materials. Yotta, EF Hutton, and Target H proceeded to have several more discussions regarding the terms of a potential transaction. On August 18, 2022, Yotta informed Target H of its intention to suspend negotiations as Yotta decided to enter into an exclusive arrangement with another target. On October 24, 2022, Yotta informed Target H that Yotta decided not to proceed further with a business combination as Yotta had entered into the Agreement and Plan of Merger with NaturalShrimp Incorporated (“NaturalShrimp”).

Target I

On October 9, 2022, a representative of QMIS reached out to Yotta to determine Yotta’s interest in a potential business combination with a company that manufactures electric vehicles (“Target I”). Yotta entered into a non-disclosure agreement with Target I on October 9, 2022. Yotta conducted due diligence, which included industry research, expert calls, and review of company materials. On October 11, 2022, Yotta’s management team held an initial videoconference with Target I’s management team and representatives from QMIS to introduce the Yotta team to Target I and to learn more about Target I. After several more discussions internally and with QMIS and Target I, Yotta sent Target I a draft letter of intent on October 12, 2022 for a valuation of $1,200,000,000. Yotta, QMIS, and Target I proceeded to have several more discussions regarding the terms of the proposal. On October 14, 2022, Yotta and Target I entered into a non-binding term sheet. On October 24, 2022, Yotta informed Target I of Yotta’s decision not to proceed further with a business combination as Yotta had entered into the Agreement and Plan of Merger with NaturalShrimp.

Target J

On October 9, 2022, a representative of QMIS reached out to Yotta to determine Yotta’s interest in a potential business combination with a company that manufactures electric vehicles (“Target J”). Yotta entered into a non-disclosure agreement with Target J on October 9, 2022. Yotta conducted due diligence, which included industry research, expert calls, and review of company materials. On October 11, 2021, Yotta’s management team held an initial videoconference with Target J’s management team and representatives from QMIS to introduce the Yotta team to Target J and to learn more about Target J. After several more discussions internally and with QMIS and Target J, Yotta sent Target J a draft letter of intent on October 12, 2022 for a valuation of $1,200,000,000. Yotta, QMIS, and the target proceeded to have several more discussions regarding the terms of the proposal. On October 14, 2022, Yotta and Target J entered into a non-binding term sheet. On October 24, 2022, Yotta informed Target J of Yotta’s decision not to proceed further with a business combination as Yotta had entered into the Agreement and Plan of Merger with NaturalShrimp.

In early August 2022, the CEO of Yotta received an email from Chardan to see if Yotta might be interested in a potential business combination with NaturalShrimp, a publicly traded biotechnology aquaculture company. Yotta entered into a non-disclosure agreement with NaturalShrimp on August 2, 2022. Yotta began to conduct due diligence, including industry research, expert calls, and review of company materials. After several more discussions internally and with Chardan, Yotta sent NaturalShrimp a draft letter of intent on August 2, 2022 for a valuation of $175,000,000. On August 18, 2022, Yotta and NaturalShrimp executed a letter of intent with an exclusivity period of 30 days, and the draft term sheet included with the letter of intent contemplated entering into a business combination between Yotta and NaturalShrimp pursuant to which both parties agreed to split any extension fees. After further due diligence and several more discussions, Yotta and NaturalShrimp executed an Agreement and Plan of Merger and related documents and agreements on October 24, 2022. On August 10, 2023, Yotta notified NaturalShrimp of its decision to terminate the Agreement and Plan of Merger due to NaturalShrimp’s breaches of its obligations to share the costs associated with the extension of the deadline for Yotta to complete its initial business combination.

Target K

On April 22, 2024, the Chief Executive Officer of a potential target reached out to Yotta to determine Yotta’s interest in a potential business combination with a late-stage pharmaceutical company developing a drug to improve immune function (“Target K”). Yotta entered into a non-disclosure agreement with Target K on April 23, 2024. After the initial call, Yotta conducted further due diligence, which included industry research, expert calls, and review of company materials. After several more discussions, Yotta sent a draft letter of intent to Target K on April 23, 2024 for a valuation based on the last round of venture capital investment of the target. On May 7, 2024, Target K notified Yotta of its intent to move in a different direction to raise capital.

Target L

In December 2023, the Chief Financial Officer of a potential target reached out to Yotta to determine Yotta’s interest in a potential business combination with a company that provides medical aesthetic services (“Target L”). After the initial call, Yotta conducted further due diligence, which included industry research, expert calls, and review of company materials. Yotta entered into a non-disclosure agreement with Target L on December 19, 2023. After several more discussions, Yotta sent a draft letter of intent to Target L on December 19, 2023. After several more discussions with Target L, on approximately December May 20, 2023 Yotta informed Target L of Yotta’s decision not to proceed further with a business combination due to the time required by Target L to obtain the necessary regulatory approvals and engage U.S. legal counsel.

Target M

In May 2024, the Chief Executive Officer of a potential target reached out to Yotta to determine Yotta’s interest in a potential business combination with an automobile company that manufactures electric cars (“Target M”). On May 29, 2024, Yotta’s management team held an initial videoconference meeting with Target M’s management team to introduce the Yotta team to Target M and to learn more about Target M. After the initial meeting, Yotta conducted further due diligence, which included industry research, expert calls, and review of company materials. After several more discussions, Yotta sent a draft letter of intent Target M on May 30, 2024. Yotta and Target M proceeded to have several more discussions regarding the terms of the proposal. After additional discussions with Target M, on approximately June 5, 2024 Yotta decided informed Target M of Yotta’s decision not to proceed further with a business combination due to the heightened competition in the electric vehicle industry.

Target N

In July, 2024, the Chief Financial Officer of a potential target reached out to Yotta to determine Yotta’s interest in a potential business combination with a pharmaceutical company focused on research and development with a strong emphasis on advanced technology (“Target N”). On July 19, 2024, Yotta’s management team held an initial videoconference with Target N’s management team to introduce the Yotta team to Target N and to learn more about the Target N. After the initial meeting, Yotta conducted further due diligence, which included industry research, expert calls, and review of company materials. After several more discussions, Yotta sent a draft letter of intent to Target N on July 19, 2024. Yotta and Target N proceeded to have several more discussions regarding the terms of the proposal. On August 8, 2024, Yotta informed Target N of Yotta’s decision not to proceed further with a business combination as Yotta had decided to enter into the Agreement and Plan of Merger with a different target.

Target O

On July 16, 2024, a representative of Chardan reached out to Yotta to see if Yotta might be interested in a potential business combination with a company operating in the regenerative medicine sector (“Target O”). Yotta entered into a non-disclosure agreement with Target O on July 17, 2024. On July 19, 2024, Yotta’s management team held an initial videoconference meeting with Target O’s management team and representatives from Chardan to introduce the Yotta team to Target O and to learn more about Target O. After the initial meeting, Yotta conducted further due diligence, which included industry research, expert calls, and review of company materials. On July 29, 2024, Yotta sent a draft letter of intent to Target O. Yotta and Target O proceeded to have several more discussions regarding the terms of the proposal. On August 5, 2024, Target O sent Yotta a revised draft of letter of intent, which (i) adjusted Target O’s pre-money valuation from $80,000,000 to $100,000,000, (ii) granted Target O an additional 3,000,000 earn out shares if the surviving company’s closing stock price reached $25.00 on or before December 31, 2027 and (iii) granted Target O the option to convert any of Yotta’s outstanding liabilities into common stock at the closing of a business combination. On August 8, 2024, Yotta informed Target O of Yotta’s decision not to proceed with the target as Yotta intended to enter into a Merger Agreement with another target.

Background of Yotta’s Interactions with DRIVEiT

On March 6, 2024, Yotta’s Chief Executive Officer received an email from a representative of EarlyBirdCapital to see if Yotta might be interested in a potential transaction with DRIVEiT, a company in the electronic vehicle superstore industry.

On March 6, 2024, Yotta and DRIVEiT entered into a non-disclosure agreement, which contained, among other provisions a confidentiality clause, customary non-disclosure and non-use provisions and a customary trust account waiver provision pursuant to which DRIVEiT agreed that it has no right, title, interest or claim in Yotta’s trust account. On the same day, Yotta began to conduct its due diligence, including industry research, expert calls, and review of the company materials. After several more discussions internally, Yotta sent DRIVEiT a draft letter of intent on March 18, 2024 for a valuation of $100,000,000.

Throughout the months of April and May 2024, members of Yotta’s management held internal meetings to discuss their assessment of DRIVEiT, the terms of a potential transaction and their estimates of DRIVEiT’s enterprise value, including factors such as the value of comparable companies in DRIVEiT’s industry and the strength of DRIVEiT’s growth prospects.

On May 15, 2024, Yotta’s Chief Executive Officer had a videoconference meeting with DRIVEiT’s executive team, including David Michery (the Chairman of DRIVEiT’s Board of Directors), and certain representatives from EarlyBirdCapital at which DRIVEiT gave a presentation regarding its current and planned business and its views regarding a potential business combination transaction. During the meeting, the parties discussed DRIVEiT’s business and certain competitive advantages related to DRIVEiT’s future product offerings. DRIVEiT presented its projections for the next three years, until the year ended of 2027, as well as various industry and financial data. Yotta’s Chief Executive Officer questioned DRIVEiT’s motivations for entering into a business combination transaction, their ability to complete an audit, their overall financial health and ability to manage transaction costs and their input towards the valuation amount.

On May 17, 2024, Yotta’s Chief Executive Officer met with the Sponsor to discuss Yotta management’s favorable assessment of DRIVEiT in comparison to other acquisition candidates, the submission of an initial non-binding letter of intent and related deal terms, including valuation parameters and comparable companies, and market conditions. Yotta’s management and the Sponsor agreed that DRIVEiT satisfied Yotta’s investment criteria and guidelines and supported submitting an initial draft letter of intent to DRIVEiT. Specifically, at the time, DRIVEiT indicated that they would be able to complete their audit in a relatively short time frame. Additionally DRIVEiT had an affiliated company which holds approximately $30,000,000 in cash, helping them to meet financing needs. DRIVEiT also stated they had a potential equity investor who they believed was able to invest up to $50,000,000 into the company. Based on the discussions and negotiations with other potential targets, DRIVEiT emerged as a frontrunner with which to pursue a business combination.

On May 20, 2024, DRIVEiT and Yotta executed the letter of intent. On the same day, Yotta shared the executed letter of intent, term sheet and DRIVEiT presentation with its board of directors via email. The Board expressed their satisfaction with the potential target and transaction.

On June 4, 2024, Yotta’s Chief Executive Officer had a teleconference with the DRIVEiT team to discuss the timeline of the Merger Agreement, press release, Current Report on Form 8-K filing, audited financials preparation and registration statement/proxy statement on Form S-4.

Between March 6, 2024 and June 4, 2024, Yotta and the DRIVEiT team discussed the need to raise capital in order to complete the Business Combination and support the growth of New DRIVEiT. The parties agreed to use commercially reasonable efforts to secure such financing, the proceeds of which will be used to pay transaction expenses and working capital of New DRIVEiT (collectively, the “Transaction Financing”). During this period, the DRIVEiT team reached out to JADR Capital 2 PTY Limited (“JADR”), an existing securityholder of DRIVEiT, to seek its interest in participating in the Transaction Financing.

On June 4, 2024, DRIVEiT and JADR executed a non-binding term sheet outlining the details of a PIPE financing of up to $50 million in convertible notes and warrants exercisable for Common Stock of New DRIVEiT. DRIVEiT and JADR also discussed entering into a bridge financing arrangement whereby JADR would purchase a note with principal amount of $2 million which would convert, upon the closing of the Business Combination, into convertible preferred stock and warrants exercisable for Common Stock of New DRIVEiT. DRIVEiT engaged McDermott Will & Emery LLP (“McDermott”) to represent them in connection with the Transaction Financing. JADR engaged Graubard Miller (“Graubard”) to represent them in connection with the Transaction Financing.

On June 28, 2024, Yotta engaged Celine & Partners PLLC (“Celine”) to represent them in connection with their initial business combination.

On July 10, 2024, Yotta’s Chief Executive Officer had a teleconference with the DRIVEiT management team focusing on the structure of the transaction, timeline of the signing of the Merger Agreement and other transaction documents.

On July 19, 2024, Celine sent an initial due diligence request list to DRIVEiT.

Throughout July and August, DRIVEiT provided access to a virtual data room containing additional due diligence materials for Yotta’s review, including a full financial model. Yotta received materials in response to its due diligence requests, conducted several conference calls and meetings with DRIVEiT’s management, and engaged advisors to assist in the due-diligence process, including industry review, accounting and tax treatments, intellectual property review, and other legal analysis.

On July 18, 2024, McDermott provided to Graubard initial drafts of documents reflecting the $2 million bridge financing.

On July 25, 2024, DRIVEiT’s counsel, Loeb & Loeb LLP (“Loeb”) provided a first draft of the Merger Agreement to Yotta’s counsel, Celine, the proposed terms of which encompassed the executed letter of intent. Celine began to review with Yotta’s management the material terms which included the following:

•        The transaction terms provided that upon execution of the Merger Agreement, DRIVEiT shall repay indebtedness owed to the Sponsor and will wire $1,100,000 into Sponsor’s operating account.

•        The transaction terms provided that upon execution of the Merger Agreement, DRIVEiT would wire $400,000 into Yotta’s operating account held at Signature/Flagstar Bank to cover certain costs and expenses associated with the transaction.

•        The transaction terms provided that the merger consideration will be cashless and instead payable in shares of common stock of Yotta, par value $0.0001 per share, valued at $10 per share.

•        The transaction terms in the Merger Agreement contemplated that PIPE financing would be pursued and DRIVEiT would enter in to a securities purchase agreement whereby certain investors would purchase up to an aggregate of $2,000,000 in one or more convertible promissory notes, and at the Closing and in nine (9) subsequent tranche closings up to an aggregate of $50,000,000 in Yotta preferred stock along with certain warrants. This financing would not be included in the allocation of the merger consideration.

•        The transaction terms provided that the Sponsor held certain founders shares and private placement units. It was agreed that the Sponsor’s founder shares would not represent an amount to exceed five percent (5%) of the total shares of the surviving company and any such shares exceeding this amount would be forfeited upon closing.

•        The transaction terms provided that the surviving company would consist of five (5) directors with four (4) members chosen by DRIVEiT and one (1) member chosen by Yotta.

•        The transaction terms provided that certain key Yotta stockholders, subject to customary exceptions, would agree to a six (6) month lock up period after the closing date of the business combination.

From May 20, 2024, the date on which the parties executed the letter of intent, through August 20, 2024, the date on which the parties executed the Merger Agreement, certain structural aspects of the transaction changed, however the material terms of the Merger Agreement remained the same. These structural changes were the result of (i) ordinary course negotiations among the parties to the Merger Agreement; and (ii) Yotta’s continued due diligence efforts on DRIVEiT. Yotta’s approach toward the negotiations was informed through consultation with subject-matter experts.

On May 7, 2024, Yotta received written notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) stating that Yotta was not in compliance with Nasdaq Listing Rule 5450(b)(2)(C) because the Company had not maintained a minimum Market Value of Publicly Held Securities (of at least $15 million). Yotta was given until November 4, 2024 to regain compliance. On the same date, Yotta received written notice from Nasdaq stating that Yotta was not in compliance with Nasdaq Listing Rule 5450(b) because it had not maintained a minimum 1,100,000 publicly held shares. Yotta was given 45 calendar days to submit a plan to regain compliance. In response to these notices, Yotta applied for a transfer from the Nasdaq Global Market to the Nasdaq Capital Market. On July 1, 2024, Yotta’s application was approved by Nasdaq on the following conditions: (i) Yotta enter into a business combination agreement no later than August 25, 2024, (ii) Yotta file a registration statement on Form S-4 no later than October 12, 2024, and (iii) Yotta demonstrate compliance with the Nasdaq Capital Market’s continued listing standards by November 12, 2024. If Yotta does not comply with any of the conditions, Yotta’s listed securities will be subject to delisting.

On August 2, 2024, Celine provided its comments on the draft Merger Agreement to Loeb, which Celine discussed with Yotta. Celine and Loeb then discussed their respective clients’ comments and came to resolution in subsequent drafts circulated by both sets of counsel. These discussions and revised drafts generally addressed, among other things, (i) issues surrounding PIPE financing, (ii) finder’s fees and other transaction costs.

On August 2, 2024, McDermott provided to Graubard revised drafts of documents reflecting both the bridge financing and the PIPE financing, constituting all of the envisioned Transaction Financing. Material terms of the Transaction Financing. as reflected in the draft agreements, included:

•        Upon execution of the Transaction Financing agreements, JADR shall purchase from DRIVEiT a convertible note with principal amount of $2,000,000 convertible into shares of preferred stock of New DRIVEiT upon consummation of the Business Combination Agreement.

•        Subject to the terms and conditions of the Transaction Financing documents, upon the consummation of the Business Combination, JADR shall purchase from DRIVEiT convertible preferred stock with an aggregate stated value of up to $25,000,000 and, for no additional consideration, warrants to acquire one share of common stock for every share of common stock issuable upon conversion of the preferred stock, which warrants shall have an exercise price equal to 110% of the closing price of the common stock of Yotta on the date of the closing of the Business Combination.

•        Subject to the terms and conditions of the Transaction Financing documents, after the consummation of the Business Combination, JADR shall purchase from New DRIVEiT convertible preferred stock in multiple closings with each closing purchases of an aggregate stated value of $5,000,000, and in total an aggregate stated value of $25,000,000 and, for no additional consideration, warrants to acquire one share of common stock for every share of common stock issuable upon conversion of the preferred stock, which warrants shall have an exercise price equal to 110% of the closing price of the common stock of Yotta on the date of the closing of the Business Combination.

Graubard provided comments on the initial draft documents and, on August 5, 2024, McDermott provided to Graubard drafts of documents reflecting the revised terms of the Transaction Financing. In the revised drafts, the terms of the Transaction Financing were amended to reflect the following:

•        The convertible note issued upon signing the Transaction Financing agreements would be issued with an original issue discount of 10% such that the principal amount of the note would be $2,200,000.

•        Upon the consummation of the Business Combination, JADR would purchase from DRIVEiT convertible preferred stock with an aggregate stated value of up to $5,500,000 at a 10% discount.

•        After the consummation of the Business Combination, JADR shall purchase from New DRIVEiT convertible preferred stock in multiple closings with each closing purchases of an aggregate stated value of $5,500,000, and in total an aggregate stated value of $49,500,000.

•        The warrants would be exercisable to acquire two shares of New DRIVEiT common stock for every share of New DRIVEiT common stock issuable upon conversion of the preferred stock.

On August 5, 2024, Yotta filed a Certificate of Formation with the Secretary of State of Maryland to form Yotta Merger Sub Inc.

Between August 6 and August 8, Graubard and McDermott continued to share revisions to the Transaction Financing documents. Substnative changes to the terms of the Transaction Financing included agreeing to grant JADR the right, but not the obligation, to purchase additional shares of preferred stock for an aggregate purchase price of $100 million upon the same terms and conditions as the purchases of preferred stock under the PIPE transactions, provided that such purchases were made within a specified period after the completion of the other financings.

On August 7, 2024, Celine provided the revised draft of Merger Agreement pertaining to the above.

On August 8, 2024, Loeb provided a revised draft of the Merger Agreement. The updated agreement included provisions for the DRIVEiT’s PIPE financing, which removed this as a closing condition.

On August 20, 2024, the board of directors of DRIVEiT unanimously approved DRIVEiT’s entry into the Merger Agreement and the ancillary documents, as well as other corporate matters in connection with the Business Combination.

On August 20, 2024, Yotta sent a copy of the current draft of the Merger Agreement to all members of the Board. On the same day, the board of directors of Yotta held a virtual meeting, which was attended by all board members, at which management provided the Board with an update on the potential Business Combination and DRIVEiT. The Merger Agreement and related documents and agreements were unanimously approved by the board of directors, subject to final negotiations and modifications, and the board of directors determined to recommend the approval of the Merger Agreement to Yotta’s stockholders.

The parties executed the Merger Agreement and related documents and agreements on August 20, 2024. On August 21, 2024, Yotta and DRIVEiT issued a joint press release announcing the execution of the Merger Agreement and Yotta filed with the SEC a Current Report on Form 8-K announcing the execution of the Merger Agreement and related matters.

On September 27, 2024, McDermott provided to Graubard drafts of documents reflecting revised terms of the Transaction Financing, which included eliminating the warrants from the bridge financing and PIPE financing and increasing the stated value of preferred shares to be issued to JADR such that their stated value would be equal to the aggregate purchase price paid by JADR plus a 10% increase and then multiplied by 3.25.

Between September 27 and October 27, Graubard and McDermott continued to share revisions to the Transaction Financing documents. Such revisions included changing the purchase price for the convertible note purchased in the bridge financing to $3,245,000 and changing the purchase price for the preferred stock purchased at the closing to occur at the consummation of the Business Combination to $8,400,000. After consummation of the Business Combination JADR will participate in up to nine tranches of preferred stock purchases, wither purchase price of $5,000,000 at each closing, for a total of $45,000,000 raised. The final Transaction Financing documents also included the right of JADR to purchase additional shares of preferred stock for an aggregate purchase price of $100 million upon the same terms and conditions as the purchases of preferred stock under the PIPE transactions. Final documents for the Transaction Financing were executed on October 30, 2024.

The parties have continued, and expect to continue, regular discussions in connection with, and to facilitate, the consummation of the Business Combination.

Summary of DRIVEiT Financial Analysis

The valuation associated with DRIVEiT ($100,000,000) did not change throughout the course of the transaction. The valuation was arrived at by Yotta through (i) research and analysis of comparable companies (with respect to size, maturity, financial status, and research targets), and (ii) assistance from third-party advisors, consultants and experts. This valuation was derived using a comprehensive approach. However, the summary set forth below does not purport to be a complete description of the financial analysis performed or factors considered by Yotta nor does the order of the financial analysis described represent the relative importance or weight given to those financial analysis by the Yotta Board.

As DRIVEiT is a start-up, Yotta believes the “standard” valuation multiples like enterprise value to EBITDA or price to earnings are less relevant. There are some alternative multiples, such as enterprise value to invested research and development, which are essentially cost-based valuations. Yotta believes cost based valuations alone are not good indicators of future value for electronic vehicle superstore companies. The comparative valuation methodology is a popular methodology which utilizes public market comparables, or comparable M&A transactions, but because Yotta believes DRIVEiT’s company is idiosyncratic, Yotta looked at a range of criteria to find likeness over exact matches.

In light of these differences, Yotta sought assistance from a multitude of third-party advisors, consultants and experts, whose specialized knowledge of the sector and insights bolstered the valuation process. Yotta believes that these external collaborators brought diverse perspectives and extensive experience to the table, ensuring that the valuation of DRIVEiT was robust and defensible.

Yotta undertook the following high-level view to estimate value ranges and determine the valuation amount:

Discounted Cash Flow Analysis:

Using the DRIVEiT forecast provided by DRIVEiT’s Management to Yotta’s Management, we performed an illustrative discounted cash flow analysis on DRIVEiT. Adjustments to the forecast were made by Yotta to be more conservative in nature based on Yotta’s past experience with emerging and developing companies. Using discount rates ranging from 9.0% to 20.0%, which reflect estimates based on DRIVEiT’s weighted average cost of capital, Yotta discounted to present value, the value of DRIVEiT’s balance sheet to September 30, 2024 using (1) estimates of unlevered cash flow for years ending December 31, 2024 through 2030 as per the DRIVEiT forecast and (ii) a range of terminal values for DRIVEiT, which were based on perpetual growth rates ranging from 5.0% to 8.0%, to estimate a terminal year of cash flow to be generated by DRIVEiT based on the DRIVEiT forecast. Yotta used the Capital Asset Pricing Model (“CAPM”) to determine the discount rates which required input from DRIVEiT’s Management including DRIVEiT’s target capital structure, the cost of long-term debt capital (both private debt and public government agency debt) and the after-tax return on excess cash. Included in CAPM where future applicable marginal tax rates for DRIVEiT, developing a beta for DRIVEiT, derived from DRIVEiT’s comparable peer company analysis, as well as national and global market factors in the electronic vehicle (“EV”) and traditional automobile markets and those financial markets in general. The perpetuity growth rate ranges were estimated by Yotta using its experience taking both the DRIVEiT forecast and market predictions, both national and global, versus data on long-term growth of GRP and inflation. Yotta calculated the range of illustrative enterprise values it derived for DRIVEiT, assuming no financial consideration for the historical Yotta business. Yotta then applied the current consideration to Yotta shareholders from the Merger LOI to calculate the implied equity value by dividing the equity value attributable to Yotta shareholders by the current outstanding shares of Yotta. Using the above sensitivity ranges for discount and perpetual growth rates, the implied equity values per share of Yotta common stock, owned by Yotta shareholders, was calculated to be $39 to $2, averaging $11, as rounded to the nearest dollar. This equates to an average enterprise value $116 million post-merger.

Public Comparable Analysis:

Yotta analyzed and compared DRIVEiT’s selected financial information to a certain group of publicly traded companies in the EV vehicular and automobile industry as well as selected automobile dealerships and service centers and related up and downstream industries. The analysis specifically compared certain financial information based on the DRIVEiT forecast to the public ratios and market multiples of the selected public cohort of comparables. The following publicly traded corporations were selected (“selected cohort”):

EV Cohort:

•        Lucid Group

•        Nikola Corporation

•        Plug Power

•        Rivian Automotive

•        Tesla

Automotive Dealerships and Services Center Cohort:

•        America’s Car-mart

•        Asbury Automotive Group

•        AutoNation

•        CarMax

•        Cars.com

•        Carvana

•        Group 1 Automotive

•        Lithia Motors

•        Penske Automotive Group

•        Sonic Automotive

While none of the selected automobile dealerships and service center cohort is exactly comparable to DRIVEiT, those companies have been chosen by Yotta based on its experience because they have operations, product offerings and business maturity that, for analysis, can be considered similar to DRIVEiT. Yotta believes that since there is no direct EV only dealership/service center model, that the public multiples should take into account an uplift from the EV only business model. Therefore, the financial multiples in the automobile dealerships and service center cohort have been increased by 10% to reflect that EV business model.

Yotta calculated both revenue/enterprise value (“EntV”) and EBITDA/EntV using the trailing twelve months (“TTM”) period for revenue and EBITDA, then dividing that by the current EntV. In addition, Yotta calculated the EntV per store (dealership and/or service center). That analysis resulted in the following mean and median multiples:

Selected Cohort Multiples (Mean)

Revenue/EntV	EBITDA/EntV	EntV/Store
1.1x	17.7x	$54,730,544

Selected Cohort Multiples (Median)

Revenue/EntV	EBITDA/EntV	EntV/Store
0.7x	11.0x	$50,264,264

Present Value of Future Share Price Analysis:

Yotta performed an analysis on the implied present value of a potential future EntV of DRIVEiT, which would give a potential indication of the present value of a theoretical future value of DRIVEiT’s equity and share price by using the financial multiples calculated from the analysis performed in the Public Comparable Analysis. Using the DRIVEiT forecasts as adjusted by Yotta, Yotta calculated future EntV values for the years 2024 through 2030.

Mean Valuations:

Yotta first used the Revenue multiples to calculate an implied EntV. Using the Public Comparable Analysis’ Revenue/EntV mean multiple of 1.1x, Yotta discounted the EntV for the years ending 2024 through 2030 utilizing a discount factor of 20.0%. This Revenue analysis resulted in current implied equity value per share of Yotta common stock, owned by Yotta shareholders, to be $23 to $4, averaging $15 as rounded to the nearest dollar. This equates to an average EntV of $157 million post-merger.

Yotta then used EBITDA multiples to calculate an implied EntV. Using the Public Comparable Analysis’ EBITDA/EntV mean multiple of 17.7x, YOTA discounted the EntV for the years ending 2024 through 2030 utilizing a discount rate of 20.0%. This EBITDA analysis resulted in current implied equity value per share of Yotta common stock, owned by Yotta shareholders, to be $12 to $10, averaging $11 as rounded to the nearest dollar. This equates to an average EntV of $139 million post merger.

Yotta finally used Store multiples to calculate an implied EntV. Using the Public Comparable Analysis’ EntV/Store mean multiple of $54.7 million/store, Yotta discounted the EntV for the years ending 2024 through 2030 utilizing a discount rate of 20.0%. This EntV/Store analysis resulted in current implied equity value per share of Yotta common stock, owned by Yotta shareholders, to be $22 to $4, averaging $16 as rounded to the nearest dollar. This equates to an average EntV of $197 million post-merger.

Median Valuations:

Yotta first used the Revenue multiples to calculate an implied EntV. Using the Public Comparable Analysis’ Revenue/EntV median multiple of 0.7x, Yotta discounted the EntV for the years ending 2024 through 2030 utilizing a discount factor of 20.0%. This Revenue analysis resulted in current implied equity value per share of Yotta common stock, owned by Yotta shareholders, to be $14 to $2, averaging $9 as rounded to the nearest dollar. This equates to an average EntV of $99 million post-merger.

Yotta then used EBITDA multiples to calculate an implied EntV. Using the Public Comparable Analysis’ EBITDA/EntV median multiple of 11.0x, YOTA discounted the EntV for the years ending 2024 through 2030 utilizing a discount rate of 20.0%. This EBITDA analysis resulted in current implied equity value per share of Yotta common stock, owned by Yotta shareholders, to be $8 to $6, averaging $7 as rounded to the nearest dollar. This equates to an average EntV of $87 million post-merger.

Yotta finally used Store multiples to calculate an implied EntV. Using the Public Comparable Analysis’ EntV/Store median multiple of $50.3 million/store, Yotta discounted the EntV for the years ending 2024 through 2030 utilizing a discount rate of 20.0%. This EntV/Store analysis resulted in current implied equity value per share of Yotta common stock, owned by Yotta shareholders, to be $21 to $4, averaging $15 as rounded to the nearest dollar. This equates to an average EntV of $181 million post-merger.

Combining the various financial metric valuations using the Public Comparable Analysis yields the following valuations:

Mean — $14/share of YOTA, equating to a $167 million EntV

Median — $10/share of YOTA, equating to a $126 million EntV

Yotta’s Board of Directors’ Reasons for the Approval of the Business Combination

As described under “— The Background of the Business Combination” above, the Board, in evaluating the Business Combination, consulted with Yotta’s management and accounting and legal advisors. In reaching its unanimous decision to approve the Merger Agreement and the Business Combination, the Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the combination, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

This explanation of Yotta’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

A majority of Yotta’s non-employee directors approved the Business Combination. No member of the Yotta Board voted against, or abstained from voting on, the Business Combination.

Before reaching its decision, the Board reviewed the results of the due diligence conducted by our management, which included:

•        extensive meetings and calls with DRIVEiT’s management to understand and analyze DRIVEiT’s business and to understand DRIVEiT’s final financial models and forecasts;

•        consultation with industry experts regarding competitive landscape, industry outlook, company reputation, business model and scientific validity;

•        consultation with Yotta’s legal and accounting advisors;

•        Legal, commercial and operational review, which included review of DRIVEiT’s regulatory compliance and communications, human resources, marketing strategies, operational logistics, compliance and risk management, and other support.

•        review of DRIVEiT’s material contracts and financial, tax, legal, accounting, environmental, and intellectual property due diligence;

•        review of DRIVEiT’s financial statements;

•        research on comparable public companies; and

•        research on comparable transactions.

In approving the combination, the Board did not obtain a fairness opinion. The officers and directors of Yotta have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, enabled them to make the necessary analyses and determinations regarding the Business Combination.

Yotta’s management also considered a comparable company analysis to assess the potential value that the public markets would likely ascribe to DRIVEiT, and this analysis was discussed with the Board. These companies were selected by Yotta as publicly traded companies having businesses that were considered, in certain respects, to be similar to the combined company’s business.

Although none of the selected companies reviewed in this analysis were directly comparable to DRIVEiT, the companies had one or more similar operating and financial characteristics as DRIVEiT and therefore Yotta believes that the selected companies provide a solid basis to evaluate the proposed valuation of DRIVEiT. The companies were selected because they (i) [•] and/or (ii) [•]. The selected companies generally had product candidates or partnerships that were farther along in their development than DRIVEiT. Additionally, while a few of the selected companies were commercial-stage companies, Yotta considered these companies because of their similarities to the business, industry, commercial partnerships and technology platform to DRIVEiT. Given DRIVEiT’s unique technology platform and business strategy, and the limited number of directly comparable public companies, Yotta believed that it was important to consider both quantitative and qualitative information in its analysis of DRIVEiT versus comparable companies. With respect to quantitative information, Yotta reviewed the selected companies’ total market capitalization and total enterprise value in its analysis. Additionally, with respect to qualitative information, Yotta reviewed the operational, business and/or financial characteristics of DRIVEiT and the selected companies to provide a context in which to consider the results of the quantitative analysis. In its review of qualitative information, DRIVEiT’s technology platform, new management team, focus on development, product candidates, licensing and partnership opportunities, and general market size were key qualitative factors. The Board considered this analysis and viewed DRIVEiT to be favorable compared to such other companies.

The Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the Business Combination, including, but not limited to, the following:

•        Large and Growing Market Opportunity.    Yotta’s management and the Board considered DRIVEiT’s current and projected market opportunity, including the expected growth;

•        Complementary and Experienced Management Teams.    Yotta’s management and the Board believe that the complementary business, industry and investing experience of the Board members and DRIVEiT’s management team will help to accelerate the growth for the Combined Company. In addition, DRIVEiT has a strong management team with a successful track record of drug development and operating experience, which is expected to remain with the Combined Company to seek to execute DRIVEiT’s strategic and growth goals;

•        Financial Condition.    The Board also considered factors such as DRIVEiT’s outlook, financial plan and capital structure, as well as valuations and trading of similar publicly traded companies;

•        Due Diligence.    Yotta’s management conducted due diligence examinations of DRIVEiT and discussions with DRIVEiT’s management and Yotta’s financial and legal advisors concerning Yotta’s due diligence examination of DRIVEiT;

•        Other Alternatives.    The Board believes, after a thorough review of other business combination opportunities reasonably available to Yotta, that the proposed Business Combination represent the best available business combination opportunity for Yotta based upon the process utilized to evaluate and assess other potential combination targets, and the Board’s belief that such process has not presented a better available alternative; and

•        Negotiated Transaction.    The financial and other terms of the Merger Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Yotta and DRIVEiT.

In the course of its deliberations, the Board considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the below:

•        DRIVEiT has a limited cash flow and may not be able to execute on its business plan or achieve or sustain profitability.

•        The potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected time frame and the significant fees, expenses and time and effort of management associated with completing the Business Combination.

•        The Business Combination might not be consummated or completed in a timely manner or that the Closing might not occur despite our best efforts, including by reason of a failure to obtain the approval of their stockholders, litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the consummation of the Business Combination.

•        Competition in the industry is intense and, as a result, DRIVEiT may fail to develop new products and identify and develop new collaboration partners, which may negatively impact DRIVEiT’s operations, its ability to generate revenue, achieve profitability, and its growth prospects.

•        Economic downturns and political and market conditions beyond DRIVEiT’s control, including inflation, changes in regulations, and potential economic effects of COVID-19, could adversely affect its business, financial condition, results of operations and prospects.

•        DRIVEiT may be subject to litigation in the operation of its business and DRIVEiT’s insurance may not provide adequate levels of coverage against any claims. An adverse outcome in one or more legal proceedings or inadequate insurance coverage could adversely affect DRIVEiT’s business.

•        The Board did not obtain an opinion from any independent investment banking or accounting firm that the consideration Yotta would pay to acquire DRIVEiT is fair to Yotta or its stockholders from a financial point of view. In addition, the Board considered the limits of the due diligence performed by Yotta’s management and outside advisors and the inherent risk that even a thorough review may not uncover all potential risks of the business. Accordingly, the Board may be incorrect in its assessment of the Business Combination.

•        Yotta’s public stockholders may be less protected as investors from any material issues with respect to DRIVEiT’s business than an investor in an initial public offering because the scope of due diligence may be different than would typically be conducted in the event DRIVEiT pursued an underwritten initial public offering.

•        The risk factors associated with DRIVEiT’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

After considering the foregoing potentially negative and potentially positive reasons, the Board concluded, in its business judgment, that the potentially positive aspects of the Business Combination and the other related transactions outweighed the potentially negative aspects of the transaction. The Board recognized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing discussion.

The Business Combination is not structured so that approval of at least a majority of unaffiliated Yotta stockholders is required. No unaffiliated representative has been retained to act solely on behalf of the Yotta stockholders for purposes of negotiating the terms of the Merger Agreement on their behalf and/or preparing a report concerning the approval of the Business Combination. The Business Combination was unanimously approved by the Yotta Board.

The above discussion of the material factors considered by the Board sets forth the principal factors it considered but is not intended to be exhaustive.

DRIVEiT Board of Directors’ Reasons for the Business Combination

DRIVEiT considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•        access to additional growth capital,

•        the potential ability to use DRIVEiT’s future publicly traded equity as a tool (merger currency) in future merger and acquisition transactions;

•        an expectation that the increased publicity from completing the transaction, and subsequently existing as a public company, would create unforeseen opportunities to attract new and potentially upgraded vendors, suppliers, off-takers, and business development opportunities like joint ventures; and

•        an expectation that the potential post transaction DRIVEiT public equity would provide an ability to attract and retain talent through a traditional public company equity compensation plan.

Satisfaction of 80% Test

Nasdaq rules require that the business or assets acquired in Yotta’s initial business combination have a fair market value equal to at least 80% of Yotta’s assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account), which we refer to the “80% test,” at the time of the execution of a definitive agreement for such initial business combination. As of August 20, 2024, the date of the execution of the Merger Agreement, the fair value of marketable securities held in the Trust Account was approximately $[•] million and 80% thereof represents approximately $[•] million. In reaching its conclusion that the Business Combination meets the 80% test, the Board reviewed the pre-money valuation of approximately $[•]. In determining whether the pro forma total enterprise value described above represents the fair market value of DRIVEiT, the Board considered all of the factors described in this section and the section of this proxy statement/prospectus entitled “Proposal 1 — The Business Combination Proposal — The Merger Agreement” and that the pre-money valuation of approximately $[•] was determined as a result of arm’s length negotiations. As a result, the Board concluded that the fair market value of the equity acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account).

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Yotta Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor Related Parties, have interests in such proposal that are different from, or in addition to (which may conflict with), those of Yotta stockholders generally.

These conflicts of interest include, among other things, the interests listed below:

•        the fact that Sponsor beneficially owns 2,874,999 founder shares as of the date hereof, representing 99.42% of the voting power of the Common Stock, and Sponsor is required pursuant to a letter agreement entered into in connection with Yotta’s initial public offering to vote those shares in favor of the Business Combination;

•        the fact that Yotta has agreed to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. As of June 30, 2024, Yotta has not reimbursed Sponsor for any out-of-pocket expenses;

•        the fact that the Sponsor paid an aggregate of $25,000 for 2,874,999 founder shares. As of the date hereof, 2,874,999 founder shares are beneficially owned by the Sponsor. In connection with the execution of the Merger Agreement, the Sponsor entered into a forfeiture agreement with DRIVEiT, pursuant to which the Sponsor will forfeit, for no consideration, such number of shares of Common Stock in excess of five percent (5%) of Yotta’s issued and outstanding common stock on the date of the Closing. The founder shares will have a significantly higher value at the time of the Business Combination even after giving effect to the Forfeiture Agreement (assuming maximum redemption, the [_] founder shares that will not be surrendered by the Sponsor will have an aggregate market value of approximately $ million, based on the closing price of the Common Stock of $[_] on the Nasdaq Stock Market LLC on [_], 2024);

•        The fact that the Sponsor owns an aggregate of 343,500 private units. Based on a market price of $[•] per unit on [•], 2024, the value of the Units was $[•]. The private units (including underlying securities) will be worthless if Yotta does not consummate a business combination;

•        the fact that each of the directors and officers of Yotta owns the following number of founder shares:

Name of Beneficial Owner	Founder Shares
Yotta Investment LLC	3,201,833	(1)
Robert Labbe	6,667
Brandon Miller	3,333
Qi Gong	—
Daniel McCabe	3,333

____________

(1)      Yotta Investment LLC, our Sponsor, is controlled by Mrs. Chen, who is the wife of Mr. Hui Chen, Yotta’s Chief Executive Officer and director.

•        the fact that Sponsor, officers, advisors and directors of Yotta have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares it holds if SPAC fails to consummate an initial business combination by November 22, 2024 or, if such period is extended, within such extended period (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if Yotta fails to complete its initial business combination within the prescribed time frame) and therefore, such securities will be worthless if the initial business combination is not consummated by such deadline;

•        the fact that the Sponsor, the Sponsor Related Parties have agreed to vote the Common Stock in favor of the Merger Agreement and the Business Combination, including the Merger;

•        the fact that the Sponsor and the Sponsor Related Parties have agreed to (i) not transfer the Common Stock beneficially owned by such Sponsor Related Party prior to the Closing, (ii) certain lock-up provisions with respect to such Sponsor Related Party’s shares of New DRIVEiT Common Stock, as discussed herein, and (iii) waive and not otherwise perfect any anti-dilution or similar protection with respect to any Common Stock beneficially owned by such Sponsor Related Party;

•        the fact that the Sponsor and the Sponsor Related Parties will receive material benefits from the completion of an initial business combination and may be incentivized to complete the Business Combination rather than liquidate (in which case the Sponsor and the Sponsor Related Parties would lose their entire investment);

•        the fact that Yotta’s officers, advisors and directors are not required to, and will not, commit their full time to Yotta’s affairs, which may result in a conflict of interest in allocating their time between Yotta’s operations and the proposed Business Combination and their other businesses, on the other hand. In addition, certain of Yotta’s officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities, and therefore could have conflicts of interest in determining whether to present such business combination opportunity to such entity. Yotta does not believe that duties have had any material impact on the identification of companies that may be appropriate acquisition targets;

•        the fact that given the differential in the purchase price that the Sponsor paid for the founder shares as compared to the price of the units sold in the Yotta IPO, the Sponsor and its affiliates may earn a positive rate of return on their investment even if New DRIVEiT Common Stock trades below the price initially paid for the units sold in the Yotta IPO and the publics stockholders experience a negative rate of return following the completion of the Business Combination;

•        the fact that Sponsor and the directors and officers of Yotta have entered into a registration rights agreement, pursuant to which such persons have registration rights to require Yotta to register a sale of any of its securities held by them;

•        the fact that the Sponsor and Yotta’s officers and directors will lose their entire investment in Yotta and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by November 22, 2024 or, if such period is extended, within such extended period;

•        the continued indemnification of SPAC’s directors and officers and the continuation of SPAC’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•        the fact that if the Trust Account is liquidated, including in the event Yotta is unable to complete an initial business combination by November 22, 2024 or, if such period is extended, within such extended period, the Sponsor has agreed to indemnify Yotta to ensure that the proceeds in the Trust Account are not reduced below $10 per share, or such lesser per amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Yotta has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Yotta, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

•        the fact that SPAC may be entitled to distribute or pay over funds held by Yotta outside the Trust Account to the Sponsor or any of its affiliates prior to the closing of the Business Combination.

The foregoing personal and financial interests of the Sponsor as well as Yotta’s directors and executive officers may have influenced their motivation in identifying and selecting DRIVEiT as a business combination target and completing an initial business combination with DRIVEiT. Moreover, the foregoing interests present a risk that the Sponsor will benefit from the completion of a business combination, including in a manner that may not be aligned with the public stockholders. As such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate. In considering the recommendations of the Yotta Board to vote for the proposals, its stockholders should consider these interests.

Interests of DRIVEiT’s Officers and Directors in the Business Combination

DRIVEiT does not believe that any of its directors or officers have any actual or potential material conflicts of interest with unaffiliated security holders of Yotta with respect to the Business Combination, including whether to proceed with the Business Combination, or the approval of the proposals set forth here.

Compensation Received by the Sponsor

Set forth below is a summary of the terms and amount of the compensation received or to be received by the Sponsor and its affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by SPAC to the Sponsor and its affiliates and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Compensation
Sponsor	Sponsor paid $25,000, or approximately $0.009 per share for the founder shares and $3,435,000 for 343,500 private units.

Pursuant to the Merger Agreement, DRIVEiT deposited $1,100,000 into Sponsor’s operating account to repay certain indebtedness owed to the Sponsor by Yotta and $400,000 into Yotta’s operating account to cover transaction expenses in connection with the Business Combination. Pursuant to the Merger Agreement, New DRIVEiT will use any cash available at Closing to pay Yotta transaction expenses and then to reimburse or pay Sponsor for any outstanding loans or other obligations of Yotta to Sponsor. Yotta currently estimates that the total amount payable for Yotta transaction expenses and any outstanding loans or other obligations of Yotta to Sponsor is approximately $6.5 million, inclusive of the $2,177,000 principal balance under the promissory notes due to Sponsor, as of June 30, 2024.

Yotta has agreed to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. As of June 30, 2024, Yotta has not reimbursed Sponsor for any out-of-pocket expenses.

The retention of shares by Sponsor and the Investors and the reimbursements payable to Sponsor at Closing will not result in a material dilution of the equity interests of non-redeeming public stockholders. See “Proposal No. 1 — The Business Combination Proposal — Total Shares of New DRIVEiT Common Stock Outstanding Upon Consummation of the Business Combination.”

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the Business Combination, the Sponsor and Yotta’s directors, officers, advisors or their affiliates may (i) purchase Common Stock in privately negotiated transactions or in the open market either prior to or after the Closing, including from public stockholders who would have otherwise exercised their redemption rights, (ii) enter into transactions with investors and others to provide them with incentives to not redeem their Common Stock or (iii) execute agreements to purchase such Common Stock from such investors or enter into non-redemption agreements in the future. There is no limit on the number of public shares the Sponsor or Yotta’s directors, officers, advisors or their affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the Nasdaq. However, any such purchases will be subject to limitations regarding possession of any material nonpublic information not disclosed to the seller of such shares and they will not make any such purchases if such purchases are prohibited by Regulation M or the tender offer rules under the Exchange Act. However, the Sponsor, directors, officers and their affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. Any such purchase after the Record Date would include a contractual acknowledgement that the selling stockholder, although still the record holder of the Common Stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. A waiver by the any of the Sponsor or Yotta’s directors, officers, advisors or their affiliates of their redemption rights with respect to its Common Stock (other than those not attributable to founder shares) will not result in cash proceeds to New DRIVEiT from the Trust Account. In the event that the Sponsor or SPAC’s directors, officers or advisors or their affiliates purchase shares in situations in which the tender offer rules restrictions on purchases would apply, they (a) would purchase the shares at a price no higher than the price offered through Yotta’s redemption process, (b) would represent in writing that such shares will not be voted in favor of approving the proposals set forth herein, and (c) would waive in writing any redemption rights with respect to the shares so purchased.

None of the funds in the Trust Account will be used to purchase public shares in such transactions. None of the Sponsor, or Yotta’s directors, officers, advisors, or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such stockholder, although still the record holder of such public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

In the event that the Sponsor or Yotta’s directors, officers or advisors or their affiliates purchase public shares in privately negotiated transactions from the public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares.

To the extent any such purchases by the Sponsor or Yotta’s directors, officers or advisors or their affiliates are made in situations in which the tender offer rules restrictions on purchases apply, Yotta will disclose in a Current Report on Form 8-K prior to the Stockholders Meeting the following: (i) the number of shares purchased outside of the redemption offer, along with the purchase price(s) for such shares; (ii) the purpose of any such purchases; (iii) the impact, if any, of the purchases on the likelihood that the proposals will be approved; (iv) the identities of the equityholders who sold to the Sponsor or Yotta’s directors, officers or advisors or their affiliates (if not purchased on the open market) or the nature of the equityholders (e.g., 5% security holders) who sold such shares; and (v) the number of shares for which Yotta has received redemption requests pursuant to its redemption offer.

The purpose of any such purchases of public shares could be to increase the likelihood of limiting the number of public shares electing to redeem. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of Common Stock may be reduced and the number of beneficial holders of Yotta’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of Yotta’s securities on a national securities exchange.

The Sponsor and Yotta’s directors, officers or advisors or their affiliates anticipate that they may identify the stockholders with whom they may pursue privately negotiated purchases by either the stockholders contacting them directly or by receipt of redemption requests submitted by stockholders following mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor and Yotta’s directors, officers or advisors or their affiliates enter into a privately negotiated purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination, whether or not such stockholder has already submitted a proxy with respect to the Business Combination but only if such shares have not already been voted at the extraordinary general meeting related to the Business Combination. The Sponsor or Yotta’s directors, officers or advisors or their affiliates will select which stockholders to purchase shares from based on the negotiated price and number of shares and any other factors that they may deem relevant, and will only purchase public shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Yotta hereby represents that any shares purchased by the Sponsor or Yotta’s directors, officers or advisors or their affiliates in situations in which the tender offer rules restrictions on purchases would apply would not be voted in favor of approving the proposals set forth herein.

Any purchases by the Sponsor or Yotta’s directors, officers or advisors or their affiliates under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) of and Rule 10b-5 under the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. None of the Sponsor or Yotta’s directors, officers or advisors or their affiliates will make purchases of Common Stock if the purchases would violate Section 9(a)(2) of or Rule 10b-5 under the Exchange Act.

Appraisal and Dissenters’ Rights

There are no appraisal rights available to Yotta stockholders in connection with the Business Combination.

Total Shares of New DRIVEiT Common Stock Outstanding Upon Consummation of the Business Combination

We anticipate that, upon the consummation of the Business Combination, assuming no redemption of the Public Shares, Yotta’s stockholders will retain an ownership interest of approximately [•]% in New DRIVEiT and the DRIVEiT Securityholders will own approximately [•]% of the outstanding New DRIVEiT Common Stock. If all of the Public Shares are redeemed, then we anticipate that Yotta’s stockholders will retain an ownership interest of approximately [•]% in New DRIVEiT and the DRIVEiT Securityholders will own approximately [•]% of New DRIVEiT. The ownership percentages with respect to New DRIVEiT do not take into account (the issuance of any additional shares of Common Stock underlying the Warrants but do take into account (i) the issuance of 1,184,350 shares of New DRIVEiT Class A Common Stock pursuant to the Rights, and (ii) the forfeiture by the Sponsor, for no consideration, of such number of shares of Common Stock in excess of five percent (5%) of Yotta’s issued and outstanding common stock on the Closing Date. If the actual facts are different from these assumptions (which they are likely to be), these ownership percentages will be different.

The following summarizes the pro forma ownership of New DRIVEiT Common Stock, including Common Stock underlying Units that have not yet been separated, following the Business Combination under the no redemption and maximum redemption scenarios:

	Scenario 1 (Assuming No Redemptions into Cash)	Scenario 2 (Assuming Maximum Redemptions into Cash)
Weighted average shares calculation, basic and diluted
Yotta Public Redeemable Shares Outstanding	464,105	—
Yotta Private Placement Shares	343,500	343,500
Yotta Shares held by Insider (founders/Sponsor share)	711,557	684,301
Yotta Public Right (10 for 1 common share)	1,150,000	1,150,000
Yotta Shares underlying Rights included as part of the Private Placement	34,350	34,350
Yotta Sponsor Note Conversion	107,700	107,700
Shares to be issued to Yotta Independent Director	16,666	16,666
Yotta Shares issued to DRIVEiT in Business Combination	10,000,000	10,000,000

	Scenario 1 (Assuming No Redemptions into Cash)	Scenario 2 (Assuming Maximum Redemptions into Cash)
Yotta Shares held by DRIVEiT investor through PIPE*	1,409,500	1,355,511
Weighted average shares outstanding	14,237,378	13,692,028
Percent of shares owned by existing DRIVEiT holders	70.3%	73.1%
Percent of shares owned by DRIVEiT's investor/PIPE*	9.9%	9.9%
Percent of shares owned by existing holders of Yotta shares	19.8%	17%
	100.00%	100.00%

____________

*        This illustration reflects a scenario where DRIVEiT’s investor converts their convertible notes at $10 per share, with a 10% discount and a 9.9% ownership blocker in place. The investor does not plan to convert the preferred shares into common stock at the time of the IPO.

See “Unaudited Pro Forma Condensed Combined Financial Information.”

Dilution

The following table presents the net tangible book value per share at various redemption levels assuming various sources of material probable dilution (but excluding the effects of the Business Combination transaction itself):

	No Additional Redemptions(1)	50% Redemptions(2)	Maximum Redemptions(3)
Initial offering price per share	$10.00	$10.00	$10.00
Net Tangible Book Value at June 30, 2024(4)	$208,729	$(3,855,229)	$(7,919,187)
Total number of basis shares	4,671,171	4,308,003	3,944,835
Net tangible book value per share	$0.04	$(0.89)	$(2.01)
Dilution to Yotta public stockholders	$9.96	$10.89	$12.01
Net Tangible Book Value at June 30, 2024, including exercise of Public Warrants(5) and Public Rights(6)	$132,458,729	$128,394,771	$124,330,813
Total number of basis shares, including exercise of Public Warrants(5) and Public Rights(6)	17,321,171	16,958,003	16,594,835
Net Tangible Book Value per share, including exercise of Public Warrants and Public Rights	$7.65	$7.57	$7.49
Dilution (Accretion) to Yotta public stockholders, including future sources of dilution	$2.35	$2.43	$2.51

____________

(1)      Includes 726,336 Public Shares outstanding as of June 30, 2024. Assumes that no Public Stockholders exercise Redemption Rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account. Also includes 3,944,835 shares of Yotta’s private shares retained by the Sponsor and other stockholders.

(2)      Includes 363,168 Public Shares. Assumes that 50% of Yotta’s Public Stockholders, holding 726,336 Public Shares, will exercise their Redemption Rights for an aggregate payment of approximately $4.06 million (based on the estimated per-share redemption price of approximately $11.19 per share) from the Trust Account. Also includes 3,944,835 shares of Yotta’s private shares retained by the Sponsor and other stockholders.

(3)      Assumes that all Public Stockholders, holding 726,336 Public Shares, will exercise their Redemption Rights for an aggregate payment of approximately $8.13 million (based on the estimated per-share redemption price of approximately $11.19 per share) from the Trust Account. Includes 3,944,835 shares of Yotta’s private shares retained by the Sponsor and other stockholders.

(4)      The net tangible book value at June 30, 2024 was calculated as total assets minus total liabilities adjusted for reductions in the Trust Account at the 50% and Maximum Redemptions scenarios.

(5)      Includes 11,500,000 shares underlying Yotta’s Public Warrants and cash to the surviving entity of $132,250,000 assuming all Yotta’s Public Warrants are exercised. Each Public Unit previously issued included one redeemable Public Warrant. Each whole Public Warrant entitles the holder thereof to purchase one public share at a price of $11.50 per share, subject to adjustment. A Public Warrant may be exercised only during the Exercise Period commencing on the date that is ninety (90) days after the Business Combination. See Note. 7. Shareholders’ Deficit of the historical audited financial statements of Yotta included elsewhere in this form S-4 for more information regarding the registration requirements with regard to the Yotta’s Public Warrants.

(6)      Includes 1,150,000 shares underlying Yotta’s Public Rights assuming all Yotta’s 11,500,000 Public Rights outstanding as of June 30, 2024 are converted without receiving additional consideration. Each Public Unit previously issued included one Public Right. Each public right holder will receive one-tenth (1/10) of one share of common stock upon consummation of a Business Combination, even if the holder of such right redeemed all shares held by it in connection with a Business Combination. See Note. 7. Shareholders’ Deficit of the historical audited financial statements of Yotta included elsewhere in this form S-4 for more information regarding the registration requirements with regard to Yotta’s Public Rights.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses of cash in connection with the Business Combination, assuming (i) none of the public shares are redeemed in connection with the Business Combination (ii) 50% of the public shares are redeemed in connection with the Business Combination and (iii) all of the public shares are redeemed in connection with the Business Combination. Each of the No Additional Redemptions, 50% Redemptions, and Maximum Redemptions scenarios assume that the per-share redemption price is $11.14; the actual per-share redemption price will be equal to the pro rata portion of the Trust Account calculated as of two business days prior to the consummation of the Business Combination.

Estimated Sources and Uses of Cash (No Additional Redemptions)

Sources of Funds(1)		Uses of Funds(1)
Cash balance of DRIVEiT prior to Business Combination(2)	$144,410	Transaction fees and expenses(3)	$6,511,071
Cash balance of Yotta prior to Business Combination(2)	68,525	Payment of Sponsor promissory notes and other related party payables(4)	1,100,000
Existing Cash held in Trust Account(2)	5,171,522
Target Fund Raising	10,253,289	Remaining Cash on Balance Sheet	8,026,675
Total Sources	$15,637,746	Total Uses	$15,637,746

____________

(1)      Totals may be affected by rounding.

(2)      As of June 30, 2024. However, cash held in trust account includes August 2024 Redemptions.

(3)      Reflects the repayment of an estimated $6.5 million of legal, audit, consulting and other transaction-related expenses.

(4)      Reflects the repayment of Sponsor promissory notes repayment in the principal amount of $1,100,000.

Estimated Sources and Uses of Cash (50% Redemptions)

Sources of Funds(1)		Uses of Funds(1)
Cash balance of DRIVEiT prior to Business Combination(2)	$144,410	Class A Common Stock public redemption(3)	$2,585,761
Cash balance of SPAC prior to Business Combination(2)	68,525	Transaction Fees and Expenses(4)	6,511,071
Existing Cash held in Trust Account(2)	5,171,522	Payment of Sponsor Note and other related party payables(5)	1,100,000
Target Fund Raising	10,253,289	Remaining Cash on Balance Sheet	5,440,914
Total Sources	$15,637,746	Total Uses	$15,637,746

____________

(1)      Totals may be affected by rounding.

(2)      As of June 30, 2024. However, cash held in trust account includes August 2024 Redemptions

(3)      Assumes that 50% of public stockholders, holding 232,053 shares of Common Stock, will exercise their redemption rights for an aggregate payment of approximately $2.5 million (based on the estimated per-share redemption price of approximately $11.14 per share) from the Trust Account.

(4)      Reflects the repayment of an estimated $6.5 million of legal, audit, consulting and other transaction-related expenses.

(5)      Reflects the repayment of Sponsor promissory notes repayment in the principal amount of $1,100,000.

Estimated Sources and Uses of Cash (Maximum Redemptions)

Sources of Funds(1)		Uses of Funds(1)
Cash balance of DRIVEiT prior to Business Combination(2)	$144,410	Class A Common Stock public redemption(3)	$5,171,522
Cash balance of SPAC prior to Business Combination(2)	68,525	Transaction Fees and Expenses(4)	6,511,071
Existing Cash held in Trust Account(2)	5,171,522	Payment of Sponsor Note and other related party payables(5)	1,100,000
Target Fund Raising	10,253,289	Remaining Cash on Balance Sheet	2,855,153
Total Sources	$15,637,746	Total Uses	$15,637,746

____________

(1)      Totals may be affected by rounding.

(2)      As of June 30, 2024. However, cash held in trust account includes August 2024 Redemptions.

(3)      Assumes that all Yotta public stockholders, holding 464,105 shares of Common Stock, will exercise their redemption rights for an aggregate payment of approximately $5.1 million (based on the estimated per-share redemption price of approximately $11.14 per share) from the Trust Account.

(4)      Reflects the repayment of an estimated $6.5 million of legal, audit, consulting and other transaction-related expenses.

(5)      Reflects the repayment of Sponsor promissory notes repayment in the principal amount of $1,100,000.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a “reverse recapitalization,” with no goodwill or other intangible assets recorded, in accordance with GAAP. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of DRIVEiT in many respects.

Under this method of accounting, Yotta will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, DRIVEiT will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of DRIVEiT (i.e., a capital transaction involving the issuance of stock by Yotta for the stock of DRIVEiT). Accordingly, the consolidated assets, liabilities and results of operations of DRIVEiT will become the historical financial statements of New DRIVEiT, and Yotta’s assets, liabilities and results of operations will be consolidated with DRIVEiT’s beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of DRIVEiT in future reports. The net assets of DRIVEiT will be recognized at carrying value, with no goodwill or other intangible assets recorded.

Redemption Rights

Pursuant to our Certificate of Incorporation, holders of Public Shares may elect to have their Public Shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding Public Shares. As of [•], 2024, this would have amounted to approximately $[•] per share.

You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)     (a)     hold Public Shares, or

(b)    hold Public Shares through public Units and you elect to separate your public Units into the underlying Public Shares, Warrants and Rights prior to exercising your redemption rights with respect to the Public Shares; and

(ii)    prior to [•] p.m., Eastern Time, on [•], 2024, (a) submit a written request to Continental that Yotta redeem your Public Shares for cash and (b) deliver your Public Shares to Continental, physically or electronically through DTC.

Holders of outstanding Units must separate the underlying Public Shares prior to exercising redemption rights with respect to the Public Shares. If the Units are registered in a holder’s own name, the holder must deliver the certificate for its Units to Continental, with written instructions to separate the Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the Public Shares from the Units.

If a holder exercises his, her or its redemption rights for all of such holder’s Public Shares, then such holder will be exchanging his, her or its Public Shares for cash and will no longer own securities of New DRIVEiT other than the shares received in connection with the Rights.    Such a holder will be entitled to receive cash for his, her or its Public Shares only if he, she or it properly demands redemption and delivers his, her or its Public Shares (either physically or electronically) to Continental in accordance with the procedures and by the deadline described herein. Please see the section titled “The Yotta Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash. Vote Required for Approval

Along with the approval of the Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Director Election Proposal, the approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the Business Combination will not take place. Approval of the Business Combination Proposal is also a condition to Proposal 2, Proposals 3A – 3G, Proposal 4, Proposal 5 and Proposal 6. If the Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Director Election Proposal are not approved, unless the condition is waived, the Business Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the Yotta Special Meeting of any adjournment or postponement thereof) and the Business Combination will not occur.

The Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Yotta Special Meeting vote “FOR” the Business Combination Proposal.

Pursuant to the Letter Agreement and the Parent Stockholder Support Agreement, the Initial Stockholders holding an aggregate of ________ shares (or ___% of the outstanding shares) of Common Stock have agreed to vote their respective shares of Common Stock (including shares of Common Stock included in the Private Units) in favor of each of the Proposals. As a result, only ___________ shares of Common Stock held by the public stockholders will need to be present by virtual attendance or by proxy to satisfy the quorum requirement for the Yotta Special Meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the votes cast at a meeting at which a quorum is present, assuming only the minimum number of shares of Common Stock to constitute a quorum is present, only ____ shares of Common Stock, or approximately ___% of the outstanding shares of the Common Stock held by the public stockholders, must vote in favor of the Business Combination Proposal for it to be approved.

Board Recommendation.

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” APPROVAL OF THE BUSINESS COMBINATION/PROPOSAL 1.

PROPOSAL 2 — THE CHARTER AMENDMENT PROPOSAL

Overview

We are asking Yotta’s stockholders to adopt the Amended Charter in the form attached to this proxy statement/prospectus as Annex B, which, in the judgment of the Board, is necessary to adequately address the needs of New DRIVEiT. The following is a summary of the key amendments effected by the Amended Charter, but this summary is qualified in its entirety by reference to the full text of the Amended Charter:

•        change Yotta’s name to “DRIVEiT Financial Auto Group, Inc.”;

•        increase the number of shares of capital stock that New DRIVEiT is authorized to issue from 50,000,000 shares to 7,110,000,000 shares, consisting of (i) 7,010,000,000 shares of New DRIVEiT Class A Common Stock, (ii) 10,000,000 shares of New DRIVEiT Class B Common Stock, and (iii) 100,000,000 shares of preferred stock;

•        authorize a dual class common stock structure in which holders of the New DRIVEiT Class A Common Stock will be entitled to one vote per share and holders of New DRIVEiT Class B Common Stock, will be entitled to 10 votes per share on all matters properly submitted to the Post-Business Combination Company’s stockholders entitled to vote thereon;

•        provide that, if the holders of New DRIVEiT Class B Common Stock no longer hold at least a majority in voting power of the outstanding shares of New DRIVEiT Common Stock, then an affirmative vote of holders of not less than two-thirds of the voting power of all then outstanding shares of capital stock of the Post-Business Combination Company entitled to vote thereon is required to amend or repeal the following provisions of the Amended Charter: (i) Section 5.2 of the Amended Charter relating to the number, election and the term of the Post-Business Combination Company Board, and (ii) Article VIII of the Amended Charter relating to the exculpation of directors and officers;

•        remove the requirement of an affirmative vote of holders of more than 60% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to remove any or all of the directors at any time for cause and include a requirement that provides that, subject to any rights of any preferred stockholders, so long as the Post-Business Combination Company Board is classified, (i) for so long as holders of New DRIVEiT Class B Common Stock hold a majority in voting power of the outstanding shares of New DRIVEiT Common Stock, any director or the entire Post-Business Combination Company Board may be removed from any office at any time, with or without cause, by the holders of a majority in voting power of the outstanding shares of New DRIVEiT Common Stock, and (ii) if the holders of New DRIVEiT Class B Common Stock no longer hold a majority in voting power of the outstanding shares of New DRIVEiT Common Stock, any director or the entire Post-Business Combination Company Board may be removed from office at any time, but only for cause, by the holders of a majority in voting power of the outstanding shares of New DRIVEiT Common Stock;

•        provide that any amendment or repeal of the Amended Bylaws requires an affirmative vote of either (i) a majority of the Post-Business Combination Company Board, or (ii) holders of at least two-thirds in voting power of all then outstanding shares of capital stock of the Post-Business Combination Company entitled to vote generally in the election of directors, voting together as a single class;

•        provide that Section 203 of the DGCL, which governs business combinations between the Post-Business Combination Company and certain interested stockholders, does not apply to the Post-Combination Company; and

•        remove the various provisions applicable only to special purpose acquisition companies (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time) that will no longer be applicable after the consummation of the Business Combination, including the elimination of Article VI (which generally set forth the requirements of an initial business combination).

This summary is qualified by reference to the complete text of the Amended Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Amended Charter in its entirety for a more complete description of its terms.

Reasons for the Amendment Proposal

The Board’s reasons for proposing each of these amendments to the Current Charter is set forth below.

•        Amending the Current Charter to change Yotta’s name to “DRIVEiT Financial Auto Group, Inc.” Yotta’s name is currently “Yotta Acquisition Corp.” The Board believes that the name of the post-Business Combination company should align with the name of the post-Business Combination operating business.

•        Amending the Current Charter to increase the number of shares of Common Stock the post-Business Combination company is authorized to issue. The Current Charter authorizes 50,000,000 shares of stock not divided into classes. The Amended Charter provides that the post-Business Combination company will be authorized to issue 7,110,000,000 shares, consisting of (i) 7,010,000,000 shares of New DRIVEiT Class A Common Stock, (ii) 10,000,000 shares of New DRIVEiT Class B Common Stock, and (iii) 100,000,000 shares of preferred stock. The Board believes that the increase in authorized shares of common stock is necessary in order for New DRIVEiT to have sufficient authorized common stock to issue to the DRIVEiT Securityholders pursuant to the Merger Agreement and the Business Combination. The Board also believes that it is important for New DRIVEiT to have available for issuance a number of authorized shares of common stock and preferred stock that is sufficient to support growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The shares of New DRIVEiT Common Stock to be authorized would be issuable as consideration for the Business Combination and for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends, or issuances under any future stock incentive plans. The shares of preferred stock to be authorized would be issuable for any proper corporate purpose, including future acquisitions and capital-raising transactions.

•        Amending the Current Charter to include a dual class voting structure. The Amended Charter provides that holders of shares of New DRIVEiT Class A Common Stock will be entitled to one vote on each matter properly submitted to the stockholders entitled to vote. Holders of shares of New DRIVEiT Class B Common Stock will have 10 votes on each matter properly submitted to the stockholders entitled to vote. Upon consummation of the Business Combination, David Michery, will have majority voting power, and these shares are generally restricted from transfers, except in limited circumstances. This dual class stock structure provides the Majority Stockholders with the ability to control the outcome of matters requiring stockholder approval. We believe that our success rests on our ability to undertake a long-term view and the Majority Stockholders’ controlling interest will enhance the Post-Business Combination Company’s ability to focus on long-term value creation and help insulate the Post-Business Combination Company from short-term outside influences.

•        Amending the Current Charter regarding the required vote to amend or repeal the charter. Following the conversion of the Yotta Class B Common Stock into New DRIVEiT Class A Common Stock in connection with the Business Combination, the Current Charter may only be amended with the approval of a majority of the New DRIVEiT Board and the holders of a majority of our outstanding shares. The Amended Charter provides that, if the holders of New DRIVEiT Class B Common Stock no longer hold at least a majority in voting power of the outstanding shares of New DRIVEiT Common Stock, an affirmative vote of holders of not less than two-thirds of the voting power of all then outstanding shares of capital stock of the Post-Business Combination Company entitled to vote thereon is required to amend or repeal the following provisions of the Amended Charter: (i) Section 5.2 of the Amended Charter relating to the number, election and the term of the Post-Business Combination Company Board and (ii) Article VIII of the Amended Charter relating to exculpation of directors and officers. Amendments to the Amended Charter with respect to other provisions will be governed by the DGCL, which provides that the Post-Business Combination Company Board will adopt resolutions setting forth any proposed amendment, and will call a special meeting of stockholders entitled to vote in respect of the amendment or direct that the amendment proposed be considered at the next annual meeting, and such amendment may be approved by a majority of holders of a majority of our outstanding shares entitled to vote on the amendment. We believe that these changes reflect good governance practice and require approval by a significant majority of the voting power of all then outstanding shares of capital stock of the Post-Business Combination Company for matters that affect the fundamental way in which New DRIVEiT would be governed post-closing.

•        Amending the Current Charter regarding director removal. The provision in the Current Charter requiring the affirmative vote of holders of more than 60% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to remove any or all of the directors at any time for cause was a provision that the Board believed was necessary while Yotta is a special purpose acquisition company to protect all stockholders against the potential self-interested actions by one or a few large stockholders. The Amended Charter provides that, subject to any rights of any preferred stockholders, for as long as the Post-Business Combination Company Board remains classified, (i) for so long as holders of New DRIVEiT Class B Common Stock hold a majority in voting power of the outstanding shares of New DRIVEiT Common Stock, any director or the entire Post-Business Combination Company Board may be removed from any office at any time, with or without cause, by the holders of a majority in voting power of the outstanding shares of New DRIVEiT Common Stock and (ii) if the holders of New DRIVEiT Class B Common Stock no longer hold a majority in voting power of the outstanding shares of New DRIVEiT Common Stock, any director or the entire Post-Business Combination Company Board may be removed from office at any time, but only for cause, by the holders of a majority in voting power of the outstanding shares of New DRIVEiT Common Stock. We believe that this provision properly respects the actions of the stockholders at a valid meeting rather than allowing the Post-Business Combination Company Board to thwart the valid intention of the stockholders.

•        Amending the Current Charter regarding the required vote to amend or repeal the bylaws. The Current Charter provides that the Current Bylaws may be amended by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. The Amended Charter allows the Post-Business Combination Company Board to adopt, amend, alter or repeal the Amended Bylaws. The Amended Bylaws also may be adopted, amended, altered or repealed by the stockholders by the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of New DRIVEiT Common Stock entitled to vote generally in the election of directors, voting together as a single class. We believe that supermajority voting requirements with respect to the Current Bylaws are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the Yotta Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Business Combination.

•        Amending the Charter to waive Section 203 of the DGCL. At present, our Current Charter does not state whether Section 203 of the DGCL applies to us. Therefore, under the DGCL, we are currently subject to the provisions of Section 203 of the DGCL. This amendment provides that Section 203 of the DGCL, which governs business combinations between the Post-Business Combination Company and certain interested stockholders, will not apply to the Post-Business Combination Company. We believe this is appropriate because opting out of Section 203 of the DGCL allows the Post-Business Combination Company to establish its own rules governing business combinations with interested parties.

•        Amending the Current Charter to remove the various provisions applicable only to special purpose acquisition companies (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time). The Current Charter would be amended and replaced in its entirety with the Amended Charter. This includes approval of all other changes in the Amended Charter and related clean up changes, as well as the removal of provisions of the Current Charter that will no longer be relevant in connection with replacing the Current Charter with the Amended Charter, including the elimination of certain provisions related to Yotta’s status as a special purpose acquisition company, which is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve the post-Business Combination company if an initial business combination is not completed within a certain period of time and will allow the post-Business Combination company to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the customary period of existence for corporations and the Board believes that it is the most appropriate period for the post-Business Combination company. These provisions cease to apply once the Business Combination is consummated.

Vote Required for Approval

Assuming that a quorum is present at the Yotta Special Meeting, the affirmative vote of holders of a majority of the issued and outstanding shares of Common Stock on this Proposal 2 is required to approve the Charter Approval Proposal. Accordingly, a stockholder’s failure to vote online during the Yotta Special Meeting or by proxy, a broker non-vote, or an abstention will have the same effect as a vote “AGAINST” Proposal 2.

This proposal is conditioned on the approval or waiver, to the extent legally permissible, of the other Condition Precedent Proposals. If any of the Condition Precedent Proposals is not approved, Proposal 2 will have no effect even if approved by our stockholders. Because stockholder approval of this Proposal 2 is a condition to completion of the Business Combination under the Merger Agreement, if this Proposal 2 is not approved by Yotta’s stockholders, the Business Combination will not occur unless Yotta and DRIVEiT waive the applicable closing condition, to the extent legally permissible.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE CHARTER APPROVAL PROPOSAL UNDER PROPOSAL 2.

PROPOSALS 3A – 3G — THE ADVISORY PROPOSALS

Overview

We are also asking our stockholders to vote on seven separate proposals with respect to certain governance provisions in the Amended Charter, which are separately being presented in order to give Yotta stockholders the opportunity to present their separate views on important corporate governance provisions. These separate votes are not otherwise required by Delaware law separate and apart from the Charter Amendment Proposal and will be voted upon on a non-binding advisory basis. Accordingly, the stockholder votes regarding the Advisory Proposals are advisory votes and are not binding on Yotta or the Board (separate and apart from the approval of the Charter Amendment Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Proposals (separate and apart from approval of the Charter Amendment Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Proposals, Yotta intends that the Amended Charter will take effect upon the Closing (assuming approval of the Charter Amendment Proposal).

The following summary of the material changes to the Current Charter that will be effected by the Amended Charter is qualified in its entirety by reference to the full text of the Amended Charter:

(a)     increase the number of shares of stock that New DRIVEiT is authorized to issue 7,110,000,000 shares, consisting of (i) 7,010,000,000 shares of New DRIVEiT Class A Common Stock, (ii) 10,000,000 shares of New DRIVEiT Class B Common Stock, and (iii) 100,000,000 shares of preferred stock;

(b)    authorize a dual class common stock structure in which holders of the New DRIVEiT Class A Common Stock will be entitled to one vote per share and holders of New DRIVEiT Class B Common Stock will be entitled to 10 votes per share on all matters properly submitted to the Post-Business Combination Company’s stockholders entitled to vote thereon;

(c)     provide that, if the holders of New DRIVEiT Class B Common Stock no longer hold at least a majority in voting power of the outstanding shares of New DRIVEiT Common Stock, then an affirmative vote of holders of not less than two-thirds of the voting power of all then outstanding shares of capital stock of the Post-Business Combination Company entitled to vote thereon is required to amend or repeal the following provisions of the Amended Charter: (i) Section 5.2 of the Amended Charter relating to the number, election and the term of the Post-Business Combination Company Board, and (ii) Article VIII of the Amended Charter relating to the exculpation of directors and officers;

(d)    remove the requirement of an affirmative vote of holders of more than 60% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to remove any or all of the directors at any time for cause and include a requirement that provides that, subject to any rights of any preferred stockholders, so long as the Post-Business Combination Company Board is classified, (i) for so long as holders of New DRIVEiT Class B Common Stock hold a majority in voting power of the outstanding shares of New DRIVEiT Common Stock, any director or the entire Post-Business Combination Company Board may be removed from any office at any time, with or without cause, by the holders of a majority in voting power of the outstanding shares of New DRIVEiT Common Stock, and (ii) if the holders of New DRIVEiT Class B Common Stock no longer hold a majority in voting power of the outstanding shares of New DRIVEiT Common Stock, any director or the entire Post-Business Combination Company Board may be removed from office at any time, but only for cause, by the holders of a majority in voting power of the outstanding shares of New DRIVEiT Common Stock;

(e)     provide that any amendment or repeal of the Amended Bylaws requires an affirmative vote of either (i) a majority of the Post-Business Combination Company Board, or (ii) holders of at least two-thirds in voting power of all then outstanding shares of capital stock of the Post-Business Combination Company entitled to vote generally in the election of directors, voting together as a single class;

(f)     provide that Section 203 of the DGCL, which governs business combinations between the Post-Business Combination Company and certain interested stockholders, does not apply to the Post-Combination Company; and

(g)    change Yotta’s name to “DRIVEiT Financial Auto Group, Inc.” and remove the various provisions applicable only to special purpose acquisition companies.

The subsection below entitled “— Reasons for the Advisory Proposals” summarizes the principal, material changes proposed to be made between the Current Charter and the Amended Charter and the Board’s reasons for proposing each change. This summary is qualified by reference to the complete text of the Amended Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. We encourage all Yotta stockholders and DRIVEiT Securityholders to read the Amended Charter in its entirety for a more complete description of its terms.

Reasons for the Advisory Proposals

The Board’s reasons for proposing each of these amendments to the Current Charter is set forth below.

Proposal No. 3A: Increase in Authorized Shares — See “Proposal No. 2 — The Charter Approval Proposal — Reasons for the Amendment Proposal — Amending the Current Charter to increase the number of shares of Common Stock the post-Business Combination company is authorized to issue from 50,000,000 shares to 7,110,000,000 shares, consisting of (i) 7,010,000,000 shares of New DRIVEiT Class A Common Stock, (ii) 10,000,000 shares of New DRIVEiT Class B Common Stock, and (iii) 100,000,000 shares of preferred stock.” for a description and reasons for the amendment.

Proposal No. 3B: Dual Class Voting Structure — See “Proposal 2 — The Charter Approval Proposal — Reasons for the Amendment Proposal — Amending the Current Charter to include a dual class voting structure” for a description and reasons for the amendment.

Proposal No. 3C: Required Vote to Amend or Repeal the Bylaws — See “Proposal 2 — The Charter Approval Proposal — Reasons for the Amendment Proposal — Amending the Current Charter regarding the required vote to amend or repeal the bylaws” for a description and reasons for the amendment.

Proposal No. 3D: Required Vote to Remove Directors — See “Proposal 2 — The Charter Approval Proposal — Reasons for the Amendment Proposal — Amending the Current Charter regarding director removal” for a description and reasons for the amendment.

Proposal No. 3E: Required Vote to Amend or Repeal the Bylaws — See “Proposal 2 — The Charter Approval Proposal — Reasons for the Amendment Proposal — Amending the Current Charter regarding the required vote to amend or repeal the bylaws” for a description and reasons for the amendment.

Proposal No. 3F: Waiver of Section 203 of the DGCL — See “Proposal 2 — The Charter Approval Proposal — Reasons for the Amendment Proposal — Amending the Charter to waive Section 203 of the DGCL” for a description and reasons for the amendment.

Proposal No. 3G: Name Change and Removal of SPAC Provisions — Amending the Current Charter to change Yotta’s name to “DRIVEiT Financial Auto Group, Inc.” and to remove the various provisions applicable only to special purpose acquisition companies that will no longer be applicable after the consummation of the Business Combination, including the elimination of Article VI (which generally set forth the requirements of an initial business combination).

The Board believes that changing the post-Business Combination corporate name from “Yotta Acquisition Corporation” to “DRIVEiT Financial Auto Group, Inc.” is desirable to reflect the Business Combination and to align its name with the post-Business Combination company’s operating business.

Furthermore, the Board has determined that it is in the best interest of Yotta to eliminate provisions specific to its status as a special purpose acquisition company. This deletion is desirable because these provisions will serve no purpose following consummation of the Business Combination. For example, these proposed amendments remove the requirement to dissolve the post-Business Combination company if Yotta does not complete an initial business combination within a certain period of time and will allow the post-Business Combination company to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the customary period of existence for corporations and the Board believes that it is the most appropriate period for the post-Business Combination company.

Vote Required for Approval

The Advisory Proposals will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of Common Stock present by teleconference or represented by proxy and entitled to vote at the Yotta Special Meeting vote “FOR” the Advisory Proposals.

The Business Combination is not conditioned upon the approval of the Advisory Proposals.

As discussed above, a vote to approve each of the Advisory Proposals is an advisory vote, and therefore, is not binding on Yotta, DRIVEiT or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, Yotta and DRIVEiT intend that the Amended Charter, in the form attached to this proxy statement/prospectus as Annex B and containing the provisions noted above, will take effect at the Closing, assuming approval of the Charter Amendment Proposal (Proposal 2).

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF EACH OF THE ADVISORY PROPOSALS.

PROPOSAL 4 — THE NASDAQ PROPOSAL

Overview

We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a) and (b). Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and, due to the present or potential issuance of common stock (or securities convertible into or exercisable for common stock), (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control.

Pursuant to the Merger Agreement, we anticipate that we will issue to the DRIVEiT Securityholders as consideration in the Business Combination 10,000,000 shares of Common Stock. See the section entitled “Proposal 1 — The Business Combination Proposal — The Merger Agreement — Merger Consideration.” Because the number of shares of Common Stock that we anticipate issuing as consideration in the Business Combination (i) will constitute more than 20% of the outstanding Common Stock and more than 20% of outstanding voting power prior to such issuance and (ii) will result in a change of control of Yotta, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a) and (b).

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, Yotta would issue shares representing more than 20% of the outstanding shares of Common Stock in connection with the Business Combination. The issuance of such shares would result in significant dilution to Yotta stockholders and would afford such stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of Yotta. If the Nasdaq Proposal is adopted, assuming that 10,000,000 shares of New DRIVEiT Class A Common Stock are issued to the DRIVEiT Securityholders as consideration in the Business Combination, we anticipate that the DRIVEiT Securityholders will hold [•]% of the outstanding shares of New DRIVEiT Common Stock, the current Yotta public stockholders will hold [•]% of the outstanding shares of New DRIVEiT Common Stock and the Sponsor will hold [•]% of the outstanding shares of New DRIVEiT Common Stock immediately following completion of the Business Combination. These percentages assume that no shares of Common Stock are redeemed in connection with the Business Combination and do not take into account any Warrants to purchase Common Stock that will be outstanding following the Business Combination

If the Nasdaq Proposal is not approved and we consummate the Business Combination on its current terms, Yotta would be in violation of Nasdaq Listing Rules 5635(a) and (b), which could result in the delisting of our securities from Nasdaq. If Nasdaq delists our securities, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity with respect to our securities;

•        determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage for the post-transaction company; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Vote Required for Approval

Assuming that a quorum is present at the Yotta Special Meeting, the affirmative vote of holders of at least a majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Yotta Special Meeting is required to approve the Nasdaq Proposal.

This Proposal is conditioned on the approval of the other Condition Precedent Proposals. If any of the Condition Precedent Proposals is not approved, unless the condition is waived, Proposal 4 will have no effect even if approved by our stockholders. Because stockholder approval of this Proposal 4 is a condition to completion of the Business Combination under the Merger Agreement, if this Proposal 4 is not approved by our stockholders, the Business Combination will not occur unless we and DRIVEiT waive the applicable closing condition.

Board Recommendation

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL UNDER PROPOSAL 4.

PROPOSAL NO. 5 — THE INCENTIVE PLAN PROPOSAL

The purpose of the Incentive Plan is to enhance DRIVEiT’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. The Yotta Board believes that equity awards are necessary to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees who help us meet our goals.

Description of the Material Features of the Incentive Plan

This section summarizes certain principal features of the Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Plan.

Eligibility and Administration

Employees, consultants and directors of the combined company and its subsidiaries, will be eligible to receive awards under the Incentive Plan. Following the Closing, the combined company is expected to have approximately four (4) employees, four (4) non-employee directors and six (6) other individual service providers who will be eligible to receive awards under the Incentive Plan.

Following the Closing, the Incentive Plan will be administered by our board of directors, which may delegate its duties and responsibilities to one or more committees of our directors and/or officers (referred to collectively as the plan administrator), subject to the limitations imposed under the Incentive Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. The plan administrator will have the authority to take all actions and make all determinations under the Incentive Plan, to interpret the Incentive Plan and award agreements and to adopt, amend and repeal rules for the administration of the Incentive Plan as it deems advisable. The plan administrator will also have the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the Incentive Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the Incentive Plan.

Shares Available for Awards

The initial aggregate number of shares of DRIVEiT Class A Common Stock that will be available for issuance under the Incentive Plan will be equal to [•]% of the aggregate number of outstanding shares of DRIVEiT Common Stock as of immediately after the Closing. In addition, the number of shares of DRIVEiT Class A Common Stock available for issuance under the Incentive Plan will be increased by an annual increase on January 1 of each calendar year beginning in 2025 and ending in 2035 by an amount equal to the lesser of (i) an amount equal to 5% of the aggregate number of outstanding shares of DRIVEiT Common Stock on the final day of the immediately preceding calendar year or (ii) such smaller number of shares as is determined by our board of directors. Shares issued under the Incentive Plan may consist, in whole or in part, of authorized but unissued common stock, treasury common stock or common stock purchased in the open market.

Awards granted under the Incentive Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the Incentive Plan but will count against the maximum number of shares that may be issued upon the exercise of incentive stock options (“ISOs”).

The Incentive Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year, or director limit, may not exceed the amount equal to $500,000 (which limits shall not apply to the compensation for any non-employee director who serves in any capacity in addition to that of a non-employee director for which he or she receives additional compensation).

Awards

The Incentive Plan provides for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock, dividend equivalents, restricted stock units (“RSUs”) and other stock or cash based awards. Certain awards under the Incentive Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Incentive Plan will be evidenced by award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of common stock, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.

•        Stock Options and SARs.    Stock options provide for the purchase of shares of common stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. Unless otherwise determined by our board of directors, the exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

•        Restricted Stock.    Restricted stock is an award of nontransferable shares of common stock that are subject to certain vesting conditions and other restrictions.

•        RSUs.    RSUs are contractual promises to deliver shares of common stock in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of common stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The plan administrator may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the Incentive Plan.

•        Other Stock or Cash Based Awards.    Other stock or cash based awards are awards of cash, fully vested shares of common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of common stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

•        Dividend Equivalents.    Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents payable with respect to an award prior to the vesting of such award instead will be paid out to the participant only to the extent that the vesting conditions are subsequently satisfied and the award vests.

Certain Transactions

The plan administrator has broad discretion to take action under the Incentive Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Incentive Plan and outstanding awards. In the event of a change in control (as defined in the Incentive Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction.

Plan Amendment and Termination

Our board of directors may amend or terminate the Incentive Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the Incentive Plan, may materially and adversely affect an award outstanding under the Incentive Plan without consent of the affected participant, and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. The Incentive Plan will remain in effect until the tenth anniversary of the day immediately prior to the Closing Date, unless earlier terminated. No awards may be granted under the Incentive Plan after its termination.

Foreign Participants, Claw-Back Provisions, Transferability and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company clawback policy as set forth in such clawback policy or the applicable award agreement. Awards under the Incentive Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Incentive Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Incentive Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

•        Non-Qualified Stock Options.    If an optionee is granted an NSO under the Incentive Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

•        Incentive Stock Options.    A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

•        Other Awards.    The current federal income tax consequences of other awards authorized under the Incentive Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Section 409A of the Code

Certain types of awards under the Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Incentive Plan and awards granted under the Incentive Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Incentive Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Plan Benefits

We expect to grant restricted stock unit awards and/or stock options covering shares under the Incentive Plan to certain of our employees and directors in connection with the closing of the Business Combination. These awards are expected to vest over a period of five (5) years, subject to the grantee’s continued employment or service.

PROPOSAL NO. 6 — THE DIRECTOR ELECTION PROPOSAL

Overview

Assuming the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, and the Charter Proposal are approved at the special meeting, we are requesting that stockholders approve and adopt a proposal to elect [•] directors to the Combined Company’s board of directors, effective immediately upon the Closing of the Business Combination, with each Class I director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2025, each Class II director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2026 and each Class III director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2027, or, in each case, until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

We are proposing (i) [•], [•], [•], to serve as the Class I directors, (ii) [•], [•], [•], to serve as the Class II directors and (iii) [•], [•], [•], to serve as the Class III directors.

For more information on the experience of [•], [•], [•], [•], [•] and [•], please see the section entitled “Management After the Business Combination.”

Vote Required

If a quorum is present, directors are elected by a plurality of the votes cast, in person or by proxy. This means that the five nominees who receive the most affirmative votes will be elected. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event that any nominee is unable to serve.

Accordingly, if a valid quorum is established, an Yotta stockholder’s failure to vote by proxy or to vote at the special meeting and broker non-votes with regard to the director election proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the director election proposal.

Consummation of the Business Combination is conditioned on the approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Charter Proposal, and the Director Election Proposal. It is important for you to note that in the event that the business combination proposal, the charter proposal, the incentive plan proposal or the Nasdaq Proposal do not receive the requisite vote for approval, we will not consummate the business combination.

Recommendation of the Yotta Board

THE YOTTA BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE [•] DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS.

PROPOSAL 7 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will approve the chairman’s adjournment of the Yotta Special Meeting to a later date, if necessary in the discretion of the chairman including, if necessary to permit further solicitation of proxies if there are insufficient votes received at the time of the Yotta Special Meeting to approve the Condition Precedent Proposals.

Required Vote

This Adjournment Proposal will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Yotta Special Meeting vote “FOR” the Adjournment Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE ADJOURNMENT PROPOSAL UNDER PROPOSAL 7.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences (i) of the exercise of redemption rights by U.S. Holders and Non-U.S. Holders (each, as defined below) of Public Shares, and (ii) of the Business Combination to U.S. Holders [and Non-U.S. Holders] of DRIVEiT Common Stock, and (iii) following the Business Combination, of the ownership and disposition of New DRIVEiT Common Stock received in the Business Combination

This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a holder as a result of an exercise of redemption rights. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of Public Shares or DRIVEiT Common Stock. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of an exercise of redemption rights, the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to holders that hold Public Shares or DRIVEiT Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

•        banks or other financial institutions, underwriters, or insurance companies;

•        traders in securities who elect to apply a mark-to-market method of accounting;

•        real estate investment trusts and regulated investment companies;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•        expatriates or former long-term residents of the United States;

•        subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

•        dealers or traders in securities, commodities or currencies;

•        grantor trusts;

•        persons subject to the alternative minimum tax;

•        U.S. persons whose “functional currency” is not the U.S. dollar;

•        persons who received shares of Public Shares or DRIVEiT Common Stock through the issuance of restricted stock under an equity incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

•        persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding shares of Public Shares or DRIVEiT Common Stock, or, after the business combination, the issued New DRIVEiT Common Stock (excluding treasury shares);

•        holders holding Public Shares or DRIVEiT Common Stock as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction;

•        controlled foreign corporations, passive foreign investment companies, or foreign corporations with respect to which there are one or more United States stockholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or

•        the Sponsor or its affiliates.

As used in this proxy statement/consent solicitation statement/prospectus, the term “U.S. Holder” means a beneficial owner of Public Shares or DRIVEiT Common Stock that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of Public Shares or DRIVEiT Common Stock that is neither a U.S. Holder nor a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Public Shares or DRIVEiT Common Stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of an exercise of redemption rights, the Business Combination, and the subsequent ownership and disposition of New DRIVEiT Common Stock received in the Business Combination.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN EXERCISE OF REDEMPTION RIGHTS, THE BUSINESS COMBINATION OR THE OWNERSHIP AND DISPOSITION OF NEW DRIVEIT COMMON STOCK. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF PUBLIC SHARES OR DRIVEIT COMMON STOCK MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS OF DRIVEIT COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND OF THE OWNERSHIP AND DISPOSITION OF NEW DRIVEIT COMMON STOCK AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

Certain U.S. Federal Income Tax Consequences of Exercising Redemption Rights

U.S. Federal Income Tax Consequences to U.S. Holders

In the event that a U.S. Holder elects to redeem its Common Stock for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale or exchange of the Common Stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code with respect to the U.S. Holder. If the redemption qualifies as a sale or exchange of the Common Stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the Common Stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock redeemed exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. However, it is unclear whether the redemption rights with respect to the Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirement. The deductibility of capital losses is subject to limitations.

Redemption Treated as Sale or Exchange

Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of shares of Common Stock treated as held by the U.S. Holder (including any Common Stock constructively owned by the U.S. Holder as a result of owning Warrants) relative to all of the Common Stock outstanding both before and after the redemption. The redemption of shares of Common Stock generally will be treated as a sale or exchange of the Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in Yotta or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only Common Stock actually owned by the U.S. Holder, but also Common Stock that is constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities, including those in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include Common Stock which could be acquired pursuant to the exercise of the Warrants.

In order to meet the substantially disproportionate test, the percentage of Yotta’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of the Common Stock must be less than 80% of the percentage of Yotta’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption, (ii) the U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding Common Stock (both voting and nonvoting) immediately after the redemption must be less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the U.S. Holder must own (including through constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of stock of Yotta entitled to vote. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of the Common Stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of the Common Stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares of Common Stock. The redemption of the Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Yotta. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Yotta will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

Redemption Treated as Corporate Distribution

If the redemption does not qualify as a sale or exchange of Common Stock, the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Yotta’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock. Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the preferential tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

All U.S. Holders are urged to consult their tax advisors as to the tax consequences to them of a redemption of all or a portion of their Common Stock pursuant to an exercise of redemption rights.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Common Stock as a sale or exchange under Section 302 of the Code or a distribution under Section 301 of the Code with respect to shares of Common Stock generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Common Stock, as described above, and the corresponding consequences will be as described below.

Redemption Treated as Sale or Exchange

Any gain realized by a Non-U.S. Holder on the redemption of Common Stock that is treated as a sale or exchange under Section 302 of the Code generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

•        the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such Common Stock redeemed, and either (A) shares of Common Stock are not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of the outstanding shares of Common Stock. There can be no assurance that shares of Common Stock will be treated as regularly traded on an established securities market for this purpose.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the redemption of Common Stock generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such redemption. We would generally be classified as a “U.S. real property holding corporation” if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. However, we believe that we are not and have not been at any time since our formation a U.S. real property holding corporation and we do not expect to be a U.S. real property holding corporation immediately after the Business Combination is completed.

Redemption Treated as Corporate Distribution

With respect to any redemption treated as a corporate distribution under Section 301 of the Code, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, Yotta will be required to withhold U.S. tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of the Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described above.

This withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

U.S. Federal Income Tax Consequences of the Business Combination

U.S. Federal Income Tax Consequences to U.S. Holders of DRIVEiT Common Stock

Subject to the qualifications and limitations set forth herein, the Business Combination is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and U.S. Holders of DRIVEiT Common Stock generally would not recognize any gain or loss as a result of the Business Combination. Pursuant to the Business Combination, U.S. Holders of DRIVEiT Common Stock will receive shares of New DRIVEiT Common Stock in exchange for their shares of DRIVEiT Common Stock. Each U.S. Holder’s tax basis in the shares of New DRIVEiT Common Stock received in the Business Combination will be the same as his, her or its tax basis in the shares of DRIVEiT Common Stock surrendered in the Business Combination in exchange therefor. The holding period of the shares of New DRIVEiT Common Stock received in the Business Combination by the U.S. Holder will include the holding period of the shares of DRIVEiT Common Stock surrendered in the Business Combination in exchange therefor. The rules under Section 368 of the Code, however, are complex and there is limited guidance as to their application in the context of a transaction or series of transactions like those contemplated by the Business Combination. Accordingly, no assurance can be given as to whether U.S. Holders will recognize gain, if any, as a result of the Business Combination.

If the Business Combination fails to qualify as a “reorganization” under Section 368(a) of the Code, a U.S. Holder of DRIVEiT Common Stock would recognize gain or loss in an amount equal to the difference (i) the fair market value of the aggregate merger consideration received in exchange for such surrendered DRIVEiT Common Stock upon completion of the Business Combination and (ii) the holder’s basis in the DRIVEiT Common Stock surrendered. Gain or loss will be calculated separately for each block DRIVEiT Common Stock (generally shares acquired at the same cost in a single transaction) surrendered. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if such DRIVEiT Common Stock have been held for more than one year at the time of the Business Combination. Long-term capital gain of non-corporate U.S. Holders (including individuals) generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s tax basis in shares of New DRIVEiT Common Stock received in the Business Combination would be equal to the fair market value thereof as of the Effective Time, and the U.S. Holder’s holding period in such shares would begin on the day following the Business Combination.

All U.S. Holders are urged to consult their tax advisors as to the tax consequences to them of the Business Combination under such holder’s particular circumstances.

U.S. Federal Income Tax Consequences of Ownership and Disposition of New DRIVEiT Common Stock

U.S. Federal Income Tax Consequences to U.S. Holders

The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of New DRIVEiT Common Stock to U.S. Holders who receive such New DRIVEiT Common Stock pursuant to the Business Combination.

Distribution on New DRIVEiT Common Stock

The gross amount of any distribution on New DRIVEiT Common Stock that is made out of New DRIVEiT’s current and accumulated profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received by such U.S. Holder. Any such dividends paid to corporate U.S. Holders generally will qualify for a dividends received deduction (pursuant to which a portion of the dividend may be deducted) if the requisite holding period is satisfied. Subject to applicable requirements and limitations, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the preferential tax rate accorded to long-term capital gains.

Non-corporate U.S. Holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation applicable to qualified dividends. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

To the extent that the amount of any distribution made by New DRIVEiT on the New DRIVEiT Common Stock exceeds New DRIVEiT’s current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted basis of the U.S. Holder’s New DRIVEiT Common Stock, and to the extent the amount of the distribution exceeds the U.S. Holder’s tax basis, the excess will be taxed as capital gain recognized on a sale or exchange as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of New DRIVEiT Common Stock.” However, New DRIVEiT may not calculate earnings and profits in accordance with U.S. federal income tax principles. In such event, a U.S. Holder should expect to generally treat distributions New DRIVEiT makes as dividends.

Sale, Exchange, Redemption or Other Taxable Disposition of New DRIVEiT Common Stock

A U.S. Holder will generally recognize gain or loss on any sale, exchange, redemption, or other taxable disposition of New DRIVEiT Common Stock in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such New DRIVEiT Common Stock. Any gain or loss recognized by a U.S. Holder on a taxable disposition of New DRIVEiT Common Stock will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in the New DRIVEiT Common Stock exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. Holders (including individuals). The amount of gain or loss recognized will generally be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its New DRIVEiT Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its shares of New DRIVEiT Common Stock will generally equal the U.S. Holder’s acquisition cost for such shares, less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for the New DRIVEiT Common Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed as ordinary income tax rates. The deductibility of capital losses is subject to limitations.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

Distributions on New DRIVEiT Common Stock

Distributions of cash or property to a Non-U.S. Holder in respect of New DRIVEiT Common Stock will generally constitute dividends for U.S. federal income tax purposes to the extent paid from New DRIVEiT’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds New DRIVEiT’s current and accumulated earnings and profits, the excess will generally be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in the New DRIVEiT Common Stock. Any remaining excess will be treated as capital gain and will be treated as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of New DRIVEiT Common Stock.”

Dividends paid to a Non-U.S. Holder of New DRIVEiT Common Stock generally will be subject to withholding of U.S. federal income tax at a 30% rate, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS FormW-8ECI). Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of New DRIVEiT Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS FormW-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the New DRIVEiT Common Stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of New DRIVEiT Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Sale, Exchange, Redemption or Other Taxable Disposition of New DRIVEiT Common Stock

In general, a Non-U.S. Holder will not be subject to U.S. federal income or, subject to the discussion below under the headings “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance Act,” withholding tax on any gain realized upon the sale or other disposition of New DRIVEiT Common Stock unless:

•        the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the Non-U.S. Holder;

•        the Non-U.S. Holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied; or

•        New DRIVEiT is or has been a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and either (A) New DRIVEiT Common Stock are not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of the outstanding New DRIVEiT Common Stock. New DRIVEiT believes that New DRIVEiT currently is not, and New DRIVEiT does not anticipate it becoming, a USRPHC.

Gain that is effectively connected with the conduct of a trade or business in the United States generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the Non-U.S. Holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual Non-U.S. Holder who is subject to U.S. federal income tax because the Non-U.S. Holder was present in the United States for 183 days or more during the year of sale or other disposition of Global Star’s securities will generally be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by U.S. source capital losses, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to dividends received by U.S. Holders of New DRIVEiT Common Stock (including constructive dividends), and the proceeds received on the disposition of New DRIVEiT Common Stock effected within the United States (and, in certain cases, outside the United States), in each case, other than U.S. Holders that are exempt recipients (such as corporations). Information reporting requirements will also apply to redemptions from U.S. Holders of Public Shares. Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. Holder’s broker) or is otherwise subject to backup withholding. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a Non-U.S. Holder will generally be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is furnished by such Non-U.S. Holder to the IRS in a timely manner.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including New DRIVEiT Common Stock) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which New DRIVEiT Common Stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, New DRIVEiT Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

THE CONCLUSIONS EXPRESSED ABOVE ARE BASED ON CURRENT LAW. FUTURE LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL CHANGES OR INTERPRETATIONS, WHICH CAN APPLY RETROACTIVELY, COULD AFFECT THE ACCURACY OF THESE CONCLUSIONS. THIS DISCUSSION IS INTENDED TO PROVIDE ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION TO U.S. HOLDERS OF DRIVEIT COMMON STOCK. IT DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES.

YOTTA’S BUSINESS

Unless the context otherwise requires, for purposes of this section, the terms “we,” “us,” “our,” “the Company” or “Yotta” refer to Yotta Acquisition Corp. prior to the consummation of the Business Combination.

Overview

We are a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, which we refer to throughout this proxy statement/prospectus as our initial business combination. Our efforts to identify a target business will not be limited to a particular industry or geographic region, although we intend to focus on high technology, blockchain, software and hardware, ecommerce, social media and other general business industries globally.

On April 22, 2022, we consummated our initial public offering (the “IPO”) of 10,000,000 units (the “Units”). Each Unit consists of one share of common stock, $0.0001 par value per share (the “Common Stock”), and one redeemable warrant (the “Warrant”) entitling the holder thereof to purchase one share of Common Stock at an exercise price of $11.50 per share, and one right (“Right”) to receive one-tenth (1/10) of one share of Common Stock upon the consummation of an initial business combination. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $100,000,000. Simultaneously with the closing of the IPO, we completed the private sale (the “Private Placement”) of 313,500 units (the “Private Units”) to Yotta Investment LLC (the “Sponsor”). The Private Shares are identical to the Units sold in the IPO except with respect to certain registration rights and transfer restrictions. The holders of the Private Units have agreed (A) to vote their insider shares, private shares underlying the Private Units (the “Private Shares”) and any public shares acquired by them in favor of any proposed business combination, (B) not to propose, or vote in favor of, an amendment to our certificate of incorporation that would affect the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination by November 22, 2024 (or up to October 22, 2025, if we extend the time to complete a business combination as described in this proxy statement/prospectus) from the closing of the IPO, unless we provide our public stockholders with the opportunity to redeem their shares of common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding public shares, (C) not to redeem any shares (including the private shares) to receive cash from the trust account in connection with a stockholder vote to approve our proposed initial business combination (or sell any shares they hold to us in a tender offer in connection with a proposed initial business combination) or a vote to amend the provisions of our certificate of incorporation relating to the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination by November 22, 2024 (or up to October 22, 2025, if we extend the time to complete a business combination as described in this proxy statement/prospectus) from the closing of the IPO, and (D) that the private shares shall not be entitled to be redeemed for a pro rata portion of the funds held in the trust account if a business combination is not consummated.

In connection with the IPO, the underwriters were granted an option to purchase up to 1,500,000 additional Units to cover over-allotments, if any (the “Over-allotment Option”). On April 25, 2022, the underwriters fully exercised the Over-allotment Option, and April 27, 2022, the underwriters purchased 1,500,000 Units (the “Option Units”) generating gross proceeds of $11,500,000. Simultaneously with the issuance and sale of the Option Units, the Company completed the Private Placement sale of 30,000 Private Units at a purchase price of $10.00 per unit (the “Additional Private Units”), generating total proceeds of $300,000 (the “Private Placement Proceeds”).

As a result, a total of $115,000,000 of the net proceeds from the sale of Units in the IPO (including the Over-allotment Option) and the Private Units (including the Option Units) were placed in a trust account established for the benefit of the Company’s public stockholders maintained by Continental Stock Transfer & Trust Company, LLC, acting as trustee. None of the funds held in trust will be released from the trust account, other than interest income to pay any tax obligations, until the earlier of the completion of an initial business combination within the required time period or our entry into liquidation if we have not completed a business combination in the required time period. On June 27, 2022, our common stock, warrants and rights underlying the Units sold in our IPO began to trade separately on a voluntary basis.

NaturalShrimp Business Combination Agreement

On October 24, 2022, the Company, NaturalShrimp Incorporated, a Nevada corporation (“NaturalShrimp”), and Yotta Merger Sub, Inc., a Nevada corporation and wholly-owned subsidiary of the Company, entered into a Merger Agreement (the “NaturalShrimp Merger Agreement”), pursuant to which Yotta Merger Sub, Inc. would merge with and into the NaturalShrimp (the “NaturalShrimp Business Combination”) with the Target as the surviving corporation of the NaturalShrimp Business Combination and becoming a wholly-owned subsidiary of the Company.

By a letter dated August 10, 2023 (the “Termination Letter”), the Company informed NaturalShrimp that it was terminating Merger Agreement. The termination of the NaturalShrimp Merger Agreement was due to breaches by NaturalShrimp of its obligations thereunder including, but not limited to, NaturalShrimp’s obligation to share the costs associated with the extension of the deadline by which Yotta must complete an initial business combination. Although the payments were to be shared equally, NaturalShrimp failed to provide its portion despite being notified of its obligation to do so.

NaturalShrimp has not responded to the Termination Letter but previously sent a notification that it was terminating the NaturalShrimp Merger Agreement and demanding the payment of a break-up fee. Yotta rejected that purported termination as it does not believe NaturalShrimp has a legal basis under the NaturalShrimp Merger Agreement to terminate it. Moreover, pursuant to Section 10.2(b) of the Merger Agreement, NaturalShrimp was not authorized to terminate the NaturalShrimp Merger Agreement when it was in breach of its terms. The Company also included in the Termination Letter a demand for the $3 million termination fee due to it under the terms of the NaturalShrimp Merger Agreement.

Merger Agreement

On August 20, 2024, the Company entered into an Agreement and Plan of Merger (as amended on October 30, 2024, the “Merger Agreement”), by and among Yotta, Yotta Merger Sub Inc., a Maryland corporation and a wholly-owned subsidiary of Yotta (“Merger Sub”), and DRIVEiT Financial Auto Group, Inc, a Maryland corporation (the “DRIVEiT”). The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur, and in accordance with Maryland General Corporation Law. Merger Sub will merge with and into DRIVEiT, the separate corporate existence of Merger Sub will cease, and DRIVEiT will be the surviving corporation and a wholly-owned subsidiary of Yotta. Yotta will be renamed “DRIVEiT Financial Auto Group, Inc.” The Business Combination is expected to be consummated after obtaining the required approval by the stockholders of Yotta and DRIVEiT and the satisfaction of certain other customary closing conditions. Merger Consideration The total consideration to be paid at the Closing of the Business Combination by Yotta to DRIVEiT security holders will be an amount equal to $100,000,000. The Merger Consideration will be payable in shares of common stock, par value $0.0001 per share, of Yotta, valued at $10 per share.

The board of directors of Yotta has unanimously (i) approved and declared advisable the Merger Agreement, the Business Combination and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of Yotta.

Extensions of Time Period to Complete a Business Combination and Outstanding Promissory Notes

On January 20, 2023, the Company issued an unsecured promissory note in the aggregate principal amount of $575,000 to the Sponsor in exchange for its depositing such amount into the Company’s Trust Account in order to extend the amount of time it has available to complete a business combination from January 22, 2023 to April 22, 2023.

On January 20, 2023, the Company deposited $1,150,000 into the Trust Account (representing $0.10 per each share of redeemable common stock) to extend the time to complete the Business Combination by three months until April 22, 2023. Pursuant to the terms of the Agreement, the NaturalShrimp paid one-half of the extension fee while the Company paid the other half.

On February 5, 2023, the Company issued an unsecured promissory note of $250,000 to the Sponsor to cover expenses related to the Business Combination.

On April 21, 2023, the Company issued an unsecured promissory note of $200,000 to the Sponsor in exchange for its depositing $120,000 to the Trust Account to extend the time for the Company to complete a business combination from April 22, 2023 to May 22, 2023 and the remaining $80,000 to cover working capital needs.

On May 17, 2023, the Company issued an unsecured promissory note of $200,000 to the Sponsor in exchange for its depositing $120,000 to the Trust Account to extend the time for the Company to complete a business combination from May 22, 2023 to June 22, 2023 and the remaining $80,000 to cover working capital needs.

On June 20, 2023, the Company deposited $120,000 into the Trust Account to extend the time to complete the Business Combination from June 22, 2023 to July 22, 2023. Pursuant to the terms of the Agreement, the Target paid one-half of the extension fee while the Company paid the other half. On June 20, 2023, the Company issued an unsecured promissory note of $40,000 to the Sponsor for the extension payment.

On July 18, 2023, the Company issued an unsecured promissory note of $160,000 to the Sponsor in exchange for its depositing $120,000 to the Trust Account to extend the time for the Company to complete a business combination from July 22, 2023 to August 22, 2023 and the remaining $40,000 to cover working capital needs.

On August 18, 2023, the Company issued an unsecured promissory note of $200,000 to the Sponsor in exchange for its depositing $120,000 to the Trust Account to extend the time for the Company to complete a business combination from August 22, 2023 to September 22, 2023 and the remaining $80,000 to cover working capital needs.

On November 29, 2023, the Company issued an unsecured promissory note of $35,000 to the Sponsor to cover working capital needs.

Initially, the Company had until 9 months from the closing of the IPO to consummate a Business Combination. In addition, if the Company anticipates that it may not be able to consummate initial business combination within 9 months, the Company’s insiders or their affiliates may, but are not obligated to, extend the period of time to consummate a business combination two times by an additional three months each time (for a total of 15 months to complete a business combination) (the “Combination Period”). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliate or designees must deposit into the Trust Account $1,000,000, or $1,150,000 if the underwriters’ over-allotment option is exercised in full ($0.10 per Public Share in either case or an aggregate of $2,000,000 (or $2,300,000 if the over-allotment option is exercised in full)), on or prior to the date of the applicable deadline.

On April 19, 2023, the Company held a special meeting of stockholders (the “April Special Meeting”). During the April Special Meeting, stockholders approved (i) an amendment to the Company’s amended and restated certificate of incorporation to extend the date by which the Company has to consummate a business combination from April 22, 2023 to April 22, 2024 on a month-by-month basis and (ii) an amendment to the Investment Management Trust Agreement (the “Trust Agreement”) with Continental Stock Transfer & Trust Company giving the Company’s right to extend the time to complete a business combination twelve times for an additional one month each time from April 22, 2023 to April 22, 2024 by depositing $120,000 to the Trust Account for each one-month extension. In connection with the stockholders’ vote at the special meeting, an aggregate of 7,414,905 shares with redemption value of approximately $76,322,364 (or $10.29 per share) of the Company’s common stock were tendered for redemption.

On September 22, 2023, the Company held a special meeting of stockholders (the “September Special Meeting”). During the September Special Meeting, stockholders approved (i) an amendment to the Company’s amended and restated certificate of incorporation to extend the date by which the Company has to consummate a business combination from September 22, 2023 to August 22, 2024 and (ii) an amendment to the Company’s Trust Agreement as amended on April 19, 2023 to provide that the time for the Company to complete its initial business combination under the Trust Agreement shall be extended from September 22, 2023 to August 22, 2024 without depositing any additional funds to the Trust Account. Additionally, the Company and the Sponsor entered into non-redemption agreements (the “Non-Redemption Agreements”) with several third parties in exchange for them agreeing not to redeem 598,680 shares of the Company’s common stock sold in its IPO in connection with the September Special Meeting. In exchange for the foregoing commitments not to redeem such Non-Redeemed Shares, the Sponsor has agreed to transfer to such third parties an aggregate of up to 300,000 shares of the Common Stock held by the Sponsor following the escrow period as determined by the Stock Escrow Agreement entered by and between the Company and Continental Stock Transfer and Trust Company dated April 19, 2022, if they continue to hold such Non-Redeemed Shares through the Meeting. In connection with the stockholders’ vote at the special meeting, an aggregate of 3,358,759 shares with redemption value of approximately $35,797,997 (or $10.66 per share) of the Company’s common stock were tendered for redemption.

On August 22, 2024, the Company held a special meeting of stockholders (the “August Special Meeting”). During the August Special Meeting, stockholders approved an amendment to the Company’s amended and restated certificate of incorporation to extend the date by which the Company has to consummate a business combination from August 22, 2024 to October 22, 2025 on a monthly basis by depositing an amount equal to $0.04 multiplied by the number of shares of common stock sold to the public in the IPO and that remain outstanding after giving effect to the shares that were redeemed in connection with the August Special Meeting. In connection with the stockholders’ vote at the August Special Meeting, an aggregate of 262,231 shares with redemption value of approximately $2,956,393.95 (or $11.27 per share) of the Company’s common stock were tendered for redemption. Yotta subsequently deposited $18,564.20 into the Trust Account per month to extend the date by which the Company can complete an initial business combination until November 22, 2024.

The Company has until November 22, 2024 (or up to October 22, 2025 if the business combination period is extended in accordance with the terms of the Company’s charter) to consummate a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (which interest shall be net of taxes payable, and less certain amount of interest to pay dissolution expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Initial Business Combination

General

We are not presently engaged in, and we will not engage in, any substantive commercial business until we complete a business combination. We intend to utilize cash derived from the proceeds of the IPO and the private placement of Private Units, our capital stock, debt or a combination of these in effecting our initial business combination.

Selection of a Target Business and Structuring of Our Initial Business Combination

Subject to our management team’s fiduciary duties and the limitation that one or more target businesses have an aggregate fair market value of at least 80% of the value of the trust account (excluding any deferred underwriting discounts and taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for our initial business combination, as described below in more detail, our management will have virtually unrestricted flexibility in identifying and selecting a prospective target business. Additionally, there is no limitation on our ability to raise funds privately or through loans in connection with our initial business combination. We have not established any specific attributes or criteria (financial or otherwise) for prospective target businesses.

To the extent we effect our initial business combination with a financially unstable company or an entity in its early stage of development or growth, including entities without established records of sales or earnings, we may be affected by numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. The valuation of a financially unstable company or early stage company can be more complicated than the calculation of a mature, stable company, and any valuation we make on such a company would be based, in part, on its prospects and how successful we believe the business will be once the company matures or is stabilized. Although our management will endeavor to evaluate the risks inherent in a particular target business, we may not properly ascertain or assess all significant risk factors.

Fair Market Value of Target Business

Pursuant to Nasdaq listing rules, our initial business combination must occur with one or more target businesses having an aggregate fair market value equal to at least 80% of the value of the funds in the trust account (excluding any deferred underwriting discounts and taxes payable on the income earned on the trust account), which we refer to as the 80% test, at the time of the execution of a definitive agreement for our initial business combination, although we may structure a business combination with one or more target businesses whose fair market value significantly exceeds 80% of the trust account balance. If we are no longer listed on Nasdaq, we will not be required to satisfy the 80% test.

Lack of Business Diversification

For an indefinite period of time after consummation of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By consummating our initial business combination with only a single entity, our lack of diversification may:

•        subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination, and

•        result in our dependency upon the performance of a single operating business or the development or market acceptance of a single or limited number of products, processes or services.

Limited Ability to Evaluate the Target Business’ Management Team

Although we scrutinized the management team of our target business, our assessment of the target business’ management team may not prove to be correct. In addition, the future management team may not have the necessary skills, qualifications or abilities to manage a public company. Furthermore, the future role of our officers and directors, if any, in the target business following our initial business combination remains to be determined. While it is possible that some of our key personnel will remain associated in senior management or advisory positions with us following our initial business combination, it is unlikely that they will devote their full time efforts to our affairs subsequent to our initial business combination. Moreover, they would only be able to remain with the company after the consummation of our initial business combination if they are able to negotiate employment or consulting agreements in connection with the business combination. Such negotiations would take place simultaneously with the negotiation of the business combination and could provide for them to receive compensation in the form of cash payments and/or our securities for services they would render to the company after the consummation of the business combination. While the personal and financial interests of our key personnel may influence their motivation in identifying and selecting a target business, their ability to remain with the company after the consummation of our initial business combination will not be the determining factor in our decision as to whether or not we will proceed with any potential business combination. Additionally, our officers and directors may not have significant experience or knowledge relating to the operations of the particular target business.

Following our initial business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We may not have the ability to recruit additional managers, or that any such additional managers we do recruit will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Competition

In identifying, evaluating and selecting a target business for our initial business combination, we have encountered and will continue to encounter intense competition from other entities having a business objective similar to ours, including other blank check companies, private equity groups and leveraged buyout funds, and operating businesses seeking strategic acquisitions. Many of these entities are well established and have significant experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than us. Our ability to acquire larger target businesses will be limited by our available financial resources. This inherent limitation gives others an advantage in pursuing the acquisition of a target business. Furthermore, the requirement that we acquire a target business or businesses having a fair market value equal to at least 80% of the value of the trust account (excluding any taxes payable) at the time of the agreement to enter into the business combination, and our obligation to pay cash in connection with our public stockholders who exercise their redemption rights, may not be viewed favorably by certain target businesses. Any of these factors may place us at a competitive disadvantage in successfully negotiating our initial business combination.

Facilities

We currently maintain our principal executive offices at 1185 Avenue of the Americas, Suite 301, New York, NY 10036. The cost for this space is $10,000 per month, which will be paid to Yotta Investment LLC. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

Employees

We have two executive officers. They are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the business combination and the stage of the business combination process the company is in. We presently expect our executive officers to devote such amount of time as they reasonably believe is necessary to our business (which could range from only a few hours a week to a majority of their time). We do not intend to have any full time employees prior to the consummation of a business combination.

Periodic Reporting and Audited Financial Statements

We have registered our units, common stock, warrants and rights under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual report will contain financial statements audited and reported on by our independent registered public accountants.

We will provide stockholders with audited financial statements of the prospective target business as part of any proxy solicitation materials or tender offer documents sent to stockholders to assist them in assessing the target business. These financial statements will need to be prepared in accordance with or reconciled to United States GAAP or IFRS as issued by the IASB. A particular target business identified by us as a potential business combination candidate may not have the necessary financial statements. To the extent that this requirement cannot be met, we may not be able to consummate our initial business combination with the proposed target business.

We will be required by the Sarbanes-Oxley Act to have our internal control over financial reporting audited for the fiscal year ending December 31, 2023. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding the adequacy of their internal control over financial reporting. The development of the internal control over financial reporting of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such initial business combination.

We are an emerging growth company as defined in the JOBS Act and will remain such for up to five years. However, if our non-convertible debt issued within a three-year period or our total revenues exceed $1.235 billion or the market value of our shares of common stock that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, we would cease to be an emerging growth company as of the following fiscal year. As an emerging growth company, we have elected, under Section 107(b) of the JOBS Act, to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

Potential Conflicts

Members of our management team who directly or indirectly own our securities may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination. Further, each of our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

Our officers and directors have agreed to present to us all target business opportunities that have a fair market value of at least 80% of the assets held in the trust account, subject to any fiduciary or contractual obligations they may have. If any of our officers or directors becomes aware of an initial business combination opportunity that might be attractive to any entity to which he has fiduciary or contractual obligations, he may be required to present such initial business combination opportunity to such entity prior to presenting such initial business combination opportunity to us.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

INFORMATION ABOUT DRIVEIT

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of DRIVEiT Financial Auto Group, Inc. and its subsidiaries prior to the consummation of the Business Combination including, where applicable, its predecessor entities, which will be the business of New DRIVEiT and its subsidiaries following the consummation of the Business Combination.

DRIVEiT Financial Auto Group, Inc., a Maryland corporation formed on December 30, 2022, is an innovative automotive retailer and service provider offering a range of commercial and consumer EVs and providing tailored financial services and aftersales customer service. Our goal is to be a leading retailer of EVs and Hybrids. Our omni-channel platform, which gives us a large addressable market for the used car industry, empowers our retail customers to buy a car on their terms — via online, in-store or an integrated combination of both.

Through our DRIVEiT EV Superstores (“EVSS”), we plan to initially offer new EVs, such as the Mullen Commercial Class 1-3, and subsequently the Bollinger B4 and B5, as well as become a sales partner for other EV OEM’s that may need additional distribution and service. Our retail locations will include state-of-the-art service centers that will be staffed by certified technicians and stocked with a comprehensive inventory of EV parts to provide maintenance and repairs exclusively for EVs.

We intend to offer a diversified range of automotive products and services, including new vehicles, used vehicles, “parts and service” which includes automotive repair and maintenance services as well as wholesale parts and collision businesses (also referred to as “After-Sales”), and automotive “finance and insurance” products, which include vehicle service and other protection products, as well as the arranging of financing for vehicle purchases through third-party finance sources. (also referred to as “Customer Financial Services”). We will also offer indirect financing on certain vehicles we sell through our captive finance company.

Revenues from our products and services are divided into two segments; EVSS and DRIVEiT Financial Group. EVSS revenues will consist of new and used vehicle sales along with ancillary income from extended warranties and other service offerings. DRIVEiT Financial Group will provide auto financing for EVSS and other partners earning revenues for originations, interest and other loan and lease related fees.

Business Strategy

We seek to provide customers choices with a seamless, blended online and physical retail experience, broad selection and access to specialized expertise and knowledge in the EV market. We are creating a comprehensive network that will enable us to provide convenient touch points for customers and provide services throughout the life cycle of the vehicle purchasing process. We seek to increase market share and optimize profitability by focusing on the consumer experience and applying proprietary performance measurement systems to drive high performance. Our captive auto finance division, allows us to provide financing solutions for customers and diversify our business model with an adjacent product.

Our long-term strategy to create value for our customers, employees and stockholders includes the following elements:

Expanding Through Controlled Organic Growth and Strategic Acquisitions

Our strategy centers on expanding our physical retail footprint across key markets to support the increasing demand for electric vehicles. Through a balanced approach combining controlled organic growth and strategic acquisitions, we plan to open approximately 3 to 4 new locations each year, reaching a total of 15 locations over the next four to five years. This steady expansion will enable us to build a strong presence in high-potential regions, enhance profitability, and create a network of locations that provide convenient access to our services for a broad customer base.

Focus on California’s EV Market

•        Our initial growth will be concentrated in California, capitalizing on the state’s robust demand for EVs. By focusing on key markets like Orange County, Los Angeles, San Diego and San Francisco, we aim to strengthen our presence in one of the most important EV markets in the country.

•        As we establish our brand in California, our goal is to steadily increase the number of locations, expanding from our initial presence to serve a wider geographic area.

Expansion into Strategic Markets Beyond California

•        As our network in California matures, we plan to expand into adjacent states, focusing on high-growth markets such as Nevada and Arizona. This will allow us to build a regional presence and create synergies between our California operations and these new markets.

•        Targeting areas like Las Vegas and Phoenix, we will continue our growth trajectory by adding locations strategically to serve customers in these emerging EV markets.

Anticipated Growth to 15 Locations

•        Our goal is to expand to 15 locations across these markets, reaching this milestone by steadily adding new locations over the coming years.

•        The pace of this growth will depend on market conditions, demand trends, and the identification of suitable locations and acquisition opportunities.

•        We anticipate a balanced distribution of new stores across California, Nevada, and Arizona, ensuring that each new location enhances our regional presence and aligns with our customer service goals.

Key Strategic Focus Areas:

•        Seamless Customer Experience:    We will integrate our physical and online sales channels to offer a seamless purchasing experience, allowing customers to engage with us in the manner that best suits their needs.

•        Operational Excellence:    Our proprietary performance measurement systems will be used to drive high performance and superior service at each new location, ensuring consistent quality across our network.

•        Strategic Acquisitions:    In addition to organic growth, we will remain opportunistic in pursuing strategic acquisitions that can accelerate our expansion and help us reach our goal of 15 locations more quickly.

By focusing on these elements, we aim to build a strong presence in the EV market, delivering exceptional service while creating sustainable value for our customers, employees, and stockholders.

Enhanced Management Talent and Experience.    We will hire entry-level associates who we can nurture and develop and promote to managerial positions, By promoting from within, we believe we will be able to maintain our unique culture and develop the loyalty of our associates by providing opportunities for advancement. We will also look outside of the Company for associates possessing requisite skills and core competencies and who share the values and appreciate the unique culture we are developing. We expect that the hiring environment will be challenging as a result of increasing wages, competition for qualified workers, and the impact of inflation on our business and operations.

Cultivating Customer Relationships.    We believe that developing and maintaining a relationship with our customers is critical to our success. A large percentage of sales at mature dealerships are made to repeat customers, and additional sales result from customer referrals. By developing a personal relationship with customers, we believe we will be better to assist customers, and the customers will be more likely to cooperate should the customer experience financial difficulty during the term of his or her installment contract. We are able to cultivate these relationships through a variety of communication channels, including direct face-to-face interactions as a high percentage of customers will visit our dealerships in-person to make payments and for account and vehicle servicing needs.

Operations

Operating Segment.    We will operate with two segments; EVSS and DFG financial services. EVSS will be comprised of retail locations engaged in selling cars, ancillary financial services and vehicle servicing. The second segment will be the financial group that provides new and used vehicle financing to our EVSS customers and customers solely interested in vehicle financing. Results will be regularly reviewed by our Chief Executive Officer and our finance team in order to make decisions about resources to be allocated to each segment and to assess segment performance.

EVSS Organization.    EVSS will operate on a decentralized basis. Each EVSS will be responsible for selling vehicles, obtaining credit for customers, and servicing vehicles on-site. EVSS-level financial statements will be prepared by the corporate office and reviewed by various levels of management. Depending on the number of active customer accounts, an EVSS may have as few as 13 or as many as 31 full-time associates employed at that location. Associate positions at a large EVSS may include a general manager, assistant manager(s), office manager, office clerk(s), service manager, purchasing agent, collections personnel, sales personnel, inventory associates (detailers), and on-call drivers.

EVSS Locations and Facilities.    We expect our first EV superstores will be located in strategic, high-growth EV markets like Orange County, San Diego and Los Angeles, with an expansion blueprint targeting the Las Vegas and Phoenix markets. We plan to open a total of 15 locations in the next four to five years in these markets.

EVSS will be located on leased or owned property between 2.0 and 4.0 acres in size. When opening a new EVSS, we will either remodel an existing structure on the property to conduct business or construct a new facility.

Purchasing Vehicles

We will purchase new and used vehicles primarily from vehicle manufacturers (OEM’s), wholesalers, new car dealers, rental/fleet companies, auctions and the general public. Vehicle purchasing will be performed by corporate buyers as well as purchasing agents in our local communities. EVSS managers will be authorized to purchase vehicles as directed by management. We will centrally set purchasing guidelines and monitor the quantity and quality of vehicles purchased and hold responsible parties accountable for results. When purchasing inventory, our focus will be to three general areas:

•        Compliance with company standards, including an internal condition report;

•        Costs and physical characteristics of the vehicle, based on market values; and

•        Vehicle reliability and historical performance, based on market conditions.

The vehicle purchase process at EVSS will differ fundamentally from the traditional auto retail experience with EVSS providing a unique selection of the leading electric vehicles and hybrids available on the market today. A member of EVSS management inspects and test-drives vehicles prior to a sale, free of charge, and makes a written, guaranteed offer to buy that vehicle regardless of whether the owner is purchasing a vehicle from us. We will strive to purchase vehicles that require little or no repair as we have limited facilities for the repair or reconditioning of vehicles. As part of the strategy to obtain quality, affordable vehicles, we will form relationships with reconditioning companies leveraging volume to negotiate improved labor rates and consistent condition reports to recondition vehicles, in particular repossessions and trades, in order to have access to a larger quantity of and lower cost vehicles.

Vehicles that do not meet our retail standards will be sold to licensed dealers through our wholesale auctions. Unlike many other auto auctions, we expect to own all the vehicles that we sell in our auctions, which will allow us to maintain a high auction sales rate.

Selling, Marketing and Advertising

EVSS will generally maintain an inventory of 75 to 150 vehicles depending on the size and maturity of the EVs and also the time of the year. Selling will be done predominantly by the EVS manager, assistant manager, manager trainee or sales associate. Sales associates will be paid a commission for sales in addition to an hourly wage. Sales will be made on an “as is” basis; however, customers will have the option to purchase a service contract that covers certain vehicle components and assemblies. For covered components and assemblies, we will coordinate service with third-party service centers. Additionally, for customers who utilize our in-house loan options products, we will extend an accident protection plan (“APP”) product. The APP product contractually obligates us to cancel the remaining amount owed on a contract where the vehicle has been totaled, as defined in the plan, or the vehicle has been stolen.

Our objective is to treat each customer in such a manner as to earn his or her repeat business. We will attempt to build a positive reputation in each community where we operate and generate new business from such reputation as well as from customer referrals.

Our marketing strategies are focused on driving customer growth through building awareness and an affinity for our brand and acquiring in-market shoppers and sellers. Our marketing strategy will be based on a data-driven approach that combines key metrics and trends from industry and consumer studies, our customer relationship management systems, and performance data from our businesses. This approach emphasizes objectivity and transparency in our marketing efforts, allows us to create customer-focused solutions, and enables us to measure and gauge our success. Our tools will enable us to quickly deliver personalized content across all channels, enabling us to confidently develop more proactive strategies that meet and surpass their needs.

Our marketing strategy will place a strong emphasis on digital marketing with a goal of attracting more prospects, converting more leads, and closing more sales. By focusing on social media, video, search engine marketing, email marketing, online advertising, search engine optimization, automation, personalization, branding, and content, we expect to optimize our digital presence across all avenues of engagement to ensure a seamless customer experience at every touchpoint.

Financing a Vehicle

Our financial services will be offered through the DRIVEiT Financial Group (“DFG”) division. DFG will offer competitive loan and insurance options to make EV ownership affordable and secure. DFG will allow us to manage our reliance on third-party finance providers and to leverage knowledge of our business to provide qualifying customers a competitive financing option.

The availability of financing is a critical component of the vehicle purchase process and having an array of finance sources providing a full spectrum of financing options to satisfy the consumer and increase loan approvals. Our finance programs will accommodate customers across a wide range of the credit spectrum through both DFG and third-party providers. We believe that our processes and systems, transparency of pricing, and vehicle quality, as well as the integrity of the information collected at the time the customer applies for credit, will enable DFG and our third-party providers to make underwriting decisions in a more advantageous environment as compared to the traditional auto retail environment.

Underwriting and Finance.    We will provide financing to substantially all of our customers who purchase a vehicle at one of our EVSS. We will only provide financing to customers for the purchase of our vehicles and selected ancillary products. We expect sales contracts to include down payments ranging from 0% to 20%, terms ranging from 36 months to 72 months, and a fixed annual interest rate. We will require that payments be made on a weekly, bi-weekly, semi-monthly or monthly basis, scheduled to coincide with the day the customer is paid by his or her employer. Upon reaching a preliminary agreement with the customer as to financing terms, we will obtain a credit application from the customer which includes information regarding employment, residence and credit history and personal references. These items are entered into the origination system and then certain information is verified by our personnel. After the verification process, the EVSS manager will make the decision to accept, reject or modify (perhaps obtain a greater down payment or suggest a lower priced vehicle) the proposed transaction. The EVSS manager who makes the credit decision is ultimately responsible for collecting the contract, and his or her compensation is directly related to the collection results of his or her EVSS. We will provide centralized support to the EVSS manager by assisting in underwriting decisions when needed, as well as providing training and reporting used for monitoring customer accounts on a daily, weekly and monthly basis.

Collections.    All of our retail installment contracts will be serviced by [DFG] personnel. In order to make paying convenient for its customers, we will offer a variety of payment options. Customers can send their payments through the mail, set up ACH auto draft, make mobile and online payments, and make payments at certain money service centers. Each EVS will closely monitor its customer accounts using our [proprietary receivables and collections software] that stratifies past due accounts by the number of days past due. [DFG] managers will routinely review and monitor the status of customer collections to ensure collection activities are conducted in compliance with applicable policies and procedures. We believe that the timely response to past due accounts is critical to its collections success.

Related Products and Services:

We offer a diversified range of automotive products and services, including After-Sales.

Industry

Used Car Sales.    The market for used car sales in the United States is significant. Used car retail sales typically occur through franchised new car dealerships that sell used cars or independent used car dealerships. will operated in the Integrated Auto Sales and Finance segment of the independent used car sales and finance market. Integrated Auto Sales and Finance dealers sell, and finance used cars to individuals that often have limited credit histories or past credit problems. Integrated Auto Sales and Finance dealers typically offer their customers certain advantages over more traditional financing sources, such as less restrictive underwriting guidelines, flexible payment terms (including scheduling payments on a weekly or bi-weekly basis to coincide with a customer’s payday), and the ability to make payments in person, an important feature to individuals who may not have a checking account.

Used Car Financing.    The used automobile financing industry is served by traditional lending sources such as banks, savings and loans, and captive finance subsidiaries of automobile manufacturers, as well as by independent finance companies and Integrated Auto Sales and Finance dealers. Many loans that flow through the more traditional sources have historically ended up packaged in the securitization markets. Despite significant opportunities, many of the traditional lending sources have not historically been consistent in providing financing to individuals with limited credit histories or past credit problems. Management believes traditional lenders have historically avoided this market because of its high credit risk and the associated collections efforts. Beginning in 2012, funding for the deep subprime automobile market increased significantly and has remained elevated compared to historic levels, likely due to the ultra-low interest rate environment combined with the historical credit performance of the used automobile financing market during and after the recession of the prior decade. However, as a result of the recent inflationary environment, increased funding costs, and increased insurance costs, credit availability for used vehicle financing has tightened. Management expects this to continue for the foreseeable future and believes the reduced availability of used vehicle financing will provide us with an opportunity to gain market share and better serve an increasing customer base.

Competition

The U.S. new and used car marketplace is highly fragmented, and we face competition from franchised dealers, who sell both new and used vehicles; online and mobile sales platforms; independent used car dealers; and private parties. We operate in a highly competitive industry. We believe that the principal competitive factors in the automotive retail business are location, service, price, selection, and online and mobile offerings. Each of our markets includes a large number of well-capitalized competitors that have extensive automotive retail managerial experience and strong retail locations and facilities.

We also compete with independent automobile service shops, service center chains, collision service operations, and wholesale parts outlets. We believe that the principal competitive factors in the parts and service business are price, location, expertise with the particular vehicle lines, and customer service. We also compete with a broad range of financial institutions in our finance and insurance business. We believe that the principal competitive factors in the finance and insurance business are product selection, convenience, price, contract terms, and the ability to finance vehicle protection and aftermarket products.

Regulations

We operate in a highly regulated industry. A number of state and federal laws and regulations affect our business. In every state in which we operate, we must obtain various licenses in order to operate our businesses, including dealer, sales and finance, and insurance licenses issued by state regulatory authorities. Numerous laws and regulations govern how we conduct our business, including those relating to our sales, operations, finance and insurance, advertising, indirect auto financing, origination and servicing of consumer auto finance loans, and employment practices.

These laws and regulations include state franchise laws and regulations, federal and state consumer protection laws and regulations, privacy laws, escheatment laws, anti-money laundering laws, and other extensive laws and regulations applicable to new and used motor vehicle dealers and auto finance companies, as well as a variety of other laws and regulations. These laws also include federal and state wage and hour, anti-discrimination, and other employment practices laws. If we are found to be in purported violation of or subject to liabilities under any of these laws or regulations, or if new laws or regulations are enacted that adversely affect our operations, our business, operating results, and prospects could suffer. Our operations are subject to the National Traffic and Motor Vehicle Safety Act, Federal Motor Vehicle Safety Standards promulgated by the United States Department of Transportation, and the rules and regulations of various state motor vehicle regulatory agencies. In addition, automotive dealers are subject to regulation by the Federal Trade Commission (the “FTC”). The imported automobiles, parts, and accessories we purchase are subject to United States customs duties and, in the ordinary course of our business we may, from time to time, be subject to claims for duties, penalties, liquidated damages, or other charges. Further, our captive finance company operations are subject to regulations and supervision by the Consumer Financial Protection Bureau (the “CFPB”). Among other things, the CFPB is authorized to take action to prevent auto finance companies from engaging in unfair, deceptive, or abusive acts and practices and to issue rules requiring enhanced disclosures concerning consumer financial products and services. In addition, state attorneys general have authority under their respective laws and regulations, and under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), enacted in 2010, to investigate and/or regulate certain aspects of our operations.

Our financing activities with customers, including our origination and servicing activities through our captive finance company, are subject to the federal Truth-in-Lending Act, Consumer Leasing Act, Equal Credit Opportunity Act, Fair Credit Reporting Act, federal and state prohibitions against unfair, deceptive, and abusive acts and practices, and various other federal laws and regulations, as well as state and local motor vehicle finance laws, leasing laws, collection, repossession, and installment finance laws, usury laws, and other installment sales and leasing laws and regulations. Among other things, these laws and regulations regulate finance and other fees and charges that may be imposed or received in connection with motor vehicle retail installment sales and leasing, require specific disclosures to consumers, define the rights to collect payments and repossess and sell collateral, and govern the sale and terms of ancillary products. Claims arising out of actual or alleged violations of law or regulation may be asserted against us by individuals, a class of individuals, or governmental entities and may expose us to significant damages or other penalties, including fines and revocation or suspension of our licenses to conduct our operations. See “Risk Factors — Our operations will be subject to extensive governmental laws and regulations. If we are found to be in purported violation of or subject to liabilities under any of these laws or regulations, or if new laws or regulations are enacted that adversely affect our operations, our business, operating results, and prospects could suffer.”

Environmental, Health, and Safety Laws and Regulations

Our operations will involve the use, handling, storage, and contracting for recycling and/or disposal of materials such as motor oil and filters, transmission fluids, antifreeze, refrigerants, paints, thinners, batteries, cleaning products, lubricants, degreasing agents, tires, and fuel. Consequently, our business is subject to a complex variety of federal, state, and local requirements that regulate the environment and public health and safety.

Most of our stores will utilize aboveground storage tanks and, to a lesser extent, underground storage tanks, primarily for petroleum-based products. Storage tanks are subject to periodic testing, containment, upgrading, and removal under the Resource Conservation and Recovery Act and its state law counterparts. Clean-up or other remedial action may be necessary in the event of leaks or other discharges from storage tanks or other sources. In addition, water quality protection programs under the federal Water Pollution Control Act (commonly known as the Clean Water Act), the Safe Drinking Water Act, and comparable state and local programs govern certain discharges from some of our operations. Similarly, certain air emissions from operations, such as auto body painting, may be subject to the federal Clean Air Act and related state and local laws. Certain health and safety standards promulgated by the Occupational Safety and Health Administration of the United States Department of Labor and related state agencies also apply.

Some of our stores may become parties to proceedings under the Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, in connection with materials, if any, that are sent to former recycling, treatment, and/or disposal facilities owned and operated by independent businesses. The remediation or clean-up of facilities where the release of a regulated hazardous substance occurs is required under CERCLA and other laws.

We plan to have a proactive strategy related to environmental, health, and safety laws and regulations, which includes contracting with third-party vendors to inspect our facilities routinely in an effort to ensure compliance. We expect to incur significant costs to comply with applicable environmental, health, and safety laws and regulations in the ordinary course of our business. We do not anticipate, however, that the costs of such compliance will have a material adverse effect on our business, results of operations, cash flows, or financial condition, although such outcome is possible given the nature of our operations and the extensive environmental, health, and safety regulatory framework. We do not have any material known environmental commitments or contingencies as of the date hereof.

Human Capital Resources

We value the diversity and contribution of all our employees and foster a culture where employees can achieve their career goals. Our employees are further guided by the policies and procedures we have in place to ensure everyone is treated with respect and has opportunities to reach their full potential.

We believe that our human capital is our greatest asset and is an integral component of our growth and value creation strategy. We understand that exceptional customer service can only be consistently delivered by attracting, motivating, training, and retaining the very best team members. We are committed to building a diverse and skilled workforce while providing a work environment that promotes equity and is free from any form of discrimination. With this in mind, we put our employees at the heart of everything that we do by developing their talent and enabling them to build long-term careers.

Customer Satisfaction

Maintaining high levels of superior customer service is key to our business model. We strive to deliver a positive, valuable experience at every touchpoint to ensure the highest level of customer satisfaction. By offering outstanding brands in premium facilities, “one-stop” shopping convenience in our aggregated facilities, and a well-trained and knowledgeable staff, we aim to forge lasting relationships with our customers throughout their entire ownership journey.

Reputation management is one of our most powerful marketing tools. We will proactively monitor online reputation management sites, including Google, Facebook, Yelp, among others, to enhance our online presence, build loyalty, gain a better understanding of our customers’ needs, attract top talent, and generate business. Our reputation management strategy of actively monitoring and responding quickly to customer reviews is crucial for maintaining a positive online reputation.

Seasonality

In a stable environment, the automotive industry has generally experienced higher volumes of vehicle unit sales in the second and third quarters of each year due to consumer buying trends and the introduction of new vehicle models and, accordingly, we expect our revenues and operating results to generally be higher during these periods. The timing of our acquisition activity, which varies, and ability to integrate stores into our existing cost structure has moderated this seasonality. However, if conditions occur that weaken automotive sales, such as severe weather in the geographic areas in which our dealerships operate, war, high fuel costs, depressed economic conditions including unemployment or weakened consumer confidence or similar adverse conditions, or if our ability to acquire stores changes, our revenues for the year may be disproportionately adversely affected.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF YOTTA

The following discussion and analysis of the Yotta’s financial condition and results of operations should be read in conjunction with our audited financial statements and the notes related thereto which are included elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a blank check company incorporated in Delaware on March 8, 2021. We were formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses, which we refer to herein as our “initial business combination.” Our efforts to identify a prospective target business are not limited to any particular industry or geographic region, although we intend to focus on target businesses in and around the high technology, blockchain and other general business industries globally. We intend to utilize cash derived from the proceeds of our initial public offering (“IPO”) and the private placement of Private Units, our securities, debt or a combination of cash, securities and debt, in effecting our initial business combination.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.

On October 24, 2022, the Company, NaturalShrimp Incorporated, a Nevada corporation (“NaturalShrimp”), and Yotta Merger Sub, Inc., a Nevada corporation and wholly-owned subsidiary of the Company, entered into a Merger Agreement (the “NaturalShrimp Merger Agreement”), pursuant to which Yotta Merger Sub, Inc. would merge with and into the NaturalShrimp (the “NaturalShrimp Business Combination”) with the Target as the surviving corporation of the NaturalShrimp Business Combination and becoming a wholly-owned subsidiary of the Company. By a letter dated August 10, 2023 (the “Termination Letter”), the Company informed NaturalShrimp that it was terminating Merger Agreement. The termination of the NaturalShrimp Merger Agreement was due to breaches by NaturalShrimp of its obligations thereunder including, but not limited to, NaturalShrimp’s obligation to share the costs associated with the extension of the deadline by which Yotta must complete an initial business combination. Although the payments were to be shared equally, NaturalShrimp failed to provide its portion despite being notified of its obligation to do so. NaturalShrimp has not responded to the Termination Letter but previously sent a notification that it was terminating the NaturalShrimp Merger Agreement and demanding the payment of a break-up fee. Yotta rejected that purported termination as it does not believe NaturalShrimp has a legal basis under the NaturalShrimp Merger Agreement to terminate it. Moreover, pursuant to Section 10.2(b) of the Merger Agreement, NaturalShrimp was not authorized to terminate the NaturalShrimp Merger Agreement when it was in breach of its terms. The Company also included in the Termination Letter a demand for the $3 million termination fee due to it under the terms of the NaturalShrimp Merger Agreement.

On January 20, 2023, the Company issued an unsecured promissory note in the aggregate principal amount of $575,000 to the Sponsor in exchange for its depositing such amount into the Trust Account in order to extend the time for us to complete an initial business combination from January 22, 2023 to April 22, 2023. Pursuant to the terms of the NaturalShrimp Merger Agreement, NaturalShrimp paid one-half of the extension fee while the Company paid the other half. On February 5, 2023, the Company issued an unsecured promissory note in the aggregate principal amount of $250,000 to the Sponsor in order to meet the working capital needs of the Company.

On April 19, 2023, the Company held a special meeting of stockholders (the “April Special Meeting”). During the April Special Meeting, stockholders approved (i) an amendment to the Company’s amended and restated certificate of incorporation to extend the date by which the Company has to consummate a business combination from April 22, 2023 to April 22, 2024 on a month-by-month basis and (ii) an amendment to the Investment Management Trust Agreement (the “Trust Agreement”) with Continental Stock Transfer & Trust Company giving the Company’s right to extend the time to complete a business combination twelve times for an additional one month each time from April 22, 2023 to April 22, 2024 by depositing $120,000 to the Trust Account for each one-month extension.

In connection with the stockholders’ vote at the Special Meeting, 7,414,905 shares were tendered for redemption. As a result, approximately $76,322,364 (or $10.29 per share) has been withdrawn from the Company’s Trust account to pay such holders, without taking into account additional allocation of payments to cover any tax obligation of the Company, such as franchise taxes, but not including any excise tax, since that date.

On September 22, 2023, the Company held a special meeting of stockholders (the “September Special Meeting”). During the September Special Meeting, stockholders approved (i) an amendment to the Company’s amended and restated certificate of incorporation to extend the date by which the Company has to consummate a business combination from September 22, 2023 to August 22, 2024 and (ii) an amendment to the Company’s Trust Agreement to extend the time for the Company to complete a business combination from September 22, 2023 to August 22, 2024 (the “Second Trust Amendment”) without depositing any additional funds the Trust Account. Additionally, the Company and the Sponsor entered into agreements with several third parties in exchange for them agreeing not to redeem shares of the Company’s common stock sold in its IPO (See Note 6). In connection with the stockholders’ vote at the special meeting, an aggregate of 3,358,759 shares with redemption value of approximately $35,797,997 (or $10.66 per share) of the Company’s common stock were tendered for redemption; the entire amount was paid to the redeemed public stockholders on October 16, 2023.

On April 21, 2023, the Company issued an unsecured promissory note in the aggregate principal amount of $200,000 to the Sponsor in exchange for its depositing $120,000 to the Trust Account to extend the time for us to complete an initial business combination from April 22, 2023 to May 22, 2023, and the remaining $80,000 to cover the Company’s working capital needs.

On May 17, 2023, the Company issued an unsecured promissory note of $200,000 (“Promissory Note 4”) to the Sponsor in exchange for its depositing $120,000 to the Trust Account to extend the time for the Company to complete a business combination from May 22, 2023 to June 22, 2023 and the remaining $80,000 to cover the Company’s working capital needs.

On June 20, 2023, the Company deposited $120,000 into the Trust Account to extend the time to complete the Business Combination from June 22, 2023 to July 22, 2023. Pursuant to the terms of the Agreement, the Target paid one-half of the extension fee while the Company paid the other half. On June 20, 2023, the Company issued an unsecured promissory note of $40,000 to the Sponsor for the extension payment.

On July 18, 2023, the Company issued an unsecured promissory note of $160,000 to the Sponsor in exchange for its depositing $120,000 to the Trust Account on to extend the time for the Company to complete a business combination from July 22, 2023 to August 22, 2023 and the remaining $40,000 to cover working capital needs.

On August 18, 2023, the Company issued an unsecured promissory note of $200,000 to the Sponsor in exchange for its depositing $120,000 to the Trust Account to extend the time for the Company to complete a business combination from August 22, 2023 to September 22, 2023 and the remaining $80,000 to cover working capital needs.

On November 29, 2023, the Company issued an unsecured promissory note of $35,000 (“Promissory Note 8”) to the Sponsor to cover working capital needs.

On January 7, 2024 and April 19, 2024, the Company issued unsecured convertible promissory notes of up to $540,000 each note to the Sponsor (“Convertible Note 1 and Convertible Note 2”) to cover working capital needs. The holder of the Convertible Note, in its sole discretion, may convert any or all of the unpaid principal under the promissory note into shares of common stock of the Company, at a price of $10.00 per share, upon consummation of the Business Combination. The Company drew down $517,000 and $0 of the Convertible Note 1 and Convertible Note 2, respectively, as of June 30, 2024.

All eight Promissory Notes and Convertible Note are interest-free and payable after the date on which the Company consummates an initial business combination. As of June 30, 2024 and December 31, 2023, $2,177,000 and $1,660,000 were outstanding respectively, under all the Promissory Notes and Convertible Notes.

On August 20, 2024, the Company entered into an Agreement and Plan of Merger (as amended on October 30, 2024, the “Merger Agreement”), by and among Yotta, Yotta Merger Sub Inc., a Maryland corporation and a wholly-owned subsidiary of Yotta (“Merger Sub”), and DRIVEiT Financial Auto Group, Inc, a Maryland corporation (the “DRIVEiT”). The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur, and in accordance with Maryland General Corporation Law. Merger Sub will merge with and into DRIVEiT, the separate corporate existence of Merger Sub will cease, and DRIVEiT will be the surviving corporation and a wholly-owned subsidiary of Yotta. Yotta will be renamed “DRIVEiT

Financial Auto Group, Inc.” The Business Combination is expected to be consummated after obtaining the required approval by the stockholders of Yotta and DRIVEiT and the satisfaction of certain other customary closing conditions. Merger Consideration The total consideration to be paid at the Closing of the Business Combination by Yotta to DRIVEiT security holders will be an amount equal to $100,000,000. The Merger Consideration will be payable in shares of common stock, par value $0.0001 per share, of Yotta, valued at $10 per share.

The board of directors of Yotta has unanimously (i) approved and declared advisable the Merger Agreement, the Business Combination and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of Yotta.

On August 22, 2024, the Company held a special meeting of stockholders (the “August Special Meeting”). During the August Special Meeting, stockholders approved an amendment to the Company’s amended and restated certificate of incorporation to extend the date by which the Company has to consummate a business combination from August 22, 2024 to October 22, 2025 on a monthly basis by depositing an amount equal to $0.04 multiplied by the number of shares of common stock sold to the public in the IPO and that remain outstanding after giving effect to the shares that were redeemed in connection with the August Special Meeting. In connection with the stockholders’ vote at the August Special Meeting, an aggregate of 262,231 shares with redemption value of approximately $2,956,393.95 (or $11.27 per share) of the Company’s common stock were tendered for redemption. Yotta subsequently deposited $18,564.20 into the Trust Account per month to extend the date by which the Company can complete an initial business combination until November 22, 2024 (or up to October 22, 2025 if the business combination period is extended in accordance with the terms of the Company’s charter).

Results of Operations

We have neither engaged in any operations nor generated any operating revenues to date. Our only activities from inception through June 30, 2024 were organizational activities and those necessary to prepare, and consummate, for the IPO and an initial Business Combination. We do not expect to generate any operating revenue until after the completion of our initial Business Combination.

We expect to generate non-operating income in the form of interest income on marketable securities held after the IPO. We expect that we will incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a Business Combination.

For the three months ended June 30, 2024, we had a net income of $233,436, which consisted of interest income of $103,880 and other income of $310,899, offset by general and administrative expenses of $151,178, franchise tax expense of $10,571, income tax expense of $19,594. For the three months ended June 30, 2023, we had a net income of $238,896, which consisted of interest income of $793,188 offset by general and administrative expenses of $364,503, franchise tax expense of $29,392, and income tax expense of $160,397.

For the six months ended June 30, 2024, we had a net income of $191,856, which consisted of interest income of $206,474 and other income of $310,899, offset by general and administrative expenses of $265,613, franchise tax expense of $20,943, and income tax expense of $38,961. For the six months ended June 30, 2023, we had a net income of $310,274, which consisted of interest income of $2,045,290 offset by general and administrative expenses of $1,250,729, franchise tax expense of $69,337, and income tax expense of $414,950.

For the year ended December 31, 2023, we had a net income of $1,429,419, which consisted of interest income of $2,788,029, and other income of $635,100, offset by general and administrative expenses of $1,499,150, franchise tax expense of $43,600, and income tax expense of $450,960. For the year ended December 31, 2022, we had a net income of $145,189, which consisted of interest income of $1,651,461, offset by general and administrative expenses of $1,020,741, franchise tax expense of $175,600, and income tax expense of $309,931.

Liquidity and Going Concern

On April 22, 2022, the Company consummated the IPO of 10,000,000 units (which does not include the exercise of the over-allotment option by the underwriters in the IPO) at an offering price of $10.00 per unit (the “Public Units’), generating gross proceeds of $100,000,000. Simultaneously with the IPO, the Company sold to its Sponsor 313,500 units at $10.00 per unit (the “Private Units”) in a private placement generating total gross proceeds of $3,135,000. The Private Units are identical to the Units sold in the IPO, except that the private warrants will be non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by their initial purchasers or their permitted transferees.

We granted the underwriters in the IPO a 45-day option to purchase up to 1,500,000 additional Units to cover over-allotments, if any. On April 27, 2022, the underwriters fully exercised the over-allotment option and purchased an additional 1,500,000 Units (the “Over-Allotment Units”), at a price of $10.00 per Unit, generating gross proceeds of $15,000,000. Simultaneously with the closing of the over-allotment Units, the Company consummated the sale of an additional aggregate of 30,000 Private Units with the Sponsor at a price of $10.00 per Private Unit, generating total proceeds of $300,000.

Following the IPO and the private placement (including the Over-Allotment Units and the Over-Allotment Private Units), a total of $115,000,000 was placed in a trust account located in the United States established for the benefit of the Company’s public stockholders (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company as a trustee and will be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest only in direct U.S. government treasury obligations.

As of June 30, 2024 and December 31, 2023, we had marketable securities held in the Trust Account of $8,127,916 and $7,921,818, respectively. Interest income on the balance in the Trust Account may be used by us to pay taxes. We did not withdraw interest earned on the Trust Account to pay our taxes during the three months period. We intend to use substantially all of the funds held in the Trust Account, to acquire a target business and to pay our expenses relating thereto. To the extent that our capital stock is used in whole or in part as consideration to effect a Business Combination, the remaining funds held in the Trust Account will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our Business Combination if the funds available to us outside of the Trust Account were insufficient to cover such expenses.

As of June 30, 2024 and December 31, 2023, the Company had cash of $68,525 and $652,395, respectively, outside the Trust Account and a working capital deficit of $3,894,187 and $3,879,945, respectively. On August 22, 2024, the Company’s stockholders approved an amendment to the Company’s amended and restated certificate of incorporation to permit an extension to as late as October 22, 2025 on a monthly basis by depositing $18,564.20 into the Trust Account each month. It is uncertain that the Company will be able to consummate a Business Combination by the extended date (or October 22, 2025 if the Sponsor elects to extend the consummation deadline). Moreover, the Company may need to obtain additional financing either to complete its Business Combination or because it becomes obligated to redeem a significant number of public shares upon consummation of its Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. If a Business Combination is not consummated by November 22, 2024, there will be a mandatory liquidation and subsequent dissolution.

The Company expects to continue to incur significant professional costs to remain as a publicly traded company and to incur significant transaction costs in pursuit of the consummation of a Business Combination. The Company may need to obtain additional financing either to complete its Business Combination or because it becomes obligated to redeem a significant number of public shares upon consummation of its Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of our Business Combination. If the Company is unable to complete its Business Combination because it does not have sufficient funds available, it will be forced to cease operations and liquidate the Trust Account. In addition, following the Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to complete a Business Combination by November 22, 2024, then the Company will cease all operations except for the purpose of liquidating. The date for liquidation and subsequent dissolution as well as liquidity concerns raise substantial doubt about the Company’s ability to continue as a going concern. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2024. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

Non-Redemption Agreements

On September 19-21, 2023, the Company and its Sponsor entered into agreements (“Non-Redemption Agreements”) with several third parties in exchange for them agreeing not to redeem shares of the Company’s common stock sold in its IPO (“Non-Redeemed Shares”) at the September Special Meeting at which a proposal to approve an extension of time for the Company to complete its initial business combination by August 22, 2024. In exchange for the foregoing commitments not to redeem such Non-Redeemed Shares, the Sponsor has agreed to transfer to such third parties an aggregate of 299,340 shares of the Common Stock held by the Sponsor. The Company estimated the aggregate fair value of the 299,340 Non-Redeemed Shares to be $446,735 or on average $1.49 per share. The excess of the fair value of the Non-Redeemed Shares was determined to be a contribution to the Company from the Sponsor in accordance with Staff Accounting Bulletin (“SAB”) Topic 5T and an offering cost in accordance with SAB Topic 5A. Accordingly, the offering cost was recorded against additional paid-in capital.

Administrative Services Agreement

We entered into an agreement, commencing on April 19, 2022 through the earlier of our consummation of a Business Combination and our liquidation, to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support. However, pursuant to the terms of such agreement, the Sponsor agreed to defer the payment of such monthly fee. Any such unpaid amount will accrue without interest and be due and payable no later than the date of the consummation of the initial Business Combination.

Underwriting Agreement

Upon closing of a Business Combination, the underwriters were paid a cash underwriting discount of 2.0% of the gross proceeds of the IPO, or $2,300,000. In addition, the underwriters will be entitled to a deferred fee of 3.5% of the gross proceeds of the IPO, or $4,025,000 which will be paid from the amounts held in the Trust Account solely in the event that we complete a Business Combination s Combination, subject to the terms of the underwriting agreement.

Right of First Refusal

We granted Chardan for a period of 18 months after the date of the consummation of the Company’s Business Combination, a right of first refusal to act as book-running manager, with at least 30% of the economics, or, in the case of a “three-handed” deal 20% of the economics, for any and all future public and private equity and debt offerings.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have not identified any critical accounting estimates; we have identified the following critical accounting policies:

Common Stock Subject to Possible Redemption

We account for our common stock subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our unaudited condensed consolidated balance sheets. We recognize changes in redemption value immediately as they occur and adjust the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of shares of redeemable common stock are affected by charges against additional paid in capital or accumulated deficit if additional paid in capital equals to zero.

Warrants

We account for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. We determined that upon further review of the proposed form of warrant agreement, management concluded that the Public Warrants and Private Warrants to be issued pursuant to the warrant agreement qualify for equity accounting treatment.

Net (Loss) Income Per Share

We comply with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. Net income per common share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. As the Public Shares are considered to be redeemable at fair value, and a redemption at fair value does not amount to a distribution different than other stockholders, redeemable and non-redeemable common stock are presented as one class of stock in calculating net income per share. The Company has not considered the effect of the warrants sold in the IPO and private placement to purchase an aggregate of 11,843,500 shares in the calculation of diluted income per share, since the exercise of the warrants are contingent upon the occurrence of future events. We then allocated the net income ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares.

Recent accounting pronouncements

In December 2023, the FASB issued Accounting Standards Update 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosure” (“ASU 2023-09”). ASU 2023-09 mostly requires, on an annual basis, disclosure of specific categories in an entity’s effective tax rate reconciliation and income taxes paid disaggregated by jurisdiction. The incremental disclosures may be presented on a prospective or retrospective basis. The ASU is effective for fiscal years beginning after December 15, 2024 with early adoption permitted. The Company is currently assessing the impact, if any, that ASU 2023-09 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF DRIVEIT

The following discussion and analysis provides information that DRIVEiT’s management believes is relevant to an assessment and understanding of DRIVEiT’s consolidated results of operations and financial condition. The discussion should be read together with the historical audited annual consolidated financial statements as of and for the years ended December 31, 2023 and 2022 and the unaudited consolidated financial statements as of and for June 30, 2024 and 2023 and the related respective notes that are included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the unaudited pro forma condensed combined financial information in the section entitled “[Unaudited Pro Forma Condensed Combined Financial Information.]” This discussion contains forward-looking statements based upon DRIVEiT’s current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, all references in this section to “DRIVEiT,” the “Company,” “we,” “us,” “our,” and other similar terms refer to the business of DRIVEiT and its subsidiaries prior to the consummation of the business combination, which will be the business of New DRIVEiT following the consummation of the Business Combination.

Overview

We are an innovative automotive retailer and service provider offering a range of commercial and consumer EVs and providing tailored financial services and aftersales customer service. Our goal is to be a leading retailer of EVs.

Through our DRIVEiT Auto Sales division (“DAS”), we plan to offer new EVs, such as Mullen Commercial Class 1-3 in the near term, followed by Bollinger B4 and B5, as providing a sales partner for other EV OEM’s that may need additional distribution and service, such as Tesla, Fisker, Polestar, Lucid and Rivian. We plan to also offer a curated selection of pre-owned EVs. In addition to our retail offerings, we expect to offer financial services and aftersales customer service. Our financial services will be offered through our wholly-owned subsidiary, DRIVEiT Financial Group (“DFG”). DFG will endeavor to offer competitive loan and insurance options with the intent to make EV ownership affordable and secure. Our retail locations are expected to include state-of-the-art service centers that will be staffed by certified technicians and stocked with a comprehensive inventory of EV parts to provide maintenance and repairs exclusively for EVs.

We expect our first EV superstores will be located in strategic, high-growth EV markets like Orange County, San Diego and Los Angeles, with an expansion blueprint targeting the Las Vegas and Phoenix markets. We currently plan to open a total of 15 locations in the next three years in these markets.

Key Factors Affecting Our Performance

Our financial performance depends, in large part, on varying conditions in the markets we plan to serve. Demand in these markets tends to fluctuate in response to overall economic conditions. Our revenues may also be impacted by our ability to open new locations on our planned timeline, delivery of vehicles and parts from OEMs, adverse conditions affecting the vehicle manufacturers whose brands we sell and their ability to design, manufacture, deliver and market their vehicles successfully, and the mix and total number of vehicles we are able to sell, among other factors. Economic downturns in markets we serve generally result in reduced sales and may result in price reductions in certain vehicles or markets. Our plans for our US business will be affected by public health crises (epidemics or pandemics) and regulatory matters, including regulations and incentives relating to EVs. If we choose to expand internationally, our operations would also be affected by currency exchange rate changes, and political and economic uncertainty. Some of the more important factors affecting our performance are briefly discussed below and in the section titled “Risk Factors — Risks Related to DRIVEiT” within this prospectus.

Revenue Sources for DRIVEiT Financial Auto Group

DRIVEiT Financial Auto Group anticipates revenue generation through the following key verticals post-merger, with expectations to achieve revenue growth through market expansion, diversified financing solutions, and a comprehensive EV service model:

1. Retail Sales of Electric Vehicles (EVs):

DRIVEiT EV Superstores (EVSS) expects to generate revenue through the retail sale of both new and certified pre-owned electric and hybrid vehicles in high-growth, urban markets. Initial operations will be concentrated in California’s major metropolitan areas, including San Diego, Los Angeles, and Irvine, with strategic plans for geographic expansion into Las Vegas and Phoenix by 2027. The EVSS product lineup will feature a diverse range of new electric and hybrid models from multiple manufacturers to meet the increasing demand for eco-friendly vehicle options. Additionally, EVSS will offer a curated selection of certified pre-owned electric and hybrid vehicles, catering to the growing market for high-quality, used alternatives.

2. Financing and Lending Services:

DRIVEiT Financial Group (DFG) will derive revenue through direct and indirect lending services to Prime and Near Prime customers. Revenue will stem from interest income on loans and the sale of finance contracts, including securitization of loan assets for portfolio management. Strategic use of predictive modeling technology (e.g., Karus, Credit Smarts) enhances credit decisions, improving portfolio risk management and broadening customer access to financing. DFG’s lending practices comply with relevant consumer finance regulations and are structured to provide financial inclusivity.

3. EV Service and Parts Revenue:

Revenue from service and parts will be derived through DRIVEiT’s EVSS-focused service centers, staffed by certified technicians for specialized EV maintenance. Parts sales will occur at the point of service, and maintenance revenue will be realized based on completed service contracts. DRIVEiT aims to establish long-term customer loyalty through tailored EV service offerings and a focus on quality aftermarket support.

4. Ancillary Products and Insurance Revenue:

Additional revenue streams include the sale of ancillary products (e.g., service contracts, GAP insurance, other) to EV customers. Insurance products will be tailored to the EV market to provide competitive and comprehensive coverage options.

Revenue Growth Outlook:

DRIVEiT expects sustained revenue growth driven by expanding market demand for EVs, increased financing activities, and service revenue from recurring customer needs. The company’s integrated model for EV retail, finance, and service positions it to capture long-term value as EV adoption scales in targeted regions.

Results of Operations

Three Months Ended June 30, 2024 (Unaudited) Compared with Three Months Ended June 30, 2023 (Unaudited)

	For the three months ended June 30,
	2024	2023	$ Change	% Change
Operating expenses:
Salaries and wages	$106,140	$114,359	$(8,219)	(7)%
Taxes on salaries and wages	7,928	8,566	(638)	(7)%
Health Insurance	8,297	9,141	(844)	(9)%
Rent	14,664	14,664	—	0%
Utilities and office expenses	8,775	10,131	(1,356)	(13)%
Audit costs	21,000	—	21,000	100%
Legal fees	84,936	—	84,936	100%
Consulting fees	3,288	—	3,288	100%
Other costs and expenses	5,450	278	5,172	1860%
General and administrative, total	260,478	157,139	103,339	66%
Loss from operations	(260,478)	(157,139)	(103,339)	66%

Net loss	$(260,478)	$(157,139)	$(103,339)	66%

Revenue

We have not recognized any revenue since our inception.

General and Administrative Expenses

General and administrative expenses were $260,478 in the three months ended June 30, 2024, compared to $157,139 in the same period in 2023, an increase of 66%. These increases were primarily driven by audit costs, legal and consulting fees.

We expect to invest in our corporate organization and incur additional expenses associated with transitioning to, and operating as, a public company, including increased legal, audit, tax and accounting costs, investor relations costs, higher insurance premiums and compliance costs. As a result, we expect that general and administrative expenses will increase in absolute dollars in future periods.

Six Months Ended June 30, 2024 (Unaudited) Compared with Six Months Ended June 30, 2023 (Unaudited)

	For the six months ended June 30,
	2024	2023	$ Change	% Change
Operating expenses:
Salaries and wages	$196,656	$222,438	$(25,782)	(12)%
Taxes on salaries and wages	17,196	18,575	(1,379)	(7)%
Health Insurance	16,563	18,625	(2,062)	(11)%
Rent	29,329	29,329	—	0%
Utilities and office expenses	16,439	15,181	1,258	8%
Audit costs	21,000	—	21,000	100%
Legal fees	105,444	—	105,444	100%
Consulting fees	6,576	—	6,576	100%
Other costs and expenses	11,654	3,556	8,098	228%
General and administrative, total	420,857	307,704	113,153	37%
Loss from operations	(420,857)	(307,704)	(113,153)	37%

Net loss	$(420,857)	$(307,704)	$(113,153)	37%

General and Administrative Expenses

General and administrative expenses were $420,857 in the six months ended June 30, 2024, compared to $307,704 in the same period in 2023, an increase of 37%. These increases were primarily driven by audit costs, legal and consulting fees.

Year Ended December 31, 2023 Compared with Year Ended December 31, 2022

	For the year ended December 31,
	2023	2022	$ Change	% Change
Operating expenses:
Salaries and wages	$452,026	$61,970	$390,056	629%
Taxes on salaries and wages	34,670	6,042	28,628	474%
Health Insurance	37,075	3,081	33,994	1103%
Rent	58,657	9,776	48,881	500%
Utilities and office expenses	31,776	3,014	28,762	954%
Consulting fees	3,288	—	3,288	100%
Other costs and expenses	3,932	2,041	1,891	93%
General and administrative, total	621,424	85,924	535,500	623%
Loss from operations	(621,424)	(85,924)	(535,500)	623%

Net loss	$(621,424)	$(85,924)	$(535,500)	623%

Revenue

We have not recognized any revenue since our inception.

General and Administrative Expenses

General and administrative expenses were $621,424 in the year ended December 31, 2023, compared to $85,924 in the year ended December 31, 2022, an increase by $535,500. Preparation to business activities during 2023 led to increase in all types of general and administrative expenses.

Liquidity and Capital Resources

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, contractual obligations and other commitments. As of the date of this statement, we have yet to generate revenue from our business operations and have funded working capital requirements through equity and debt financing. Our ability to successfully commence commercial operations and expand our business will depend on many factors, including our working capital needs, the availability of equity or debt financing and, over time, our ability to generate cash flows from operations.

The following table summarizes total current assets, current liabilities and working capital deficit as of June 30, 2024 compared to December 31, 2023:

	June 30, 2024	December 31, 2023	Change
Current Assets	$223,946	$15,192	$208,754
Current Liabilities	(1,037,565)	(756,598)	(280,967)
Working Capital (deficit)	$(813,619)	$(741,406)	$(72,213)

As of June 30, 2024, we had a negative working capital of $813,619 as compared to a negative working capital of $741,406 as of December 31, 2023, a decrease of $72,213. The decrease in working capital is primarily attributable to increase in costs due to preparation to business activities and insufficient access to long-term and equity financing.

Net cash used by operating activities for the six months ended June 30, 2024 was $352,754 compared to net cash used in operating activities for the six months ended June 30, 2023 of $302,164. The net loss for the six months ended June 30, 2024 and 2023 was $420,857 and $307,704, respectively.

Net cash provided by financing activities during the six months ended June 30, 2024 was mainly attributable to equity investment in an amount of $320,000 (irrevocable subscription for future issuance of common stock for 32,000 shares of common stock at $10 price per share), as well as financing by related parties in an amount of $161,972. Net cash provided by financing activities during the six months ended June 30, 2023 in an amount of $244,595 was entirely attributable to net advances by related parties.

The main part of the amounts referred to as net advances by related parties is expected to be paid in cash upon consummation of the Business Combination. The following table summarizes total current assets, current liabilities and working capital as of December 31, 2023 compared to December 31, 2022:

	December 31, 2023	December 31, 2022	Change
Current Assets	$15,192	$103,469	$(88,277)
Current Liabilities	(756,598)	(244,291)	(512,307)
Working Capital (deficit)	$(741,406)	$(140,822)	$(600,584)

Net cash used by operating activities for the year ended December 31, 2023 was $607,499 compared to net cash used in operating activities for the year ended December 31, 2022 of $78,380. The net loss for the years ended December 31, 2023 and 2023 was $621,424 and $85,924, respectively.

Net cash provided by financing activities during the years ended December 31, 2023 and 2022 in amount of $519,222 and $177,895, respectively, was entirely attributable to net advances by related parties.

We expect to incur significant expenses in connection with our ongoing activities as we continue to implement our business strategy. We will need additional funding in connection with these activities. Our future funding requirements, both short-term and long-term, will depend on many factors, including the level of sales, the expansion of our sales and marketing activities, investments in infrastructure, operating costs, expansion into other markets, and the costs of operating as a public company (including hiring additional personnel as well as increased director and officer insurance premiums, audit and legal fees, investor relations fees and expenses related to compliance with public company reporting requirements under the Exchange Act and rules implemented by the SEC and Nasdaq).

For the foreseeable future, we expect to continue financing our operations through the sale of equity, debt, borrowings under credit facilities or through potential collaborations with other companies, other strategic transactions or government or other grants. Our ability to fund its operations is dependent upon management’s plans, which include raising capital through issuances of equity and debt securities and increased profitability through DRIVEiT’s operations. Adequate capital may not be available to us when needed or on acceptable terms. We do not currently have any committed external source of funds beyond the Business Combination. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of stockholders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures. Debt financing would also result in fixed payment obligations.

If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, or if our business does not perform as we expect, this would have a negative impact on our business, prospects, operating results and financial condition. See the section entitled “Risk Factors” for additional risks associated with our substantial capital requirements.

Going Concern

Based on the conditions described above, DRIVEiT has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the accompanying unaudited financial statements are issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should DRIVEiT be unable to continue as a going concern.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements, as defined in the rules and regulations of the SEC, over the past fiscal years, as of June 30, 2024 and for the fiscal year ending December 31, 2023.

Critical Accounting Policies and Estimates

Our consolidated financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States (“GAAP”). In the preparation of these financial statements, our management is required to use judgment in making estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods. An accounting judgment, estimate or assumption is critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on the consolidated financial statements. Our significant accounting policies are described in Note 2 to the consolidated financial statements. Management believes none of the accounting policies and estimates are considered critical for the preparation of these consolidated financial statements.

Recently Issued Accounting Standards

Accounting standard updates issued but not yet added were assessed and determined to be either not applicable or not expected to have a material impact on our consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus

Introduction

Yotta is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Yotta has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. DRIVEiT and Yotta have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined balance sheet combines the unaudited condensed consolidated balance sheet of Yotta as of June 30, 2024, with the unaudited consolidated balance sheet of DRIVEiT as of June 30, 2024, giving effect to the Business Combination as if it had been consummated on that date.

The unaudited pro forma condensed combined statement of operations for the period ended December 31, 2023, combines the audited statement of operations of Yotta for the period ended December 31, 2023 with the historical audited consolidated statements of comprehensive (loss) income for the year ended December 31, 2023 of DRIVEiT, giving effect to the Business Combination as if it had been consummated on January 1, 2023.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2024, combines the unaudited condensed statements of operations of Yotta for the six months ended June 30, 2024 with the unaudited condensed consolidated statements of comprehensive income (loss) for the six months ended June 30, 2024 of DRIVEiT, giving effect to the Business Combination as if it had been consummated on January 1, 2024.

The unaudited pro forma condensed combined balance sheet was derived from and should be read in conjunction with the following historical financial statements:

•        DRIVEiT’s unaudited consolidated balance sheet as of June 30, 2024, as included elsewhere in this proxy statement; and

•        Yotta’s unaudited condensed consolidated balance sheet as of June 30, 2024, as included elsewhere in this proxy statement.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023, has been prepared using the following:

•        DRIVEiT’s historical audited consolidated statement of operations for the year ended December 31, 2023, as included elsewhere in this proxy statement; and

•        Yotta’s audited statement of operations of Yotta for the twelve month period ended December 31, 2023

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2024, has been prepared using the following:

•        DRIVEiT’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2024, as included elsewhere in this proxy statement; and

•        Yotta’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2024.

The unaudited pro forma condensed combined financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DRIVEiT,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Yotta” and other financial information included elsewhere in this prospectus/proxy statement.

Description of the Business Combination

The Business Combination is being made pursuant to the terms of the Merger Agreement by and among Yotta, DRIVEiT and the other parties named therein, pursuant to which Merger Sub will merge with and into DRIVEiT, the separate corporate existence of Merger Sub will cease, and DRIVEiT will be the surviving corporation and a wholly-owned subsidiary of Yotta. Yotta will be renamed “DRIVEiT Financial Auto Group, Inc.” The total consideration to be paid at the Closing of the Business Combination by Yotta to DRIVEiT security holders will be an amount equal to $100,000,000. The Merger Consideration will be payable in shares of common stock, par value $0.0001 per share, of Yotta, valued at $10 per share. For more information about the Business Combination, please see the section Merger Agreement attached as Annex A.

On October 30, 2024, DRIVEiT Financial Auto Group, Inc. and Yotta Acquisition Corporation (the “Company”) entered into a Securities Purchase Agreement (the “Note SPA”) with a certain investor, pursuant to which the investor agreed to purchase a 10% Original Issue Discount Convertible Note with an aggregate principal amount of $3.894 million. Immediately before the Closing of the Business Combination, upon the terms and subject to the conditions contained in the Convertible Note, the Convertible Note will be mandatorily converted into shares of a new series of preferred stock of DRIVEiT. Upon execution of the Note SPA, the investor purchased the full value of the Convertible Note for $2.95 million. Upon the Closing of the Business Combination, the preferred stock of DRIVEiT will then be converted into a right to receive an equal number of shares of preferred stock of the Company (the “Preferred Stock”).

On October 30, 2024, DRIVEiT Financial Auto Group, Inc. and the Company also entered into a second Securities Purchase Agreement (the “PIPE SPA”) with a certain investor, pursuant to which, upon the terms and subject to the conditions contained therein, the investor is obligated to purchase shares of Preferred Stock for a purchase price of $8.4 million upon the Closing of the Business Combination

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, DRIVEiT will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of DRIVEiT (i.e. a capital transaction involving the issuance of stock by Yotta for the stock of DRIVEiT). Accordingly, the consolidated assets, liabilities and results of operations of DRIVEiT will become the historical financial statements of New DRIVEiT, and Yotta’s assets, liabilities and results of operations will be consolidated with DRIVEiT’s beginning on the acquisition date. Operations of Yotta prior to the Business Combination will be presented as those of DRIVEiT in future reports. The net assets of DRIVEiT will be recognized at carrying value, with no goodwill or other intangible assets recorded.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable, and as it relates to the unaudited pro forma condensed combined statement of operations, are expected to have a continuing impact on the results of the post-combination company. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the post-combination company upon consummation of the Business Combination.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical financial position and results that would have been achieved had the companies always been combined or the future financial position and results that the post-combination company will experience. DRIVEiT and Yotta have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of the shares of Yotta Common Stock:

•        Scenario 1 — Assuming No Redemptions into Cash:    no Yotta stockholders exercise their redemption rights, all Yotta shares previously subject to redemption would be transferred to permanent equity; and

•        Scenario 2 — Assuming Maximum Redemptions into Cash:    the maximum number of Yotta shares are redeemed for cash by Yotta stockholders

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma condensed combined financial statements are 10,000,000 shares of Common Stock to be issued to DRIVEiT stockholders in connection with the Merger Agreement under Scenarios 1 and 2.

As a result of the Business Combination and immediately following the closing of the Business Combination, assuming no Yotta stockholders elect to redeem their shares for cash, DRIVEiT will own approximately 70.3% of the outstanding Yotta Common Stock, the former stockholders of Yotta will own approximately 19.8% of the outstanding Yotta Common Stock (in each case, not giving effect to any shares issuable to them upon the exercise of warrants).

If all Common Stock subject to possible redemption are redeemed for cash, which assumes the maximum redemption of Yotta Common Stock, after giving effect to payments of estimated transaction expenses and payments to redeeming stockholders, DRIVEiT will own approximately 73.1% of the outstanding Yotta Common Stock, Yotta former stockholders will own approximately 17% of the outstanding Yotta Common Stock (in each case, not giving effect to any shares issuable to them upon the exercise of warrants).

PRO FORMA COMBINED CONDENSED BALANCE SHEET
AS OF JUNE 30, 2024
(UNAUDITED)

				Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
Account	(A) Yotta	(B) DRIVEiT	Pro Forma Combined	Transaction Accounting Adjustments	Note	Pro Forma Combined	Additional Transaction Accounting Adjustments	Note	Pro Forma Combined
Assets
Cash and cash equivalents	68,525	144,410	212,935	5,171,522	(1)	8,026,675	(5,171,522)	(4)	2,855,153
				(4,813,928)	(2)		—
				(1,575,000)	(3)
				(68,348)	(6)
				(1,100,000)	(7)
				2,400,000	(10)
				(53,795)	(12)
				250,000	(5)
				7,603,289	(13)
Prepaid expenses and other assets	100,504	79,536	180,040	(75,000)	(6)	105,040	—		105,040
Income tax receivable	44,737	—	44,737	—		44,737	—		44,737
Total current assets	213,766	223,946	437,712	7,738,740		8,176,452	(5,171,522)		3,004,930

Right-of-use-assets	—	4,862	4,862	—		4,862	—		4,862
Cash and marketable securities held in Trust Account	8,127,916	—	8,127,916	(5,171,522)	(1)	—	—		—
				(2,956,394)	(11)
Total non-current assets	8,127,916	4,862	8,132,778	(8,127,916)		4,862	—		4,862
Total assets	8,341,682	228,808	8,570,490	(389,176)		8,181,314	(5,171,522)		3,009,792

Liabilities
Accounts payable and accrued expenses	788,928	109,773	898,701	(788,928)	(2)	66,025	—	(13)	66,025
				(43,748)	(6)
Lease liabilities	—	4,910	4,910	—		4,910	—		4,910
Promissory note	2,177,000	—	2,177,000	(2,177,000)	(7)	—	—		—
Franchise tax payables	20,821	—	20,821	—		20,821	—		20,821
Excise tax payable	1,121,204	—	1,121,204	29,564	(11)	1,150,768	51,715	(4)	1,202,483
Accrued expenses and other payables	—	59,794	59,794	(24,600)	(6)	35,194	—		35,194
Payables to related parties	—	863,088	863,088	2,937,418	(10)	—	—		—
				(53,795)	(12)
				(3,746,711)	(13)
Investor Note	—	—	—	3,746,711	(13)	—	—		—
				944,000	(13)
				(3,894,000)	(13)
				(796,711)	(13)
Total current liability	4,107,953	1,037,565	5,145,518	(3,867,800)		1,277,718	51,715		1,329,433

Deferred underwriting fee payable	4,025,000	—	4,025,000	(4,025,000)	(2)	—	—		—
Total non-current liabilities	4,025,000	0	4,025,000	(4,025,000)		—	0		—
Total Liability	8,132,953	1,037,565	9,170,518	(7,892,800)		1,277,718	51,715		1,329,433
Common stock subject to possible redemption,726,336 shares at conversion value of $11.19 per share	8,127,916	—	8,127,916	(2,956,394)	(11)	—	—		—
				(5,171,522)	(4)

Equity:
Common stock, $0.0001 par value; 50,000,000 shares authorized; 3,218,499 shares issued and outstanding (excluding 726,336 shares subject to possible redemption)	321	—	321	46	(4)	1,164	(46)	(4)	899
				1,000	(5)
				2	(8)
				11	(7)
				(216)	(9)		(219)	(9)

PRO FORMA COMBINED CONDENSED BALANCE SHEET
AS OF JUNE 30, 2024 — (Continued)
(UNAUDITED)

				Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
Account	(A) Yotta	(B) DRIVEiT	Pro Forma Combined	Transaction Accounting Adjustments	Note	Pro Forma Combined	Additional Transaction Accounting Adjustments	Note	Pro Forma Combined
Subscription for future issuance of common stock	—	320,000	320,000	250,000	(5)	—	—		—
				(570,000)	(5)
Additional paid-in capital	—	—	—	5,171,476	(4)	6,566,579	(5,171,476)	(4)	1,395,322
				1,076,989	(7)
				569,000	(5)
				123,898	(8)
				(75,000)	(6)
				(300,000)	(3)
				216	(9)		219	(9)
Preferred stock				3,894,000	(13)	12,294,000			12,294,000
				8,400,000	(13)
Accumulated deficit	(7,919,508)	(1,128,757)	(9,048,265)	(1,275,000)	(3)	(11,958,147)	(51,715)	(4)	(12,009,862)
				(29,564)	(11)
				(123,900)	(8)
				(537,418)	(10)
				(944,000)	(13)
TOTAL STOCKHOLDERS’ DEFICIT	(7,919,187)	(808,757)	(8,727,944)	15,631,540		6,903,596	(5,223,237)		1,680,359

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	8,341,682	228,808	8,570,490	(389,176)		8,181,314	(5,171,522)		3,009,792

____________

(A)     Derived from Yotta’s unaudited balance sheets of June 30, 2024

(B)     Derived from DRIVEiT’s unaudited consolidated balance sheet as of June 30, 2024

(1)      Reflects the release of cash from marketable securities held in the Trust Account.

(2)      Reflects the payments of Yotta’s accounts payable and deferred underwriting fee payable. Direct, incremental costs of the specific acquisition which are reflected in the historical financial statements of either the target or acquirer

(3)      Reflect the preliminary estimated transaction costs expected to be incurred by Yotta, for legal, Merger & Acquisition consulting fee, accounting, advisory, and printing fees incurred as part of the Business Combination. None of these fees has been incurred as of the pro forma balance sheet date. The estimated transaction costs exclude the deferred underwriting commissions included in (2) above.

(4)      In Scenario 1, which assumes no Yotta stockholders exercise their redemption rights, all Yotta shares previously subject to redemption for cash amounting to $5.1 million would be transferred to permanent equity. In Scenario 2, which assumes the same facts as described in Items 1, 2 and 3 above, but also assumes the maximum number of Yotta shares are redeemed for cash by Yotta stockholders, $5,171,476 would be paid out in cash. The $5,171,476 which is the amount required to redeem 464,105 Yotta shares, represents the maximum redemption amount, after giving effect to payments for estimated transaction expenses and payments to redeeming stockholders based on a consummation of the Business Combination on June 30, 2024.

(5)      To reflect recapitalization of DRIVEiT through (a) the contribution of all share capital in DRIVEiT to Yotta, (b) the issuance of 10,000,000 Yotta shares in connection with the Business Combination.

(6)      Reflects the transaction fees recorded by DRIVEiT, for legal, Merger & Acquisition related expenses incurred as part of the Business Combination. These fees have been recorded on the balance sheet by DRIVEiT as of June 30, 2024.

(7)      Reflect the promissory note Yotta used to pay for merger and extension fee. DRIVEiT paid down $1,100,000 of Yotta’s promissory note. DRIVEiT recorded this funding on their subsequent balance sheet as a convertible note. Due to timing difference, the promissory note was presented on the Yotta’s June 30, 2024 balance sheet but not on DRIVEiT’s June 30, 2024 balance sheet. The remainder $1,077,000 will be settled in shares of Yotta at a conversion ratio of $10 per share.

(8)      Reflects Yotta’s issuance of 16,666 shares of stock to its independent director in connection with the merger.

(9)      Reflects Yotta’s forfeiture shares based on the Forfeiture Agreement.

(10)    Reflects the loan DRIVEiT issued to its investor to cover the merger cost.

(11)    Reflect the redemption of 262,231 shares in August 2024 for amount $2,956,394

(12)    Reflect the preliminary estimated transaction costs expected to be paid.

(13)    Reflect the issuance of preferred shares in connection with the merger for DRIVEiT investors.

PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
TWELVE MONTHS ENDED DECEMBER 31, 2023
(UNAUDITED)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
Account	(A) Yotta	(B) DRIVEiT	Transaction Accounting Adjustments	Note	Pro Forma Combined	Additional Transaction Accounting Adjustments	Note	Pro Forma Combined
General and administrative expenses	(1,499,150)	(621,424)	(2,837,697)	(1)	(4,958,271)	—		(4,958,271)
Franchise tax expenses	(43,600)	—	—		(43,600)	—		(43,600)
Total operating expenses	(1,542,750)	(621,424)	(2,837,697)		(5,001,871)	—		(5,001,871)

Operating profit/(loss)	(1,542,750)	(621,424)	(2,837,697)		(5,001,871)	—		(5,001,871)
Other Income:
Professional Fee discounts received	—	—	—		—	—		—
Interest earned on bank cash	6,906	—	—		6,906	—		6,906
Interest earned on investment held in Trust Account	2,781,123	—	(2,781,123)	(2)	—	—		—
Other income-Extension fees paid by Natural Shrimp	635,100	—	—		635,100	—		635,100
Income/(Loss) before income taxes	1,880,379	(621,424)	(5,618,820)		(4,359,865)	—		(4,359,865)
Income tax credit/(expense)	(450,960)	—	450,960	(3)	—	—		—
Net (loss)/income and total comprehensive (loss)/income	1,429,419	(621,424)	(5,167,860)		(4,359,865)	—		(4,359,865)

Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	5,379,201	100	10,466,822	(4)	19,064,522	(5,403,680)	(4)	13,660,842
Basic and diluted net income per share, common stock subject to possible redemption	0.17	(6,214.24)
Basic and diluted weighted average shares outstanding, non-redeemable common stock	3,218,499
Basic and diluted net loss per share, non-redeemable common stock	0.17

____________

(A)     Derived from Yotta’s audited statement of operations of Yotta for the period from January 1, 2023 to December 31, 2023.

(B)     Derived from DRIVEiT’s audited consolidated statements of operations for the year ended December 31, 2023.

(1)      Represents an adjustment to reflect direct, incremental costs of the Business Combination which are not yet reflected in the historical financial statements of either the target or acquirer for the twelve months ended on December 31. 2023.

(2)      Represents an adjustment to eliminate interest income related to cash, cash equivalents and marketable securities held in the Trust Account.

(3)      To record the tax effect of the pro forma adjustments applied at DRIVEiT. The income tax provision will have a zero provision due to the company is currently pre-revenue.

(4)      The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the merger occurred as of the earliest period presented. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combination for the entire period.

PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2024
(UNAUDITED)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
Account	(A) Yotta	(B) DRIVEiT	Transaction Accounting Adjustments	Note	Pro Forma Combined	Additional Transaction Accounting Adjustments	Note	Pro Forma Combined
General and administrative expenses	(265,613)	(420,857)	(2,837,697)	(1)	(3,524,167)	—		(3,524,167)
Franchise tax expenses	(20,943)	—	—		(20,943)	—		(20,943)
Total operating expenses	(286,556)	(420,857)	(2,837,697)		(3,545,110)	—		(3,545,110)

Operating profit/(loss)	(286,556)	(420,857)	(2,837,697)		(3,545,110)	—		(3,545,110)
Other Income:
Professional Fee discounts received	310,899	—	—		310,899	—		310,899
Interest earned on bank cash	376	—	—		376	—		376
Interest earned on investment held in Trust Account	206,098	—	(206,098)	(2)	—	—		—
Income/(Loss) before income taxes	230,817	(420,857)	(3,043,795)		(3,233,835)	—		(3,233,835)
Income tax credit/(expense)	(38,961)	—	38,961	(3)	—	—		—
Net (loss)/income and total comprehensive (loss)/income	191,856	(420,857)	(3,004,834)		(3,233,835)	—		(3,233,835)

Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	726,336	100	10,292,543	(4)	14,237,378	(545,350)	(4)	13,692,028
Basic and diluted net income per share, common stock subject to possible redemption	0.05	(4,208)
Basic and diluted weighted average shares outstanding, non-redeemable common stock	3,218,499
Basic and diluted net loss per share, non-redeemable common stock	0.05

____________

(A)     Derived from Yotta’s unaudited condensed statement of operations of Yotta for the six month ended June 30, 2024.

(B)     Derived from DRIVEiT’s unaudited consolidated statements of operations for the six month ended June 30, 2024.

(1)      Represents an adjustment to reflect direct, incremental costs of the Business Combination which are not yet reflected in the historical financial statements of either the target or acquirer for the six months ended on June 30, 2024.

(2)      Represents an adjustment to eliminate interest income related to cash, cash equivalents and marketable securities held in the Trust Account.

(3)      To record the tax effect of the pro forma adjustments applied at DRIVEiT. The income tax provision will have a zero provision due to the company is currently pre-revenue.

(4)      The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the merger occurred as of the earliest period presented. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combinations for the entire period.

The following presents the calculation of basic and diluted weighted average shares outstanding assuming two alternative levels of conversion for the period ended June 30, 2024.

	Scenario 1 (Assuming No Redemptions into Cash)	Scenario 2 (Assuming Maximum Redemptions into Cash)
Weighted average shares calculation, basic and diluted
Yotta Public Redeemable Shares Outstanding	464,105	—
Yotta Private Placement Shares	343,500	343,500
Yotta Shares held by Insider (founders/Sponsor share)	711,557	684,301
Yotta Public Right (10 for 1 common share)	1,150,000	1,150,000
Yotta Shares underlying Rights included as part of the Private Placement	34,350	34,350
Yotta Sponsor Note Conversion	107,700	107,700
Shares to be issued to Yotta Independent Director	16,666	16,666
Yotta Shares issued to DRIVEiT in Business Combination	10,000,000	10,000,000
Yotta Shares held by DRIVEiT investor through PIPE*	1,409,500	1,355,511
Weighted average shares outstanding	14,237,378	13,692,028
Percent of shares owned by existing DRIVEiT holders	70.3%	73.1%
Percent of shares owned by DRIVEiT’s investor/PIPE*	9.9%	9.9%
Percent of shares owned by existing holders of Yotta shares	19.8%	17%
	100.00%	100.00%

____________

*        This illustration reflects a scenario where DRIVEiT’s investor converts their convertible notes at $10 per share, with a 10% discount and a 9.9% ownership blocker in place. The investor does not plan to convert the preferred shares into common stock at the time of the IPO.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA COMBINED PER SHARE FINANCIAL INFORMATION

The following table sets forth summary historical comparative share information for Yotta and DRIVEiT, respectively, and unaudited pro forma condensed combined per share information after giving effect to the Business Combination and other events contemplated by the Business Combination Agreement presented under two scenarios:

•        Scenario 1 — Assuming No Redemptions into Cash:    no Yotta stockholders exercise their redemption rights, all Yotta shares previously subject to redemption would be transferred to permanent equity; and

•        Scenario 2 — Assuming Maximum Redemptions into Cash:    the maximum number of Yotta shares are redeemed for cash by Yotta stockholders.

This information is only a summary and be read in conjunction with the historical financial statements of Yotta and DRIVEiT and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Yotta and DRIVEiT is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined income(loss) per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the period presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Yotta and DRIVEiT would have been had the companies been combined during the period presented.

December 31, 2023	DRIVEiT	Yotta	Pro Forma Combined Assuming No Redemptions into Cash	Pro Forma Combined Assuming Maximum Redemptions into Cash
Net (loss)/income and total (loss)/income	(621,424)	1,429,419	(4,359,865)	(4,359,865)
Stockholder’s equity	(707,900)	(7,904,945)	6,637,597	1,622,519
Book value per share – basic and diluted	(6,214)	(0.92)	0.35	0.12
Basic and diluted weighted average shares outstanding, common stock attributable to Yotta Acquisition Corp.	100	5,379,201	19,064,522	13,660,842
Basic and diluted net loss per share, common stock attributable to Yotta Acquisition Corp.	NA	0.17	(0.23)	(0.32)
Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	NA	3,218,499	NA	NA
Basic and diluted net income per share, common stock subject to possible redemption	NA	0.17	NA	NA

____________

(1)      Book value per share = total equity/common shares outstanding

June 30, 2024	DRIVEiT	Yotta	Pro Forma Combined Assuming No Redemptions into Cash	Pro Forma Combined Assuming Maximum Redemptions into Cash
Net (loss)/income and total (loss)/income	(420,857)	191,856	(3,233,835)	(3,233,835)
Stockholder’s equity	(808,757)	(7,919,187)	6,903,596	1,680,359
Book value per share – basic and diluted	(4,208)	(2.01)	0.48	0.12
Basic and diluted weighted average shares outstanding, common stock attributable to Yotta Acquisition Corp.	100	726,336	14,237,378	13,692,028
Basic and diluted net loss per share, common stock attributable to Yotta Acquisition Corp.	NA	0.05	(0.23)	(0.24)
Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	NA	3,218,499	NA	NA
Basic and diluted net income per share, common stock subject to possible redemption	NA	0.05	NA	NA

____________

(1)      Book value per share = total equity/common shares outstanding

YOTTA’S DIRECTORS AND EXECUTIVE OFFICERS

Current Directors and Executive Officers

Yotta’s directors and executive officers are as follows as of the Record Date:

Name	Age	Position
Hui Chen		Chief Executive Officer and Director
Robert L. Labbe		Chief Financial Officer and Director
Brandon Miller		Independent Director
Daniel M. McCabe		Independent Director
Qi Gong		Independent Director

Hui Chen has been our Chief Executive Officer and director since December 2021. Mr. Chen is a cross-industry expert in computer science and law. Mr. Chen has also been Chief Executive Officer and director of Quetta Acquisition Corporation (Nasdaq: QETA) since May 2023. Mr. Chen founded Law Offices of Hui Chen & Associates, PC in 2012, a New York-based law firm. Mr. Chen focuses his practice on patent prosecution, copyright infringement, and other general intellectual property matters. Mr. Chen has also been an adjunct professor at Hofstra University since September 2019, where he instructs multiple undergraduate computer science programming courses in Visual C++. Before joining Hofstra University, Mr. Chen was an adjunct associate professor at John Jay College of Criminal Justice, Pace University, Touro College, and Saint Francis College between 2000 and 2018 and was a full-time professor at Technical Career of Institute, College of Technology from December 2011 to December 2017. Before forming his law office in 2012, Mr. Chen worked for multiple Fortune 500 companies. Mr. Chen worked as an Oracle developer at eBay, Inc. from February 2008 to May 2015. Mr. Chen worked at IBM Global Services, where he was a solo back-end developer in designing and building the database and back-end process for DHS Inspection Application, from November 2007 to March 2008, and a programmer analyst between March 1998 and May 2004. Mr. Chen also worked at MultiPlan Inc. between June 2005 and February 2008 as a technical lead where he participated in designing new application systems and partnered with external vendors in coding and implementing new systems by using Java and Oracle PL/SQL. Before that, Mr. Chen worked at Pepsi Cola Inc. from January 2004 to June 2005, where he designed, coded, implemented, and documented a growth forecasting system and developed an automatic purchasing system. Mr. Chen received a Bachelor’s degree in Mechanical Engineering from Shanghai Jiaotong University in 1992, a Bachelor’s degree in HVAC from Technical Career Institutes in 1997, a Master of Science degree in Computer Science from Pace University in 2000, and his J.D. degree from Cardozo School of Law, Yeshiva University in 2010. We believe that Mr. Chen’s access to contacts and sources, ranging from high-technology companies and legal contacts, will allow us to generate acquisition opportunities and identify suitable acquisition candidates.

Robert L. Labbe has been our Chief Financial Officer and director since December 2021. Mr. Labbe has also been Chief Financial Officer of Quetta Acquisition Corporation (Nasdaq: QETA) since May 2023 and director of Quetta Acquisition Corporation since October 2023. Mr. Labbe is a real estate veteran and real estate finance attorney licensed in California and New York with over thirty (30) years of experience in real estate. Mr. Labbe also has been a manager of MCAP Realty Advisors, LLC, a real estate advisor company, since January 2010. Mr. Labbe has been the general counsel of Global Premier Development Inc. and Global Premier America, LLC, real estate development companies, from March 2012 to December 2021. Mr. Labbe was a co-founder, general counsel, and managing director of Lenders Direct Capital, a wholesale lender, and its retail affiliate Lenders Republic Financial, a nationwide mortgage banker, from May 2003 to December 2007. Mr. Labbe was also a co-founder and partner at Mazda Butler LLP, a commercial and real estate law firm in California, from January 2003 to December 2007. Mr. Labbe co-founded First Allegiance Financial, a national specialty finance company, where he was the president and chairman from September 1996 to December 1998. First Allegiance Financial was acquired by City Holding Company, a financial holding company, for approximately $22 million in 1997. Mr. Labbe received his Bachelor’s degree in Civil Law (B.C.L.) and Bachelor of Laws degree (LL.B.) from McGill University in 1982 and 1983, respectively. Mr. Labbe also received his Diplome d’Etude Collegiale St. Lawrence College (Quebec) in 1978. Mr. Labbe is a licensed broker with the California Department of Real Estate since 1990. Mr. Labbe also holds the UC Irvine Extension Light Construction and Development Management Program Certificate. We believe that Mr. Labbe is qualified to serve as a member of our board of directors due to his entrepreneurship and extensive experience in the real estate industry.

Brandon Miller has been an independent director of our board since April 2022. Mr. Miller has also been a director of Quetta Acquisition Corporation (Nasdaq: QUTA) since October 2023. Mr. Miller has been the managing partner at Aspect Property Management LLC, a property management company in Connecticut, since January 2015. Before joining Aspect Property Management LLC, Mr. Miller spent a decade in the consulting industry at Matté & Company, a private and public sector consulting company from January 2005 to January 2015, where he offered executive recruiting, strategic planning, leadership, and corporate consulting services. Mr. Miller was a corporate controller at Corporate Dining Solutions, a corporate catering company, from 2003 to 2005. Mr. Miller is presently a certified manager of community associations (CMCA) and an association management specialist (AMS). Mr. Miller received his Bachelor’s degree in Finance from the University of Bridgeport in 1986 and studied in Mechanical Engineering at North Carolina State University from 1980 to 1983. We believe that Mr. Miller is qualified to serve as a member of our board of directors due to his extensive experience in the real estate and business consulting industries.

Daniel M. McCabe has been an independent director of our board since April 2022. Mr. McCabe has also been a director of Quetta Acquisition Corporation (Nasdaq: QUTA) since October 2023. Mr. McCabe has been the managing partner of 1200 Summer Street Associates, a partnership focusing on real estate investment and management, since 1985. Mr. McCabe also has been the founding member of Daniel M. McCabe, LLC, a general practice law firm in Connecticut, since 1982. Prior to that, Mr. McCabe joined the law firm of Brennan, Dichter & Brennan in 1976 as an associate and became a partner in 1982. Mr. McCabe started his legal career as an assistant clerk of the Superior Court at Stamford from 1974 to 1976. Mr. McCabe obtained his Bachelor’s degree in Economics from University of Bridgeport in 1971 and Juris Doctor degree from St. John’s University Law School in 1974. We believe that Mr. McCabe is qualified to serve as a member of our board of directors due to his legal experience, contacts, and relationships.

Qi Gong has been an independent director of our board since April 2024. Ms. Qi Gong has enjoyed a diverse career spanning both China and the United States across various domains. Ms. Gong founded the American Wall Street Listed Group Inc. in March 2024 and has been serving as its Chief Executive Officer since then. Ms. Gong was the founder and has been serving as the Chief Executive Officer for American Information Technology Inc. since September 2022. She was also the founder and has been serving as the Chief Executive Officer for U.S. China Health Products Inc. since December 2021. In addition, Ms. Gong founded the U.S.-China Service Inc. in July 2018 and has been serving as its Chief Executive Officer since then. She has been serving as a member of the board of directors of Quetta Acquisition Corporation (Nasdaq: QETA) since April 2024. Ms. Gong received her B.S. in Mechanical Engineering from Hefei University of Technology in July 1984.

The Sponsor was responsible for organizing, directing and managing the business and affairs of Yotta from its inception until consummation of the Yotta IPO. The Sponsor’s activities included identifying and negotiating terms with the representative of the underwriters in the Yotta IPO, other third-party service providers such as Yotta’s auditors and legal counsel, and Yotta’s original directors and officers. Since the Yotta IPO, the Sponsor has assisted Yotta’s management in identifying and negotiating terms with prospective target companies, including DRIVEiT. The Sponsor has had no operations outside of the responsibilities described above that it has fulfilled to Yotta.

Other than as described above, the Sponsor, its affiliates, and promoters do not have any material roles or responsibilities in directing and managing Yotta’s activities.

Number and Terms of Office of Officers and Directors

We have five directors. Each member of our board of directors will be elected at our annual meetings. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq.

Our officers are appointed by the Board and serve at the discretion of the Board, rather than for specific terms of office. Our Board is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the Board.

Executive Compensation

No executive officer has received any cash compensation for services rendered to us. Other than the monthly rent expenses of $10,000, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, including our directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. However, such individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than the Board and audit committee, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after the initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Director Independence

Nasdaq requires that a majority of the Board must be composed of “independent directors.” Currently, Brandon Miller, Daniel M. McCabe, and Qi Gong would each be considered an “independent director” under the Nasdaq listing rules, which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our independent directors have regularly scheduled meetings at which only independent directors are present.

We will only enter into a business combination if it is approved by a majority of our independent directors. Additionally, we will only enter into transactions with our officers and directors and their respective affiliates that are on terms no less favorable to us than could be obtained from independent parties. Any related-party transactions must also be approved by our audit committee and a majority of disinterested independent directors.

Audit Committee

Under the Nasdaq listing standards and applicable SEC rules, we are required to have three members of the audit committee all of whom must be independent. We have established an audit committee of the board of directors, which consists of Brandon Miller, Daniel M. McCabe, and Qi Gong, each of whom is an independent director under Nasdaq’s listing standards. Brandon Miller is the Chairperson of the audit committee. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•        reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

•        discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•        discussing with management major risk assessment and risk management policies;

•        monitoring the independence of the independent auditor;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        reviewing and approving all related-party transactions;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•        appointing or replacing the independent auditor;

•        determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•        approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under the Nasdaq listing standards. The Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The Board has determined that Brandon Miller qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Nominating Committee

We have established a nominating committee of the Board, which consists of Brandon Miller, Daniel M. McCabe, and Qi Gong, each of whom is an independent director under Nasdaq’s listing standards. Qi Gong is the Chairperson of the nominating committee. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on the Board. The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Board. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific Board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.

Compensation Committee

We have established a compensation committee of the Board, which consists of Brandon Miller, Daniel M. McCabe, and Qi Gong, each of whom is an independent director under Nasdaq’s listing standards. Daniel M. McCabe is the Chairperson of the compensation committee. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer and Chief Financial Officer’s compensation, evaluating our Chief Executive Officer and Chief Financial Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer and Chief Financial Officer based on such evaluation;

•        reviewing and approving the compensation of all of our other executive officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Code of Ethics

We have adopted a code of ethics that applies to all of our executive officers, directors and employees. The code of ethics codifies the business and ethical principles that govern all aspects of our business.

Conflicts of Interest

Since the Sponsor, its affiliates, representatives and Yotta’s officers and directors (the “Sponsor Related Parties”), have interests that are different, or in addition to (and which may conflict with), the interests of the other holders of Common Stock, a conflict of interest may exist in determining whether the Business Combination with DRIVEiT is appropriate. Such interests include that the Sponsor Related Parties will lose their entire investment in Yotta if Yotta does not complete a business combination. When you consider the recommendation of the Yotta Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor Related Parties, have interests in such proposal that are different from, or in addition to (which may conflict with), those of Yotta stockholders generally.

These conflicts of interest include, among other things, the interests listed below:

•        the fact that Sponsor beneficially owns [_] founder shares as of the date hereof, representing [_]% of the voting power of the Common Stock, and Sponsor is required pursuant to a letter agreement entered into in connection with Yotta’s initial public offering to vote those shares in favor of the Business Combination;

•        the fact that Yotta has agreed to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. As of June 30, 2024, Yotta has not reimbursed Sponsor for any out-of-pocket expenses;

•        the fact that the Sponsor paid an aggregate of $25,000 for 2,874,999 founder shares. As of the date hereof, [_] founder shares are beneficially owned by the Sponsor. In connection with the execution of the Merger Agreement, the Sponsor entered into a forfeiture agreement with DRIVEiT, pursuant to which the Sponsor will forfeit, for no consideration, such number of shares of Common Stock in excess of five percent (5%) of Yotta’s issued and outstanding common stock on the date of the Closing. The founder shares will have a significantly higher value at the time of the Business Combination even after giving effect to the Forfeiture Agreement (assuming maximum redemption, the [_] founder shares that will not be surrendered by the Sponsor will have an aggregate market value of approximately $ million, based on the closing price of the Common Stock of $[_] on the Nasdaq Stock Market LLC on [_], 2024);

•        The fact that the Sponsor owns an aggregate of 343,500 private units. Based on a market price of $[•] per unit on [•], 2024, the value of the Units was $[•]. The private units (including underlying securities) will be worthless if Yotta does not consummate a business combination.

•        the fact that each of the directors and officers of Yotta owns the following number of founder shares:

Name of Beneficial Owner	Founder Shares
Yotta Investment LLC	3,201,833	(1)
Robert Labbe	6,667
Brandon Miller	3,333
Qi Gong	—
Daniel McCabe	3,333

____________

(1)      Yotta Investment LLC, our Sponsor, is controlled by Mrs. Chen, who is the wife of Mr. Hui Chen, Yotta’s Chief Executive Officer and director.

•        the fact that Sponsor, officers, advisors and directors of Yotta have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares it holds if SPAC fails to consummate an initial business combination by November 22, 2024 or, if such period is extended, within such extended period (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if Yotta fails to complete its initial business combination within the prescribed time frame) and therefore, such securities will be worthless if the initial business combination is not consummated by such deadline;

•        the fact that the Sponsor, the Sponsor Related Parties have agreed to vote the Common Stock in favor of the Merger Agreement and the Business Combination, including the Merger;

•        the fact that the Sponsor and the Sponsor Related Parties have agreed to (i) not transfer the Common Stock beneficially owned by such Sponsor Related Party prior to the Closing, (ii) certain lock-up provisions with respect to such Sponsor Related Party’s shares of New DRIVEiT Common Stock, as discussed herein, and (iii) waive and not otherwise perfect any anti-dilution or similar protection with respect to any Common Stock beneficially owned by such Sponsor Related Party;

•        the fact that the Sponsor and the Sponsor Related Parties will receive material benefits from the completion of an initial business combination and may be incentivized to complete the Business Combination rather than liquidate (in which case the Sponsor and the Sponsor Related Parties would lose their entire investment);

•        the fact that Yotta’s officers, advisors and directors are not required to, and will not, commit their full time to Yotta’s affairs, which may result in a conflict of interest in allocating their time between Yotta’s operations and the proposed Business Combination and their other businesses, on the other hand. In addition, certain of Yotta’s officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities, and therefore could have conflicts of interest in determining whether to present such business combination opportunity to such entity. Yotta does not believe that duties have had any material impact on the identification of companies that may be appropriate acquisition targets;

•        the fact that given the differential in the purchase price that the Sponsor paid for the founder shares as compared to the price of the units sold in the Yotta IPO, the Sponsor and its affiliates may earn a positive rate of return on their investment even if New DRIVEiT Common Stock trades below the price initially paid for the units sold in the Yotta IPO and the publics stockholders experience a negative rate of return following the completion of the Business Combination;

•        the fact that Sponsor and the directors and officers of Yotta have entered into a registration rights agreement, pursuant to which such persons have registration rights to require Yotta to register a sale of any of its securities held by them;

•        the fact that the Sponsor and Yotta’s officers and directors will lose their entire investment in Yotta and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by November 22, 2024 or, if such period is extended, within such extended period;

•        the continued indemnification of SPAC’s directors and officers and the continuation of SPAC’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•        the fact that if the Trust Account is liquidated, including in the event Yotta is unable to complete an initial business combination by November 22, 2024 or, if such period is extended, within such extended period, the Sponsor has agreed to indemnify Yotta to ensure that the proceeds in the Trust Account are not reduced below $10 per share, or such lesser per amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Yotta has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Yotta, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

•        the fact that SPAC may be entitled to distribute or pay over funds held by Yotta outside the Trust Account to the Sponsor or any of its affiliates prior to the closing of the Business Combination.

The foregoing personal and financial interests of the Sponsor as well as Yotta’s directors and executive officers may have influenced their motivation in identifying and selecting DRIVEiT as a business combination target and completing an initial business combination with DRIVEiT. Moreover, the foregoing interests present a risk that the Sponsor will benefit from the completion of a business combination, including in a manner that may not be aligned with the public stockholders. As such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate. In considering the recommendations of the Yotta Board to vote for the proposals, its stockholders should consider these interests. See “Risk Factors — Risks Related to Yotta’s Business and the Business Combination — Since the Sponsor and Yotta’s directors and executive officers, have interests that are different, or in addition to (and which may conflict with), the interests of other Yotta stockholders, a conflict of interest may have existed in determining whether the Business Combination with DRIVEiT is appropriate as our initial business combination. Such interests include that Sponsor as well as our executive officers and directors, will lose their entire investment in us if we do not complete a business combination.”

DRIVEiT does not believe that any of its directors or officers have any actual or potential material conflicts of interest with unaffiliated security holders of Yotta with respect to the Business Combination, including whether to proceed with the Business Combination, or the approval of the proposals set forth in this proxy statement/prospectus.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•        the corporation could financially undertake the opportunity;

•        the opportunity is within the corporation’s line of business; and

•        it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our certificate of incorporation provides that the doctrine of corporate opportunity will not apply with respect to any of our officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. In order to minimize potential conflicts of interest which may arise from multiple affiliations, our officers and directors (other than our independent directors) have agreed to present to us for our consideration, prior to presentation to any other person or entity, any suitable opportunity to acquire a target business, until the earlier of: (i) our consummation of an initial business combination and (ii) November 22, 2024 (or up to October 22, 2025, if we extend the time to complete a business combination as described in this proxy statement/prospectus). This agreement is, however, subject to any pre-existing fiduciary and contractual obligations such officer or director may from time to time have to another entity. Accordingly, if any of them becomes aware of a business combination opportunity which is suitable for an entity to which he or she has pre-existing fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity. We do not believe, however, that the pre-existing fiduciary duties or contractual obligations of our officers and directors will materially undermine our ability to complete our business combination because in most cases the affiliated companies are closely held entities controlled by the officer or director or the nature of the affiliated company’s business is such that it is unlikely that a conflict will arise.

Our insiders have agreed to vote any shares of Common Stock held by them in favor of our initial business combination. In addition, they have agreed to waive their respective rights to receive any amounts held in the Trust Account with respect to their founders shares and shares included in the Private Units if we are unable to complete our initial business combination within the required time frame. If they purchase shares of Common Stock in the open market, however, they would be entitled to receive their pro rata share of the amounts held in the Trust Account if we are unable to complete our initial business combination within the required time frame, but have agreed not to redeem such shares in connection with the consummation of our initial business combination.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by our audit committee and a majority of our uninterested “independent” directors, or the members of the Board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our audit committee and a majority of our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

To further minimize conflicts of interest, we have agreed not to consummate our initial business combination with an entity that is affiliated with any of our officers, directors or insiders, unless we have obtained (i) an opinion from an independent investment banking firm that the business combination is fair to our unaffiliated stockholders from a financial point of view and (ii) the approval of a majority of our disinterested and independent directors (if we have any at that time). Furthermore, in no event will our insiders or any of the members of our management team be paid any finder’s fee, consulting fee or other similar compensation prior to, or for any services they render in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is).

Limitation on Liability and Indemnification of Directors and Officers

Our Certificate of Incorporation provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

Notwithstanding the foregoing, as set forth in our Certificate of Incorporation, such indemnification will not extend to any claims our insiders may make to us to cover any loss that they may sustain as a result of their agreement to pay debts and obligations to target businesses or vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us.

Our bylaws also will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DIRECTORS AND EXECUTIVE OFFICERS OF NEW DRIVEIT AFTER THE
BUSINESS COMBINATION

Directors and Executive Officers

The following table sets forth certain information relating to the persons who will serve as executive officers and directors of New DRIVEiT, as well as the Surviving Corporation, immediately following the consummation of the Business Combination.

Name	Age	Position
David Michery	57	Chairman of the Board
Shawn Hughes		Chief Executive Officer
Jonathan New	63	Chief Financial Officer
Makayla Brown		Secretary and Director
Ignacio Novoa	40	Director
Kent Puckett	60	Director
Mark Betor	68	Director

Pursuant to New DRIVEiT’s Amended Charter and bylaws, directors of New DRIVEiT will serve for a term of one year and until their successors are elected at its annual meeting of stockholders meeting and are qualified, subject to removal by the stockholders. Each executive officer will serve at the pleasure of the board of directors, for a term of one year and until his or her successor is elected at a meeting of the board of directors and is qualified.

Biographies of Executive Officers and Directors

Set forth below are brief accounts of the business experience during at least the past five years of each intended executive officer and director of New DRIVEiT.

David Michery has served as the Chairman of the Board of the Company since January 2024. Since 2018, Mr. Michery has served as the Chairman of the Board, President and Chief Executive Officer of Mullen Automotive Inc. His automotive experience began with the acquisition of Mullen Motor Company in 2012. Mr. Michery brings over 25 years within executive management, marketing, distressed assets, and business restructuring. He acquired the assets of Coda Automotive, formerly an independent EV manufacturer, through bankruptcy as an entryway into the EV business. We believe that Mr. Michery is qualified to serve as a director because of his operational and historical expertise gained from serving as our Chief Executive Officer, and his experience within various businesses, including automotive.

Shawn Hughes has served as the Chief Executive Officer of the Company since January 2024. Since [•], 2022, Mr. Hughes has served as President of Mullen’s Automotive Auto Division. Mr. Hughes brings to the table an expansive view on the importance of relationship between manufacturer and consumer Mr. Hughes has an extensive and impressive background in business consulting and a great history in the automotive industry. Mr. Hughes played a major role in helping Mullen Automotive go public on NASDAQ in November 2021. Starting at the young age of 21 Mr. Hughes was already the GSM of one of California’s largest Honda dealerships. Shawn Hughes then joined his families dealerships with a multi-faceted position at the Quality Toyota and Quality Nissan OEM dealerships in Southern California leading to record breaking sales and many black diamond awards. Taking on these large roles at such a young age prepared Mr. Hughes with all the well-rounded knowledge he now carries with him daily. He leads his division by example and stresses the importance of working as a team and always putting your best foot forward.

Jonathan New has served as the Chief Executive Officer of the Company since October 2024. Since September 2022, Mr. New has served as the Chief Financial Officer of Mullen Automotive Inc. He served as a director of the Company from November 2021 until September 19, 2022. From January 2020 until September 2022, Mr. New served as the Chief Financial Officer of Motorsport Games, Inc. (NASDAQ: MSGM), a racing game developer, publisher and esports ecosystem provider. Previously, from July 2018 to January 2020, Mr. New was Chief Financial Officer of Blink Charging Co (NASDAQ: BLNK), an owner, operator and provider of electric vehicle charging equipment and networked electric vehicle charging services, and, from 2008 to July 2018, he was Chief Financial Officer of Net Element, Inc., a global technology and value-added solutions group that supports electronic payments acceptance in a multi-channel environment. Mr. New is a Florida Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Ignacio Novoa has served as a director of the Company since January 2024. Since July 2022, Mr. Nova has served as a director of Mullen Automotive Inc. Mr. Novoa has been a realtor at Las Lomas Realty since January 2015. Prior to that, from August 2008 to March 2021, Mr. Nova served as police officer with the Federal Reserve Police and, from September 2008 to March 2013, as program security at Northrup Grumman. We believe that Mr. Novoa is qualified to serve as a director because of his experience in managing real estate.

Kent Puckett has served as a director of the Company since January 2024. Mr. Puckett has served on Mullen Technologies’ Board of Directors since 2018, serving as the Audit Committee Chair during that time. Previously, he served as the Chief Financial Officer of Mullen Technologies from 2012 to 2018. Mr. Puckett has many years of experience as a CFO with a proven track record of establishing cross-functional partnerships to deliver stellar results. He has led many companies in their audit and disclosure requirements, creating operations, marketing, and sales division budgets of multi-million dollars, and being accountable for the allocation of resources to exceed profit and sales goals. Mr. Puckett has a B.S. in Business Administration from Pensacola Christian College, and Advanced Studies in Management, Finance, Compliance, Insurance, Financial Consulting, Taxation and Financial Reporting, with an emphasis on Public Companies reporting and audit requirements. We believe that Mr. Puckett is qualified to serve as a director because of his finance and accounting background and experience.

Mark Betor has served as a director of the Company since January 2024. Mr. Betor served as a director of Mullen Automotive Inc. since 2018, serving on the Compensation Committee. Mr. Betor is a retired businessman and law enforcement officer. Since retirement, he has been involved with real estate investments and private business. We believe that Mr. Betor is qualified to serve as a director because of his vast experience within investments and private businesses.

Makayla Brown has served as a director of the Company since January 2024. [•]

The DRIVEiT Board has determined that Kent Puckett, Ignacio Novoa and Mark Betor will qualify as “independent directors” as defined under applicable Nasdaq rules and listing standards.

Family Relationships

There are no family relationships between or among any of the persons who will serve as directors or executive officers of New DRIVEiT.

Board Composition

The New DRIVEiT Board of Directors following the Business Combination will consist of [•] members. Mr. Michery will serve as Chairman. The primary responsibilities of the board will be to provide oversight, strategic guidance, counseling, and direction to management.

The board will be divided into the following three classes:

•        Class I, which we anticipate will consist of [•], [•] and [•] whose terms will expire at the annual meeting of stockholders to be held in 2025;

•        Class II, which we anticipate will consist of [•], [•] and [•] whose terms will expire at the annual meeting of stockholders to be held in 2026; and

•        Class II, which we anticipate will consist of [•], [•] and [•] whose terms will expire at the annual meeting of stockholders to be held in 2027.

At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. In accordance with Proposed Charter, each director will hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

The Amended Charter provides that, (i) for so long as the holders of New DRIVEiT Class B Common Stock hold at least a majority of the voting power, any director or the entire board may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of the Post-Combination Company then entitled to vote generally in the election of directors, and (ii) if the holders of New DRIVEiT Class B Common Shares no longer hold at least a majority of the voting power, any director or the entire board may be removed from office at any time, but only for cause, by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of the Post-Combination Company then entitled to vote generally in the election of directors.

Committees of the Board of Directors

The standing committees of Combined Company’s Board of Directors will consist of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The expected composition of each committee following the Business Combination is set forth below.

Audit Committee

Our Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and following the Business Combination will consist of [•], [•], and [•], each of whom is an independent director and is “financially literate” as defined under the Nasdaq listing standards. [•], will serve as chairman of the Audit Committee. Our Board has determined that [•], qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

The audit committee’s duties will be specified in an Audit Committee Charter.

Compensation Committee

Following the Business Combination, our Compensation Committee will consist of [•], [•], and [•], each of whom is an independent director under Nasdaq’s listing standards will serve as chairman of the Compensation Committee. The functions of the Compensation Committee will be set forth in a Compensation Committee Charter.

Nominating and Corporate Governance Committee

Following the Business Combination, our Nominating and Corporate Governance Committee will consist of [•], and [•], each of whom is an independent director under Nasdaq’s listing standards [•] will serve as the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on the Board. The Nominating and Corporate Governance Committee considers persons identified by its members, management, stockholders, investment bankers and others.

The guidelines for selecting nominees, including nominees who will permit the Continuing Company to comply with applicable California and Nasdaq diversity standards, will be specified in a Nominating and Corporate Governance Committee Charter.

Code of Business Conduct and Ethics

We anticipate that, upon the consummation of the Business Combination, the New DRIVEiT Board of Directors will adopt DRIVEiT’s code of ethics, which applies to DRIVEiT’s employees, officers, and directors, as its own. A copy of such code of ethics is available upon written request to DRIVEiT.

Officer and Director Compensation Following the Business Combination

We expect the New DRIVEiT Board to review the officer and director compensation periodically to ensure that director compensation remains competitive such that the Combined Company is able to recruit and retain qualified directors. Following the consummation of the transactions under the Merger Agreement, New DRIVEiT intends to develop compensation programs that are designed to align compensation with New DRIVEiT’s business objectives and the creation of stockholder value, while enabling NEW DRIVEiT to attract, retain, incentivize and reward officer and directors who contribute to the long-term success of New DRIVEiT.

Compensation of Directors and Executive Officers

The officers of DRIVEiT did not earn any compensation for serving in such capacities during the fiscal years ended December 31, 2023 and 2022.

Compensation of Directors

DRIVEiT does not compensate its directors for their service on the board of directors.

Stock Option Plans — Outstanding Equity Awards at Fiscal Year End

None of DRIVEiT’s executive officers held any unexercised options to purchase stock of DRIVEiT, unvested shares of DRIVEiT Stock, or outstanding equity incentive plan awards at December 31, 2023.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of Common Stock as of [•], 2024 pre-Business Combination and immediately after the consummation of the Business Combination by:

•        each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by Yotta to be the beneficial owner of more than 5% of the shares of Common Stock as of [•], 2024 (pre-Business Combination) or of shares of Common Stock upon the Closing;

•        each of Yotta’s executive officers and directors;

•        each person who will become an executive officer or director of New DRIVEiT upon the Closing;

•        all of our current executive officers and directors as a group; and

•        all executive officers and directors of New DRIVEiT as a group upon the Closing.

As of the Record Date, there were [•] shares of Class A Common Stock and [•] shares of Class B Common Stock issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, Yotta believes, based on the information furnished to it, that the persons and entities named in the table below have, or will have immediately after the consummation of the Business Combination, sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws. Any shares of Common Stock subject to options or Warrants exercisable within 60 days of the consummation of the Business Combination are deemed to be outstanding and beneficially owned by the persons holding those options or Warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of outstanding shares is based on [•] shares of Common Stock to be outstanding upon consummation of the Business Combination, but does not take into account any convertible securities of DRIVEiT issued and outstanding as of the date hereof. If the actual facts are different than these assumptions (which they are likely to be), these ownership percentages will be different.

The expected beneficial ownership of New DRIVEiT Common Stock post-Business Combination under the header “Post-Business Combination — Assuming No Redemption” assumes none of the Public Shares having been redeemed. The expected beneficial ownership of New DRIVEiT Common Stock post-Business Combination under the header “Post-Business Combination — Assuming Maximum Redemption” assumes [•] Public Shares having been redeemed.

	Pre-Business Combination		Post-Business Combination
			Assuming No Redemptions			Assuming Maximum Redemptions
Name and Address of Beneficial Owner	Number of Shares	%	Number of Shares of Common Stock	Class	%	Number of Shares of Common Stock	%
Directors and Executive Officers of Yotta(1)
Hui Chen(2)				A
Robert Labbe				A
Brandon Miller				A
Qi Gong				A
Daniel McCabe				A
All directors and executive officers prior to the Business Combination as a group (5 individuals)

Directors and Executive Officers of New DRIVEiT(2)
David Michery				B
Shawn Hughes				A
Jonathan New				A
Makayla Brown				A
Ignacio Novoa				A
Kent Puckett				A
Mark Betor				A
All directors and executive officers prior to the Business Combination as a group (6 individuals)

Five Percent Holders of Yotta
Yotta Investment LLC(1)(3)				A
Five Percent Holders of New DRIVEiT

____________

*        Less than 1%.

(1)      The business address of each of the individuals is c/o Yotta Acquisition Corporation, 1185 Avenue of the Americas, Suite 301, New York, NY 10036.

(2)      The business address of each of the individuals is [•].

(3)      Yotta Investment LLC, a Delaware limited liability company, the Sponsor, is controlled by Ms. Chen, who is the wife of Mr. Hui Chen, our CEO and director.

DESCRIPTION OF YOTTA’S SECURITIES

General

Pursuant to our Certificate of Incorporation, our authorized stock consists of 50,000,000 shares of common stock, par value $0.0001. As of the date of this proxy statement/prospectus, [•] shares of Common Stock are issued and outstanding. The following description summarizes the material terms of our securities. Because it is only a summary, it may not contain all the information that is important to you. For a complete description you should refer to our Certificate of Incorporation, bylaws, our warrant agreement, and to the applicable provisions of Delaware law.

Units and Public Shares

Each Unit consists of one Public Share, one Warrant and one Right. Each whole Warrant entitles the holder to purchase one share of Common Stock.

The Units will continue to trade as a Unit consisting of one share of Common Stock, and one Warrant and one Right until we consummate an initial business combination, at which time they (to the extent not redeemed) will automatically separate and the Units will no longer be outstanding.

Common Stock

Holders of record of shares of Common Stock are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with any vote held to approve our initial business combination, our insiders, officers, and directors, have agreed to vote their respective shares of Common Stock in favor of the Business Combination.

Pursuant to our Certificate of Incorporation, if we do not consummate our initial business combination by November 22, 2024 (or up to October 22, 2025, if we extend the time to complete a business combination as described in this proxy statement/prospectus), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Initial Stockholders have agreed to waive their rights to share in any distribution with respect to their founders shares and shares of Common Stock included in the Private Units, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if we fail to complete our initial business combination within the prescribed time period.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of Common Stock, except that public stockholders have the right to sell their shares to us in any tender offer or have their shares of Common Stock redeemed to cash equal to their pro rata share of the Trust Account if they vote on a proposed business combination and the business combination is completed. If we hold a stockholder vote to amend any provisions of our Certificate of Incorporation relating to stockholder’s rights or pre-business combination activity (including the substance or timing within which we have to complete a business combination), we will provide our public stockholders with the opportunity to redeem their shares of Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding Public Shares, in connection with any such vote. In either of such events, redeeming stockholders would be paid their pro rata portion of the Trust Account promptly following consummation of the business combination or the approval of the amendment to the certificate of incorporation. Public stockholders who sell or redeem their stock for their share of the Trust Account still have the right to exercise the redeemable warrants and convert the rights that they received as part of the Units. If we do not consummate a business combination or our stockholders do not approve the amendment, stockholders will not be paid such amounts.

Insider Shares

The insider shares are identical to the shares of Common Stock included in the Units, and our insiders have the same stockholder rights as public stockholders, except that (i) the insider shares are subject to certain transfer restrictions, as described in more detail below, and (ii) our insiders have agreed (A) to vote their insider shares, private shares and any Public Shares acquired in or after the IPO in favor of any proposed business combination, (B) not to propose, or vote in favor of, an amendment to our Certificate of Incorporation that would affect the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete our initial business combination by November 22, 2024 (or up to October 22, 2025, if we extend the time to complete a business combination as described in this proxy statement/prospectus), unless we provide our public stockholders with the opportunity to redeem their shares of Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, net of taxes payable, divided by the number of then outstanding Public Shares, (C) not to redeem any shares (including the insider shares) for cash from the Trust Account in connection with a stockholder vote to approve our initial business combination (or sell any shares they hold to us in a tender offer in connection with an initial business combination) or a vote to amend the provisions of our Certificate of Incorporation relating to the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete our initial business combination by November 22, 2024 (or up to October 22, 2025, if we extend the time to complete a business combination as described in this proxy statement/prospectus), and (D) that the insider shares and private shares shall not be entitled to be redeemed for a pro rata portion of the funds held in the Trust Account if we do not consummate a business combination.

On the date of the completion of the IPO, the insider shares were placed into an escrow account with Continental Stock Transfer & Trust Company as escrow agent. Subject to certain limited exceptions, 50% of these shares will not be transferred, assigned, sold or released from escrow until the earlier of six months after the date of the consummation of our initial business combination and the date on which the closing price of the Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the consummation of our initial business combination and the remaining 50% of the insider shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of our initial business combination, or earlier, in either case, if, subsequent to our initial business combination, we complete a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. The limited exceptions referred to above include (i) transfers among the insiders, to our officers, directors, advisors and employees, (ii) transfers to an insider’s affiliates or its members upon its liquidation, (iii) transfers to relatives and trusts for estate planning purposes, (iv) transfers by virtue of the laws of descent and distribution upon death, (v) transfers pursuant to a qualified domestic relations order, (vi) private sales made at prices no greater than the price at which the securities were originally purchased or (vii7) transfers to us for cancellation in connection with the consummation of an initial business combination, in each case (except for clause (vii)) where the transferee agrees to the terms of the escrow agreement and forfeiture, as the case may be, as well as the other applicable restrictions and agreements of the holders of the insider shares.

Warrants

Public Warrants

There are 11,500,000 Public Warrants outstanding. Each redeemable warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per full share, subject to adjustment. The Public Warrants will become exercisable upon completion of an initial business combination. However, no Public Warrants will be exercisable for cash unless we have an effective and current registration statement covering the issuance of the Common Stock issuable upon exercise of the Warrants and a current prospectus relating to such Common Stock. Notwithstanding the foregoing, if a registration statement covering the issuance of the Common Stock issuable upon exercise of the Public Warrants is not effective within 90 days from the closing of our initial business combination, Warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Warrants on a cashless basis. The Warrants will expire five years from the closing of our initial business combination at 5:00 p.m., New York City time or earlier upon redemption or liquidation.

In addition, if (i) we issue additional shares of Common Stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Board), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination, and (iii) the volume weighted average trading price of the Common Stock during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Price”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Price, and the $16.50 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 165% of the Market Value.

We may redeem the outstanding Warrants:

•        in whole and not in part;

•        at a price of $0.01 per Warrant;

•        upon a minimum of 30 days’ prior written notice of redemption, which we refer to as the 30-day redemption period; and

•        if, and only if, the last reported sale price of the Common Stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such Warrant.

The redemption criteria for the Warrants have been established at a price that is intended to provide Warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the Warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants.

We will not redeem the Warrants unless a registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the Warrants is effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period, except if the Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the Warrants become redeemable, we may not exercise our redemption right if the issuance of shares of Common Stock upon exercise of the Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification.

If we call the Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (i) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the fair market value by (ii) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants. For example, if a holder held 300 Warrants to purchase 300 shares and the fair market value on the trading date prior to exercise was $15.00, that holder would receive 70 shares without the payment of any additional cash consideration. Whether we will exercise our option to require all holders to exercise their Warrants on a “cashless basis” will depend on a variety of factors including the price of the Common Stock at the time the Warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants (including the Private Warrants) in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of Common Stock at a price below their respective exercise prices.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Common Stock or any voting rights until they exercise their Warrants and receive the applicable shares of Common Stock. After the issuance of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Except as described above, no Public Warrants will be exercisable and we will not be obligated to issue Common Stock underlying such Public Warrants unless at the time a holder seeks to exercise such Warrant, a prospectus relating to the Common Stock issuable upon exercise of the Warrants is current and the Common Stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the Common Stock issuable upon exercise of the Warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the Common Stock issuable upon exercise of the warrants, holders will be unable to exercise their Warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the Common Stock issuable upon the exercise of the Warrants is not current or if the Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside, we will not be required to net cash settle or cash settle the Warrant exercise, the Warrants may have no value, the market for the Warrants may be limited and the Warrants may expire worthless.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York.

Private Warrants

The Private Warrants have terms and provisions that are identical to those of the Warrants sold with the Units in the IPO except that the Private Warrants are entitled to registration rights. The Private Warrants (including the Common Stock issuable upon exercise of the Private Warrants) will not be transferable, assignable or salable until after the completion of our initial business combination except to permitted transferees.

Rights

Except in cases where we are not the surviving company in a business combination, each holder of a right will automatically receive one-tenth of one share of Common Stock upon consummation of our initial business combination, even if the holder of a public right converted all shares of Common Stock held by him, her or it in connection with the initial business combination or an amendment to our Certificate of Incorporation with respect to our pre-business combination activities. In the event we will not be the surviving company upon completion of our initial business combination, each holder of a Right will be required to affirmatively convert his, her or its rights in order to receive the one-tenth of one share underlying such Right upon consummation of the business combination. No additional consideration will be required to be paid by a holder of Rights in order to receive his, her or its additional shares of Common Stock upon consummation of an initial business combination. The shares issuable upon exchange of the Rights will be freely tradable (except to the extent held by affiliates of ours). If we enter into a definitive agreement for a business combination in which we will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the Common Stock will receive in the transaction on an as-converted into Common Stock basis.

We will not issue fractional shares in connection with an exchange of Rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the DGCL. As a result, you must hold Rights in multiples of 10 in order to receive shares for all of your Rights upon closing of a business combination. If we are unable to complete an initial business combination within the required time period and we liquidate the funds held in the Trust Account, holders of Rights will not receive any of such funds with respect to their Rights, nor will they receive any distribution from our assets held outside of the Trust Account with respect to such Rights, and the Rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the Rights upon consummation of an initial business combination. Additionally, in no event will we be required to net cash settle the Rights. Accordingly, the Rights may expire worthless.

Our Transfer Agent, Warrant Agent and Rights Agents

The transfer agent for our, Units and Common Stock and the warrant agent and rights agent for our Warrants and Rights is Continental Stock Transfer & Trust Company, 1 State Street, New York, New York 10004.

Listing of our Securities

The Units, Public Shares, Warrants and Rights are currently listed on Nasdaq under the symbols “YOTAU,” “YOTA,” “YOTAW” and “YOTAR,” respectively. The Units, Public Shares, Warrants and Rights commenced trading on Nasdaq separately on June 27, 2022.

Certain Anti-Takeover Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and By-Laws

Interested Stockholder Statute

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•        a stockholder who owns 10% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•        an affiliate of an interested stockholder; or

•        an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•        the Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•        after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

•        on or subsequent to the date of the transaction, the business combination is approved by the Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Exclusive Forum For Certain Lawsuits

Our Certificate of Incorporation requires that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the

Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or our Certificate of Incorporation or the bylaws, or (iv) any action asserting a claim against the company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, (A) any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction, and (b) any action or claim arising under the Exchange Act or the Securities Act. This provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company and its directors, officers, or other employees.

This exclusive-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with New DRIVEiT or its directors, officers, or other employees, which may discourage lawsuits against New DRIVEiT and its directors, officers, and other employees as it may increase the costs to a stockholder of pursuing any claims it may have.

Special Meeting of Stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of the Board, by our president or by our chairman.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual meeting of stockholders. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued Common Stock is available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

DESCRIPTION OF CAPITAL STOCK OF NEW DRIVEIT

As a result of the Business Combination, Yotta equityholders who receive shares of New DRIVEiT Class A Common Stock in the Business Combination will become New DRIVEiT stockholders. Your rights as a New DRIVEiT stockholder will be governed by Delaware law, the Amended Charter and the Amended Bylaws. The following description of the material terms of New DRIVEiT‘s capital stock, including the shares of New DRIVEiT’s Class A Common Stock to be issued in the Business Combination, reflects the anticipated state of affairs upon completion of the Business Combination. We urge you to read the applicable provisions of Delaware law and the Amended Charter carefully and in their entirety because they describe your rights as a holder of shares of New DRIVEiT’s Common Stock.

The following is a summary of the material terms of New DRIVEiT’s securities following the Business Combination, which summary is not intended to be a complete description of the rights, preferences, limitations and other terms of such securities and is qualified in its entirety by the complete text of the Amended Charter, as well as certain provisions of the DGCL, and Yotta urges you to read those documents for more information about the terms of New DRIVEiT’s securities following the Business Combination. The changes proposed to be made to the Current Charter through the adoption of the Amended Charter are described in the section entitled “Proposal No. 2 — The Charter Amendment Proposal” and the full text of the Amended Charter is attached as Annex B to this proxy statement/prospectus. For purposes of this discussion, references to “New DRIVEiT” or the “Post-Combination Company” and similar phrases refer to New DRIVEiT and its affairs following the Closing and the transactions contemplated thereby.

The Amended Charter authorizes the issuance of a total of 7,110,000,000 shares, consisting of (i) 7,010,000,000 shares of New DRIVEiT Class A Common Stock, (ii) 10,000,000 shares of New DRIVEiT Class B Common Stock, and (iii) 100,000,000 shares of preferred stock. The New DRIVEiT Common Stock to be issued in the Business Combination will be duly authorized, validly issued, fully paid and non-assessable. As of the record date for the Special Meeting, there were [•]shares of DRIVEiT Common Stock issued and outstanding and [•] shares of DRIVEiT preferred stock issued and outstanding.

Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any preferred stock designation, the holders of New DRIVEiT Common Stock will possess all voting power for the election of New DRIVEiT directors and all other matters submitted to a vote of stockholders of the Post-Combination Company. Generally, each holder of New DRIVEiT Class A Common Stock is entitled to one vote per share, and each holder of New DRIVEiT Class B Common Stock is entitled to 10 votes per share, voting together as a single class.

Except as otherwise required by law, holders of New DRIVEiT Common Stock, as such, will not be entitled to vote on any amendment to the Amended Charter (including any preferred stock designation) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Post-Combination Company preferred stock if the holders of such affected series of Post-Combination Company preferred stock are entitled to vote on such amendment pursuant to the Amended Charter (including any preferred stock designation) or pursuant to the DGCL.

Dividends

Subject to applicable law and the rights and preferences of any holders of any outstanding class or series of preferred stock of the Post-Combination Company, holders of New DRIVEiT Common Stock will be entitled to receive dividends when, as and if declared by the Post-Combination Company Board, payable in cash or otherwise out of the assets of the Post-Combination Company legally available therefor. All New DRIVEiT Common Stock shall be of equal rank and shall be identical with respect to rights to such dividends.

Liquidation, Dissolution and Winding Up

Upon New DRIVEiT’s voluntary or involuntary liquidation, dissolution or winding up and after payment in full of the debts and other liabilities of New DRIVEiT and to any holders of New DRIVEiT preferred stock having liquidation preferences, if any, the holders of New DRIVEiT Common Stock shall be entitled to receive all the remaining assets of the Post-Combination Company available for distribution to its stockholders, ratably in proportion to the number of New DRIVEiT Common Stock then issued and outstanding.

Conversion of Class B Common Stock

Each outstanding share of New DRIVEiT Class B Common Stock may at any time, at the option of the holder thereof, be converted into one fully paid and nonassessable share of New DRIVEiT Class A Common Stock upon written notice to the Post-Combination Company. Outstanding shares of New DRIVEiT Class B Common Stock will automatically be converted into shares of New DRIVEiT Class A Common Stock upon the transfer of such shares, subject to exceptions for certain “Permitted Transfers” as described in the Amended Charter.

Preemptive or Other Rights

Subject to applicable law and the preferential rights of any other class or series of stock, all New DRIVEiT Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference or appraisal rights, except for any appraisal rights provided by the DGCL. Furthermore, subject to applicable law, holders of New DRIVEiT Common Stock will have no preemptive rights and there are no sinking fund or redemption rights, or rights to subscribe for any of the Post-Combination Company’s securities. The rights, powers, preferences and privileges of holders of New DRIVEiT Common Stock will be subject to those of the holders of any shares of Post-Combination Company preferred stock that the New DRIVEiT Board of Directors may authorize and issue in the future.

Election of Directors

The Post-Combination Board will be divided into three classes, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Board of Directors of New DRIVEiT will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the New DRIVEiT Board. Directors are generally elected by a majority of votes cast at a meeting of the shareholders at which a quorum is present, and there is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Preferred Stock

The Amended Charter provides that shares of New DRIVEiT preferred stock may be issued from time to time in one or more classes or series. The New DRIVEiT Board will be authorized to establish the voting rights, if any, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, applicable to the shares of each series of New DRIVEiT preferred stock. The New DRIVEiT Board will be able to, without shareholder approval, issue New DRIVEiT preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of New DRIVEiT Common Stock and could have anti-takeover effects. The ability of the New DRIVEiT Board to issue New DRIVEiT preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Post-Combination Company or the removal of existing management.

Series A Convertible Preferred Stock

Upon the Closing of the Business Combination and in connection with the PIPE SPA, Yotta will file a Certificate of Designation (the “Certificate”) for Series A Convertible Preferred Stock (the “Series A Preferred Stock”).

Pursuant to the Certificate, each share of Series A Preferred Stock has a stated value of $50,000 per share (the “Stated Value”). Each share of Series A Preferred Stock is convertible into a number of shares of the Company’s Common Stock determined by dividing the Stated Value by a price per share equal to the lower of (A) 90% of the closing price of the Common Stock on the trading day immediately prior to the closing of the Business Combination and (B) 90% of the lowest daily volume weighted average price of the Common Stock in the five (5) trading days prior to such conversion; provided, however, that the conversion price may not be less than $0.10. The conversion price is subject to certain customary adjustments up certain events, including upon a recapitalization, stock split, reverse stock split, or distribution. The Series A Preferred Stock conversion price will also be adjusted pursuant to full ratchet anti-dilution protection in the instance the Company issues or is deemed to issue Common Stock at an effective price per share that is lower than the then conversion price.

The holders of Series A Preferred Stock are entitled to receive dividends at a rate of 15% of the Stated Value per annum from issuance until the ten-year anniversary of the issuance date (the “Dividend Term”). Dividends will be payable in either additional shares of Series A Preferred Stock or cash as the Company may elect, provided that the

Common Stock is listed on a national securities exchange, and the closing price of the Common Stock on the most recent trading day is over $0.10. If the Company fails to make a dividend payment as required by the Series A Preferred Stock Certificate, the dividend rate will be increased to 20% for as long as such default remains ongoing and uncured. Each share of Series A Preferred Stock also has a liquidation preference equal to the Stated Value in the event of a liquidation, dissolution or winding up of the Company. Except as provided by the Delaware General Corporation Law, the holder of each share of Series A Preferred Stock shall have no voting rights, except that, so long as the investor is entitled to purchase additional shares of Series A Preferred Stock and, thereafter. for as long as at least 25% of the shares of Series A Preferred Stock remain outstanding, consent of the investor (or a majority in interest of the outstanding shares of Series A Preferred Stock) is required prior to the Company engaging in certain corporate events, including issuing new classes of securities that rank senior to or pari passu with the Series A Preferred Stock, stock redemptions or repurchases, fundamental transactions, reclassifications, amendments or waivers of any provision of the Corporation’s Certificate of Incorporation or Bylaws relevant to the Series A Preferred Stock, increases in the number of directors, and declarations or payment of dividends.

The Series A Preferred Stock is not convertible by its holder to the extent that the holder or any of its affiliates would beneficially own in excess of 9.9% of the outstanding Common Stock.

Transfer Agent and Registrar

The transfer agent and registrar for New DRIVEiT’s Common Stock is expected to be Continental Stock Transfer & Trust Company.

Certain Anti-Takeover Provisions of Delaware Law

Classified Board of Directors

The Amended Charter provides that the New DRIVEiT Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the New DRIVEiT Board will be elected each year. The classification of directors will have the effect of making it more difficult for shareholders to change the composition of the New DRIVEiT Board. Amending the classified New DRIVEiT Board provisions requires approval by two-thirds (2/3) of the then outstanding voting power; provided, however, that for so long as the holders of the New DRIVEiT Class B Common Stock hold at least a majority in voting power of the outstanding New DRIVEiT Common Stock, the required threshold for such an amendment shall be the affirmative vote of the holders of not less than a majority of the outstanding shares of capital stock of the Post-Combination Company entitled to vote thereon.

Authorized but Unissued Shares

The authorized but unissued New DRIVEiT Common Stock and shares of preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of The Nasdaq Capital Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved New DRIVEiT Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of New DRIVEiT by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Action; Special Meetings of Stockholders

The Amended Charter provides that, subject to the rights of the holders of any series of preferred stock, (i) for so long as the holders of New DRIVEiT Class B Common Stock hold at least a majority in voting power of the outstanding shares of New DRIVEiT Common Stock, any action required or permitted to be taken by the stockholders may be effected by consent in lieu of a meeting, and (ii) if the holders of New DRIVEiT Class B Common Stock no longer hold at least a majority in voting power of the outstanding New DRIVEiT Common Stock, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by any consent by such stockholders. As a result, at any time at which the holders of New DRIVEiT Class B Common Stock do not hold a majority of the outstanding voting power, a holder controlling a majority of Post-Combination Company capital stock would not be able to amend the Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Bylaws. This restriction does not apply to actions taken by the holders of any series of preferred stock of the Post-Combination Company to the extent expressly provided in the applicable preferred stock designation.

Further, the Amended Charter provides that, subject to any special rights of the holders of preferred stock of the Post-Combination Company, (i) for so long as the holders of New DRIVEiT Class B Common Stock hold at least a majority in voting power of the outstanding shares of New DRIVEiT Common Stock, special meetings of the stockholders may be called only by: (a) New DRIVEiT; or (b) the Secretary, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 51% in voting power of the outstanding shares of capital stock entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of the stockholders as may be set forth in the Bylaws, and (ii) from and after the time the holders of New DRIVEiT Class B Common Stock no longer hold at least a majority in voting power of the outstanding New DRIVEiT Common Stock, special meetings of the stockholders of the Post-Combination Company may only be called by the New DRIVEiT Board.

Amendment of Charter or Bylaws

Upon consummation of the Business Combination, the Bylaws may be amended or repealed by the New DRIVEiT Board or by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the shares of the capital stock of the Post-Combination Company entitled to vote in the election of directors, voting as one class. If the holders of New DRIVEiT Class B Common Stock no longer hold at least a majority in voting power of the outstanding shares of New DRIVEiT Common Stock, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then outstanding shares of capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class, will be required to amend certain provisions of the Amended Charter related to the classified New DRIVEiT Board and limitation of liabilities. For so long as the holders of New DRIVEiT Class B Common Stock hold at least a majority in voting power of the outstanding shares of New DRIVEiT Common Stock, the requisite threshold shall be the affirmative vote of the holders of not less than a majority of the outstanding shares of capital stock of the Post-Combination Company entitled to vote thereon.

Board Vacancies

Any vacancy on the New DRIVEiT Board may be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director, subject to any special rights of the holders of preferred stock of the Post-Combination Company. Any director chosen to fill a vacancy will hold office until the expiration of the term of the class for which he or she was elected and until his or her successor is duly elected and qualified or until their earlier resignation, removal from office, death or incapacity. Except as otherwise provided by law, in the event of a vacancy in the New DRIVEiT Board, the remaining directors may exercise the powers of the full New DRIVEiT Board until the vacancy is filled.

Preferred Directors

Under the Amended Charter, during any period when the holders of one or more series of preferred stock have the separate right to elect additional directors, the then otherwise total authorized number of directors will automatically be increased by such number of directors that the holders of any series of preferred stock have a right to elect. Whenever the holders of one or more series of preferred stock having a separate right to elect additional directors cease to have such right, the terms of office of all preferred stock directors elected by the holders of such series of preferred stock, and the total authorized number of directors, will be automatically reduced accordingly.

Exclusive Forum Selection

The Amended Charter provides that (A) (i) any derivative action or proceeding brought on behalf of the Post-Combination Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or shareholder of the Post-Combination Company to the Post-Combination Company or the Post-Combination Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Amended Charter or the Proposed Bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Under the Amended Charter, these provisions may be waived by the Post-Combination Company at its discretion.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision in the Amended Charter will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Although Yotta and New DRIVEiT believe these provisions benefit the Post-Combination Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against Post-Combination Company’s directors and officers, although the Post-Combination Company stockholders will not be deemed to have waived its compliance with federal securities laws and the rules and regulations thereunder.

Section 203 of the Delaware General Corporation Law

Yotta is, and for a period of 12 months following the effectiveness of the filing of the Amended Charter with the Delaware Secretary of State the Post-Combination Company will be, subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a Delaware corporation that is listed on a national securities exchange or held of record by more than 2,000 stockholders from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, certain mergers, asset or stock sales or other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•        before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•        upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•        at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Under certain circumstances, Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring the Post-Combination Company to negotiate in advance with the New DRIVEiT Board because the stockholder approval requirement would be avoided if the New DRIVEiT Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Section 203 of the DGCL also may have the effect of preventing changes in the New DRIVEiT Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Limitation on Liability

The Amended Charter provides that a Post-Combination Company director or officer shall not be personally liable to the Post-Combination Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Yotta Related Person Transactions

Founders Shares

In December 2021, we sold an aggregate of 2,875,000 shares of Common Stock for $25,000 to our insiders. In March 2022, the Sponsor surrendered 1,150,000 shares of Common Stock without any consideration. In April 2022, we declared a dividend, payable in shares of Common Stock, of two-thirds of one share of Common Stock for each share of Common Stock issued and outstanding, which resulted in 2,874,999 shares of Common Stock issued and outstanding.

Private Units

In connection with the IPO and the Over-Allotment Option, the Sponsor, which is controlled by Ms. Chen, the wife of our CEO, purchased from us an aggregate of 343,500 Private Units at $10.00 per private unit, for a total purchase price of $3,435,000. The Private Units were issued on a private placement basis. The Private Units are identical to the Public Units sold in the IPO. Because the Private Units were issued in a private transaction, the Sponsor and its permitted transferees are allowed to exercise the Private Warrants for cash even if a registration statement covering the shares of Common Stock issuable upon exercise of such Warrants is not effective and receive unregistered shares of Common Stock. Furthermore, the holders agreed (i) to vote their Private Shares and any Public Shares acquired in or after the IPO in favor of any proposed business combination, (ii) not to propose, or vote in favor of, an amendment to our Certificate of Incorporation that would affect the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete our initial business combination by November 22, 2024 (or up to October 22, 2025, if we extend the time to complete a business combination as described in this proxy statement/prospectus), unless we provide our public stockholders with the opportunity to redeem their shares of Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding Public Shares, (iii) not to redeem any shares (including the Private Shares) for cash from the Trust Account in connection with a stockholder vote to approve our proposed initial business combination (or sell any shares they hold to us in a tender offer in connection with a proposed initial business combination) or a vote to amend the provisions of our Certificate of Incorporation relating to the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete our initial business combination by November 22, 2024 (or up to October 22, 2025, if we extend the time to complete a business combination as described in this proxy statement/prospectus), and (iv) that the Private Shares shall not be entitled to be redeemed for a pro rata portion of the funds held in the Trust Account if we do not consummate a business combination. Additionally, our insiders (and/or their designees) have agreed not to transfer, assign or sell any of the Private Units or underlying securities (except to transferees that agree to the same terms and restrictions agreed to by the insiders) until the completion of our initial business combination.

In order to meet our working capital needs following the consummation of the IPO, our insiders, officers, and directors may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of our initial business combination, without interest, or, at the lender’s discretion, up to $500,000 of the notes may be converted upon consummation of our business combination into Private Units at a price of $10.00 per unit (which, for example, would result in the holders being issued Units to acquire 55,000 shares of Common Stock (which includes 5,000 shares of Common Stock issuable upon exercise of Rights) and Warrants to purchase 50,000 shares of Common Stock of $500,000 of notes were so converted). Our stockholders have approved the issuance of the Private Units upon conversion of such notes, to the extent the holder wishes to so convert such notes at the time of the consummation of our initial business combination. If we do not complete a business combination, any outstanding loans from our insiders, officers and directors or their affiliates, will be repaid only from amounts remaining outside the Trust Account, if any.

The holders of our insider shares, as well as the holders of the Private Units (and underlying securities) and any shares our insiders, officers, directors, or their affiliates may be issued in payment of working capital loans they have made to us, are entitled to registration rights pursuant to a registration rights agreement entered into with Yotta in connection with the IPO. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the insider shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of Common Stock are to be released from escrow. The holders of a majority of the Private Units or shares issued in payment of working capital loans made to us can elect to exercise these registration rights at any time after we consummate a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of our initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

We will not pay any compensation or fees of any kind, including finder’s fees, consulting fees, or other similar compensation, to our insiders or any of the members of our management team for services rendered to us prior to, or in connection with the consummation of, our initial business combination (regardless of the type of transaction that it is). However, such individuals do and will continue to receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us; provided, however, that to the extent such expenses exceed the available proceeds not deposited in the Trust Account and the interest income earned on the amounts held in the Trust Account, we would not reimburse such expenses unless we consummate an initial business combination. All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by our audit committee and a majority of our uninterested independent directors, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our audit committee and a majority of our disinterested independent directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Related Party Policy

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the Board (or the audit committee). The Code of Ethics defines related party transactions as transactions in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) we or any of our subsidiaries is a participant, and (iii) any (A) executive officer, director or nominee for election as a director, (B) greater than 5% beneficial owner of shares of Common Stock, or (C) immediate family member, of the persons referred to in clauses (A) and (B), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by our audit committee and a majority of our uninterested “independent” directors, or the members of the Board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our audit committee and a majority of our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties. Additionally, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity that is affiliated with any of our insiders unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our unaffiliated stockholders from a financial point of view.

Furthermore, in no event will any of our existing officers, directors or insiders, or any entity with which they are affiliated, be paid any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the consummation of a business combination.

LEGAL MATTERS

The validity of the shares of Common Stock to be issued pursuant to the Merger Agreement will be passed upon by Celine & Partners, PLLC, counsel to Yotta.

EXPERTS

The financial statements of Yotta Acquisition Corporation as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and December 31, 2022, appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to the substantial doubt about the ability of Yotta Acquisition Corporation to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements of DRIVEiT Financial Auto Group, Inc. as of December 31, 2023 and December 31, 2022 and for the year then ended, included in this proxy statement/prospectus have been audited by Macias Gini & O’Connell LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein (the report on the consolidated financial statements contains an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern), and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement. Upon written or oral request, we will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that we deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify us of their requests by calling or writing to Advantage Proxy, our proxy solicitor at:

ADVANTAGE PROXY, INC.

P.O. Box 13581

Des Moines, WA 98198

Toll Free: 877-870-8565

Collect: 206-870-8565

Email: ksmith@advantageproxy.com

SUBMISSION OF STOCKHOLDER PROPOSALS

The Board is aware of no other matter that may be brought before the Yotta Special Meeting. Under Delaware law, only business that is specified in the notice of a special meeting to stockholders may be transacted at the Yotta Special Meeting.

FUTURE STOCKHOLDER PROPOSALS

Stockholder proposals, including director nominations, for the 2025 annual meeting must be received at our principal executive offices by not earlier than the opening of business on the 120th day before the 2025 annual meeting and not later than the later of (i) the close of business on the 90th day before the 2025 annual meeting or (ii) the close of business on the 10th day following the first day on which we publicly announce the date of the 2025 annual meeting, and must otherwise comply with applicable SEC rules and the advance notice provisions of our bylaws, to be considered for inclusion in our proxy materials relating to our 2025 annual meeting.

You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

Yotta must comply with the informational requirements of the Exchange Act and its rules and regulations, and in accordance with the Exchange Act, Yotta files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You can read Yotta’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Yotta Special Meeting, you should contact our proxy solicitation agent at the following address and telephone number:

ADVANTAGE PROXY, INC.

P.O. Box 13581

Des Moines, WA 98198

Toll Free: 877-870-8565

Collect: 206-870-8565

Email: ksmith@advantageproxy.com

If you are a stockholder of Yotta and would like to request documents, please do so by [•], 2024, in order to receive them before the Yotta Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to Yotta has been supplied by Yotta, and all such information relating to DRIVEiT has been supplied by DRIVEiT. Information provided by either the Yotta or DRIVEiT does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of Yotta for the Yotta Special Meeting. Yotta has not authorized anyone to give any information or make any representation about the Business Combination, Yotta or DRIVEiT that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

YOTTA ACQUISITION CORPORATION

DRIVEIT FINANCIAL AUTO GROUP, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Yotta Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Yotta Acquisition Corporation (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the two years in the periods ended December 31, 2023 and 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the periods ended December 31, 2023 and 2022, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company is a Special Purpose Acquisition Corporation that was formed for the purpose of completing a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities on or before August 22, 2024 There is no assurance that the Company will obtain the necessary approvals or raise the additional capital it needs to fund its business operations and complete any business combination prior to August 22, 2024, if at all. The Company also has no approved plan in place to extend the business combination deadline beyond August 22, 2024 and lacks the capital resources needed to fund operations and complete any business combination, even if the deadline to complete a business combination is extended to a later date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum LLP

We have served as the Company’s auditor since 2021.

East Hanover, NJ
April 15, 2024

YOTTA ACQUISITION CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
	2023	2022
Assets
Current Assets
Cash	$652,395	$235,864
Prepaid expenses	—	84,486
Other receivable	—	10,850
Total Current Assets	652,395	331,200

Investments held in Trust Account	7,921,818	116,651,461
Total Assets	$8,574,213	$116,982,661

Liabilities, Redeemable Common Stock, and Stockholders’ Deficit
Current Liabilities
Accrued expenses	$1,256,576	$632,531
Franchise tax payable	43,600	186,180
Income tax payable	450,960	309,931
Excise tax payable	1,121,204	—
Promissory notes – related party	1,660,000	—
Total Current Liabilities	4,532,340	1,128,642

Deferred underwriting fee payable	4,025,000	4,025,000
Total Liabilities	8,557,340	5,153,642

Commitments and Contingencies (Note 6)
Common stock subject to possible redemption, 726,336 shares and 11,500,000 shares at redemption value of $10.91 and $10.14 per share as of December 31, 2023 and 2022, respectively	7,921,818	116,651,461

Stockholders’ Deficit
Common stock, $0.0001 par value; 50,000,000 shares authorized; 3,218,499 shares issued and outstanding (excluding 726,336 shares and 11,500,000 shares subject to possible redemption as of December 31, 2023 and 2022, respectively)	321	321
Accumulated deficit	(7,905,266)	(4,822,763)
Total Stockholders’ Deficit	(7,904,945)	(4,822,442)
Total Liabilities, Redeemable Common Stock, and Stockholders’ Deficit	$8,574,213	$116,982,661

The accompanying notes are an integral part of these consolidated financial statements.

YOTTA ACQUISITION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2023	2022
General and administrative expenses	$1,499,150	$1,020,741
Franchise tax expenses	43,600	175,600
Loss from operations	(1,542,750)	(1,196,341)
Interest income	2,788,029	1,651,461
Other income	635,100	—
Income before income taxes	1,880,379	455,120
Income taxes provision	(450,960)	(309,931)
Net income	$1,429,419	$145,189

Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	5,379,201	7,972,527

Basic and diluted net income per share, common stock subject to possible redemption	$0.17	$0.01

Basic and diluted weighted average shares outstanding, common stock	3,218,499	2,902,212

Basic and diluted net income per share, common stock	$0.17	$0.01

The accompanying notes are an integral part of these consolidated financial statements.

YOTTA ACQUISITION CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the Year Ended December 31, 2023

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance as of January 1, 2023	3,218,499	$321	$—	$(4,822,763)	$(4,822,442)
Remeasurement of common stock to redemption value	—	—	—	(3,390,718)	(3,390,718)
Capital contribution made by Sponsor related to the stockholder non-redemption agreements	—	—	446,735	—	446,735
Cost of raising capital related to the stockholder non-redemption agreements	—	—	(446,735)	—	(446,735)
Excise tax imposed on common stock redemptions	—	—	—	(1,121,204)	(1,121,204)
Net income	—	—	—	1,429,419	1,429,419
Balance as of December 31, 2023	3,218,499	$321	$—	$(7,905,266)	$(7,904,945)

For the year ended December 31, 2022

	Common Stock		Additional paid-in capital	Accumulated deficit	Total Stockholders’ deficit
	Shares	Amount
Balance as of January 1, 2022	2,874,999	$287	$24,713	$(11,769)	$13,231
Sale of private placement units	343,500	34	3,434,966	—	3,435,000
Proceeds allocated to Public Warrants classified as equity	—	—	690,000	—	690,000
Proceeds allocated to Public Rights classified as equity	—	—	8,280,000	—	8,280,000
Offering costs allocated to Public Warrants and Public Rights classified as equity	—	—	(527,624)	—	(527,624)
Remeasurement of common stock to redemption value	—	—	(11,902,055)	(4,956,183)	(16,858,238)
Net income for the year	—	—	—	145,189	145,189
Balance as of December 31, 2022	3,218,499	$321	$—	$(4,822,763)	$(4,822,442)

The accompanying notes are an integral part of these consolidated financial statements.

YOTTA ACQUISITION CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2023	2022
Cash Flows from Operating Activities:
Net income	$1,429,419	$145,189
Adjustments to reconcile net cash used in operating activities:
Interest earned on investment held in Trust Account	(2,781,123)	(1,651,461)
Changes in operating assets and liabilities:
Prepaid expenses	84,486	(84,486)
Other receivable	10,850	(10,850)
Accounts payable and accrued expenses	624,045	610,742
Income tax payable	141,029	309,931
Franchise tax payable	(142,580)	175,600
Net cash used in operating activities	(633,874)	(505,334)

Cash Flows from Investing Activities:
Purchase of investment held in Trust Account	—	(115,000,000)
Cash deposited in Trust Account	(1,750,100)	—
Cash withdrawn from Trust Account to pay taxes	1,140,505	—
Cash withdrawn from Trust Account to pay redeemed public stockholders	112,120,361	—
Net cash provided by (used in) investing activities	111,510,766	(115,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of public units through public offering	—	115,000,000
Proceeds from sale of private placement units	—	3,435,000
Repayment of promissory note to related party	—	(250,000)
Payment of underwriters’ commissions	—	(2,300,000)
Payment of deferred offering costs	—	(339,802)
Payment to redeemed public stockholders	(112,120,361)	—
Proceeds from promissory note-related party	1,660,000	—
Net cash (used in) provided by financing activities	(110,460,361)	115,545,198

Net change in cash	416,531	39,864
Cash, beginning of the year	235,864	196,000
Cash, end of the year	$652,395	$235,864

Supplemental Disclosure of Non-cash Financing Activities
Initial classification of common stock subject to redemption	$—	$106,030,000
Deferred underwriting fee	$—	$4,025,000
Remeasurement of common stock to redemption value	$3,390,718	$16,858,238
Franchise and income taxes paid	$475,048	$—
Excise tax payable	$1,121,204	$—

The accompanying notes are an integral part of these consolidated financial statements.

YOTTA ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Organization and General

Yotta Acquisition Corporation (the “Company”) is a newly organized blank check company incorporated as a Delaware corporation on March 8, 2021. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (“Business Combination”). The Company intends to focus on target businesses in and around the high technology, blockchain and other general business industries globally.

As of December 31, 2023, the Company had not commenced any operations. All activities through December 31, 2023 are related to the Company’s formation and the initial public offering (“IPO” as described below in Note 3) and, subsequent to the IPO, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Yotta Investments LLC (the “Sponsor”), a Delaware limited liability company.

The registration statement for the Company’s IPO became effective on April 19, 2022. On April 22, 2022, the Company consummated the IPO of 10,000,000 units at an offering price of $10.00 per unit (the “Public Units’), generating gross proceeds of $100,000,000. Simultaneously with the IPO, the Company sold to its Sponsor 313,500 units at $10.00 per unit (the “Private Units”) in a private placement generating total gross proceeds of $3,135,000, which is described in Note 4.

The Company granted the underwriters a 45-day option to purchase up to 1,500,000 additional Public Units to cover over-allotments, if any. On April 27, 2022, the underwriters exercised the over-allotment option in full and purchased 1,500,000 Public Units at a price of $10.00 per Public Unit, generating gross proceeds of $15,000,000. Simultaneously with the closing of the over-allotment option, the Company consummated the sale of an additional aggregate of 30,000 Private Units with the Sponsor at a price of $10.00 per Private Unit, generating total proceeds of $300,000.

Transaction costs amounted to $6,764,402, consisting $2,300,000 of underwriting fees, $4,025,000 of deferred underwriting fees (payable only upon completion of a Business Combination) and $439,402 of other offering costs.

Upon the closing of the IPO and the private placement on April 22, 2022, and the exercise of the over-allotment option and the sale of the additional Private Units on April 27, 2022, a total of $115,000,000 was placed in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company as a trustee and will be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and that invest only in direct U.S. government treasury obligations. These funds will not be released until the earlier of the completion of the initial Business Combination and the liquidation due to the Company’s failure to complete a Business Combination within the applicable period of time. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders. In addition, interest income earned on the funds in the Trust Account may be released to the Company to pay its income or other tax obligations. With these exceptions, expenses incurred by the Company may be paid prior to a business combination only from the net proceeds of the IPO and private placement not held in the Trust Account.

Pursuant to Nasdaq listing rules, the Company’s initial Business Combination must occur with one or more target businesses having an aggregate fair market value equal to at least 80% of the value of the funds in the Trust account (excluding any deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account), which the Company refers to as the 80% test, at the time of the execution of a definitive agreement for its initial Business Combination, although the Company may structure a Business Combination with one or more target businesses whose fair market value significantly exceeds 80% of the trust account balance. If the Company is

YOTTA ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

no longer listed on Nasdaq, it will not be required to satisfy the 80% test. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income tax obligations).

If the Company seeks stockholder approval, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor and any of the Company’s officers or directors that may hold Insider Shares (as defined in Note 5) (the “Initial Stockholders”) and the underwriters have agreed (a) to vote their Insider Shares, Private Shares (as defined in Note 4), Shares issued as underwriting commissions (see Note 6) and any Public Shares purchased during or after the IPO in favor of approving a Business Combination and (b) not to convert any shares (including the Insider Shares) in connection with a stockholder vote to approve, or sell the shares to the Company in any tender offer in connection with, a proposed Business Combination.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The Initial Stockholders and underwriters have agreed (a) to waive their redemption rights with respect to the Insider Shares, Private Shares, and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose, or vote in favor of, an amendment to the Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

Initially, the Company had until 9 months from the closing of the IPO to consummate a Business Combination. In addition, if the Company anticipates that it may not be able to consummate initial business combination within 9 months, the Company’s insiders or their affiliates may, but are not obligated to, extend the period of time to consummate a business combination two times by an additional three months each time (for a total of 15 months to complete a business combination) (the “Combination Period”). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliate or designees must deposit into the Trust Account

YOTTA ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

$1,000,000, or $1,150,000 if the underwriters’ over-allotment option is exercised in full ($0.10 per Public Share in either case or an aggregate of $2,000,000 (or $2,300,000 if the over-allotment option is exercised in full)), on or prior to the date of the applicable deadline.

On April 19, 2023, the Company held a special meeting of stockholders (the “April Special Meeting”). During the April Special Meeting, stockholders approved (i) an amendment to the Company’s amended and restated certificate of incorporation to extend the date by which the Company has to consummate a business combination from April 22, 2023 to April 22, 2024 on a month-by-month basis and (ii) an amendment to the Investment Management Trust Agreement (the “Trust Agreement”) with Continental Stock Transfer & Trust Company giving the Company’s right to extend the time to complete a business combination twelve times for an additional one month each time from April 22, 2023 to April 22, 2024 by depositing $120,000 to the Trust Account for each one-month extension. In connection with the stockholders’ vote at the special meeting, an aggregate of 7,414,905 shares with redemption value of approximately $76,322,364 (or $10.29 per share) of the Company’s common stock were tendered for redemption.

On September 22, 2023, the Company held a special meeting of stockholders (the “September Special Meeting”). During the September Special Meeting, stockholders approved (i) an amendment to the Company’s amended and restated certificate of incorporation to extend the date by which the Company has to consummate a business combination from September 22, 2023 to August 22, 2024 and (ii) an amendment to the Company’s Trust Agreement as amended on April 19, 2023 to provide that the time for the Company to complete its initial business combination under the Trust Agreement shall be extended from September 22, 2023 to August 22, 2024 without depositing any additional funds to the Trust Account. Additionally, the Company and the Sponsor entered into agreements with several third parties in exchange for them agreeing not to redeem shares of the Company’s common stock sold in its IPO (See Note 6). In connection with the stockholders’ vote at the special meeting, an aggregate of 3,358,759 shares with redemption value of approximately $35,797,997 (or $10.66 per share) of the Company’s common stock were tendered for redemption; the entire amount was paid to the redeemed public stockholders on October 16, 2023.

The Company has until 28 months (or by August 22, 2024) from the closing of the IPO to consummate a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (which interest shall be net of taxes payable, and less certain amount of interest to pay dissolution expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the other Initial Stockholders have agreed to waive their liquidation rights with respect to the Insider Shares, and Private Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or the other Initial Stockholders acquires Public Shares in or after the IPO, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.00.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed a valid and

YOTTA ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims.

Business Combination

On October 24, 2022, the Company, NaturalShrimp Incorporated, a Nevada corporation (“NaturalShrimp” or the “Target”), and Yotta Merger Sub, Inc., a Nevada corporation (“Merger Sub”) and wholly-owned subsidiary of the Company, entered into a Merger Agreement (the “Agreement”), pursuant to which Merger Sub would merge with and into the NaturalShrimp (the “Business Combination”) with the Target as the surviving corporation of the Business Combination and becoming a wholly-owned subsidiary of the Company.

By a letter dated August 10, 2023 (the “Termination Letter”), the Company informed NaturalShrimp that it was terminating Merger Agreement. The termination of the Merger Agreement was due to breaches by NaturalShrimp of its obligations thereunder including, but not limited to, NaturalShrimp’s obligation to share the costs associated with the extension of the deadline by which Yotta must complete an initial business combination. Although the payments were to be shared equally, NaturalShrimp failed to provide its portion despite being notified of its obligation to do so.

NaturalShrimp has not responded to the Termination Letter but previously sent a notification that it was terminating the Merger Agreement. Yotta rejected that purported termination as it does not believe NaturalShrimp has a legal basis under the Merger Agreement to terminate it. Moreover, pursuant to Section 10.2(b) of the Merger Agreement, NaturalShrimp was not authorized to terminate the Merger Agreement when it was in breach of its terms. The Company also included in the Termination Letter a demand for the $3 million termination fee due to it under the terms of the Merger Agreement. There have been no further developments with respect to the Merger Agreement or the Termination Letter. As of December 31, 2023, the Company recorded $635,100 representing total extension fee received from NaturalShrimp as other income in the statement of operations.

Liquidity and Going Concern Consideration

As of December 31, 2023, the Company had cash of $652,395 and a working capital deficit of $3,879,945. On each of April 21, 2023, May 19, 2023, June 20, 2023, July 21, 2023, and August 21, 2023, the Company made a deposit of $120,000 to the Trust Account and extended the time to complete a Business Combination to September 22, 2023. On September 22, 2023, the Company’s stockholders approved an amendment to the Company’s amended and restated certificate of incorporation to permit an extension to August 22, 2024 without depositing any additional funds to the Trust Account. It is uncertain that the Company will be able to consummate a Business Combination by the extended date (or August 22, 2024 if the Sponsor elects to extend the consummation deadline). Moreover, the Company may need to obtain additional financing either to complete its Business Combination or because it becomes obligated to redeem a significant number of public shares upon consummation of its Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. If a Business Combination is not consummated by August 22, 2024, there will be a mandatory liquidation and subsequent dissolution.

The Company expects to continue to incur significant professional costs to remain as a publicly traded company and to incur significant transaction costs in pursuit of the consummation of a Business Combination. The Company may need to obtain additional financing either to complete its Business Combination or because it becomes obligated to redeem a significant number of public shares upon consummation of its Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of our Business Combination. If the Company is unable to complete its Business Combination because it does not have sufficient funds available, it will be forced to cease operations and liquidate the Trust Account. In addition, following the Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.

YOTTA ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to complete a Business Combination by August 22, 2024, then the Company will cease all operations except for the purpose of liquidating. The date for liquidation and subsequent dissolution as well as liquidity concerns raise substantial doubt about the Company’s ability to continue as a going concern. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

In February 2022, an armed conflict escalated between Russia and Ukraine. The sanctions announced by the United States and other countries against Russia and Belarus following Russia’s invasion of Ukraine to date include restrictions on selling or importing goods, services, or technology in or from affected regions and travel bans and asset freezes impacting connected individuals and political, military, business, and financial organizations in Russia and Belarus. The United States and other countries could impose wider sanctions and take other actions should the conflict further escalate. Separately, in October 2023, Israel and certain Iranian-backed Palestinian forces began an armed conflict in Israel, the Gaza Strip, and surrounding areas, which threatens to spread to other Middle Eastern countries including Lebanon and Iran.

As a result of the ongoing Russia/Ukraine, Hamas/Israel conflicts and/or other future global conflicts, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and potential future sanctions on the world economy and the specific impact on the Company’s financial position, results of operations or ability to consummate a Business Combination are not yet determinable. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. The IR Act applies only to repurchases that occur after December 31, 2022.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

YOTTA ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

The IR Act tax provisions had an impact on the Company’s fiscal 2023 tax provision as there were redemptions by the public stockholders in April 2023 and September 2023; as a result, the Company recorded $1,121,204 excise tax liability as of December 31, 2023. The Company will continue to monitor for updates to the Company’s business along with guidance issued with respect to the IR Act to determine whether any adjustments are needed to the Company’s tax provision in future periods.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying audited financial statements are presented in U.S. Dollars and in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. Accordingly, they include all of the information and footnotes required by GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

In preparing these consolidated financial statements in conformity with U.S. GAAP, the Company’s management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $652,395 and $235,864 in cash as of December 31, 2023 and 2022, respectively. The Company did not have any cash equivalents for both fiscal years.

YOTTA ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

Stock Compensation Expense

The Company accounts for stock-based compensation expense in accordance with ASC 718, “Compensation — Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date and recognized over the requisite service period. To the extent a stock-based award is subject to a performance condition, the amount of expense recorded in a given period, if any, reflects an assessment of the probability of achieving such performance condition, with compensation recognized once the event is deemed probable to occur. The fair value of equity awards has been estimated using a market approach. Forfeitures are recognized as incurred.

The Company’s Insider Shares were granted to certain independent directors subject to a performance condition, namely the occurrence of a Business Combination. This performance condition is considered in determining the grant date fair value of these instruments using Monte Carlo simulation. Compensation expense related to the Insider Shares is recognized only when the performance condition is probable of occurrence, or more specifically when a Business Combination is consummated. Therefore, no stock-based compensation expense has been recognized for the year ended December 31, 2023 and 2022. The estimated fair value of the 16,666 shares granted to the Company’s directors was $123,900, or $7.38 per share at January 28, 2022.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes (“ASC 740”)”. ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

YOTTA ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 825, “Financial Instruments,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Net Income Per Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. The Company’s consolidated statements of operations for subsequent periods will include a presentation of income per redeemable share and income per non-redeemable share following the two-class method of income per share. Net income per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture by the Initial Stockholders. At December 31, 2023 and 2022, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted net income per share is the same as basic net income per share for the period presented.

Net income per common share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. As the Public Shares are considered to be redeemable at fair value, and a redemption at fair value does not amount to a distribution different than other stockholders, redeemable and non-redeemable common stock are presented as one class of stock in calculating net income per share. The Company has not considered the effect of the warrants sold in the IPO and private placement to purchase an aggregate of 11,843,500 shares in the calculation of diluted per share, since the exercise of the warrants are contingent upon the occurrence of future events.

The net income per share presented in the statement of operations is based on the following:
	For the Year Ended December 31, 2023		For the Year Ended December 31, 2022
	Redeemable shares	Non- redeemable shares	Redeemable shares	Non- redeemable shares
Basic and diluted net income per share:
Numerators:
Allocation of net income	$894,324	$535,095	$106,441	$38,748

Denominators:
Basic and diluted weighted average shares outstanding	5,379,201	3,218,499	7,972,527	2,902,212
Basic and diluted net income per share	$0.17	$0.17	$0.01	$0.01

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

YOTTA ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. As discussed in Note 7, it was determined that they were equity-classified.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, shares of common stock subject to possible redemption are presented at redemption value of $10.91 and $10.14 per share, as of December 31, 2023 and 2022, respectively, as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheet. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of shares of redeemable common stock are affected by charges against additional paid in capital or accumulated deficit if additional paid-in capital is zero.

Investments Held in Trust Account

Upon the closing of the IPO and the private placement on April 22, 2022, and the exercise of the over-allotment option and the sale of the additional Private Units on April 27, 2022, an amount of $115,000,000 was placed in the Trust Account and may be invested only in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. The trust account is intended as a holding place for funds pending the earlier to occur of either: (i) the completion of our primary business objective, which is a business combination; or (ii) absent a business combination, our return of the funds held in the trust account to our public stockholders as part of our redemption of the public shares.

The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income from investments held in Trust Account in the accompanying audited statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Recent Accounting Pronouncements

In December 2023, the FASB issued Accounting Standards Update 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosure” (“ASU 2023-09”). ASU 2023-09 mostly requires, on an annual basis, disclosure of specific categories in an entity’s effective tax rate reconciliation and income taxes paid disaggregated by jurisdiction. The incremental disclosures may be presented on a prospective or retrospective basis. The ASU is effective for fiscal years beginning after December 15, 2024 with early adoption permitted. The Company is currently assessing the impact, if any, that ASU 2023-09 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statement.

YOTTA ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Initial Public Offering

Pursuant to the IPO on April 22, 2022, the Company sold 10,000,000 Public Units at $10.00 per Public Unit, generating gross proceeds of $100,000,000. The Company granted the underwriters a 45-day option to purchase up to 1,500,000 additional Public Units to cover over-allotments, if any. On April 27, 2022, the underwriters exercised the over-allotment option in full and purchased 1,500,000 Public Units at a price of $10.00 per Public Unit, generating gross proceeds of $15,000,000. Each Unit consists of one share of common stock, one right (“Public Right”) and one redeemable warrant (“Public Warrant”). Each Public Right will convert into one-tenth (1/10) of one share of common stock upon the consummation of a Business Combination. Each whole Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per whole share, subject to adjustment. Because the Warrants may only be exercised for whole numbers of shares, only an even number of warrants may be exercised. The Warrants will become exercisable on the later of the completion of the Company’s initial Business Combination or 12 months from the closing of the IPO, and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation.

All of the 11,500,000 Public Shares sold as part of the Public Units in the IPO contain a redemption feature which allows for the redemption of such Public Shares if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation, or in connection with the Company’s liquidation. In accordance with the SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity.

The Company’s redeemable common stock is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).

As of December 31, 2023 and 2022, the shares of common stock reflected on the balance sheets are reconciled in the following table.

Gross proceeds	$115,000,000
Less:
Proceeds allocated to Public Warrants	(690,000)
Proceeds allocated to Public Rights	(8,280,000)
Offering costs of Public Shares	(6,236,777)
Plus:
Accretion of carrying value to redemption value	16,858,238
Common stock subject to possible redemption – December 31, 2022	116,651,461
Accretion of carrying value to redemption value	4,531,223
Cash withdrawn from Trust Account to pay franchise and income taxes	(1,140,505)
Payment to redeemed public stockholders	(112,120,361)
Common stock subject to possible redemption – December 31, 2023	$7,921,818

YOTTA ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 313,500 Private Units at a price of $10.00 per Private Unit for an aggregate purchase price of $3,135,000 in a private placement. Simultaneously with the closing of the over-allotment option, the Company consummated the sale of an additional aggregate of 30,000 Private Units with the Sponsor at a price of $10.00 per Private Unit, generating total proceeds of $300,000. Each Private Unit will consist of one share of common stock (“Private Share”), one right (“Private Right”) and one redeemable warrant (“Private Warrant”). Each whole Private Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment. The Private Warrants will be identical to the Public Warrants except that the Private Warrants and the common shares issuable upon the exercise of the Private Warrants will not be transferable, assignable or saleable until after the completion of a Business Combination. The proceeds from the Private Units were added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Units and all underlying securities will expire worthless.

Note 5 — Related Party Transactions

Insider Shares

On December 28, 2021, the Company issued 2,875,000 shares of common stock to the Initial Stockholders (the “Insider Shares”) for an aggregated consideration of $25,000, or approximately $0.0087 per share. Such shares included up to 375,000 shares subject to forfeiture by the Initial Stockholders to the extent that the underwriters’ over-allotment is not exercised in full, so that the Initial Stockholders would collectively own 20% of the Company’s issued and outstanding shares after the IPO (assuming the Initial Stockholders did not purchase any Public Shares in the IPO and excluding the Private Units).

On March 7, 2022, the Sponsor surrendered 1,150,000 shares of common stock without any consideration. On April 5, 2022, the Sponsor declared a dividend, payable in shares of common stock, of two-thirds of one share of common stock for each share of common stock issued and outstanding. As a result of the underwriters’ full exercise of their over-allotment option on April 27, 2022, no Insider Shares are currently subject to forfeiture. As of December 31, 2023, there were 3,218,499 Insider Shares issued and outstanding.

The Initial Stockholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of their Insider Shares until, with respect to 50% of the Insider Shares, the earlier of six months after the consummation of a Business Combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after a Business Combination and, with respect to the remaining 50% of the Insider Shares, until the six months after the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On December 28, 2021, the Sponsor agreed to loan the Company up to an aggregate amount of $500,000 to be used, in part, for transaction costs incurred in connection with the IPO (the “Promissory Note”). The Promissory Note is unsecured, interest-free and due on the earlier of August 31, 2022 or the closing of the IPO. The Company repaid the outstanding balance of $250,000 to the Sponsor on April 22, 2022.

On January 20, 2023, the Company issued an unsecured promissory note of $575,000 (“Promissory Note 1”) to the Sponsor in exchange for its depositing such amount into the Trust Account to extend the time for the Company to complete a business combination from January 22, 2023 to April 22, 2023. On January 20, 2023, the Company deposited $1,150,000 into the Trust Account, which included $575,000 paid by NaturalShrimp pursuant to the terms of the Agreement.

YOTTA ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

On February 5, 2023, the Sponsor loaned the Company $250,000 (“Promissory Note 2”) to cover expenses related to the Business Combination.

On April 21, 2023, the Company issued an unsecured promissory note of $200,000 (“Promissory Note 3”) to the Sponsor in exchange for its depositing $120,000 to the Trust Account to extend the time for the Company to complete a business combination from April 22, 2023 to May 22, 2023 and the remaining $80,000 to cover working capital needs.

On May 17, 2023, the Company issued an unsecured promissory note of $200,000 (“Promissory Note 4”) to the Sponsor in exchange for its depositing $120,000 to the Trust Account to extend the time for the Company to complete a business combination from May 22, 2023 to June 22, 2023 and the remaining $80,000 to cover working capital needs.

On June 20, 2023, the Company deposited $120,000 into the Trust Account to extend the time to complete the Business Combination from June 22, 2023 to July 22, 2023. Pursuant to the terms of the Agreement, the Target paid one-half of the extension fee while the Company paid the other half. On June 20, 2023, the Company issued an unsecured promissory note of $40,000 (“Promissory Note 5”) to the Sponsor in exchange for its depositing $60,000 to the Trust Account to extend the time for the Company to complete a business combination from June 22, 2023 to July 22, 2023.

On July 18, 2023, the Company issued an unsecured promissory note of $160,000 (“Promissory Note 6”) to the Sponsor in exchange for its depositing $120,000 to the Trust Account to extend the time for the Company to complete a business combination from July 22, 2023 to August 22, 2023 and the remaining $40,000 to cover working capital needs.

On August 18, 2023, the Company issued an unsecured promissory note of $200,000 (“Promissory Note 7”) to the Sponsor in exchange for its depositing $120,000 to the Trust Account to extend the time for the Company to complete a business combination from August 22, 2023 to September 22, 2023 and the remaining $80,000 to cover working capital needs.

On November 29, 2023, the Company issued an unsecured promissory note of $35,000 (“Promissory Note 8”) to the Sponsor to cover working capital needs.

All eight Promissory Notes are interest-free and payable after the date on which the Company consummates an initial business combination. As of December 31, 2023 and 2022, $1,660,000 and $0 were outstanding respectively, under all the Promissory Notes.

Related Party Loans

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Initial Stockholders or their affiliates may, but are not obligated to, loan us funds as may be required. If the Company completes an initial Business Combination, it will repay such loaned amounts. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Certain amount of such loans may be converted into private at $10.00 per share at the option of the lender. As of December 31, 2023 and 2022, the Company had no borrowings under the working capital loans.

Administrative Services Agreement

The Company entered into an agreement, commencing on April 19, 2022 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support. However, pursuant to the terms of such agreement, the Sponsor agreed to defer the payment of such monthly fee. Any such unpaid amount will accrue without interest and be due and payable no later than the date of the consummation of initial Business Combination. For the year ended December 31, 2023 and 2022, the Company incurred $120,000 and $80,000, respectively, in fees for these

YOTTA ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

services, of which $120,000 and $80,000 were included in accrued expenses in the accompanying balance sheets as of December 31, 2023 and 2022, respectively. On January 26, 2023, the Company paid $80,000 accrued administrative support expenses in cash.

Other

Mr. Michael Lazar who has been an independent director of the board since April 2022, also is the Chief Executive Officer of Empire Filings, LLC, which is engaged by the Company to provide print and filing services. The Company incurred $29,359 and $18,050 for the year ended December 31, 2023 and 2022, respectively, and will pay $1,000 per quarter for ongoing compliance filings.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the Insider Shares issued and outstanding as of April 19, 2022, as well as the holders of the private units and any shares of the Company’s insiders, officers, directors or their affiliates may be issued in payment of working capital loans and extension loans made to the Company (and any shares of common stock issuable upon the exercise of the warrants and conversion of the underlying the private rights), will be entitled to registration rights pursuant to an agreement signed on April 19, 2022. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the Insider Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the private units and units issued in payment of working capital loans made to us can elect to exercise these registration rights at any time commencing on the date that the Company consummate an initial business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of an initial business combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company has granted Chardan, the representative of the underwriters, a 45-day option from the date of this prospectus to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On April 27, 2022, Chardan exercised the over-allotment option in full and purchased 1,500,000 additional Units.

The underwriters were paid a cash underwriting discount of 2.0% of the gross proceeds of the IPO (including the exercise of the over-allotment option), or $2,300,000. In addition, the underwriters will be entitled to a deferred fee of 3.5% of the gross proceeds of the IPO (including the exercise of the over-allotment option), $4,025,000 which will be paid upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Non-Redemption Agreements

On September 19-21, 2023, the Company and its Sponsor entered into agreements (“Non-Redemption Agreements”) with several third parties in exchange for them agreeing not to redeem shares of the Company’s common stock sold in its IPO (“Non-Redeemed Shares”) at the September Special Meeting at which a proposal to approve an extension of time for the Company to complete its initial business combination by August 22, 2024. In exchange for the foregoing commitments not to redeem such Non-Redeemed Shares, the Sponsor has agreed to transfer to such third parties an aggregate of 299,340 shares of the Common Stock held by the Sponsor. The Company estimated the aggregate fair value of the 299,340 Non-Redeemed Shares to be $446,735 or on average $1.49 per share. The excess of the fair value of the Non-Redeemed Shares was determined to be a contribution to the Company from the Sponsor in accordance with Staff Accounting Bulletin (“SAB”) Topic 5T and an offering cost in accordance with SAB Topic 5A. Accordingly, the offering cost was recorded against additional paid-in capital.

YOTTA ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies (cont.)

Right of First Refusal

The Company has granted Chardan for a period of 18 months after the date of the consummation of the Company’s Business Combination, a right of first refusal to act as book-running manager, with at least 30% of the economics, or, in the case of a “three-handed” deal 20% of the economics, for any and all future public and private equity and debt offerings.

Note 7 — Stockholders’ Equity

Common Stock — The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.0001 per share. Holders of common stock are entitled to one vote for each share. In March 2022, the Sponsor surrendered 1,150,000 shares of common stock without any consideration and in April 2022, the Sponsor declared a dividend, payable in shares of common stock, of two-thirds of one share of common stock for each share of common stock issued and outstanding. As a result of the underwriters’ full exercise of their over-allotment option on April 27, 2022, no Insider Shares are currently subject to forfeiture. As of December 31, 2023 and 2022, there were 3,218,499 Insider Shares issued and outstanding.

Rights — Each holder of a right will receive one-tenth (1/10) of one share of common stock upon consummation of a Business Combination, even if the holder of such right redeemed all shares held by it in connection with a Business Combination. No fractional shares will be issued upon conversion of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination, as the consideration related thereto has been included in the Unit purchase price paid for by investors in the IPO. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the common stock will receive in the transaction on an as-converted into common stock basis and each holder of a right will be required to affirmatively covert its rights in order to receive 1/10 share underlying each right (without paying additional consideration). The shares issuable upon conversion of the rights will be freely tradable (except to the extent held by affiliates of the Company).

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, holders of the rights might not receive the shares of common stock underlying the rights.

Public Warrants — Each redeemable Public Warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per full share, and will become exercisable on the later of the completion of an initial Business Combination and 12 months from the closing of the IPO. However, no Public Warrants will be exercisable for cash unless the foregoing, if a registration statement covering the issuance of the common stock issuable upon exercise of the public warrants is not effective within 90 days from the closing of the Company’s initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The warrants will expire five years from the closing of the Company’s initial Business Combination at 5:00 p.m., New York City time or earlier upon redemption or liquidation.

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of the Company’s initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the board of directors), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination,

YOTTA ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Stockholders’ Equity (cont.)

and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Price”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Price, and the $16.50 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 165% of the Market Value.

Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per Public Warrant;

•        upon a minimum of 30 days’ prior written notice of redemption, which the Company refers to as the 30-day redemption period;

•        if, and only if, the last reported sale price of the Company’s common stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. In such event, each holder would pay the exercise price by surrendering the whole warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Except as described above, no warrants will be exercisable and the Company will not be obligated to issue common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, the Company cannot assure that it will be able to do so and, if the Company does not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and the Company will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the Company will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Private Warrants — The private warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in this offering except that the private warrants will be entitled to registration rights. The private warrants (including the common stock issuable upon exercise of the private warrants) will not be transferable, assignable or saleable until after the completion of our initial business combination except to permitted transferees.

Note 8 — Fair Value Measurements

The fair value of the Company’s consolidated financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal

YOTTA ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements (cont.)

assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the assessment of the assumptions that market participants would use in pricing the asset or liability.

The following tables present information about the Company’s assets and liabilities that are measured at fair value on December 31, 2023 and 2022, and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	December 31, 2023	Level 1	Level 2	Level 3
Assets
Marketable securities held in Trust Account	$7,921,818	$7,921,818	$—	$—
	December 31, 2022	Level 1	Level 2	Level 3
Assets
Marketable securities held in Trust Account	$116,651,461	$116,651,461	$—	$—

Note 9 — Income Taxes

The Company’s net deferred tax assets are as follows:

	December 31,
	2023	2022
Deferred tax asset
Net operating loss carryforward	$—	$—
Startup/Organization Expenses	121,654	65,574
Total deferred tax asset	121,654	65,574
Valuation allowance	(121,654)	(65,574)
Deferred tax asset, net of allowance	$—	$—

The income tax provision consists of the following:

	For the Year Ended December 31,
	2023	2022
Federal
Current	$450,960	$309,931
Deferred	(56,079)	(65,574)
State
Current	$—	$—
Deferred	—	—
Change in valuation allowance	56,079	65,574
Income tax provision	$450,960	$309,931

YOTTA ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Income Taxes (cont.)

A reconciliation of the Company’s statutory income tax rate to the Company’s effective income tax rate is as follows (in thousands):

	For the Year Ended December 31,
	2023	2022
Income at U.S. statutory rate	21.00%	21.00%
State taxes, net of federal benefit	0.00%	0.00%
Transaction costs	0.00%	32.69%
Change in valuation allowance	2.98%	14.41%
Effective income tax rate	23.96%	68.10%

As of December 31, 2023 and 2022, the Company did not have any U.S. federal and state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. The change in the valuation allowance was $56,079 and $65,574 for the year ended December 31, 2023 and 2022, respectively.

The provisions for U.S. federal and state income taxes were $450,960 and $309,931 for the year ended December 31, 2023 and 2022, respectively. The Company’s tax returns for the year ended December 31, 2023, 2022 and 2021 remain open and subject to examination.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based on the review, as further disclosed in the footnotes and except as disclosed below, management did not any subsequent event requiring disclosure in the consolidated financial statements.

On January 10, 2024, the Company received a written notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) stating that the Company is not in compliance with Nasdaq Listing Rule 5450(b)(2) (the “Rule”) because the Company has not maintained a minimum Market Value of Listed Securities (“MVLS”) of at least $50 million. The Notice has no immediate effect on the listing or trading of the Company’s listed securities (the “Listed Securities”).

The Company has 180 calendar days from the date of the Notice, or until July 8, 2024, to regain compliance. If at any time during this 180 day period the MVLS is at least $50 million for a minimum of ten consecutive business days, Nasdaq will provide the Company with written confirmation of compliance and this matter will be closed. Alternatively, the Company may consider applying for a transfer to the Nasdaq Capital Market (the “Capital Market”). In order to transfer, the Company must submit an on-line Transfer Application, pay a $5,000 fee and meet the Capital Market’s continued listing requirements.

YOTTA ACQUISITION CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2024	December 31, 2023
	(Unaudited)	(Audited)
Assets
Current Assets
Cash	$68,525	$652,395
Prepaid expenses	100,504	—
Income tax receivable	44,737	—
Total Current Assets	213,766	652,395

Investments held in Trust Account	8,127,916	7,921,818
Total Assets	$8,341,682	$8,574,213

Liabilities, Redeemable Common Stock, and Stockholders’ Deficit
Current Liabilities
Accounts payable and accrued expenses	$788,928	$1,256,576
Franchise tax payable	20,821	43,600
Income tax payable	—	450,960
Excise tax payable	1,121,204	1,121,204
Promissory notes – related party	2,177,000	1,660,000
Total Current Liabilities	4,107,953	4,532,340

Deferred underwriting fee payable	4,025,000	4,025,000
Total Liabilities	8,132,953	8,557,340

Commitments and Contingencies (Note 6)
Common stock subject to possible redemption, 726,336 shares at redemption value of $11.19 and $10.91 per share as of June 30, 2024 and December 31, 2023, respectively	8,127,916	7,921,818

Stockholders’ Deficit
Common stock, $0.0001 par value; 50,000,000 shares authorized; 3,218,499 shares issued and outstanding (excluding 726,336 shares subject to possible redemption)	321	321
Accumulated deficit	(7,919,508)	(7,905,266)
Total Stockholders’ Deficit	(7,919,187)	(7,904,945)
Total Liabilities, Redeemable Common Stock, and Stockholders’ Deficit	$8,341,682	$8,574,213

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

YOTTA ACQUISITION CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
General and administrative expenses	$151,178	$364,503	$265,613	$1,250,729
Franchise tax expenses	10,571	29,392	20,943	69,337
Loss from operations	(161,749)	(393,895)	(286,556)	(1,320,066)
Interest income	103,880	793,188	206,474	2,045,290
Other income	310,899	—	310,899	—
Income before income taxes	253,030	399,293	230,817	725,224
Income taxes provision	(19,594)	(160,397)	(38,961)	(414,950)
Net income	$233,436	$238,896	$191,856	$310,274

Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	726,336	5,568,076	726,336	8,534,038

Basic and diluted net income per share, common stock subject to possible redemption	$0.06	$0.03	$0.05	$0.03

Basic and diluted weighted average shares outstanding, common stock	3,218,499	3,218,499	3,218,499	3,218,499

Basic and diluted net income per share, non-redeemable common stock	$0.06	$0.03	$0.05	$0.03

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

YOTTA ACQUISITION CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS’ DEFICIT

For the Three and Six Months Ended June 30, 2024

	Common Stock		Additional paid-in capital	Accumulated deficit	Total Stockholders’ deficit
	Shares	Amount
Balance as of January 1, 2024	3,218,499	$321	$—	$(7,905,266)	$(7,904,945)
Accretion of common stock to redemption value	—	—		(102,444)	(102,444)
Net loss	—	—	—	(41,580)	(41,580)
Balance as of March 31, 2024	3,218,499	$321	$—	$(8,049,290)	$(8,048,969)
Accretion of common stock to redemption value	—	—	—	(103,654)	(103,654)
Net income	—	—	—	233,436	233,436
Balance as of June 30, 2024	3,218,499	$321	$—	$(7,919,508)	$(7,919,187)

For the Three and Six Months Ended June 30, 2023

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance as of January 1, 2023	3,218,499	$321	$—	$(4,822,763)	$(4,822,442)
Accretion of common stock to redemption value	—	—	—	(1,906,712)	(1,906,712)
Net income	—	—	—	71,378	71,378
Balance as of March 31, 2023	3,218,499	$321	$—	$(6,658,097)	$(6,657,776)
Accretion of common stock to redemption value	—	—	—	(726,532)	(726,532)
Excise tax liability	—	—	—	(763,224)	(763,224)
Net income	—	—	—	238,896	238,896
Balance as of June 30, 2023	3,218,499	$321	$—	$(7,908,957)	$(7,908,636)

YOTTA ACQUISITION CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net income	$191,856	$310,274
Adjustments to reconcile net cash used in operating activities:
Interest earned on investments held in Trust Account	(206,098)	(2,042,847)
Changes in current assets and current liabilities:
Prepaid expenses	(100,504)	73,279
Other receivable	—	10,850
Accounts payable and accrued expenses	(467,648)	574,909
Income tax payable	(495,697)	105,019
Franchise tax payable	(22,779)	(116,843)
Net cash used in operating activities	(1,100,870)	(1,085,359)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	—	(1,510,100)
Cash withdrawn from Trust Account to pay taxes	—	919,704
Cash withdrawn from Trust Account to pay redeemed public stockholders	—	76,322,364
Net cash provided by investing activities	—	75,731,968

Cash Flows from Financing Activities:
Proceeds from promissory note-related party	517,000	1,265,000
Payment to redeemed public stockholders	—	(76,322,364)
Term extension fees paid by target company	—	635,100
Net cash provided by (used in) financing activities	517,000	(74,422,264)

Net change in cash	(583,870)	224,345
Cash, beginning of the period	652,395	235,864
Cash, end of the period	$68,525	$460,209

Supplemental Disclosure of Non-cash Investing and Financing Activities
Accretion of common stock to redemption value	$206,098	$2,633,244
Excise tax payable	$—	$763,224

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

YOTTA ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Organization and General

Yotta Acquisition Corporation (the “Company”) is a blank check company incorporated as a Delaware corporation on March 8, 2021. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (“Business Combination”). The Company intends to focus on target businesses in and around the high technology, blockchain and other general business industries globally.

As of June 30, 2024, the Company had not commenced any operations. All activities through June 30, 2024 are related to the Company’s formation and the initial public offering (“IPO” as described below in Note 3) and, subsequent to the IPO, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Yotta Investments LLC (the “Sponsor”), a Delaware limited liability company.

The registration statement for the Company’s IPO became effective on April 19, 2022. On April 22, 2022, the Company consummated the IPO of 10,000,000 units at an offering price of $10.00 per unit (the “Public Units’), generating gross proceeds of $100,000,000. Simultaneously with the IPO, the Company sold to its Sponsor 313,500 units at $10.00 per unit (the “Private Units”) in a private placement generating total gross proceeds of $3,135,000, which is described in Note 4.

The Company granted the underwriters a 45-day option to purchase up to 1,500,000 additional Public Units to cover over-allotments, if any. On April 27, 2022, the underwriters exercised the over-allotment option in full and purchased 1,500,000 Public Units at a price of $10.00 per Public Unit, generating gross proceeds of $15,000,000. Simultaneously with the closing of the over-allotment option, the Company consummated the sale of an additional aggregate of 30,000 Private Units with the Sponsor at a price of $10.00 per Private Unit, generating total proceeds of $300,000.

Transaction costs amounted to $6,764,402, consisting $2,300,000 of underwriting fees, $4,025,000 of deferred underwriting fees (payable only upon completion of a Business Combination) and $439,402 of other offering costs.

Upon the closing of the IPO and the private placement on April 22, 2022, and the exercise of the over-allotment option and the sale of the additional Private Units on April 27, 2022, a total of $115,000,000 was placed in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company as a trustee and will be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and that invest only in direct U.S. government treasury obligations. These funds will not be released until the earlier of the completion of the initial Business Combination and the liquidation due to the Company’s failure to complete a Business Combination within the applicable period of time. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders. In addition, interest income earned on the funds in the Trust Account may be released to the Company to pay its income or other tax obligations. With these exceptions, expenses incurred by the Company may be paid prior to a business combination only from the net proceeds of the IPO and private placement not held in the Trust Account.

Pursuant to Nasdaq listing rules, the Company’s initial Business Combination must occur with one or more target businesses having an aggregate fair market value equal to at least 80% of the value of the funds in the Trust account (excluding any deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account), which the Company refers to as the 80% test, at the time of the execution of a definitive agreement for its initial Business Combination, although the Company may structure a Business Combination with one or more target businesses whose fair market value significantly exceeds 80% of the trust account balance. If the Company is no longer listed on Nasdaq, it will not be required to satisfy the 80% test. The Company will only complete a Business

YOTTA ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income tax obligations).

The Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor and any of the Company’s officers or directors that may hold Insider Shares (as defined in Note 5) (the “Initial Stockholders”) and the underwriters have agreed (a) to vote their Insider Shares, Private Shares (as defined in Note 4), Shares issued as underwriting commissions (see Note 6) and any Public Shares purchased during or after the IPO in favor of approving a Business Combination and (b) not to convert any shares (including the Insider Shares) in connection with a stockholder vote to approve, or sell the shares to the Company in any tender offer in connection with, a proposed Business Combination.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The Initial Stockholders and underwriters have agreed (a) to waive their redemption rights with respect to the Insider Shares, Private Shares, and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose, or vote in favor of, an amendment to the Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

Initially, the Company had until 9 months from the closing of the IPO to consummate a Business Combination. In addition, if the Company anticipates that it may not be able to consummate initial business combination within 9 months, the Company’s insiders or their affiliates may, but are not obligated to, extend the period of time to consummate a business combination two times by an additional three months each time (for a total of 15 months to complete a business combination) (the “Combination Period”). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliate or designees must deposit into the Trust Account $1,000,000, or $1,150,000 if the underwriters’ over-allotment option is exercised in full ($0.10 per Public Share in either case or an aggregate of $2,000,000 (or $2,300,000 if the over-allotment option is exercised in full)), on or prior to the date of the applicable deadline.

YOTTA ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

On April 19, 2023, the Company held a special meeting of stockholders (the “April Special Meeting”). During the April Special Meeting, stockholders approved (i) an amendment to the Company’s amended and restated certificate of incorporation to extend the date by which the Company has to consummate a business combination from April 22, 2023 to April 22, 2024 on a month-by-month basis and (ii) an amendment to the Investment Management Trust Agreement (the “Trust Agreement”) with Continental Stock Transfer & Trust Company giving the Company’s right to extend the time to complete a business combination twelve times for an additional one month each time from April 22, 2023 to April 22, 2024 by depositing $120,000 to the Trust Account for each one-month extension. In connection with the stockholders’ vote at the special meeting, an aggregate of 7,414,905 shares with redemption value of approximately $76,322,364 (or $10.29 per share) of the Company’s common stock were tendered for redemption.

On September 22, 2023, the Company held a special meeting of stockholders (the “September Special Meeting”). During the September Special Meeting, stockholders approved (i) an amendment to the Company’s amended and restated certificate of incorporation to extend the date by which the Company has to consummate a business combination from September 22, 2023 to August 22, 2024 and (ii) an amendment to the Company’s Trust Agreement as amended on April 19, 2023 to provide that the time for the Company to complete its initial business combination under the Trust Agreement shall be extended from September 22, 2023 to August 22, 2024 without depositing any additional funds to the Trust Account. Additionally, the Company and the Sponsor entered into agreements with several third parties in exchange for them agreeing not to redeem shares of the Company’s common stock sold in its IPO (See Note 6). In connection with the stockholders’ vote at the special meeting, an aggregate of 3,358,759 shares with redemption value of approximately $35,797,997 (or $10.66 per share) of the Company’s common stock were tendered for redemption; the entire amount was paid to the redeemed public stockholders on October 16, 2023.

The Company has until 28 months (or by August 22, 2024) from the closing of the IPO to consummate a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (which interest shall be net of taxes payable, and less certain amount of interest to pay dissolution expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the other Initial Stockholders have agreed to waive their liquidation rights with respect to the Insider Shares, and Private Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or the other Initial Stockholders acquires Public Shares in or after the IPO, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.00.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters

YOTTA ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

of IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims.

Business Combination

On October 24, 2022, the Company, NaturalShrimp Incorporated, a Nevada corporation (“NaturalShrimp” or the “Target”), and Yotta Merger Sub, Inc., a Nevada corporation (“Merger Sub”) and wholly-owned subsidiary of the Company, entered into a Merger Agreement (the “Agreement”), pursuant to which Merger Sub would merge with and into the NaturalShrimp (the “Business Combination”) with the Target as the surviving corporation of the Business Combination and becoming a wholly-owned subsidiary of the Company.

By a letter dated August 10, 2023 (the “Termination Letter”), the Company informed NaturalShrimp that it was terminating Merger Agreement. The termination of the Merger Agreement was due to breaches by NaturalShrimp of its obligations thereunder including, but not limited to, NaturalShrimp’s obligation to share the costs associated with the extension of the deadline by which Yotta must complete an initial business combination. Although the payments were to be shared equally, NaturalShrimp failed to provide its portion despite being notified of its obligation to do so.

NaturalShrimp has not responded to the Termination Letter but previously sent a notification that it was terminating the Merger Agreement. Yotta rejected that purported termination as it does not believe NaturalShrimp has a legal basis under the Merger Agreement to terminate it. Moreover, pursuant to Section 10.2(b) of the Merger Agreement, NaturalShrimp was not authorized to terminate the Merger Agreement when it was in breach of its terms. The Company also included in the Termination Letter a demand for the $3 million termination fee due to it under the terms of the Merger Agreement. There have been no further developments with respect to the Merger Agreement or the Termination Letter.

Liquidity and Going Concern Consideration

As of June 30, 2024, the Company had cash of $68,525 and a working capital deficit of $3,894,187. On each of April 21, 2023, May 19, 2023, June 20, 2023, July 21, 2023, and August 21, 2023, the Company made a deposit of $120,000 to the Trust Account and extended the time to complete a Business Combination to September 22, 2023. On September 22, 2023, the Company’s stockholders approved an amendment to the Company’s amended and restated certificate of incorporation to permit an extension to August 22, 2024 without depositing any additional funds to the Trust Account. It is uncertain that the Company will be able to consummate a Business Combination by the extended date (or August 22, 2024 if the Sponsor elects to extend the consummation deadline). Moreover, the Company may need to obtain additional financing either to complete its Business Combination or because it becomes obligated to redeem a significant number of public shares upon consummation of its Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. If a Business Combination is not consummated by August 22, 2024, there will be a mandatory liquidation and subsequent dissolution.

The Company expects to continue to incur significant professional costs to remain as a publicly traded company and to incur significant transaction costs in pursuit of the consummation of a Business Combination. The Company may need to obtain additional financing either to complete its Business Combination or because it becomes obligated to redeem a significant number of public shares upon consummation of its Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of our Business Combination. If the Company is unable to complete its Business Combination because it does not have sufficient funds available, it will be forced to cease operations and liquidate the Trust Account. In addition, following the Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.

YOTTA ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to complete a Business Combination by August 22, 2024, then the Company will cease all operations except for the purpose of liquidating. The date for liquidation and subsequent dissolution as well as liquidity concerns raise substantial doubt about the Company’s ability to continue as a going concern. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

In February 2022, an armed conflict escalated between Russia and Ukraine. The sanctions announced by the United States and other countries against Russia and Belarus following Russia’s invasion of Ukraine to date include restrictions on selling or importing goods, services, or technology in or from affected regions and travel bans and asset freezes impacting connected individuals and political, military, business, and financial organizations in Russia and Belarus. The United States and other countries could impose wider sanctions and take other actions should the conflict further escalate. Separately, in October 2023, Israel and certain Iranian-backed Palestinian forces began an armed conflict in Israel, the Gaza Strip, and surrounding areas, which threatens to spread to other Middle Eastern countries including Lebanon and Iran.

As a result of the ongoing Russia/Ukraine, Hamas/Israel conflicts and/or other future global conflicts, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and potential future sanctions on the world economy and the specific impact on the Company’s financial position, results of operations or ability to consummate a Business Combination are not yet determinable. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. The IR Act applies only to repurchases that occur after December 31, 2022.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be

YOTTA ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

The IR Act tax provisions had an impact on the Company’s fiscal 2023 tax provision as there were redemptions by the public stockholders in April 2023 and September 2023; as a result, the Company recorded $1,121,204 excise tax liability as of June 30, 2024. During the second quarter 2024, the Internal Revenue Service issued final regulations with respect to the timing and payment of the Excise Tax. Pursuant to those regulations, the Company would need to file a return and remit payment for any liability incurred during the period from January 1, 2023 to December 31, 2023 on or before October 31, 2024. The Company will continue to monitor for updates to the Company’s business along with guidance issued with respect to the IR Act to determine whether any adjustments are needed to the Company’s tax provision in future periods.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC, and include all normal and recurring adjustments that management of the Company considers necessary for a fair presentation of its financial position and operation results. Operating results for the six months ended June 30, 2024 are not necessarily indicative of the results that may be expected for the year ending December 31, 2024 or any future period. These financial statements should be read in conjunction with the Company’s 2023 Annual Report on Form 10-K as filed with the SEC on April 15, 2024.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

YOTTA ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

Use of Estimates

In preparing these unaudited condensed consolidated financial statements in conformity with U.S. GAAP, the Company’s management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $68,525 and $652,395 in cash and did not have any cash equivalents as of June 30, 2024 and December 31, 2023, respectively.

Stock Compensation Expense

The Company accounts for stock-based compensation expense in accordance with ASC 718, “Compensation — Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date and recognized over the requisite service period. To the extent a stock-based award is subject to a performance condition, the amount of expense recorded in a given period, if any, reflects an assessment of the probability of achieving such performance condition, with compensation recognized once the event is deemed probable to occur. The fair value of equity awards has been estimated using a market approach. Forfeitures are recognized as incurred.

The Company’s Insider Shares were granted to certain independent directors subject to a performance condition, namely the occurrence of a Business Combination. This performance condition is considered in determining the grant date fair value of these instruments using Monte Carlo simulation. Compensation expense related to the Insider Shares is recognized only when the performance condition is probable of occurrence, or more specifically when a Business Combination is consummated. Therefore, no stock-based compensation expense has been recognized for the three months ended on June 30, 2024 and 2023. The estimated fair value of the 16,666 shares granted to the Company’s directors was $123,900, or $7.38 per share at January 28, 2022.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes (“ASC 740”)”. ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

The Company’s effective tax rate was 7.74% and 40.17% for the three months ended June 30, 2024 and 2023, respectively; and 16.88% and 57.22% for the six months ended June 30, 2024 and 2023, respectively. The effective tax rate differs from the statutory tax rate of 21% for the three months ended June 30, 2024 and 2023, due to the change in valuation of deferred tax assets.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a

YOTTA ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2024 and December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 825, “Financial Instruments,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Net (Loss) Income Per Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. The Company’s unaudited condensed consolidated statements of operations for subsequent periods will include a presentation of income per redeemable share and income per non-redeemable share following the two-class method of income per share. Net income per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture by the Initial Stockholders. At June 30, 2024 and December 31, 2023, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted net income per share is the same as basic net income per share for the period presented.

Net (loss) income per common share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. As the Public Shares are considered to be redeemable at fair value, and a redemption at fair value does not amount to a distribution different than other stockholders, redeemable and non-redeemable common stock are presented as one class of stock in calculating net income per share. The Company has not considered the effect of the warrants sold in the IPO and private placement to purchase an aggregate of 11,843,500 shares in the calculation of diluted per share, since the exercise of the warrants are contingent upon the occurrence of future events.

YOTTA ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

The net income per share presented in the unaudited condensed consolidated statement of operations is based on the following:
	For the Three Months Ended June 30, 2024		For the Three Months Ended June 30, 2023
	Redeemable shares	Non-redeemable shares	Redeemable shares	Non-redeemable shares
Basic and diluted net income per share:
Numerators:
Allocation of net income	$42,981	$190,455	$151,389	$87,507

Denominators:
Basic and diluted weighted average shares outstanding	726,336	3,218,499	5,568,076	3,218,499
Basic and diluted net income per share	$0.06	$0.06	$0.03	$0.03
	Six Months Ended June 30, 2024		Six Months Ended June 30, 2023
	Redeemable shares	Non-redeemable shares	Redeemable shares	Non-redeemable shares
Basic and diluted net income per share:
Numerators:
Allocation of net income	$35,325	$156,531	$225,304	$84,970

Denominators:
Basic and diluted weighted average shares outstanding	726,336	3,218,499	8,534,038	3,218,499
Basic and diluted net income per share	$0.05	$0.05	$0.03	$0.03

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. As discussed in Note 7, it was determined that they were equity-classified.

YOTTA ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, shares of common stock subject to possible redemption are presented at redemption value of $11.19 and $10.91 per share, as of June 30, 2024 and December 31, 2023, respectively, as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheet. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of shares of redeemable common stock are affected by charges against additional paid in capital or accumulated deficit if additional paid-in capital is zero.

Investments Held in Trust Account

Upon the closing of the IPO and the private placement on April 22, 2022, and the exercise of the over-allotment option and the sale of the additional Private Units on April 27, 2022, an amount of $115,000,000 was placed in the Trust Account and may be invested only in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. The trust account is intended as a holding place for funds pending the earlier to occur of either: (i) the completion of our primary business objective, which is a business combination; or (ii) absent a business combination, our return of the funds held in the trust account to our public stockholders as part of our redemption of the public shares.

The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in the fair value of these securities are included in the income from investments held in the Trust Account in the accompanying audited statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Recent Accounting Pronouncements

In December 2023, the FASB issued Accounting Standards Update 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosure” (“ASU 2023-09”). ASU 2023-09 mostly requires, on an annual basis, disclosure of specific categories in an entity’s effective tax rate reconciliation and income taxes paid disaggregated by jurisdiction. The incremental disclosures may be presented on a prospective or retrospective basis. The ASU is effective for fiscal years beginning after December 15, 2024 with early adoption permitted. The Company is currently assessing the impact, if any, that ASU 2023-09 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statement.

YOTTA ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Initial Public Offering

Pursuant to the IPO closed on April 22, 2022, the Company sold 10,000,000 Public Units at $10.00 per Public Unit, generating gross proceeds of $100,000,000. The Company granted the underwriters a 45-day option to purchase up to 1,500,000 additional Public Units to cover over-allotments, if any. On April 27, 2022, the underwriters exercised the over-allotment option in full and purchased 1,500,000 Public Units at a price of $10.00 per Public Unit, generating gross proceeds of $15,000,000. Each Unit consists of one share of common stock, one right (“Public Right”) and one redeemable warrant (“Public Warrant”). Each Public Right will convert into one-tenth (1/10) of one share of common stock upon the consummation of a Business Combination. Each whole Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per whole share, subject to adjustment. Because the Warrants may only be exercised for whole numbers of shares, only an even number of warrants may be exercised. The Warrants will become exercisable on the later of the completion of the Company’s initial Business Combination or 12 months from the closing of the IPO, and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation.

All of the 11,500,000 Public Shares sold as part of the Public Units in the IPO contain a redemption feature which allows for the redemption of such Public Shares if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation, or in connection with the Company’s liquidation. In accordance with the SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity.

The Company’s redeemable common stock is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).

As of June 30, 2024 and December 31, 2023, the shares of common stock reflected on the condensed consolidated balance sheets are reconciled in the following table.

Gross proceeds	$115,000,000
Less:
Proceeds allocated to Public Warrants	(690,000)
Proceeds allocated to Public Rights	(8,280,000)
Offering costs of Public Shares	(6,236,777)
Plus:
Accretion of carrying value to redemption value	16,858,238
Common stock subject to possible redemption – December 31, 2022	116,651,461
Accretion of carrying value to redemption value	4,531,223
Cash withdrawn from Trust Account to pay franchise and income taxes	(1,140,505)
Payment to redeemed public stockholders	(112,120,361)
Common stock subject to possible redemption – December 31, 2023	7,921,818
Accretion of carrying value to redemption value	206,098
Common stock subject to possible redemption – June 30, 2024	$8,127,916

YOTTA ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 313,500 Private Units at a price of $10.00 per Private Unit for an aggregate purchase price of $3,135,000 in a private placement. Simultaneously with the closing of the over-allotment option, the Company consummated the sale of an additional aggregate of 30,000 Private Units with the Sponsor at a price of $10.00 per Private Unit, generating total proceeds of $300,000. Each Private Unit will consist of one share of common stock (“Private Share”), one right (“Private Right”) and one redeemable warrant (“Private Warrant”). Each whole Private Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment. The Private Warrants will be identical to the Public Warrants except that the Private Warrants and the common shares issuable upon the exercise of the Private Warrants will not be transferable, assignable or saleable until after the completion of a Business Combination. The proceeds from the Private Units were added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Units and all underlying securities will expire worthless.

Note 5 — Related Party Transactions

Insider Shares

On December 28, 2021, the Company issued 2,875,000 shares of common stock to the Initial Stockholders (the “Insider Shares”) for an aggregated consideration of $25,000, or approximately $0.0087 per share. Such shares included up to 375,000 shares subject to forfeiture by the Initial Stockholders to the extent that the underwriters’ over-allotment is not exercised in full, so that the Initial Stockholders would collectively own 20% of the Company’s issued and outstanding shares after the IPO (assuming the Initial Stockholders did not purchase any Public Shares in the IPO and excluding the Private Units).

On March 7, 2022, the Sponsor surrendered 1,150,000 shares of common stock without any consideration. On April 5, 2022, the Sponsor declared a dividend, payable in shares of common stock, of two-thirds of one share of common stock for each share of common stock issued and outstanding. As a result of the underwriters’ full exercise of their over-allotment option on April 27, 2022, no Insider Shares are currently subject to forfeiture. As of June 30, 2024 and December 31, 2023, there were 3,218,499 Insider Shares issued and outstanding.

The Initial Stockholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of their Insider Shares until, with respect to 50% of the Insider Shares, the earlier of six months after the consummation of a Business Combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after a Business Combination and, with respect to the remaining 50% of the Insider Shares, until the six months after the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On December 28, 2021, the Sponsor agreed to loan the Company up to an aggregate amount of $500,000 to be used, in part, for transaction costs incurred in connection with the IPO (the “Promissory Note”). The Promissory Note is unsecured, interest-free and due on the earlier of August 31, 2022 or the closing of the IPO. The Company repaid the outstanding balance of $250,000 to the Sponsor on April 22, 2022.

On January 20, 2023, the Company issued an unsecured promissory note of $575,000 (“Promissory Note 1”) to the Sponsor in exchange for its depositing such amount into the Trust Account to extend the time for the Company to complete a business combination from January 22, 2023 to April 22, 2023. On January 20, 2023, the Company deposited $1,150,000 into the Trust Account, which included $575,000 paid by NaturalShrimp pursuant to the terms of the Agreement.

YOTTA ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

On February 5, 2023, the Sponsor loaned the Company $250,000 (“Promissory Note 2”) to cover expenses related to the Business Combination.

On April 21, 2023, the Company issued an unsecured promissory note of $200,000 (“Promissory Note 3”) to the Sponsor in exchange for its depositing $120,000 to the Trust Account to extend the time for the Company to complete a business combination from April 22, 2023 to May 22, 2023 and the remaining $80,000 to cover working capital needs.

On May 17, 2023, the Company issued an unsecured promissory note of $200,000 (“Promissory Note 4”) to the Sponsor in exchange for its depositing $120,000 to the Trust Account to extend the time for the Company to complete a business combination from May 22, 2023 to June 22, 2023 and the remaining $80,000 to cover working capital needs.

On June 20, 2023, the Company deposited $120,000 into the Trust Account to extend the time to complete the Business Combination from June 22, 2023 to July 22, 2023. Pursuant to the terms of the Agreement, the Target paid one-half of the extension fee while the Company paid the other half. On June 20, 2023, the Company issued an unsecured promissory note of $40,000 (“Promissory Note 5”) to the Sponsor in exchange for its depositing $60,000 to the Trust Account to extend the time for the Company to complete a business combination from June 22, 2023 to July 22, 2023.

On July 18, 2023, the Company issued an unsecured promissory note of $160,000 (“Promissory Note 6”) to the Sponsor in exchange for its depositing $120,000 to the Trust Account to extend the time for the Company to complete a business combination from July 22, 2023 to August 22, 2023 and the remaining $40,000 to cover working capital needs.

On August 18, 2023, the Company issued an unsecured promissory note of $200,000 (“Promissory Note 7”) to the Sponsor in exchange for its depositing $120,000 to the Trust Account to extend the time for the Company to complete a business combination from August 22, 2023 to September 22, 2023 and the remaining $80,000 to cover working capital needs.

On November 29, 2023, the Company issued an unsecured promissory note of $35,000 (“Promissory Note 8”) to the Sponsor to cover working capital needs.

On January 7, 2024 and April 19, 2024, the Company issued two unsecured convertible promissory notes of up to $540,000 each time to the Sponsor (“Convertible Note 1 and Convertible Note 2”) to cover working capital needs. The holder of the Convertible Notes, in its sole discretion, may convert any or all of the unpaid principal under the promissory note into shares of common stock of the Company, at a price of $10.00 per share, upon consummation of the Business Combination. The Company drew down $517,000 and $0 of the Convertible Note 1 and Convertible Note 2, respectively, as of June 30, 2024.

All eight Promissory Notes and Convertible Note are interest-free and payable after the date on which the Company consummates an initial business combination. As of June 30, 2024 and December 31, 2023, $2,177,000 and $1,660,000 were outstanding respectively, under all the Promissory Notes and Convertible Notes.

Related Party Loans

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Initial Stockholders or their affiliates may, but are not obligated to, loan us funds as may be required. If the Company completes an initial Business Combination, it will repay such loaned amounts. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Certain amount of such loans may be converted into private at $10.00 per share at the option of the lender. As of June 30, 2024 and December 31, 2023, the Company had no borrowings under the working capital loans.

YOTTA ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

Administrative Services Agreement

The Company entered into an agreement, commencing on April 19, 2022 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support. However, pursuant to the terms of such agreement, the Sponsor agreed to defer the payment of such monthly fee. Any such unpaid amount will accrue without interest and be due and payable no later than the date of the consummation of the initial Business Combination. For the three and six months ended June 30, 2024, the Company incurred $30,000 and $60,000, respectively, in fees for these services. The Company paid $170,000 to the Sponsor on June 24, 2024. As of June 30, 2024 and December 31, 2023, $10,000 and $120,000 were included in accrued expenses in the accompanying balance sheets.

Other

Mr. Michael Lazar who has been an independent director of the board since April 2022, also is the Chief Executive Officer of Empire Filings, LLC, which is engaged by the Company to provide print and filing services. The Company incurred $2,850 for both the three and six months ended June 30, 2024, and will pay $1,000 per quarter for ongoing compliance filings. On April 26, 2024, Mr. Michael Lazar resigned from his position as a director of the board. Mr. Lazard’s resignation is not as a result of any disagreement with the Company relating to its operations, policies or practices.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the Insider Shares issued and outstanding as of April 19, 2022, as well as the holders of the private units and any shares of the Company’s insiders, officers, directors or their affiliates may be issued in payment of working capital loans and extension loans made to the Company (and any shares of common stock issuable upon the exercise of the warrants and conversion of the underlying the private rights), will be entitled to registration rights pursuant to an agreement signed on April 19, 2022. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the Insider Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the private units and units issued in payment of working capital loans made to us can elect to exercise these registration rights at any time commencing on the date that the Company consummate an initial business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of an initial business combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company has granted Chardan, the representative of the underwriters, a 45-day option from the date of this prospectus to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On April 27, 2022, Chardan exercised the over-allotment option in full and purchased 1,500,000 additional Units.

The underwriters were paid a cash underwriting discount of 2.0% of the gross proceeds of the IPO (including the exercise of the over-allotment option), or $2,300,000. In addition, the underwriters will be entitled to a deferred fee of 3.5% of the gross proceeds of the IPO (including the exercise of the over-allotment option), $4,025,000 which will be paid upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

YOTTA ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies (cont.)

Non-Redemption Agreements

On September 19-21, 2023, the Company and its Sponsor entered into agreements (“Non-Redemption Agreements”) with several third parties in exchange for them agreeing not to redeem shares of the Company’s common stock sold in its IPO (“Non-Redeemed Shares”) at the September Special Meeting at which a proposal to approve an extension of time for the Company to complete its initial business combination by August 22, 2024. In exchange for the foregoing commitments not to redeem such Non-Redeemed Shares, the Sponsor has agreed to transfer to such third parties an aggregate of 299,340 shares of the Common Stock held by the Sponsor. The Company estimated the aggregate fair value of the 299,340 Non-Redeemed Shares to be $446,735 or on average $1.49 per share. The excess of the fair value of the Non-Redeemed Shares was determined to be a contribution to the Company from the Sponsor in accordance with Staff Accounting Bulletin (“SAB”) Topic 5T and an offering cost in accordance with SAB Topic 5A. Accordingly, the offering cost was recorded against additional paid-in capital.

Right of First Refusal

The Company granted Chardan for a period of 18 months after the date of the consummation of the Company’s Business Combination, a right of first refusal to act as book-running manager, with at least 30% of the economics, or, in the case of a “three-handed” deal 20% of the economics, for any and all future public and private equity and debt offerings.

Note 7 — Stockholders’ Deficit

Common Stock — The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.0001 per share. Holders of common stock are entitled to one vote for each share. In March 2022, the Sponsor surrendered 1,150,000 shares of common stock without any consideration and in April 2022, the Sponsor declared a dividend, payable in shares of common stock, of two-thirds of one share of common stock for each share of common stock issued and outstanding. As a result of the underwriters’ full exercise of their over-allotment option on April 27, 2022, no Insider Shares are currently subject to forfeiture. As of June 30, 2024 and December 31, 2023, there were 3,218,499 Insider Shares issued and outstanding.

Rights — Each holder of a right will receive one-tenth (1/10) of one share of common stock upon consummation of a Business Combination, even if the holder of such right redeemed all shares held by it in connection with a Business Combination. No fractional shares will be issued upon conversion of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination, as the consideration related thereto has been included in the Unit purchase price paid for by investors in the IPO. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the common stock will receive in the transaction on an as-converted into common stock basis and each holder of a right will be required to affirmatively covert its rights in order to receive 1/10 share underlying each right (without paying additional consideration). The shares issuable upon conversion of the rights will be freely tradable (except to the extent held by affiliates of the Company).

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, holders of the rights might not receive the shares of common stock underlying the rights. As of June 30, 2024 and December 31, 2023, there were 11,843,500 rights issued and outstanding.

YOTTA ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Stockholders’ Deficit (cont.)

Public Warrants — Each redeemable Public Warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per full share, and will become exercisable on the later of the completion of an initial Business Combination and 12 months from the closing of the IPO. However, no Public Warrants will be exercisable for cash unless the foregoing, if a registration statement covering the issuance of the common stock issuable upon exercise of the public warrants is not effective within 90 days from the closing of the Company’s initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The warrants will expire five years from the closing of the Company’s initial Business Combination at 5:00 p.m., New York City time or earlier upon redemption or liquidation.

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of the Company’s initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the board of directors), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination, and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Price”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Price, and the $16.50 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 165% of the Market Value.

Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per Public Warrant;

•        upon a minimum of 30 days’ prior written notice of redemption, which the Company refers to as the 30-day redemption period;

•        if, and only if, the last reported sale price of the Company’s common stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. In such event, each holder would pay the exercise price by surrendering the whole warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Except as described above, no warrants will be exercisable and the Company will not be obligated to issue common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, the Company cannot assure that it will be able to do so and, if the Company does not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and the Company will not be required to settle any such warrant exercise. If the prospectus relating to

YOTTA ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Stockholders’ Deficit (cont.)

the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the Company will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Private Warrants — The private warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in this offering except that the private warrants will be entitled to registration rights. The private warrants (including the common stock issuable upon exercise of the private warrants) will not be transferable, assignable or saleable until after the completion of our initial business combination except to permitted transferees. As of June 30, 2024 and December 31, 2023, there were 11,843,500 warrants issued and outstanding.

Note 8 — Fair Value Measurements

The fair value of the Company’s consolidated financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the assessment of the assumptions that market participants would use in pricing the asset or liability.

The following tables present information about the Company’s assets and liabilities that are measured at fair value on June 30, 2024 and December 31, 2023, and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	June 30, 2024	Level 1	Level 2	Level 3
Assets
Marketable securities held in Trust Account	$8,127,916	$8,127,916	$—	$—
	December 31, 2023	Level 1	Level 2	Level 3
Assets
Marketable securities held in Trust Account	$7,921,818	$7,921,818	$—	$—

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based on the review, as further disclosed in the footnotes and except as disclosed below, management did not any subsequent event requiring disclosure in the consolidated financial statements.

On July 18, 2024, the Company drew down $23,000 and $37,000 from Convertible Note 1 and Convertible Note 2, respectively, to cover working capital needs.

YOTTA ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Subsequent Events (cont.)

On August 20, 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Yotta, Yotta Merger Sub Inc., a Maryland corporation and a wholly-owned subsidiary of Yotta (“Merger Sub”), and DRIVEiT Financial Auto Group, Inc, a Maryland corporation (the “DRIVEiT”). The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur, and in accordance with Maryland General Corporation Law. Merger Sub will merge with and into DRIVEiT, the separate corporate existence of Merger Sub will cease, and DRIVEiT will be the surviving corporation and a wholly-owned subsidiary of Yotta. Yotta will be renamed “DRIVEiT Financial Auto Group, Inc.” The Business Combination is expected to be consummated after obtaining the required approval by the stockholders of Yotta and DRIVEiT and the satisfaction of certain other customary closing conditions. Merger Consideration The total consideration to be paid at the Closing of the Business Combination by Yotta to DRIVEiT security holders will be an amount equal to $100,000,000. The Merger Consideration will be payable in shares of common stock, par value $0.0001 per share, of Yotta, valued at $10 per share.

The board of directors of Yotta has unanimously (i) approved and declared advisable the Merger Agreement, the Business Combination and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of Yotta.

Pursuant to the Merger Agreement, DRIVEiT deposited $1,100,000 into Sponsor’s operating account to repay indebtedness owed to the Sponsor and $400,000 into the Company’s operating account to cover merger related transaction costs.

On August 22, 2024, the Company held a special meeting of stockholders (the “August Special Meeting”). During the August Special Meeting, stockholders approved an amendment to the Company’s amended and restated certificate of incorporation to extend the date by which the Company has to consummate a business combination from August 22, 2024 to October 22, 2025 on a monthly basis by depositing an amount equal to $0.04 multiplied by the number of shares of common stock sold to the public in the IPO and that remain outstanding after giving effect to the shares that were redeemed in connection with the August Special Meeting. In connection with the stockholders’ vote at the August Special Meeting, an aggregate of 262,231 shares with redemption value of approximately $2,956,393.95 (or $11.27 per share) of the Company’s common stock were tendered for redemption. Yotta subsequently deposited $18,564.20 into the Trust Account per month to extend the date by which the Company can complete an initial business combination until November 22, 2024.

On October 17, 2024, the Company deposited $18,564.20 into the Trust Account to extend the date by which the Company can complete an initial business combination until November 22, 2024.

On October 30, 2024, the Company and DRIVEiT entered into a Securities Purchase Agreement (the “Note SPA”) with a certain investor, pursuant to which the investor agreed to purchase a 10% Original Issue Discount Convertible Note (the “OID Convertible Note”) with an aggregate principal amount of $3.894 million. The OID Convertible Note will be mandatorily converted into shares of a new series of preferred stock of DRIVEiT immediately before the closing of the Business Combination. Upon execution of the Note SPA, the investor purchased the full value of the OID Convertible Note for $2.95 million. Upon the closing of the Business Combination, the preferred stock of DRIVEiT will then be converted into a right to receive an equal number of shares of preferred stock of the Company.

Report of Independent Registered Public Accounting Firm (PCAOB ID: 324)

To Board of Directors and Shareholders of DRIVEiT Financial Auto Group and Subsidiary

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of DRIVEiT Financial Auto Group and its subsidiary (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has not generated any revenue to date and has suffered recurring losses from operations. The Company may require additional capital in the future. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2024.

/s/ Macias Gini & O’Connell LLP

Macias Gini & O’Connell LLP
Irvine, California
October 15, 2024

DRIVEiT Financial Auto Group
Consolidated financial statements for the years ended December 31, 2023, and 2022
Consolidated balance sheets

	As of December 31,
	2023	2022
CURRENT ASSETS
Cash	$15,192	$103,469
Total current assets	15,192	103,469

Right-of-use asset	33,506	88,186
TOTAL ASSETS	$48,698	$191,655

CURRENT LIABILITIES
Lease liabilities, current portion	33,840	53,532
Accrued expenses and other current liabilities	21,642	8,865
Payables to related parties	701,116	181,894
Total current liabilities	756,598	244,291

Lease liabilities, net of current portion	—	33,840
TOTAL LIABILITIES	$756,598	$278,131
Commitments and contingencies (note 3)

STOCKHOLDERS’ DEFICIT
Common stock (100 shares of common stock, par value $0,001 per share, authorized, issued and outstanding, $100 due from stockholder)	—	—
Accumulated deficit	(707,900)	(86,476)
TOTAL STOCKHOLDERS’ DEFICIT	$(707,900)	$(86,476)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$48,698	$191,655

The accompanying notes are an integral part of these consolidated financial statements.

DRIVEiT Financial Auto Group
Consolidated financial statements for the years ended December 31, 2023, and 2022
Consolidated statements of operations

	For the year ended December 31,
	2023	2022
Operating expenses:
Salaries and wages	$452,026	$61,970
Taxes on salaries and wages	34,670	6,042
Health Insurance	37,075	3,081
Rent	58,657	9,776
Utilities and office expenses	31,776	3,014
Consulting fees	3,288	—
Other costs and expenses	3,932	2,041
Operating expenses, total	621,424	85,924
Loss from operations	(621,424)	(85,924)

Income tax	—	—
Net loss	$(621,424)	$(85,924)

Net loss per share	$(6,214.24)	$(859.24)

Weighted average shares outstanding, basic and diluted	100	100

The accompanying notes are an integral part of these consolidated financial statements.

DRIVEiT Financial Auto Group
Consolidated financial statements for the years ended December 31, 2023, and 2022
Consolidated statements of stockholders’ deficit

	Common Stock		Accumulated deficit	Stockholders’ deficit
	Shares	Amount
Balance, January 1, 2022	100	$—	$(552)	$(552)
Net loss	—	$—	$(85,924)	$(85,924)
Balance, December 31, 2022	100	$—	$(86,476)	$(86,476)

Balance, January 1, 2023	100	$—	$(86,476)	$(86,476)
Net loss	—	$—	$(621,424)	$(621,424)
Balance, December 31, 2023	100	$—	$(707,900)	$(707,900)

The accompanying notes are an integral part of these consolidated financial statements.

DRIVEiT Financial Auto Group
Consolidated financial statements for the years ended December 31, 2023, and 2022
Consolidated statements of cash flows

	For the year ended December 31,
	2023	2022
Cash Flows from Operating Activities
Net loss	$(621,424)	$(85,924)
Changes in operating assets and liabilities:
Accrued expenses and other liabilities	12,777	8,358
Right-of-use asset and lease liabilities	1,148	(814)
Net cash used in operating activities	(607,499)	(78,380)
Cash Flows from Financing Activities
Net advances by related parties	519,222	177,895
Net cash provided by financing activities	519,222	177,895

Change in cash	(88,277)	99,515
Cash, beginning of period	103,469	3,954
Cash, ending of period	$15,192	$103,469
Supplemental Disclosure for Non-Cash Activities:
Right-of-use asset obtained in exchange of operating lease liabilities	—	97,008

The accompanying notes are an integral part of these consolidated financial statements.

DRIVEiT Financial Auto Group
Consolidated financial statements for the years ended December 31, 2023, and 2022
Notes to the consolidated financial statements

Note 1 — Description of the Business

The DRIVEiT Group (hereinafter — “the Group”) is a start-up enterprise in the business of operating electronic vehicle superstores that supports customers’ entire electronic vehicle experience by providing comprehensive solutions for customers, including financing and all after sales needs of warranty, service, and parts.

The Group is a licensed lender in California, registered with the Nationwide Multistate Licensing System (NMLS) and the Department of Financial Protection and Innovation (DFPI) as a California Finance Lender and Broker [CFL], license effective as of November 19, 2021.

The Group had 5 full-time employees working during the year ended December 31, 2023 (6 — during the year ended December 31, 2022), as well as 1 consultant providing general and administrative services (and zero consultants — during the year ended December 31, 2022).

The Group is currently comprised of 2 entities that, over the periods covered by these consolidated financial statements, have been under common control of a David Michery, a Chairman of the Board, and controlling stockholder (hereinafter — “the Principal”):

•        DRIVEiT Financial Auto Group (hereinafter — “DFA” or “the Company”), a Maryland corporation, established 12/30/2022,

•        DRIVEiT Financial Group (hereinafter — “DFG”), a California corporation, established in 2015 under the name “Mullen Funding Corp” with the name changed to DFG on 3/15/2023.

Before 2024, certain expenses of the Group were incurred by Mullen Technologies Inc. (hereinafter — “MTI”), another company under control of the Principal.

In 2024, the business activities have been transferred to the Company, while DFG became a wholly owned subsidiary of DFA (see Note 7 — Subsequent events).

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

As MTI has not historically prepared financial statements for the Company’s business, these financial statements have been prepared from the financial records of MTI on a carve-out basis, combined with transactions accounted for by DFG and DFA in their separate financial statements. As DFG and DFA are entities under common control, their financial position and performance have been combined using stand-alone financial information from their financial records.

The equity presented in the financial statements reflects retrospective application of the corporate reorganization effectuated in 2024 (see Note 1 above).

The consolidated balance sheets include all of assets under historical cost of MTI on a carve-out basis (those belonged to the Company’s business), combined with assets accounted for by DFG and DFA as of relevant dates. The consolidated statements of operations for each of the periods presented reflect all expenses and activities directly attributable to the business of the Group, and an allocation of certain other general and administrative expenses incurred by MTI in each of those years. These costs were allocated to the Group using either specific identification or a pro-rata allocation using operating expenses, labor allocations and other drivers. Management believes the expense allocation methodology and results are reasonable and consistently applied for all comparative periods presented.

All intercompany balances and transactions have been eliminated.

DRIVEiT Financial Auto Group
Consolidated financial statements for the years ended December 31, 2023, and 2022
Notes to the consolidated financial statements

Note 2 — Summary of Significant Accounting Policies (cont.)

These consolidated financial statements may not be indicative of the Company’s financial performance and do not necessarily reflect what its financial position, results of operations, and cash flows would have been had the Company operated as an independent entity during the years presented.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgments and assumptions that affect the reported amounts and disclosures, including estimates and assumptions made to allocate expenses from MTI (see discussion in Basis of Presentation). Actual results could differ materially from those estimates.

Risks and Uncertainties

The Company is subject to several risks similar to other early-stage companies, including, but not limited to, the need to obtain adequate additional funding, and the need to secure and maintain adequate arrangements with third parties. If the Company does not successfully manufacture and commercialize any of its products, it will be unable to generate revenue or achieve profitability.

Going Concern

These consolidated financial statements have been prepared on a going concern basis. The Company has not generated revenue to date and has accumulated losses since inception. The Company’s ability to continue operating as a going concern is contingent upon, among other things, its ability to raise sufficient additional capital and/or obtaining the necessary financing to support ongoing and future operations and to successfully launch its products for sale. While the Company expects to obtain the additional capital and/or financing that is needed, there is no assurance that the Company will be successful in obtaining the necessary funds for future operations. These factors raise substantial doubt as to the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Segment Information

Our CEO, as the chief operating decision maker, makes decisions about resources to be acquired, allocated and utilized and assesses the performance of the Company as one operating segment.

Lease

The Company follows the provisions of ASC 842, “Leases”, which requires a lessee to recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying leased asset for the lease term. These right-of-use assets also include any lease payments made and initial direct costs incurred at lease commencement and exclude lease incentives. The lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Income Taxes

The Company accounts for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. A valuation allowance is provided when it is more likely than not that net deferred tax asset will not be realized. The Company has no material uncertain tax positions.

DRIVEiT Financial Auto Group
Consolidated financial statements for the years ended December 31, 2023, and 2022
Notes to the consolidated financial statements

Note 2 — Summary of Significant Accounting Policies (cont.)

Fair Value

The fair value hierarchy defines fair value as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. ASC 820, Fair Value Measurements and Disclosures, establishes three tiers, which prioritize the inputs used in measuring fair value. The Company had no financial assets or liabilities required to be measured at fair value during the period ending and as of December 31, 2023, and December 31, 2022. Certain financial instruments that are not carried at fair value on the consolidated balance sheets are carried at amounts that approximate fair value due to their short-term nature and credit risk. These instruments include cash, payables to related parties and lease liabilities.

Recently adopted accounting pronouncement

The Company has implemented all new applicable accounting pronouncements that are in effect. These pronouncements did not have any material impact on the consolidated financial statements.

Recently issued accounting pronouncements not yet adopted

The accounting pronouncements issued but not yet effective are not believed by management to be relevant or to have a material impact on the Company’s present or future consolidated financial statements.

Note 3 — Contingencies and claims

From time to time, the Company may be subject to asserted and actual claims and lawsuits arising in the ordinary course of business. Company management reviews any such legal proceedings and claims on an ongoing basis and follows appropriate accounting guidance when making accrual and disclosure decisions. We recognize accruals for those contingencies where the incurrence of a loss is probable and can be reasonably estimated, and disclose the amount accrued and the amount of a reasonably possible loss in excess of the amount accrued, if such disclosure is necessary for our consolidated financial statements to not be misleading. To date, no loss contingencies have been accrued, as the Company can reasonably estimate neither probability of the losses, nor their magnitude (if any), based on all available information presently known to management.

Note 4 — Transactions with related parties

As described in Note 1 and Note 2, during the years ended December 31, 2023, and 2022 the activities of the Group were a part of MTI which did not prepare and issue separate financial statements for this part of the business. The amounts invested by MTI and their stockholders in development of this business, calculated as remaining available assets and accumulated allocated losses, have been presented in these Consolidated financial statements for the years ended December 31, 2023, and 2022 as “Payables to related parties” within Current liabilities.

In August 2024 the Company signed a Secured note agreement refinancing the main part of these payables under terms further described in the Note 7 — “Subsequent events” below. Remaining part of payables to related parties as of December 31, 2023 in amount of approximately $21 thousand represents costs paid by another related party of the Principal, and is expected to be reimbursed by the Company in cash in 2024.

DRIVEiT Financial Auto Group
Consolidated financial statements for the years ended December 31, 2023, and 2022
Notes to the consolidated financial statements

Note 5 — Lease

Starting October 24, 2022, DFA rents certain office space located in Orange, CA. The lease term expires July 31, 2024. The table below presents information regarding the Company’s lease assets and liabilities:

	2023	2022
Fixed lease costs:
Assets:
Operating lease Right-of-use asset	$33,506	$88,186
Liabilities:
Operating lease liabilities, current	$(33,840)	$(53,532)
Operating lease liabilities, non-current	—	(33,840)
Total lease liabilities	$(33,840)	$(87,372)
Weighted average remaining lease terms:
Fixed leases	0.58 years	1.58 years
Weighted average discount rate:
Fixed leases	6.45%	6.45%

Lease costs	$58,657	$9,776
Lease payments	$57,509	$10,590

The following table reflects maturities of operating lease liabilities at the balance sheet date:

Lease Payments and imputed interest

Years ending December 31
2024	$34,551
Thereafter	—
Total lease payments	$34,551
Less: Imputed interest	(711)
Present value of lease liabilities	$33,840

Note 6 — Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided against deferred tax assets when, based on all available evidence, it is considered more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. The Company cannot be certain that future taxable income will be sufficient to realize its deferred tax assets, and accordingly, a full valuation allowance has been provided on its deferred tax assets.

The companies of the group had separate income tax filing obligations during the years ended December 31, 2023, and 2022.

DRIVEiT Financial Auto Group
Consolidated financial statements for the years ended December 31, 2023, and 2022
Notes to the consolidated financial statements

Note 6 — Income Taxes (cont.)

Components of deferred tax assets and liabilities for the years ended December 31:

	2023	2022
Deferred tax assets:
Net operating loss carryforward	204,779	23,159
Accrued Expenses	6,458	2,645
Lease liabilities	10,098	26,072
Deferred tax liabilities:
Right-of-use asset	(9,998)	(26,315)
Total deferred tax assets, net	211,337	25,561
Valuation allowance	(211,337)	(25,561)
Deferred tax assets, net of valuation allowance	$—	$—

The reconciliation of the statutory federal income tax with the provision (benefit) for income taxes for the years ended December 31:

	2023	2022
Income tax (benefit) at federal statutory rate	(130,499)	(18,044)
Income tax (benefit) at state statutory rate	(54,934)	(7,596)
Change in valuation allowance	185,776	25,640
Other	(343)	—
Total income tax provision (benefit)	$—	$—

The net deferred tax assets continue to require a valuation allowance until the Company can demonstrate their realizability through sustained profitability or another source of income.

Note 7 — Subsequent events

Company management has evaluated subsequent events through October 15, 2024, which is the date these financial statements were available to be issued. Except as discussed below, management has determined that there were no subsequent events which required recognition, adjustment to or disclosure in the financial statements:

Reorganization

In September 2024, DFG issued 100 shares for $0.10 per share to DFA and became a wholly owned subsidiary of DFA.

Amendments to the Charter

On August 7, 2024, upon joint unanimous written consent of the Board of directors and Sole stockholder, the total number of shares that the Company is authorized to issue has been increased to One Billion (1,000,000,000), consisting of:

1.      Seven Hundred Fifty Million (750,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”); and

2.      Two Hundred Fifty Million (250,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

DRIVEiT Financial Auto Group
Consolidated financial statements for the years ended December 31, 2023, and 2022
Notes to the consolidated financial statements

Note 7 — Subsequent events (cont.)

The board of directors of the Company, pursuant to a resolution approved by a majority of the entire Board of Directors and, except as may be provided in the terms of any class or series of stock of the Company, without any action by the stockholders of the Company, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Company has authority to issue. The Board of Directors may classify any unissued shares of Common Stock or Preferred Stock and reclassify any previously classified but unissued shares of stock of any class or series from time to time into one or more classes or series of stock. If shares of one class of stock are classified or reclassified into shares of another class of stock, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Company has authority to issue shall not be more than the total number of shares of stock set forth above.

Preferred Stock

Subject to certain restrictions, any share of Preferred Stock that is redeemed or converted pursuant to its terms, or repurchased or otherwise acquired in any other manner by the Company, shall return to the status of, and constitute, authorized but unissued shares of Preferred Stock, without further designation as to series or class until such shares are once more classified as a particular class or series by the Board of Directors pursuant to the Charter.

Except as may otherwise be provided in the terms of any class or series of Preferred Stock, the holders of one or more classes or series of Preferred Stock shall have the exclusive right to vote (voting as separate classes or voting together as a single class, as may be set forth in the terms of such classes or series of Preferred Stock) on any amendment to the Charter on which the holders of such specified classes or series of Preferred Stock are entitled to vote as expressly set forth in the Charter and that would alter only the contract rights, as expressly set forth in the Charter, of Preferred Stock of such specified classes or series of Preferred Stock; and the holders of any other classes and series of stock of the Company, including the Common Stock, will not be entitled to vote on such an amendment.

Common Stock

Subject to the rights of the holders of any class or series of stock outstanding, the holders of the Common Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Company, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Company.

The Common Stock is not redeemable at the option of the holder.

Except as may otherwise be provided in the Charter, each share of Common Stock shall entitle the holder thereof to one vote.

Subject to the rights of the holders of any class or series of stock outstanding, upon the dissolution of the Company, the assets of the Company shall be distributed to the holders of Common Stock in accordance with the Maryland General Corporation Law.

Secured Promissory Note

During August — October 2024, upon authorization from the Board of Directors, the Company issued several notes to the Principal which, on October 9, 2024, have been consolidated to one Secured Convertible Promissory Note (hereinafter — the Note).

The Company is obligated to pay in cash (unless earlier converted to common stock, see below) the principal sum of $3,746,711 upon the earlier of March 1, 2025, or the occurrence of a Triggering Event (see below) or such earlier date as this Note is required or permitted to be repaid as provided hereunder. The said principal sum is comprised of

DRIVEiT Financial Auto Group
Consolidated financial statements for the years ended December 31, 2023, and 2022
Notes to the consolidated financial statements

Note 7 — Subsequent events (cont.)

(i) $1,750,000, which includes an original issue discount of $250,000, that was invested in August 2024 and paid in connection with the merger agreement to Yotta (see below); and (ii) $946,000 which includes an original issue discount of $136,707, loaned and advanced to the Company by MTI since commencement of the activities of the Group and assigned to the Principal (presented as Payables to related parties in these consolidated balance sheets), and (iii) an additional loan (to be received later) of $1,050,711, which includes an original issue discount of $150,711.

The Holder may also elect to convert all or a portion of the principal of the Note into shares of Common Stock of the Company at fair market value of the Common Stock as agreed upon by the Company and the Holder.

Triggering Event under this contract means any one of the following: (a) Change of Control Transaction, (b) a Fundamental Transaction, (c) receipt of funds by the Company or its successors in interest, whether prior to or post effectiveness of its contemplated merger with Yotta Acquisition Corporation and/or any of its subsidiary entities, or (c) the listing or designation for quotation of the Company’s shares of Common Stock on a Trading Market.

Commencing immediately after the occurrence of any Event of Default, the interest rate on this Note shall accrue at 18.0% per annum.

As security for payment of the amounts due and payable under this Note, the Company collaterally assigned and granted to Holder a continuing security interest in all of the Company’s right, title and interest in, to and under the property of the Company, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located (except for certain customary excluded amounts and assets).

Subscription for future issuance of common stock

Over the period from the balance sheet date and up to the date these consolidated financial statements were available to be issued, the Company received from accredited investors (the “Subscriber”) $570,000 as irrevocable subscription for future issuance of common stock for 57,000 shares of common stock at $10 price per share.

The acceptance of subscriptions is within the absolute discretion of the Company. Closing of the Offering of the Shares shall occur on or before December 31, 2024, or on such other date as may be determined by the Company. The Company will notify the Subscriber of the Company’s acceptance or rejection of the subscription as soon as is reasonably practicable. If the subscription is rejected, the Company will promptly refund (without interest) to the Subscriber the Purchase Price received by the Company. Upon the Company’s acceptance of this agreement and receipt of the Purchase Price, the Purchase Price will be immediately available for the Company to use for various working capital needs in the Company’s sole discretion.

The contract imposes certain restrictions on sale of the shares by the Subscriber. In addition, in connection with proposed sale, pledge, or transfer of the shares by Subscriber, the Company shall have an irrevocable exclusive option (the “Purchase Option”) for a period of thirty (30) days from the date of notice of such proposed transfer to purchase all or any portion of the Shares proposed to be transferred by Subscriber at a price per Share based on the Company’s then current net book value.

Share issuances

By the date these financial statements are available to be issued, the Company issued 6,942,900 shares of common stock to the Principal for services provided.

In addition, the Company has issued 57,000 shares of common stock (at a purchase price of $10.00) under all previously executed subscription agreements.

DRIVEiT Financial Auto Group
Consolidated financial statements for the years ended December 31, 2023, and 2022
Notes to the consolidated financial statements

Note 7 — Subsequent events (cont.)

New lease

On September 12, 2024, the Company leased an office at Brea, California with the initial term of 24 months, for approximately $11,000 per month plus reimbursement of certain direct costs of the landlord (with a security deposit of $22,451). Liabilities of the Company under the contract are guaranteed by the Principal.

Merger Agreement with Yotta

On August 20, 2024, Yotta Acquisition Corporation, a publicly traded (001-41357 Commission file number) Delaware corporation (“Yotta”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Yotta, Yotta Merger Sub Inc., a Maryland corporation and a wholly-owned subsidiary of Yotta (“Merger Sub”), and DRIVEiT Financial Auto Group, Inc, a Maryland corporation (the “Company”). The merger is contingent upon several factors and may be terminated by either party — see additional details below.

Yotta is a blank check company formed for the sole purpose of entering a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities

The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur (together with the other agreements and transactions contemplated by the Merger Agreement, the “Business Combination”), and in accordance with Maryland General Corporation Law:

•        Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease, and the Company will be the surviving corporation and a wholly-owned subsidiary of Yotta. Yotta will be renamed “DRIVEiT Financial Auto Group, Inc.” The Business Combination is expected to be consummated after obtaining the required approval by the stockholders of Yotta and the Company and the satisfaction of certain other customary closing conditions.

•        Subject to the provisions of this Merger Agreement, at the Closing, the Company shall file with SDAT a articles of merger in form and substance reasonably acceptable to Company and Yotta, executed in accordance with the relevant provisions of the MGCL. The Merger shall become effective upon the filing of the Articles of Merger or at such later time as is agreed to by the parties and specified in the Articles of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

•        The total consideration to be paid at the closing (the “Closing”) of the Business Combination by Yotta to the Company security holders will be an amount equal to $100 Million (the “Merger Consideration”). The Merger Consideration will be payable in shares of common stock, par value $0.0001 per share, of Yotta (“Yotta Common Stock”) valued at $10 per share.

•        Immediately prior to the Effective Time, each issued and outstanding share of the Company’s common stock, par value $0.001 per share (“Company Common Stock”) shall, in accordance with the Company’s articles of incorporation, be converted into the right to receive a number of shares of Yotta Common Stock equal to the Conversion Ratio.

•        The Merger Agreement contemplated that, in connection with the transactions contemplated by this Merger Agreement, certain investors would enter into a securities purchase agreement (the “2024 Bridge Financing Agreement”), pursuant to which, among other things, such investors would agree to purchase:

(a)     upon the execution of the 2024 Bridge Financing Agreement, up to an aggregate of $2,000,000 in one or more convertible promissory notes of the Company,

(b)    on the Closing Date and in nine (9) subsequent tranche closings after the Closing Date, up to an aggregate of $50,000,000 in Parent Preferred Stock, and

DRIVEiT Financial Auto Group
Consolidated financial statements for the years ended December 31, 2023, and 2022
Notes to the consolidated financial statements

Note 7 — Subsequent events (cont.)

(c)     on the Closing Date and in nine (9) subsequent tranche closings after the Closing Date, the issuance of certain bridge warrants of Parent exercisable for Parent Common Stock (“Bridge Warrants”)

Each outstanding convertible promissory note issued by the Company in connection with the Company’s bridge financing would be converted into Yotta preferred stock and Yotta warrants in accordance with the terms of the Securities Purchase Agreement (collectively, the “Bridge Financing”).

•        The Merger Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (a) corporate existence and power, (b) authorization to enter into the Merger Agreement and related transactions; subsidiaries; (c) governmental authorization, (d) non-contravention, (e) capitalization; (f) corporate records, (g) consents, (h) financial statements, (i) internal accounting controls, (j) absence of certain changes, (k) properties; title to assets; (l) litigation, (m) material contracts, (n) licenses and permits, (o) compliance with laws, (p) intellectual property, (q) employee matters and benefits, (r) tax matters, (s) real property; (t) environmental laws, (u) finders’ fees, (v) directors and officers, (w) anti-money laundering laws, (x) insurance, (y) related party transactions, and (z) certain representations related to securities law and activity. Yotta has additional representations and warranties, including (a) issuance of shares, (b) trust account, (c) listing, (d) board approval, (e) SEC documents and financial statements, (f) anti-corruption law compliance (g) affiliate transactions, and (h) expenses, indebtedness and other liabilities

•        Yotta has agreed to approve and adopt an omnibus equity incentive plan (the “Incentive Plan”) prior to the Effective Time in a form mutually acceptable to Yotta and the Company, with such changes or modifications thereto as Yotta and the Company may mutually agree. The Incentive Plan will provide for an initial aggregate share reserve equal to 10% to 20% of the number of shares of common stock of the surviving corporation immediately after the Closing and an “evergreen” provision that is mutually agreeable to the Company and Yotta that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the Incentive Plan as mutually determined by the Company and Yotta.

The consummation of the Merger is conditioned upon, among other things, (i) the absence of any applicable law or order restraining, prohibiting or imposing any condition on the consummation of the Merger and related transactions, (ii) the parties shall have obtained the directors’ and officers’ liability insurance for Yotta and the Company, (iii) receipt of any consent, approval or authorization required by any Governmental Authority, as defined in the Merger Agreement, (iv) the Extension Proposal shall have been approved by Yotta’s stockholders, (v) approval by the Company’s stockholders of the Merger and related transactions, (vi) each of Yotta’s proposals shall have been approved at its stockholder meeting or at any adjournment or postponement thereof, (vii) the conditional approval for listing by NASDAQ of the shares common stock to be issued in connection with the transactions contemplated by the Merger Agreement and satisfaction of initial and continued listing requirements, and (viii) the Form S-4 becoming effective in accordance with the provisions of the Securities Act of 1933, as amended (“Securities Act”).

Solely with respect to Yotta and Merger Sub, the consummation of the Merger is conditioned upon, among other things, (i) the Company having duly performed or complied with all of its obligations under the Merger Agreement in all material respects, (ii) the representations and warranties of the Company, other than certain Fundamental Representations, as defined in the Merger Agreement, being true and correct in all respects unless failure would not have or reasonably be expected to have a Material Adverse Effect, as defined in the Merger Agreement, on the Company or any of its subsidiaries, (iii) certain Fundamental Representations, as defined in the Merger Agreement, being true and correct in all respects other than de minimis inaccuracies, (iv) no event having occurred that would result in a Material Adverse Effect on the Company or any of its subsidiaries, (v) the Company and its securityholders shall have executed and delivered to Yotta each Ancillary Agreement, as defined in the Merger Agreement, to which they each are a party, (vi) the Company having delivered certain certificates to Yotta, (vii) resignation of certain of

DRIVEiT Financial Auto Group
Consolidated financial statements for the years ended December 31, 2023, and 2022
Notes to the consolidated financial statements

Note 7 — Subsequent events (cont.)

the Company’s directors as set forth in the Merger Agreement, (viii) the Company shall have obtained all required third-party consents necessary to consummate the Merger, and (ix) the Company shall have used the Company’s available cash on the Closing Date to first pay all Company expenses, Yotta expenses and expenses incurred by the sponsor.

Solely with respect to the Company, the consummation of the Merger is conditioned upon, among other things, (i) Yotta and Merger Sub having duly performed or complied with all of their respective obligations under the Merger Agreement in all material respects, (ii) the representations and warranties of Yotta and Merger Sub, other than certain Fundamental Representations, as defined in the Merger Agreement, being true and correct in all respects unless failure to be true and correct would not have or reasonably be expected to have a Material Adverse Effect, as defined in the Merger Agreement, on Yotta or Merger Sub and their ability to consummate the Merger and related transactions, (iii) certain Fundamental Representations being true and correct in all respects, other than de minimis inaccuracies, (iv) no event having occurred that would result in a Material Adverse Effect on Yotta, (v) the Amended Parent Charter, as defined in the Merger Agreement, being filed with, and declared effective by, the Delaware Secretary of State, (vi) Yotta delivers certain certificates to the Company, (vii) the size and composition of the post-Closing board of directors of Yotta have been appointed as set forth in the Merger Agreement, (viii) Yotta, Yotta Investment LLC (“Sponsor”) and other stockholders, as applicable, shall have executed and delivered to the Company each Ancillary Agreement to which they each are a party, and (ix) Yotta having delivered all documents necessary to assume all of the Company’s obligations under the Bridge Financing.

The Merger Agreement may be terminated at any time prior to the Effective Time as follows:

(i)     by either Yotta or the Company if (A) the Merger and related transactions are not consummated on or before the 8 month anniversary of the date of the Merger Agreement (the “Outside Closing Date”), provided that, if the SEC has not declared the Form S-4 effective on or prior to the 8 month anniversary of the Merger Agreement, the Outside Closing Date shall be automatically extended by one month; and (B) the material breach or violation of any representation, warranty, covenant or obligation under the Merger Agreement by the party seeking to terminate the Merger Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Closing Date, without liability to the other party. Such right may be exercised by Yotta or the Company, as the case may be, by giving written notice to the other at any time after the Outside Closing Date;

(ii)    by either Yotta or the Company if any Governmental Authority, as defined in the Merger Agreement, has issued any final decree, order, judgment, award, injunction, rule or consent or enacted any law, having the effect of permanently enjoining or prohibiting the consummation of the Merger, provided that, the party seeking to terminate cannot have breached its obligations under the Merger Agreement and such breach was a substantial cause of, or substantially resulted in, such action by the Governmental Authority.

(iii)   by mutual written consent of Yotta and the Company duly authorized by each of their respective boards of directors; and

(iv)   by either Yotta or the Company, if the other party has breached any of its covenants or representations and warranties such that closing conditions would not be satisfied by the earlier of (A) the Outside Date and (B) 30 days following receipt by the breaching party of a written notice of the breach.

(v)    by Yotta if the Company has not obtained the Company Stockholder Approval within five (5) Business Days following the Effective Date of the S-4 Registration Statement (the “Company Stockholder Written Consent Deadline”), and upon the Company receiving the Company Stockholder Approval, Yotta shall no longer have any right to terminate the Merger Agreement under this provision.

DRIVEiT Financial Auto Group
Unaudited consolidated financial statements for the three and six months ended June 30, 2024, and 2023
Consolidated balance sheets

	As of June 30, 2024	As of December 31, 2023
	(unaudited)	(audited)
CURRENT ASSETS
Cash	$144,410	$15,192
Prepaid expenses and other assets	79,536	—
Total current assets	223,946	15,192

Right-of-use asset	4,862	33,506
TOTAL ASSETS	$228,808	$48,698

CURRENT LIABILITIES
Accounts payable	109,773	—
Lease liabilities, current portion	4,910	33,840
Accrued expenses and other current liabilities	59,794	21,642
Payables to related parties	863,088	701,116
TOTAL CURRENT LIABILITIES	$1,037,565	$756,598
Commitments and contingencies (note 3)

STOCKHOLDERS’ DEFICIT
Common stock (100 shares of common stock, par value $0.001 per share, authorized, issued and outstanding, $100 due from stockholder)	—	—
Subscription for future issuance of common stock	320,000	—
Accumulated deficit	(1,128,757)	(707,900)
TOTAL STOCKHOLDERS’ DEFICIT	$(808,757)	$(707,900)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$228,808	$48,698

The accompanying notes are an integral part of these consolidated unaudited financial statements.

DRIVEiT Financial Auto Group
Unaudited consolidated financial statements for the three and six months ended June 30, 2024, and 2023
Consolidated statements of operations
(unaudited)

	For the 3 months ended June 30		For the 6 months ended June 30
	2024	2023	2024	2023
Operating expenses:
Salaries and wages	$106,140	$114,359	$196,656	$222,438
Taxes on salaries and wages	7,928	8,566	17,196	18,575
Health Insurance	8,297	9,141	16,563	18,625
Rent	14,664	14,664	29,329	29,329
Utilities and office expenses	8,775	10,131	16,439	15,181
Audit costs	21,000	—	21,000	—
Legal fees	84,936	—	105,444	—
Consulting fees	3,288	—	6,576	—
Other costs and expenses	5,450	278	11,654	3,556
Operating expenses, total	260,478	157,139	420,857	307,704
Loss from operations	(260,478)	(157,139)	(420,857)	(307,704)

Income tax	—	—	—	—
Net loss	$(260,478)	$(157,139)	$(420,857)	$(307,704)

Net loss per share	$(2,604.78)	$(1,571.39)	$(4,208.57)	$(3,077.04)

Weighted average shares outstanding, basic and diluted	100	100	100	100

The accompanying notes are an integral part of these consolidated unaudited financial statements.

DRIVEiT Financial Auto Group
Unaudited consolidated financial statements for the three and six months ended June 30, 2024, and 2023
Consolidated statements of stockholders’ deficit
(unaudited)

	Common Stock		Subscription for future issuance of common stock	Accumulated deficit	Stockholders’ deficit
	Shares	Amount
Balance, January 1, 2024	100	$—	$—	$(707,900)	$(707,900)
Subscription for common stock			320,000	—	320,000
Net loss	—	—	—	(420,857)	(420,857)
Balance, June 30, 2024	100	$—	$320,000	$(1,128,757)	$(808,757)

Balance, April 1, 2024	100	$—	$25,000	$(868,279)	$(843,279)
Subscription for common stock			295,000	—	295,000
Net loss	—	—	—	(260,478)	(260,478)
Balance, June 30, 2024	100	$—	$320,000	$(1,128,757)	$(808,757)

Balance, January 1, 2023	100	$—	$—	$(86,476)	$(86,476)
Net loss	—	—	—	(307,704)	(307,704)
Balance, June 30, 2023	100	$—	$—	$(394,180)	$(394,180)

Balance, April 1, 2023	100	$—	—	$(237,041)	$(237,041)
Net loss	—	—	—	(157,139)	(157,139)
Balance, June 30, 2023	100	$—	$—	$(394,180)	$(394,180)

The accompanying notes are an integral part of these consolidated unaudited financial statements.

DRIVEiT Financial Auto Group
Unaudited consolidated financial statements for the three and six months ended June 30, 2024, and 2023
Consolidated statements of cash flows
(unaudited)

	For the 6 months ended June 30,
	2024	2023
Cash Flows from Operating Activities
Net loss	$(420,857)	$(307,704)
Changes in operating assets and liabilities:
Prepaids and other assets	(79,536)	—
Accounts payable	109,773	—
Accrued expenses and other liabilities	38,152	4,352
Right-of-use asset and lease liabilities	(286)	1,188
Net cash used in operating activities	(352,754)	(302,164)
Cash Flows from Financing Activities
Subscription for future issuance of common stock	320,000	—
Net advances by related parties	161,972	244,596
Net cash provided by financing activities	481,972	244,596

Change in cash	129,218	(57,568)
Cash, beginning of period	15,192	103,469
Cash, ending of period	$144,410	$45,901

The accompanying notes are an integral part of these consolidated unaudited financial statements.

DRIVEiT Financial Auto Group
Unaudited consolidated financial statements for the three and six months ended June 30, 2024, and 2023
Notes to the consolidated financial statements
(unaudited)

Note 1 — Description of the Business

The DRIVEiT Group (hereinafter — “the Group”) is a start-up enterprise in the business of operating electronic vehicle superstores that supports customers’ entire electronic vehicle experience by providing comprehensive solutions for customers, including financing and all after sales needs of warranty, service, and parts.

The Group is a licensed lender in California, registered with the Nationwide Multistate Licensing System (NMLS) and the Department of Financial Protection and Innovation (DFPI) as a California Finance Lender and Broker [CFL], license effective as of November 19, 2021.

The Group had 7 full-time employees working during the six months ended June 30, 2024 (5 — during the six months ended June 30, 2023), as well as 1 consultant providing general and administrative services (and zero consultants — during the six months ended June 30, 2023).

The Group is currently comprised of 2 entities that, over the periods covered by these consolidated financial statements, have been under common control of David Michery, a Chairman of the Board, and controlling stockholder (hereinafter — “the Principal”):

•        DRIVEiT Financial Auto Group (hereinafter — “DFA” or “the Company”), a Maryland corporation, established 12/30/2022,

•        DRIVEiT Financial Group (hereinafter — “DFG”), a California corporation, established in 2015 under the name “Mullen Funding Corp” with the name changed to DFG on 3/15/2023.

Up to June 30, 2024, certain expenses of the Group were incurred by Mullen Technologies Inc. (hereinafter — MTI”), another company under control of the Principal.

In 2024, the business activities have been transferred to the Company, while DFG became a wholly owned subsidiary of DFA (see Note 9 — Subsequent events).

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

These unaudited consolidated financial statements (hereinafter — “financial statements”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for a fair statement of the results of operations for the periods presented. Financial statements for any interim period are not necessarily indicative of the results to be expected for the full year or for any other future years or interim periods. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2023.

As MTI has not historically prepared financial statements for the business of the Group, these financial statements have been prepared from the financial records of MTI on a carve-out basis, combined with transactions accounted for by DFG and DFA in their separate financial statements. As DFG and DFA are entities under common control, their financial position and performance have been combined using stand-alone financial information from their financial records.

The equity presented in the financial statements reflects retrospective application of the corporate reorganization effectuated in 2024 (see Note 1 above).

The consolidated balance sheets include all of assets under historical cost of MTI on a carve-out basis (those belonged to the Company’s business), combined with assets accounted for by DFG and DFA as of relevant dates. The consolidated statements of operations for each of the periods presented reflect all expenses and activities directly

DRIVEiT Financial Auto Group
Unaudited consolidated financial statements for the three and six months ended June 30, 2024, and 2023
Notes to the consolidated financial statements
(unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

attributable to the business of the Group, and an allocation of certain other general and administrative expenses incurred by MTI in each of those periods. These costs were allocated to the Group using either specific identification or a pro-rata allocation using operating expenses, labor allocations and other drivers. Management believes the expense allocation methodology and results are reasonable and consistently applied for all comparative periods presented.

All intercompany balances and transactions have been eliminated.

These financial statements may not be indicative of the Company’s financial performance and do not necessarily reflect what its financial position, results of operations, and cash flows would have been had the Company operated as an independent entity during the periods presented.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgments and assumptions that affect the reported amounts and disclosures, including estimates and assumptions made to allocate expenses from MTI (see discussion in Basis of Presentation). Actual results could differ materially from those estimates.

Risks and Uncertainties

The Company is subject to several risks similar to other early-stage companies, including, but not limited to, the need to obtain adequate additional funding, and the need to secure and maintain adequate arrangements with third parties. If the Company does not successfully manufacture and commercialize any of its products, it will be unable to generate revenue or achieve profitability.

Going Concern

These financial statements have been prepared on a going concern basis. The Company has not generated revenue to date and has accumulated losses since inception. The Company’s ability to continue operating as a going concern is contingent upon, among other things, its ability to raise sufficient additional capital and/or obtaining the necessary financing to support ongoing and future operations and to successfully launch its products for sale. While the Company expects to obtain the additional capital and/or financing that is needed, there is no assurance that the Company will be successful in obtaining the necessary funds for future operations. These factors raise substantial doubt as to the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Segment Information

Our CEO, as the chief operating decision maker, makes decisions about resources to be acquired, allocated and utilized and assesses the performance of the Company as one operating segment.

Lease

The Company follows the provisions of ASC 842, “Leases”, which requires a lessee to recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying leased asset for the lease term. These right-of-use assets also include any lease payments made and initial direct costs incurred at lease commencement and exclude lease incentives. The lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

DRIVEiT Financial Auto Group
Unaudited consolidated financial statements for the three and six months ended June 30, 2024, and 2023
Notes to the consolidated financial statements
(unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

Income Taxes

The Company accounts for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. A valuation allowance is provided when it is more likely than not that net deferred tax asset will not be realized. The Company has no material uncertain tax positions.

Fair Value

The fair value hierarchy defines fair value as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. ASC 820, Fair Value Measurements and Disclosures, establishes three tiers, which prioritize the inputs used in measuring fair value. The Company had no financial assets or liabilities required to be measured at fair value during the period ending and as of June 30, 2024, and December 31, 2023. Certain financial instruments that are not carried at fair value on the consolidated balance sheets are carried at amounts that approximate fair value due to their short-term nature and credit risk. These instruments include cash, payables to related parties, lease liabilities and accounts payable.

Recently adopted accounting pronouncement

The Company has implemented all new applicable accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements.

Recently issued accounting pronouncements not yet adopted

The accounting pronouncements issued but not yet effective are not believed by management to be relevant or to have a material impact on the Company’s present or future consolidated financial statements.

Note 3 — Contingencies and claims

From time to time, the Company may be subject to asserted and actual claims and lawsuits arising in the ordinary course of business. Company management reviews any such legal proceedings and claims on an ongoing basis and follows appropriate accounting guidance when making accrual and disclosure decisions. We recognize accruals for those contingencies where the incurrence of a loss is probable and can be reasonably estimated, and disclose the amount accrued and the amount of a reasonably possible loss in excess of the amount accrued, if such disclosure is necessary for our consolidated financial statements to not be misleading. To date, no loss contingencies have been accrued, as the Company can reasonably estimate neither probability of the losses, nor their magnitude (if any), based on all available information presently known to management.

Note 4 — Transactions with related parties

As described in Note 1 and Note 2, during the years ended December 31, 2023, and 2022 and up to June 30, 2024, the activities of the Group were a part of MTI which did not prepare and issue separate financial statements for this part of the business. The amounts invested by MTI and their stockholders in development of this business, calculated as remaining available assets and accumulated allocated losses, have been presented in these financial statements as “Payables to related parties” within Current liabilities.

In August 2024 the Company signed a Secured note agreement refinancing the main part of these payables under terms further described in the Note 9 — “Subsequent events” below. Remaining part of payables to related parties in amount of approximately $47 thousand represents costs paid by another related party of the Principal, and is expected to be reimbursed by the Company in cash later in 2024.

DRIVEiT Financial Auto Group
Unaudited consolidated financial statements for the three and six months ended June 30, 2024, and 2023
Notes to the consolidated financial statements
(unaudited)

Note 5 — Common stock

The Company issued all authorized (100) non-redeemable shares of common stock to the Principal for an aggregate consideration of $100 that remained due as of June 30, 2024.

Note 6 — Subscription for future issuance of common stock

During the 6 months ended June 30, 2024, the Company received from accredited investors (the “Subscriber”) $320,000 as irrevocable subscription for future issuance of common stock for 32,000 shares of common stock at $10 price per share.

The acceptance of subscriptions is within the absolute discretion of the Company. Closing of the Offering of the Shares shall occur on or before December 31, 2024, or on such other date as may be determined by the Company. The Company will notify the Subscriber of the Company’s acceptance or rejection of the subscription as soon as is reasonably practicable. If the subscription is rejected, the Company will promptly refund (without interest) to the Subscriber the Purchase Price received by the Company. Upon the Company’s acceptance of this agreement and receipt of the Purchase Price, the Purchase Price will be immediately available for the Company to use for various working capital needs in the Company’s sole discretion.

The contract imposes certain restrictions on sale of the shares by the Subscriber. In addition, in connection with proposed sale, pledge, or transfer of the shares by Subscriber, the Company shall have an irrevocable exclusive option (the “Purchase Option”) for a period of thirty (30) days from the date of notice of such proposed transfer to purchase all or any portion of the Shares proposed to be transferred by Subscriber at a price per Share based on the Company’s then current net book value.

Note 7 — Lease

Starting October 24, 2022, DFA rents certain office space located in Orange, CA. The lease term expires July 31, 2024. The table below presents information regarding the Company’s lease assets and liabilities:

	June 30, 2024	December 31, 2023
Fixed lease costs:
Assets:
Operating lease Right-of-use asset	$4,862	$33,506
Liabilities:
Operating lease liabilities, current	$(4,910)	$(33,840)
Operating lease liabilities, non-current	—	—
Total lease liabilities	$(4,910)	$(33,840)
Weighted average remaining lease terms:
Fixed leases	0.08 years	0.58 years
Weighted average discount rate:
Fixed leases	6.45%	6.45%

Lease costs	$29,329	$58,657
Lease payments	$29,615	$57,509

DRIVEiT Financial Auto Group
Unaudited consolidated financial statements for the three and six months ended June 30, 2024, and 2023
Notes to the consolidated financial statements
(unaudited)

Note 7 — Lease (cont.)

The following table reflects maturities of operating lease liabilities at the balance sheet date:

Lease Payments and imputed interest

Years ending December 31
2024	$4,936	$34,551
Thereafter	—	—
Total lease payments	$4,936	$34,551
Less: Imputed interest	(26)	(711)
Present value of lease liabilities	$4,910	$33,840

Note 8 — Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided against deferred tax assets when, based on all available evidence, it is considered more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. The Company cannot be certain that future taxable income will be sufficient to realize its deferred tax assets, and accordingly, a full valuation allowance has been provided on its deferred tax assets. The net deferred tax assets continue to require a valuation allowance until the Company can demonstrate their realizability through sustained profitability or another source of income.

Note 9 — Subsequent events

Company management has evaluated subsequent events through October 15, 2024, which is the date these financial statements were available to be issued. Except as discussed below, management has determined that there were no subsequent events which required recognition, adjustment to or disclosure in the financial statements:

Reorganization

In September 2024, DFG issued 100 shares for $0.10 per share to DFA and became a wholly owned subsidiary of DFA.

Amendments to the Charter

On August 7, 2024, upon joint unanimous written consent of the Board of directors and Sole stockholder, the total number of shares that the Company is authorized to issue has been increased to One Billion (1,000,000,000), consisting of:

1.      Seven Hundred Fifty Million (750,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”); and

2.      Two Hundred Fifty Million (250,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

The board of directors of the Company, pursuant to a resolution approved by a majority of the entire Board of Directors and, except as may be provided in the terms of any class or series of stock of the Company, without any action by the stockholders of the Company, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Company has authority to issue. The Board of Directors may classify any unissued shares of Common Stock or Preferred Stock and reclassify any previously classified but unissued shares of stock of any class or series from time to time into one or more classes or series of stock. If shares of one class of stock are classified or reclassified into shares of another class of stock, the

DRIVEiT Financial Auto Group
Unaudited consolidated financial statements for the three and six months ended June 30, 2024, and 2023
Notes to the consolidated financial statements
(unaudited)

Note 9 — Subsequent events (cont.)

number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Company has authority to issue shall not be more than the total number of shares of stock set forth above.

Preferred Stock

Subject to certain restrictions, any share of Preferred Stock that is redeemed or converted pursuant to its terms, or repurchased or otherwise acquired in any other manner by the Company, shall return to the status of, and constitute, authorized but unissued shares of Preferred Stock, without further designation as to series or class until such shares are once more classified as a particular class or series by the Board of Directors pursuant to the Charter.

Except as may otherwise be provided in the terms of any class or series of Preferred Stock, the holders of one or more classes or series of Preferred Stock shall have the exclusive right to vote (voting as separate classes or voting together as a single class, as may be set forth in the terms of such classes or series of Preferred Stock) on any amendment to the Charter on which the holders of such specified classes or series of Preferred Stock are entitled to vote as expressly set forth in the Charter and that would alter only the contract rights, as expressly set forth in the Charter, of Preferred Stock of such specified classes or series of Preferred Stock; and the holders of any other classes and series of stock of the Company, including the Common Stock, will not be entitled to vote on such an amendment.

Common Stock

Subject to the rights of the holders of any class or series of stock outstanding, the holders of the Common Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Company, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Company.

The Common Stock is not redeemable at the option of the holder.

Except as may otherwise be provided in the Charter, each share of Common Stock shall entitle the holder thereof to one vote.

Subject to the rights of the holders of any class or series of stock outstanding, upon the dissolution of the Company, the assets of the Company shall be distributed to the holders of Common Stock in accordance with the Maryland General Corporation Law.

Secured Promissory Note

During August — October 2024, upon authorization from the Board of Directors, the Company issued several notes to the Principal which, on October 9, 2024, have been consolidated to one Secured Convertible Promissory Note (hereinafter — the Note).

The Company is obligated to pay in cash (unless earlier converted to common stock, see below) the principal sum of $3,746,711 upon the earlier of March 1, 2025, or the occurrence of a Triggering Event (see below) or such earlier date as this Note is required or permitted to be repaid as provided hereunder. The said principal sum is comprised of (i) $1,750,000, which includes an original issue discount of $250,000, that was invested in August 2024 and paid in connection with the merger agreement to Yotta (see below); and (ii) $946,000 which includes an original issue discount of $136,707, loaned and advanced to the Company by MTI since commencement of the activities of the Group and assigned to the Principal (presented as Payables to related parties in these consolidated balance sheets), and (iii) an additional loan (to be received later) of $1,050,711, which includes an original issue discount of $150,711.

DRIVEiT Financial Auto Group
Unaudited consolidated financial statements for the three and six months ended June 30, 2024, and 2023
Notes to the consolidated financial statements
(unaudited)

Note 9 — Subsequent events (cont.)

The Holder may also elect to convert all or a portion of the principal of the Note into shares of Common Stock of the Company at fair market value of the Common Stock as agreed upon by the Company and the Holder.

Triggering Event under this contract means any one of the following: (a) Change of Control Transaction, (b) a Fundamental Transaction, (c) receipt of funds by the Company or its successors in interest, whether prior to or post effectiveness of its contemplated merger with Yotta Acquisition Corporation and/or any of its subsidiary entities, or (c) the listing or designation for quotation of the Company’s shares of Common Stock on a Trading Market.

Commencing immediately after the occurrence of any Event of Default, the interest rate on this Note shall accrue at 18.0% per annum.

As security for payment of the amounts due and payable under this Note, the Company collaterally assigned and granted to Holder a continuing security interest in all of the Company’s right, title and interest in, to and under the property of the Company, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located (except for certain customary excluded amounts and assets).

Subscription for future issuance of common stock

Over the period from the balance sheet date and up to the date these consolidated financial statements were available to be issued, the Company received an additional $250,000 as irrevocable subscription for future issuance of common stock for 25,000 shares of common stock at $10 price per share.

Share issuances

By the date these financial statements are available to be issued, the Company issued 6,942,900 shares of common stock to the Principal for services provided earlier.

In addition, the Company has issued 57,000 shares of common stock (at a purchase price of $10.00) under all previously executed subscription agreements.

New lease

On September 12, 2024, the Company leased an office at Brea, California with the initial term of 24 months, for approximately $11,000 per month plus reimbursement of certain direct costs of the landlord (with a security deposit of $22,451). Liabilities of the Company under the contract are guaranteed by the Principal.

Merger Agreement with Yotta

On August 20, 2024, Yotta Acquisition Corporation, a publicly traded (001-41357 Commission file number) Delaware corporation (“Yotta”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Yotta, Yotta Merger Sub Inc., a Maryland corporation and a wholly-owned subsidiary of Yotta (“Merger Sub”), and DRIVEiT Financial Auto Group, Inc, a Maryland corporation (the “Company”). The merger is contingent upon several factors and may be terminated by either party — see additional details below.

Yotta is a blank check company formed for the sole purpose of entering a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities

DRIVEiT Financial Auto Group
Unaudited consolidated financial statements for the three and six months ended June 30, 2024, and 2023
Notes to the consolidated financial statements
(unaudited)

Note 9 — Subsequent events (cont.)

The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur (together with the other agreements and transactions contemplated by the Merger Agreement, the “Business Combination”), and in accordance with Maryland General Corporation Law:

•        Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease, and the Company will be the surviving corporation and a wholly-owned subsidiary of Yotta. Yotta will be renamed “DRIVEiT Financial Auto Group, Inc.” The Business Combination is expected to be consummated after obtaining the required approval by the stockholders of Yotta and the Company and the satisfaction of certain other customary closing conditions.

•        Subject to the provisions of this Merger Agreement, at the Closing, the Company shall file with SDAT a articles of merger in form and substance reasonably acceptable to Company and Yotta, executed in accordance with the relevant provisions of the MGCL. The Merger shall become effective upon the filing of the Articles of Merger or at such later time as is agreed to by the parties and specified in the Articles of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

•        The total consideration to be paid at the closing (the “Closing”) of the Business Combination by Yotta to the Company security holders will be an amount equal to $100 Million (the “Merger Consideration”). The Merger Consideration will be payable in shares of common stock, par value $0.0001 per share, of Yotta (“Yotta Common Stock”) valued at $10 per share.

•        Immediately prior to the Effective Time, each issued and outstanding share of the Company’s common stock, par value $0.001 per share (“Company Common Stock”) shall, in accordance with the Company’s articles of incorporation, be converted into the right to receive a number of shares of Yotta Common Stock equal to the Conversion Ratio.

•        The Merger Agreement contemplated that, in connection with the transactions contemplated by this Merger Agreement, certain investors would enter into a securities purchase agreement (the “2024 Bridge Financing Agreement”), pursuant to which, among other things, such investors would agree to purchase:

(a)     upon the execution of the 2024 Bridge Financing Agreement, up to an aggregate of $2,000,000 in one or more convertible promissory notes of the Company,

(b)    on the Closing Date and in nine (9) subsequent tranche closings after the Closing Date, up to an aggregate of $50,000,000 in To related party Preferred Stock, and

(c)     on the Closing Date and in nine (9) subsequent tranche closings after the Closing Date, the issuance of certain bridge warrants of To related party exercisable for To related party Common Stock (“Bridge Warrants”)

Each outstanding convertible promissory note issued by the Company in connection with the Company’s bridge financing would be converted into Yotta preferred stock and Yotta warrants in accordance with the terms of the Securities Purchase Agreement (collectively, the “Bridge Financing”).

•        The Merger Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (a) corporate existence and power, (b) authorization to enter into the Merger Agreement and related transactions; subsidiaries; (c) governmental authorization, (d) non-contravention, (e) capitalization; (f) corporate records, (g) consents, (h) financial statements, (i) internal accounting controls, (j) absence of certain changes, (k) properties; title to assets; (l) litigation, (m) material contracts, (n) licenses and permits, (o) compliance with laws, (p) intellectual property, (q) employee matters and

DRIVEiT Financial Auto Group
Unaudited consolidated financial statements for the three and six months ended June 30, 2024, and 2023
Notes to the consolidated financial statements
(unaudited)

Note 9 — Subsequent events (cont.)

benefits, (r) tax matters, (s) real property; (t) environmental laws, (u) finders’ fees, (v) directors and officers, (w) anti-money laundering laws, (x) insurance, (y) related party transactions, and (z) certain representations related to securities law and activity. Yotta has additional representations and warranties, including (a) issuance of shares, (b) trust account, (c) listing, (d) board approval, (e) SEC documents and financial statements, (f) anti-corruption law compliance (g) affiliate transactions, and (h) expenses, indebtedness and other liabilities

•        Yotta has agreed to approve and adopt an omnibus equity incentive plan (the “Incentive Plan”) prior to the Effective Time in a form mutually acceptable to Yotta and the Company, with such changes or modifications thereto as Yotta and the Company may mutually agree. The Incentive Plan will provide for an initial aggregate share reserve equal to 10% to 20% of the number of shares of common stock of the surviving corporation immediately after the Closing and an “evergreen” provision that is mutually agreeable to the Company and Yotta that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the Incentive Plan as mutually determined by the Company and Yotta.

The consummation of the Merger is conditioned upon, among other things, (i) the absence of any applicable law or order restraining, prohibiting or imposing any condition on the consummation of the Merger and related transactions, (ii) the parties shall have obtained the directors’ and officers’ liability insurance for Yotta and the Company, (iii) receipt of any consent, approval or authorization required by any Governmental Authority, as defined in the Merger Agreement, (iv) the Extension Proposal shall have been approved by Yotta’s stockholders, (v) approval by the Company’s stockholders of the Merger and related transactions, (vi) each of Yotta’s proposals shall have been approved at its stockholder meeting or at any adjournment or postponement thereof, (vii) the conditional approval for listing by NASDAQ of the shares common stock to be issued in connection with the transactions contemplated by the Merger Agreement and satisfaction of initial and continued listing requirements, and (viii) the Form S-4 becoming effective in accordance with the provisions of the Securities Act of 1933, as amended (“Securities Act”).

Solely with respect to Yotta and Merger Sub, the consummation of the Merger is conditioned upon, among other things, (i) the Company having duly performed or complied with all of its obligations under the Merger Agreement in all material respects, (ii) the representations and warranties of the Company, other than certain Fundamental Representations, as defined in the Merger Agreement, being true and correct in all respects unless failure would not have or reasonably be expected to have a Material Adverse Effect, as defined in the Merger Agreement, on the Company or any of its subsidiaries, (iii) certain Fundamental Representations, as defined in the Merger Agreement, being true and correct in all respects other than de minimis inaccuracies, (iv) no event having occurred that would result in a Material Adverse Effect on the Company or any of its subsidiaries, (v) the Company and its securityholders shall have executed and delivered to Yotta each Ancillary Agreement, as defined in the Merger Agreement, to which they each are a party, (vi) the Company having delivered certain certificates to Yotta, (vii) resignation of certain of the Company’s directors as set forth in the Merger Agreement, (viii) the Company shall have obtained all required third-party consents necessary to consummate the Merger, and (ix) the Company shall have used the Company’s available cash on the Closing Date to first pay all Company expenses, Yotta expenses and expenses incurred by the sponsor.

Solely with respect to the Company, the consummation of the Merger is conditioned upon, among other things, (i) Yotta and Merger Sub having duly performed or complied with all of their respective obligations under the Merger Agreement in all material respects, (ii) the representations and warranties of Yotta and Merger Sub, other than certain Fundamental Representations, as defined in the Merger Agreement, being true and correct in all respects unless failure to be true and correct would not have or reasonably be expected to have a Material Adverse Effect, as defined in the Merger Agreement, on Yotta or Merger Sub and their ability to consummate the Merger and related transactions, (iii) certain Fundamental Representations being true and correct in all respects, other than de minimis inaccuracies, (iv) no event having occurred that would result in a Material Adverse Effect on Yotta, (v) the Amended To related party

DRIVEiT Financial Auto Group
Unaudited consolidated financial statements for the three and six months ended June 30, 2024, and 2023
Notes to the consolidated financial statements
(unaudited)

Note 9 — Subsequent events (cont.)

Charter, as defined in the Merger Agreement, being filed with, and declared effective by, the Delaware Secretary of State, (vi) Yotta delivers certain certificates to the Company, (vii) the size and composition of the post-Closing board of directors of Yotta have been appointed as set forth in the Merger Agreement, (viii) Yotta, Yotta Investment LLC (“Sponsor”) and other stockholders, as applicable, shall have executed and delivered to the Company each Ancillary Agreement to which they each are a party, and (ix) Yotta having delivered all documents necessary to assume all of the Company’s obligations under the Bridge Financing.

The Merger Agreement may be terminated at any time prior to the Effective Time as follows:

(i)     by either Yotta or the Company if (A) the Merger and related transactions are not consummated on or before the 8 month anniversary of the date of the Merger Agreement (the “Outside Closing Date”), provided that, if the SEC has not declared the Form S-4 effective on or prior to the 8 month anniversary of the Merger Agreement, the Outside Closing Date shall be automatically extended by one month; and (B) the material breach or violation of any representation, warranty, covenant or obligation under the Merger Agreement by the party seeking to terminate the Merger Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Closing Date, without liability to the other party. Such right may be exercised by Yotta or the Company, as the case may be, by giving written notice to the other at any time after the Outside Closing Date;

(ii)    by either Yotta or the Company if any Governmental Authority, as defined in the Merger Agreement, has issued any final decree, order, judgment, award, injunction, rule or consent or enacted any law, having the effect of permanently enjoining or prohibiting the consummation of the Merger, provided that, the party seeking to terminate cannot have breached its obligations under the Merger Agreement and such breach was a substantial cause of, or substantially resulted in, such action by the Governmental Authority.

(iii)   by mutual written consent of Yotta and the Company duly authorized by each of their respective boards of directors; and

(iv)   by either Yotta or the Company, if the other party has breached any of its covenants or representations and warranties such that closing conditions would not be satisfied by the earlier of (A) the Outside Date and (B) 30 days following receipt by the breaching party of a written notice of the breach.

(v)    by Yotta if the Company has not obtained the Company Stockholder Approval within five (5) Business Days following the Effective Date of the S-4 Registration Statement (the “Company Stockholder Written Consent Deadline”), and upon the Company receiving the Company Stockholder Approval, Yotta shall no longer have any right to terminate the Merger Agreement under this provision.

Annex A-1

EXECUTION VERSION

MERGER AGREEMENT

dated

August 20, 2024

by and among

DRIVEIT FINANCIAL AUTO GROUP, INC.

YOTTA ACQUISITION CORPORATION

and

YOTTA Merger Sub Inc.

Annex A-1 Page Nos.
ARTICLE I DEFINITIONS		A-1-2
1.1	Definitions	A-1-2
1.2	Construction	A-1-11

ARTICLE II MERGER		A-1-12
2.1	Merger	A-1-12
2.2	Merger Effective Time	A-1-12
2.3	Effect of the Merger	A-1-12
2.4	Certificate of Incorporation; bylaws	A-1-12
2.5	Closing	A-1-13
2.6	Directors and Officers of Surviving Corporation	A-1-13
2.7	Taking of Necessary Action; Further Action	A-1-13
2.8	No Further Ownership Rights in Company Capital Stock	A-1-13

ARTICLE III EFFECT OF THE MERGER		A-1-13
3.1	Effect of the Merger on Company Capital Stock	A-1-13
3.2	Treatment of Bridge Financing Notes	A-1-14
3.3	Dissenting Shares	A-1-14
3.4	Surrender and Payment	A-1-14
3.5	Consideration Spreadsheet	A-1-15
3.6	Adjustment	A-1-16
3.7	No Fractional Shares	A-1-16
3.8	Lost or Destroyed Certificates	A-1-16

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-1-16
4.1	Corporate Existence and Power	A-1-16
4.2	Authorization; No Subsidiaries	A-1-16
4.3	Governmental Authorization	A-1-17
4.4	Non-Contravention	A-1-17
4.5	Capitalization	A-1-17
4.6	Subsidiaries	A-1-18
4.7	Financial Statements	A-1-18
4.8	Internal Accounting Controls	A-1-19
4.9	Absence of Certain Changes	A-1-19
4.10	Properties; Title to the Company Group’s Assets	A-1-19
4.11	Litigation	A-1-19
4.12	Contracts	A-1-19
4.13	Licenses and Permits	A-1-21
4.14	Compliance with Laws	A-1-21
4.15	Intellectual Property	A-1-21
4.16	Employees; Employment Matters	A-1-22
4.17	Employee Benefits	A-1-23
4.18	Real Property	A-1-24
4.19	Tax Matters	A-1-24
4.20	Environmental Laws	A-1-25
4.21	Finders’ Fees	A-1-25
4.22	Directors and Officers	A-1-25
4.23	Anti-Money Laundering Laws	A-1-25
4.24	Insurance	A-1-26
4.25	Related Party Transactions	A-1-26

Annex A-1-i

Annex A-1 Page Nos.
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-1-26
5.1	Corporate Existence and Power	A-1-26
5.2	Merger Sub	A-1-26
5.3	Corporate Authorization	A-1-27
5.4	Governmental Authorization	A-1-27
5.5	Non-Contravention	A-1-27
5.6	Finders’ Fees	A-1-27
5.7	Issuance of Shares	A-1-27
5.8	Capitalization	A-1-27
5.9	Information Supplied	A-1-28
5.10	Trust Account	A-1-28
5.11	Listing	A-1-29
5.12	Board Approval	A-1-29
5.13	Parent SEC Documents and Financial Statements	A-1-29
5.14	Anti-Corruption Law Compliance	A-1-30
5.15	Affiliate Transactions	A-1-31
5.16	Litigation	A-1-31
5.17	Expenses, Indebtedness and Other Liabilities	A-1-31
5.18	Tax Matters	A-1-31

ARTICLE VI COVENANTS OF THE PARTIES PENDING CLOSING		A-1-32
6.1	Conduct of the Business	A-1-32
6.2	Exclusivity	A-1-34
6.3	Access to Information	A-1-34
6.4	Notices of Certain Events	A-1-35
6.5	Cooperation with Form S-4/Proxy Statement; Other Filings	A-1-35
6.6	Trust Account	A-1-37
6.7	Obligations of Merger Sub	A-1-37
6.8	Cooperation with Regulatory Approvals	A-1-37
6.9	Signing and Closing Press Releases	A-1-38

ARTICLE VII COVENANTS OF THE COMPANY		A-1-38
7.1	Reporting; Compliance with Laws; No Insider Trading	A-1-38
7.2	Commercially Reasonable Efforts to Obtain Consents	A-1-38
7.3	Company’s Stockholders Approval	A-1-38
7.4	Additional Financial Information	A-1-39
7.5	Lock-Up Agreements	A-1-39
7.6	Company Amended Charter	A-1-39
7.7	EarlyBirdCapital Finder’s Fees	A-1-39

ARTICLE VIII COVENANTS OF ALL PARTIES HERETO		A-1-39
8.1	Commercially Reasonable Efforts; Further Assurances; Governmental Consents	A-1-39
8.2	Compliance with SPAC Agreements	A-1-40
8.3	Confidentiality	A-1-40
8.4	Directors’ and Officers’ Indemnification and Liability Insurance	A-1-41
8.5	Parent Public Filings; NASDAQ	A-1-41
8.6	Certain Tax Matters	A-1-41
8.7	Parent Equity Incentive Plan	A-1-42
8.8	2024 Bridge Financing	A-1-42
8.9	Extension of Time to Consummate a Business Combination	A-1-42
8.10	Section 16 Matters	A-1-44
8.11	Expenses	A-1-44

Annex A-1-ii

Annex A-1 Page Nos.
ARTICLE IX CONDITIONS TO CLOSING		A-1-44
9.1	Condition to the Obligations of the Parties	A-1-44
9.2	Conditions to Obligations of Parent and Merger Sub	A-1-45
9.3	Conditions to Obligations of the Company	A-1-46

ARTICLE X TERMINATION		A-1-47
10.1	Termination Without Default	A-1-47
10.2	Termination Upon Default	A-1-47
10.3	Effect of Termination	A-1-47

ARTICLE XI MISCELLANEOUS		A-1-48
11.1	Notices	A-1-48
11.2	Amendments; No Waivers; Remedies	A-1-48
11.3	Arm’s Length Bargaining; No Presumption Against Drafter	A-1-49
11.4	Publicity	A-1-49
11.5	No Assignment or Delegation	A-1-49
11.6	Governing Law	A-1-49
11.7	Counterparts; Electronic Signatures	A-1-49
11.8	Entire Agreement	A-1-49
11.9	Severability	A-1-49
11.10	Further Assurances	A-1-50
11.11	Third Party Beneficiaries	A-1-50
11.12	Waiver	A-1-50
11.13	No Other Representations; No Reliance	A-1-50
11.14	Waiver of Jury Trial	A-1-51
11.15	Submission to Jurisdiction	A-1-52
11.16	Attorneys’ Fees	A-1-52
11.17	Remedies	A-1-52
11.18	Non-Recourse	A-1-53
Exhibit A —	Form of Company Support Agreements	A-1-56
Exhibit B —	Form of Parent Support Agreement	A-1-57
Exhibit C —	Form of Lock-Up Agreement	A-1-58
Exhibit D —	Form of Forfeiture Agreement	A-1-59
Exhibit E —	Form of Registration Rights Agreement	A-1-60
Schedule 6.2(a)	Exclusivity	A-1-61
Schedule 7.5	Lock-Up Agreement Parties	A-1-62
Schedule 9.1(b)	Required Consents From Governmental Authorities	A-1-63
Annex A-1-iii

MERGER AGREEMENT

This MERGER AGREEMENT, dated as of August 20, 2024 (this “Agreement”), by and among DRIVEiT Financial Auto Group, Inc., a Maryland corporation (the “Company”), Yotta Acquisition Corporation, a Delaware corporation (“Parent”), and Yotta Merger Sub Inc., a Maryland corporation and wholly-owned subsidiary of Parent (“Merger Sub”).

W I T N E S E T H:

A. The Company is in the business of operating electronic vehicle superstores that supports customers’ entire electronic vehicle experience by providing comprehensive solutions for customers, including financing and all after sales needs of warranty, service, and parts (as conducted or proposed to be conducted by the Company, the “Business”);

B. Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

C. Merger Sub is a newly formed entity and is a wholly-owned subsidiary of Parent;

D. Upon the terms and subject to the conditions of this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”), as applicable, as part of an integrated transaction with the formation of Merger Sub, Merger Sub will merge with and into the Company (the “Merger”), after which the Company will be the surviving company (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent;

E. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, certain Company Stockholders are entering into and delivering Support Agreements, substantially in the form attached hereto as Exhibit A (each, a “Company Support Agreement”), pursuant to which each such Company Stockholder has agreed to vote in favor of this Agreement and the Merger and the other transactions contemplated hereby;

F. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, Sponsor and certain other stockholders of Parent are entering into and delivering Support Agreements, substantially in the form attached hereto as Exhibit B (each, a “Parent Support Agreement”), pursuant to which each such Parent stockholder has agreed (i) not to transfer or redeem any shares of Parent Common Stock held by such Parent stockholder, and (ii) to vote in favor of this Agreement and the Merger at the Parent Stockholder Meeting;

G. In connection with the transactions contemplated by this Agreement, certain investors will enter into a securities purchase agreement (the “2024 Bridge Financing Agreement”), pursuant to which, among other things, such investors will agree to purchase (a) upon the execution of the 2024 Bridge Financing Agreement, up to an aggregate of $2,000,000 in one or more convertible promissory notes of the Company (collectively, the “2024 Bridge Financing Notes”), (b) on the Closing Date and in nine (9) subsequent tranche closings after the Closing Date, up to an aggregate of $50,000,000 in Parent Preferred Stock (such aggregate amount described in clauses (a) and (b), the “2024 Bridge Financing Commitment”) and (c) on the Closing Date and in nine (9) subsequent tranche closings after the Closing Date, the issuance of certain bridge warrants of Parent exercisable for Parent Common Stock (“Bridge Warrants”) (the financing contemplated by clause (a), (b) and (c), collectively, the “2024 Bridge Financing”), in each case, on the terms and subject to the conditions set forth in the 2024 Bridge Financing Agreement;

H. For U.S. federal income Tax purposes, the parties hereto intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and the Company’s Board of Directors and the Boards of Directors of Parent and Merger Sub have approved this Agreement and intend that it constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3; and

I. The Boards of Directors of each of the Company, Parent and Merger Sub have unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements to which they are or will be party, including the Merger, and the performance of their respective obligations hereunder or thereunder, on the terms and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, them and their respective stockholders and (iii) resolved to recommend that their respective stockholders approve the Merger and such other transactions and adopt this

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Agreement and the Ancillary Agreements to which they are or will be a party and the performance of such party of their obligations hereunder and thereunder and resolved in the case of the Parent, to recommend that their stockholders approve each of the Parent Proposals.

In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions.

“2024 Bridge Financing” has the meaning set forth in the Recitals to this Agreement.

“2024 Bridge Financing Agreement” has the meaning set forth in the Recitals to this Agreement.

“2024 Bridge Financing Commitment” has the meaning set forth in the Recitals to this Agreement.

“2024 Bridge Financing Note” has the meaning set forth in the Recitals to this Agreement.

“Action” means any legal action, litigation, suit, claim, hearing, proceeding, arbitration, notice of violation or citation received, or other proceeding at law or in equity or investigation by or before any Governmental Authority.

“Additional Parent SEC Documents” has the meaning set forth in Section 5.13(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Alternative Proposal” has the meaning set forth in Section 6.2(b).

“Alternative Transaction” has the meaning set forth in Section 6.2(a).

“Amended Parent Charter” has the meaning set forth in Section 6.5(e).

“Ancillary Agreements” means the Registration Rights Agreement, the Company Support Agreements, the Parent Support Agreements, the Lock-Up Agreements, the Forfeiture Agreement, the Voting Agreement, the 2024 Bridge Financing Agreement and the 2024 Bridge Financing Note.

“Annual Financial Statements” has the meaning set forth in Section 4.7(a).

“Anti-Corruption Laws” has the meaning set forth in Section 4.23(a).

“Antitrust Laws” means any applicable domestic or foreign, supranational, national, federal, state, municipality or local Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act.

“Articles of Merger” has the meaning set forth in Section 2.2.

“Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2023.

“Balance Sheet Date” has the meaning set forth in Section 4.7(a).

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Bridge Warrant” has the meaning set forth in the Recitals to this Agreement.

“Business” has the meaning set forth in the Recitals to this Agreement.

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“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble to this Agreement.

“Company Capital Stock” means Company Common Stock and Company Preferred Stock.

“Company Common Stock” means the common stock of the Company, par value $0.001 per share.

“Company Consent” means each consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any Ancillary Agreement to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby.

“Company Exclusively Licensed IP” means all Company Licensed IP that is exclusively licensed to or purported to be exclusively licensed to the Company Group.

“Company Expenses” means all fees, costs and expenses of the Company or any of its Subsidiaries incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, the performance and compliance with this Agreement and the Ancillary Agreements and conditions contained herein to be performed or complied with by the Company at or before Closing, and the consummation of the transactions contemplated hereby, including (i) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), (ii) any and all filing fees payable by the Company or any of its Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby, (iii) the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company and (iv) such Parent Expenses and expenses of Sponsor described in Section 8.11.

“Company Financial Statements” has the meaning set forth in Section 4.7(a).

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 4.1 (Corporate Existence and Power), Section 4.2 (Authorization), Section 4.5(a) (other than the last sentence of Section 4.5(a)) and Section 4.5(b) (Capitalization) and Section 4.21 (Finders’ Fees).

“Company Group” has the meaning set forth in Section 4.1.

“Company Group Articles of Incorporation” means, collectively, (i) the articles of incorporation of the Company, filed with SDAT on December 30, 2022, as amended by that certain Amendment to the Articles of Incorporation of the Company, filed with SDAT on August 7, 2024 and (ii) the articles of incorporation of each Company Subsidiary.

“Company IP” means, collectively, all Company Owned IP and Company Licensed IP.

“Company Licensed IP” means all Intellectual Property owned by a third Person and licensed to or purported to be licensed to the Company Group or that the Company Group otherwise has a right to use or purports to have a right to use.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company Group, in each case, whether exclusively, jointly with another Person or otherwise.

“Company Preferred Stock” means the preferred stock of the Company, par value $0.001 per share.

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“Company Stock Certificate” has the meaning set forth in Section 2.9.“Company Stockholders” means, at any given time, the holders of Company Capital Stock.

“Company Stockholder Approval” has the meaning set forth in Section 4.2(b).

“Company Stockholder Written Consent” has the meaning set forth in Section 7.3(a).

“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 7.3(a).

“Company Support Agreement” has the meaning set forth in the Recitals to this Agreement.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, or any suppliers, customers or agents of the Company that is not already generally available to the public, including any Intellectual Property.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of March 6, 2024 by and between the Company and Parent.

“Consideration Spreadsheet” has the meaning set forth in Section 3.5(a).

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control”, “Controlled”, “Controlling” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings.

“Conversion Ratio” means an amount equal to (a) the Per Share Merger Consideration Amount, divided by (b) $10.00.

“Copyleft Licenses” means all licenses or other Contracts to Software that requires as a condition of use, modification, or distribution of such Software that other Software or technology incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no or minimal charge.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Data Protection Laws” means all applicable Laws in any applicable jurisdiction governing the Processing, privacy, security, or protection of Personal Information, and all regulations or guidance issued thereunder, including security incident reporting and notification requirements.

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” has the meaning set forth in Section 3.3.

“Domain Names” has the meaning set forth in the definition of “Intellectual Property.”

“Effect” has the meaning set forth in in the definition of Material Adverse Effect.

“Effective Time” has the meaning set forth in Section 2.2.

“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).

“Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“ERISA” means the Employee Retirement Income Security Act of 1974.

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“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company, or that is, or was at the relevant time, a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” means Loeb & Loeb LLP.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 3.4(a).

“Exchange Fund” has the meaning set forth in Section 3.4(a).

“Export Control Laws” has the meaning set forth in Section 4.23(a).

“Extension Proposal” has the meaning set forth in Section 8.9(a).

“Extension Proxy Statement” has the meaning set forth in Section 8.9(a).

“Extension Stockholders’ Meeting” has the meaning set forth in Section 8.9(c).

“Foreign Corrupt Practices Act” has the meaning set forth in Section 4.14(a).

“Forfeiture Agreement” means that certain forfeiture agreement (substantially in the form attached hereto as Exhibit D) between Sponsor and the Company.

“Form S-4” has the meaning set forth in Section 6.5(a).

“Fully Diluted Company Shares” means the sum, without duplication, of (a) all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time plus (b) all shares of Company Preferred Stock (on an as converted to Company Common Stock basis) that are issued and outstanding immediately prior to the Effective Time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority exercising executive, legislative, judicial, regulatory or administrative functions (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules or regulations promulgated thereunder.

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practices), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person of the Indebtedness of another Person, (h) all liability of

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such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (i) any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement and any earned but unpaid compensation (including salary, bonuses and paid time off) for any period prior to the Closing Date, and (j) any agreement to incur any of the same. For the avoidance of the “Indebtedness”, with respect to the Company, shall not include the 2024 Bridge Financing Notes.

“Intellectual Property” means all of the worldwide intellectual property rights and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: discoveries, inventions, ideas, technology, know-how, trade secrets, and Software, in each case whether or not patentable or copyrightable (including proprietary or confidential information, systems, methods, processes, procedures, practices, algorithms, formulae, techniques, knowledge, results, protocols, models, designs, drawings, specifications, materials, technical data or information, and other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing) (collectively, “Trade Secrets”); trade names, trademarks, service marks, trade dress, product configurations, other indications of origin, registrations thereof or applications for registration therefor, together with the goodwill associated with the foregoing (collectively, “Trademarks”); patents, patent applications, utility models, industrial designs, supplementary protection certificates, and certificates of inventions, including all re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, counterparts, extensions, and validations thereof (“collectively, “Patents”); works of authorship, copyrights, copyrightable materials, copyright registrations and applications for copyright registration (collectively, “Copyrights”); domain names and URLs (collectively, “Domain Names”), social media accounts, and other intellectual property, and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto.

“Intended Tax Treatment” has the meaning set forth in the recitals of this Agreement.

“Interim Period” has the meaning set forth in Section 6.1(a).

“International Trade Control Laws” has the meaning set forth in Section 4.23(a).

“IP Contracts” means, collectively, any and all Contracts to which the Company Group is a party or by which any of its properties or assets are bound, in any case under which the Company Group (i) is granted a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property of a third Person, (ii) grants a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) to a third Person in or to any Intellectual Property owned or purported to be owned by the Company Group or (iii) has entered into an agreement not to assert or sue with respect to any Intellectual Property (including settlement agreements and co-existence arrangements), in each case other than (A) “shrink wrap” or other licenses for generally commercially available software (including Publicly Available Software) or hosted services, (B) customer, distributor or channel partner Contracts on Company Group’s standard forms, (C) Contracts with the Company Group’s employees or contractors on Company Group’s standard forms, and (D) customary non-disclosure agreements entered into in the ordinary course of business consistent with past practices (subparts (A)-(D) collectively, the “Standard Contracts”).

“IPO” means the initial public offering of Parent pursuant to the Prospectus.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” or “to the Company’s Knowledge” means the actual knowledge after reasonable inquiry of David Michery.

“Knowledge of Parent” or “to Parent’s Knowledge” means the actual knowledge after reasonable inquiry of Hui Chen, Robert Labbe, Brandon Miller, Daniel McCabe and Qi Gong.

“Leased Real Property” has the meaning set forth in Section 4.18(b).

“Leases” has the meaning set forth in Section 4.18(b).

“Letter of Transmittal” has the meaning set forth in Section 3.4(b).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

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“Lock-Up Agreement(s)” means the agreement, substantially in the form attached hereto as Exhibit C, restricting the sale, transfer or other disposition of the shares of Parent Common Stock held by certain stockholders of Parent and received by certain of the Company Stockholders at the Closing in connection with the Merger.

“Material Adverse Effect” means any fact, effect, event, development, change, state of facts, condition, circumstance, violation or occurrence (an “Effect”) that, individually or together with one or more other contemporaneous Effect, (i) has or would reasonably be expected to have a materially adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company Group, on the one hand, or on Parent and Merger Sub, on the other hand, taken as a whole; or (ii) prevents or materially impairs or would reasonably be expected to prevent or materially impair the ability of the Company Stockholders and the Company Group, on the one hand, or on Parent and Merger Sub, on the other hand to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include Effects resulting from any one or more of the following: (a) general economic or political conditions; (b) conditions generally affecting the industries in which such Person or its Subsidiaries operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by this Agreement or any action or omission taken by the Company Group with the written consent or at the request of Parent or any action or omission taken by Parent or Merger Sub with the written consent or at the request of the Company Group; (f) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (g) the announcement, pendency or completion of the transactions contemplated by this Agreement; (h) any natural or man-made disaster, acts of God or pandemics or the worsening thereof; or (i) any failure by a party to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); provided, however, that the exclusions provided in the foregoing clauses (a) through (d), clause (f) and clause (h) shall not apply to the extent that Parent and Merger Sub, taken as a whole, on the one hand, or the Company Group, on the other hand, is disproportionately affected by any such exclusions or any change, event or development to the extent resulting from any such exclusions relative to all other similarly situated companies that participate in the industry in which they operate.

“Material Contracts” has the meaning set forth in Section 4.12(a). “Material Contracts” shall not include any Contracts that are also Plans or Leases.

“Merger” has the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” means One Hundred Million Dollars ($100,000,000).

“Merger Consideration Shares” means an aggregate number of shares of Parent Common Stock equal to the product of (i) the Conversion Ratio, multiplied by (ii) the aggregate number of shares of Company Common Stock and Company Preferred Stock issued and outstanding as of immediately prior to the Effective Time, treating for such purposes any Company Preferred Stock on an as-converted to Company Common Stock basis.

“Merger Sub” has the meaning set forth in the Preamble to this Agreement.

“Merger Sub Common Stock” has the meaning set forth in Section 5.8(b).

“MGCL” has the meaning set forth in the Recitals to this Agreement.

“NASDAQ” means the Nasdaq Stock Market.

“Offer Documents” has the meaning set forth in Section 6.5(a).

“Order” means any decree, order, judgment, writ, award, injunction, stipulation, determination, award, rule or consent of or by an Governmental Authority.

“Other Filings” means any filings to be made by Parent required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws, other than the SEC Statement and the other Offer Documents.

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“Outside Closing Date” has the meaning set forth in Section 10.1(a).

“Parent” has the meaning set forth in the Preamble to this Agreement.

“Parent Board Recommendation” has the meaning set forth in Section 5.12(a).

“Parent Common Stock” means, the common stock of Parent, par value $0.0001 per share.

“Parent Equity Incentive Plan” has the meaning set forth in Section 8.7.

“Parent Expenses” means all fees, costs and expenses of Parent incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, the performance and compliance with this Agreement and the Ancillary Agreements and conditions contained herein to be performed or complied with by Parent at or before the Closing, and the consummation of the transactions contemplated hereby, including any and all (i) filing fees payable by the Company or any of its Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby, (ii) deferred underwriting discounts or fees and (iii) fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Parent.

“Parent Financial Statements” means all of the financial statements of Parent included in the Parent SEC Documents and any amendments to such financial statements.

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Section 5.1 (Corporate Existence and Power), Section 5.3 (Corporate Authorization), Section 5.6 (Finders’ Fees), Section 5.7 (Issuance of Shares), Section 5.8 (Capitalization) and Section 5.10 (Trust Account).

“Parent Parties” has the meaning set forth in ARTICLE V.

“Parent Preferred Stock” means the contemplated preferred stock of Parent to be authorized and issued immediately upon the Closing in accordance with the 2024 Bridge Financing.

“Parent Private Unit” means each unit issued to the Sponsor in a private placement at the time of the consummation of the IPO comprised of (a) one share of Parent Common Stock, (b) one warrant to purchase one (1) share of Parent Common Stock at a price of $11.50 per whole share, and (c) one right to receive one-tenth (1/10) of a share of Parent Common Stock upon the consummation of an initial business combination.

“Parent Proposals” has the meaning set forth in Section 6.5(e).

“Parent Redemption Amount” has the meaning set forth in Section 6.6.

“Parent Right” means each right issued as part of a Parent Unit.

“Parent SEC Documents” has the meaning set forth in Section 5.13(a).

“Parent Securities” means, collectively, the Parent Units, Parent Private Units and the securities underlying such units.

“Parent Stockholder Approval” has the meaning set forth in Section 5.3.

“Parent Stockholder Meeting” has the meaning set forth in Section 6.5(a).

“Parent Stockholders” means holders of Parent Securities.

“Parent Support Agreement” has the meaning set forth in the Recitals to this Agreement.

“Parent Unit” means each unit of Parent issued in the IPO comprised of (a) one share of Parent Common Stock, (b) one warrant to purchase one (1) share of Parent Common Stock at a price of $11.50 per whole share, and (c) one right to receive one-tenth (1/10) of a share of Parent Common Stock upon the consummation of an initial business combination.

“Parent Warrant” means each warrant issued as part of a Parent Unit.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

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“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Financial Statements” has the meaning set forth in Section 7.4.

“Per Share Merger Consideration Amount” means an amount equal to (a) the Merger Consideration, divided by (b) the number of Fully Diluted Company Shares.

“Permits” has the meaning set forth in Section 4.13.

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practices for amounts (i) that are not delinquent, (ii) that are not material to the business, operations and financial condition of the Company Group so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by the Company Group of any Contract or Law; (c) liens for Taxes (i) not yet due and delinquent or (ii) which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Company Financial Statements in accordance with U.S. GAAP); and (d) the Liens set forth on Schedule 1.1(b).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means (i) all data and information that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked directly or indirectly, with a natural person, household, or his, her or its device; and (ii) any other data or information that constitutes personal data, personally identifiable information, personal information or similar defined term under any Data Protection Law.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment (other than any employment offer letter in such form as previously provided to Parent that is terminable “at will” without any contractual obligation on the part of the Company to make any severance, termination, change of control, or similar payment), consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company, or under which the Company has any current or potential liability, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority.

“Privacy Policy” has the meaning set forth in Section 4.15(f).

“Process,” “Processed” or “Processing” means any operation or set of operations performed upon Personal Information or sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination, or otherwise making available, alignment or combination, restriction, erasure, or destruction.

“Prohibited Party” has the meaning set forth in Section 4.23(b).

“Prospectus” means the final prospectus of Parent, dated April 19, 2022.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

“Publicly Available Software” means each of any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, “copyleft,” open source software (e.g. Linux), or under similar licensing and distribution models, including but not limited to any of the following: (A) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun

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Industry Source License (SISL) and (G) the Apache Server License, including for the avoidance of doubt all Software licensed under a Copyleft License.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Registered Owned IP” means all Intellectual Property constituting Company Owned IP or filed in the name of the Company Group, and in each instance is the subject of a registration or an application for registration, including issued patents and patent applications.

“Registration Rights Agreement” means the registration rights agreement, in substantially the form attached hereto as Exhibit E.

“Representatives” means a party’s officers, directors, Affiliates, managers, consultant, employees, representatives and agents.

“Required Financial Statements” has the meaning set forth in Section 7.4.

“Required Parent Proposal” has the meaning set forth in Section 6.5(e).

“S-4 Effective Date” has the meaning set forth in Section 6.5(c).

“Sanctions Laws” has the meaning set forth in Section 4.23(a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“SEC Statement” means the Form S-4, including the Proxy Statement, whether in preliminary or definitive form, and any amendments or supplements thereto.

“SDAT” means the State Department of Assessments and Taxation of Maryland.

“Securities Act” means the Securities Act of 1933.

“Sites” has the meaning set forth in Section 4.15(f).

“Software” means computer software, programs, and databases (including development tools, library functions, and compilers) in any form, including in or as internet web sites, web content, links, source code, object code, operating systems, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, together with all versions, updates, corrections, enhancements and modifications thereof, and all related specifications, documentation, developer notes, comments, and annotations.

“Sponsor” means Yotta Investment LLC, a Delaware limited liability company.

“Standard Contracts” has the meaning set forth in the definition of IP Contracts.

“Subsidiary” means, with respect to any Person, each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning set forth in the Recitals to this Agreement.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company Group and other tangible property.

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing

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Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Tax(es)” means any U.S. federal, state or local or non-U.S. tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, escheat, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Litigation” has the meaning set forth in Section 8.1(c).

“Trust Account” has the meaning set forth in Section 5.10.

“Trust Agreement” has the meaning set forth in Section 5.10.

“Trust Fund” has the meaning set forth in Section 5.10.

“Trustee” has the meaning set forth in Section 5.10.

“Unaudited Financial Statements” has the meaning set forth in Section 4.7(a).

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Voting Agreement” “means the voting agreement, in substantially a form mutually agreed upon by the parties.

“WARN Act” has the meaning set forth in Section 4.15(c).

“Year End Financials” has the meaning set forth in Section 7.4.

1.2 Construction.

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience, only.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time.

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(e) Any reference to a numbered schedule means the same-numbered section of the disclosure schedule. Any reference in a schedule contained in the disclosure schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement. Nothing in the disclosure schedules constitutes an admission of any liability or obligation of the disclosing party to any third party or an admission to any third party, including any Governmental Authority, against the interest of the disclosing party, including any possible breach of violation of any Contract or Law. Summaries of any written document in the disclosure schedules do not purport to be complete and are qualified in their entirety by the written document itself. The disclosures schedules and the information and disclosures contained therein are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement, and shall not be deemed to expand in any way the scope or effect of any of such representations and warranties.

(f) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

ARTICLE II
MERGER

2.1 Merger. Upon and subject to the terms and conditions set forth in this Agreement, and in accordance with the MGCL, at the Effective Time, (a) Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation under the MGCL (references to the Company for periods after the Effective Time shall include the Surviving Corporation), (c) the Surviving Corporation shall become a wholly-owned Subsidiary of Parent, and (d) Parent shall change its name to “DRIVEiT Financial Auto Group, Inc.”.

2.2 Merger Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall file with SDAT a articles of merger in form and substance reasonably acceptable to Company and Parent, executed in accordance with the relevant provisions of the MGCL (the “Articles of Merger”). The Merger shall become effective upon the filing of the Articles of Merger or at such later time as is agreed to by the parties and specified in the Articles of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation; bylaws.

(a) The Company Articles of Incorporation as in effect immediately prior to the Effective Time shall, in accordance with the terms thereof and the MGCL, be amended and restated in its entirety as set forth in the exhibit to the Articles of Merger, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the MGCL.

(b) The bylaws of the Company as in effect immediately prior to the Effective Time shall be amended at the Effective Time to read in its entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be the current name of the Company until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation and applicable Law.

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2.5 Closing. Unless this Agreement is earlier terminated in accordance with ARTICLE X, the closing of the Merger (the “Closing”) shall take place virtually at 10:00 a.m. local time, on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in ARTICLE IX or at such other time, date and location as Parent and Company agree in writing. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

2.6 Directors and Officers of Surviving Corporation.

(a) Parent shall take or cause to be taken all actions as may be necessary or appropriate to ensure that as soon as practical following the Closing:

(i) Parent’s board of directors will consist of five (5) directors. The Company shall have the right to designate four (4) such directors to be elected by the stockholders of Parent at the Parent Stockholder Meeting, three (3) of whom shall qualify as “Independent Directors” under Nasdaq Rule 5605(a)(2). The Sponsor shall have the right to designate one (1) individual who shall be nominated by Parent’s board of directors for election as a director of Parent at the Parent Stockholder Meeting, and, at the Closing, the Company and Company Stockholders identified on Schedule 7.5 will enter into the Voting Agreement in which the Company and such Company Stockholders shall agree to the Sponsor’s continuous right to designate one (1) individual for nomination by the Parent’s board of directors for election as a director of Parent for a period of at least two (2) years following the Closing Date and to vote accordingly at any meeting of the Parent Stockholders.

(ii) The officers of the Surviving Corporation shall consist of the same persons serving as officers for the Company and such officers shall hold office until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

(b) At the Effective Time, the officers of the Company shall become the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

2.7 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of Parent and the Surviving Corporation are fully authorized in the name and on behalf of the Company and Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.8 No Further Ownership Rights in Company Capital Stock. All Merger Consideration paid or payable in respect of shares of Company Capital Stock hereunder, or upon the exercise of the appraisal rights described in Section 3.3, shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to such shares of Company Capital Stock and from and after the Effective Time, there shall be no further registration of transfers of shares Company Capital Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates formerly representing shares of Company Capital Stock (each, a “Company Stock Certificate”) are presented to the Surviving Corporation, subject to the terms and conditions set forth herein, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in ARTICLE III.

ARTICLE III
EFFECT OF THE MERGER

3.1 Effect of the Merger on Company Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of any party:

(a) Cancellation of Certain Shares of Company Capital Stock. Each share of Company Capital Stock, if any, that is owned by Parent or Merger Sub (or any other Subsidiary of Parent) or the Company (as treasury stock or otherwise), will automatically be cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefor.

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(b) Conversion of Shares of Company Preferred Stock. Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Preferred Stock cancelled pursuant to Section 3.1(a), and any Dissenting Shares) shall, in accordance with the Company Articles of Incorporation, be converted into the right to receive: (i) a number of shares of Parent Common Stock equal to the Conversion Ratio.

(c) Conversion of Shares of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Common Stock cancelled pursuant to Section 3.1(a) and any Dissenting Shares) shall, in accordance with the Company Articles of Incorporation, be converted into the right to receive: (i) a number of shares of Parent Common Stock equal to the Conversion Ratio.

(d) Treatment of Treasury Stock. At the Effective Time, if there are any Company Capital Stock that are owned by the Company in treasury or by any direct or indirect Subsidiary of the Company, such Company Capital Stock shall be canceled and extinguished without any conversion thereof or payment therefor.

(e) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

3.2 Treatment of Bridge Financing Notes. Contingent on and effective immediately prior to the Effective Time, the Bridge Financing Notes shall be (i) treated in accordance with the terms of the Bridge Financing Agreement governing such Bridge Financing Notes and (ii) converted into Parent Preferred Stock and Bridge Warrants. For the avoidance of doubt, the 2024 Bridge Financing Notes shall not be included in the allocation of the Merger Consideration.

3.3 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 3.1, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Capital Stock cancelled in accordance with Section 3.1(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised and perfected appraisal rights of such shares of Company Capital Stock in accordance with Section 3-202 of the MGCL (such shares of Company Capital Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the MGCL with respect to such shares) shall not be converted into a right to receive a portion of the Merger Consideration Shares, but instead shall be entitled to only such rights as are granted by Section 3-202 of the MGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 3-202 of the MGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 3-202 of the MGCL, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration Shares to which such holder is entitled pursuant to the applicable subsections of Section 3.1, without interest thereon, upon surrender of the Company Stock Certificate or Company Stock Certificates representing such Dissenting Shares in accordance with Section 3.4. The Company shall promptly provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the MGCL that relates to such demand, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands.

3.4 Surrender and Payment.

(a) Exchange Fund. On the Closing Date, Parent shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust Company (the “Exchange Agent”) for the benefit of the Company Stockholders, for exchange in accordance with this ARTICLE III, the number of shares of Parent Common Stock sufficient to deliver the aggregate Merger Consideration Shares payable pursuant to this Agreement (such shares of Parent Common Stock, the “Exchange Fund”). Parent shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Merger Consideration Shares out of the Exchange Fund in accordance with the Consideration Spreadsheet (as defined below) and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement.

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(b) Exchange Procedures. As soon as practicable following the Effective Time, and in any event within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), Parent shall cause the Exchange Agent to deliver to each Company Stockholder, as of immediately prior to the Effective Time, represented by certificate or book-entry, a letter of transmittal and instructions for use in exchanging such Company Stockholder’s shares of Company Capital Stock for such Company Stockholder’s applicable portion of the Merger Consideration Shares from the Exchange Fund, and which shall be in form and contain provisions which Parent may specify and which are reasonably acceptable to the Company (a “Letter of Transmittal”), and promptly following receipt of a Company Stockholder’s properly executed Letter of Transmittal, deliver such Company Stockholder’s applicable portion of the Merger Consideration Shares to such Company Stockholder.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund relating to the Merger Consideration Shares that remains undistributed to the Company Stockholders for two (2) years after the Effective Time shall be delivered to Parent, upon demand, and any Company Stockholders who have not theretofore complied with this Section 3.4 shall thereafter look only to Parent for their portion of the Merger Consideration Shares. Any portion of the Exchange Fund remaining unclaimed by Company Stockholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

3.5 Consideration Spreadsheet.

(a) At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a consideration spreadsheet (the “Consideration Spreadsheet”), prepared by the Company in good faith and detailing the following, in each case, as of immediately prior to the Effective Time, based, when relevant, on assumptions reasonably acceptable to Parent which are described in detail in the Consideration Spreadsheet:

(i) the name and address of record of each Company Stockholder and the number and class, type or series of shares of Company Capital Stock held by each, and in the case of shares of each series of Company Preferred Stock, the number of shares of Company Common Stock into which such shares of Company Preferred Stock are convertible;

(ii) the number of Fully Diluted Company Shares; and

(iii) detailed calculations of each of the following (in each case, determined without regard to withholding):

(A) the Per Share Merger Consideration Amount;

(B) the Conversion Ratio;

(C) the Merger Consideration Shares;

(D) for each Company Stockholder, its pro rata portion of the Merger Consideration Shares for its shares of Company Preferred Stock and Company Common Stock;

(b) The contents of the Consideration Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by Parent, but the Company shall, in all events, remain solely responsible for the contents of the Consideration Spreadsheet. Under no circumstances shall Parent or Merger Sub be responsible for the calculations or the determinations regarding such calculations in the Consideration Spreadsheet so long as such calculations were not made by Parent or Merger Sub and the parties agree that Parent and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments under this ARTICLE III.

(c) Nothing contained in this Section 3.5 or in the Consideration Spreadsheet shall be construed or deemed to: (i) modify the Company’s obligations to obtain Parent’s prior consent to the issuance of any securities pursuant to Section 6.1(a)(xvi); or (ii) alter or amend the definition of Per Share Merger Consideration Amount or Merger Consideration Shares.

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3.6 Adjustment. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, the outstanding Parent Common Stock or Company Capital Stock shall have been changed into a different number of shares, interests or a different class, by reason of any share dividend, capitalization, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of Parent Common Stock or Company Capital Stock, as applicable, will be appropriately adjusted to provide to Company Stockholders and Parent Stockholders the same economic effect as contemplated by this Agreement prior to such event.

3.7 No Fractional Shares. No fractional shares of Parent Common Stock, or certificates or scrip representing fractional shares of Parent Common Stock, will be issued upon the conversion of the Company Capital Stock pursuant to the Merger. Any holder of a share of Company Common Stock who would otherwise be entitled to receive a fraction of a share of a Parent Common Stock (after aggregating all fractional shares Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share, instead any such fractional share that would otherwise be issued will be rounded to the nearest whole share.

3.8 Lost or Destroyed Certificates. Notwithstanding the foregoing, if any Company Stock Certificate, shall have been lost, stolen or destroyed, then upon the making of a customary affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed in a form reasonably acceptable to Parent, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Company Stock Certificate, the portion of the Merger Consideration Shares to be paid in respect of the shares of Company Capital Stock formerly represented by such Company Stock Certificate as contemplated under this ARTICLE III.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Parent prior to the execution of this Agreement (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such disclosure letter relates (which qualify (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), the Company hereby represents and warrants to Parent that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date).

4.1 Corporate Existence and Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (the Company and its Subsidiaries, collectively, the “Company Group”). Each member of the Company Group has all requisite power and authority, corporate and otherwise, to own, lease or otherwise hold and operate its properties and other assets and to carry on the Business as presently conducted and as proposed to be conducted. Each member of the Company Group is duly licensed or qualified to do business and is in good standing (or the equivalent) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Company Group.

4.2 Authorization; No Subsidiaries.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Merger, subject to receipt of the Company Stockholder Approval. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Ancillary Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the Merger, the receipt of the Company Stockholder Approval) or the Ancillary Agreements. This Agreement and the Ancillary Agreements to which the Company is a party have been

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duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement and the Ancillary Agreements to which the Company is a party constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, winding-up, reorganization or similar Laws affecting the rights of creditors generally, by general equitable principles and mandatory applicable Laws (the “Enforceability Exceptions”).

(b) By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the board of directors of the Company, the board of directors of the Company has (i) approved the execution, delivery and performance by the Company of this Agreement, the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein; (ii) determined that this Agreement, the Ancillary Agreements to which it is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and fair to and in the best interests of the Company and the Company Stockholders; (iii) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement. The affirmative vote or written consent of Persons holding more than fifty percent (50%) of the outstanding shares of Company Common Stock who deliver written consents or are present in person or by proxy at such meeting and voting thereon are required to, and shall be sufficient to, approve this Agreement and the transactions contemplated hereby (the “Company Stockholder Approval”). The Company Stockholder Approval is the only vote or consent of any of the holders of Company Capital Stock necessary under the Company Articles of Incorporation, the Company bylaws and Section 3-105 of the MGCL in order for the Company to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.

(c) Except as set forth on Schedule 4.2(c), the Company has no Subsidiaries and the Company does not own any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other entity.

4.3 Governmental Authorization. None of the execution, delivery or performance by the Company of this Agreement or any Ancillary Agreement to which the Company is or will be a party, or the consummation of the transactions contemplated hereby or thereby, requires any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with, any Governmental Authority, except for (a) any filings, notices, approvals, waivers, consents, registrations, declarations, and expiration or termination applicable notice periods under the Antitrust Laws, and (b) the filing of the Articles of Merger with the SDAT pursuant to the MGCL.

4.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Ancillary Agreement to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby and thereby does or will (a) contravene or conflict with the Company Group Articles of Incorporation or the bylaws of any member of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company Group or to any of its respective properties, rights or assets, except as set forth in Section 4.3 of this Agreement, (c) except for the Contracts listed on Schedule 4.4 requiring Company Consents (but only as to the need to obtain such Company Consents), (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or to a loss of any material benefit to which the Company Group is entitled, in the case of each of clauses (i) – (iv), under any provision of any Permit, Material Contract or other instrument or obligations binding upon the Company Group or any of its respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company’s properties, rights or assets, or (e) require any consent, approval or waiver from any Person pursuant to any provision of the Company Group Articles of Incorporation or bylaws of any member of the Company Group, except for such consent, approval or waiver which shall be obtained (and a copy provided to Parent) prior to the Closing.

4.5 Capitalization.

(a) The authorized capital stock of the Company consists of 750,000,000 shares of Company Common Stock, par value $0.001 per share, and 250,000,000 shares of Company Preferred Stock, par value $0.001 per share, of which 5,000,000 shares of Company Common Stock, 0 shares of Company Preferred Stock are issued and outstanding as of the date of this Agreement. No other shares of capital stock or other voting securities of the Company are authorized, issued, reserved for issuance or outstanding. All issued and outstanding shares of Company

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Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Laws (including any applicable securities laws) and in compliance with the Company Articles of Incorporation and the Company’s bylaws. No shares of Company Common Stock or Company Preferred Stock are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the MGCL, the Company Articles of Incorporation or any Contract to which the Company is a party or by which the Company or any of its properties, rights or assets are bound). As of the date of this Agreement, all outstanding shares of Company Capital Stock are owned of record by the Persons set forth on Schedule 4.5(a) in the amounts set forth opposite their respective names.

(b) Except for the 2024 Bridge Financing Notes, there are no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any of its shares of Company Capital Stock or other securities, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire outstanding capital stock of the Company or any securities convertible into or exchangeable for any shares of capital stock of the Company, (iii) treasury shares of capital stock of the Company, (iv) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company (including pursuant to any provision of Law, the Company Articles of Incorporation or any Contract to which the Company is a party), or (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) with respect to the sale or voting of shares or securities of the Company (whether outstanding or issuable). There are no issued, outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

4.6 Subsidiaries. Schedule 4.6 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered, fully paid and non-assessable (if applicable), were offered, sold and delivered in compliance with all applicable securities Laws and such Subsidiary’s organizational documents in force at the relevant time, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s organizational documents).

4.7 Financial Statements.

(a) The Company has delivered to Parent (a) the unaudited consolidated balance sheets of the Company, and the related statements of operations, changes in stockholders’ equity and cash flows, for the fiscal year ended December 31, 2023 including the notes thereto (the “Annual Financial Statements”), and (b) the unaudited consolidated balance sheet of the Company, and the related statements of operations, changes in stockholders’ equity and cash flows, as of June 30, 2024 (the “Unaudited Financial Statements” and, together with the Annual Financial Statement, the “Company Financial Statements”). The Company Financial Statements fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Company Financial Statements were prepared from the Books and Records of the Company in all material respects. Since December 31, 2023 (the “Balance Sheet Date”), except as required by applicable Law or U.S. GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

(b) Except as: (i) specifically disclosed, reflected or fully reserved against on the Balance Sheet; (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date that are not material; (iii) liabilities that are executory obligations arising under Contracts to which the Company is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii) results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); (iv) expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby; and (v) liabilities set forth on Schedule 4.7(b), the Company does not have any material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise.

(c) Except as set forth on Schedule 4.7(c), the Company Group does not have any Indebtedness.

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4.8 Internal Accounting Controls. The Company has established a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP, and the Company’s historical practices and to maintain asset accountability; and (c) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.9 Absence of Certain Changes. Since the Balance Sheet Date, (a) the Company has conducted its businesses in the ordinary course and in a manner consistent with past practice; (b) there has not been any Material Adverse Effect in respect of the Company; and (c) the Company has not taken any action that, if taken after the date of this Agreement and prior to the consummation of the Merger, would require the consent of Parent pursuant to Section 6.1 and Parent has not given consent.

4.10 Properties; Title to the Company Group’s Assets.

(a) All items of Tangible Personal Property have no material defects, are in good operating condition and repair in all material respects and function in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained in all material respects and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. All of the material Tangible Personal Property is located at the offices of the Company Group.

(b) The Company Group has good, valid and marketable title in and to, or a valid leasehold interest or license in or a right to use all of the tangible assets reflected on the Balance Sheet. Except as set forth on Schedule 4.10, no such tangible asset is subject to any Lien other than Permitted Liens. The Company Group’s assets constitute all of the rights, properties, and assets of any kind or description whatsoever, including goodwill, necessary for the Company Group to operate the Business immediately after the Closing in substantially the same manner as the Business is currently being conducted.

4.11 Litigation. There is no Action pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company Group, any of the officers or directors of the Company Group, the Business, any of the Company’s rights, properties or assets or any Contract before any Governmental Authority or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Ancillary Agreement. There are no outstanding judgments against the Company Group or any of its rights, properties or assets. No Action has been brought or, to the Knowledge of the Company, threatened in writing against the Company Group by any Governmental Authority. There are no Actions pending by the Company Group against any other Person.

4.12 Contracts.

(a) Schedule 4.12(a) sets forth a true, complete and accurate list, as of the date of this Agreement, of all of the following Contracts as amended to date which are currently in effect (collectively, “Material Contracts”):

(i) all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company Group of $250,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practices);

(ii) all sales, advertising, agency, sales promotion, market research, marketing or similar Contracts;

(iii) each Contract with any current employee of the Company Group (A) which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) providing for severance or post-termination payments or benefits to such employee (other than COBRA obligations); or (C) providing for a payment or benefit upon the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or as a result of a change of control of the Company;

(iv) all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement to which the Company is a party;

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(v) all Contracts relating to any acquisitions or dispositions of material assets, properties or Company Capital Stock by the Company (other than (x) acquisitions or dispositions of assets and inventory in the ordinary course of business consistent with past practices and (y) assets no longer used in the Business, in each case, under which there are no material outstanding obligations of the Company Group), including any sale or disposition agreement that has been executed, but has not closed;

(vi) all IP Contracts, separately identifying all such IP Contracts under which the Company Group is obligated to pay royalties thereunder and all such IP Contracts under which the Company Group is entitled to receive royalties thereunder;

(vii) Contract that materially limits or restricts, or purports to limit or restrict, the Company Group (or after the Closing, Parent or its Subsidiaries, including the Company Group) from engaging or competing in any line of business or material business activity in any jurisdiction or geographic area, or selling or providing any service or product or soliciting any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses;

(viii) all Contracts with or pertaining to the Company Group to which any Affiliate of the Company Group is a party, other than any Contracts relating to such Affiliate’s status as a Company Stockholder;

(ix) Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) by the Company Group in an amount in excess of $250,000 annually or $500,000 over the life of the Contract (including pursuant to any joint venture);

(x) Contract under which the Company Group has created, incurred, assumed or borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed Indebtedness of others, in each case having an outstanding principal amount in excess of $250,000 individually or $500,000 in the aggregate;

(xi) Contract involving the settlement, conciliation or similar agreement of any Action or threatened Action involving payments (exclusive of attorney’s fees) in excess of $250,000 in any single instance or in excess of $500,000 in the aggregate;

(xii) all Contracts not cancellable by the Company Group with no more than sixty (60) days’ notice if the effect of such cancellation would result in monetary penalty to the Company Group in excess of $250,000 per the terms of such contract;

(xiii) all Contracts that may be terminated, or the provisions of which may be altered, as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement;

(xiv) all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, or the amount or value thereof will be calculated on the basis of, the transactions contemplated by this Agreement or any Ancillary Agreement; and

(xv) all collective bargaining agreements or other agreement with a labor union or labor organization.

(b) Each Material Contract is (i) a valid and binding agreement, (ii) in full force and effect and (iii) enforceable by and against the Company Group and each counterparty that is party thereto, subject, in the case of this clause (iii), to the Enforceability Exceptions. Neither the Company Group nor, to the Company’s Knowledge, any other party to a Material Contract is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract and, to the Knowledge of the Company, there does not exist under any Material Contract any event or circumstance which, with the giving of notice or the lapse of time (or both), would constitute such a breach or default by the Company Group thereunder (which breach or default would be or reasonably be expected to be material) or any other party to such Material Contract (which breach or default would be or reasonably be expected to be material) or permit termination or acceleration by the other party thereto, under such Material Contract. The Company Group has not received written or, to the Knowledge of the Company,

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oral notice of an intention by any party to any such Material Contract that provides for a continuing obligation by any party thereto to terminate such Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Company Group.

4.13 Licenses and Permits. Schedule 4.13 sets forth a true, complete and correct list of each license, franchise, permit, order or approval or other similar authorization required under applicable Law to carry out or otherwise affecting, or relating in any way to, the Business, together with the name of the Governmental Authority issuing the same (the “Permits”). Such Permits are valid and in full force and effect, and none of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement or any Ancillary Agreement. The Company Group has all Permits necessary to operate the Business, and each of the Permits is in full force and effect. The Company is not in material breach or violation of, or material default under, any such Permit, and, to the Company’s Knowledge, no basis (including the execution of this Agreement and the other Ancillary Agreements to which the Company Group is a party and the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement) exists which, with notice or lapse of time or both, would reasonably constitute any such breach, violation or default or give any Governmental Authority grounds to suspend, revoke or terminate any such Permit. The Company Group has not received any written or, to the Company’s Knowledge, oral notice from any Governmental Authority regarding any material violation of any Permit. There has not been and there is not any pending or, to the Company’s Knowledge, threatened Action, investigation or disciplinary proceeding by or from any Governmental Authority against the Company Group involving any material Permit.

4.14 Compliance with Laws.

(a) The Company Group is not in violation in any material respect of any applicable Laws and Orders. Without limiting the generality of the foregoing, the Company Group is in compliance in all material respects with: (i) every Law applicable to the Company Group due to the specific nature of the Business, including Data Protection Laws; (ii) the Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) and any comparable or similar Law of any jurisdiction applicable to the Company; and (iii) every Law regulating or covering conduct in the workplace, including regarding sexual harassment or, on any legally impermissible basis, a hostile work environment. The Company Group has not been threatened or charged in writing with or given written notice of any violation of any Data Protection Law, the Foreign Corrupt Practices Act or any other Law referred to in or generally described in foregoing sentence and, to the Company’s Knowledge, the Company Group is not under any active investigations with respect to any such Law.

(b) Neither the Company Group nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company Group is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

4.15 Intellectual Property.

(a) The Company Group is the sole and exclusive owner of each item of Company Owned IP, free and clear of any Liens (except for Permitted Liens). The Company Group is the sole and exclusive licensee of each item of Company Exclusively Licensed IP, free and clear of any Liens (except for Permitted Liens). The Company Group has a valid right to use the Company Licensed IP.

(b) Schedule 4.15(b) sets forth a true, correct and complete list of all (i) Registered IP; (ii) unregistered material Trademarks constituting Company Owned IP; (iii) Domain Names constituting Company Owned IP; (iv) all social media handles constituting Company Owned IP, and (v) a general description of all material technical Trade Secrets constituting Company Owned IP; accurately specifying as to each of the foregoing, as applicable: (A) the filing number, issuance or registration number, or other identify details; (B) the owner and nature of the ownership; (C) the jurisdictions by or in which such Registered Owned IP has been issued, registered, or in which an application for such issuance or registration has been filed or for unregistered material Trademarks, used by the Company Group; and (D) any liens or security interests that apply.

(c) The operation of the Business as currently conducted does not conflict with, infringe, misappropriate or otherwise violate any Intellectual Property right of any third Person. There have been no claims filed, served or threatened in writing against the Company Group alleging any conflict with, infringement, misappropriation, or other violation of any Intellectual Property of a third Person. There are no Actions pending that involving a claim against the Company Group by a third Person alleging infringement or misappropriation of such third Person’s Intellectual Property. No third Person, to the Knowledge of the Company, has conflicted with, infringed, misappropriated, or otherwise violated any Company IP.

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(d) The Company Group has not filed, served, or threatened a third Person with any claims alleging any conflict with, infringement, misappropriation, or other violation of any Company IP. There are no Actions pending that involving a claim against a third Person the Company Group alleging infringement or misappropriation of Company IP. The Company Group is not subject to any Order that adversely restricts the use, transfer, registration or licensing of any such Intellectual Property by the Company Group.

(e) Except as disclosed on Schedule 4.15(e), each employee, agent, consultant, and contractor who has contributed to or participated in the creation or development of any Intellectual Property on behalf of the Company Group or any predecessor in interest thereto has executed a form of proprietary information and/or inventions agreement or similar written Contract with the Company Group under which such Person: (i) has assigned all right, title and interest in and to such Intellectual Property to the Company (or such predecessor in interest, as applicable); and (ii) is obligated to maintain the confidentiality of the Company Group’s confidential information both during and after the term of such Person’s employment or engagement. To the extent any such proprietary information and/or inventions agreement or other similar written Contract permitted such employee, agent, consultant, and contractor to exclude from the scope of such agreement or Contract any Intellectual Property in existence prior to the date of the employment or relationship, no such employee, agent, consultant, and contractor excluded Intellectual Property that was related to the Business of the Company Group. To the Knowledge of the Company, no employee, agent, consultant or contractor of the Company is or has been in violation of any term of any such Contract.

(f) The Company has a privacy policy regarding the Processing of Personal Information in connection with the operation of the business as currently conducted (the “Privacy Policy”) that is made available to all visitors to the Sites. For purposes of this subsection (j), “Sites” shall mean, any websites or applications made available to the general public provided by or on behalf of the Company Group.

4.16 Employees; Employment Matters.

(a) Schedule 4.16(a) sets forth a true, correct and complete list of each of the five highest compensated officers or employees of the Company Group as of the date hereof, setting forth the title, current base salary or hourly rate for each such person and total compensation (including bonuses and commissions) paid to each such person for the fiscal year ended December 31, 2023.

(b) The Company Group is not a party to any collective bargaining agreement, and there is no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group. There is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened against the Company Group. To the Knowledge of the Company, the Company is not subject to any attempt by any union to represent Company Group employees as a collective bargaining agent.

(c) There are no pending or, to the Knowledge of the Company, threatened Actions against the Company Group under any worker’s compensation policy or long-term disability policy. There is no unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened before any applicable Governmental Authority relating to employees of the Company Group. The Company Group has been in compliance in all material respects with notice and other requirements under the Workers’ Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation relating to plant closings and layoffs (collectively, the “WARN Act”). There is no ongoing or contemplated location closing, employee layoff, or relocation activities that would trigger notice or any other requirements under the WARN Act.

(d) The Company Group is in compliance in all material respects with all applicable Laws relating to employment, including all applicable Laws relating to wages, hours, overtime, collective bargaining, equal employment opportunity, discrimination, harassment (including, but not limited to sexual harassment), retaliation, immigration, verification of identity and employment authorization of individuals employed in the United States, employee leave, disability rights or benefits, employment and reemployment rights of members and veterans of the uniformed services, paid time off/vacation, unemployment insurance, safety and health, workers’ compensation, pay equity, restrictive covenants, whistleblower rights, child labor, classification of employees and independent contractors, meal and rest breaks, reimbursement of business expenses, and the collection and payment of withholding or social security Taxes. No audits are currently being conducted or, to the Knowledge of the Company, are threatened to be conducted by any Governmental Authority with respect to applicable employment or labor Laws.

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(e) To the Knowledge of the Company, no key employee or officer of the Company Group is a party to or bound by any enforceable confidentiality agreement, non-competition agreement or other restrictive covenant (with any Person) that materially interferes with: (i) the performance by such officer or key employee of his or her duties or responsibilities as an officer or employee of the Company Group or (ii) the Company Group’s business or operations. No key employee or officer of the Company Group has given written notice of their definite intent to terminate their employment with the Company Group, nor has the Company Group provided written notice of its present intention to terminate the employment of any of the foregoing.

(f) Each individual currently engaged by the Company Group as an independent contractor or consultant has been properly classified by the Company as an independent contractor, and the Company Group has not received any notice from any Governmental Authority or Person disputing such classification.

(g) The Company Group has not received any written notice of any claim or litigation relating to, or any complaint or allegation of, discrimination, retaliation, wrongful termination, harassment (including sexual harassment), sexual misconduct, or wage and hour violation against the Company Group; nor is there any outstanding obligation for the Company under any settlement relating to such matters and to the Knowledge of the Company, no such claim or litigation has been threatened.

4.17 Employee Benefits.

(a) Schedule 4.17(a) sets forth a correct and complete list of all Plans.

(b) No Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA). Neither the Company Group nor any ERISA Affiliate has withdrawn at any time from any multiemployer plan or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and, to the Knowledge of the Company, no circumstances exist that could reasonably be expected to result in any such liability to the Company Group.

(c) With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such Plan, including its related trust, has received a determination letter (or may rely upon opinion letters in the case of any prototype plans) from the Internal Revenue Service that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such Plan that could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

(d) There are no pending or, to the Knowledge of the Company, threatened Actions against or relating to the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any Plan with respect to the operation of such Plan (other than routine benefits claims). No Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority.

(e) Each Plan has been established, administered and funded in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of the Company Group under ERISA or the Code. All premiums due or payable with respect to insurance policies funding any Plan have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Financial Statements.

(f) None of the Plans provide retiree health or life insurance benefits, except as may be required by Section 4980B of the Code, Section 601 of ERISA or any other applicable Law. There has been no violation of the “continuation coverage requirement” of “group health plans” as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Plan to which such continuation coverage requirements apply.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company Group with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits. No Person is entitled to receive any additional

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payment (including any tax gross-up or other payment) from the Company Group as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code.

(i) Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in all material respects in documentary compliance with, and has been administered in all material respects in compliance with Section 409A of the Code.

4.18 Real Property.

(a) Except as set forth on Schedule 4.18, the Company Group does not own or has ever owned any Real Property.

(b) Set forth on Schedule 4.18(b), is a correct and complete list (with the address) of all premises currently leased or subleased or otherwise used or occupied by the Company Group (“Leased Real Property”), and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Leases”), as well as current annual rent and term under the Leases. With respect to each Lease: (i) it is valid, binding and enforceable in accordance with its terms and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the Company Group has been in peaceable possession of the premises leased thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company Group’s obligations thereunder has been granted by the lessor; (v) the Company Group has performed all material obligations imposed on it under such Lease and there exist no default or event of default thereunder by the Company Group or, to the Company’s Knowledge, by any other party thereto; (vi) there exists, to the Company’s Knowledge, no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would reasonably be expected to become a default or event of default by the Company Group thereunder; (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder and (viii) the Company Group has not exercised early termination options, if any, under such Lease. The Company Group holds the leasehold estate established under the Leases free and clear of all Liens, except for Liens of mortgagees of the Real Property on which such leasehold estate is located or other Permitted Liens. The Leased Real Property is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with such Leased Real Property. The Company Group is in physical possession and actual and exclusive occupation of the whole of the leased premises, none of which is subleased or assigned to another Person.

4.19 Tax Matters. Except as set forth on Schedule 4.19

(a) The Company has (A) timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by, and all such filed Tax Returns are correct and complete; and (B) duly and timely paid or has duly and timely withheld and remitted all material Taxes that are required to be so paid or withheld and remitted by the Company Group;

(b) There are no Liens for material Taxes upon any assets of the Company Group, except for Permitted Liens;

(c) As of the date of this Agreement, there are no pending audits, examinations, investigations, or other proceedings in respect of material Taxes of the Company Group;

(d) The Company Group has not been either a “distributing corporation” or a “controlled corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to qualify for tax-free treatment under Section 355(a) of the Code;

(e) The Company Group has not “participated” in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

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(f) The Company Group (A) is not a party to or is bound by any Tax Sharing Agreement or (B) has no liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or non-U.S. Law); and

(g) The Company Group is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.20 Environmental Laws. The Company Group has complied and is in compliance with all Environmental Laws, and there are no Actions pending or, to the Knowledge of the Company, threatened in writing against the Company Group alleging any failure to so comply. The Company Group has not (a) received any written notice of any alleged claim, violation of or liability under any Environmental Law nor any claim of potential liability with regard to any Hazardous Material, which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Material; arranged for the disposal, discharge, storage or release of any Hazardous Material; or exposed any employee or other individual or property to any Hazardous Material so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Material Activity.

4.21 Finders’ Fees. Except as set forth on Schedule 4.21, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of its respective Affiliates who might be entitled to any fee or commission from the Company Group, Merger Sub, Parent or any of its respective Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

4.22 Directors and Officers. Schedule 4.22 sets forth a true, correct and complete list of all directors and officers of the Company.

4.23 Anti-Money Laundering Laws.

(a) The Company Group currently is and, since its inception, has been, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Governmental Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(b) Neither the Company Group nor, to the Knowledge of the Company, any Representative of the Company Group (acting on behalf of the Company Group), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by an Governmental Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Governmental Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Governmental Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company Group nor, to the Knowledge of the Company, any Representative of the Company Group (acting on behalf of the Company Group), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the Knowledge of the Company, has

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exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) The Company Group, has not received written notice of, nor, to the Knowledge of the Company, any of its Representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

4.24 Insurance. All forms of insurance owned or held by and insuring the Company Group are set forth on Schedule 4.24, and such policies are in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been or will be paid when due, no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination and there is no claim by the Company Group or, to the Company’s Knowledge, any other Person pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such policies. There is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Ancillary Agreements. The Company Group has not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

4.25 Related Party Transactions. Except as set forth in Schedule 4.25, as contemplated by this Agreement or as provided in the Company Financial Statements, no Affiliate of the Company Group, current or former director, manager, officer or employee of any Person in the Company Group or any immediate family member or Affiliate of any of the foregoing (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Company Group, (b) owns any asset, property or right, tangible or intangible, which is used by the Company Group, or (c) is a borrower or lender, as applicable, under any Indebtedness owed by or to the Company Group since the inception of the Company Group.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is reasonably apparent from the content of such Parent SEC Documents, but excluding any risk factor disclosures or other similar cautionary or predictive statements therein), it being acknowledged that nothing disclosed in such Parent SEC Documents shall be deemed to modify or qualify the representations and warranties set forth in Sections 5.1, 5.3 or 5.8, Parent and Merger Sub (the “Parent Parties”) hereby represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement (in respect of Holdco, as of the Holdco Signing Date) and as of the Closing Date:

5.1 Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger.

5.2 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated herein and activities incidental thereto. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.

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5.3 Corporate Authorization. Each of the Parent Parties has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Merger, subject to receipt of the Parent Stockholder Approval. The execution and delivery by each of the Parent Parties of this Agreement and the Ancillary Agreements to which it is a party and the consummation by each of the Parent Parties of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Parent Party. No other corporate proceedings on the part of such Parent Party are necessary to authorize this Agreement or the Ancillary Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the Merger, the receipt of the Parent Stockholder Approval) or the Ancillary Agreements. This Agreement and the Ancillary Agreements to which such Parent Party is a party have been duly executed and delivered by such Parent Party and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto (other than a Parent Party), this Agreement and the Ancillary Agreements to which such Parent Party is a party constitute a legal, valid and binding obligation of such Parent Party, enforceable against such Parent Party in accordance with their respective terms, subject to the Enforceability Exceptions. The affirmative vote of holders of a majority of the then outstanding shares of Parent Common Stock present in person or by proxy and entitled to vote at the Parent Stockholder Meeting, assuming a quorum is present (the “Parent Stockholder Approval”), is the only vote of the holders of any of Parent’s capital stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby. The affirmative vote or written consent of the sole stockholder of the Merger Sub is the only vote of the holders of any of Merger Sub’s capital stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.

5.4 Governmental Authorization. Assuming the accuracy of the representations and warranties of the Company set forth in Section 4.3, none of the execution, delivery or performance of this Agreement or any Ancillary Agreement by a Parent Party or the consummation by a Parent Party of the transactions contemplated hereby and thereby requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Governmental Authority except for (a) any filings, notices, approvals, waivers, consents, registrations, declarations, and expiration or termination applicable notice periods under the Antitrust Laws, (b) the filing of the Articles of Merger with SDAT pursuant to the MGCL.

5.5 Non-Contravention. The execution, delivery and performance by a Parent Party of this Agreement or the consummation by a Parent Party of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the organizational or constitutive documents of the Parent Parties, or (b) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon the Parent Parties.

5.6 Finders’ Fees. Except for the Persons identified on Schedule 5.6, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements. The Company is solely responsible for the fees and expenses of such Persons.

5.7 Issuance of Shares. The Merger Consideration Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, and each such Merger Consideration Share shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the organizational or constitutive documents of Parent. The Merger Consideration Shares shall be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

5.8 Capitalization.

(a) The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock, par value $0.0001 per share, of which 3,944,835 shares of Parent Common Stock are issued and outstanding (including the shares of Parent Common Stock underlying the Parent Private Units and without giving effect to the Forfeiture Agreement). In addition, 11,813,500 Parent Warrants (including the Parent Warrants underlying the Parent Private Units) exercisable for 11,813,500 shares of Parent Common Stock are issued and outstanding. In addition, 1,184,350 Parent Rights are issued and outstanding (including the Parent Rights underlying the Parent Private Units), which entitle the holders thereof to 1,184,350 shares of Parent Common Stock. No other shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and

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were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Parent’s organizational documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in Parent’s organizational documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. All outstanding Parent Units, shares of Parent Common Stock and Parent Warrants have been issued in compliance with all applicable securities and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the organizational or constitute documents of Parent.

(b) Merger Sub is authorized to issue 1,000 shares of common stock, par value $0.0001 per share (“Merger Sub Common Stock”), of which 1,000 shares of Merger Sub Common Stock are issued and outstanding as of the date hereof. No other shares of capital stock or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the MGCL, Merger Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any equity capital of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.9 Information Supplied. None of the information supplied or to be supplied by the Parent Parties expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Ancillary Agreements, if applicable, will, at the date of filing or mailing, at the time of the Parent Stockholder Meeting or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing).

5.10 Trust Account. As of the date of this Agreement, Parent has at least $8,127,915.52 in the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”) in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company (the “Trustee”) and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement dated as of April 19, 2022, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than stockholders of Parent holding shares of Parent Common Stock sold in Parent’s IPO who shall have elected to redeem their shares of Parent Common Stock pursuant to Parent’s amended and restated certificate of incorporation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and Parent’s amended and restated certificate of incorporation. Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the Knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would reasonably be expected to constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account. Since the closing of Parent’s IPO, Parent has not released any money from the Trust Account (other than as permitted by the Trust Agreement). As of the Effective Time and subject to the approval by Parent and the holders of Parent Common Stock, (i) the obligations of Parent to dissolve or liquidate pursuant to Parent’s amended and restated certificate of incorporation shall terminate, and (ii) Parent shall have no obligation whatsoever pursuant to Parent’s amended and restated certificate of incorporation to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated by this Agreement. Following the Effective Time, no stockholder of Parent (other

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than the underwriters of the IPO or Governmental Authority for Taxes) shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Parent Common Stock for redemption pursuant to Parent’s amended and restated certificate of incorporation (or in connection with an extension of Parent’s deadline to consummate a “Business Combination” as such term is defined in Parent’s amended and restated certificate of incorporation).

5.11 Listing. The Parent Units, Parent Common Stock, Parent Warrants and Parent Rights are listed on NASDAQ, with trading tickers “YOTAU,” “YOTA,” “YOTAW,” and “YOTAR,” respectively. Since its initial public offering, Parent has complied in all material respects with all applicable listing and corporate governance rules and regulations of NASDAQ. The issued and outstanding Parent Securities held by Parent’s public stockholders are registered pursuant to Section 12(b) of the Securities Exchange Act and listed for trading on the NASDAQ. As of the date hereof, there is no Action or investigation pending or, to the Knowledge of Parent, threatened against Parent by the NASDAQ or the SEC with respect to any intention by such entity to deregister Parent Securities or prohibit or terminate the listing of Parent Securities on the NASDAQ. Other than as contemplated by this Agreement, Parent has taken no action that is designed to terminate the registration of Parent Securities under the Securities Exchange Act. As of the date hereof, Parent has not received any written or, to the Knowledge of Parent, oral deficiency notice from NASDAQ relating to the continued listing requirements of Parent Securities.

5.12 Board Approval.

(a) Parent’s board of directors (including any required committee or subgroup of such board) has unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders of Parent and (iii) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Parent’s amended and restated certificate of incorporation and (iv) recommended to the Parent’s stockholders to adopt and approve each of the Parent Proposals (“Parent Board Recommendation”).

(b) The Merger Sub’s board of directors has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement and (ii) determined that the transactions contemplated hereby are in the best interests of its sole stockholder.

5.13 Parent SEC Documents and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and prior to Closing (the “Additional Parent SEC Documents”). Parent has made available to the Company true and complete copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) Business Days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year that Parent was required to file such a form, (ii) Parent’s Quarterly Reports on Form 10-Q for each quarterly period of Parent beginning with the first quarterly period that Parent was required to file such a form, (iii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) Parent’s Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.13) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i) through (v) above, whether or not available through EDGAR, collectively, the “Parent SEC Documents”).

(b) Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is

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revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the SEC Statement or Other Filing.

(c) As used in this Section 5.13, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(d) Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with U.S. GAAP and (ii) Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and principal financial officer by others within Parent.

(e) Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) The Parent SEC Documents contain true and complete copies of the applicable Parent Financial Statements. The Parent Financial Statements (i) fairly present in all material respects the financial position of Parent as at the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is material) and the absence of footnotes), (ii) were prepared in conformity with U.S. GAAP applied on a consistent basis during the periods involved (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is material) and the absence of footnotes), (iii) in the case of the audited Parent Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(g) Parent has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with U.S. GAAP and to maintain accountability for Parent’s and its Subsidiaries’ assets. Parent maintains and, for all periods covered by the Parent Financial Statements, has maintained books and records of Parent in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Parent in all material respects.

(h) Since its incorporation, Parent has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Parent to Parent’s Knowledge, (ii) a “material weakness” in the internal controls over financial reporting of Parent to Parent’s Knowledge or (iii) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.

5.14 Anti-Corruption Law Compliance.

(a) The Parent and its Representatives currently is and, has been, in compliance with applicable Laws related to (i) Anti-Corruption Laws, (ii) Sanctions Laws, (iii) Export Control Laws, (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) International Trade Control Laws.

(b) Neither Parent nor, to the Knowledge of Parent, any Representative of the Parent (acting on behalf of the Parent), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or a Prohibited Party; (ii) the target of any Sanctions Laws; (iii) located, organized or

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resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Governmental Authority or public international organization, or officer of a political party or candidate for political office. Neither Parent nor, to the Knowledge of Parent, any Representative of Parent (acting on behalf of Parent), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the Knowledge of Parent, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) Parent, has not received written notice of, nor, to the Knowledge of Parent, any of its Representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of Parent, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding

5.15 Affiliate Transactions. Except as set forth on Schedule 5.15 or as described in the Parent SEC Documents, there are no Contracts between (a) Parent, on the one hand, and (b) any officer, director, employee, partner, member, manager, director or indirect equityholder of Parent or Sponsor, or to the Knowledge of Parent, any immediate family member of any of the foregoing Persons, on the other hand.

5.16 Litigation. There is no (a) Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or that affects its or their assets or properties, or (b) Order outstanding against Parent or any of its Subsidiaries or that affects its or their assets or properties. Neither Parent nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Parent and its Subsidiaries.

5.17 Expenses, Indebtedness and Other Liabilities. Except as set forth in Parent SEC Documents, Parent does not have any Indebtedness or other liabilities.

5.18 Tax Matters.

(a) Parent and Merger Sub (A) have timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns are correct and complete; and (B) have duly and timely paid or have duly and timely withheld and remitted all Taxes that are required to be so paid or withheld and remitted by them;

(b) There are no Liens for Taxes upon any assets of Parent or Merger Sub;

(c) As of the date of this Agreement, there are no pending audits, examinations, investigations, or other proceedings in respect of Taxes of Parent or Merger Sub;

(d) Neither Parent nor Merger Sub have been either a “distributing corporation” or a “controlled corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to qualify for tax-free treatment under Section 355(a) of the Code;

(e) Neither Parent nor Merger Sub has “participated” in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(f) Neither Parent nor Merger Sub (A) is a party to or is bound by any Tax Sharing Agreement or (B) has any liability for the Taxes of any Person (other than Parent or Merger Sub) under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or non-U.S. Law); and

(g) Parent is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

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ARTICLE VI
COVENANTS OF THE PARTIES PENDING CLOSING

6.1 Conduct of the Business. Each of the Company and Parent covenants and agrees that:

(a) Except as expressly contemplated by this Agreement or the Ancillary Agreements or as set forth on Schedule 6.1(a), from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (the “Interim Period”), each party shall conduct its business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices and use its commercially reasonable efforts to preserve intact its business and assets. Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement or the Ancillary Agreements, or as required by applicable Law, from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, without the other party’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), neither the Company, Parent, nor any of its Subsidiaries, shall permit to:

(i) amend, modify or supplement its certificate of incorporation or bylaws or other organizational or governing documents except as contemplated hereby, or engage in any reorganization, reclassification, liquidation, dissolution or similar transaction;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way or relinquish any material right under, any (A) in the case of the Company, any Material Contract or (B) in the case of Parent, material contract, agreement, lease, license or other right or asset of Parent, as applicable;

(iii) other than in the ordinary course of business consistent with past practice, modify, amend or enter into any contract, agreement, lease, license or commitment, including for capital expenditures, that extends for a term of one year or more or obligates the payment by the Company or Parent, as applicable, of more than $500,000 (individually or in the aggregate);

(iv) sell, lease, license or otherwise dispose of any of the Company’s or Parent’s, as applicable, material assets, except pursuant to existing contracts or commitments disclosed herein or in the ordinary course of business consistent with past practice;

(v) solely in the case of the Company, sell, lease, license or otherwise dispose of any Company Owned IP;

(vi) (A) pay, declare or promise to pay any dividends, distributions or other amounts with respect to its capital stock or other equity securities; (B) pay, declare or promise to pay any other amount to any stockholder or other equityholder in its capacity as such; and (C) except as contemplated hereby or by any Ancillary Agreement, amend any term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

(vii) Except in the case of the Company in connection with the 2024 Bridge Financing, (A) make any loan, advance or capital contribution to any Person; (B) incur any Indebtedness including drawings under the lines of credit, in the case of the Company, in excess of an aggregate principal amount of $1,000,000 or such lesser amount if the aggregate principal amount of such new Indebtedness together with the aggregate principal amount all other Indebtedness of the Company would exceed $3,000,000 other than (1) loans evidenced by promissory notes made to Parent as working capital advances as described in the Prospectus and (2) intercompany Indebtedness; or (C) repay or satisfy any Indebtedness, other than the repayment of Indebtedness in accordance with the terms thereof;

(viii) suffer or incur any Lien, except for Permitted Liens, on the Company’s or Parent’s, as applicable, assets;

(ix) delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness owed to the Company or Parent, as applicable, or write off or make reserves against the same (other than, in the case of the Company, in the ordinary course of business consistent with past practice);

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(x) merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person; make any material investment in any Person; or be acquired by any other Person;

(xi) terminate or allow to lapse any insurance policy protecting any of the Company’s or Parent’s, as applicable, assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xii) institute, settle or agree to settle any Action before any Governmental Authority, in each case in excess of $250,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on such party;

(xiii) except as required by U.S. GAAP, make any material change in its accounting principles, methods or practices or write down the value of its assets;

(xiv) change its principal place of business or jurisdiction of organization;

(xv) issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities, other than any redemption by Parent of shares of Parent Common Stock and Parent Securities held by its public stockholders, or as otherwise contemplated herein or in any Ancillary Agreement;

(xvi) (A) make, change or revoke any material Tax election; (B) change any material method of accounting; (C) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes; (D) enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (E) surrender or forfeit any right to claim a material Tax refund, or (F) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Intended Tax Treatment;

(xvii) enter into any transaction with or distribute or advance any material assets or property to any of its Affiliates, other than the payment of salary and benefits in the ordinary course;

(xviii) solely in the case of the Company, other than as required by Law, by a Plan, or in the ordinary course of business (A) increase the compensation or benefits of any employee of the Company at the level of manager or above, except for year-end annual compensation increases in the ordinary course of business consistent with past practices, (B) accelerate the vesting or payment of any compensation or benefits of any employee or service provider of the Company, (C) enter into, amend or terminate any Plan (or any plan, program, agreement or arrangement that would be a Plan if in effect on the date hereof) or grant, amend or terminate any awards thereunder, (D) make any loan to any present or former employee or other individual service provider of the Company, other than advancement of expenses in the ordinary course of business consistent with past practices, (E) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization; or (F) adopt any severance, retention or other employee plan or fail to continue to make timely contributions to each Plan in accordance with the terms thereof;

(xix) solely in the case of Parent, hire or offer to hire any additional employees, or engage or offer to engage any consultant, independent contractor, or service provider (except for such employees, independent contractors, or service providers who will exclusively perform services for the Parent before and after the Closing);

(xx) fail to duly observe and conform to any applicable Laws and Orders; or

(xxi) agree or commit to do any of the foregoing.

(b) Neither party shall (i) take or agree to take any action that would be reasonably likely to cause any representation or warranty of such party to be inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

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(c) Nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Outside Closing Date, and nothing in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Outside Closing Date. Prior to the Outside Closing Date, each of the Company, Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2 Exclusivity.

(a) During the Interim Period, neither the Company, on the one hand, nor Parent, on the other hand, shall, and such Persons shall cause each of their respective Representatives not to, without the prior written consent of the other party (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent), directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, recommend or enter into any Alternative Transaction or any contract or agreement related to any Alternative Transaction. Immediately following the execution of this Agreement, the Company, on the one hand, and Parent, on the other hand, shall, and shall cause each of their Representatives, to terminate any existing discussion or negotiations with any Persons other than the Company or Parent, as applicable, concerning any Alternative Transaction. Each of the Company and Parent shall be responsible for any acts or omissions of any of its respective Representatives that, if they were the acts or omissions of the Company or Parent, as applicable, would be deemed a breach of such party’s obligations hereunder (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company or Parent, as applicable, may have against such Representatives with respect to any such acts or omissions). For purposes of this Agreement, except as disclosed on Schedule 6.2(a), the term “Alternative Transaction” means any of the following transactions involving the Company or Parent, or Parent’s Subsidiaries, (other than the transactions contemplated by this Agreement or the Ancillary Agreements): (A) any merger, consolidation, share exchange, business combination or other similar transaction, (B) any sale, lease, exchange, transfer or other disposition of all or a material portion of the assets of such Person (other than sales of inventory in the ordinary course of business) or any capital stock or other equity interests of the Company, Parent, or its Subsidiaries in a single transaction or series of transactions or (C) with respect to Parent, any other Business Combination.

(b) In the event that there is an unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction, communicated in writing to the Company or Parent or any of their respective Representatives (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within two (2) Business Day after receipt thereof) advise the other parties to this Agreement, orally and in writing, of such Alternative Proposal and the material terms and conditions thereof (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company and Parent shall keep each other informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. As used herein with respect to Parent, the term “Alternative Proposal” shall not include the receipt by Parent of any unsolicited communications (including the receipt of draft non-disclosure agreements) in the ordinary course of business inquiring as to Parent’s interest in a potential target for a business combination; provided, however, that Parent shall inform the person initiating such communication of the existence of this Agreement.

6.3 Access to Information. During the Interim Period, the Company and Parent shall each, use its commercially reasonable efforts to, (a) continue to give the other party, its legal counsel and its other Representatives full access to the offices, properties and Books and Records, (b) furnish to the other party, its legal counsel and its other Representatives such information relating to the business of the Company or Parent as such Persons may request and (c) cause its employees, legal counsel, accountants and other Representatives to cooperate with the other party in its investigation of the Business (in the case of the Company) or the business of Parent (in the case of Parent); provided, that no investigation pursuant to this Section 6.3 (or any investigation made prior to the date hereof) shall affect any representation or warranty given by the Company or Parent; and provided, further, that any investigation pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company. Notwithstanding anything to the contrary expressed or implied in this Agreement, neither party shall be required to provide the access described above or disclose any information to the other party if doing so is, in such party’s reasonable judgement, reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law.

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6.4 Notices of Certain Events. During the Interim Period, each of Parent and the Company shall promptly notify the other party of:

(a) any notice from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Parent, post-Closing) to any such Person or create any Lien on any of the Company’s or Parent’s assets;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the Ancillary Agreements;

(c) any Actions commenced or threatened against, relating to or involving or otherwise affecting either party or any of their stockholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(d) any written notice from NASDAQ with respect to the listing of the Parent Securities;

(e) the occurrence of any fact or circumstance which constitutes or results, or would reasonably be expected to constitute or result in a Material Adverse Effect; and

(f) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in ARTICLE IX not to be satisfied.

6.5 Cooperation with Form S-4/Proxy Statement; Other Filings.

(a) The Company shall promptly provide to Parent such information concerning the Company and the Company Stockholders as is either required by the federal securities Laws or reasonably requested by Parent for inclusion in the Offer Documents. Promptly after the receipt by Parent from the Company of all such information, Parent shall prepare and file with the SEC, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock sufficient to obtain Parent Stockholder Approval at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Parent Stockholder Meeting”). Such proxy materials shall be in the form of a proxy statement (the “Proxy Statement”), which shall be included in a Registration Statement on Form S-4 (the “Form S-4”) filed by Parent with the SEC, pursuant to which the Parent Common Stock issuable in the Merger shall be registered. Parent shall promptly respond to any SEC comments on the Form S-4. The Proxy Statement, the Form S-4 and the documents included or referred to therein, together with any supplements, amendments or exhibits thereto, are referred to herein as the “Offer Documents”.

(b) Parent (i) shall permit the Company and its counsel to review and comment on the Proxy Statement and Form S-4 and any exhibits, amendments or supplements thereto (or other related documents); (ii) shall consider any such comments reasonably and in good faith; and (iii) shall not file the Proxy Statement and Form S-4 or any exhibit, amendment or supplement thereto without giving reasonable and good faith consideration to the comments of the Company. As promptly as practicable after receipt thereof, Parent shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between Parent or any of its Representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Proxy Statement and the Form S-4, and, in each case, shall consult with the Company and its counsel concerning any such correspondence. Parent shall not file any response letters to any comments from the SEC consulting reasonably and in good faith with the Company. Parent will use its reasonable efforts to permit the Company’s counsel to participate in any calls, meetings or other communications with the SEC or its staff. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Proxy Statement or the Form S-4 or any amendment or supplement thereto has been filed with the SEC and the time when the Form S-4 declared effective or any stop order relating to the Form S-4 is issued.

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(c) As soon as practicable following the date on which the Form S-4 is declared effective by the SEC (the “S-4 Effective Date”), Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Parent Stockholder Meeting in accordance with its organizational documents and the laws of the State of Delaware and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other matters presented to the Parent Stockholders for approval or adoption at the Parent Stockholder Meeting.

(d) Parent and the Company shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act and all applicable Laws of the State of Delaware, State of Maryland and the NASDAQ, in the preparation, filing and distribution of the Form S-4 and the Proxy Statement (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement and the calling and holding of the Parent Stockholder Meeting. Without limiting the foregoing, Parent shall ensure that each of the Form S-4, as of the S-4 Effective Date, and the Proxy Statement, as of the date on which it is first distributed to Parent Stockholders, and as of the date of the Parent Stockholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided, that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company (or any other information) that is furnished by the Company expressly for inclusion in the Proxy Statement). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Proxy Statement or the Form S-4, as applicable, will not as of the S-4 Effective Date and the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to Parent Stockholders or at the time of the Parent Stockholder Meeting does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, a change in the information relating to the Company or any other information furnished by Parent, Merger Sub or the Company for inclusion in the Proxy Statement, which would make the preceding sentence incorrect, should be discovered by Parent, Merger Sub or the Company, as applicable, such party shall promptly notify the other parties of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to Parent’s stockholders. In connection therewith, Parent, Merger Sub and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Parent as relevant if required to achieve the foregoing.

(e) In accordance with Parent’s amended and restated certificate of incorporation and applicable securities laws, rules and regulations, including the DGCL and rules and regulations of the NASDAQ, in the Proxy Statement, Parent shall seek from the holders of Parent Common Stock the approval the following proposals: (i) the Parent Stockholder Approval; (ii) adoption and approval of the amended and restated certificate of incorporation of Parent, in a form mutually agreed upon by the parties (the “Amended Parent Charter”); (iii) approval of the issuance of more than 20% of the issued and outstanding shares of Parent Common Stock to the Company Stockholders in connection with the Merger under applicable exchange listing rules; (iv) approval of the Parent Equity Incentive Plan, (v) election of the members of the board of directors of Parent immediately after the Closing (the proposals set forth in the foregoing clauses (i) through (v), the “Required Parent Proposals”); (vi) adoption and approval of the amended and restated bylaws of Parent in form and substance as reasonably agreed upon by Parent and the Company; (vii) approval to adjourn the Parent Stockholder Meeting, if necessary; and (viii) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Merger as reasonably determined by the Company and the Parent (the proposals set forth in the forgoing clauses (i) through (viii) collectively, the “Parent Proposals”).

(f) Parent, with the assistance of the Company, shall use its reasonable best efforts to cause the Form S-4 and the Proxy Statement to “clear” comments from the SEC and the Form S-4 to become effective as promptly as reasonably practicable thereafter. As soon as practicable after the Proxy Statement is “cleared” by the SEC, Parent shall cause the Proxy Statement, together will all other Offer Documents, to be disseminated to holders of Parent Common Stock. The Offer Documents shall provide the public stockholders of Parent with the opportunity to redeem all or a portion of their public shares of Parent Common Stock at a price per share equal to the pro rata share of the funds in the Trust Account, all in accordance with and as required by Parent’s amended and restated certificate of incorporation, the Trust Agreement, applicable Law and any applicable rules and regulations of the SEC. In accordance with Parent’s amended and restated certificate of incorporation, the proceeds held in the Trust Account will first be used for the redemption of the shares of Parent Common Stock held by Parent’s public stockholders who have elected to redeem such shares.

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(g) Parent shall call and hold the Parent Stockholder Meeting as promptly as practicable after the S-4 Effective Date for the purpose of seeking the approval of each of the Parent Proposals, and Parent shall consult in good faith with the Company with respect to the date on which such meeting is to be held. Parent shall use reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Merger and this Agreement and the other Parent Proposals. Parent’s board of directors shall recommend that the Parent Stockholders vote in favor of the Parent Proposals.

(h) The Company acknowledges that a substantial portion of the Proxy Statement/Form S-4 shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Parent with such information as shall be requested by Parent for inclusion in or attachment to the Proxy Statement/Form S-4, and that such information is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement/Form S-4 or responses to comments from the SEC or its staff in connection therewith. In connection with the preparation and filing of the Form S-4 and any amendments thereto, the Company shall reasonably cooperate with the Parent and shall make their directors, officers and appropriate senior employees reasonably available to Parent and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(i) Except as otherwise required by applicable Law, Parent covenants that none of Parent, Parent’s board of directors nor any committee thereof shall withdraw or modify, or propose publicly or by formal action of Parent, Parent’s board of directors or any committee thereof to withdraw or modify, in any manner adverse to the Company, the Parent Board Recommendation. If on the date for which the Parent Stockholder Meeting is scheduled (including any postponed or adjourned date), Parent has not received proxies representing a sufficient number of shares to obtain the Parent Stockholder Approval, whether or not a quorum is present, Parent shall make one or more successive postponements or adjournments of the Parent Stockholder Meeting, each such postponement or adjournment to be no more than 10 Business Days, and shall continue to use its reasonable best efforts to solicit from its stockholders proxies in favor of the Required Parent Proposals and the other Parent Proposals

(j) Notwithstanding anything else to the contrary in this Agreement or any Ancillary Agreements, Parent may make any public filing with respect to the Merger to the extent required by applicable Law, provided that prior to making any filing that includes information regarding the Company, Parent shall provide a copy of the filing to the Company and permit the Company to make revisions to protect confidential or proprietary information of the Company.

6.6 Trust Account. Parent covenants that it shall cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including for the payment of (a) all amounts payable to public holders of shares of Parent Common Stock (the “Parent Redemption Amount”), (b) deferred underwriting commissions and the expenses of Parent and the Company to the third parties to which they are owed, and (c) the remaining monies in the Trust Account to Parent or the Surviving Corporation after the Closing.

6.7 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated under this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

6.8 Cooperation with Regulatory Approvals. Parent and the Company each will, and Parent and the Company will cause each of their respective Affiliates to, use reasonable best efforts to comply as promptly as practicable with all legal requirements which may be imposed on it under any applicable Antitrust Laws in connection with the transactions contemplated by this Agreement. Neither Parent nor the Company shall, and each shall use its reasonable best efforts to cause their respective Affiliates not to, directly or indirectly take any action, including, directly or indirectly, acquiring or investing in any Person or acquiring, leasing or licensing any assets, or agreement to do any of the foregoing, if doing so would reasonably be expected to impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any required approval under any applicable Antitrust Laws. Without limiting the foregoing, Parent and the Company shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Authority with respect to Antitrust Laws regarding the transactions contemplated by this Agreement; (ii) permit each other to review reasonably in advance any proposed substantive written communication to any such Governmental Authority and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Action with respect to such

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transactions under Antitrust Laws; (iv) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement with respect to Antitrust Laws unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such Action; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications (and memoranda setting forth the substance of all substantive oral communications) between such party and, and in the case of Parent, its Subsidiaries (if applicable) and their respective Representatives and advisors, on one hand, and any such Governmental Authority, on the other hand, in each case, with respect to this Agreement and the transactions contemplated by this Agreement with respect to Antitrust Laws; provided that materials required to be supplied pursuant to this section may be redacted (1) to remove references concerning the valuation of the Company, (2) as necessary to comply with contractual arrangements, (3) as necessary to comply with applicable Law, and (4) as necessary to address reasonable privilege or confidentiality concerns; provided further, that a party may reasonably designate any competitively sensitive material provided to another party under this Section 6.8 as “Outside Counsel Only”.

6.9 Signing and Closing Press Releases. Parent and the Company shall mutually agree upon and issue a press release announcing the effectiveness of this Agreement. Parent and the Company shall cooperate in good faith with respect to the prompt preparation of such press release, and, as promptly as practicable after the date hereof (but in any event within four (4) Business Days thereafter), Parent shall file with the SEC, with cooperation and following consultation from the Company, a Form 8-K pursuant to the Exchange Act to report the execution of this Agreement as of its effective date. Prior to the Closing, Parent and the Company shall mutually agree upon and prepare the press release announcing the consummation of the transactions contemplated by this Agreement. Concurrently with or promptly after the Closing, Parent shall issue such press release. Parent and the Company shall cooperate in good faith with respect to the preparation of such press release, and, at least five (5) days prior to the Closing, Parent shall prepare, with cooperation and consultation from the Company, a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountant. Concurrently with the Closing, or as soon as practicable (but in any event within four (4) Business Days) thereafter, Parent shall file such Form 8-K with the SEC.

ARTICLE VII
COVENANTS OF THE COMPANY

7.1 Reporting; Compliance with Laws; No Insider Trading. During the Interim Period,

(a) The Company shall duly observe and conform in all material respects to all applicable Law, including the Exchange Act, and Orders.

(b) The Company shall not, and it shall direct its Representatives to not, directly or indirectly, (i) purchase or sell (including entering into any hedge transaction with respect to) any Parent Security, except in compliance with all applicable securities Laws, including Regulation M under the Exchange Act; (ii) use or disclose or permit any other Person to use or disclose any information that Parent or its Affiliates has made or makes available to the Company and its Representatives in violation of the Exchange Act, the Securities Act or any other applicable securities Law; or (iii) disclose to any third party any non-public information about the Company, Parent, the Merger or the other transactions contemplated hereby or by any Ancillary Agreement.

7.2 Commercially Reasonable Efforts to Obtain Consents. The Company shall use its commercially reasonable efforts to obtain each Company Consent set forth on Schedule 4.4.

7.3 Company’s Stockholders Approval.

(a) As promptly as reasonably practicable after the S-4 Effective Date and in any event within five (5) Business Days following the S-4 Effective Date (the “Company Stockholder Written Consent Deadline”), the Company shall obtain and deliver to Parent a true and correct copy of a written consent (in form and substance reasonably satisfactory to Parent) evidencing the Company Stockholder Approval that is duly executed by the Company Stockholders that hold at least the requisite number and class of issued and outstanding shares of Company Capital Stock required to obtain the Company Stockholder Approval (the “Company Stockholder Written Consent”).

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(b) The Company’s board of directors shall recommend that the Company Stockholders vote in favor of this Agreement, the Ancillary Agreements to which the Company is or will be a party, the transactions contemplated hereby and thereby and other related matters, and neither the Company’s board of directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the recommendation of the Company’s board of directors.

7.4 Additional Financial Information. As promptly as practicable after the date hereof, but in no event later than August 31, 2024, the Company shall provide Parent with the Company’s audited financial statements for the twelve month periods ended December 31, 2023 consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve month period ended on such date, and the audited consolidated cash flow statements for the twelve month period ended on such date, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified) (the “Year End Financials”). Subsequent to the delivery of the Year End Financials, the Company’s consolidated interim financial information for each quarterly period thereafter shall be delivered to Parent no later than forty (40) calendar days following the end of each quarterly period and consolidated interim monthly information for each month thereafter shall be delivered to Parent no later than 20 days following the end of each month (the “Required Financial Statements” and, together with the Year End Financials, the “PCAOB Financial Statements”). The PCAOB Financial Statements delivered under this Section 7.4 shall be prepared in accordance with U.S. GAAP, applied on a consistent basis throughout the covered periods and Regulation S-X of the SEC and in each case, audited in accordance with the standards of the PCAOB and (ii) be accompanied by a certificate of the Chief Executive Officer of the Company to the effect that the PCAOB Financial Statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with U.S. GAAP and the standards of the PCAOB, except as otherwise indicated in such statements and subject to year-end audit adjustments. The Company will promptly provide additional financial information reasonably requested by Parent for inclusion in the Proxy Statement and any other filings to be made by Parent with the SEC.

7.5 Lock-Up Agreements. Prior to the Closing, the Company and Parent, as applicable, shall cause the Sponsor and those persons set forth on Schedule 7.5 to enter into a Lock-Up Agreement with Parent to be effective as of the Closing, pursuant to which the shares of Parent Common Stock that such persons receive under this Agreement shall be subject to a lock-up in accordance with the terms and conditions more fully set forth in the Lock-Up Agreement.

7.6 Company Amended Charter. Prior to the Effective Time, subject to the Company Stockholder Approval, the Company shall amend the Company Articles of Incorporation in form and substance as reasonably agreed upon by Parent and the Company.

7.7 EarlyBirdCapital Finder’s Fees. Immediately after the Closing, the Company shall cause Parent to issue 100,000 shares of Parent Common Stock to EarlyBirdCapital for full satisfaction of, on behalf of Parent, all fees and expenses incurred by Parent in connection with the arrangement between Parent and EarlyBirdCapital.

ARTICLE VIII
COVENANTS OF ALL PARTIES HERETO

8.1 Commercially Reasonable Efforts; Further Assurances; Governmental Consents.

(a) Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, including using its reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Governmental Authorities prior to the Effective Time; (ii) avoid an Action by any Governmental Authority, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. The parties shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

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(b) Subject to applicable Law, each of the Company and Parent agrees to (i) reasonably cooperate and consult with the other regarding obtaining and making all notifications and filings with Governmental Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices and other communications received by such party from, or given by such party to, any third party or any Governmental Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Governmental Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) During the Interim Period, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Action (including derivative claims) relating to this Agreement, any of the Ancillary Agreements or any matters relating thereto commenced against Parent, any of the Parent Parties or any of its or their respective Representatives in their capacity as a representative of a Parent Party or against the Company (collectively, the “Transaction Litigation”). The Parent shall control the negotiation, defense and settlement of any such Transaction Litigation brought against the Parent, the Merger Sub or members of the boards of directors of the Parent or Merger Sub and the Company shall control the negotiation, defense and settlement of any such Transaction Litigation brought against the Company or the members of its board of directors; provided, however, that in no event shall the Company or the Parent settle, compromise or come to any arrangement with respect to any Transaction Litigation, or agree to do the same, without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed; provided, that it shall be deemed to be reasonable for Parent (if the Company is controlling the Transaction Litigation) or the Company (if the Parent is controlling the Transaction Litigation) to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of each Parent Party (if the Company is controlling the Transaction Litigation) or the Company and related parties (if the Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation, (B) provides for any non-monetary, injunctive, equitable or similar relief against any Parent Party (if the Company is controlling the Transaction Litigation) or the Company and related parties (if the Parent is controlling the Transaction Litigation) or (C) contains an admission of wrongdoing or liability by a Parent Party (if the Company is controlling the Transaction Litigation) or the Company and related parties (if the Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation. Parent and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other.

8.2 Compliance with SPAC Agreements. Parent shall (a) comply with the Trust Agreement, the Underwriting Agreement, dated as of April 19, 2022, by and between Parent and Chardan Capital Markets, LLC and (b) enforce the terms of (i) the letter agreement, dated as of April 19, 2022, by and among Parent, the Sponsor and each of the officers and directors of Parent named therein, and (ii) the Stock Escrow Agreement, dated as of April 19, 2022, by and among Parent, Continental Stock Transfer & Trust Company, as escrow agent, and the Sponsor and the other stockholders of Parent named therein.

8.3 Confidentiality. Except as necessary to complete the SEC Statement, the other Offer Documents or any Other Filings, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall comply with the Confidentiality Agreement.

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8.4 Directors’ and Officers’ Indemnification and Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company or the Parent Parties and Persons who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company or the Parent Parties, as provided in their respective organizational documents or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, Parent shall cause the organizational documents of Parent, its Subsidiaries, and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses than are set forth as of the date of this Agreement in the organizational documents of, with respect to Parent, Parent, and with respect to the Surviving Corporation, the Company, as applicable, to the extent permitted by applicable Law.

(b) Prior to the Closing, Parent and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for Parent and the Company that shall be effective as of Closing and will cover (i) those Persons who were directors and officers of the Company prior to the Closing and (ii) those Persons who will be the directors and officers of Parent and its Subsidiaries (including the Surviving Corporation after the Effective Time) at and after the Closing on terms not less favorable than the better of (x) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (y) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NASDAQ which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as the Company.

(c) The provisions of this Section 8.4 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company or Parent for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

(d) Prior to the Effective Time, the Company shall obtain and fully pay the premium for a six year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of six years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms (other than premiums payable) substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.

8.5 Parent Public Filings; NASDAQ. During the Interim Period, Parent will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws, and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Parent Securities on NASDAQ. During the Interim Period, Parent shall use its reasonable best efforts to cause (a) Parent’s initial listing application with NASDAQ in connection with the transactions contemplated by this Agreement to have been approved; (b) all applicable initial and continuing listing requirements of NASDAQ to be satisfied; and (c) the Parent Securities, including the Merger Consideration Shares, to be approved for listing on NASDAQ, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Effective Time.

8.6 Certain Tax Matters.

(a) Each of Parent, Merger Sub and the Company shall use its reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment, and none of Parent, Merger Sub or the Company has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(b) Each of Parent, the Company, and their respective Affiliates shall file all Tax Returns consistent with the Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-(a) on or with the its Tax Return for the taxable year of the Merger), and shall take no position inconsistent with the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), in each case, unless otherwise required by a Taxing Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code.

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(c) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code and Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(d) Notwithstanding the foregoing provisions of this Section 8.6 or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Merger for the Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time of the Merger has or may have on any such reorganization status. Each of the parties acknowledge and agree that each has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement.

(e) In the event the SEC requests or requires a tax opinion regarding the Intended Tax Treatment, each party shall use reasonable best efforts to execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor.

8.7 Parent Equity Incentive Plan.

Prior to the Effective Time, Parent shall adopt a new equity incentive plan in a form mutually agreed upon by the Parties (the “Parent Equity Incentive Plan”). The Parent Equity Incentive Plan shall have such number of shares available for issuance equal to between ten percent (10%) to twenty percent (20%) of the Parent Common Stock to be issued and outstanding immediately after the Closing and shall include an “evergreen” provision that is mutually agreeable to the Company and Parent that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the Parent Equity Incentive Plan as mutually determined by the Company and the Parent.

8.8 2024 Bridge Financing.

(a) Immediately following the Closing, Parent agrees that it shall (i) subrogate and replace the Company as a party the 2024 Bridge Financing Agreement and assume all the Company’s and assume all of the Company’s obligations thereunder to consummate the 2024 Bridge Financing and (ii) file a certificate of designation, in the form provided by the Company to Parent in conjunction with the 2024 Bridge Financing Commitment, for the designation of certain shares of Parent Preferred Stock as “Series A Preferred Stock” and certain shares as “Series B Preferred Stock”, each such series of Parent Preferred Stock with the rights described in such certificate of designation.

(b) The Parent agrees, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate in connection with (x) the consummation of the 2024 Bridge Financing, and (y) the marketing of the transactions contemplated by this Agreement and the Ancillary Agreements.

8.9 Extension of Time to Consummate a Business Combination.

(a) Parent has filed with the SEC a proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) seeking stockholder approval for a proposal to amend the Parent organizational documents in order to extend on a monthly basis the period of time Parent is afforded under its organizational documents to consummate an initial business combination for an additional fourteen (14) months from August 22, 2024 to October 22, 2025(the “Extension Proposal”). The Parent shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on and approve in writing (which approval will not be unreasonably withheld, conditioned or delayed) any amendment or supplement to the Extension Proxy Statement, and any responses to comments from the SEC or its staff or the provision of additional information in connection therewith, prior to filing or delivery of the same with or to the SEC. The Parent Parties shall consider the comments of the Company in good faith. The Parent Parties, with the assistance and written approval of the Company, will promptly respond to any SEC comments on the Extension Proxy Statement and will use all commercially reasonable efforts to cause the Extension Proxy Statement to be cleared by the SEC as promptly as practicable after such filing. The Parent Parties will advise the Company promptly after: (A) the time when the Extension Proxy Statement has been filed; (B) in the event the Extension Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) in the event the preliminary Extension Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Extension Proxy Statement; (E) any request by the SEC for amendment of the Extension Proxy

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Statement; (F) any comments from the SEC relating to the Extension Proxy Statement and responses thereto (and shall provide the Company with a copy or, in the case of oral communications, summary of such comments); (G) requests by the SEC for additional information (and shall provide the Company with a copy or, in the case of oral communications, summary of such request); and (H) any other communication, whether written or oral, from the SEC (and shall provide the Company with a copy or, in the case of oral communications, summary of such communication).

(b) Each party shall promptly correct any information provided by it for use in the Extension Proxy Statement if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws.

(c) As promptly as practicable after the Extension Proxy Statement is cleared by the SEC, Parent shall distribute the Extension Proxy Statement to Parent’s stockholders and (x) having, prior to effectiveness of the Registration Statement, established the record date therefor, shall duly call and give notice of special meeting of its stockholders (the “Extension Stockholders’ Meeting”) in accordance with its organizational documents and the DGCL for a date no later than forty five days after such notice, subject to Parent’s right to adjourn the Extension Stockholders’ Meeting as provided in this Agreement, (y) subject to the other provisions of this Agreement, shall solicit proxies from the Parent stockholders to vote in favor of the Extension Proposal, and shall duly convene and hold the Extension Stockholders’ Meeting, and (z) shall provide its stockholders with the opportunity to elect to convert their Parent Common Stock into a pro rata portion of the Trust Fund in connection with the extension as provided for in Parent’s organizational documents. Parent may only adjourn the Extension Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining approval of the Extension Proposal or to take steps to reduce the number of shares of Parent Common Stock issued in the IPO as to which the holders thereof elect to convert such shares into a pro rata portion of the Trust Fund in connection with the extension as provided for in Parent’s organizational documents, (ii) if a quorum is not present at the Extension Stockholders’ Meeting, (iii) to amend the Extension Proposal, subject to the Company’s consent, not to be unreasonably withheld, conditioned or delayed, or (iv) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Parent prior to the Extension Stockholders’ Meeting; provided that the Extension Stockholders’ Meeting is reconvened as promptly as practical thereafter. Parent agrees that if the approval of the Extension Proposal shall not have been obtained at any such Extension Stockholders’ Meeting, then Parent shall continue until August 22, 2024 to take all such necessary actions and hold additional Extension Stockholders’ Meetings in order to obtain the approval of the Extension Proposal. If approval has not been obtained by August 22, 2024, Parent may cease seeking to have the Extension Proposal approved.

(d) The Parent Parties shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Extension Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Extension Stockholders’ Meeting. Without limiting the foregoing, Parent Parties and the Company shall each ensure that the Extension Proxy Statement does not, as of the date on which it is first distributed to Parent stockholders, and as of the date of the Extension Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading (provided that no party shall be responsible for the accuracy or completeness of any information relating to another party or any other information furnished by another party for inclusion in the Extension Proxy Statement).

(e) Parent, acting through its board of directors, shall include in the Extension Proxy Statement the recommendation of its board of directors that Parent’s stockholders vote in favor of the Extension Proposal, and shall otherwise use reasonable best efforts to obtain approval thereof. Neither Parent’s board of directors nor any committee or agent or representative thereof shall withdraw (or modify in a manner adverse to the Company), or propose to withdraw (or modify in a manner adverse to the Company) Parent’s board of director’s recommendation that the Parent stockholders vote in favor of the adoption of the Extension Proposal.

(f) If the Extension Proposal is approved and the Parent is required to pay an additional amount or amounts into the Trust Account, Parent shall deliver an extension letter to the Trustee, notifying the Trustee of the approval of such Extension Proposal, signed on behalf of Parent by an executive officer of Parent, and (b) Parent shall deliver the aggregate amount necessary by wire transfer of immediately available funds to the Trustee, for deposit in the Trust Account in accordance with the extension letter and the Trust Agreement, as amended.

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8.10 Section 16 Matters.

Parent shall, prior to the Effective Time, cause the Parent board of directors to approve the issuance of Parent Common Stock in connection with the transactions contemplated hereby with respect to any employees of the Company who, as a result of their relationship with Parent as of or following the Effective Time, are subject or will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to Rule 16b-3 promulgated under the Exchange Act.

8.11 Expenses. In the event the Closing occurs, the costs and expenses of Parent, Merger Sub and the Company in connection with this Agreement and the transactions contemplated hereby, including the Parent Expenses, shall be paid by the Company. In anticipation of the execution of this Agreement, the Company shall wired Four Hundred Thousand Dollars ($400,000) into the Parent’s operating account held at Signature/Flagstar Bank. Additionally, the Company wired One Million One Hundred Thousand Dollars ($1,100,000) into the Sponsor’s operating account. In the event the Closing does not take place, each of the Company and Parent shall be responsible for its own expenses. The costs and expenses incurred by Sponsor in connection with maintaining its ongoing public company responsibilities and reporting obligations shall by paid by the Company. Such expenses of Parent and Sponsor described above shall be considered Company Expenses.

ARTICLE IX
CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction or written waiver (where permissible) by Parent and the Company of all the following conditions:

(a) No provisions of any applicable Law and no Order shall restrain or prohibit or impose any condition on the consummation of the transactions contemplated hereby, including the Merger.

(b) each consent, approval or authorization of any Governmental Authority required of Parent, its Subsidiaries, or the Company to consummate the Merger set forth on Schedule 9.1(b) shall have been obtained and shall be in full force and effect.

(c) No Governmental Authority shall have issued an Order or enacted a Law, having the effect of prohibiting the Merger or making the Merger illegal, which Order or Law is final and non-appealable.

(d) The Company Stockholder Approval shall have been obtained;

(e) Each of the Required Parent Proposals shall have been approved at the Parent Stockholder Meeting or at any adjournment or postponement thereof;

(f) The Extension Proposal shall have been approved by Parent’s stockholders;

(g) Parent’s initial listing application with NASDAQ in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, Parent shall satisfy any applicable initial and continuing listing requirements of NASDAQ, and Parent shall not have received any notice of non-compliance therewith, and the Merger Consideration Shares shall have been approved for listing on NASDAQ.

(h) The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC that remains in effect and no proceeding seeking such a stop order shall have been initiated by the SEC and not withdrawn.

(i) The parties shall have obtained the directors’ and officers’ liability insurance for Parent and the Company pursuant to Section 8.4(b).

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9.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Closing is subject to the satisfaction, or the waiver in Parent’s sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by the Company at or prior to the Closing Date.

(b) The representations and warranties of the Company contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Company Fundamental Representations, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date) except, in each case, for any failure of such representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) to be so true and correct that would not in the aggregate have or reasonably be expected to have a Material Adverse Effect in respect of the Company.

(c) The Company Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

(d) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect in respect of the Company that is continuing.

(e) Parent shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the Company certifying the accuracy of the provisions of the foregoing clauses (a), (b), (c) and (d) of this Section 9.2.

(f) Parent shall have received a certificate, dated as of the Closing Date, signed by the Secretary of the Company attaching true, correct and complete copies of (i) the Company Articles of Incorporation, certified as of a recent date by the SDAT; (ii) the Company’s bylaws; (iii) copies of resolutions duly adopted by the board of directors of the Company authorizing this Agreement, the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby and the Company Stockholder Written Consent; and (iv) a certificate of good standing of the Company, certified as of a recent date by the SDAT.

(g) Each of the Company and the Company Stockholder, as applicable, shall have executed and delivered to Parent a copy of each Ancillary Agreement to which the Company or such Company Stockholder, as applicable, is a party.

(h) The Company shall have delivered to Parent a duly executed certificate conforming to the requirements of Treasury Regulation Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i), and a notice to be delivered to the United States Internal Revenue Service as required under Treasury Regulation Section 1.897-2(h)(2) together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing, each dated no more than thirty (30) days prior to the Closing Date and in form and substance as reasonably agreed upon by Parent and the Company.

(i) The Company shall have obtained each Company Consent set forth on Schedule 4.4.

(j) The Company shall have delivered to Parent a resignation from the Company of each director of the Company listed in Schedule 9.2(j), effective as of the Closing Date.

(k) The Company shall have used the Company’s available cash on the Closing Date to first pay all Company Expenses, Parent Expenses and expenses incurred by Sponsor pursuant to Section 8.11.

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9.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver in the Company’s sole and absolute discretion, of all of the following further conditions:

(a) Parent and Merger Sub shall each have duly performed or complied with, in all material respects, all of its respective obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Parent or Merger Sub, as applicable, at or prior to the Closing Date.

(b) The representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Parent Fundamental Representations, shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date), except for any failure of such representations and warranties which would not in the aggregate reasonably be expected to have a Material Adverse Effect in respect of Parent or Merger Sub and their ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

(c) The Parent Fundamental Representations shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

(d) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect in respect of Parent that is continuing.

(e) The Company shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of Parent accuracy of the provisions of the foregoing clauses (a), (b), (c) and (d) of this Section 9.3.

(f) The Amended Parent Charter, in a form mutually agreed upon by the parties, shall have been filed with, and declared effective by, the Delaware Secretary of State.

(g) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Parent attaching true, correct and complete copies of (i) the amended and restated certificate of incorporation of Parent, certified as of a recent date by the Secretary of State of the State of Delaware; (ii) bylaws of Parent, (iii) copies of resolutions duly adopted by the board of directors of Parent authorizing this Agreement, the Ancillary Agreements to which Parent is a party and the transactions contemplated hereby and thereby and the Parent Proposals; and (iv) a certificate of good standing of Parent, certified as of a recent date by the Secretary of State of the State of Delaware.

(h) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Merger Sub attaching true, correct and complete copies of (i) copies of resolutions duly adopted by the board of directors and sole stockholder of Merger Sub authorizing this Agreement, the Ancillary Agreements to which Merger Sub is a party and the transactions contemplated hereby and thereby and (ii) a certificate of good standing of Merger Sub, certified as of a recent date by the SDAT.

(i) Each of Parent, Sponsor or other stockholder of Parent, as applicable, shall have executed and delivered to the Company a copy of each Ancillary Agreement to which Parent, Sponsor or such other stockholder of Parent, as applicable, is a party.

(j) The size and composition of the post-Closing Parent board of directors shall have been appointed as set forth in Section 2.7(a).

(k) Parent’s (i) execution and delivery of all documents required to subrogate and replace the Company as a party to the 2024 Bridge Financing Agreement and assume all of the Company’s obligations thereunder, including under the 2024 Bridge Financing Notes and Bridge Warrants and (ii) filing of a certificate of designation, in the form provided by the Company to Parent in conjunction with the 2024 Bridge Financing Commitment.

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ARTICLE X
TERMINATION

10.1 Termination Without Default.

(a) In the event that (i) the Closing of the transactions contemplated hereunder has not occurred eight (8) month anniversary of the date of this Agreement (the “Outside Closing Date”) (provided that, if the SEC has not declared the Proxy Statement/Form S-4 effective on or prior to the Outside Closing Date, the Outside Closing Date shall be automatically extended by one (1) month); and (ii) the material breach or violation of any representation, warranty, covenant or obligation under this Agreement by the party (i.e., Parent or the Merger Sub, on one hand, or the Company, on the other hand) seeking to terminate this Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Closing Date, then Parent or the Company, as applicable, shall have the right, at its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

(b) In the event an Governmental Authority shall have issued an Order or enacted a Law, having the effect of prohibiting the Merger or making the Merger illegal, which Order or Law is final and non-appealable, Parent or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party; provided, however, that the right to terminate this Agreement pursuant to this Section shall not be available to the Company or Parent if the failure by such party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority.

(c) This Agreement may be terminated at any time by mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors.

10.2 Termination Upon Default.

(a) Parent may terminate this Agreement by giving notice to the Company, without prejudice to any rights or obligations Parent or Merger Sub may have: (i) at any time prior to the Closing Date if (x) the Company shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 9.2(a) or 9.2(b) impossible; (y) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company of a written notice from Parent describing in reasonable detail the nature of such breach; or (ii) at any time after the Company Stockholder Written Consent Deadline if the Company has not previously received the Company Stockholder Approval (provided, that upon the Company receiving the Company Stockholder Approval, Parent shall no longer have any right to terminate this Agreement under this clause (ii)).

(b) The Company may terminate this Agreement by giving notice to Parent, without prejudice to any rights or obligations the Company may have, if: (i) Parent shall have breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date, which has rendered or reasonably would render the satisfaction of any of the conditions set forth in Section 9.3(a) or 9.3(b) impossible; and (ii) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Parent of a written notice from the Company describing in reasonable detail the nature of such breach.

10.3 Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE X (other than termination pursuant to Section 10.1(c)), this Agreement shall become void and of no further force or effect without liability of any party (or any stockholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to the other parties hereto; provided that, if such termination shall result from the willful breach by a party or its Affiliate of its covenants and agreements hereunder or common law fraud or willful breach in connection with the transactions contemplated by this Agreement, such party shall not be relieved of liability to the other parties for any such willful breach or common law fraud. The provisions of Section 8.3, this Section 10.3 and ARTICLE XI, and the Confidentiality Agreement, shall survive any termination hereof pursuant to this ARTICLE X.

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ARTICLE XI
MISCELLANEOUS

11.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand, electronic mail, or nationally recognized overnight courier service, by 5:00 PM Eastern Time on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM Eastern Time, on the first Business Day after such delivery; (b) if by email, on the date of transmission with affirmative confirmation of receipt; or (c) three (3) Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or, following the Closing, the Surviving Corporation or Parent), to:

Jones Day LLP
555 South Flower Street, 50th Floor
Los Angeles, CA 90071-2300
Attn: Katherine Blair;
E-mail: kblair@jonesday.com;

with a copy (which shall not constitute notice) to:

Steven Wolberg
435 Dedham St., Unit E
Newton, MA 02459
E-mail: stevewolberg@gmail.com

Loeb & Loeb LLP
345 Park Ave
New York, NY 10154
Attention: Mitchell S. Nussbaum
E-mail: mnussbaum@loeb.com

if to Parent or Merger Sub (prior to the Closing):

Yotta Acquisition Corporation
651 N. Broad St.
Suite 206
Middletown, DE 19790
Attn: Hui Chen
E-mail: hui.chen@alum.cardozo.yu.edu

with a copy (which shall not constitute notice) to:

Cassi Olson
1185 Avenue of the Americas
Suite 301
New York, NY 10036
Attention: Cassi Olson
E-mail: cassi.olson@gmail.com

11.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise

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affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything to the contrary contained herein, no party shall seek, nor shall any party be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

11.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

11.4 Publicity. Except as required by Law or applicable stock exchange rules and except with respect to the Additional Parent SEC Documents, the parties agree that neither they nor their Representatives shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by Law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other party reasonable time to comment on such disclosure in advance of its issuance.

11.5 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

11.6 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

11.7 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

11.8 Entire Agreement. This Agreement, together with the Ancillary Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Ancillary Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Ancillary Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. Notwithstanding the foregoing, the Confidentiality Agreement is not superseded by this Agreement or merged herein and shall continue in accordance with its terms, including in the event of any termination of this Agreement.

11.9 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

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11.10 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

11.11 Third Party Beneficiaries. Except as provided in Section 8.4 and Section 11.18, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

11.12 Waiver. The Company has read the Prospectus and understands that Parent has established the Trust Account for the benefit of the public stockholders of Parent and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company, for itself and on behalf of the Company Stockholders, hereby agrees that it does not now and shall not at any time hereafter prior to the Closing have any right, title, interest or claim of any kind in or to any monies in the Trust Account as a result of, or arising out of, any negotiations, contracts or agreements with Parent and hereby agrees that it will not seek recourse against the Trust Account for any reason.

11.13 No Other Representations; No Reliance.

(a) NONE OF THE COMPANY, ANY COMPANY STOCKHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT. Without limiting the generality of the foregoing, neither the Company, any Company Stockholder nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company made available to Parent and its Representatives, including due diligence materials, or in any presentation of the business of the Company by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE IV as modified by the Company’s disclosure schedules to this Agreement. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company, any Company Stockholder or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of the Company or any Company Stockholder, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Ancillary Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE IV, in each case, as modified by the Company’s disclosure schedules to this Agreement. Except for the specific representations and warranties expressly made by the Company in ARTICLE IV, in each case as modified by the Company’s disclosure schedules: (a) Parent acknowledges and agrees that: (i) neither the Company, the Company Stockholders nor any of their respective representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Company, the nature or extent of any liabilities of the Company, the effectiveness or the success of any operations of the Company or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company furnished to Parent, Merger Sub or their respective representatives or made available to Parent and its representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no representative of any Company Stockholder or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE IV and subject to the limited remedies herein provided; (b) each of Parent and Merger Sub specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company Stockholders and the Company have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Company, the Company Stockholders nor any other Person shall have any liability to Parent, Merger Sub or any other

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Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or the future business, operations or affairs of the Company.

(b) NONE OF PARENT, MERGER SUB NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO PARENT, MERGER SUB OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT AND THE PARENT SEC DOCUMENTS. Without limiting the generality of the foregoing, neither Parent, the Merger Sub nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to Parent and the Merger Sub made available to the Company and the Company Stockholders and their Representatives, including due diligence materials, or in any presentation of the business of Parent by management of Parent or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company and the Company Stockholders in executing, delivering and performing this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE V as modified by Parent’s disclosure schedules to this Agreement and the Parent SEC Documents. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by Parent, Merger Sub or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of Parent and Merger Sub, and are not and shall not be deemed to be relied upon by the Company or Company Stockholders in executing, delivering and performing this Agreement, the Ancillary Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE V, in each case, as modified by Parent’s disclosure schedules to this Agreement and the Parent SEC Documents. Except for the specific representations and warranties expressly made by Parent and Merger Sub in ARTICLE V, in each case as modified by Parent’s disclosure schedules and Parent SEC Documents: (a) the Company acknowledges and agrees that: (i) neither Parent, Merger Sub nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of Parent, Merger Sub, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of Parent or Merger Sub, the nature or extent of any liabilities of Parent or Merger Sub, the effectiveness or the success of any operations of Parent or Merger Sub or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding Parent or Merger Sub furnished to the Company, the Company Stockholders or their respective Representatives or made available to the Company, the Company Stockholders and their Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of Parent or Merger Sub has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE V and subject to the limited remedies herein provided; (b) the Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent and Merger Sub have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of Parent, Merger Sub nor any other Person shall have any liability to the Company, the Company Stockholders or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Parent or the future business, operations or affairs of Parent.

11.14 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES

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EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.14.

11.15 Submission to Jurisdiction. Each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware does not have jurisdiction, a federal court sitting in Wilmington, Delaware) (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Ancillary Agreement or (b) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Ancillary Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 11.15 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 11.1 shall be effective service of process for any such Action.

11.16 Attorneys’ Fees. In the event of any legal action initiated by any party arising under or out of, in connection with or in respect of, this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses incurred in such action, as determined and fixed by the court.

11.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

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11.18 Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 11.18) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

[The remainder of this page intentionally left blank; signature pages to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:
YOTTA ACQUISITION CORPORATION
By:	/s/ Hui Chen
	Name:	Hui Chen
	Title:	Chief Executive Officer
Company:
DRIVEIT FINANCIAL AUTO GROUP, INC.
By:	/s/ David Michery
	Name:	David Michery
	Title:	Chairman of the Board

[Signature Page to Merger Agreement]

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Merger Sub:
YOTTA MERGER SUB INC.
By:
Name:
Title:

[Signature Page to Merger Agreement]

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EXHIBIT A

FORM OF COMPANY SUPPORT AGREEMENTS

[To be attached]

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EXHIBIT B

FORM OF PARENT SUPPORT AGREEMENT

[To be attached]

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EXHIBIT C

FORM OF LOCK-UP AGREEMENT

[To be attached]

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EXHIBIT D

FORM OF FORFEITURE AGREEMENT

[To be attached]

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EXHIBIT E

FORM OF REGISTRATION RIGHTS AGREEMENT

[To be attached]

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SCHEDULE 6.2(a)

EXCLUSIVITY

1.      None.

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SCHEDULE 7.5

LOCK-UP AGREEMENT PARTIES

1.	Yotta Investment, LLC
2.	Hui Chen
3.	Robert Labbe
4.	Bandon Miller
5.	Daniel McCabe
6.	Qi Gong
7.	David Michery

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SCHEDULE 9.1(b)

REQUIRED CONSENTS FROM GOVERNMENTAL AUTHORITIES

1.      None

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Annex A-2

AMENDMENT TO THE MERGER AGREEMENT

This Amendment to the Merger Agreement (this “Amendment”) is entered into as of October 30, 2024, by and among DRIVEiT Financial Auto Group, Inc., a Maryland corporation (the “Company”), Yotta Acquisition Corporation, a Delaware corporation (“Parent”), and Yotta Merger Sub Inc., a Maryland corporation and wholly-owned subsidiary of Parent (“Merger Sub”). Each of the Company, Parent, and Merger Sub is also referred to herein as a “Party” and, collectively, the “Parties”.

RECITALS

WHEREAS, the Parties entered into that certain Merger Agreement, dated August 20, 2024 (the “Agreement”);

WHEREAS, the Parties desire to amend the Agreement to change the treatment of the Bridge Financing Notes and the Company’s Preferred Stock upon the consummation of the Merger at the Effective Time; and

WHEREAS, Section 11.2 of the Agreement provides that the Agreement may only be amended by a written instrument executed by each Party.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Agreement, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:

1. Definitions. Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

2. Amendment to Agreement.

(a) Recital G. Recital G of the Agreement is hereby amended and restated in its entirety to read as follows:

“In connection with the transactions contemplated by this Agreement, certain investors shall enter into certain Securities Purchase Agreements (the “2024 Bridge Financing Agreements”), pursuant to which, among other things, such investors shall purchase (a) on a date following the execution of this Agreement, but prior to the Closing Date, up to an aggregate of $2,950,000 in one or more convertible promissory notes of the Company (collectively, the “2024 Bridge Financing Notes”) and (b) on the Closing Date and in nine (9) subsequent tranche closings after the Closing Date, up to an aggregate of $53,400,000 in Parent Preferred Stock (such aggregate amount described in clauses (a) and (b), the “2024 Bridge Financing”), in each case, on the terms and subject to the conditions set forth in the 2024 Bridge Financing Agreements;”

(b) Section 1.1. The definition of “2024 Bridge Financing Commitment” Section 1.1 of the Agreement is hereby deleted in its entirety.:

(c) Section 3.2. Section 3.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Contingent on and effective immediately prior to the Effective Time, the Bridge Financing Notes shall be (i) treated in accordance with the terms of the Bridge Financing Agreement governing such Bridge Financing Notes, (ii) converted into Company Preferred Stock, and (iii) at the Effective Time and notwithstanding Section 3.1(b), each share of such Company Preferred Stock issued in accordance with clause (ii) above shall be converted into the right to receive a share of Parent Preferred Stock. For the avoidance of doubt, the 2024 Bridge Financing Notes shall not be included in the allocation of the Merger Consideration.”

(d) Section 8.8. Section 8.8 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Immediately prior to the Closing, Parent agrees that it shall (i) subrogate and replace the Company as a party the 2024 Bridge Financing Agreements and assume all the Company’s and assume all of the Company’s obligations thereunder to consummate the 2024 Bridge Financing and (ii) file a certificate of

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designation, in the form provided by the Company to Parent in conjunction with the 2024 Bridge Financing Agreements, for the designation of certain shares of Parent Preferred Stock as “Series A Preferred Stock” with the rights described in such certificate of designation..”

(e) Section 9.3. Section 9.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Parent’s (i) execution and delivery of all documents required to subrogate and replace the Company as a party to the 2024 Bridge Financing Agreements and assume all of the Company’s obligations thereunder, including under the 2024 Bridge Financing Notes and (ii) filing of a certificate of designation, in the form provided by the Company to Parent under the 2024 Bridge Financing Agreements.”

3. Effect on Agreement. Except as set forth in this Amendment, all of the terms, covenants, agreements, and conditions of the Agreement shall remain in full force and effect in accordance with its original terms.

4. Prior Agreements. This Amendment supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings will have no further force or effect, and the Parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.

5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any conflicts of laws principles thereto that would call for the application of the laws of any other jurisdiction.

6. Counterparts, Facsimile Signatures. This Amendment may be executed in any number of identical counterparts, each of which, for all purposes, is to be deemed an original, and all of which constitute, collectively, one and the same Amendment. Signatures transmitted by electronic means such as email or facsimile shall have the same legal effect as an original signature hereto.

[Signature page to follow.]

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IN WITNESS WHEREOF, this Amendment to Merger Agreement has been duly executed and delivered by each of the Parties as of the date first above written.

PARENT
Yotta Acquisition Corporation
By:	/s/ Hui Chen
Name:	Hui Chen
Title:	Chief Executive Officer
COMPANY
DRIVEIT Financial Auto Group, Inc.
By:	/s/ David Michery
Name:	David Michery
Title:	Chairman of the Board
MERGER SUB
Yotta Merger Sub Inc.
By:	/s/ Hui Chen
Name:	Hui Chen
Title:	Director

Annex A-2-3

Annex B

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
YOTTA ACQUISITION CORPORATION

Pursuant to Section 242 and 245
of the
Delaware General Corporation Law

Yotta Acquisition Corporation, a corporation existing under the laws of the State of Delaware, by its Chief Executive Officer, hereby certifies as follows:

1. The name of the corporation is Yotta Acquisition Corporation.

2. The original Certificate of Incorporation of Yotta Acquisition Corporation was filed in the office of the Secretary of State of the State of Delaware on March 8, 2021.

3. A Certificate of Amendment was filed by Yotta Acquisition Corporation in the office of the Secretary of State of the State of Delaware on January 3, 2022.

4. An Amended and Restated Certificate of Incorporation was filed by Yotta Acquisition Corporation in the Office of the Secretary of State of the State of Delaware on April 19, 2022, which was subsequently amended on April 19, 2023, September 22, 2023 and August 22, 2024.

5. This Amended and Restated Certificate of Incorporation: (a) restates, integrates and amends the Certificate of Incorporation of Yotta Acquisition Corporation as heretofore amended; and (b) was duly adopted by the directors and stockholders of Yotta Acquisition Corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”).

6. This Amended and Restated Certificate of Incorporation shall be hereinafter referred to as the “Certificate of Incorporation.”

7. The text of the Certificate of Incorporation is hereby amended and restated to read in full as follows:

ARTICLE I
NAME OF THE CORPORATION

The name of the corporation is DRIVEiT Financial Auto Group, Inc. (hereinafter referred to as the “Corporation”).

ARTICLE II
AGENT

The address of the Corporation’s registered office in the State of Delaware is ________________________. The name of its registered agent at that address is ______________.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Annex B-1

ARTICLE IV
STOCK

Section 4.1 Authorized Stock. The total number of shares of capital stock that the Corporation is authorized to issue is 7,110,000,000 shares, having a par value of $0.0001 per share, consisting of (a) 7,010,000,000 shares of common stock (the “Common Stock”), of which 7,000,000,000 shall be a series of Common Stock designated as Class A common stock (the “Class A Common Stock”) and 10,000,000 shares of which shall be a series designated as Class B common stock (the “Class B Common Stock”), and (b) 100,000,000 shares of preferred stock (the “Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock, Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation with the power to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Section 4.2 Common Stock. Except as set forth in Sections 4.2(a) and 4.2(d), the Class A Common Stock and the Class B Common Stock shall be identical in all respects.

(a) Voting. Subject to the express terms of any outstanding series of Preferred Stock and except as otherwise provided herein or required by the DGCL:

(i) Each holder of Class A Common Stock, as such, shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Each holder of Class B Common Stock, as such, shall be entitled to ten (10) votes for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

(ii) The holders of Class A Common Stock and the Class B Common Stock shall vote together on any matter submitted to a vote of the stockholders generally.

(iii) Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation, including any certificate of designations relating to any series of Preferred Stock (each hereinafter referred to as a “Preferred Stock Designation”), that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation).

(b) Dividends. Subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive dividends out of any funds of the Corporation legally available therefor when, as and if declared by the Board of Directors. All shares of Common Stock of the Corporation shall be of equal rank and shall be identical with respect to rights to such dividends.

(c) Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

(d) Conversion of Class B Common Stock.

(i) Conversion at the Option of the Holder. Each outstanding share of Class B Common Stock may at any time, at the option of the holder thereof, be converted into one fully paid and nonassessable share of Class A Common Stock upon written notice to the Corporation. Before any holder of Class B Common Stock shall be entitled to convert any shares of such Class B Common Stock, such holder shall deliver a written notice to the Corporation at its principal corporate office, of the election to convert the Class B Common Stock and shall state therein the number of shares of Class B Common Stock being converted and the name or names in which the shares of Class A Common Stock are to be registered. The Corporation shall, as soon as practicable thereafter, register such holder of Class B Common Stock, or the nominee or nominees of such holder, on the Corporation’s books and records as the owner of the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such notice of the election

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to convert is received by the Corporation, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. Each share of Class B Common Stock that is converted pursuant to this Article IV, Section 4.2(d)(ii) shall be retired by the Corporation and shall not be reissued by the Corporation.

(ii) Conversion upon Transfer. Each outstanding share of Class B Common Stock shall automatically, without further action by the holder thereof, be converted into one fully paid and nonassessable share of Class A Common Stock upon the occurrence of any Transfer (as defined below) of such share, and, except for the following permitted transfers (each of clause (A)-(C) below, a “Permitted Transfer”):

(A)    transfers to any affiliate or associate of a holder of Class B Common Stock, including immediate family members of such holder;

(B)    transfers to another holder of Class B Common Stock; and

(C)    transfers approved by a majority of the Corporation’s Board of Directors.

For purposes hereof, an “affiliate” of, or person “affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

Each share of Class B Common Stock that is converted pursuant to this Article IV, Section 4.2(d)(ii) shall be retired by the Corporation and shall not be reissued by the Corporation.

For purposes of this Article IV, Section 4.2(d)(ii), a “Transfer” shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer:”

(1) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors of the Corporation in connection with actions to be taken at an annual or special meeting of stockholders;

(2) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (a) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (b) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (c) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(3) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer;

(4) the entering into, or reaching an agreement, arrangement or understanding regarding, a support, voting, tender or similar agreement or arrangement (with or without a proxy) in connection with a merger, sale or acquisition of assets, liquidation or other transaction approved by the Board of Directors;

(5) due to the fact that the spouse of any holder of shares of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock; provided that any transfer of shares by any holder of shares of Class B Common Stock to such holder’s

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spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a “Transfer” of such shares of Class B Common Stock unless otherwise exempt from the definition of Transfer; or

(6) the Transfer of Class B Common Stock pursuant to the terms of a planned trading program effected pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale.

For purposes of this Article IV, Section 4.2(d)(ii), “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

(iii) Reservation of Class A Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of such Class B Common Stock, in addition to such other remedies as shall be available to the holder of such Class B Common Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in reasonable best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

Section 4.3 Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. Subject to limitations prescribed by law and the provisions of this Article IV, the Board of Directors is hereby authorized to provide by resolution and by causing the filing of a Preferred Stock Designation for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers (including voting powers, whether full, limited or no voting powers), preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series.

Section 4.4 Changes in Authorized Number of Shares of Stock. Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of at least a majority of the voting power of the stock entitled to vote irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Powers of the Board. Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

Section 5.2 Number of Directors; Term of Office. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation which shall constitute the entire Board of Directors shall be as fixed from time to time solely by resolution of a majority of the total number of directors that the Corporation would have if there were no vacancies. The directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes: Class I, Class II, and Class III. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders following the effective date of this Certificate of Incorporation, the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders

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following the effective date of this Certificate of Incorporation, and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the effective date of this Certificate of Incorporation. At each annual meeting of stockholders, beginning with the first annual meeting of stockholders following the effective date of this Certificate of Incorporation, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

Notwithstanding anything herein to the contrary and in addition to any vote required by law, (i) for so long as the holders of Class B Common Stock hold at least a majority in voting power of the outstanding shares of Common Stock, the affirmative vote of the holders of not less than a majority of the outstanding shares of capital stock of the Corporation entitled to vote thereon and (ii) if the holders of Class B Common Stock no longer hold at least a majority in voting power of the outstanding shares of Common Stock, the affirmative vote of the holders of not less than two thirds (2/3) in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, shall be required to amend or repeal any provision of this Article V, Section 5.2.

Section 5.3. Newly Created Directorships and Vacancies. Except as otherwise required by law and subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors may only be filled (and in the case of a newly created directorship, their class chosen) by the affirmative votes of a majority of the members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected to fill a newly created directorship resulting from an increase in the authorized number of directors shall serve until the next election of the class for which such director shall have been chosen and until a successor is duly elected and qualified, subject to such director’s earlier of such director’s death, resignation or removal. A director so elected to fill a vacancy shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced and until a successor is duly elected and qualified, subject to such director’s earlier of such director’s death, resignation, or removal.

Section 5.4. Removal. Subject to any rights of the holders of any series of Preferred Stock, so long as the Board of Directors is classified pursuant to Section 5.2 or any successor provision (i) for so long as the holders of Class B Common Stock hold at least a majority in voting power of the outstanding shares of Common Stock, any director or the entire Board may be removed from office at any time, with or without cause, by the holders of a majority in voting power of the shares of capital stock of the Corporation then entitled to vote at an election of directors and (ii) if the holders of Class B Common Stock no longer hold at least a majority in voting power of the outstanding shares of Common Stock, any director or the entire Board may be removed from office at any time, but only for cause, by the holders of a majority in voting power of the shares of capital stock of the Corporation then entitled to vote at an election of directors.

Section 5.05 Preferred Stock Directors. During any period when the holders of one or more series of Preferred Stock have the separate right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV, Section 4.3 hereof (including any certificate of designation) (a “Preferred Stock Director”), and upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification or removal. Except as otherwise provided for or fixed pursuant to the provisions of Article IV, Section 4.3 hereof (including any certificate of designation), whenever the holders of one or more series of Preferred Stock having a separate right to elect additional directors cease to have or are otherwise divested of such right pursuant to said provisions, the terms of office of all Preferred Stock Directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such Preferred Stock Director shall cease to be qualified as a director and shall cease to be a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

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Section 5.5 Election.

(a) Ballot Not Required. Election of directors need not be by ballot unless the bylaws of the Corporation (the “Bylaws”) so provide.

(b) Notice. Advance notice of nominations for the election of directors, and of business other than nominations, to be proposed by stockholders for consideration at a meeting of stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws.

ARTICLE VI
STOCKHOLDER ACTION

Section 7.1. Stockholder Consent Prohibition. Subject to the rights of the holders of any series of Preferred Stock, (i) for so long as the holders of shares of Class B Common Stock hold at least a majority in voting power of the outstanding shares of Common Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected by consent in lieu of a meeting and (ii) if the holders of shares of Class B Common Stock no longer hold at least a majority in voting power of the outstanding shares of Common Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent by such stockholders.

Section 7.2. Special Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, (i) for so long as the holders of shares of Class B Common Stock hold at least a majority in voting power of the outstanding shares of Common Stock, special meetings of the stockholders of the Corporation shall be called only by: (a) the Board of Directors; or (b) the Secretary of the Corporation, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 51% in voting power of the outstanding shares of capital stock entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of the stockholders as may be set forth in the Bylaws, and (ii) from and after the time the holders of shares of Class B Common Stock no longer hold at least a majority in voting power of the outstanding shares of Common Stock, special meetings of the stockholders of the Corporation shall only be called by the Board of Directors.

Section 7.3. Section 203 of the DGCL Commencing on the date that is twelve months from the date this Section 7.3 first becomes effective under the DGCL, the Corporation shall not be governed by Section 203 of the DGCL (or any successor provision thereto) (“Section 203”), and the restrictions contained in Section 203 shall not apply to the Corporation.

ARTICLE VII
AMENDMENTS

Section 6.1 Amendment of Certificate of Incorporation. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

Section 6.2 Amendment of Bylaws.

(a) Board of Directors. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation without any action on the part of the stockholders.

(b) Stockholders. The stockholders shall also have the power to adopt, amend, alter, or repeal the Bylaws; provided that, in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Certificate of Incorporation, such adoption, amendment, alteration, or repeal by the stockholders shall require the approval of the affirmative vote of the holders of at least two thirds (2/3) in voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

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ARTICLE VIII
EXCULPATION

Section 7.1 No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer.

Section 7.2 Amendment or Repeal. Any amendment, alteration or repeal of this Article VIII that adversely affects any right of a director or officer shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

Notwithstanding anything herein to the contrary and in additional to any vote required by law, (i) for so long as the holders of Class B Common Stock hold at least a majority in voting power of the outstanding shares of Common Stock, the affirmative vote of the holders of not less than a majority of the outstanding shares of capital stock of the Corporation entitled to vote thereon and (ii) if the holders of Class B Common Stock no longer hold at least a majority in voting power of the outstanding shares of Common Stock, the affirmative vote of the holders of not less than two thirds (2/3) in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, shall be required to amend or repeal any provision of this Article VIII.

ARTICLE IX
FORUM AND JURISDICTION

Section 8.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, (a) any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction, and (b) any action or claim arising under the Exchange Act or Securities Act of 1933, as amended.

Section 8.2 Jurisdiction. If any action the subject matter of which is within the scope of Section 8.1 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 8.1 (an “FSC Enforcement Action”), and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 8.3 Severability. If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any sentence of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

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ARTICLE X
COMPROMISE WITH CREDITORS AND/OR STOCKHOLDERS

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer on this ___ day of ________________, 2024.

DRIVEiT FINANCIAL AUTO GROUP, INC.

[_], Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation]

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Annex C

COMBINED COMPANY 2024 STOCK INCENTIVE PLAN

DRIVEiT FINANCIAL AUTO GROUP, INC.

EQUITY INCENTIVE PLAN

Article I
PURPOSE

The purpose of this DRIVEiT Financial Auto Group, Inc. Equity Incentive Plan (the “Plan”) is to benefit DRIVEiT Financial Auto Group, Inc., a Maryland corporation (the “Company”) and its stockholders, by assisting the Company and its subsidiaries to attract, retain and provide incentives to key management employees, directors, and consultants of the Company and its Affiliates, and to align the interests of such service providers with those of the Company’s stockholders. Accordingly, the Plan provides for the granting of Non-qualified Stock Options, Incentive Stock Options, Restricted Stock Awards, Restricted Stock Unit Awards, Stock Appreciation Rights, Performance Stock Awards, Performance Unit Awards, Unrestricted Stock Awards, Distribution Equivalent Rights or any combination of the foregoing.

Article II
DEFINITIONS

The following definitions shall be applicable throughout the Plan unless the context otherwise requires:

2.1         “Affiliate” shall mean (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

2.2         “Award” shall mean, individually or collectively, any Option, Restricted Stock Award, Restricted Stock Unit Award, Performance Stock Award, Performance Unit Award, Stock Appreciation Right, Distribution Equivalent Right or Unrestricted Stock Award granted under the Plan.

2.3         “Award Agreement” shall mean a written agreement between the Company and the Holder with respect to an Award, setting forth the terms and conditions of the Award.

2.4         “Base Value” shall have the meaning given to such term in Section 14.2.

2.5         “Board” shall mean the Board of Directors of the Company.

2.6         “Cause” shall mean (i) if the Holder is a party to an employment or service agreement with the Company or an Affiliate which agreement defines “Cause” (or a similar term), “Cause” shall have the same meaning as provided for in such agreement, or (ii) for a Holder who is not a party to such an agreement, “Cause” shall mean termination by the Company or an Affiliate of the employment (or other service relationship) of the Holder by reason of the Holder’s (A) intentional failure to perform reasonably assigned duties, (B) dishonesty or willful misconduct in the performance of the Holder’s duties, (C) involvement in a transaction which is materially adverse to the Company or an Affiliate, (D) breach of fiduciary duty involving personal profit, (E) willful violation of any law, rule, regulation or court order (other than misdemeanor traffic violations and misdemeanors not involving misuse or misappropriation of money or property), (F) commission of an act of fraud or intentional misappropriation or conversion of any asset or opportunity of the Company or an Affiliate, or (G) material breach of any provision of the Plan or the Holder’s Award Agreement or any other written agreement between the Holder and the Company or an Affiliate, in each case as determined in good faith by the Board, the determination of which shall be final, conclusive and binding on all parties.

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2.7         “Change of Control” shall mean, except as otherwise provided in an Award Agreement, (i) for a Holder who is a party to an employment or consulting agreement with the Company or an Affiliate which agreement defines “Change of Control” (or a similar term), “Change of Control” shall have the same meaning as provided for in such agreement, or (ii) for a Holder who is not a party to such an agreement, “Change of Control” shall mean the satisfaction of any one or more of the following conditions (and the “Change of Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied):

(a)         Any person (as such term is used in paragraphs 13(d) and 14(d)(2) of the Exchange Act, hereinafter in this definition, “Person”), other than the Company or an Affiliate or an employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;

(b)         The closing of a merger, consolidation or other business combination (a “Business Combination”) other than a Business Combination in which holders of the Shares immediately prior to the Business Combination have substantially the same proportionate ownership of the common stock or ordinary shares, as applicable, of the surviving corporation immediately after the Business Combination as immediately before;

(c)         The closing of an agreement for the sale or disposition of all or substantially all of the Company’s assets to any entity that is not an Affiliate;

(d)         The approval by the stockholders of the Company of a plan of complete liquidation of the Company, other than a merger of the Company into any subsidiary or a liquidation as a result of which persons who were stockholders of the Company immediately prior to such liquidation have substantially the same proportionate ownership of shares of common stock or ordinary shares, as applicable, of the surviving corporation immediately after such liquidation as immediately before; or

(e)         Within any twenty-four (24) month period, the Incumbent Directors cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office, shall be deemed to be an Incumbent Director for purposes of this paragraph (e), but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or “group” other than the Board (including, but not limited to, any such assumption that results from paragraphs (a), (b), (c), or (d) of this definition).

Notwithstanding the foregoing, solely for the purpose of determining the timing of any payments pursuant to any Award constituting a “deferral of compensation” subject to Code Section 409A, a Change of Control shall be limited to a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company” as such terms are defined in Section 1.409A-3(i)(5) of the U.S. Treasury Regulations.

2.8         “Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

2.9         “Committee” shall mean a committee comprised of two (2) or more members of the Board who are selected by the Board as provided in Section 4.1.

2.10       “Company” shall have the meaning given to such term in the introductory paragraph, including any successor thereto.

2.11       “Consultant” shall mean any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

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2.12       “Director” shall mean a member of the Board or a member of the board of directors of an Affiliate, in either case, who is not an Employee.

2.13       “Distribution Equivalent Right” shall mean an Award granted under Article XIII of the Plan which entitles the Holder (or any such Holder’s beneficiary, estate or representative, who has acquired such Award in accordance with the terms of the Plan) to receive bookkeeping credits, cash payments and/or Share distributions equal in amount to the distributions that would have been made to the Holder had the Holder held a specified number of Shares during the period the Holder held the Distribution Equivalent Right.

2.14       “Distribution Equivalent Right Award Agreement” shall mean a written agreement between the Company and a Holder with respect to a Distribution Equivalent Right Award.

2.15       “Effective Date” shall mean [•], 2024.

2.16       “Employee” shall mean any employee, including any officer, of the Company or an Affiliate.

2.17       “Exchange Act” shall mean the United States of America Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, as such law, rules and regulations may be amended from time to time.

2.18       “Fair Market Value” shall mean, as of any date, the value of a share of Stock determined as follows:

(a)         If the Stock is listed on any established stock exchange or a national market system, the per share closing sales price for shares of Stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(b)         If the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Stock will be the mean between the high bid and low asked per share prices for the Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c)         In the absence of an established market for the Stock, the Fair Market Value will be determined in good faith by the Committee (acting on the advice of an Independent Third Party, should the Committee elect in its sole discretion to utilize an Independent Third Party for this purpose).

(d)         Notwithstanding the foregoing, the determination of Fair Market Value in all cases shall be in accordance with the requirements set forth under Section 409A of the Code to the extent necessary for an Award to comply with, or be exempt from, Section 409A of the Code.

2.19       “Family Member” of an individual shall mean any child, stepchild, grandchild, parent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant or employee of the Holder), a trust in which such persons have more than fifty percent (50%) of the beneficial interest, a foundation in which such persons (or the Holder) control the management of assets, and any other entity in which such persons (or the Holder) own more than fifty percent (50%) of the voting interests.

2.20       “Holder” shall mean an Employee, Director or Consultant who has been granted an Award.

2.21       “Incentive Stock Option” shall mean an Option which is designated by the Committee as an “incentive stock option” and conforms to the applicable provisions of Section 422 of the Code.

2.22       “Incumbent Director” shall mean, with respect to any period of time specified under the Plan for purposes of determining whether or not a Change of Control has occurred, the individuals who were members of the Board at the beginning of such period.

2.23       “Independent Third Party” means an individual or entity independent of the Company having experience in providing investment banking or similar appraisal or valuation services and with expertise generally in the valuation of securities or other property for purposes of this Plan. The Committee may utilize one or more Independent Third Parties.

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2.24       “Non-qualified Stock Option” shall mean an Option which is not designated by the Committee as an Incentive Stock Option or which does not qualify as an Incentive Stock Option.

2.25       “Option” shall mean an Award granted under Article VII of the Plan of an option to purchase Shares and shall include both Incentive Stock Options and Non-qualified Stock Options.

2.26       “Option Agreement” shall mean a written agreement between the Company and a Holder with respect to an Option.

2.27       “Performance Criteria” shall mean the criteria selected by the Committee for purposes of establishing the Performance Goal(s) for a Holder for a Performance Period.

2.28       “Performance Goals” shall mean, for a Performance Period, the written goal or goals established by the Committee for the Performance Period based upon the Performance Criteria, which may be related to the performance of the Holder, the Company or an Affiliate.

2.29       “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, selected by the Committee, over which the attainment of the Performance Goals shall be measured for purposes of determining a Holder’s right to, and the payment of, a Performance Stock Award or a Performance Unit Award.

2.30       “Performance Stock Agreement” shall mean a written agreement between the Company and a Holder with respect to a Performance Stock Award.

2.31       “Performance Stock Award” or “Performance Stock” shall mean an Award granted under Article XII of the Plan under which, upon the satisfaction of predetermined Performance Goals, Shares are paid to the Holder.

2.32       “Performance Unit Agreement” shall mean a written agreement between the Company and a Holder with respect to a Performance Unit Award.

2.33       “Performance Unit Award” or “Performance Unit” shall mean an Award granted under Article XI of the Plan under which, upon the satisfaction of predetermined Performance Goals, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder.

2.34       “Plan” shall mean this DRIVEiT Financial Auto Group, Inc. Equity Incentive Plan, as amended from time to time.

2.35       “Restricted Stock Agreement” shall mean a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

2.36       “Restricted Stock Award” and “Restricted Stock” shall mean an Award granted under Article VIII of the Plan of Shares, the transferability of which by the Holder is subject to Restrictions.

2.37       “Restricted Stock Unit Agreement” shall mean a written agreement between the Company and a Holder with respect to a Restricted Stock Unit Award.

2.38       “Restricted Stock Unit Award” and “RSUs” shall refer to an Award granted under Article X of the Plan under which, upon the satisfaction of predetermined individual service-related vesting requirements, a payment in cash or Shares shall be made to the Holder, based on the number of Units awarded to the Holder.

2.39       “Restriction Period” shall mean the period of time for which Shares subject to a Restricted Stock Award shall be subject to Restrictions, as set forth in the applicable Restricted Stock Agreement.

2.40       “Restrictions” shall mean the forfeiture, transfer and/or other restrictions applicable to Shares awarded to an Employee, Director or Consultant under the Plan pursuant to a Restricted Stock Award and set forth in a Restricted Stock Agreement.

2.41       “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a substantially similar function.

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2.42       “Securities Act” shall mean the United States of America Securities Exchange Act of 1933, as amended, and any applicable rules and regulations promulgated thereunder, as such law, rules and regulations may be amended from time to time.

2.43       “Shares” or “Stock” shall mean the common stock of the Company, [par value $0.001 per share].

2.44       “Stock Appreciation Right” or “SAR” shall mean an Award granted under Article XIV of the Plan of a right, granted alone or in connection with a related Option, to receive a payment equal to the increase in value of a specified number of Shares between the date of Award and the date of exercise.

2.45       “Stock Appreciation Right Agreement” shall mean a written agreement between the Company and a Holder with respect to a Stock Appreciation Right.

2.46       “Tandem Stock Appreciation Right” shall mean a Stock Appreciation Right granted in connection with a related Option, the exercise of some or all of which results in termination of the entitlement to purchase some or all of the Shares under the related Option, all as set forth in Article XIV.

2.47       “Ten Percent Stockholder” shall mean an Employee who, at the time an Option is granted to him or her, owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code), within the meaning of Section 422(b)(6) of the Code.

2.48       “Termination of Service” shall mean a termination of a Holder’s employment with, or status as a Director or Consultant of, the Company or an Affiliate, as applicable, for any reason, including, without limitation, Total and Permanent Disability or death, except as provided in Section 6.4. In the event Termination of Service shall constitute a payment event with respect to any Award subject to Code Section 409A, Termination of Service shall only be deemed to occur upon a “separation from service” as such term is defined under Code Section 409A and applicable authorities.

2.49       “Total and Permanent Disability” of an individual shall mean the inability of such individual to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, within the meaning of Section 22(e)(3) of the Code.

2.50       “Treasury Regulations” means the final or temporary regulations that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code, and any successor regulations.

2.51       “Unit” shall mean a bookkeeping unit, which represents such monetary amount as shall be designated by the Committee in each Performance Unit Agreement, or represents one Share for purposes of each Restricted Stock Unit Award.

2.52       “Unrestricted Stock Agreement” shall mean a written agreement between the Company and a Holder with respect to an Unrestricted Stock Award.

2.53       “Unrestricted Stock Award” shall mean an Award granted under Article IX of the Plan of Shares which are not subject to Restrictions.

Article III
EFFECTIVE DATE OF PLAN

The Plan shall be effective as of the Effective Date, provided that the Plan is approved by the stockholders of the Company within twelve (12) months of such date.

Article IV
ADMINISTRATION

4.1        Composition of Committee. The Plan shall be administered by the Committee, which shall be appointed by the Board. If necessary, in the Board’s discretion, to comply with Rule 16b-3 under the Exchange Act or relevant securities exchange or inter-dealer quotation service, the Committee shall consist solely of two (2) or

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more Directors who are each (i) “non-employee directors” within the meaning of Rule 16b-3 and (ii) “independent” for purposes of any applicable listing requirements. If a member of the Committee shall be eligible to receive an Award under the Plan, such Committee member shall have no authority hereunder with respect to his or her own Award.

4.2         Powers. Subject to the other provisions of the Plan, the Committee shall have the sole authority, in its discretion, to make all determinations under the Plan, including but not limited to (i) determining which Employees, Directors or Consultants shall receive an Award, (ii) the time or times when an Award shall be made (the date of grant of an Award shall be the date on which the Award is awarded by the Committee), (iii) what type of Award shall be granted, (iv) the term of an Award, (v) the date or dates on which an Award vests, (vi) the form of any payment to be made pursuant to an Award, (vii) the terms and conditions of an Award (including the forfeiture of the Award, and/or any financial gain, if the Holder of the Award violates any applicable restrictive covenant thereof), (viii) the Restrictions under a Restricted Stock Award, (ix) the number of Shares which may be issued under an Award, (x) Performance Goals applicable to any Award and certification of the achievement of such goals, and (xi) the waiver of any Restrictions or Performance Goals, subject in all cases to compliance with applicable laws. In making such determinations the Committee may take into account the nature of the services rendered by the respective Employees, Directors and Consultants, their present and potential contribution to the Company’s (or the Affiliate’s) success and such other factors as the Committee in its discretion may deem relevant. To the extent permitted by law, and in compliance with any applicable legal requirements, the Committee may, by resolution, authorize one or more officers of the Company to authorize the granting or sale of awards under this Plan on the same basis as the Committee; provided, however, that: (i) the Committee will not delegate such authority to any such officer(s) for awards granted to such officer(s) or any employee who is an officer (for purposes of Section 16 of the Exchange Act), Director, or more than 10% “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined in accordance with Section 16 of the Exchange Act; and (ii) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

4.3         Additional Powers. The Committee shall have such additional powers as are delegated to it under the other provisions of the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective Award Agreements executed hereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the intent of the Plan, to determine the terms, restrictions and provisions of each Award and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any Award Agreement in the manner and to the extent the Committee shall deem necessary, appropriate or expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Article IV shall be conclusive and binding on the Company and all Holders.

4.4         Committee Action. Subject to compliance with all applicable laws, action by the Committee shall require the consent of a majority of the members of the Committee, expressed either orally at a meeting of the Committee or in writing in the absence of a meeting. No member of the Committee shall have any liability for any good faith action, inaction or determination in connection with the Plan.

Article V
SHARES SUBJECT TO PLAN AND LIMITATIONS THEREON

5.1         Authorized Shares. The Committee may from time to time grant Awards to one or more Employees, Directors and/or Consultants determined by it to be eligible for participation in the Plan in accordance with the provisions of Article VI. Subject to any adjustments as necessary pursuant to Article XV for outstanding Awards, the aggregate number of shares of Stock reserved and available for grant and issuance under the Plan is [•] shares (the “Overall Share Limit”). In addition, subject to any adjustments as necessary pursuant to Article XV for outstanding Awards, such aggregate number of shares of Stock available for issuance under the Plan will be increased by an annual increase on January 1 of each calendar year beginning in 2025 and ending in 2034 by an amount equal to the lesser of (i) [5%] of the aggregate number of outstanding shares of Stock on the final day of the immediately preceding calendar year or (ii) such smaller number of shares as is determined by the Board. In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Stock (either actually or by attestation) or by the withholding of Stock by the Company, or (ii) tax or deduction liabilities arising from such Option or other Award are satisfied by the tendering of Stock (either actually or by attestation) or by the withholding of Stock by the Company, then in each such case the shares of Stock so tendered or withheld shall not be added back to the shares of Stock available for grant under the Plan. Only Shares underlying Awards under this Plan that are forfeited, canceled, or expire unexercised, shall

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be available again for issuance under the Plan. Except as provided in Section 15.1, Section 15.2, and Section 15.3 for outstanding Awards, the total number of Shares available for grant under the Plan shall not be subject to adjustment for any decrease or increase in the number shares of common stock resulting from a stock spilt, reverse stock split, recapitalization, combination, reclassification, the payment of a stock dividend on the Stock or any other decrease in the number of such shares of Stock effected without receipt of consideration by the Company.

5.2         Types of Shares. The Shares to be issued pursuant to the grant or exercise of an Award may consist of authorized but unissued Shares, Shares purchased on the open market or Shares previously issued and outstanding and reacquired by the Company.

5.3         Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 5.1, and subject to Article XV for outstanding Awards, the aggregate maximum number of shares of Stock that may be issued pursuant to the exercise of Incentive Stock Options is [•] shares (the “ISO Limit”); provided, however, that the ISO Limit will increase by [•] shares of Stock on the first day of each fiscal year beginning in 2025 and ending in 2034; provided, further, that in no event shall the ISO Limit exceed the Overall Share Limit.

5.4         [Non-Employee Director Compensation Limit. The maximum number of shares of Stock that may be subject to an Award granted under the Plan during any single fiscal year to any Director, when taken together with any cash fees paid to such Director during such year in respect of his or her service as a Director (including service as a member or chair of any committee of the Board), shall not exceed [•] in total value (calculating the value of any such Award based on the Fair Market Value on the date of grant of such Award for financial reporting purposes).]

Article VI
ELIGIBILITY AND TERMINATION OF SERVICE

6.1         Eligibility. Awards made under the Plan may be granted solely to individuals who, at the time of grant, are Employees, Directors or Consultants. An Award may be granted on more than one occasion to the same Employee, Director or Consultant, and, subject to the limitations set forth in the Plan, such Award may include, a Non-qualified Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, an Unrestricted Stock Award, a Distribution Equivalent Right Award, a Performance Stock Award, a Performance Unit Award, a Stock Appreciation Right, a Tandem Stock Appreciation Right, or any combination thereof, and solely for Employees, an Incentive Stock Option.

6.2         Termination of Service. Except to the extent inconsistent with the terms of the applicable Award Agreement and/or the provisions of Section 6.3 or 6.4, the following terms and conditions shall apply with respect to a Holder’s Termination of Service with the Company or an Affiliate, as applicable:

(a)         The Holder’s (or any such Holder’s beneficiary, estate or representative, who has acquired such Award in accordance with the terms of the Plan) rights, if any, to exercise any then exercisable Options and/or Stock Appreciation Rights shall terminate:

(i)          If such termination is for a reason other than the Holder’s Total and Permanent Disability or death, ninety (90) days after the date of such Termination of Service;

(ii)         If such termination is on account of the Holder’s Total and Permanent Disability, one (1) year after the date of such Termination of Service; or

(iii)        If such termination is on account of the Holder’s death, one (1) year after the date of the Holder’s death.

Upon such applicable date the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in or with respect to any such Options and Stock Appreciation Rights. Notwithstanding the foregoing, the Committee, in its sole discretion, may provide for a different time period in the Award Agreement, or may extend the time period, following a Termination of Service, during which the Holder has the right to exercise any vested and exercisable Non-qualified Stock Option or Stock Appreciation Right, which time period may not extend beyond the expiration date of the Award term.

(b)         In the event of a Holder’s Termination of Service for any reason prior to the actual or deemed satisfaction and/or lapse of the Restrictions, vesting requirements, terms and conditions applicable to a Restricted Stock Award and/or Restricted Stock Unit Award, such Restricted Stock and/or RSUs shall immediately be canceled, and the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any such Restricted Stock and/or RSUs.

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6.3        Special Termination Rule. Except to the extent inconsistent with the terms of the applicable Award Agreement, and notwithstanding anything to the contrary contained in this Article VI, if a Holder’s employment with, or status as a Director of, the Company or an Affiliate terminates, and if, within ninety (90) days of such termination, such Holder becomes a Consultant, such Holder’s rights with respect to any Award or portion thereof granted thereto prior to the date of such termination may be preserved, if and to the extent determined by the Committee in its sole discretion, as if such Holder had been a Consultant for the entire period during which such Award or portion thereof had been outstanding. Should the Committee effect such determination with respect to such Holder, for all purposes of the Plan, such Holder shall not be treated as if his or her employment or Director status had terminated until such time as his or her Consultant status shall terminate, in which case his or her Award, as it may have been reduced in connection with the Holder’s becoming a Consultant, shall be treated pursuant to the provisions of Section 6.2, provided, however, that any such Award which is intended to be an Incentive Stock Option shall, upon the Holder’s no longer being an Employee, automatically convert to a Non-qualified Stock Option. Should a Holder’s status as a Consultant terminate, and if, within ninety (90) days of such termination, such Holder shall become an Employee or a Director, such Holder’s rights with respect to any Award or portion thereof granted thereto prior to the date of such termination may be preserved, if and to the extent determined by the Committee in its sole discretion, as if such Holder had been an Employee or a Director, as applicable, for the entire period during which such Award or portion thereof had been outstanding, and, should the Committee effect such determination with respect to such Holder, for all purposes of the Plan, such Holder shall not be treated as if his or her Consultant status had terminated until such time as his or her employment with the Company or an Affiliate, or his or her Director status, as applicable, shall terminate, in which case his or her Award shall be treated pursuant to the provisions of Section 6.2.

6.4         Termination of Service for Cause. Notwithstanding anything in this Article VI or elsewhere in the Plan to the contrary, and unless a Holder’s Award Agreement specifically provides otherwise, in the event of a Holder’s Termination of Service for Cause, all of such Holder’s then outstanding Awards, whether or not vested, shall expire immediately and be forfeited in their entirety upon such Termination of Service.

Article VII
OPTIONS

7.1         Option Period. The term of each Option shall be as specified in the Option Agreement; provided, however, that except as set forth in Section 7.3, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant. If the Option would expire at a time when the exercise of the Option would violate applicable securities laws, the expiration date applicable to the Option will be automatically extended to a date that is 30 calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the option period.

7.2         Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as specified in the Option Agreement.

7.3         Special Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Shares with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all plans of the Company and any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code) which provide for the grant of Incentive Stock Options exceeds One Hundred Thousand Dollars ($100,000) (or such other individual limit as may be in effect under the Code on the date of grant), the portion of such Incentive Stock Options that exceeds such threshold shall be treated as Non-qualified Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder’s Options, which were intended by the Committee to be Incentive Stock Options when granted to the Holder, will not constitute Incentive Stock Options because of such limitation, and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an Employee if, at the time the Incentive Stock Option is granted, such Employee is a Ten Percent Stockholder, unless (i) at the time such Incentive Stock Option is granted the Option price is at least one hundred ten percent (110%) of the Fair Market Value of the Shares subject to the Incentive Stock Option, and (ii) such Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date of grant. No Incentive Stock Option shall

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be granted more than ten (10) years from the earlier of the Effective Date or date on which the Plan is approved by the Company’s stockholders. The designation by the Committee of an Option as an Incentive Stock Option shall not guarantee the Holder that the Option will satisfy the applicable requirements for “incentive stock option” status under Section 422 of the Code.

7.4         Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the other provisions of the Plan as the Committee from time to time shall approve, including, but not limited to, provisions intended to qualify an Option as an Incentive Stock Option. An Option Agreement may provide for the payment of the Option price, in whole or in part, by the delivery of a number of Shares (plus cash if necessary) that have been owned by the Holder for at least six (6) months and having a Fair Market Value equal to such Option price, or such other forms or methods as the Committee may determine from time to time, in each case, subject to such rules and regulations as may be adopted by the Committee. Each Option Agreement shall, solely to the extent inconsistent with the provisions of Sections 6.2, 6.3, and 6.4, as applicable, specify the effect of Termination of Service on the exercisability of the Option. Moreover, without limiting the generality of the foregoing, a Non-qualified Stock Option Agreement may provide for a “cashless exercise” of the Option, in whole or in part, by (a) establishing procedures whereby the Holder, by a properly-executed written notice, directs (i) an immediate market sale or margin loan as to all or a part of Shares to which he or she is entitled to receive upon exercise of the Option, pursuant to an extension of credit by the Company to the Holder of the Option price, (ii) the delivery of the Shares from the Company directly to a brokerage firm and (iii) the delivery of the Option price from sale or margin loan proceeds from the brokerage firm directly to the Company, or (b) reducing the number of Shares to be issued upon exercise of the Option by the number of such Shares having an aggregate Fair Market Value equal to the Option price (or portion thereof to be so paid) as of the date of the Option’s exercise. An Option Agreement may also include provisions relating to: (i) subject to the provisions hereof, accelerated vesting of Options, including but not limited to, upon the occurrence of a Change of Control, (ii) tax matters (including provisions covering any applicable Employee wage withholding requirements) and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Option Agreements need not be identical.

7.5         Option Price and Payment. The price at which a Share may be purchased upon exercise of an Option shall be determined by the Committee; provided, however, that such Option price (i) shall not be less than the Fair Market Value of a Share on the date such Option is granted (or 110% of Fair Market Value for an Incentive Stock Option held by Ten Percent Stockholder, as provided in Section 7.3), and (ii) shall be subject to adjustment as provided in Article XV. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company. The Option price for the Option or portion thereof shall be paid in full in the manner prescribed by the Committee as set forth in the Plan and the applicable Option Agreement, which manner, with the consent of the Committee, may include the withholding of Shares otherwise issuable in connection with the exercise of the Option. Separate share certificates shall be issued by the Company for those Shares acquired pursuant to the exercise of an Incentive Stock Option and for those Shares acquired pursuant to the exercise of a Non-qualified Stock Option.

7.6         Stockholder Rights and Privileges. The Holder of an Option shall be entitled to all the privileges and rights of a stockholder of the Company solely with respect to such Shares as have been purchased under the Option and for which share certificates have been registered in the Holder’s name.

7.7         Options and Rights in Substitution for Stock or Options Granted by Other Corporations. Options may be granted under the Plan from time to time in substitution for stock options held by individuals employed by entities who become Employees, Directors or Consultants as a result of a merger or consolidation of the employing entity with the Company or any Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing entity, or the acquisition by the Company or an Affiliate of stock or shares of the employing entity with the result that such employing entity becomes an Affiliate. Any substitute Awards granted under this Plan shall not reduce the number of Shares authorized for grant under the Plan.

7.8         Prohibition Against Repricing. Except to the extent (i) approved in advance by holders of a majority of the Shares entitled to vote generally in the election of directors, or (ii) as a result of any Change of Control or any adjustment as provided in Article XV, the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the exercise price under any outstanding Option or Stock Appreciation Right, or to grant any new Award or make any payment of cash in substitution for or upon the cancellation of Options and/or Stock Appreciation Rights previously granted.
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Article VIII
RESTRICTED STOCK AWARDS

8.1         Award. A Restricted Stock Award shall constitute an Award of Shares to the Holder as of the date of the Award which are subject to vesting conditions based upon the satisfaction of such service requirements, conditions, Restrictions or Performance Goals as shall be established by the Committee and set forth in the Restricted Stock Award Agreement evidencing such Award during the specified Restriction Period. At the time a Restricted Stock Award is made, the Committee shall establish the Restriction Period and Restrictions applicable to such Award. Each Restricted Stock Award may have a different Restriction Period and/or Restrictions, in the discretion of the Committee. The Restriction Period and Restrictions applicable to a particular Restricted Stock Award shall not be changed except as permitted by Section 8.2.

8.2         Terms and Conditions. At the time any Award is made under this Article VIII, the Company and the Holder shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Company shall cause the Shares to be issued in the name of Holder, either by book-entry registration or issuance of one or more stock certificates evidencing the Shares, which Shares or certificates shall be held by the Company or the stock transfer agent or brokerage service selected by the Company to provide services for the Plan. The Shares shall be restricted from transfer and shall be subject to an appropriate stop-transfer order, and if any certificate is issued, such certificate shall bear an appropriate legend referring to the restrictions applicable to the Shares. After any Shares vest, the Company shall deliver the vested Shares, in book-entry or certificated form in the Company’s sole discretion, registered in the name of Holder or his or her legal representatives, beneficiaries or heirs, as the case may be, less any Shares withheld to pay withholding taxes. If provided for under the Restricted Stock Agreement, the Holder shall have the right to vote Shares subject thereto and to enjoy all other stockholder rights, including the entitlement to receive dividends on the Shares during the Restriction Period. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the effect of Termination of Service prior to expiration of the Restriction Period. Such additional terms, conditions or restrictions shall, to the extent inconsistent with the provisions of Sections 6.2, 6.3 and 6.4, as applicable, be set forth in a Restricted Stock Agreement made in conjunction with the Award. Such Restricted Stock Agreement may also include provisions relating to: (i) subject to the provisions hereof, accelerated vesting of Awards, including but not limited to accelerated vesting upon the occurrence of a Change of Control, (ii) tax matters (including provisions covering any applicable Employee wage withholding requirements) and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Restricted Stock Agreements need not be identical. All Shares delivered to a Holder as part of a Restricted Stock Award shall be delivered and reported by the Company or the Affiliate, as applicable, to the Holder at the time of vesting.

8.3         Payment for Restricted Stock. The Committee shall determine the amount and form of any payment from a Holder for Shares received pursuant to a Restricted Stock Award, if any, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Shares received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

Article IX
UNRESTRICTED STOCK AWARDS

9.1         Award. Shares may be awarded (or sold) to Employees, Directors or Consultants under the Plan which are not subject to Restrictions of any kind, in consideration for past services rendered thereby to the Company or an Affiliate or for other valid consideration.

9.2         Terms and Conditions. At the time any Award is made under this Article IX, the Company and the Holder shall enter into an Unrestricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate.

9.3         Payment for Unrestricted Stock. The Committee shall determine the amount and form of any payment from a Holder for Shares received pursuant to an Unrestricted Stock Award, if any, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Shares received pursuant to an Unrestricted Stock Award, except to the extent otherwise required by law.

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Article X
RESTRICTED STOCK UNIT AWARDS

10.1       Award. A Restricted Stock Unit Award shall constitute a promise to grant Shares (or cash equal to the Fair Market Value of Shares) to the Holder at the end of a specified vesting schedule. At the time a Restricted Stock Unit Award is made, the Committee shall establish the vesting schedule applicable to such Award. Each Restricted Stock Unit Award may have a different vesting schedule, in the discretion of the Committee. A Restricted Stock Unit shall not constitute an equity interest in the Company and shall not entitle the Holder to voting rights, dividends or any other rights associated with ownership of Shares prior to the time the Holder shall receive a distribution of Shares pursuant to Section 10.3.

10.2       Terms and Conditions. At the time any Award is made under this Article X, the Company and the Holder shall enter into a Restricted Stock Unit Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Restricted Stock Unit Agreement shall set forth the individual service-based vesting requirement which the Holder would be required to satisfy before the Holder would become entitled to distribution pursuant to Section 10.3 and the number of Units awarded to the Holder. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Restricted Stock Unit Awards in the Restricted Stock Unit Agreement, including, but not limited to, rules pertaining to the effect of Termination of Service prior to expiration of the applicable vesting period. The terms and conditions of the respective Restricted Stock Unit Agreements need not be identical.

10.3       Distributions of Shares. The Holder of a Restricted Stock Unit shall be entitled to receive Shares or a cash payment equal to the Fair Market Value of a Share, or one Share, as determined in the sole discretion of the Committee and as set forth in the Restricted Stock Unit Agreement, for each Restricted Stock Unit subject to such Restricted Stock Unit Award, if the Holder satisfies the applicable vesting requirement. Such distribution shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the calendar year in which the Restricted Stock Unit first becomes vested (i.e., no longer subject to a “substantial risk of forfeiture”).

Article XI
PERFORMANCE UNIT AWARDS

11.1       Award. A Performance Unit Award shall constitute an Award under which, upon the satisfaction of predetermined individual and/or Company (and/or Affiliate) Performance Goals based on selected Performance Criteria, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder. At the time a Performance Unit Award is made, the Committee shall establish the Performance Period and applicable Performance Goals. Each Performance Unit Award may have different Performance Goals, in the discretion of the Committee. A Performance Unit Award shall not constitute an equity interest in the Company and shall not entitle the Holder to voting rights, dividends or any other rights associated with ownership of Shares.

11.2       Terms and Conditions. At the time any Award is made under this Article XI, the Company and the Holder shall enter into a Performance Unit Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Performance Unit Agreement the Performance Period, Performance Criteria and Performance Goals which the Holder and/or the Company would be required to satisfy before the Holder would become entitled to payment pursuant to Section 11.3, the number of Units awarded to the Holder and the dollar value or formula assigned to each such Unit. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Performance Unit Awards, including, but not limited to, rules pertaining to the effect of Termination of Service prior to expiration of the applicable performance period. The terms and conditions of the respective Performance Unit Agreements need not be identical.

11.3       Payments. The Holder of a Performance Unit shall be entitled to receive a cash payment equal to the dollar value assigned to such Unit under the applicable Performance Unit Agreement if the Holder and/or the Company satisfy (or partially satisfy, if applicable under the applicable Performance Unit Agreement) the Performance Goals set forth in such Performance Unit Agreement. All payments shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year to which such performance goals and objectives relate.

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Article XII
PERFORMANCE STOCK AWARDS

12.1       Award. A Performance Stock Award shall constitute a promise to grant Shares (or cash equal to the Fair Market Value of Shares) to the Holder at the end of a specified Performance Period subject to achievement of specified Performance Goals. At the time a Performance Stock Award is made, the Committee shall establish the Performance Period and applicable Performance Goals based on selected Performance Criteria. Each Performance Stock Award may have different Performance Goals, in the discretion of the Committee. A Performance Stock Award shall not constitute an equity interest in the Company and shall not entitle the Holder to voting rights, dividends or any other rights associated with ownership of Shares unless and until the Holder shall receive a distribution of Shares pursuant to Section 12.3.

12.2       Terms and Conditions. At the time any Award is made under this Article XII, the Company and the Holder shall enter into a Performance Stock Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Performance Stock Agreement the Performance Period, selected Performance Criteria and Performance Goals which the Holder and/or the Company would be required to satisfy before the Holder would become entitled to the receipt of Shares pursuant to such Holder’s Performance Stock Award and the number of Shares subject to such Performance Stock Award. If such Performance Goals are achieved, the distribution of Shares (or the payment of cash, as determined in the sole discretion of the Committee), shall be made in accordance with Section 12.3 below. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Performance Stock Awards, including, but not limited to, rules pertaining to the effect of the Holder’s Termination of Service prior to the expiration of the applicable performance period. The terms and conditions of the respective Performance Stock Agreements need not be identical.

12.3       Distributions of Shares. The Holder of a Performance Stock Award shall be entitled to receive a cash payment equal to the Fair Market Value of a Share, or one Share, as determined in the sole discretion of the Committee, for each Performance Stock Award subject to such Performance Stock Agreement, if the Holder satisfies the applicable vesting requirement. Such distribution shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year to which such performance goals and objectives relate.

Article XIII
DISTRIBUTION EQUIVALENT RIGHTS

13.1       Award. A Distribution Equivalent Right shall entitle the Holder to receive bookkeeping credits, cash payments and/or Share distributions equal in amount to the distributions that would have been made to the Holder had the Holder held a specified number of Shares during the specified period of the Award.

13.2       Terms and Conditions. At the time any Award is made under this Article XIII, the Company and the Holder shall enter into a Distribution Equivalent Rights Award Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Distribution Equivalent Rights Award Agreement the terms and conditions, if any, including whether the Holder is to receive credits currently in cash, is to have such credits reinvested (at Fair Market Value determined as of the date of reinvestment) in additional Shares or is to be entitled to choose among such alternatives. If such Award becomes vested, the distribution of such cash or Shares shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which the Holder’s interest in the Award vests. Distribution Equivalent Rights Awards may be settled in cash or in Shares, as set forth in the applicable Distribution Equivalent Rights Award Agreement. A Distribution Equivalent Rights Award may, but need not be, awarded in tandem with another Award (other than an Option or a SAR), whereby, if so awarded, such Distribution Equivalent Rights Award shall expire, terminate or be forfeited by the Holder, as applicable, under the same conditions as under such other Award.

13.3       Interest Equivalents. The Distribution Equivalent Rights Award Agreement for a Distribution Equivalent Rights Award may provide for the crediting of interest on a Distribution Rights Award to be settled in cash at a future date (but in no event later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which such interest is credited and vested), at a rate set forth in the applicable Distribution Equivalent Rights Award Agreement, on the amount of cash payable thereunder.

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Article XIV
STOCK APPRECIATION RIGHTS

14.1       Award. A Stock Appreciation Right shall constitute a right, granted alone or in connection with a related Option, to receive a payment equal to the increase in value of a specified number of Shares between the date of grant of such Award and the date of exercise of such Award.

14.2       Terms and Conditions. At the time any Award is made under this Article XIV, the Company and the Holder shall enter into a Stock Appreciation Right Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Stock Appreciation Right Agreement the terms and conditions of the Stock Appreciation Right, including (i) the base value of a Share (the “Base Value”) for the Stock Appreciation Right, which shall be not less than the Fair Market Value of a Share on the date of grant of the Stock Appreciation Right, (ii) the number of Shares subject to the Stock Appreciation Right, (iii) the period during which the Stock Appreciation Right may be exercised; provided, however, that no Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant, and (iv) any other special rules and/or requirements which the Committee imposes upon the Stock Appreciation Right. Upon the exercise of a portion of or all of a Stock Appreciation Right, the Holder shall receive a payment from the Company, in cash or in the form of Shares having an equivalent Fair Market Value or in a combination of both, as determined in the sole discretion of the Committee, equal to the product of:

(a)         The excess of (i) the Fair Market Value of a Share on the date of exercise, over (ii) the Base Value, multiplied by,

(b)         The number of Shares with respect to which the Stock Appreciation Right is exercised.

14.3       Tandem Stock Appreciation Rights. If the Committee grants a Stock Appreciation Right which is intended to be a Tandem Stock Appreciation Right, the Tandem Stock Appreciation Right shall be granted at the same time as the related Option, and the following special rules shall apply:

(a)         The Base Value shall be equal to or greater than the per Share exercise price under the related Option;

(b)         The Tandem Stock Appreciation Right may be exercised for all or part of the Shares which are subject to the related Option, but solely upon the surrender by the Holder of the Holder’s right to exercise the equivalent portion of the related Option (and when a Share is purchased under the related Option, an equivalent portion of the related Tandem Stock Appreciation Right shall be canceled);

(c)         The Tandem Stock Appreciation Right shall expire no later than the date of the expiration of the related Option;

(d)         The value of the payment with respect to the Tandem Stock Appreciation Right may be no more than one hundred percent (100%) of the difference between the per Share exercise price under the related Option and the Fair Market Value of the Shares subject to the related Option at the time the Tandem Stock Appreciation Right is exercised, multiplied by the number of the Shares with respect to which the Tandem Stock Appreciation Right is exercised; and

(e)         The Tandem Stock Appreciation Right may be exercised solely when the Fair Market Value of the Shares subject to the related Option exceeds the per Share exercise price under the related Option.

Article XV
RECAPITALIZATION OR REORGANIZATION

15.1       Adjustments to Shares. The shares with respect to which Awards may be granted under the Plan are Shares as presently constituted; provided, however, that if, and whenever, prior to the expiration or distribution to the Holder of Shares underlying an Award theretofore granted, the Company shall effect a subdivision or consolidation of the Shares or the payment of a Share dividend on Shares without receipt of consideration by the Company, the number of Shares with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding Shares, shall be proportionately increased, and the purchase price per Share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding Shares, shall be proportionately reduced, and the purchase price per Share shall be proportionately increased. Notwithstanding

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the foregoing or any other provision of this Article XV, any adjustment made with respect to an Award (x) which is an Incentive Stock Option, shall comply with the requirements of Section 424(a) of the Code, and in no event shall any adjustment be made which would render any Incentive Stock Option granted under the Plan to be other than an “incentive stock option” for purposes of Section 422 of the Code, and (y) which is a Non-qualified Stock Option, shall comply with the requirements of Section 409A of the Code, and in no event shall any adjustment be made which would render any Non-qualified Stock Option granted under the Plan to become subject to Section 409A of the Code.

15.2       Recapitalization. If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of a previously granted Award, the Holder shall be entitled to receive (or entitled to purchase, if applicable) under such Award, in lieu of the number of Shares then covered by such Award, the number and class of shares and securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Holder had been the holder of record of the number of Shares then covered by such Award.

15.3       Other Events. In the event of changes to the outstanding Shares by reason of an extraordinary cash dividend, reorganization, merger, consolidation, combination, split-up, spin-off, exchange or other relevant change in capitalization occurring after the date of the grant of any Award and not otherwise provided for under this Article XV, any outstanding Awards and any Award Agreements evidencing such Awards shall be adjusted by the Board in its discretion in such manner as the Board shall deem equitable or appropriate taking into consideration the applicable accounting and tax consequences, as to the number and price of Shares or other consideration subject to such Awards. In the event of any adjustment pursuant to Sections 15.1, 15.2 or this Section 15.3, the aggregate number of Shares available under the Plan pursuant to Section 5.1 may be appropriately adjusted by the Board, the determination of which shall be conclusive. In addition, the Committee may make provision for a cash payment to a Holder or a person who has an outstanding Award.

15.4       Change of Control. The Committee may, in its sole discretion, at the time an Award is made or at any time prior to, coincident with or after the time of a Change of Control, cause any Award either (i) to be canceled in consideration of a payment in cash or other consideration in amount per share equal to the excess, if any, of the price or implied price per Share in the Change of Control over the per Share exercise, base or purchase price of such Award, which may be paid immediately or over the vesting schedule of the Award; (ii) to be assumed, or new rights substituted therefore, by the surviving corporation or a parent or subsidiary of such surviving corporation following such Change of Control; (iii) accelerate any time periods, or waive any other conditions, relating to the vesting, exercise, payment or distribution of an Award so that any Award to a Holder whose employment has been terminated as a result of a Change of Control may be vested, exercised, paid or distributed in full on or before a date fixed by the Committee; (iv) to be purchased from a Holder whose employment has been terminated as a result of a Change of Control, upon the Holder’s request, for an amount of cash equal to the amount that could have been obtained upon the exercise, payment or distribution of such rights had such Award been currently exercisable or payable; or (v) terminate any then outstanding Award or make any other adjustment to the Awards then outstanding as the Committee deems necessary or appropriate to reflect such transaction or change. The number of Shares subject to any Award shall be rounded to a whole number.

15.5       Powers Not Affected. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or of the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change of the Company’s capital structure or business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Shares or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

15.6       No Adjustment for Certain Awards. Except as hereinabove expressly provided, the issuance by the Company of shares of any class or securities convertible into shares of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect previously granted Awards, and no adjustment by reason thereof shall be made with respect to the number of Shares subject to Awards theretofore granted or the purchase price per Share, if applicable.

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Article XVI
AMENDMENT AND TERMINATION OF PLAN

The Plan shall continue in effect, unless sooner terminated pursuant to this Article XVI, until the tenth (10th) anniversary of the date on which it is adopted by the Board (except as to Awards outstanding on that date). The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that (i) no amendment to Section 7.8 (repricing prohibitions) shall be made without stockholder approval and (ii) no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the Stock may be listed or quoted); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Holder or beneficiary (unless such change is required in order to exempt the Plan or any Award from Section 409A of the Code).

Article XVII
MISCELLANEOUS

17.1       No Right to Award. Neither the adoption of the Plan by the Company nor any action of the Board or the Committee shall be deemed to give an Employee, Director or Consultant any right to an Award except as may be evidenced by an Award Agreement duly executed on behalf of the Company, and then solely to the extent and on the terms and conditions expressly set forth therein.

17.2       No Rights Conferred. Nothing contained in the Plan shall (i) confer upon any Employee any right with respect to continuation of employment with the Company or any Affiliate, (ii) interfere in any way with any right of the Company or any Affiliate to terminate the employment of an Employee at any time, (iii) confer upon any Director any right with respect to continuation of such Director’s membership on the Board, (iv) interfere in any way with any right of the Company or an Affiliate to terminate a Director’s membership on the Board at any time, (v) confer upon any Consultant any right with respect to continuation of his or her consulting engagement with the Company or any Affiliate, or (vi) interfere in any way with any right of the Company or an Affiliate to terminate a Consultant’s consulting engagement with the Company or an Affiliate at any time.

17.3       Other Laws; No Fractional Shares; Withholding. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Shares in violation of any laws, rules or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Award. Neither the Company nor its directors or officers shall have any obligation or liability to a Holder with respect to any Award (or Shares issuable thereunder) (i) that shall lapse because of such postponement, or (ii) for any failure to comply with the requirements of any applicable law, rules or regulations, including but not limited to any failure to comply with the requirements of Section 409A of this Code. No fractional Shares shall be delivered, nor shall any cash in lieu of fractional Shares be paid. The Company shall have the right to deduct in cash (whether under this Plan or otherwise) in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations. In the case of any Award satisfied in the form of Shares, no Shares shall be issued unless and until arrangements satisfactory to the Company shall have been made to satisfy any tax withholding obligations applicable with respect to such Award. Subject to such terms and conditions as the Committee may impose, the Company shall have the right to retain, or the Committee may, subject to such terms and conditions as it may establish from time to time, permit Holders to elect to tender, Shares (including Shares issuable in respect of an Award) to satisfy, in whole or in part, the amount required to be withheld.

17.4       No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Employee, Director, Consultant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

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17.5       Restrictions on Transfer. No Award under the Plan or any Award Agreement and no rights or interests herein or therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a Holder except (i) by will or by the laws of descent and distribution, or (ii) where permitted under applicable tax rules, by gift to any Family Member of the Holder, subject to compliance with applicable laws. An Award may be exercisable during the lifetime of the Holder only by such Holder or by the Holder’s guardian or legal representative unless it has been transferred by gift to a Family Member of the Holder, in which case it shall be exercisable solely by such transferee. Notwithstanding any such transfer, the Holder shall continue to be subject to the withholding requirements provided for under Section 17.3 hereof.

17.6       Beneficiary Designations. Each Holder may, from time to time, name a beneficiary or beneficiaries (who may be contingent or successive beneficiaries) for purposes of receiving any amount which is payable in connection with an Award under the Plan upon or subsequent to the Holder’s death. Each such beneficiary designation shall serve to revoke all prior beneficiary designations, be in a form prescribed by the Company and be effective solely when filed by the Holder in writing with the Company during the Holder’s lifetime. In the absence of any such written beneficiary designation, for purposes of the Plan, a Holder’s beneficiary shall be the Holder’s estate.

17.7       Rule 16b-3. It is intended that the Plan and any Award made to a person subject to Section 16 of the Exchange Act shall meet all of the requirements of Rule 16b-3. If any provision of the Plan or of any such Award would disqualify the Plan or such Award under, or would otherwise not comply with the requirements of, Rule 16b-3, such provision or Award shall be construed or deemed to have been amended as necessary to conform to the requirements of Rule 16b-3.

17.8       Clawback Policy. All Awards (including on a retroactive basis) granted under the Plan are subject to the terms of any Company forfeiture, incentive compensation recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable laws, as well as any other policy of the Company that may apply to the Awards, such as anti-hedging or pledging policies, as they may be in effect from time to time. In particular, these policies and/or provisions shall include, without limitation, (i) any Company policy established to comply with applicable laws (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), and/or (ii) the rules and regulations of the applicable securities exchange or inter-dealer quotation system on which the shares of Stock or other securities are listed or quoted, and these requirements shall be deemed incorporated by reference into all outstanding Award Agreements.

17.9       No Obligation to Notify or Minimize Taxes. The Company shall have no duty or obligation to any Holder to advise such Holder as to the time or manner of exercising any Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such Holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to any person.

17.10     Section 409A of the Code.

(a)         Notwithstanding any provision of this Plan to the contrary, all Awards made under this Plan are intended to be exempt from or, in the alternative, comply with Section 409A of the Code and the authoritative guidance thereunder, including the exceptions for stock rights and short-term deferrals. The Plan shall be construed and interpreted in accordance with such intent. Each payment under an Award shall be treated as a separate payment for purposes of Section 409A of the Code.

(b)         If a Holder is a “specified employee” (as such term is defined for purposes of Section 409A of the Code) at the time of his or her termination of service, no amount that is nonqualified deferred compensation subject to Section 409A of the Code and that becomes payable by reason of such termination of service shall be paid to the Holder (or in the event of the Holder’s death, the Holder’s representative or estate) before the earlier of (x) the first business day after the date that is six months following the date of the Holder’s termination of service, and (y) 30 days following the date of the Holder’s death. For purposes of Section 409A of the Code, a termination of service shall be deemed to occur only if it is a “separation from service” within the meaning of Section 409A of the Code, and references in the Plan and any Award Agreement to “termination of service” or similar terms shall mean a “separation from service.” If any Award is or becomes subject to Section 409A of the Code, unless the applicable

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Award Agreement provides otherwise, such Award shall be payable upon the Holder’s “separation from service” within the meaning of Section 409A of the Code. If any Award is or becomes subject to Section 409A of the Code and if payment of such Award would be accelerated or otherwise triggered under a Change of Control, then the definition of Change of Control shall be deemed modified, only to the extent necessary to avoid the imposition of any additional tax under Section 409A of the Code, to mean a “change in control event” as such term is defined for purposes of Section 409A of the Code.

(c)         Any adjustments made pursuant to Article XV to Awards that are subject to Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code, and any adjustments made pursuant to Article XV to Awards that are not subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (x) continue not to be subject to Section 409A of the Code or (y) comply with the requirements of Section 409A of the Code.

17.11     Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred thereby in connection with or resulting from any claim, action, suit, or proceeding to which such person may be made a party or may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid thereby in settlement thereof, with the Company’s approval, or paid thereby in satisfaction of any judgment in any such action, suit, or proceeding against such person; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

17.12     Other Benefit Plans. No Award, payment or amount received hereunder shall be taken into account in computing an Employee’s salary or compensation for the purposes of determining any benefits under any pension, retirement, life insurance or other benefit plan of the Company or any Affiliate, unless such other plan specifically provides for the inclusion of such Award, payment or amount received. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.

17.13     Limits of Liability. Any liability of the Company with respect to an Award shall be based solely upon the contractual obligations created under the Plan and the Award Agreement. None of the Company, any member of the Board nor any member of the Committee shall have any liability to any party for any action taken or not taken, in good faith, in connection with or under the Plan.

17.14     Governing Law. Except as otherwise provided herein, the Plan shall be governed by and construed in accordance with the internal laws of the State of Maryland applicable to contracts made and performed wholly within the State of Maryland, without giving effect to the conflict of law provisions thereof.

17.15     Subplans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Committee’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Holders within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Holders in any jurisdiction that is not affected.

17.16     Notification of Election Under Section 83(b) of the Code. If any Holder, in connection with the acquisition of Stock under an Award, makes the election permitted under Section 83(b) of the Code, if applicable, the Holder shall notify the Company of the election within ten days of filing notice of the election with the Internal Revenue Service.

Annex C-17

17.17     Paperless Administration. If the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

17.18     Broker-Assisted Sales. In the event of a broker-assisted sale of Stock in connection with the payment of amounts owed by a Holder under or with respect to the Plan or Awards: (a) any Stock to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) the Stock may be sold as part of a block trade with other Holders in the Plan in which all participants receive an average price; (c) the applicable Holder will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Holder agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of the sale that exceed the amount owed, the Company will pay the excess in cash to the applicable Holder as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for the sale at any particular price; and (f) if the proceeds of the sale are insufficient to satisfy the Holder’s applicable obligation, the Holder may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Holder’s obligation.

17.19     Data Privacy. As a condition for receiving any Award, each Holder explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 17.19 by and among the Company and its subsidiaries and Affiliates exclusively for implementing, administering and managing the Holder’s participation in the Plan. The Company and its subsidiaries and Affiliates may hold certain personal information about a Holder, including the Holder’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Stock held in the Company or its subsidiaries and Affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its subsidiaries and Affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Holder’s participation in the Plan, and the Company and its subsidiaries and Affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Holder’s country, or elsewhere, and the Holder’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Holder authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Holder’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Holder may elect to deposit any Stock. The Data related to a Holder will be held only as long as necessary to implement, administer, and manage the Holder’s participation in the Plan. A Holder may, at any time, view the Data that the Company holds regarding the Holder, request additional information about the storage and processing of the Data regarding the Holder, recommend any necessary corrections to the Data regarding the Holder or refuse or withdraw the consents in this Section 17.19 in writing, without cost, by contacting the local human resources representative. The Company may cancel Holder’s ability to participate in the Plan and, in the Committee’s discretion, the Holder may forfeit any outstanding Awards if the Holder refuses or withdraws the consents in this Section 17.19.

17.20     Severability of Provisions. If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such invalid or unenforceable provision had not been included in the Plan.

17.21     No Funding. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to ensure the payment of any Award. Prior to receipt of Shares or a cash distribution pursuant to the terms of an Award, such Award shall represent an unfunded unsecured contractual obligation of the Company and the Holder shall have no greater claim to the Shares underlying such Award or any other assets of the Company or Affiliate than any other unsecured general creditor.

17.22     Headings. Headings used throughout the Plan are for convenience only and shall not be given legal significance.

Annex C-18

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (referred to as the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Yotta’s Certificate of Incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and Yotta’s bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

In addition, effective upon the consummation of the business combination, Yotta will enter into indemnification agreements with each of our directors and officers. These agreements will require Yotta to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to Yotta, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Yotta also intends to enter into indemnification agreements with its future directors.

Item 21. Exhibits and Financial Statements Schedules

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
2.1#	Agreement and Plan of Merger, dated August 20, 2024, by and among Yotta, Merger Sub and the Company (included as Annex A-1 to this proxy statement/prospectus).	Form 8-K	001-41357	2.1	August 22, 2024
2.2	Amendment to Merger Agreement, dated as of October 30, 2024, by and among DRIVEiT Financial Auto Group, Inc, Yotta Acquisition Corporation, and Yotta Merger Sub Inc. (included as Annex A-2 to this proxy statement/prospectus)	Form 8-K	001-41357	10.5	November 12, 2024
3.1	Amended and Restated Certificate of Incorporation of Yotta.	Form 8-K	001-41357	3.1	April 22, 2022
3.2	Amendment to the Amended and Restated Certificate of Incorporation of Yotta	Form 8-K	001-41357	3.1	August 26, 2024
3.3	Form of Second Amended and Restated Certificate of Incorporation of Yotta (included as Annex B to this proxy statement/prospectus).	Form S-4
3.4	Form of Certificate of Designation of Series A Preferred Stock	Form 8-K	001-41357	10.4	November 12, 2024
3.5	Bylaws of Yotta.	Form S-1	333-263415	3.3	March 10, 2022
4.1	Specimen Unit Certificate of Yotta Acquisition Corporation	Form S-1	333-263415	4.1	March 10, 2022
4.2	Specimen Common Stock Certificate of Yotta Acquisition Corporation	Form S-1/A	333-263415	4.2	March 10, 2022
4.3	Specimen Warrant Certificate of Yotta Acquisition Corporation	Form S-1/A	333-263415	4.3	March 10, 2022
4.4	Specimen Right Certificate of Yotta Acquisition Corporation	Form S-1	333-263415	4.4	March 10, 2022
4.5	Warrant Agreement, dated April 19, 2022, by and between Continental Stock Transfer & Trust Company and Yotta Acquisition Corporation.	Form 8-K	001-41357	4.1	April 22, 2022
4.6	Rights Agreement, dated April 19, 2022, by and between Continental Stock Transfer & Trust Company and Yotta Acquisition Corporation.	Form 8-K	001-41357	4.2	April 22, 2022
5.1**	Opinion of Celine & Partners, PLLC regarding the validity of the securities	Form S-4		5.1
10.1	Letter Agreement, dated April 19, 2022, by and among the Sponsor, Yotta Acquisition Corporation. and Chardan Capital Markets	Form 8-K	001-41357	10.2	April 22, 2022
10.2	Letter Agreement, dated April 19, 2022, by and among Yotta Acquisition Corporation, its directors and officers and Chardan Capital Markets	Form 8-K	001-41357	10.3	April 22, 2022
10.3	Investment Management Trust Agreement, dated April 19, 2022, by and between Continental Stock Transfer & Trust Company and Yotta Acquisition Corporation	Form 8-K	001-41357	10.2	April 22, 2022
10.4	Amendment to the Investment Management Trust Agreement between Yotta and Continental Stock Transfer & Trust Company	Form 8-K	001-41357	10.1	August 26, 2024

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
10.5	Stock Escrow Agreement, dated April 19, 2022, by and among Yotta Acquisition Corporation, Continental Stock Transfer & Trust Company and the initial stockholders.	Form 8-K	001-41357	10.4	April 22, 2022
10.6	Registration Rights Agreement, dated April 19, 2022, by and among Yotta Acquisition Corporation, the Sponsor and the initial stockholders.	Form 8-K	001-41357	10.5	April 22, 2022
10.7	Form of Indemnity Agreement	Form 8-K	001-41357	10.7	April 22, 2022
10.8	Subscription Agreement, dated April 19, 2022, by and between Yotta and the Sponsor	Form 8-K	001-41357	10.6	April 22, 2022
10.9	Administrative Services Agreement, dated April 19, 2022, between Yotta and the Sponsor	Form 8-K	001-41357	10.8	April 22, 2022
10.10	Parent Stockholder Support Agreement, dated August 20, 2024, by and among Sponsor, Yotta and the Company	Form 8-K	001-41357	10.17	August 22, 2024
10.11	Company Support Agreement, dated August 20, 2024, by and among Yotta, the Company and the Majority Stockholders	Form 8-K	001-41357	10.18	August 22, 2024
10.12	Form of Lock-Up Agreement	Form 8-K	001-41357	10.19	August 22, 2024
10.13	Forfeiture Agreement	Form 8-K	001-41357	10.20	August 22, 2024
10.14	Form of Registration Rights Agreement	Form S-4	001-41357	10.21	August 22, 2024
10.15	Securities Purchase Agreement dated as of October 30, 2024, between DRIVEiT Financial Auto Group, Inc., Yotta Acquisition Corporation, and the investors listed on the Buyer Schedules attached thereto (Note SPA)	Form 8-K	001-41357	10.1	November 12, 2024
10.16	Securities Purchase Agreement dated as of October 30, 2024, between DRIVEiT Financial Auto Group, Inc., Yotta Acquisition Corporation, and the investors listed on the Buyer Schedules attached thereto (PIPE SPA)	Form 8-K	001-41357	10.2	November 12, 2024
10.17	DRIVEiT Financial Auto Group Convertible Note	Form 8-K	001-41357	10.3	November 12, 2024
21.1**	List of Subsidiaries.	Form S-4
23.1	Consent of Marcum LLP, independent registered public accounting firm of Yotta.	Form S-4
23.2	Consent of Macias Gini & O’Connell LLP, independent registered public accounting firm of DRIVEiT.	Form S-4
23.3**	Consent of Celine & Partners, PLLC (included in Exhibit 5.1).	Form S-4
24.1	Power of Attorney (see signature page)	Form S-4
99.1**	Consent of [•] to be named as a director.
99.2**	Consent of [•] to be named as a director.
99.3**	Consent of [•] to be named as a director.
99.4**	Consent of [•] to be named as a director.
99.5**	Preliminary Proxy Card.	Form S-4
101.INS	Inline XBRL Instance Document.	Form S-4
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.	Form S-4
101.SCH	Inline XBRL Taxonomy Extension Schema Document.	Form S-4

Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.	Form S-4
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document.	Form S-4
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.	Form S-4
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).	Form S-4
107	Filing Fee Table	Form S-4

____________

*        Indicates management contract or compensatory plan or arrangement.

**      To be filed by amendment

#        Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22. Undertakings

a.      The undersigned registrant hereby undertakes:

i.       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

ii.      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

iii.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

iv.      That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

v.       That, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

vi.     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable Form.

vii.    The undersigned registrant hereby undertakes as follows: that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

viii.   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

b.      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

c.      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 13th day of November, 2024.

Yotta Acquisition Corporation
By:	/s/ Hui Chen
Name:	Hui Chen
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hui Chen his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for such person in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that such attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Hui Chen	Chief Executive Officer	November 13, 2024
Hui Chen	(Principal Executive Officer)
/s/ Robert Labbe	Chief Financial Officer and Director	November 13, 2024
Robert Labbe	(Principal Financial and Accounting Officer)
/s/ Brandon Miller	Director	November 13, 2024
Brandon Miller
/s/ Daniel M. McCabe	Director	November 13, 2024
Daniel M. McCabe
/s/ Qi Gong	Director	November 13, 2024
Qi Gong

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Brea, California, on November 13, 2024.

DRIVEIT FINANCIAL AUTO GROUP, INC.
By:	/s/ Jonathan New
Name:	Jonathan New
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jonathan New his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for such person in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that such attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Shawn Hughes	Chief Executive Officer	November 13, 2024
Shawn Hughes	(Principal Executive Officer)
/s/ Jonathan New	Chief Financial Officer	November 13, 2024
Jonathan New	(Principal Financial and Accounting Officer)
/s/ David Michery	Chairman of the Board	November 13, 2024
David Michery
/s/ Makayla Brown	Director	November 13, 2024
Makayla Brown
/s/ Mark Betor	Director	November 13, 2024
Mark Betor
/s/ Ignacio Novoa	Director	November 13, 2024
Ignacio Novoa
/s/ Kent Puckett	Director	November 13, 2024
Kent Puckett